UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2011

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number: 001-06033

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

United Airlines Pilot Directed Account Plan

Benefits Administration - WHQHR

United Air Lines, Inc.

P.O. Box 66100

Chicago, IL 60666

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

United Continental Holdings, Inc.

77 W. Wacker Drive

Chicago, Illinois 60601

(312) 997-8000

TABLE OF CONTENTS	Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	3

FINANCIAL STATEMENTS
Statements of Net Assets Available for Benefits as of December 31, 2011 and 2010	4
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2011	5
Notes to Financial Statements as of December 31, 2011 and 2010, and for the Year Ended December 31, 2011	6

SUPPLEMENTAL SCHEDULES-
Form 5500- Schedule H, Part IV, Line 4i- Schedule of Assets (Acquired and Disposed of Within the Plan Year)	15
Form 5500- Schedule H, Part IV, Line 4i- Schedule of Assets (Held at the End of Year) as of December 31, 2011	19

SIGNATURE	213

EXHIBIT	214
The following exhibit is filed herewith:
Exhibit 23.1 Consent of the Independent Registered Public Accounting Firm

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the

United Airlines Pilot Directed Account Plan

We have audited the accompanying statements of net assets available for benefits of the United Airlines Pilot Directed Account Plan (the “Plan”) as of December 31, 2011 and 2010, and the related statement of changes in net assets available for benefits for the year ended December 31, 2011. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of (1) assets (acquired and disposed of within the plan year) for the year ended December 31, 2011 and (2) assets (held at end of year) as of December 31, 2011 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Washington, Pittman & McKeever, LLC

Chicago, Illinois

June 22, 2012

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2011 AND 2010

(In millions)

	2011	2010
Assets:
Participant-directed investments, at fair value	$3,218	$3,190
Notes receivable from participants	32	31
Accrued income-net	4	3
Pending trade receivables-net	1	26

Total assets	3,255	3,250

Liabilities:
Other liabilities	(15)	(1)

Total liabilities	(15)	(1)

Net assets available for benefits	$3,240	$3,249

See notes to financial statements.

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2011

(In millions)

Additions:
Contributions:
Employer contributions	$122
Participant contributions	44

Total contributions	166

Investment income:
Net depreciation in fair value of investments	(124)
Dividends and interest	48
Interest from participant loans	1

Net investment loss	(75)

Total additions	91

Deductions:
Benefits paid to participants	(86)
Administrative expenses	(14)

Total deductions	(100)

Decrease in Net Assets	(9)

Net Assets Available for Benefits:
Beginning of year	3,249

End of year	$3,240

See notes to financial statements.

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010, AND FOR THE YEAR ENDED DECEMBER 31, 2011

1. DESCRIPTION OF PLAN

The following description of the United Airlines Pilot Directed Account Plan (the “Plan”) is for general information purposes only. Participants should refer to the Plan document for more complete information.

General and Plan Participants. The Plan is a defined contribution plan covering all employees of United Air Lines, Inc. (“United” or the “Company”) who are represented by the Air Line Pilots Association, International (“ALPA”). United pilots are eligible to become participants in the Plan on their date of hire. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Trustee and Record Keeper. The Russell Trust Company (“Russell” or “Trustee”) serves as Plan Trustee. Per the United Airlines, Inc. Pilots’ Directed Account Plan Trust Agreement, Russell is responsible for many aspects of the trust, including administration and the management and custody of all Plan assets. As approved by the Retirement and Welfare Administration Committee (formerly the Plan Administrator) appointed by the Board of Directors of the Company, Russell has hired The Northern Trust Company to serve as sub-custodian of the Plan and Hewitt & Associates to serve as the subagent performing the participant recordkeeping functions.

Contributions. There are several types of contributions that may be made to the Plan on participants’ behalf:

•

Company Contributions: The Company contributes to the Plan an amount equal to 16% of participant eligible earnings. Company contributions on behalf of a participant are allocated directly to each participant’s account. The participant is not required to contribute to the Plan to receive this direct employer contribution.

•

Employee Contributions: Eligible employees may elect to contribute to the Plan in any whole percentage from 1% to 60% of eligible earnings. Eligible employees may also make a supplemental election to contribute an additional pretax contribution in an amount equal to 1% to 90% of their net pretax pay. Section 402(g) of the Internal Revenue Code (“IRC”) limits the amount of pretax 401(k) contributions to a maximum of $16,500 in 2011. Lower limits may apply to certain highly compensated participants if the Plan does not pass certain nondiscrimination tests required by law. Eligible employees may also elect to make voluntary after-tax contributions to the Plan from 1% to 60% of the participant’s earnings (as defined by the Plan) for each pay period only after making the maximum pretax contribution. Section 415(c) of the IRC limits the total amount of contributions to all qualified defined contribution retirement plans to the lesser of 100% of annual taxable earnings or $49,000.

•

Voluntary pretax catch-up contributions: Participants age 50 or older at any time during the Plan year can make additional pretax catch-up contributions to the Plan. This catch-up contribution is available only to the extent the participant has contributed the maximum amount of 401(k) contributions permitted under the Plan and the participant has not exceeded the annual catch-up contribution limit. For calendar year 2011, the maximum amount is $5,500.

•

Rollover contributions: Participants may elect to roll over money into the Plan from certain other qualified employer plans or qualified IRA. The Plan will not accept a rollover of after-tax contributions. Rollover contributions from other qualified plans for the year ended December 31, 2011 were $613,822.

Participant Accounts. Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the contributions and an allocation of Plan earnings, and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on account balances, as defined by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments. Participants direct the investment of their contributions and account balances in 1% increments into the following various investment options offered by the Plan:

•	Money Market Fund

•	Short-Term Bond Fund

•	Stable Value Fund

•	Diversified Bond Fund

•	Value Equity Fund

•	Growth Equity Fund

•	Small Cap Equity Fund

•	International Equity Fund

•	S&P 500 Index Fund

•	AutoPDAP Funds, which are funds that are invested in a diversified portfolio of underlying stock and bond funds strategically mixed for investors based on their estimated retirement date.

•

Individual Brokerage Account (IBA)—Subject to a number of conditions and restrictions, this option allows participants to select from a wide range of investments, including United Continental Holdings, Inc. (“UCHI”) common stock, which are made available through the Charles Schwab and Co., Inc. individual brokerage account network.

Vesting. Participants are vested immediately in their contributions and the Company’s contributions, plus actual earnings thereon, and the balance of a participant’s account is nonforfeitable at all times. Accordingly, there are no forfeitures under the Plan.

Participant Loans. Active employees receiving regular pay from the Company may borrow from their Plan accounts. A loan may not exceed $50,000 minus active employees’ highest outstanding loan balance over the last 12 months or one-half of their Plan account balance, whichever is less. The minimum that may be borrowed is $1,000. Loans will be funded by a pro rata transfer from the assets of the account invested in the investment funds (excluding Individual Brokerage Account). The loan is secured by the participant’s account balance, and is generally repaid through payroll deductions on an after-tax basis for the term of the loan, which is a maximum of 60 months. The term of the loan may be extended to a period up to 15 years if the loan is used to acquire a principal residence. Loans are subject to an annual interest rate at one percent above the prime rate listed in the Wall Street Journal on the business day preceding the effective date of the participant request (interest rates ranged from 4.25% to 10.5% at December 31, 2011). Participants may only have one loan outstanding at any time. An administrative fee of $90 is charged to each participant taking a loan and is automatically deducted from the participant’s account and added to the loan amount. Effective July 1, 2011, the administrative fee will be: (a) $50, or (b) such other amount as the Company and the Association mutually determine, effective as of the date (which may not be retroactive) specified in communications to the participants. No fee will be charged unless a loan is actually made.

Benefit Payment. Withdrawals from the Plan may be made as follows, as applicable to the participant’s eligibility, amount requested, and existing balances:

•

Participants who have separated from service (for reasons other than death) may elect payment in the form of a lump sum, periodic distributions, irregular partial distributions, or in the form of a fixed or variable annuity. All or a portion of the amount of the distribution may be excluded from income by a direct roll over into an Individual Retirement Account, qualified plan, an annuity contract or annuity plan under Section 403, and certain governmental plans under Section 457. However, distributions required under the minimum distribution rules, a hardship distribution from pretax contributions, or periodic payments in substantially equal amounts over the life, life expectancy or period of 10 years and more are not eligible for rollover distributions. Participants must begin to receive plan benefits not later than April 1 of the year following the year in which they reach age 70 1/2. At a minimum, they must draw benefits in annual installments at least equal to the minimum required by law.

•

Distributions of accounts due to the death of a participant may be taken by the participant’s beneficiaries in any one, or any combination of forms, and in any proportions, as are made available to participant upon retirement or termination of employment. The participant’s surviving spouse, if any, is automatically the beneficiary of at least half of the account. The surviving spouse may elect to defer distribution until the participant would have attained age 70 1/2 or may elect an earlier distribution. Any designated beneficiary who is not the participant’s surviving spouse may elect a direct trustee-to-trustee transfer of eligible distributions.

•

In-service withdrawals for participants who are actively employed or are absent due to reasons of illness, or approved leave of absence that maintain an employer-employee relationship with United are permitted as follows:

•	Discretionary withdrawals of after-tax contributions and earnings

•	Hardship withdrawals of pretax 401(k) contributions, subject to restrictions described in the Plan

•

After reaching age 59 1/2, pretax contributions, rollover contributions (as adjusted for earnings and losses) may be withdrawn at any time. After rollover contributions are depleted, pretax contributions (but no earnings) can be withdrawn

Generally, withdrawals are allocated pro rata to the balances of each of the investment funds in the participant’s account.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Notes Receivable from Participants. Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based on the terms of the Plan document.

Fair Value information. In January 2010, the Financial Accounting Standards Board (“FASB”) released accounting guidance that requires new fair value measurement classification disclosures and clarifies existing disclosures. The guidance requires disclosures about transfers into and out of Levels 1 and 2 of the fair value hierarchy, and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. It also clarifies the existing fair value disclosures regarding valuation techniques, inputs used in those valuation models and at what level of detail fair value disclosures should be provided.

In May 2011, the FASB issued Accounting Standards Update 2011-04 (“ASU 2011-04”), Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which changes the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011, and should be applied prospectively. Early adoption is not permitted. The Plan is currently evaluating the impact ASU 2011-04 will have on the financial statements.

Investment Valuation and Income Recognition. The Plan’s investments are reported at fair value (See Note 8 “Fair Value Measurements”). The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). The pending trade receivables (payables) are recorded net of related (payables) receivables and represent net amounts due from (to) investment managers arising from security trading activities settled subsequent to year-end. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation in Value of Investments. Net appreciation in value of investments includes realized and unrealized gains and losses. Realized and unrealized gains and losses are calculated as the difference between fair value at January 1, or date of purchase if subsequent to January 1, and fair value at date of sale or the current year-end.

Administrative and Investment Management Expenses. Management and audit fees, which are paid by the Plan, are paid to the trustee based upon investment fund balances. Brokerage and other investment fees are included as an addition to the net appreciation in fair value of investments. United performs certain administrative functions for the Plan without charge.

Benefit Payments. Benefit payments to participants are recorded upon distribution. Amounts relating to participants who have elected to withdraw from the Plan but have not yet been paid were $1,490,265 and $632,289 at December 31, 2011 and 2010, respectively.

Risks and Uncertainties. The Plan utilizes various investment instruments, including mutual funds and investment contracts. Investment securities are exposed to various risks such as interest rate, credit risks, and overall market volatility. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the participants’ account balances and the amounts reported in the statement of net assets available for benefits.

3. INVESTMENTS

The Plan’s investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2011 and 2010, are as follows (in millions):

	2011	2010
Schwab Money Market Fund	$250	$195

During the year ended December 31, 2011, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows (in millions):

Cash and cash equivalents	$(5)
Equity securities	(133)
Corporate and international bonds	9
Government securities and other fixed income instruments	17
Net gain on in-kind Schwab IBA benefit distributions	(12)

Total	$(124)

Plan assets are invested by a group of investment managers. The investment managers buy or sell securities on behalf of the Plan, in accordance with the investment objectives and guidelines established for each of the investment funds.

As of December 31, 2011, the investment managers were as follows:

Money Market Fund	- Russell Trust Company

Diversified Bond Fund	- Western Asset Management Company
- Pacific Investment Management Company LLC
- Russell Trust Company

International Equity Fund	- Arrowstreet Capital, LP
- Marsico Capital Management, LLC
- MFS Institutional Advisors, Inc.
- Barrow, Hanley, Mewhinney & Strauss, LLC
- Russell Trust Company

Value Equity Fund	- Jacobs Levy Equity Management, Inc.
- MFS Institutional Advisors, Inc.
- Deprince, Race & Zollo, Inc.
- Snow Capital Management L.P.
- Russell Trust Company

Growth Equity Fund	- BlackRock, Inc.
- Cornerstone Capital Management, Inc.
- Suffolk Capital Management, LLC
- Sustainable Growth Advisers, LP
- Russell Trust Company

Small Cap Equity Fund	- ClariVest Asset Management, LLC
- Delaware Investment Advisers
- Jacobs Levy Equity Management, Inc.
- Opus Capital Management
- Signia Capital Management, LLC
- Turner Investment Partners, Inc.
- Russell Trust Company

S&P 500 Index Fund	- PanAgora Asset Management, Inc.
- Russell Trust Company

Stable Value Fund	- Galliard Investment

Individual Brokerage Account Option	- Self-directed account with Charles Schwab

4. DERIVATIVE FINANCIAL INSTRUMENTS

The Plan allows certain investment managers to reduce the funds’ exposure to foreign currency fluctuations through the use of foreign currency forwards and options. The Plan authorizes certain investment managers to earn equity returns on the funds’ cash position through equity index future contracts. Additionally, other investment managers use interest rate futures and money market futures to replicate government bond positions and manage interest rate exposure. Credit default swaps may be used by investment managers to effectively increase or decrease their exposure to individual corporate bond issues or baskets of corporate bond issues. They may also be used to effectively replicate corporate bond positions and manage overall credit risk. The Plan prohibits investment managers from being a party to any leveraged derivatives. All derivative positions are stated at fair value as determined by exchange quoted market prices or through other valuation techniques. The Plan’s derivative positions as of December 31, 2011 and 2010 were not material.

5. EXEMPT PARTY-IN-INTEREST TRANSACTIONS

The Plan holds investments managed by Russell. Russell is the trustee as defined by the Plan, and, therefore, these transactions qualify as party-in-interest transactions. Total fees and commissions paid by the Plan to Russell for plan year 2011 totaled $12,354,356.

The Plan invests in shares of UCHI common stock. UCHI is the parent company of United and, as such, investment activity related to the UCHI common stock qualifies as exempt party-in-interest transactions.

6. PLAN TERMINATION

The Company expects to continue the Plan indefinitely, but reserves the right to terminate the Plan, in whole or in part, provided that Plan termination is effected by a written resolution adopted by a majority of the Board of Directors of the Company subject to the provisions set forth in ERISA and the currently effective collective bargaining agreement with ALPA. If the Plan is terminated, employer contributions would cease and all amounts credited to a participant’s account at the time of termination shall be retained in the Plan and will be distributed in accordance with ERISA and the normal distribution rules of the Plan.

7. FEDERAL INCOME TAX STATUS

The IRS has determined and informed the Company by a letter, dated March 31, 2009, that the Plan and related trust were designed in accordance with applicable regulations of the IRC. United and Plan management believe the Plan is currently designed and operated in accordance with applicable requirements of the IRC, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

8. FAIR VALUE MEASUREMENT

Generally accepted accounting principles include a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1	Unadjusted quoted prices in active markets for assets or liabilities identical to those to be reported at fair value.

Level 2	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs.

Level 3	Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities.

Mutual funds and collective trusts represent investments with various investment managers. The respective fair values of these investments are determined by reference to the funds’ underlying assets, which are principally marketable equity and fixed income securities. Shares held in mutual funds are valued at the closing share price, which is based on the funds’ net asset value at year-end. Units held in collective trusts are valued at the unit value as reported by the investment managers at year-end.

Investments in Individual Brokerage Accounts and the UCHI Stock Fund are described below:

Cash and short-term investments include cash and short-term interest-bearing investments with initial maturities of three months or less. Such amounts are recorded at cost, plus accrued interest, which approximates market value.

Common stock, preferred stock, and fixed income securities traded in active markets on national and international securities exchanges are valued at closing prices on the last business day of each period presented. Fixed income securities classified as Level 2 are valued based on quoted prices in inactive markets.

Valuation of investment contracts is described in Note 9.

The following table presents the Trust’s investment assets and liabilities at fair value categorized in the different levels, as of December 31, 2011 and 2010. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Investment Assets at Fair Value as of December 31, 2011
(in millions)	Level 1	Level 2		Level 3	Total
Cash and cash equivalents—net of offsets	$21	$9		$—	$30
Common Collective Trusts—Bond Funds	—	193	(a)	—	193
Common Collective Trusts—Equity Funds	—	266	(b)	—	266
Common Collective Trusts—Short Term Funds	—	511	(c)	—	511
Equity Securities	1,532	12		—	1,544
Fixed Income—Corporate and International Bonds	—	43		—	43
Fixed Income—Asset-backed Securities	—	10		—	10
Fixed Income—Government Securities	—	50		—	50
Mutual Funds—Income/Bond Funds	49	—		—	49
Mutual Funds—Equity Funds	261	—		—	261
Synthetic Guaranteed Investment Contracts	—	—		254	254
Other	—	—		7	7

Total investment assets at fair value	$1,863	$1,094		$261	$3,218

(a)	Generally, the investment objective is to utilize longer-term, diversified holdings to provide as high a level of current income as possible within the confines of a passive management strategy. The redemption of units is available on any business day.
(b)	Generally, the investment objective is to provide current income and growth by focusing on a specific industry or index of equities while minimizing portfolio risk exposure. The redemption of units is available on any business day.
(c)	Generally, the investment objective is to provide the highest current income with stability of capital and liquidity through the utilization of high quality securities. The redemption of units is available on any business day.

	Investment Assets at Fair Value as of December 31, 2010
(in millions)	Level 1	Level 2		Level 3	Total
Cash and cash equivalents—net of offsets	$39	$3		$—	$42
Common Collective Trusts—Bond Funds	—	178	(a)	—	178
Common Collective Trusts—Equity Funds	—	306	(b)	—	306
Common Collective Trusts—Short Term Funds	—	393	(c)	—	393
Equity Securities	1,600	25		—	1,625
Fixed Income—Corporate and International Bonds	—	40		—	40
Fixed Income—Asset-backed Securities	—	11		1	12
Fixed Income—Government Securities	—	46		1	47
Mutual Funds—Income/Bond Funds	50	2		—	52
Mutual Funds—Equity Funds	269	—		—	269
Synthetic Guaranteed Investment Contracts	—	—		217	217
Other	—	—		9	9

Total investment assets at fair value	$1,958	$1,004		$228	$3,190

(a)	Generally, the investment objective is to utilize longer-term, diversified holdings to provide as high a level of current income as possible within the confines of a passive management strategy. The redemption of units is available on any business day.
(b)	Generally, the investment objective is to provide current income and growth by focusing on a specific industry or index of equities while minimizing portfolio risk exposure. The redemption of units is available on any business day.
(c)	Generally, the investment objective is to provide the highest current income with stability of capital and liquidity through the utilization of high quality securities. The redemption of units is available on any business day.

Level 3 Gains and Losses

The table below summarizes the changes in the fair value of the Trust’s Level 3 investment assets for the year ended December 31, 2011:

	Equity Securities	Asset- Backed Securities	Government securities and other fixed income	Synthetic GICs	Other	Total
Fair Value Balance, beginning of year	$—	$1	$1	$217	$9	$228
Purchases, issuances, and settlements	—	—	—	37	(2)	35
Realized and unrealized gains/ (losses)	—	—	—	—	—	—
Transfer out of Level 3	—	(1)	(1)	—	—	(2)

Fair Value Balance, end of year	$—	$—	$—	$254	$7	$261

The amount of total gains or losses for the period included in net appreciation in value of the Plan’s investments attributable to the change in unrealized gains or losses relating to assets still held at the reporting date.	$—	$—	$—	$—	$—	$—

Transfers in and transfers out of level categories is as of the end of the period.

The most significant addition to Level 3 assets in 2011 was the purchase of $37 million of synthetic guaranteed investment contracts (“GICs”), as defined below, for a total fair market value of $254 million. All synthetic GICs were classified as Level 3 because the significant inputs used in the calculation of fair market value are not observable market data. The Other category, which has a fair market value of $7 million on December 31, 2011, primarily includes cash margin deposits held as collateral with various institutions for the financial futures. Transfers out of Level 3 represent securities that were moved from Level 3 to Level 2 primarily because there was more reliable information available in 2011 for use as inputs in pricing these securities as compared to 2010. Also, there was a higher trading volume so the Plan was able to look at similar securities from a pricing perspective.

In addition to transfers in and out of Level 3, the Plan moved securities worth approximately $19 million from Level 2 to Level 1 in 2011. These securities primarily consist of equities and common collective funds not traded in an active market. Based on the level assignment methodology for the other securities, the Plan classified these securities as Level 2.

The Plan also moved securities worth approximately $2 million from Level 3 to Level 2 in 2011. This is because the market for these securities is considered an active market in 2011.

9. SYNTHETIC GUARANTEED INVESTMENT CONTRACTS

The synthetic GICs are part of the Stable Value Fund (the “Fund”). The Fund primarily invests in traditional GICs and security-backed contracts (also called “synthetic GICs”) issued by insurance companies and other financial institutions. The contracts are fully benefit responsive and, as such, are required to be reported at fair value and reconciled to contract value in the Statements of Net Assets Available for Benefits as of December 31, 2011. For the year ended December 31, 2011 the fair value and contract value of the GICs were both $254 million.

A synthetic GIC is an investment contract issued by an insurance company or other financial institution, backed by a portfolio of bonds that are owned by the fund. The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third party custodian. The interest crediting rate of a security-backed contract is based on the contract value, and the fair value, duration, and yield to maturity of the underlying portfolio. These contracts typically allow for realized and unrealized gains and losses on the underlying assets to be amortized, usually over the duration of the underlying investments, through adjustments to the future interest crediting rate, rather than reflected immediately in the net assets of the fund. The issuer guarantees that all qualified participant withdrawals will be at contract value.

The fair value of the Stable Income Fund equals the sum of the market value of the underlying investments plus the fair value of the wrap contracts, which are calculated by discounting the difference between the contractual wrap fee and the market value of the rebid fee over the remaining duration of the contract.

The yield earned by the Fund at December 31, 2011 was 1.64%. This represents the annualized earnings of all investments in the Fund divided by the fair value of all investments in the Fund at December 31, 2011.

The yield earned by the Fund with an adjustment to reflect the actual interest rate credited to participants in the Fund at December 31, 2011 was 2.17%. This represents the annualized earnings credited to participants in the Fund divided by the fair value of all investments in the Fund at December 31, 2011. The synthetic GICs are designed to reset their respective crediting rates on a quarterly basis. The rate reset allows the contract value to converge with the fair value of the underlying portfolio over time, assuming the portfolio continues to earn the current yield for a period of time equal to the current portfolio duration.

Synthetic GICs generally provide for withdrawals associated with certain events which are not in the ordinary course of Fund operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events which may trigger a market value adjustment; however, such events may include all or a portion of the following:

•	material amendments to the Fund’s structure or administration;

•	changes to the participating plans’ competing investment options including the elimination of equity wash provisions;

•	complete or partial termination of the Fund, including a merger with another fund;

•	the failure of the Fund to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA;

•

the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), the closing or sale of a subsidiary, employing unit, or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the plan with another plan, or the plan sponsor’s establishment of another tax qualified defined contribution plan;

•	any change in law, regulation, ruling, administrative or judicial position, or accounting requirement, applicable to the Fund or participating plans;

•	the delivery of any communication to plan participants designed to influence a participant not to invest in the Fund.

At this time, the Fund does not believe that the occurrence of any such market value event, which would limit the Fund’s ability to transact at contract value with participants, is probable.

Synthetic GICs generally are evergreen contracts that contain termination provisions, allowing the Fund or the contract issuer to terminate with notice, at any time at fair value, and providing for automatic termination of the contract if the contract value or the fair value of the underlying portfolio equals zero. The issuer is obligated to pay the excess contract value when the fair value of the underlying portfolio equals zero. In addition, if the Fund defaults in its obligations under the security-backed contract (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Fund will receive the fair value as of the date of termination.

10. RECONCILIATION TO FORM 5500

The amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2011, but not yet paid as of that date. The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 (in millions):

	2011	2010
Net assets available for benefits per financial statements	$3,240	$3,249
Less: Participant withdrawals payable at December 31, 2011	(1)	—

Net assets available for benefits per Form 5500	$3,239	$3,249

The following is a reconciliation benefits paid per the financial statements to the Form 5500 (in millions):

Year Ended December 31, 2011
Benefits paid to participants per financial statements	86
Add: amounts allocated to withdrawing participants at December 31, 2011	1
Less: amounts allocated to withdrawing participants at December 31, 2010	—

Benefits paid per Form 5500	$87

11. PLAN AMENDMENTS

During 2011, certain distribution guidelines under the Plan were amended. Participants should refer to the Plan document for information on distribution guidelines.

SUPPLEMENTAL SCHEDULE

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED of WITHIN YEAR)

AS OF DECEMBER 31, 2011

Employer Identification Number: 36-2675206; Plan Number: 010

Asset Description	Acquisition Cost	Disposition Proceeds
5BARZ INTL INC COM	(6,013.90)	4,526.02
A2A SPA EUR0.52	(88,362.31)	76,050.51
ABERTIS INFRAESTR EUR3 SERIE A	(245,911.08)	255,495.69
ACADIAN TIMBER CORP STOCK	(9,998.06)	10,320.48
ADR DELEK GROUP LTD SPONSORED ADR	(15,506.95)	18,960.69
ADR FIAT S P A SPONSORED ADR REPSTG ORD NEW	(15,462.95)	6,803.92
ADR ICAP PLC SPONSORED ADR REPSTG 2 ORD SH ADR	(1,012.71)	718.24
ADR JSC MMC NORILSK ADR	—	25,200.00
ADR KOMATSU LTD SPONSORED ISIN US5004584018	(19,629.15)	19,455.02
ADR OLYMPUS CORP SPONSORED ADR	(12,163.90)	18,482.70
ADR REPSOL YPF S A SPONSORED ADR	(68,672.52)	62,159.91
ADR REPSOL YPF S A SPONSORED ADR	(10,916.90)	10,912.89
ADR TREND MICRO INC SPONSORED ADR NEW	(5,004.25)	4,728.46
ALCATEL-LUCENT EUR2	(123,401.39)	102,451.76
ALLIANZ SE (SE SOCIETAS EUROPEAE)	(219,523.88)	247,555.65
ALSTOM ADR	(1,776.95)	1,358.02
ALUMINA LTD NPV	(122,331.88)	121,444.04
AMERICAS PETROGAS INC STOCK	(4,042.66)	3,894.30
AMERICREDIT .83999997377% DUE 06-09-2014	(424,981.85)	137,405.02
AMERICREDIT .89999997616% DUE 09-08-2014	(524,963.88)	46,413.48
AMERN RARE EARTHS & MATLS CORP COM STK	(863.90)	596.04
APERAM S.A.	—	11,141.89
APOGEE SILVER LTD COM	(5,944.68)	14,177.96
ARCH CHEMICALS INC INC	—	4,728.20
ARGENTEX MNG CORP COM STK	(4,148.14)	1,337.02
ASM PACIFIC TECH HKD0.10	(57,902.80)	49,566.75
ATTITUDE DRINKS INC COM NEW STOCK	(366.95)	518.04
BANNERMAN RESOURCES LTD SHS	(1,562.15)	731.05
BARCLAYS BK PLC VAR DUE 04/08/2038	(612,165.18)	611,367.38
BBVA(BILB-VIZ-ARG) EUR0.49	(494,487.21)	460,485.39
BENTON RES CORP COM	(20,845.26)	24,434.85
BRAZOS HIGHER ED AUTH INC 2011-1 CL A1 FLTG 02-25-2020 REG	(648,578.13)	207,953.49
BRAZOS INTL EXPL INC COM NEW	(116.85)	35.75
BREKFORD CORP COM	(4,994.95)	4,772.95
CALTEX AUSTRALIA NPV	(57,178.43)	44,616.31
CAPITOL BANCORP LTD COM	(3,119.45)	2,743.00
CARREFOUR EUR2.50	(53,148.39)	48,364.15
CB DELUXE CO 5 DUE 12-15-2012	—	15,225.00
CELESIO AG NPV(REGD)	(76,138.96)	63,341.02
CHEUNG KONG(HLDGS) HKD0.50	(369,348.81)	294,531.20
CHINA ELECTRONICS HLDGS INC COM	(499.60)	138.85
CHINA-BIOTICS INC COM	(81,615.30)	85,567.01

Asset Description	Acquisition Cost	Disposition Proceeds
CMO J P MORGAN CHASE COML MTG SECS TR 2011-C CL A-3 4.17120 DUE 08-15-2021	(30,299.94)	31,410.94
CMO LB-UBS COML MTG TR 2007-C1 MTG CL A-4 5.424 DUE 02-15-2040 REG	(35,281.64)	34,956.80
COMMERZBANK AG ORD NPV	(386,293.21)	816,248.88
COMMERZBANK AG ZCP 12/05/11	(706,919.45)	—
CRITERIA CAIXACORP EUR1 (RFD)	—	—
CSL LTD NPV	(135,828.63)	126,914.82
DANSKE BANK A/S DKK10 (NEW SHS) 13/04/11	(134,503.70)	—
DEUTSCHE TELEKOM NPV(REGD)	(487,585.14)	407,507.88
DIONEX CORP	—	7,110.00
DYNAMIC VENTURES CORP COM	(1,006.88)	349.54
EARTH DRAGON RES INC COM NEW STOCK	(1,047.40)	572.09
EAST ASIA MINERALS CORP	(3,197.96)	403.11
EIFFAGE EUR4	(187,161.91)	209,521.66
EKSPORTFINANS A S A 2.375 DUE 05-25-2016REG	(159,992.00)	126,400.00
ELPIDA MEMORY INC NPV	(84,529.22)	46,504.58
ENERGULF RES INC COM STOCK	(3,481.61)	2,990.59
ESSILOR INTL EUR0.18	(208,016.97)	183,424.15
FANUC CORPORATION	(2,684.95)	2,868.99
FAR EAST WIND PWR CORP COM	—	8.05
FAURECIA EUR7	(12,440.43)	12,017.72
FERROVIAL SA EUR0.2	(199,325.45)	198,187.07
FIAT SPA EUR3.50	(378,758.78)	237,341.08
FIBERTOWER CORP COM NEW COM NEW	(11,495.70)	10,773.39
FLINT TELECOM GROUP INC COM NEW COM NEW	(1,506.95)	243.05
FOM CONST Y CONTRA EUR1	(91,085.09)	101,709.44
FREESTONE RES INC COM	(506.95)	455.04
FRESH START PRIVATE MGMT INC COM	(4,154.73)	2,867.29
FUJI ELECTRIC HOLINDGS CO Y50	(80,249.05)	70,221.83
FUJITSU Y50	(68,629.52)	67,863.31
FUNDTECH LTD COM	—	3,499.50
GALLEON ENERGY INC	(32,671.46)	10,995.90
GAS TURBINE EFFICIENCY B WARRANTS EXPIRING 15 JAN 2015 DO NOT USE	(4,126.95)	—
GENTING SINGAPORE PLC USD0.10	(1,140,371.30)	876,615.39
GENZYME CORP COM STK	—	1,811.00
GET REAL USA INC COM	—	0.41
GLOBAL EARTH ENERGY INC COM NEW	(506.95)	303.04
GOLD BAG INC COM	(1,501.95)	—
GOLDEN SPIRIT ENTERPRISES LTD COM STK	(2,806.95)	1,093.03
GPE BRUXELLES LAM NPV	(67,012.61)	69,080.94
GREAT LAKES AVIATION LTD COM	(5,593.20)	7,195.01
GREENWAY DESIGN GROUP INC COM STOCK	(11,830.30)	10,726.49
H & H IMPORTS INC COM STOCK	(1,246.95)	1,699.11
HEALTHY COFFEE INTL INC COM PAR$.001	(4,113.90)	2,273.01
HEIDELBERGCEMENT NPV	(213,738.28)	175,542.34
HERE ENTERPRISES INC COM	(20,532.24)	16,119.41
HONG KONG & CHINA GAS HKD0.25	(72,150.49)	72,957.26
HONG KONG EXCHANGES & CLEAR	(1,020,252.70)	866,814.88
HOTCLOUD MOBILE INC	(734.45)	503.04
HUTCHISON PORT HL NPV REG S	(341,733.50)	326,843.90
HUTCHISON WHAMPOA HKD0.25	(221,221.26)	205,757.61
HYSAN DEVELOPMENT HKD5	(39,516.10)	41,622.21

Asset Description	Acquisition Cost	Disposition Proceeds
ILUKA RESOURCES NPV	(69,159.94)	59,228.65
IMMUCOR INC	—	5,400.00
IMPERIAL CALIF IRR DIST ELEC REV 5.125% 11-01-2038 BEO	(8,989.10)	9,914.10
INTL INDL SVCS INC 10.25 DUE 07-15-2014	—	1,812.50
ISRAEL CORP ILS1	(63,410.82)	34,878.63
JAPAN PETROLEUM EX NPV	(75,213.37)	73,207.86
JAVALUTION COFFEE CO COM ACCREDITED INVSCOM ACCREDITED INVS	(64,553.50)	—
KANEKA CORP NPV	(57,071.33)	51,960.30
KANSAI ELECTRIC POWER CO NPV	(76,817.62)	67,176.58
KAWASAKI KISEN KAISHA LTD NPV	(90,764.51)	70,944.43
KOBE STEEL LTD	(13,566.26)	13,232.09
KUNEKT CORP COM STOCK	(60,779.83)	46,376.34
LANXESS AG NPV	(208,983.73)	196,103.75
LI & FUNG HKD0.0125(PARALLEL 23/6/11)	(16,416.24)	—
LI & FUNG LTD HKD0.025	(202,730.69)	262,575.11
LONDON STOCK EXCHANGE GROUP ORD GBP0.06918604	(39,494.50)	45,404.88
LOS ANGELES CALIF DEPT ARPTS ARPT REV 5%05-15-2040 BEO	(18,016.60)	19,500.40
MAPFRE EUR0.10	(37,409.98)	34,835.46
MART RES INC COM STOCK	(4,730.44)	4,122.97
MARUI GROUP CO LTD	(145,873.83)	104,683.46
MEDALLION RES LTD COM STK	(2,234.30)	1,449.42
MEDISAFE 1 TECHNOLOGIES CORP COM STOCK	(689.90)	242.10
MORGAN STANLEY DEAN WITTER DISCOVER & COVAR VAR RT DUE 06-30-2028	—	19,355.00
NEW YORK ST DORM AUTH REVS ST SUPPORTED DEBT 5% 07-01-2040 BEO	(9,281.20)	10,194.60
NEW YORK ST ENVIRONMENTAL FACS CORP 5.125 OID 5.32 @97.117 6-15-2038	(19,467.80)	20,783.20
NIPPON YUSEN KABUSHIKI KAISHA NPV	(81,755.18)	67,661.29
NITTO DENKO CORP NPV	(45,733.65)	46,276.29
NIVS INTELLIMEDIA TECHNOLOGY GROUP INC COM	(14,150.06)	12,393.75
NORSK HYDRO ASA NOK1.098	(82,106.48)	61,294.12
OMRON CORP NPV	(51,521.64)	52,374.31
ONTARIO PROV CDA BD % DTD 07/14/2011 3% DUE 07-16-2018 REG	(449,689.50)	472,360.50
ONTARIO PROV CDA BD 1.6% DUE 09-21-2016 REG	(159,808.00)	159,468.80
ONTARIO PROV CDA BD 2.7% DUE 06-16-2015 BEO	(359,834.40)	376,250.40
ONTARIO PROV CDA BD 4.4% DUE 04-14-2020 REG	(249,105.60)	276,518.40
ONTARIO PROV CDA BD DTD 05/10/2011 2.3% DUE 05-10-2016 REG	(449,113.50)	452,488.50
ORE PHARMACEUTICAL HOLREV SPLIT C/O <10000 &	(10,000.00)	40.70
OTEEGEE INNOVATIONS INC COM	(3,163.90)	—
OZ MINERALS LTD NPV DFD 10/06/11(EX SPLIT)	—	—
PEOPLESTRING CORP COM	(6,258.79)	7,134.96
PORT AUTH N Y & N J 5% 01-15-2041 BEO	(85,966.20)	89,960.90
PVTPL BARRICK NORTH AMER FIN LLC GTD NT 144A 4.4% DUE 05-30-2021 BEO	(19,987.20)	—
PVTPL CCO HLDGS LLC / CCO HLDGS CAP 01-15-2019/01-25-2011 BEO	(168,150.00)	—
PVTPL DISH DBS CORP SR NT 144A 6.75% DUE06-01-2021/05-05-2011 BEO	(38,500.00)	—
PVTPL GIANT FDG CORP SR NT 144A 8.25% DUE 02-01-2018/02-21-2011 BEO	(20,000.00)	—
PVTPL INN OF MTN GODS RESORT & CASINO SRPIK NT 1.25 DUE 11-30-2020 BEO	—	4,050.00
PVTPL SCHLUMBERGER INVT SA PP CORP BOND 1.95% DUE 09-14-2016 BEO	(99,825.00)	100,718.00
QUAD ENERGY CORP COM	(3,726.95)	2,093.01
RAPTOR TECHNOLOGY GROUP INC COM STOCK	(14,924.60)	15,341.73
REXAM ORD GBX64.285714	(67,686.83)	71,548.13
ROSNEFT OJSC GDR EACH REPR 1 ORD ‘REGS’	(120,568.99)	107,646.42
SAN FRANCISCO CALIF CITY & CNTY PUB UTILS COMMN WTR REV 5% 11-01-2039 BEO	(19,117.80)	20,289.80

Asset Description	Acquisition Cost	Disposition Proceeds
SAN MATEO CNTY CAL CMNTY CG DIST ELTN 2005-SER B 5 09-01-2016 SF DUE 09-01-203	(37,420.50)	40,081.20
SASOL NPV	(96,300.39)	86,962.93
SEADRILL LTD USD2	(99,835.23)	93,830.17
SEMBCORP MARINE NPV	(133,646.69)	106,406.61
SHAMARAN PETROLEUM CORP COM STK	—	14,931.06
SILICONWARE PRECISION INDS	(137,979.21)	101,797.80
SINO-FOREST CORP COM SUB VTG SH	(72,215.70)	10,702.85
SLM CORP 6.25 DUE 01-25-2016	(19,787.80)	20,228.40
SONERA CORP STOCK	—	381.52
SOUTHWALL TECHNOLOGIES INC COM	—	45,478.40
STANDARD LIFE ORD GBP0.10	(80,339.73)	74,694.15
STMICROELECTRONICS EUR1.04	(219,731.65)	115,088.02
SUBSEA 7 SA USD2	(95,802.51)	98,580.05
SUMITOMO METAL MINING CO LTD NPV	(81,433.24)	66,849.10
SWIRE PACIFIC ‘A’HKD0.60	(110,585.31)	119,459.27
TECHPRECISION CORP COM STK	(18,849.95)	18,216.75
TELEFONICA SA EUR1	(142,128.28)	138,700.65
TERRA VENTURES INC COM	(635.95)	535.04
THWAPR INC COM	(2,395.44)	2,306.55
TINKA RES LTD COM STOCK	(1,574.09)	1,152.44
TITLE CONSULTING SVCS INC DEL COM	(306.95)	—
TOSHIBA CORP NPV	(587,975.98)	627,429.76
TOYO SEIKAN KAISHA NPV	(9,894.90)	9,901.51
TPK HOLDING CO LTD TWD10	(27,120.73)	24,806.66
TRIBOROUGH BRDG & TUNL AUTH N Y REVS 5% 11-15-2037 BEO	(18,604.40)	20,336.60
UBS AG JERSEY BRH E-TRACS LKD ALERIAN MLP INFRASTRUCTURE INDEX	(5,164.55)	4,538.76
UBS AG LONDON BRH TRIGGER YIELD OPTIMIZATION NTS LKD TO APPLE INC	(4,902.75)	4,822.96
UNI-HEDGE SYSTEMAT	(10,705.61)	—
UNITED COMMUNICATIONS PARTNERS INC COM	—	4.28
VSUS TECHNOLOGIES INC COM NEW	—	1,147.52
WAL-MART DE MEX S A DE C V SHS-V-	(26,308.75)	26,611.25
WASHINGTON ST 5% 02-01-2033 BEO	(48,380.00)	49,983.10
WIKILOAN INC COM	(486.95)	273.04
WYNN MACAU LTD HKD0.001	(138,491.01)	113,398.09
YAMATO HOLDINGS NPV	(63,734.33)	61,190.09

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2011

Employer Identification Number: 36-2675206; Plan Number: 010

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
1 800 FLOWERS COM INC CL A COM STK	$11,108.65	$4,400.00
1 BK TR N A LITTLE 1.7% DUE 02-25-2013	10,000.00	10,146.10
1ST CASH INC COM N/C FIRST CASH FINL SVCS INC EFF 1-14-99 2321143	4,713.61	3,509.00
1ST FED BK FSB TUSCALOOSA ALA DTD 02-26-2010 1.15 02-27-2012	10,000.00	10,012.20
1ST HORIZON NATL CORP COM	115,374.14	44,536.00
1ST INDL RLTY TR INC COM	9,091.51	4,664.88
1ST MED GROUP INC COM	676.26	0.20
1ST NATL BK AMER E LANSING MICH DTD 04-03-2009 3.9 05-03-2019	10,000.00	10,522.50
1ST NIAGARA FINL GROUP INC NEW COM	47,836.07	35,486.79
1ST POTOMAC RLTY TR COM	2,048.60	1,785.99
1ST UTD BANCORP INC FLA COM STK	2,661.95	2,775.00
3D SYS CORP DEL COM NEW STK	74,812.81	60,076.80
3DICON CORP COM	1,384.51	133.20
3M CO COM	552,146.67	553,231.42
3M CO COM	464,579.10	483,596.41
3M CO COM	742,374.43	1,249,324.78
5 STAR QUAL CARE INC COM	2.90	3.00
5 STAR QUAL CARE INC COM	257,259.60	123,156.00
5TH 3RD BANCORP COM	283,728.42	275,943.18
5TH 3RD BANCORP COM	463,248.60	252,301.20
727 COMMUNICATIONS INC COM PAR $0.001 COM PAR $0.001	553.72	—
99 CENTS ONLY CASH MERGER 01/13/2012	28,805.56	31,827.50
A123 SYS INC COM	62,885.40	16,261.00
A21 INC COM STK	13,531.45	—
AA US 01/21/12 C11	(57.55)	(8.00)
AA US 01/21/12 C12.5	(195.46)	(13.00)
AA US 04/21/12 C13	(445.46)	(60.00)
AAMERICAN EXPRESS CENTURION BK C /D PR 55 08-25-2011 .55 02-25-2013	90,000.00	89,782.20
AAPL US 01/19/13 C330	(5,550.19)	(10,285.00)
AAPL US 01/21/12 C380	(1,597.27)	(2,839.00)
AAPL US 01/21/12 C385	(1,807.27)	(2,425.00)
AAPL US 01/21/12 C405	(3,868.95)	(4,500.00)
AAPL US 01/21/12 C415	(522.29)	(685.00)
AAPL US 01/21/12 C420	(702.29)	(525.00)
AAPL US 01/21/12 C430	(392.29)	(598.00)
AAPL US 02/18/12 C420	(2,091.49)	(2,460.00)
AAPL US 03/17/12 C425	(1,402.27)	(1,460.00)
AAPL US 04/21/12 C330	(3,790.23)	(8,170.00)
AAPL US 08/12/11 C365	1,154.58	—
AAPL US 09/17/11 C360	5,392.40	—
AAPL US 09/17/11 C385	4,277.18	—
AAPL US 09/17/11 C390	(42.89)	—
AAPL US 09/17/11 C400	(222.27)	—
AAPL US 12/17/11 C400	(282.15)	—
AAPL US 12/30/11 C405	(187.30)	(17.00)
AAPL US 12/30/11 C410	(97.30)	(1.00)
AAPL US 12/30/11 C415	(94.30)	(1.00)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
AAR CORP COM	2,682.33	1,917.00
AARO BROADBAND WIRELESS COMMUNICATIONS INC COM	989.95	—
AARON’S INC CLASS A	87,209.51	82,708.00
AARON’S INC CLASS A	180,590.23	184,092.00
AASTROM BIOSCIENCES INC COM NEW COM NEW	3,674.20	2,593.50
AB SVENSK EXPORTKREDIT-SWEDISH EXPT CR CORP MTN BK ETRY 1.75 10-20-15	149,829.00	147,295.80
ABAXIS INC COM	5,493.69	5,534.00
ABBEY NATL TREAS 2.875% DUE 04-25-2014	3,811.08	3,725.68
ABBEY NATL TREAS 4% DUE 04-27-2016	2,785.57	2,698.00
ABBOTT LAB COM	875,401.78	975,239.27
ABBOTT LAB COM	516,739.87	603,741.51
ABBOTT LAB COM	1,135,114.19	1,916,936.93
ABBOTT LAB COM	784,008.04	922,172.00
ABBOTT LAB COM	441,894.72	511,693.00
ABBOTT LABORATORIES COM STK CALL OPT EXP 1/22/11 PR $47.5 PER SH	(1,696.18)	(4,325.00)
ABBOTT LABS 5.125% DUE 04-01-2019	55,499.75	58,000.90
ABBOTT LABS 5.125% DUE 04-01-2019	167,824.00	185,782.24
ABERCROMBIE & FITCH CO CL A	302,151.36	253,968.00
ABERCROMBIE & FITCH CO CL A	519,787.71	424,908.00
ABERCROMBIE & FITCH CO CL A	126,647.87	93,430.92
ABERCROMBIE & FITCH CO CL A	15,477.93	14,405.27
ABERDEEN INTL INC COM	6,039.89	4,597.50
ABIOMED INC COM	418,822.32	751,729.00
ABITIBIBOWATER INC COM NEW	1,023.73	2,211.60
ABOVENET INC COM STK	2,874.74	2,535.39
ABOVENET INC COM STK	340,742.50	364,056.00
ABRAXAS PETE CORP COM	6,013.15	4,950.00
ABSOLUTE HEALTH & FITNESS INC COM STK	272.49	0.01
ABSOLUTE SOFTWARE CORP COM STK	2,199.20	1,000.13
ABT US 01/21/12 C55	(155.53)	(290.00)
ABX US 01/21/12 C52.5	(97.30)	(9.00)
ABX US 01/21/12 C55	(174.30)	(6.00)
ABX US 04/21/12 C55	(86.30)	(75.00)
ABX US 04/21/12 C60	(1,335.45)	(310.00)
AC ENERGY INC NEV COM STK	11,365.43	—
ACACIA RESH CORP AR ACACIA TECHNOLOGIES COM AR ACACIA TECHNOLOGIES COM	3,489.36	3,285.90
ACADIA PHARMACEUTICALS INC COM	3,968.08	2,916.00
ACADIA RLTY TR COM	62,846.52	66,462.00
A-CAP RESOURCES COM STK	31,715.56	5,364.98
ACCENTIA BIOPHARMACEUTICALS INC COM STK	14,525.95	4,800.00
ACCENTURE PLC SHS CL A NEW	116,174.14	123,440.37
ACCENTURE PLC SHS CL A NEW	417,153.48	613,688.67
ACCENTURE PLC SHS CL A NEW	861,303.92	745,220.00
ACCENTURE PLC SHS CL A NEW	532,109.64	526,977.00
ACCENTURE PLC SHS CL A NEW	394,394.02	407,209.50
ACCENTURE PLC SHS CL A NEW	705,200.37	666,226.68
ACCESS NATL CORP COM STK	3,008.95	4,400.00
ACCIONA SA EUR1	223,487.49	217,386.35
ACCRETIVE HEALTH INC COM STK	61,076.27	48,740.58
ACCURAY INC DEL COM	18,679.23	9,390.60
ACCURAY INC DEL COM	68,592.86	70,218.00
ACCURIDE CORP NEW COM NEW COM NEW	1,995.33	1,068.00
ACE LTD COM STK	155,791.12	206,503.40
ACE LTD COM STK	196,563.47	241,212.80

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ACE LTD COM STK	411,170.37	521,552.56
ACHMEA HYPOTHEEKBANK NV MEDIUM TERM NTS TRANCHE # TR 1 3.2 DUE 11-03-2014 REG	374,281.58	383,048.16
ACI US 01/18/14 C30	(431.52)	(244.00)
ACI US 01/19/13 C22	(89.43)	(109.00)
ACI US 04/21/12 C30	(159.62)	(10.00)
ACI WORLDWIDE INC COM STK	501,895.43	512,656.00
ACME PACKET INC COM STK	13,603.52	10,045.75
ACME PACKET INC COM STK	275,327.35	161,041.10
ACME PACKET INC COM STK	1,136,543.76	981,516.14
ACORN ENERGY INC	7,788.65	6,040.00
ACT CLEAN TECH REVERSE SPLIT ACT CLEAN TECH INC 2060118 EFF 5/14/10	96.49	5.00
ACTELION CHF0.50 (REGD)	119,065.91	92,252.72
ACTIS GLOBAL VENTURES INC COM STK	9,177.30	—
ACTIVE NETWORK INC COM	3,290.50	2,720.00
ACTIVE PWR INC COM	394.59	198.00
ACTIVISION BLIZZARD INC COM STK	299,419.78	301,011.27
ACTUATE CORP COM	42,707.88	41,020.00
ACUITY BRANDS INC COM	4,771.74	5,300.00
ACURA PHARMACEUTICALS INC COM NEW STK	49.81	20.94
ACUSPHERE INC REV STOCK SPLT 2/1/2012	27,136.58	798.00
ADA-ES INC COM STK	3,172.00	4,528.00
ADECCO SA	5,177.95	4,208.11
ADFITECH INC COM	0.00	295.00
ADIDAS AG	453,027.56	497,701.11
ADOBE SYS INC COM	52,053.75	51,592.75
ADOBE SYS INC COM	225,809.40	305,259.46
ADP US 02/18/12 C50	(441.52)	(922.00)
ADR 3SBIO INC SPONSORED ADR	4,897.57	6,132.00
ADR 51JOB INC SPONSORED ADR REPSTG COM	2,660.67	2,097.00
ADR ABB LTD SPONSORED ADR	158,326.59	150,169.25
ADR ACTIONS SEMICONDUCTOR CO LTD ADR ADR- COMMON STOCK	588.38	457.50
ADR ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S A SPONSORED ADR	6,739.69	5,887.80
ADR AEGON N V NY REGISTRY SHS SHS	5,214.20	3,919.50
ADR ALCATEL-LUCENT	86,258.67	82,244.76
ADR ALKANE RES LTD SPONSORED	73,006.16	32,992.92
ADR ALL NIPPON AWYS LTD SPONSORED	4,446.95	3,353.28
ADR ALUMINUM CORP CHINA LTD SPONSORED ADR REPSTG H SHS	2,771.38	1,350.00
ADR AMARIN CORP PLC SPONSORED ADR NEW	324,855.55	291,361.00
ADR AMER SPORTS CORP	1,476.95	1,168.34
ADR ANGLO AMERN PLC ADR NEW	143,167.70	113,947.70
ADR ANGLOGOLD ASHANTI LTD	69,864.11	69,320.85
ADR ANHEUSER BUSCH INBEV SA/NV SPONSOREDADR	21,280.49	23,420.16
ADR ANHEUSER BUSCH INBEV SA/NV SPONSOREDADR	664,765.55	701,385.00
ADR APERAM N Y REGISTRY SHS STOCK	611.25	211.27
ADR ARCELORMITTAL SA LUXEMBOURG N Y REGISTRY SHS	66,801.84	69,122.00
ADR AREVA SA ADR	10,603.93	4,956.40
ADR ARM HLDS PLC SPONSORED ISIN US0420681068	110,621.26	108,079.02
ADR ARM HLDS PLC SPONSORED ISIN US0420681068	189,274.27	191,531.74
ADR ASIA PULP & PAPER LTD SPONSORED ADR	104.04	—
ADR ASML HOLDING NV NY REGISTERED SHS	271,057.35	290,398.71
ADR ASML HOLDING NV NY REGISTERED SHS	111,476.85	134,563.80
ADR ASTRAZENECA PLC SPONSORED ADR UK	52,341.67	52,210.48
ADR AU OPTRONICS CORP SPONSORED ADR	11,949.97	4,695.84
ADR AUSTRALIA & NEW ZEALAND BKG GROUP LTD SPONSORED ADR	3,798.90	4,209.46

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ADR BAIDU INC SPONSORED ADR	2,494,565.25	2,252,879.21
ADR BAIDU INC SPONSORED ADR	524,065.77	611,933.38
ADR BAIDU INC SPONSORED ADR	726,335.57	764,276.14
ADR BANCO BILBAO VIZCAYA ARGENTARIA S A SPONSORED ADR	167,127.06	100,114.74
ADR BANCO BRADESCO S A SPONSORED ADR REPSTG PFD SHS NEW 2004	77,092.05	64,718.40
ADR BANCOLOMBIA S A SPONSORED ADR REPSTG4 PREF SHS	14,992.00	15,009.12
ADR BARCLAYS BK PLC SPONSORED ADR PREF SHS SER 5	21,780.90	20,052.00
ADR BARCLAYS PLC A.D.R.	2,231.27	1,264.97
ADR BASF AKTIENGESELLSCHAFT—LEVEL I	133,728.53	142,362.50
ADR BAYER A G SPONSORED ADR	20,421.87	19,238.52
ADR BAYERISCHE MOTOREN WERKE AG ADR	9,950.95	8,958.92
ADR BBVA BANCO FRANCES S A SPONSORED ADR	7,645.10	5,844.00
ADR BHP BILLITON LTD SPONSORED ADR	768,588.55	723,511.42
ADR BP P L C SPONSORED ADR	1,224,956.17	1,244,495.17
ADR BRF—BRASIL FOODS SA	85,808.72	109,871.00
ADR BRIT AMERN TOB PLC SPONSORED COM STK	213,723.59	222,873.12
ADR BRIT AMERN TOB PLC SPONSORED COM STK	15,998.45	16,604.00
ADR BRIT AMERN TOB PLC SPONSORED COM STK	1,043,361.61	1,106,964.96
ADR BT GROUP PLC ADR	18,205.10	20,599.80
ADR BURBERRY GROUP PLC SPONSORED	963,514.26	963,854.88
ADR BYD CO LTD ADR	52,547.72	51,430.89
ADR CANON INC ADR REPSTG 5 SHS	35,244.95	33,778.68
ADR CATHAY PAC AWYS LTD SPONSORED ADR	533.95	428.76
ADR CEMEX SAB DE CV	18,785.94	18,838.05
ADR CHEUNG KONG HLDG LTD A.D.R. FOR ORD HK $2	45,767.28	39,379.40
ADR CHICAGO BRDG & IRON CO N V N Y REGISTRY SH NV	34,488.99	42,903.00
ADR CHICAGO BRDG & IRON CO N V N Y REGISTRY SH NV	450,920.06	521,640.00
ADR CHINA DIGITAL TV HLDG CO LTD SPONSORED ADR	68,580.64	30,115.00
ADR CHINA EASTN AIRLS LTD SPONSORED ADR REPSTG CL H	6,914.35	5,328.00
ADR CHINA FIN ONLINE CO LTD SPONSORED ADR	1,289.92	243.00
ADR CHINA LIFE INS CO LTD SPONSORED ADR REPSTG H SHS	24,852.67	14,788.00
ADR CHINA MED TECHNOLOGIES INC SPONSOREDADR	23,522.02	18,744.00
ADR CHINA MOBILE LTD	131,919.77	126,170.98
ADR CHINA MOBILE LTD	106,508.33	101,829.00
ADR CHINA NEPSTAR CHAIN DRUGSTORE LTD SPONSORED ADR	22,785.71	7,550.00
ADR CHINA PETE & CHEM CORP SPONSORED ADRREPSTG H SHS	42,890.61	42,545.25
ADR CHINA REAL ESTATE INFORMATION CORP ADR ADR	21,115.91	7,290.00
ADR CHINA SOUTHN AIRLS LTD 50 SHS CL H ISIN US1694091091	19,402.30	19,087.50
ADR CHINA SUNERGY CO LTD SPONSORED ADR NEW	8,514.01	1,584.80
ADR CHINA TELECOM CORP LTD SPONSORED ADRREPSTG H SHS	12,989.12	11,997.30
ADR CHINA UNICOM HONG KONG LTD SPONSOREDADR	15,811.39	23,454.30
ADR CNOOC LTD SPONSORED ADR SPONSORED ADR	156,553.09	130,660.64
ADR COCA-COLA HELLENIC BOTTLING CO S A SPONSORED ADR	2,128.44	1,670.00
ADR COMPANHIA DE BEBIDAS DAS AMERS AMBEV SPONSORED ADR REPSTG PFD SHS	236,573.54	255,228.48
ADR COMPANHIA DE BEBIDAS DAS AMERS AMBEV SPONSORED ADR REPSTG PFD SHS	211,065.48	232,166.97
ADR COMPANHIA DE BEBIDAS DAS AMERS AMBEV SPONSORED ADR REPSTG PFD SHS	978,086.97	1,129,256.10
ADR COMPANHIA DE SANEAMENTO BASICO DO ESTADO DE SAO PAULO SABESP SPONSORED ADR	7,687.04	11,130.00
ADR COMPANHIA ENERGETICA DE MINAS GERAISSPONSORED ADR PAR $0.01 REP NON VTG PFD	22,515.24	23,127.00
ADR COMPANHIA PARANAENSE DE ENERGIA SER B COPEL ISIN US20441B4077	8,649.77	7,972.40
ADR COMPANHIA SIDERURGICA NACIONAL SPONSORED ADR REPSTG ORD SHS	3,161.51	1,611.46
ADR COMPANIA CERVECERIAS UNIDAS S A SPONSORED ADR	3,119.40	3,470.50
ADR COMPANIA DE MINAS BUENAVENTURA S A SPONSORED ADR REPSTG SER B SHS	4,501.69	3,834.00
ADR COUNTRY STYLE COOKING RESTAURANT CHAIN CO LTD SPONSORED ADR	1,212.17	368.50
ADR CPFL ENERGIA S A SPONSORED ADR	36,301.33	39,099.06

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ADR CREDIT SUISSE GROUP SPONSORED ADR ISIN US2254011081	30,749.38	24,935.76
ADR CTRIP COM INTL LTD AMERICAN DEP SHS AMERICAN DEP SHS	76,427.09	71,276.40
ADR DANONE SPONSORED ADR	953,372.17	843,467.20
ADR DEUTSCHE TELEKOM AG SPONSORED ADR	5,275.77	4,027.84
ADR DUOYUAN GLOBAL WTR INC SPONSORED ADR	11,281.16	—
ADR E ON AG SPONSORED ADR	4,206.95	4,328.02
ADR E-COMMERCE CHINA DANGDANG INC SPONSORED ADS REPSTG COM CL A ADR	22,057.17	10,648.00
ADR ECOPETROL S A SPONSORED ADS	17,767.56	18,921.00
ADR EDAP TMS S A SPONSORED	136,453.51	100,183.20
ADR E-HOUSE CHINA HLDGS LTD ADR	11,756.67	2,989.00
ADR ELAN CORP PLC ADR REPRESENTING SHS	18,835.06	32,289.00
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	2,838.69	2,522.00
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	40,248.04	40,352.00
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	301,159.85	337,948.00
ADR ENI S P A SPONSORED ADR	17,806.69	16,508.00
ADR ERICSSON L M TEL CO ADR CL B SEK 10 NEW ERICSSON L M TEL CO ADR	1,187.29	1,215.60
ADR EUROPEAN AERONAUTIC DEFENCE & SPACE CO EADS NV UNSPONSORED ADR ADR	1,084.14	1,598.86
ADR FIBRIA CELULOSE S A SPONSORED ADR REPSTG COM SHS	470.34	349.65
ADR FOCUS MEDIA HLDG LTD SPONSORED ADR	51,566.35	42,878.00
ADR FOMENTO ECONOMICO MEXICANA SAB DE CV	7,094.81	13,942.00
ADR FRANCE TELECOM	143,360.42	120,769.92
ADR FUTUREMEDIA PLC SPONSORED ADR COM NEW DEC 2007 ADR	999.60	0.09
ADR GALAPAGOS NV	3,003.95	3,641.68
ADR GERDAU S A SPONSORED ADR	22,257.53	15,620.00
ADR GIANT INTERACTIVE GROUP INC ADR	407.85	408.00
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	591,005.28	629,192.07
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	223,451.56	248,867.53
ADR GOL LINHAS AEREAS INTELIGENTES SPONSORED ADR REPSTG PFD SHS	10,211.74	7,293.00
ADR GOLD FIELDS LTD NEW SPONSORED ADR	15,978.56	15,631.25
ADR GRUPO CASA SABA S A DE C V SPONSOREDADR	1,645.08	503.70
ADR GRUPO TELEVISA SA DE CV SPONSORED ADR REPSTG ORD PARTN SPONS ADR	18,399.18	16,848.00
ADR GUANGSHEN RY LTD	2,820.70	2,646.00
ADR GUSHAN ENVIRONMENTAL ENERGY LTD SPONSORED ADR NEW	230.03	35.10
ADR HIMAX TECHNOLOGIES INC SPONSORED ADR	13,699.75	6,003.00
ADR HITACHI LTD A.D.R. FOR 10 COM	60,999.00	61,003.80
ADR HOME INNS & HOTELS MGMT INC SPONSORED ADR	49,364.52	29,231.40
ADR HONDA MTR LTD ADR REPRESENTING 2 ORDSHS	115,591.12	108,605.25
ADR HRT PARTICIPACOES EM PETROLEO S A SPONSORED GDR	8,924.85	6,090.40
ADR HSBC HLDGS PLC SPONSORED ADR NEW	47,442.40	28,041.60
ADR HUANENG PWR INTL INC SPONSORED ADR SER N SHS	2,584.24	2,312.20
ADR HUTCHISON TELECOMMUNICATIONS HONG KONG HLDGS LTD ADR	0.00	1,160.71
ADR IBERDROLA S A SPONSORED ADR REPSTG 1ORD SHS	19,218.51	12,563.45
ADR ICICI BK LTD	678,295.25	447,724.20
ADR ICICI BK LTD	445,482.43	320,516.61
ADR IMPALA PLATINUM HLDGS LTD SPONSORED ADR REPSTG 1/4 SH	9,361.18	6,840.44
ADR IMPERIAL TOB GROUP PLC SPONSORED ADR	113,258.07	117,756.42
ADR INFINEON TECHNOLOGIES AG SPONSORED ADR ADR STK ISIN# US45662N1037	9,817.63	7,550.00
ADR ING GROEP N V SPONSORED ADR	988.87	717.00
ADR INTERCONTINENTAL HOTELS GROUP PLC NEW SPONSORED ADR NEW JUNE 2007	8,575.41	8,815.10
ADR IRELAND BK SPONSORED ADR NEW	53,098.11	30,566.16
ADR ITAU UNIBANCO HLDG SA SPONSORED ADR REPSTG 500 PFD PFD ADR	53,997.43	49,815.04
ADR JA SOLAR HLDGS CO LTD SPONSORED ADR	201,752.23	41,613.70
ADR JIAYUAN COM INTL LTD	2,142.05	876.00
ADR JINKOSOLAR HLDG CO LTD	5,402.97	1,000.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ADR JSC MMC NORILSK NICKEL SPONSORED ADR	31,861.61	39,975.10
ADR KEPPEL LTD SPONSORED	20,966.20	24,070.41
ADR KONINKLIJKE PHILIPS ELECTRS N V N Y REGISTRY SH NEW 2000	68,339.11	56,627.85
ADR KONINKLIJKE PHILIPS ELECTRS N V N Y REGISTRY SH NEW 2000	598,284.69	519,560.00
ADR KUBOTA CORP	21,991.32	20,156.60
ADR LAN AIRL S A	2,398.78	2,207.80
ADR LDK SOLAR CO LTD SPONSORED ADR	27,275.31	12,456.87
ADR LENOVO GROUP LTD SPONSORED ADR	12,746.30	17,340.96
ADR LYNAS CORP LTD SPONSORED ADR ADR	91,947.43	68,466.78
ADR M 2003 PLC SPONSORED ADR	4,800.70	—
ADR MECHEL OAO SPONSORED ADR	211,337.80	92,650.00
ADR METAL STORM LTD SPONSORED ADR	5,539.48	82.00
ADR MINDRAY MED INTL LTD SPONSORED ADR REPSTG CL A	8,516.80	7,692.00
ADR MIZUHO FINL GROUP INC SPONSORED ADR	1,275.95	268.00
ADR MOBILE TELESYSTEMS OJSC SPONSORED	71,520.50	66,060.00
ADR NATIONAL BK GREECE S A SPONSORED ADRREPSTG 1 SH	92,753.17	23,377.86
ADR NATIONAL GRID TRANSCO PLC SPONSORED ADR NEW	0.00	—
ADR NATIONAL GRID TRANSCO PLC SPONSORED ADR NEW	258,254.78	260,924.53
ADR NATUZZI S P A ADR	4,678.55	2,137.50
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	229,798.91	266,910.33
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	301,358.67	387,234.10
ADR NET SERVICOS DE COMUNICACAO S A SPONSORED ADR REPSTG PFD NEW	117.67	96.00
ADR NETQIN MOBILE INC ADR REPSTG CL A	5,726.95	5,270.00
ADR NEW ORIENTAL ED & TECHNOLOGY GROUP INC SPONSORED ADR REPSTG COM	16,360.48	13,468.00
ADR NEWCREST MNG LTD SPONSORED ADR	129,729.63	163,746.48
ADR NICE SYS LTD SPONSORED ADR	4,858.56	5,167.50
ADR NINTENDO LTD ADR	4,384.53	1,773.78
ADR NOKIA CORP SPONSORED ADR	263,726.38	220,982.54
ADR NOKIA CORP SPONSORED ADR	180,567.81	136,410.82
ADR NOVARTIS AG	232,562.88	242,686.65
ADR NOVARTIS AG	170,616.96	183,801.55
ADR NOVO-NORDISK A S ADR	160,456.29	165,052.32
ADR NOVO-NORDISK A S ADR	944,068.30	1,009,677.60
ADR NTT DOCOMO INC ADR	4,819.45	4,587.50
ADR OAO GAZPROM LEVEL 1 ADR	161,336.27	120,823.47
ADR OAO GAZPROM LEVEL 1 ADR	14,402.98	10,665.30
ADR OGX PETROLEO E GAS PARTICIPACOES S ASPONSORED ADR ADR	3,370.95	2,920.80
ADR PANASONIC CORP ADR ADR	1,721.29	872.56
ADR PARTNER COMMUNICATIONS CO LTD ADR ISIN US70211M1099	6,918.79	3,536.00
ADR PEARSON PLC SPONSORED ADR	91,984.06	97,331.46
ADR PERUSAHAAN PERSEROAN PERSERO P T TELEKOMUNIKIASI INDONESIA SPONSORED ADR	44,337.69	39,009.06
ADR PETROBRAS ARGENTINA S A SPONSORED ADR	8,398.43	5,048.00
ADR PETROCHINA CO LTD SPONSORED ADR	78,014.37	76,146.51
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR	254,415.90	233,540.30
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR NON VTG	36,513.09	19,966.50
ADR POSCO SPONSORED ADR	248,384.34	190,882.50
ADR PRANA BIOTECHNOLOGY LTD SPONSORED ADR	3,073.89	1,470.00
ADR RANDGOLD RES LTD ADR	18,034.88	17,357.00
ADR REDIFF COM INDIA LTD SPONSORED ADR ISIN# US7574791007	8,777.55	7,254.24
ADR RENESOLA LTD SPONSORED ADS ADR	638.17	462.06
ADR RENREN INC SPONSORED ADR REPSTG CL A	48,333.54	42,245.00
ADR RIO TINTO PLC SPONSORED ADR	184,751.16	161,977.75
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	123,418.21	138,540.29
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	142,204.84	174,455.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ADR ROYAL BK SCOTLAND GROUP PLC SPONSORED ADR REPSTG 20 ORD SH	22,884.29	10,829.00
ADR ROYAL BK SCOTLAND GROUP PLC SPONSORED ADR SER M REPSTG PREF M	29,894.69	19,135.20
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	51,787.23	52,990.25
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	135,279.80	142,379.32
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG B SHS	205,098.18	229,550.20
ADR SAP AG SPONSORED ADR	207,611.76	182,148.00
ADR SAP AG SPONSORED ADR	10,765.60	10,590.00
ADR SASOL LTD SPONSORED ADR	29,093.19	32,232.00
ADR SEKISUI HOUSE LTD SPONSORED ADR	5,131.55	4,793.58
ADR SHANDA INTERACTIVE ENTMT LTD SPONSORED ADR	17,754.71	13,403.35
ADR SIEMENS AG COM DM50 (NEW)	388,570.17	350,028.21
ADR SILICON MOTION TECHNOLOGY CORP SPONSORED ADR REPSTG SHS	54,454.27	69,038.08
ADR SILICONWARE PRECISION INDS LTD SPONSORED	1,787.00	1,526.00
ADR SINGAPORE TELECOMMUNICATIONS LTD SPONSORED ADR NEW 2006	758.45	714.92
ADR SINOTECH ENERGY LTD SPONSORED ADS	802.27	7.00
ADR SK TELECOM LTD SPONSORED ADR	9,636.76	7,553.55
ADR SOCIEDAD QUIMICA Y MINERA DE CHILE SA SPONSORED ADR REPSTG SER B SHS	78,824.64	79,159.50
ADR SONY CORP AMERN SH NEW	37,295.33	32,706.52
ADR SPREADTRUM COMMUNICATIONS INC SPONSORED ADR	13,255.62	12,569.76
ADR STARPHARMA HLDGS LTD SPONSORED ADR ADR	7,592.60	18,699.68
ADR STMICROELECTRONICS N V SHS-N Y REGISTRY SHS-N Y REGISTRY	97,268.31	83,719.74
ADR STMICROELECTRONICS N V SHS-N Y REGISTRY SHS-N Y REGISTRY	19,132.28	10,525.75
ADR SUBSEA 7 S A SPONSORED ADR	4,442.10	3,719.88
ADR SUNTECH PWR HLDGS CO LTD ADR	215,212.89	57,868.85
ADR SYNGENTA AG SPONSORED ADR	26,266.99	25,933.60
ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	34,749.85	39,233.49
ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	508,521.11	623,449.72
ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	1,027,846.77	1,006,799.26
ADR TAM S A SPONSORED ADR REPSTG PFD	9,110.23	5,805.00
ADR TATA COMMUNICATIONS LTD SPONSORED ADR ADR	9,349.00	7,950.00
ADR TATA MTRS LTD SPONSORED ADR	55,115.48	41,405.00
ADR TELE NORTE LESTE PARTICIPACOES S A SPONSORED ADR REPSTG PFD PREFERENCE SH	1,756.95	1,902.00
ADR TELECOM ARGENTINA S A SPONSORED ADR REPSTG CL B SHS	11,923.19	9,458.52
ADR TELECOM CORP NEW ZEALAND LTD SPONSORED ADR	84,397.31	76,344.45
ADR TELEFONICA BRASIL SA SPON ADR EA REPR 1 PFD SH	10,338.05	10,084.77
ADR TELEFONICA S A SPONSORED	137,355.86	113,333.67
ADR TELEFONOS DE MEXICO S A SPONSORED ADR REPSTG SH ORD L	22,284.57	19,190.76
ADR TELSTRA CORP LTD SPONSORED ADR FINALINSTALMENT	108,003.48	124,608.08
ADR TENARIS S A SPONSORED ADR	37,014.34	33,462.00
ADR TENCENT HLDGS LTD ADR	5,492.90	4,019.78
ADR TERNIUM S A SPONSORED ADR	1,727.22	919.50
ADR TEVA PHARMACEUTICAL INDS	419,097.02	344,876.20
ADR TEVA PHARMACEUTICAL INDS	366,915.04	355,168.00
ADR TEVA PHARMACEUTICAL INDS	1,165,847.29	956,532.00
ADR TEVA PHARMACEUTICAL INDS	412,724.23	363,240.00
ADR TIM PARTICIPACOES SA SPONSORED ADR	226,387.50	246,648.00
ADR TOTAL SA	210,142.71	213,639.80
ADR TOTAL SA	401,120.47	347,548.00
ADR TOYOTA MTR CORP SPONSORED ADR	435,997.08	383,421.74
ADR TRINITY BIOTECH PLC SPONSORED ADR NEW	2,746.16	2,830.04
ADR TULLOW OIL PLC ADR ADR	1,569.70	1,906.49
ADR ULTRAPAR PARTICIPACOES S A SPONSORED# US90400P1012	9,261.22	10,320.00
ADR UNILEVER N V NEW YORK SHS NEW	105,310.91	117,957.84
ADR UNILEVER PLC SPONSORED ADR NEW	21,430.27	24,068.60

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ADR VALE S A ADR	291,713.13	219,369.15
ADR VEOLIA ENVIRONNEMENT SPONSORED ADR	60,236.26	27,846.00
ADR VESTAS WIND SYS A/S UNSPONSORED ADR REPSTG 3 ORD SHS	12,089.04	2,696.45
ADR VODAFONE GROUP PLC NEW SPONSORED ADR	444.05	560.60
ADR VODAFONE GROUP PLC NEW SPONSORED ADR	229,319.68	242,770.70
ADR VODAFONE GROUP PLC NEW SPONSORED ADR	334,337.61	415,544.75
ADR WESTPAC BKG LTD SPONSORED A.D.R.	11,043.29	10,752.00
ADR WIPRO LTD SPONSORED ADR REPSTG 1 SH SPONSORED ADR REPSTG 1 SH\COM\	4,090.85	3,393.27
ADR WUXI PHARMATECH CAYMAN INC SPONSOREDADR REPSTG ORD SHS ADR	3,209.71	2,208.00
ADR XINYUAN REAL ESTATE CO LTD SPONSOREDADR	715.75	525.00
ADR YARA INTL ASA SPONSORED ADR	9,366.95	8,042.96
ADR YINGLI GREEN ENERGY HLDG CO LTD ADR ADR	39,560.81	17,658.60
ADR YOUKU INC	37,585.53	27,422.50
ADTRAN INC COM	261,737.52	191,817.60
ADVANCE AMER CASH ADVANCE CTRS INC COM STK	1,697.71	1,816.74
ADVANCE AUTO PTS INC COM	30,462.35	30,985.35
ADVANCE AUTO PTS INC COM	126,811.88	171,986.10
ADVANCED BATTERY TECHNOLOGIES INC COM COM	39,341.26	14,738.25
ADVANCED CELL TECHNOLOGY INC COM	463,957.68	200,178.15
ADVANCED DEPOSITION TECHNOLOGIES INC COM	1,506.39	0.12
ADVANCED ENERGY INDS INC COM	19,355.28	18,241.00
ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES INC CL A CL A	19,689.50	3,530.80
ADVANCED GROWING SYS INC NEV COM	4,399.65	—
ADVANCED ID CORP COM	11,240.98	127.50
ADVANCED MICRO DEVICES INC COM	150,357.31	134,460.00
ADVANCED MICRO DEVICES INC COM	183,894.76	67,003.20
ADVANCED MICRO DEVICES INC COM	930,789.86	597,780.00
ADVANCED OPTICS ELECTRONICS INC COM	9,411.96	—
ADVANCED POWERLINE TECHNOLOGIES INC COM	3,635.90	0.70
ADVANCED VIRAL RESH CORP COM	13,629.35	30.00
ADVANCED VISUAL SYS INC NEV COM	6,540.40	620.00
ADVANTA CORP CL B	8,712.06	—
ADVANTAGE OIL & GAS LTD	35,349.37	20,782.80
ADVENTRX PHARMACEUTICALS INC COM NEW COMNEW	15,109.92	2,360.00
AECOM TECHNOLOGY CORP DELAWARE COM	15,554.30	12,753.40
AECOM TECHNOLOGY CORP DELAWARE COM	619,512.79	484,423.50
AECOM TECHNOLOGY CORP DELAWARE COM	489,813.98	462,825.00
AEGEAN MARINE PETROLEUM NETWORK INC COM STK USD0.01	39,886.20	19,216.80
AEGIS ASSMTS INC COM	3,578.85	0.60
AEGON N V PERP CAP SECS 6.375% PFD STK	11,824.95	13,629.00
AEGON N V PFD STK	21,433.95	20,111.00
AEGON N V PFD STK	22,277.47	20,920.00
AEGON NV COM STK EUR0.12	247,951.88	234,969.82
AEHR TEST SYS COM	164.19	52.00
AEM US 01/21/12 C60	(1,748.45)	(2.00)
AEMETIS INC COM .	2,256.95	2,100.00
AEON CO LTD NPV	89,621.35	86,516.93
AER ENERGY RES INC COMMON STOCK	336.58	43.06
AERCAP HOLDINGS N.V. EUR0.01	18,963.27	23,144.50
AERO PERFORMANCE PRODS INC COM STK	2,410.49	—
AEROCENTURY CORP COM STK	10,513.90	5,535.00
AEROFOAM METALS INC COM	5,138.44	3.00
AEROPOSTALE COM	187,634.69	207,735.50
AEROPOSTALE COM	107,905.65	105,225.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
AEROPOSTALE COM	1,120,564.33	741,912.50
AEROVIRONMENT INC COM	26,378.89	29,392.98
AES CORP 8% DUE 06-01-2020	80,000.00	88,000.00
AES CORP 8% DUE 06-01-2020	48,220.71	5,462.50
AES CORP COM	16,651.54	16,007.68
AES CORP COM	270,070.40	168,873.92
AETERNA ZENTARIS INC COM	138,004.74	115,500.00
AETNA INC	310,410.35	421,900.00
AETNA INC	128,186.39	332,035.30
AETNA INC	83,102.44	92,021.72
AETRIUM INC COM STK USD0.001	4,149.95	730.00
AFAM US 05/19/12 C17.5	(359.25)	(750.00)
AFC ENTERPRISES INC COM	24,378.14	27,930.00
AFFILIATED MANAGERS GROUP INC COM STK	8,364.24	9,595.00
AFFILIATED MANAGERS GROUP INC COM STK	228,468.80	315,675.50
AFFILIATED MANAGERS GROUP INC COM STK	1,028,683.21	1,352,895.00
AFFINITY GOLD CORP COM	7,280.72	640.00
AFFYMAX INC COM	19,607.57	28,423.00
AFFYMETRIX INC OC-CAP STK	7,547.88	4,908.00
AFFYMETRIX INC OC-CAP STK	105,115.62	84,254.00
AFL US 01/19/13 C50	(187.30)	(355.00)
AFL US 02/18/12 C47	(92.30)	(79.00)
AFL US 05/19/12 C48	(174.30)	(182.00)
AFLAC INC COM	484,282.45	496,741.33
AFLAC INC COM	336,508.00	439,435.08
AFRICA OIL CORP COM STK	3,030.71	3,088.40
AGCO CORP COM	131,185.52	137,074.30
AGCO CORP COM	332,151.84	335,166.00
AGCO CORP COM	296,627.50	425,403.00
AGCO CORP COM	459,912.05	605,361.36
AGENT155 MEDIA CORP COM	242.00	0.06
AGENUS INC COM NEW COM USD0.01 (POST REVSPLIT)	8,461.79	2,198.00
AGFEED INDS INC COM STK	20,122.54	6,458.20
AGILENT TECHNOLOGIES INC COM	37,301.53	28,991.90
AGILENT TECHNOLOGIES INC COM	203,494.19	262,498.95
AGILYSYS INC COM STK	31,869.20	31,800.00
AGILYSYS INC COM STK	282,041.73	239,366.55
AGL ENERGY LTD NPV	142,978.89	141,989.64
AGL RES INC COM	288,203.55	246,611.62
AGL RES INC COM	86,699.92	108,270.12
AGNC US 01/21/12 P28	117.70	34.00
AGNC US 03/17/12 C29	(288.49)	(240.00)
AGNICO-EAGLE MINES LTD COM	326,401.40	175,280.32
AGNICO-EAGLE MINES LTD COM STK CALL OPT EXP 1/21/12 PR $72.5 PER SH	(2,112.93)	(4.00)
AGREE RLTY CORP COM	4,567.57	4,903.65
AGRISOLAR SOLUTIONS INC COM	9,280.60	6,500.00
AGRIUM INC COM	164,196.94	140,259.90
AGU US 01/21/12 C65	(1,789.99)	(1,360.00)
AIA GROUP LTD COM PAR USD 1	274,831.58	309,710.76
AIR CDA CL A VAR VTG SHS CL A COM STK	1.08	0.98
AIR LIQUIDE(L’) EUR5.50	606,235.60	740,588.73
AIR METHODS CORP COM NEW COM NEW	1,868.54	2,533.50
AIR PROD & CHEM INC COM	57,719.20	60,675.08
AIR PROD & CHEM INC COM	255,894.19	334,370.75

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
AIR PROD & CHEM INC COM	201,514.90	391,192.48
AIR TRANS SVCS GROUP INC COM STK	9,115.56	9,440.00
AIRCASTLE LIMITED COM STK	8,228.91	10,176.00
AIRGAS INC COM	183,317.46	217,843.20
AIRGAS INC COM	375,984.77	452,864.00
AIRGAS INC COM	75,579.41	123,756.80
AIRNET COMMUNICATIONS CORP COM NEW STK	3,389.37	—
AIRSCOOTER CORP COM	207.17	6.00
AIRSPAN NETWORKS INC COMMON STOCK	3,613.53	38.61
AIRTECH INTL GROUP INC COM NEW	6,883.43	—
AISIN SEIKI CO NPV	323,705.17	287,901.26
AISYSTEMS INC COM	471.95	4.80
AJINOMOTO CO INC NPV	274,101.90	276,112.06
AK STL CORP SR NT 7.625 DUE 05-15-2020	4,743.05	4,700.00
AK STL HLDG CORP COM STK PAR $0.01	37,264.36	36,318.21
AKAM US 01/21/12 C25	(691.52)	(1,480.00)
AKAM US 02/18/12 C29	(924.48)	(2,724.00)
AKAMAI TECHNOLOGIES INC COM STK	178,643.76	199,361.28
AKAMAI TECHNOLOGIES INC COM STK	174,697.87	125,440.08
AKAMAI TECHNOLOGIES INC COM STK	461,466.28	666,226.92
AKORN INC COM	16,059.16	20,016.00
AKS US 01/19/13 C10	(251.53)	(290.00)
AKTIV KAPITAL ASA COM STK	31,978.75	13,622.70
AKZO NOBEL NV EUR2	679,635.62	560,571.00
ALAMO ENERGY CORP COM STK	59,249.81	4,036.50
ALASKA AIR GROUP INC COM	82,356.07	94,087.77
ALASKA AIR GROUP INC COM	461,277.85	690,828.00
ALASKA COMMUNICATIONS SYS GROUP INC COM ISIN US01167P1012	89,351.15	31,530.77
ALBANY INTL CORP NEW CL A	5,157.35	4,624.00
ALBANY MOLECULAR RESH INC COM	1,294.95	586.00
ALBEMARLE CORP COM	16.07	12.07
ALBEMARLE CORP COM	358,337.57	318,846.90
ALBEMARLE CORP COM	307,272.30	272,487.90
ALBERTA STAR DEV CORP COM NEW	102,116.28	5,811.04
ALBERTSONS INC 7.75% DUE 06-15-2026	16,878.00	16,400.00
ALCOA INC COM STK	400,117.26	198,975.95
ALCOA INC COM STK	1,475,853.66	1,170,048.58
ALDERSHOT RES LTD NEW COM STK	252.75	59.00
ALERE INC COM	13,363.68	7,388.80
ALERE INC COM	578,757.08	489,715.81
ALEXANDER & BALDWIN INC COM	11,566.61	10,205.00
ALEXANDER & BALDWIN INC COM	372,918.11	489,023.60
ALEXANDRIA MINERALS CORP COM	2,137.40	884.00
ALEXCO RESOURCE CORP COM STK	49,832.92	51,347.40
ALEXION PHARMACEUTICALS INC COM	129,939.74	140,569.00
ALEXIS MINERALS CORP COM STK	16,110.55	1,863.00
ALEXZA PHARMACEUTICALS INC COM	12,817.09	4,150.00
ALIBABA.COM LTD COM STK	17,996.28	10,339.00
ALICO INC COM	870.11	636.28
ALIGN TECHNOLOGY INC COM	41,916.57	49,822.50
ALIGN TECHNOLOGY INC COM	184,798.49	241,995.00
ALKANE EXPLORATION LTD SHS	1,284.37	463.90
ALKERMES PLC SHS	5,634.85	6,944.00
ALL FUELS & ENERGY CO COM STK	2,154.95	0.09

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ALLEGHENY TECHNOLOGIES INC COM	33,816.49	33,808.23
ALLEGHENY TECHNOLOGIES INC COM	388,590.33	371,884.00
ALLEGHENY TECHNOLOGIES INC COM	88,069.64	108,984.00
ALLEGIANT TRAVEL CO COM	707,408.96	874,776.00
ALLEN PARK MICH 6.625% 05-01-2019 BEO TAXABLE	10,354.10	9,824.30
ALLERGAN INC COM	231,725.61	280,585.88
ALLERGAN INC COM	203,859.38	591,016.64
ALLERGAN INC COM	443,435.69	552,762.00
ALLEZOE MED HLDGS INC COM	149.45	7.05
ALLIANCE 1 INTL INC COM	4,051.03	2,720.00
ALLIANCE DATA SYS CORP COM	11,312.95	12,980.00
ALLIANCE DATA SYS CORP COM	573,778.76	664,576.00
ALLIANCE RES PARTNERS L P UNIT LTD PARTNER INT COM STCK	26,009.61	26,089.41
ALLIANCEBERNSTEIN HLDG L P UNIT LTD	12,896.36	7,848.00
ALLIANT ENERGY CORP COM ISIN #US0188021085	12,279.16	15,799.63
ALLIANT ENERGY CORP COM ISIN #US0188021085	262,340.65	308,770.00
ALLIANT TECHSYSTEMS INC COM	13,604.09	10,426.58
ALLIED ENERGY INC FLA COM	539.95	73.00
ALLIED IRISH BKS P L C SPONSORED ADR 1 ADR REPSTG 10 ORD SHS	6,982.98	1,485.20
ALLIED MOTION TECHNOLOGIES INC COM	4,590.68	5,685.12
ALLIED NEV GOLD CORP COM STK	48,842.62	67,342.72
ALLIED NEV GOLD CORP COM STK	260,333.52	324,601.60
ALLIED WORLD ASSURANCE COMPANYHOLDINGS AG COMMON STOCK	311,252.09	339,822.00
ALLIED WORLD ASSURANCE COMPANYHOLDINGS AG COMMON STOCK	490,203.27	516,026.00
ALLIQUA INC COM	608.29	150.00
ALLOS THERAPEUTICS INC COM ISIN US019777101	10,912.50	10,650.00
ALLSCRIPTS HEALTHCARE SOLUTIONS INC	14,093.61	14,489.10
ALLSTATE CORP COM	27,044.61	24,228.85
ALLSTATE CORP COM	388,265.17	364,553.00
ALLSTATE CORP COM	293,540.87	302,716.04
ALLSTATE CORP COM	1,270,476.42	1,082,695.00
ALLSTATE CORP COM	473,141.34	482,416.00
ALLT US 03/17/12 C15	(390.01)	(780.00)
ALLY BANK MIDVALE UTAH C/D DTD 11-16-2011 1.15 11-18-2013	20,000.00	19,992.40
ALLY BK MIDVALE UT C/D ACT/365 DTD 05-04-2011 .95 05-06-2013	3,000.00	3,004.38
ALLY BK MIDVALE UT DTD 01-14-2011 .65 07-16-2012	108,000.00	108,085.32
ALLY BK MIDVALE UT DTD 01-14-2011 .85 01-14-2013	12,000.00	12,030.96
ALLY BK MIDVALE UT DTD 09-10-2010 .55 03-09-2012	20,000.00	20,008.80
ALLY BK MIDVALE UTAH CTF DEP DTD 08/27/2010 ACT/365 1 DUE 08-27-2012	20,000.00	20,073.40
ALLY BK MIDVALE UTAH CTF DEP DTD 08-13-2010 1.05 08-13-2012	6,000.00	6,024.36
ALLY BK MIDVALE UTAH CTF DEP DTD 09-17-2010 .9 09-17-2012	10,000.00	10,041.00
ALLY FINL INC 4.5% DUE 02-11-2014	20,295.00	19,250.00
ALMADEN MINERALS LTD COM STK	65,671.90	42,903.00
ALMOST FAMILY INC COM	29,438.23	19,647.30
ALNYLAM PHARMACEUTICALS INC COM	273,815.10	126,325.00
ALNYLAM PHARMACEUTICALS INC COM	54,566.01	39,935.00
ALON USA ENERGY INC COM STK	79,195.75	79,261.00
ALON USA ENERGY INC COM STK	79,442.36	80,132.00
ALPHA & OMEGA SEMICONDUCTOR LTD COM STK	811.95	731.00
ALPHA NAT RES INC COM STK	126,531.54	115,123.05
ALPHA NAT RES INC COM STK	189,659.70	183,870.00
ALPHA NAT RES INC COM STK	265,242.15	204,095.70
ALPHA NAT RES INC COM STK	268,474.57	100,719.90
ALPHA NAT RES INC COM STK	425,126.51	274,374.90

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ALTAGAS LTD COM STK	11,238.21	19,630.65
ALTAIR NANOTECHNOLOGIES INC COMMON STOCK	8,374.74	3,465.00
ALTERA CORP COM	17,262.58	17,076.59
ALTERA CORP COM	225,176.56	258,438.60
ALTERA CORP COM	1,077,157.91	912,660.00
ALTERNATE ENERGY HLDGS INC COM STK	55,900.40	2,760.00
ALTERNATIVE ENERGY PARTNERS INC COM NEW	9,608.00	4.56
ALTERRA POWER CORPORATION	4,793.07	1,880.00
ALTITUDE ORGANIC CORP COM	6,468.75	946.40
ALTIUS MINERALS CORP COM STK	20,936.12	25,318.63
ALTRIA GROUP INC 4.75% DUE 05-05-2021	219,568.00	242,228.36
ALTRIA GROUP INC 8.5% DUE 11-10-2013	81,052.60	79,026.29
ALTRIA GROUP INC 9.25% DUE 08-06-2019	12,328.20	13,427.56
ALTRIA GROUP INC COM	1,899,294.27	2,226,758.33
ALTRIA GROUP INC COM	180,257.93	243,307.90
ALTRIA GROUP INC COM	515,343.93	1,332,352.40
ALVARION LTD COM	20,244.98	9,828.00
AMADA CO LTD NPV	543,487.83	507,218.84
AMADEUS IT HLDGS EUR0.01	512,395.80	423,862.69
AMAROK RES INC COM STK	66,591.47	1,523.23
AMAZON COM INC COM	1,058,034.63	909,986.70
AMAZON COM INC COM	555,779.02	1,371,298.20
AMAZON COM INC COM	746,914.04	701,055.00
AMAZON COM INC COM	535,585.70	737,579.10
AMAZON COM INC COM	503,424.05	983,208.00
AMAZON COM INC COM	539,845.14	1,099,185.00
AMBAC FINL GROUP 9.375% DUE 08-01-2011	4,972.50	650.00
AMBAC FNCL GROUP COM STK	1,297.20	114.10
AMC ENTMT INC NEW 8.75% DUE 06-01-2019	5,275.00	5,175.00
AMC NETWORKS INC CL A	2,470.70	2,329.96
AMDOCS ORD GBP0.01	10,416.90	9,985.50
AMDOCS ORD GBP0.01	129,920.81	128,385.00
AMEDISYS INC COM	35,232.68	14,837.60
AMER ELEC PWR CO INC COM	196,546.09	227,234.99
AMER ELEC PWR CO INC COM	363,808.97	437,348.97
AMER FINL GROUP INC OH COM STK	86,789.71	113,514.09
AMER FINL GROUP INC OH COM STK	250,645.61	361,522.00
AMER MOVIL S A B DE C V 5.625 DUE 11-15-2017 BEO	49,816.50	57,477.00
AMER MOVIL SAB DE 5% DUE 03-30-2020	99,356.00	110,477.20
AMER MOVIL SAB DE C V SPONSORED ADR REPSTG SER L SHS	86,598.01	78,347.32
AMER W RES INC COM NEW COM NEW	3,290.28	420.00
AMERADA HESS CORP 7.3% DUE 08-15-2031	114,653.04	134,739.99
AMERADA HESS CORP 7.875% DUE 10-01-2029	57,790.80	67,173.65
AMERCO COM	13,594.79	14,851.20
AMERCO COM	24,412.17	26,520.00
AMERCO COM	689,591.02	756,085.20
AMEREN CORP COM	11,856.80	13,646.74
AMEREN CORP COM	254,271.68	251,788.00
AMEREN CORP COM	201,918.97	173,435.55
AMERESCO INC	6,772.26	7,422.52
AMERICAN CAMPUS CMNTYS INC COM	28,346.33	30,993.15
AMERICAN CAP AGY CORP COM REIT FUND	605,187.08	620,568.00
AMERICAN CAP AGY CORP COM REIT FUND	673,020.29	662,901.18
AMERICAN CAP LTD COM STK	217,874.32	204,073.96

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
AMERICAN EAGLE OUTFITTERS INC NEW COM	24,343.52	25,113.02
AMERICAN EAGLE OUTFITTERS INC NEW COM	312,319.57	438,884.16
AMERICAN EAGLE OUTFITTERS INC NEW COM	318,575.16	337,909.00
AMERICAN ENTERPRISE DEV CORP COM STK	277.90	—
AMERICAN EQUITY INVT LIFE HLDG CO COM	19,497.12	15,658.93
AMERICAN EQUITY INVT LIFE HLDG CO COM	173,134.16	156,000.00
AMERICAN EXPRESS CENTURION BK INSTL CTF DEP DTD 12-08-2011 1.15 DUE 12-09-2013	15,000.00	14,982.75
AMERICAN EXPRESS CO	278,592.33	298,105.41
AMERICAN EXPRESS CO	564,364.69	1,040,192.84
AMERICAN EXPRESS CO SUB DEB FLTG RATE VAR RT DUE 09-01-2066/08-01-2006	93,772.60	89,550.00
AMERICAN GEN FIN CORP MEDIUM TERM SR NTS-BOOK ENTRY MTN 4.875% DUE 07-15-2012	10,034.80	9,550.00
AMERICAN GREEN GROUP INC COM NEW COM NEW	864.95	—
AMERICAN HOME MTG INVT CORP COM STK	595.04	8.24
AMERICAN INTERNATIONAL GROUP INC COM	211,924.89	160,845.60
AMERICAN INTERNATIONAL GROUP INC COM	1,661,147.42	218,567.20
AMERICAN INTL PETE CORP COM PAR $0.08 NEW COM PAR $0.08 NEW	3,347.50	—
AMERICAN INTL.GRP WTS/PROD 19/01/21	0.00	—
AMERICAN LITHIUM MINERALS INC COM	55,344.12	2,990.65
AMERICAN PETRO HUNTER INC COM	22,603.76	15,134.00
AMERICAN PUB ED INC COM STK	117,888.62	138,496.00
AMERICAN PUB ED INC COM STK	3,619.95	4,328.00
AMERICAN PWR CORP COM STK	96,277.36	9,125.00
AMERICAN RAILCAR INDS INC COM STK	1,403.24	2,393.00
AMERICAN REPROGRAPHICS CO COM	2,019.97	2,295.00
AMERICAN SEC RES CORP COM	3,527.80	175.00
AMERICAN SIERRA GOLD CORP COM STK	4,065.27	8.40
AMERICAN STS WTR CO COM	35,276.89	38,220.43
AMERICAN SUPERCONDUCTOR CORP SHS	80,871.67	25,774.65
AMERICAN SUPERCONDUCTOR CORP SHS	56,956.06	50,553.00
AMERICAN TOWER MANDATORY EXC AMERICAN TOWER REIT 2F14A31 1/3/2012	372,950.94	518,546.41
AMERICAN TOWER MANDATORY EXC AMERICAN TOWER REIT 2F14A31 1/3/2012	54,749.33	61,510.25
AMERICAN TOWER MANDATORY EXC AMERICAN TOWER REIT 2F14A31 1/3/2012	354,054.13	366,061.00
AMERICAN UNITY INVTS INC FLA COM STK	2,159.75	0.60
AMERICAN VANGUARD CORP COM	2,995.20	5,336.00
AMERICAN WTR WKS CO INC NEW COM	63,122.14	72,373.65
AMERICAN WTR WKS CO INC NEW COM	123,854.54	121,068.00
AMERICAN WTR WKS CO INC NEW COM	218,390.00	251,694.00
AMERICANWEST BANCORPORATION COM STK	2,873.90	180.00
AMERICAS CAR-MART INC COM	844,787.56	1,283,145.00
AMERICAS WIND ENERGY CORP COM	2,960.87	36.00
AMERICNEXPRSS 11-23-11 1.1 11-25-13 11-25-2013	150,000.00	149,766.00
AMERIGO RES LTD	7,753.40	10,780.00
AMERIGROUP CORP COM	41,479.11	39,938.08
AMERILITHIUM CORP COM STK	195,351.24	53,652.20
AMERIPRISE FINL INC COM	105,413.68	245,122.32
AMERIPRISE FINL INC COM	398,883.93	543,309.80
AMERIQUEST MTG FLTG RT .6213% DUE 04-25-2034	69,166.05	65,260.87
AMERISAFE INC COM	2,741.59	3,859.50
AMERISOURCEBERGEN CORP COM	97,401.96	210,235.07
AMERISOURCEBERGEN CORP COM	145,132.49	154,157.15
AMERISOURCEBERGEN CORP COM	742,704.68	702,891.00
AMERISTAR CASINOS INC COM STK USD0.01	85,523.85	93,366.00
AMERITYRE CORP COM	536.96	81.00
AMERN AXLE & MFG HOLDINGS INC	40,335.17	41,538.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
AMERN EAGLE ENERGY CORP COM STK	0.00	289.90
AMERN EXPRESS 2.75% DUE 12-09-2013	7,000.00	7,204.61
AMERN EXPRESS CENTURION BK CTF DEP PR DTD 08-04-2011 .55 02-04-2013	200,000.00	199,590.00
AMERN EXPRESS CENTURION BK DTD 07-14-2011 .5 01-14-2013	93,000.00	92,888.40
AMERN EXPRESS CENTURION BK SALT LAKE ACT/365 S/A DTD 02-03-10 1.35 02-03-12	20,000.00	20,015.00
AMERN EXPRESS CENTURION BK SALT LAKE CTFDEP DTD 03-10-2010 1.8 03-11-2013	10,000.00	10,155.40
AMERN EXPRESS CENTURION BK SALT LAKE CY UT CTF DEP DTD 02-03-2010 2 02-04-2013	30,000.00	30,458.70
AMERN EXPRESS CENTURION BK SALT LAKE CY UT CTF DEP DTD 09-10-2009 3.5 09-12-2016	5,000.00	5,281.75
AMERN EXPRESS CO 8.125% DUE 05-20-2019	5,042.50	6,443.25
AMERN EXPRESS CO 8.125% DUE 05-20-2019	129,262.00	129,287.10
AMERN EXPRESS CR 5.125% DUE 08-25-2014	249,760.00	268,579.75
AMERN INTL GROUP 6.4% DUE 12-15-2020	129,663.30	131,199.90
AMERN INTL GROUP 8.25% DUE 08-15-2018	140,000.00	148,190.14
AMERN INTL GROUP INC MEDIUM TERM NTS TRANCHE # TR 00027 5.6 10-18-2016BEO	26,112.49	30,122.42
AMERN INTL GROUP INC MEDIUM TERM NTS TRANCHE # TR 00079 5.85 DUE 01-16-2018	19,889.80	19,560.30
AMERN INTL GROUP INC WT EXP 1/19/21	17,157.76	5,994.88
AMERN LORAIN CORP COM	13,306.95	8,000.00
AMERN ORIENTAL BIOENGINEERING INC COM STK	3,306.44	721.19
AMERN PAC RIM COMM GRP	0.00	—
AMERN PAC RIM COMM GRP CONTRA SHS	(156.95)	—
AMERN SCI & ENGR INC COM	32,180.01	34,459.31
AMERN SOFTWARE INC CL A	656.50	945.00
AMERN TOWER CORP 4.5% DUE 01-15-2018	5,148.15	5,091.70
AMERN WOODMARK CORP COM	2,368.95	1,366.00
AMETEK INC NEW COM	8,032.55	8,432.07
AMETEK INC NEW COM	285,157.30	422,894.50
AMGEN INC COM	132,267.57	154,195.85
AMGEN INC COM	991,459.06	1,111,410.89
AMGEN INC COM	998,371.41	1,008,097.00
AMGEN INC COM	1,158,408.15	1,427,067.25
AMISH NATURALS INC COM STK	2,959.23	—
AMKOR TECH INC 7.375% DUE 05-01-2018	5,294.25	5,100.00
AMN HEALTHCARE SVCS INC COM	5,779.01	3,530.71
AMOROCORP INC COM STK	1,030.00	—
AMPHENOL CORP NEW CL A	16,809.85	15,886.50
AMPHENOL CORP NEW CL A	146,293.77	167,716.05
AMPLIPHI BIOSCIENCES CORP COM	3,738.32	1,070.00
AMR CORP COM	438,611.14	198,310.35
AMR CORP DEL DEB 9 DUE 09-15-2016 REG	9,885.00	2,200.00
AMR CORP DEL PFD	2,011.77	449.00
AMR US 02/18/12 C1	(217.89)	(20.00)
AMTECH SYS INC COM PAR $0.01 NEW STK	40,995.29	17,020.00
AMWEST IMAGING INC COM	81,513.32	11,956.00
AMYLIN PHARMACEUTICALS INC COM	6,429.82	5,690.00
AMYRIS INC FORMERLY AMYRIS BIOTECHNOLOGIES INC TO 06/21/2010 COM	4,020.95	2,308.00
ANADARKO FIN CO 7.5% DUE 05-01-2031	87,656.53	96,790.48
ANADARKO PETE CORP 5.95 DUE 09-15-2016	6,918.00	9,060.82
ANADARKO PETE CORP 6.375% DUE 09-15-2017	22,575.80	23,160.30
ANADARKO PETE CORP 6.375% DUE 09-15-2017	117,658.93	121,709.07
ANADARKO PETE CORP DEB 7.2 DUE 03-15-2029 BEO	13,661.03	19,823.36
ANADARKO PETRO CORP COM	361,233.66	829,478.11
ANADARKO PETRO CORP COM	289,662.32	305,192.24
ANADARKO PETRO CORP COM	500,763.09	599,724.81
ANADARKO PETRO CORP COM	649,765.34	900,694.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ANADIGICS INC COM	33,571.37	28,689.00
ANADIGICS INC COM	19,132.32	10,709.10
ANALOG DEVICES INC COM	23,068.46	22,592.49
ANALOG DEVICES INC COM	205,941.17	232,963.58
ANALOGIC CORP COM PAR $0.05	370,327.33	520,580.24
ANAREN INC COM	13,555.88	10,803.00
ANAVEX LIFE SCIENCES CORP COM STK	46,471.97	12,200.00
ANCESTRY COM INC COM	17,419.24	11,709.60
ANDEAN AMERN GOLD CORP COM .	268.44	87.40
ANDERSONS INC COM	20,536.83	26,196.00
ANDERSONS INC COM	169,464.92	174,640.00
ANDERSONS INC COM	480,782.75	674,896.28
ANDIAMO CORP COM	306.95	95.00
ANDINA MINERALS INC COM STK	793.87	800.20
ANDREA ELECTRS CORP COM	283.20	180.00
ANGLO AMERICAN USD0.54945	960,378.02	860,813.51
ANGLO AMERN PLATINUM LTD ADR	47,029.56	28,357.07
ANHEUSER BUSCH GTD NT 5.375 DUE 01-15-2020	278,008.84	304,929.04
ANHEUSER-BUSCH INBEV NV	756,905.42	887,530.23
ANN INC COM	17,110.01	17,346.00
ANNALY CAP MGMT INC C PFD SER A	30,461.09	31,320.13
ANNALY CAP MGMT INC COM	2,526,466.69	2,347,005.93
ANSYS INC COM	1,193.35	1,145.60
ANTARES PHARMA INC COM	37,679.85	41,800.00
ANTHRACITE CAP INC COM	1,594.57	0.53
ANTOFAGASTA ORD GBP0.05	146,864.34	138,229.87
ANTRIM ENERGY INC COM	820.73	357.00
ANWORTH MTG ASSET CORP PFD SER A % PFD STK	6,321.95	6,445.00
ANWORTH MTG AST CORP COM	201,458.25	197,820.00
ANWORTH MTG AST CORP COM	28,892.68	26,745.21
AOL INC COM STK	17,561.54	12,774.60
AOL TIME WARNER 7.625% DUE 04-15-2031	68,424.87	90,361.67
AON CORP COM	272,145.39	322,311.60
AON CORP COM	224,183.54	327,506.40
AON CORP COM	12,615.82	13,761.84
AP PHARMA INC COM NEW STK	5,354.00	745.20
APA GROUP NPV (STAPLED UNITS)	7,440.27	9,206.40
APA US 01/21/12 C100	(439.24)	(43.00)
APA US 07/21/12 C90	(972.23)	(1,065.00)
APACHE CORP 5.1% DUE 09-01-2040	49,551.70	58,437.40
APACHE CORP 6% DUE 09-15-2013	109,423.60	119,835.43
APACHE CORP COM	748,848.86	635,262.01
APACHE CORP COM	320,517.74	364,584.50
APACHE CORP COM	418,360.37	753,263.28
APACHE CORP COM	1,008,206.43	942,032.00
APARTMENT INVT & MGMT CO CL A	56,649.07	58,168.49
APARTMENT INVT & MGMT CO CL A	6,181.03	6,575.17
APC US 01/21/12 C80	(221.53)	(190.00)
APEX SILVER MINE LTD COM STK	10,294.31	—
APOGEE ENTERPRISES INC COM	1,632.66	1,348.47
APOGEE ENTERPRISES INC COM	33,684.15	29,424.00
APOGEE TECH INC COM STK	14,354.85	1,200.00
APOLLO GROUP INC CL A	47,645.40	59,364.74
APOLLO GROUP INC CL A	132,424.09	134,782.74

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
APOLLO GROUP INC CL A	788,719.20	867,307.00
APOLLO INVT CORP COM SH BEN INT	306,811.47	240,258.51
APOLO GOLD & ENERGY INC FORMERLY APOLO COM NEW	1,943.70	950.00
A-POWER ENERGY GENERATION SYSTEMS LTD COM STK USD0.0001	6,801.96	225.00
APPIANT TECHNOLOGIES INC COM	554.95	—
APPLE INC COM STK	1,421,281.38	8,213,400.00
APPLE INC COM STK	1,300,640.36	2,511,000.00
APPLE INC COM STK	30,850,798.36	34,524,630.00
APPLE INC COM STK	1,292,624.72	3,674,160.00
APPLE INC COM STK	662,134.48	1,818,450.00
APPLE INC COM STK	1,643,779.89	3,503,250.00
APPLE INC COMSTK CALL OPT EXP 01/19/13 PR $400 PER SH	(10,012.82)	(12,288.00)
APPLE INC COMSTK CALL OPT EXP 1/21/12 PR $400 PER SH	(5,130.70)	(9,800.00)
APPLE RUSH CO INC COM STK	0.00	—
APPLIED INDL TECHNOLOGIES INC COM	258,151.30	302,462.00
APPLIED MATERIALS INC COM	185,391.42	146,107.93
APPLIED MATERIALS INC COM	346,714.72	305,417.07
APPLIED MATERIALS INC COM	1,193,994.53	1,043,957.25
APPLIED MATERIALS INC COM	524,134.85	443,394.00
APPLIED MICRO CIRCUITS CORP COM NEW STK	480.92	336.00
APPLIED MICRO CIRCUITS CORP COM NEW STK	145,982.16	116,256.00
APPLIED MINERALS INC COM STK	1,611.38	1,473.20
APPLIED NEUROSOLUTIONS INC COM NEW COM NEW	10,569.95	6.00
APPLIED SOLAR INC COM	1,107.75	4.50
APPLIED VISUAL SCIENCES INC COM COM STK	9,882.95	73.50
APPLIEDTHEORY CORP COM	11,260.37	10.00
APPROACH RES INC COM STK	30,527.80	29,410.00
APRIA HEALTHCARE 12.375% DUE 11-01-2014	23,494.53	22,875.00
APRICUS BIOSCIENCES INC COM	7,988.08	9,288.00
AQUA AMER INC COM	34,813.03	40,474.08
AQUALIV TECHNOLOGIES INC COM	0.00	9.08
AQUILEX HLDGS LLC 11.125% DUE 12-15-2016	49,534.90	21,875.00
ARABIAN AMERN DEV CO COM	27,899.12	46,402.56
ARAFURA RESOURCES LTD COM STK	131,902.83	50,760.23
ARBITRON INC COM	119,725.25	151,404.00
ARC RES LTD CDA COM	55,943.12	63,868.51
ARCA BIOPHARMA INC COM	437.88	102.00
ARCAN RES LTD COM	9,527.81	7,249.80
ARCELORMITTAL NPV	520,072.68	314,556.41
ARCELORMITTAL SA NT 9.85 DUE 06-01-2019	6,434.35	5,529.89
ARCH COAL INC 7.25% DUE 10-01-2020	5,219.25	5,087.50
ARCH COAL INC COM	105,064.35	57,559.66
ARCH COAL INC COM	553,750.04	428,045.00
ARCHER-DANIELS-MIDLAND CO COM	140,209.91	128,463.80
ARCHER-DANIELS-MIDLAND CO COM	274,051.67	416,730.60
ARCHER-DANIELS-MIDLAND CO COM	347,592.00	343,200.00
ARCHER-DANIELS-MIDLAND CO COM	328,839.90	334,620.00
ARCLAND ENERGY CORP COM	0.00	—
ARCOS DORADOS HOLDINGS INC COM NPV CL ‘A’	28,194.18	24,122.75
ARCOS DORADOS HOLDINGS INC COM NPV CL ‘A’	275,237.46	226,240.60
ARCOS DORADOS HOLDINGS INC COM NPV CL ‘A’	385,448.03	341,845.03
ARCTIC CAT INC COM	27,512.40	45,100.00
ARCTIC CAT INC COM	163,964.86	245,795.00
ARCTIC GLACIER INCOME FD TR UNIT	25,278.07	9,971.96

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ARENA PHARMACEUTICALS INC COM ISIN US0400471027	21,783.88	21,764.93
ARENA PHARMACEUTICALS INC COM ISIN US0400471027	15,052.90	20,383.00
ARES CAP CORP COM	137,983.33	102,967.77
ARES CAP CORP COM	218,139.54	339,127.50
ARES CAP CORP COM	1,051,190.19	1,037,467.50
AREVA—SOCIETE DES PARTICIPATIONS DU COMMISSARIAT A LENERG SHS	28,039.04	11,647.49
ARGAN INC COM	9,465.08	13,126.23
ARGENT SECS INC 2004-W10 AST BKD PASSTHRU CTF CL A2 10-25-2034 REG	168,209.86	148,491.65
ARGENTEX MNG CORP CDA COM	3,289.76	940.04
ARGO GROUP INTERNATIONAL HOLDINGS COM STK	3,673.95	2,896.00
ARGO GROUP INTERNATIONAL HOLDINGS COM STK	96,219.44	89,776.00
ARGONAUT GOLD INC NEW COM	5,168.41	6,825.20
ARGUS METALS CORP COM	39,493.61	5,890.00
ARIAD PHARMACEUTICALS INC COM	32,267.09	49,000.00
ARIAD PHARMACEUTICALS INC COM	200,327.36	237,527.50
ARIBA INC COM NEW	2,164.45	1,881.36
ARIBA INC COM NEW	149,031.26	301,579.20
ARIEL WAY INC COM	9,794.08	7,050.00
ARISTA PWR INC COM NEW .	2,781.41	895.00
ARKANSAS BEST CORP DEL COM	125,072.80	119,474.00
ARKEMA EUR10	178,600.51	157,098.69
ARM HLDGS ORD GBP0.0005	195,207.21	199,140.19
ARM HLDGS ORD GBP0.0005	440,446.78	525,619.42
ARMOUR RESIDENTIAL REIT INC COM	118,830.45	113,040.37
ARNA US 01/21/12 C2	(649.23)	(364.00)
ARNA US 01/21/12 C2.5	(41.53)	(10.00)
ARQULE INC COM	52,805.60	50,196.00
ARRHYTHMIA RESH TECHNOLOGY INC COM PAR $0.01 NEW COM PAR $0.01 NEW	12,803.93	4,939.72
ARRIS GROUP INC COM	2,860.39	2,705.00
ARRIS GROUP INC COM	24,995.48	24,886.00
ARROW ELECTR INC COM	7,897.20	7,482.00
ARROW ELECTRS INC 7.5% DUE 01-15-2027	5,384.65	5,457.86
ARTHROCARE CORP COM	3,914.62	3,484.80
ARTIFICIAL LIFE INC COM	9,238.06	490.00
ARTIS REAL ESTATE INVT TR TR UNIT	0.00	—
ARUBA NETWORKS INC COM	21,097.21	17,594.00
ARYZTA AG CHF0.02 (REGD)	114,055.83	117,157.55
ASA GOLD AND PRECIOUS METALS LIMITED	99,923.12	109,380.59
ASAHI GLASS CO NPV	110,918.21	117,502.23
ASAHI GROUP HOLDINGS LTD NPV	64,959.01	70,262.28
ASAHI KASEI CORP NPV	87,626.81	78,369.47
ASBURY AUTOMOTIVE GROUP INC COM	348,640.78	407,484.00
ASCENA RETAIL GROUP INC COM	13,395.35	13,968.40
ASCENDIA BRANDS INC COM STK	4,119.90	0.65
ASCENT CAP GROUP INC COM SER A STK	14.29	50.72
ASCENT SOLAR TECHNOLOGIES INC COM	7,862.64	2,078.70
ASHFORD HOSPITALITY TR INC COM SHS	2,840.21	4,948.35
ASHLAND INC NEW COM	13,993.60	16,290.60
ASHLAND INC NEW COM	322,043.23	376,684.40
ASIA GLOBAL CROSSING	715.19	0.50
ASIA GLOBAL HLDGS CORP COM STK	1,129.95	4.80
ASIAINFO-LINKAGE INC COM STK ISIN# US04518A1043	18,225.67	7,013.75
ASML HOLDING NV EUR0.09	214,946.44	238,319.81
ASML HOLDING NV EUR0.09	946,049.58	951,892.20

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ASPEN INSURANCE HLDGS COM	290,018.70	296,800.00
ASPEN INSURANCE HLDGS COM	30,073.32	31,800.00
ASPEN INSURANCE HLDGS COM	4,696.18	4,637.50
ASPEN INSURANCE HLDGS COM	584,343.49	575,050.00
ASPENBIO PHARMA INC FORMERLY ASPENBIO I COM NEW	5,431.97	582.00
ASSD ESTATES RLTY CORP COM	16,926.75	16,111.87
ASSET BACKED SECS CORP HOME EQUITY LN TR2001-HE3 CTF CL A1 11-15-2031 BEO	19,479.04	15,817.68
ASSIC GENERALI SPA EUR1	251,345.30	231,431.66
ASSOCIATED BK GREEN BAY N A WIS CD DTD 02-03-2010 1.35 02-03-2012	30,000.00	30,022.50
ASSOCIATED MATERIALS LLC 9.125 11-1-2017	23,079.77	22,062.50
ASSOCTD BANC-CORP COM	8,526.56	4,032.37
ASSOCTD BANC-CORP COM	293,624.74	306,058.00
ASSOCTD BANC-CORP COM	377,903.20	379,780.00
ASSURANT INC COM	274,947.08	373,646.00
ASSURANT INC COM	514,111.24	607,688.00
ASSURANT INC COM	106,358.81	85,404.80
ASSURED GUARANTY LTD COMMON STK	238,389.79	306,162.00
ASSURED GUARANTY MUNI	4,306.95	4,764.00
ASSURED PHARMACY INC COM	50,736.35	2,205.70
AST BACKED SECS FLTG RT 1.2601% DUE 12-15-2033	57,566.75	56,704.04
ASTA FDG INC COM	20,344.32	17,556.00
ASTEC INDS INC COM	25,702.91	25,768.00
ASTEC INDS INC COM	379,982.46	450,231.38
ASTEX PHARMACEUTICALS INC COM USD0.001	138,289.39	71,562.96
ASTEX PHARMACEUTICALS INC COM USD0.001	11,673.60	7,182.00
ASTRAZENECA ORD USD0.25	770,466.54	792,198.16
ASTROTECH CORP COM STK	62.97	10.10
ASYST TECHNOLOGIES INC COM	4,174.65	—
AT & T LATIN AMER CORP COM	11.28	—
AT&T BROADBAND 9.455% DUE 11-15-2022	10,550.94	14,242.85
AT&T INC 3.875% DUE 08-15-2021	91,973.57	95,197.59
AT&T INC 5.5% DUE 02-01-2018	169,626.00	196,780.10
AT&T INC 5.55% DUE 08-15-2041	59,881.65	70,645.02
AT&T INC 6.3% DUE 01-15-2038	88,112.80	98,218.96
AT&T INC COM	2,204,748.19	2,352,541.08
AT&T INC COM	990,812.72	1,085,616.00
AT&T INC COM	901,034.43	868,553.28
AT&T INC COM	3,050,333.34	3,913,146.72
AT&T INC SR NT	25,193.99	25,599.75
ATHENAHEALTH INC COM MON STOCK	12,311.49	9,824.00
ATHENAHEALTH INC COM MON STOCK	203,194.88	142,448.00
ATHENAHEALTH INC COM MON STOCK	675,198.11	849,776.00
ATHERSYS INC NEW COM	8,904.68	4,868.22
ATLANTIC PWR CORP COM NEW COM NEW	169,721.27	184,684.50
ATLANTIC WIND & SOLAR INC COM	3,462.95	264.55
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	89,269.95	88,389.00
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	948,325.76	722,484.00
ATLAS PIPELN PARTNERS L P	40,346.61	82,026.74
ATLC WIND & SOLAR INC COM	0.00	—
ATMEL CORP COM	45,508.76	28,147.50
ATMOS ENERGY CORP COM	18,497.82	19,176.25
ATP OIL & GAS CORP 11.875% DUE 05-01-2015	17,182.55	16,375.00
ATP OIL & GAS CORP COM	39,516.16	22,080.00
ATPG US 01/21/12 C12.5	(171.53)	(2.00)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ATPG US 01/21/12 C15	(285.45)	(10.00)
ATPG US 03/17/12 C16	(785.44)	(50.00)
ATRINSIC INC COM NEW COM NEW	1,490.06	0.41
ATRION CORP COM	10,655.48	48,046.00
ATWOOD OCEANICS INC COM	58,879.80	63,226.31
ATWOOD OCEANICS INC COM	315,421.72	447,637.50
AUDIOCODES LTD COM STK	25,308.95	39,000.00
AURCANA CORP COM NEW COM NEW	5,590.74	3,579.80
AURI INC COM	1,062.93	5.60
AURICO GOLD INC	21,920.82	17,597.97
AURICO GOLD INC	474,874.13	428,134.50
AURION RESOURCES LTD COM	33,179.57	12,042.00
AURIZON MINES LTD COM STK	3,423.28	2,810.10
AURORA BK FSB .5% DUE 04-20-2012	5,000.00	5,000.20
AURORA OIL & GAS CORP COM STK	7,757.21	—
AUSTEVOLL SEAFOOD ASA SHS	4,812.36	4,176.82
AUSTRALIA(CMNWLTH) 6.25% BDS 15/04/15 AUD	95,564.47	112,614.18
Australian dollar	39,468.68	39,468.68
Australian dollar	821.97	821.97
Australian dollar	0.00	—
Australian dollar	4,089.38	4,089.38
Australian dollar	938.32	938.32
Australian dollar	13,327.60	13,327.60
Australian dollar	3,845.76	3,871.11
Australian dollar	77,805.21	78,467.12
Australian dollar	(372.23)	(372.23)
Australian dollar	(44.27)	(44.27)
Australian dollar	(285.31)	(285.31)
Australian dollar	(43.15)	(43.15)
Australian dollar	(1,390.35)	(1,390.35)
Australian dollar	(10,436.42)	(10,436.42)
Australian dollar	(5,281.38)	(5,281.38)
Australian dollar	(2,531.15)	(2,531.15)
Australian dollar	(2,558.86)	(2,558.86)
Australian dollar	(513.18)	(513.18)
Australian dollar	(700.77)	(700.77)
Australian dollar	(4,361.86)	(4,361.86)
Australian dollar	(7,340.24)	(7,388.62)
Australian dollar	(3,690.72)	(3,690.72)
AUTODESK INC COM	18,854.45	19,259.55
AUTODESK INC COM	77,345.19	149,375.25
AUTOIMMUNE INC COM	3,050.69	3.50
AUTOLIV INC COM STK	26,950.37	26,154.86
AUTOLIV INC COM STK	272,232.38	283,497.00
AUTOMATIC DATA PROCESSING INC COM	296,017.99	578,285.07
AUTOMATIC DATA PROCESSING INC COM	151,870.04	182,711.01
AUTOMATIC DATA PROCESSING INC COM	1,314,225.42	1,593,835.10
AUTONATION INC COM	16,963.24	40,630.74
AUTOZONE INC COM	112,202.05	134,212.61
AUTOZONE INC COM	26,566.19	189,782.48
AVAGO TECHNOLOGIES LTD	13,363.90	11,544.00
AVAGO TECHNOLOGIES LTD	262,378.54	213,564.00
AVALON CAP HLDGS CORP COM NEW COM NEW	16.52	—
AVALON OIL & GAS INC COM NEW STK	274.09	42.50

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
AVALON RARE METALS INC COM STOCK	420,169.06	185,030.64
AVALONBAY CMNTYS REIT	236,646.80	267,077.00
AVALONBAY CMNTYS REIT	33,609.75	35,915.00
AVANIR PHARMACEUTICALS INC	9,910.12	6,211.50
AVANTAIR INC COM	599.45	187.50
AVATAR VENTURES CORP COM	1,553.87	256.00
AVEC CORP COM STK	7,347.93	4.90
AVEC CORPORATION COM	0.00	—
AVERY DENNISON CORP COM	67,505.46	51,624.00
AVERY DENNISON CORP COM	85,068.58	66,508.92
AVERY DENNISON CORP COM	599,590.50	470,352.00
AVI BIOPHARMA INC COM	35,667.43	17,284.00
AVI BIOPHARMA INC COM	19,278.56	8,344.00
AVIAT NETWORKS INC COM	4,012.05	1,063.23
AVIAT NETWORKS INC COM	29,742.10	10,248.00
AVION GOLD CORP COM	31,349.36	28,694.32
AVIS BUDGET CAR 9.625% DUE 03-15-2018	5,629.77	5,187.50
AVIS BUDGET GROUP INC COM STK	66,615.06	58,842.08
AVIS BUDGET GROUP INC COM STK	410,347.94	289,225.60
AVISTA CORP COM ISIN # US05379B1070	2,459.45	2,602.67
AVITAR INC NEW COM NEW STK	3,708.00	0.02
AVIVA CORP PLC 25P ORD COM	45,014.35	14,019.60
AVIVA ORD GBP0.25	175,842.20	138,368.19
AVNET INC COM	20,545.12	20,208.50
AVNET INC COM	132,739.60	124,360.00
AVNET INC COM	630,398.93	554,956.50
AVON PRODUCTS INC COM USD0.25	34,949.26	31,513.72
AVON PRODUCTS INC COM USD0.25	180,236.35	162,366.18
AVON PRODUCTS INC COM USD0.25	725,237.86	436,750.00
AVX CORP COM	6,524.51	5,816.70
AWG LTD COM NEW STK	3,917.90	90.00
AXA EUR2.29	732,022.87	509,731.52
AXCELIS TECHNOLOGIES INC COM STK ISIN# US0545401095	14,140.74	13,699.00
AXION INTL HLDGS INC COM STK	19,656.55	8,856.00
AXION PWR INTL INC COM	291,559.06	116,996.40
AXIS CAP HOLDINGS 5.75% DUE 12-01-2014	9,097.00	10,515.32
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	330,515.31	332,384.00
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	354,611.02	335,580.00
AXIS ENERGY CORP COM STK	40,180.50	2,700.00
AXIS TECHNOLOGIES GROUP INC COM	5,675.70	20.30
AXM PHARMA INC COM AXM PHARMA INC	235.65	3.66
AXT INC COM	48,932.06	22,935.00
AZURE DYNAMICS CORP CL A	3,090.45	325.00
AZZ INC COM	4,534.75	4,570.40
B & G FOODS INC COMMON STOCK	52,639.75	88,180.81
B2B INTERNET HOLDRS TR DEPOS RCPT ISIN US0560331037	1,288.66	950.00
BA US 01/21/12 C65	(851.51)	(1,720.00)
BA US 01/21/12 C70	(243.53)	(830.00)
BA US 01/21/12 C75	(588.35)	(470.00)
BA US 05/19/12 C80	(145.30)	(218.00)
BABCOCK & WILCOX CO NEW COM STK	6,131.05	5,165.96
BAC CAP TR I 7 PRF CAP 15/12/31 USD25	2,580.83	2,502.00
BAC US 02/18/12 C7	(1,200.58)	(360.00)
BAC US 12/18/10 C11	(262.29)	(290.00)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
BACTERIN INTL HLDGS INC COM	2,109.35	2,288.00
BADGER METER INC COM	3,606.00	2,619.27
BAJA MNG CORP COM	79,021.25	78,240.00
BAKER HUGHES INC 7.5% DUE 11-15-2018	109,359.64	145,114.75
BAKER HUGHES INC COM	121,434.08	100,080.30
BAKER HUGHES INC COM	268,576.56	175,104.00
BAKER HUGHES INC COM	328,443.89	464,560.64
BAKER HUGHES INC COM	942,766.22	953,344.00
BALCHEM CORP COM	3,957.42	4,459.40
BALD EAGLE ENERGY INC COM STK	6,323.22	1,680.33
BALL CORP 5.75% DUE 05-15-2021	130,000.00	136,175.00
BALL CORP COM	40,294.48	129,984.40
BALLARD PWR SYS INC NEW	22,427.26	12,612.24
BALLY TECHNOLOGIES INC COM STK	64,909.13	75,164.00
BALLY TECHNOLOGIES INC COM STK	7,660.51	8,307.60
BALTIA AIR LINES INC COM STOCK	606.95	400.00
BAMA GOLD CORP COM STK	0.00	627.15
BANCFIRST CORP COM	4,060.34	3,754.00
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR SA	13,270.55	13,883.25
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR SA	297,105.39	280,634.25
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR SA	81,299.42	77,040.00
BANCO SANTANDER EUR0.50(REGD)	1,396,433.61	809,125.03
BANCO SANTANDER EUR0.50(REGD)	604,679.49	420,851.38
BANCO SANTANDER S.A.	61,327.81	51,572.16
BANCORPSOUTH INC COM	3,660.35	3,309.96
BANCROFT URANIUM INC COM STK	3,123.95	—
BANGKOK BANK THB10(ALIEN MKT)	502,844.86	561,700.78
BANK AMER CORP 4.875% DUE 09-15-2012	10,474.80	10,064.17
BANK AMER CORP 5.125% DUE 11-15-2014	4,893.50	4,970.62
BANK AMER CORP 5.25% DUE 12-01-2015	8,076.10	9,440.59
BANK AMER CORP 5.49% DUE 03-15-2019	56,451.75	51,879.90
BANK AMER CORP 5.625% DUE 10-14-2016	43,749.30	43,513.83
BANK AMER CORP 5.75% DUE 12-01-2017	29,789.10	28,335.63
BANK AMER CORP 7.625% DUE 06-01-2019	11,468.26	10,342.17
BANK AMER CORP CAPPED LEVERAGED INDEX RETURN NT LKD TO S&P 500 INDEX	359.45	349.50
BANK AMER CORP DEP SH REPSTG 1/1000TH PFD SER I PFD STK	73,999.87	82,323.49
BANK AMER CORP DEPOSITARY SH REPSTG 1/1000 PFD SER PFD STK	3,052.00	3,494.16
BANK AMER CORP DEPOSITARY SH REPSTG 1/1000TH PFD SER H STK	44,617.14	44,198.16
BANK AMER CORP DEPOSITARY SH REPSTG 1/1000TH PFD SER J	25,794.94	24,676.00
BANK AMER CORP SUB INTERNOTES BOOK ENTRYTRANCHE # SB 00092 6% DUE 02-15-2012	25,661.50	24,999.75
BANK BARODA NEW YORK N Y CTF DEP 8-22-2011 0.4 8-22-2012	3,000.00	2,998.11
BANK BARODA NEW YORK N Y DTD 07-13-2011 .5 C/D 10-15-2012	10,000.00	9,994.10
BANK BARODA NEW YORK N Y DTD 09-22-2011 .4 C/D 06-22-2012	250,000.00	249,885.00
BANK HAPOALIM B M NEW YORK BRH CTF DEP DTD 09-23-2011 .3 C/D DUE 03-23-2012	20,000.00	19,993.60
BANK MADISON GA CTF DEP DTD 03-25-2009 2.9 03-23-2012	50,000.00	50,262.00
BANK N S HALIFAX COM STK	102,272.12	90,156.10
BANK NEW YORK MELLON CORP COM STK	79,146.19	68,529.46
BANK NEW YORK MELLON CORP COM STK	698,833.99	461,912.00
BANK NEW YORK MELLON CORP COM STK	797,694.17	508,003.65
BANK NEW YORK MELLON CORP COM STK	635,588.93	527,873.83
BANK NEW YORK MELLON CORP COM STK	922,952.23	923,824.00
BANK NEW YORK MELLON CORP COM STK	698,833.99	461,912.00
BANK NOVA SCOTIA 2.15 DUE 08-03-2016 BEO	229,891.90	231,621.96
BANK OF AMER CORP 5.00 DUE 05-13-2021	795,694.52	774,209.75

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
BANK OF AMERICA CORP	5,500,052.56	4,365,610.65
BANK OF AMERICA CORP	634,642.03	226,959.20
BANK OF AMERICA CORP	4,441,123.54	1,230,161.12
BANK OF AMERICA CORP COM STK CALL OPT EXP 1/21/12 PR $20 PER SH	(164.78)	(3.00)
BANK OF CHINA NEW YORK CITY NY CTF DEP DTD 9-21-2011 0.35 6-21-2012	45,000.00	44,968.95
BANK OF CHINA NEW YORK CITY NY DTD 07-07-2011 .3 C/D 04-09-2012	107,000.00	106,953.99
BANK OF CHINA NEW YORK CITY NY DTD 08-10-2011 .45 C/D 08-10-2012	50,000.00	49,985.00
BANK OF CHINA NY CTF DEP DTD 10-12-11 0.35 4-12-2012	50,000.00	49,983.50
BANK OF THE OZARKS INC COM	242,904.90	419,857.10
BANK OF THE OZARKS INC COM	593,549.82	1,025,198.00
BANKATLANTIC BANCORP INC CL A PAR $0.01 CL A PAR $0.01	111.67	114.92
BANKIA S.A EUR2	51,333.33	49,818.96
BANKRATE INC DEL COM	241,202.57	271,975.00
BANNER CORP COM NEW COM NEW	3,481.43	3,674.83
BANRO CORPORATION COM NPV	2,136.95	1,850.00
BANYAN CORP ORE COM NO PAR 2009 STK	419.90	0.02
BARCLAYS BANK/DELAWARE DTD 02-10-2010 2.35 02-10-2014	25,000.00	25,628.00
BARCLAYS BK DEL RETAIL CTF DEP 3A2 DTD 02-03-2010 2.8 02-03-2015	34,000.00	35,212.78
BARCLAYS BK DEL RETAIL CTF DEP 3A2 PROGRCTF DEP DTD 01-27-2010 2.45 1-27-2014	40,000.00	41,119.20
BARCLAYS BK PLC 0 DUE 12/31/2040 REG	14,543.56	10,672.00
BARCLAYS BK PLC IPATH DOW JONES-UBS COFFEE SUBINDEX TOTAL RETURN ETN	7,006.95	5,652.00
BARCLAYS BK PLC IPATH DOW JONES-UBS ALUMSUBINDEX TOTAL RETURN ETN	10,185.15	7,590.00
BARCLAYS BK PLC IPATH S&P 500 VIX SHORT TERM FUTURES ETN NEW	317,477.40	272,941.46
BARCLAYS BK/DE CTF DEP DTD 10-07-2009 3.25 10-07-2014	52,000.00	54,395.12
BARCLAYS ORD GBP0.25	1,273,463.42	645,765.19
BARCLAYS ORD GBP0.25	265,802.31	157,138.02
BARNES & NOBLE INC COM	5,031.15	4,835.87
BARNES GROUP INC COM	2,309.34	3,106.00
BARRETT BILL CORP COM STK	10,811.95	10,221.00
BARRICK GOLD CORP	525,828.93	491,822.25
BARRICK GOLD CORP NT 6.95 DUE 04-01-2019	130,512.90	147,366.96
BARRICK NA FIN LLC 4.4 DUE 05-30-2021	124,124.20	129,959.52
BASIC ENERGY SVCS INC NEW COM	7,235.90	7,308.70
BASIC ENERGY SVCS INC NEW COM	76,525.38	84,710.00
BAXTER INTL INC 5.375% DUE 06-01-2018	212,160.00	234,844.20
BAXTER INTL INC COM	382,605.82	616,669.24
BAXTER INTL INC COM	122,716.77	112,444.71
BAXTER INTL INC COM	508,959.20	445,320.00
BAYER AG—ORD SHS	604,788.51	710,600.11
BAYER AG COM STK	22,261.83	19,238.76
BAYER MOTOREN WERK EUR1	205,594.67	165,469.95
BAYER MOTOREN WERK EUR1	709,352.16	628,651.84
BAYERISCHE MOTOREWEREK AG COM STK	41,378.41	35,813.82
BAYFIELD VENTURES CORP COM STK	1,607.98	942.80
BAYOU CITY EXPL INC COM	629.95	15.50
BAYSWATER URANIUM CORP NEW COM NEW	59,689.73	12,255.20
BAYTEX ENERGY CORP COM	31,798.91	36,328.50
BB LIQUIDATING INC USD0.01	6,989.84	163.69
BB&T CORP COM	104,559.62	112,889.93
BB&T CORP COM	474,822.06	381,552.03
BB&T CORP COM	702,682.87	750,066.00
BBC CAP TR II GTD TR PFD SECS 8.50%	10,994.15	9,500.00
BBJ ENVIRONMENTAL TECHNOLOGIES INC COM	59.95	—
BBVA U S SR S A 3.25% DUE 05-16-2014	199,780.00	189,445.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
BBY US 02/18/12 C26	(15.30)	(35.00)
BCE INC COM NEW	9,880.95	10,417.50
BE AEROSPACE INC 8.5% DUE 07-01-2018	5,575.50	5,412.50
BE AEROSPACE INC COM	13,434.13	18,271.12
BEACON REDEV INDL CORP COM NEW COM NEW	0.00	48.00
BEAL BK LAS VEGAS NEV DTD 04-06-2011 .35 CTF OF DEP DUE 04-04-2012	90,000.00	89,975.70
BEAL BK LAS VEGAS NEV DTD 04-20-2011 .35 C/D DUE 04-18-2012	200,000.00	199,924.00
BEAL BK NEV LAS .35% DUE 01-11-2012	12,000.00	11,999.88
BEAL BK USA LAS .55% DUE 12-26-2012	20,000.00	19,972.00
BEAM INC	7,014.52	6,668.96
BEAM INC	111,232.90	176,282.43
BEAR STEARNS ABS I TR 2004-BO1 AST BACKED CTF II-A-2 10-25-2034 REG	498,014.06	499,501.54
BEAR STEARNS AST BACKED SECS I TR 2004-SD3 CL A-3 ADJ 9-25-2034	40,550.50	39,887.33
BEAR STEARNS COS INC BEAR STEARNS CO 6.410 2 17 6.4% DUE 10-02-2017	37,108.80	44,689.16
BEAVER DAM WIS UNI SCH DIST TAXABLE-REF 5.95 DUE 04-01-2022 BEO TAXABLE	26,969.50	25,914.50
BEAZER HOMES USA INC COM	47,210.66	62,000.00
BEBE STORES INC COM	6,623.13	5,541.92
BEBE STORES INC COM	32,504.72	43,316.00
BECTON DICKINSON & CO COM	89,699.89	87,573.01
BECTON DICKINSON & CO COM	248,539.24	256,289.60
BECTON DICKINSON & CO COM	183,492.03	357,535.20
BED BATH BEYOND INC COM	33,659.77	33,912.45
BED BATH BEYOND INC COM	140,432.53	308,400.40
BEIERSDORF AG EUR1	623,136.70	688,013.41
BELLE INTERNATIONA HKD0.01	467,814.20	427,088.26
BELLSOUTH CORP 4.75% DUE 11-15-2012	9,664.90	10,334.79
BELLUS HEALTH INC COM	6,771.58	40.00
BEMIS CO INC COM	46,614.08	69,875.84
BEMIS CO INC COM	24,306.23	24,816.00
BEMIS CO INC COM	400,464.35	376,000.00
BENIHANA INC COM	998.95	1,534.50
BERING EXPL INC COM	5,207.07	1.61
BERKELEY TECH LD COM STK	14,194.86	—
BERKLEY W R CORP COM	1,319.33	1,719.50
BERKSHIRE HAT A 100TH COM STK	2,012,695.30	2,065,590.00
BERKSHIRE HATHAWAY 3.2% DUE 02-11-2015	49,958.50	53,008.10
BERKSHIRE HATHAWAY 4.625% DUE 10-15-2013	24,620.94	26,584.53
BERKSHIRE HATHAWAY 4.75% DUE 05-15-2012	5,343.00	5,071.41
BERKSHIRE HATHAWAY 5.4% DUE 05-15-2018	17,314.50	17,477.97
BERKSHIRE HATHAWAY INC-CL B	7,964,406.74	8,067,427.90
BERKSHIRE HATHAWAY INC-CL B	87,761.79	91,560.00
BERKSHIRE HATHAWAY INC-CL B	2,917,738.52	2,917,559.40
BERRY PETE CO CL A CL A	4,033.00	6,303.00
BERRY PETE CO CL A CL A	171,197.91	163,878.00
BEST BUY INC COM STK	207,016.61	149,754.96
BEST BUY INC COM STK	346,760.58	298,792.78
BEVERAGE CREATIONS INC DEL COM STK	7,708.95	—
BEYOND COMM INC COM STK	3,031.27	0.70
BG GROUP ORD GBP0.10	254,219.97	309,295.40
BGC PARTNERS INC CL A CL A	4,981.09	4,752.00
BGC PARTNERS INC CL A CL A	144,777.09	146,718.00
BGC US 11/19/11 C29	(87.75)	—
BHP BILLITON FIN 3.25% DUE 11-21-2021	79,277.60	82,368.00
BHP BILLITON FIN 6.5% DUE 04-01-2019	219,402.50	234,755.64

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
BHP US 02/18/12 C72.5	(979.53)	(630.00)
BIDU US 01/21/12 C120	(282.29)	(290.00)
BIDU US 01/21/12 C125	(353.29)	(174.00)
BIDU US 02/18/12 C130	(392.29)	(370.00)
BIDU US 12/30/11 C115	(3,156.29)	(1,350.00)
BIFS TECHNOLOGIES CORP COM	1,957.71	—
BIG BEAR MNG CORP COM NEW COM STK	5,921.75	157.30
BIG LOTS INC COM	3,447.41	3,776.00
BIG LOTS INC COM	202,530.60	209,568.00
BIG LOTS INC COM	41,098.33	52,939.52
BIG LOTS INC COM	535,618.68	528,640.00
BIG LOTS INC COM	455,122.53	883,584.00
BIG SCREEN ENTMT GROUP INC COM	15.51	0.56
BILL THE BUTCHER INC COM	15,439.30	7,936.50
BILLABONG INTL NPV	552,284.07	125,401.74
BIM BIRLESIK MAGAZ TRY1	19,129.08	31,155.74
BIO RAD LABS INC CL A	7,640.43	9,604.00
BIO RAD LABS INC CL A	59,419.01	67,228.00
BIOCENTRIC ENERGY HLDGS INC COM STK	4,200.27	38.10
BIOCRYST PHARMACEUTICALS INC COM	784.80	247.00
BIOCUREX INC COM	26,579.72	415.88
BIODELIVERY SCIENCES INTL INC COM	6,226.04	1,434.69
BIOFUEL ENERGY CORP COM	6,907.07	4,080.00
BIOGEN IDEC INC COM STK	56,201.25	55,355.15
BIOGEN IDEC INC COM STK	281,607.72	582,604.70
BIOGEN IDEC INC COM STK	628,439.23	676,807.50
BIOHEART INC COM STK	31,621.76	14,500.06
BIO-KEY INTL INC COM	33,893.85	12,775.00
BIOLASE TECH INC COM	1,341.20	884.08
BIOMAGNETICS DIAGNOSTICS CORP COM STK	3,554.75	301.00
BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	2,996.82	3,438.00
BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	155,436.28	167,430.60
BIO-MATRIX SCIENTIFIC GROUP INC NEW COM STK	67,483.60	264.18
BIO-MATRIX SCIENTIFIC GROUP INC NEW PFD STK	0.00	—
BIOMED RLTY TR INC COM	626,005.64	637,392.32
BIOMIMETIC THERAPEUTICS INC COM STK	1,391.95	285.00
BIOMODA INC COM	23,462.75	5,371.40
BIONOVO INC COMMON STOCK	2,743.09	231.37
BIOPURE CORP CL A PAR $0.01 COM STK	26.76	—
BIO-REFERENCE LABS INC COM PAR $0.01 NEW	4,708.97	3,660.75
BIORESTORATIVE THERAPIES INC COM	17,508.95	12,600.00
BIOSANTE PHARMACEUTICALS INC COM NEW COMNEW	50,644.94	26,460.67
BIOSOLAR INC COM NEW COM NEW	148,217.74	49,464.80
BIOSTAR PHARMACEUTICALS INC COM STOCK	5,539.37	1,860.00
BIOTIME INC COM	69,608.83	75,041.96
BIOVEST INTL INC COM STK	9,638.23	2,362.50
BIRCHCLIFF ENERGY LTD NEW COM STK	18,641.63	27,665.76
BIRMINGHAM ALA COML DEV AUTH REV 5.5% 04-01-2041 BEO	9,506.40	10,776.20
BIZAUCTIONS INC COM STK	614.32	473.05
BK 1 CAP TR VI 7.20 QTRLY PFD 1ST PAY 1/15/02 CALL10/15/06 @ 25	20,286.95	20,400.00
BK AMER CORP 5.375 DUE 06-15-2014 BEO	21,720.20	19,872.32
BK AMER CORP SUB INTERNOTES BOOK ENTRY #TR 00468 08/25/05 5.15 DUE 08-15-2015	4,960.00	4,795.27
BK BARODA NY N Y DTD 07-20-2011 .3 C/D 04-20-2012	240,000.00	239,870.40
BK HAW CORP COM	12,432.02	13,347.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
BK OF CHINA NEW .4% DUE 08-17-2012	1,000.00	999.38
BK OF CHINA NY CY NY CTF DEP DTD 10-26-2011 .55 C/D 07-26-2012	6,000.00	6,001.62
BK OF CHINA NY CY NY CTF DEP DTD 11-02-2011 .6 C/D 11-02-2012	6,000.00	5,999.70
BK OF CHINA NY CY NY DTD 07-20-2011 .35 07-20-2012	150,000.00	149,878.50
BK OF CHINA NY CY NY DTD 12-07-2011 .45 C/D 06-07-2012	15,000.00	14,996.85
BK OF CHINA NY CY NY DTD 12-30-2011 .65 C/D 12-28-2012	2,000.00	2,000.00
BK US 01/19/13 C25	(154.30)	(99.00)
BLACK BOX CORP DEL COM	483,126.99	500,514.00
BLACK CASTLE DEVS HLDGS INC COM	2,312.95	0.07
BLACK DRAGON RES COS INC COM	115.55	0.33
BLACK HAWK EXPL INC COM STK	16,835.82	642.40
BLACK HILLS CORP COM	16,697.24	22,876.21
BLACK HILLS CORP COM	681,284.85	694,199.34
BLACKBAUD INC COM	7,307.60	7,063.50
BLACKBAUD INC COM	979,671.00	1,160,630.00
BLACKROCK INC COM STK	56,997.64	64,185.74
BLACKROCK INC COM STK	341,830.06	361,827.20
BLACKROCK INC COM STK	436,033.22	392,128.00
BLACKROCK KELSO CAP CORPORATION COM STK	198,424.08	167,280.00
BLACKSTONE GROUP LP COMMON UNITS	65,682.28	61,607.20
BLDRS EMERGING MARKETS 50 ADR INDEX FUND	81,998.87	78,669.63
BLDRS EUROPE 100 ADR INDEX FUND	7,903.80	4,657.48
BLOCK FINL LLC 5.125% DUE 10-30-2014	8,616.80	9,168.87
BLOCK H & R INC COM	14,759.64	17,199.51
BLOCK H & R INC COM	87,086.08	103,875.13
BLOGGERWAVE INC COM	20,766.91	23.80
BLUE EARTH INC COM	297,431.45	239,928.00
BLUE GEM ENTERPRISE INC FLA FORMERLY BL COM STK	33.84	0.30
BLUE HLDGS INC COM	4,994.95	5.00
BLUE SPHERE CORP COM STOCK	7,561.54	505.00
BLUEFIRE RENEWABLES INC COM	246.00	150.00
BLUELINX HLDGS INC COM	31,626.20	17,677.96
BLUGRASS ENERGY INC COM NEW	17,358.85	29.00
BM&FBOVESPA SA COM NPV	333,701.37	243,259.62
BMC SOFTWARE INC COM STK	22,631.41	17,438.96
BMC SOFTWARE INC COM STK	159,104.09	123,547.82
BMW BK N AMER SALT LAKE CY UT CTF ACT/365 DTD 12-10-2010 .7 DUE 06-11-2012	116,000.00	116,099.76
BMW BK NORTH AMER SALT LAKE CITY UTAH CTF DEP DTD 12-11-2009 2.7 12-11-2013	10,000.00	10,282.90
BNK PETE INC COM STK	2,203.50	612.00
BNP PARIBAS / BNP 3.6% DUE 02-23-2016	5,064.80	4,688.53
BNP PARIBAS EUR2	338,398.69	337,505.53
BOARDWALK PIPELINE PARTNERS LP	48,748.55	50,534.45
BOEING CAP CORP 4.7% DUE 10-27-2019	49,964.50	56,913.60
BOEING CAP CORP INTERNOTES BEO TRANCHE #TR 00080 5/22/03 4.85 05-15-2013	5,275.00	5,203.11
BOEING CO COM	2,515,305.17	2,808,763.67
BOEING CO COM	349,209.31	410,760.00
BOEING CO COM	690,857.16	1,192,597.65
BOEING CO COM	1,880,144.79	1,973,115.00
BOEING CO COM	590,268.99	639,978.75
BOEING CO SR NT 4.875 DUE 02-15-2020	89,062.20	105,082.02
BOFI HLDG INC COM STK	4,162.95	4,062.50
BOGUE INTL INC COM	435.79	—
BOHAI PHARMACEUTICALS GROUP INC COM STK	7,737.36	1,880.00
BOINGO WIRELESS INC COM STK	1,743.79	1,720.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
BOISE INC COM STK	8,665.20	6,628.72
BOLIDEN AB NPV	161,714.68	132,385.84
BOLIVAR MNG CORP COM STK	689.96	—
BOLT TECHNOLOGY CORP COM	7,930.59	3,432.00
BOMBARDIER INC CL A CONV CL A	5,811.30	4,011.50
BOMBARDIER INC CL B COM	4,952.44	5,532.80
BOMBAY INC COM	9,518.17	—
BONTAN CORP INC COM	606.95	200.00
BON-TON DEPT STORES INC SR NT 10.25% DUE03-15-2014/03-15-2011	25,048.44	16,000.00
BOOKS-A-MILLION INC COM	8,954.54	5,264.91
BOOZ ALLEN HAMILTON HLDG CORP COM STK	15,946.96	15,093.75
BOOZ ALLEN HAMILTON HLDG CORP COM STK	114,671.29	113,850.00
BOOZ ALLEN HAMILTON HLDG CORP COM STK	137,393.31	150,075.00
BORDEN CHEM INC	24,585.18	19,500.00
BORDERS GROUP INC COM STK	833.87	9.00
BORG WARNER INC COM	43,235.54	37,479.12
BORG WARNER INC COM	150,400.80	152,976.00
BORG WARNER INC COM	245,043.31	200,781.00
BOSTON BEER INC CL A CL A	33,630.31	40,710.00
BOSTON PRIVATE FINL HLDGS INC COM	578.97	587.56
BOSTON PRIVATE FINL HLDGS INC COM	484,426.11	655,804.30
BOSTON SCIENTIFIC CORP COM	2,894.86	2,803.50
BOSTON SCIENTIFIC CORP COM	525,142.34	347,634.00
BOSTON SCIENTIFIC CORP COM	378,044.11	173,218.92
BOTSWANA METALS LIMITED NPV	0.00	528.90
BOVIE MED CORP COM STK	7,487.41	3,604.00
BOX SHIPS INC COM STK	2,706.70	2,092.50
BOYD GAMING CORP 7.125% DUE 02-01-2016	39,800.00	34,600.00
BOYD GAMING CORP COM	7,066.77	7,640.44
BOYDS COLLECTION LTD	1.00	—
BP CAP MARKETS PLC 5.25% DUE 11-07-2013	4,585.00	5,368.69
BP CAP MKTS P L C 3.125% DUE 10-01-2015	344,134.40	356,123.82
BP CAP MKTS P L C 3.561% DUE 11-01-2021	10,000.00	10,410.84
BP ORD USD0.25	1,518,608.00	1,363,763.42
BP PRUDHOE BAY RTY TR UNITS BEN INT	99,696.11	99,043.19
BP US 01/19/13 C42	(849.51)	(1,080.00)
BP US 01/19/13 C50	(197.30)	(230.00)
BP US 01/21/12 C44	(597.05)	(588.00)
BP US 01/21/12 C49	(242.78)	(6.00)
BP US 04/21/12 C40	(659.52)	(880.00)
BP US 10/22/11 C40	(461.52)	(616.00)
BPI US 02/18/12 C25	(101.53)	(110.00)
BPT US 01/21/12 C115	(97.30)	(80.00)
BPZ RESOURCE INC	3,534.83	1,357.52
BR MALLS PARTICIPA COM NPV	372,214.36	442,010.45
BRAINY BRANDS CO INC COM STK	1,498.79	170.50
BRAND BKG CO LAWRENCEVILLE GA CTF DEP DTD 01-15-2010 1.7 04-16-2012	6,000.00	6,020.52
BRANDYWINE RLTY TR SH BEN INT NEW REIT	1,749.64	1,381.37
BRAZIL FAST FOOD CORP COM NEW	484.68	425.60
BRAZIL GOLD CORP COM	299.01	7.50
Brazilian real	0.05	0.05
Brazilian real	168.11	168.11
Brazilian real	(31,331.58)	(31,238.36)
BRE PPTYS INC PFD SER D 6.75%	5,639.95	5,663.25

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
BREA CALIF PUB FIN AUTH REV TAXABLE 8.375 OID 8.5 @99.158 8.375 9-1-2018	8,286.08	8,511.68
BREEZE-EASTERN CORP COM STK	2,194.45	2,042.50
BREEZER VENTURES INC COM STK	1,008.95	432.00
BRH BKG & TR CO WINSTON SALEM N C CTF DEP 03-12-2012	44,000.00	44,204.60
BRIDGEPOINT ED INC COM	294,385.04	317,400.00
BRIDGEPOINT ED INC COM	48,787.52	48,300.00
BRIDGESTONE CORP NPV	306,520.45	303,798.62
BRIGGS & STRATTON CORP CAP	932.79	774.50
BRIGHAM EXPL CO COM CASH MERGER 12/08/2011	16,248.84	19,152.00
BRIGHTPOINT INC COM NEW	162,285.20	131,272.00
BRIGHTPOINT INC COM NEW	538,835.20	742,978.00
BRIGUS GOLD CORP COM	63,406.12	39,685.63
BRINKER INTL INC COM	4,816.78	5,352.00
BRINX RES LTD COM STK	2,706.95	1,450.00
BRISTOL MYERS SQUIBB CO COM	659,325.48	801,095.91
BRISTOL MYERS SQUIBB CO COM	859,510.36	1,306,241.08
BRISTOW GROUP INC COM	3,611.95	4,739.00
BRISTOW GROUP INC COM	305,783.70	326,991.00
British pound sterling	713.24	713.24
British pound sterling	32.35	32.35
British pound sterling	207.22	207.22
British pound sterling	624.42	624.42
British pound sterling	870.83	870.83
British pound sterling	142,312.03	142,312.03
British pound sterling	4,199.22	4,199.22
British pound sterling	1,224.04	1,224.04
British pound sterling	0.00	—
British pound sterling	4,873.99	4,873.99
British pound sterling	1,552.95	1,552.95
British pound sterling	271.52	271.52
British pound sterling	396,295.52	396,295.52
British pound sterling	66,381.02	66,381.02
British pound sterling	4,596.82	4,572.84
British pound sterling	11,539.19	11,539.19
British pound sterling	0.00	—
British pound sterling	0.00	—
British pound sterling	0.00	—
British pound sterling	(328.70)	(328.70)
British pound sterling	(26.33)	(26.33)
British pound sterling	(207.44)	(207.44)
British pound sterling	(82.18)	(82.18)
British pound sterling	(732.96)	(732.96)
British pound sterling	(135,944.85)	(134,810.92)
British pound sterling	(147,940.12)	(148,519.13)
BRITISH SKY BROADCASTING GROUP ORD GBP0.50	93,732.87	93,005.20
BRITISH SKY BROADCASTING GROUP ORD GBP0.50	857,207.82	847,364.27
BRKB US 01/21/12 C80	(574.25)	(150.00)
BRKB US 01/21/12 C82.5	(264.49)	(24.00)
BRKB US 02/18/12 C75	(9,037.08)	(9,900.00)
BRKB US 02/18/12 C80	(169.53)	(170.00)
BROADBAND WIRELESS INTL CORP COM	705.71	—
BROADCOM CORP CL A	152,978.64	138,135.66
BROADCOM CORP CL A	646,466.92	313,006.96
BROADCOM CORP CL A	411,608.81	371,404.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
BROADRIDGE FINL SOLUTIONS INC COM STK	5,115.54	6,028.94
BROADSOFT INC COM	166,730.82	134,390.00
BROADVISION INC COM PAR $.001 COM PAR $.001	2,173.51	2,188.00
BROADWIND ENERGY INC COM STK	8,753.46	3,672.00
BROCADE COMMUNICATIONS SYS INC COM NEW STK	89,146.63	76,293.00
BROOKDALE SR LIVING INC COM STK	7,328.98	8,695.00
BROOKFIELD ASSET MGMT INC VOTING SHS CL A VOTING SHS CL A	83,472.81	95,493.00
BROOKFIELD INCORPORACOES SA	1,056,640.23	586,489.75
BROOKFIELD OFFICE PROPERTIES INC COM	7,373.85	7,820.00
BROOKFIELD RENEWABLE POWER COM STK UNIT	4,332.81	5,046.00
BROOKS AUTOMATION INC COM	6,562.13	5,288.56
BROOKSTONE CO INC 12% DUE 10-15-2012	78,205.00	72,225.00
BROTHER INDUSTRIES NPV	87,183.03	94,538.37
BROWN & BROWN INC COM	132,446.68	117,290.23
BROWN & BROWN INC COM	330,152.98	327,003.50
BROWN-FORMAN INC CL B NON-VTG COM	11,430.67	14,089.25
BROWN-FORMAN INC CL B NON-VTG COM	71,249.08	178,168.63
BROWNSTONE ENERGY INC COMMON STOCK	11,582.94	5,100.00
BRUNSWICK CORP COM	11,495.62	11,558.40
BRUNSWICK CORP COM	277,719.17	223,944.00
BRUNSWICK CORP COM	235,008.51	175,182.00
BSQUARE CORP COM NEW	4,984.35	2,804.40
BSTN PPTYS INC	26,398.11	27,965.56
BSTN PPTYS INC	284,989.90	321,110.40
BT GROUP ORD GBP0.05	354,684.45	513,339.51
BUCKEYE TECHNOLOGIES INC COM	44,486.10	67,417.23
BUCKEYE TECHNOLOGIES INC COM	529,351.98	846,199.20
BUCKLE INC COM	15,917.82	17,449.05
BUCKLE INC COM	156,613.20	171,654.00
BUFFALO WILD WINGS INC COM STK	113,520.38	126,716.27
BUILD-A-BEAR WORKSHOP INC COM STK	20,474.50	21,150.00
BUILDERS FIRSTSOURCE INC COM STK	1,368.44	850.68
BUNGE LTD	37,927.01	35,444.85
BUNGE LTD	319,150.81	320,320.00
BUNGE LTD CONV PFD STK	19,914.95	20,680.00
BUNZL PLC ORD GBP0.32142857	0.00	—
BURBERRY GROUP ORD GBP0.0005	115,652.54	100,992.97
BURBERRY GROUP ORD GBP0.0005	105,350.32	217,020.80
BURL NORTHN SANTA 4.7% DUE 10-01-2019	10,443.40	11,182.03
BUYER GROUP INTL INC COM NEW	0.00	—
BYD CO COM	1,909.73	758.91
BZ US 01/21/12 C8	(95.78)	(30.00)
C H ROBINSON WORLDWIDE INC COM NEW COM NEW	64,838.15	64,289.95
C H ROBINSON WORLDWIDE INC COM NEW COM NEW	187,241.06	249,672.84
C R BARD	70,540.32	157,063.50
C R BARD	32,818.12	31,293.00
C US 01/19/13 C35	(929.53)	(510.00)
C US 02/18/12 C27	(3,960.32)	(4,342.00)
C US 02/18/12 C35	(199.53)	(18.00)
C US 03/17/12 C35	(291.55)	(50.00)
C US 05/19/12 C35	(457.52)	(138.00)
C US 06/16/12 C35	(515.53)	(178.00)
C&J ENERGY SVCS INC COM MON STOCK	23,520.27	22,353.24
CA INC COM	46,378.73	40,568.21

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CA INC COM	172,343.39	162,771.18
CABELAS INC COM STK	8,203.74	8,515.70
CABLE & WIRELESS WORLDWIDE ORD GBP0.05	114,959.93	24,607.90
CABLE & WIRELESS WORLDWIDE ORD GBP0.05	0.00	—
CABLEVISION SYS CORP CL A COM STK	11,552.60	7,821.00
CABLEVISION SYS CORP CL A COM STK	111,003.00	102,384.00
CABLEVISION SYS CORP CL A COM STK	116,070.55	68,810.58
CABOT CORP COM	560,016.86	741,759.06
CABOT OIL & GAS CORP COM	158,580.25	163,185.00
CABOT OIL & GAS CORP COM	349,747.20	447,810.00
CABOT OIL & GAS CORP COM	128,242.80	168,346.20
CABOT OIL & GAS CORP COM	106,172.17	94,116.00
CACI INTL INC CL A CL A	11,307.08	11,184.00
CACI INTL INC CL A CL A	58,542.33	61,512.00
CACI INTL INC CL A CL A	359,850.64	430,584.00
CADENCE DESIGN SYS INC COM	1,173.69	1,768.00
CADENCE DESIGN SYS INC COM	314,226.88	515,840.00
CADENCE PHARMACEUTICALS INC COM	1,600.88	987.50
CAH US 01/21/12 C41	(27.91)	(60.00)
CAI INTL INC COM	10,477.31	9,198.70
CAIXABANK SA EUR1	113,528.75	111,920.03
CAL DIVE INTL INC DEL COM	20,182.88	15,075.00
CAL MAINE FOODS INC COM NEW STK	5,984.14	7,314.00
CALAIS RES INC B C COM STK	2,054.95	—
CALEDONIA MNG CORP COM STK	37,106.68	29,325.00
CALIBRE MNG CORP COM	16,223.80	12,960.00
CALIFORNIA GRAPES INTL INC COM	0.00	2,500.00
CALIFORNIA OIL & GAS CORP COM STK	16,304.85	135.00
CALIFORNIA QUALIFIED SCH BD JT PWRS AUTH7.155% 03-01-2027 BEO TAXABLE	5,105.00	5,767.90
CALIFORNIA ST 7.3% 10-01-2039 BEO TAXABLE	60,493.80	71,487.00
CALIFORNIA ST 7.5% 04-01-2034 BEO TAXABLE	14,209.20	17,950.35
CALIFORNIA ST PUB WKS BRD LEASE REV 8.361% 10-01-2034 BEO TAXABLE	10,326.10	11,714.70
CALIFORNIA STATE 7.55 MUN BDS DUE 04-01-2039 USD5000	5,880.05	6,118.80
CALIFORNIA WTR SVC GROUP COM	4,428.75	4,565.00
CALIFORNIA WTR SVC GROUP COM	115,890.42	115,038.00
CALIFORNIA WTR SVC GROUP COM	171,172.44	167,992.00
CALLAWAY GOLF CO COM	1,447.71	1,106.00
CALLAWAY GOLF CO COM	746,681.75	544,771.36
CALLIDUS SOFTWARE INC COM STK	14,590.90	19,260.00
CALLON PETE CO DEL COM	3,145.67	2,688.77
CALPINE CORP COM NEW STK	58,343.08	87,365.50
CALUMET SPECIALTY PRODS PARTNERS L P	4,299.68	4,207.25
CALYPSO WIRELESS INC COM	31,667.55	2,900.00
CAMBIUM GLOBAL TIMBERLAND LTD ORD NPV	928.95	874.20
CAMBREX CORP COM	7,536.95	7,180.00
CAMBRIDGE HEART INC COM	6,020.48	562.50
CAMBRIDGE RES CORP COM STK	3,619.90	1,000.00
CAMDEN PPTY TR SH BEN INT	413,265.20	425,721.60
CAMDEN PPTY TR SH BEN INT	245,415.80	230,288.00
CAMECO CORP COM	203,754.13	133,840.75
CAMELOT ENTMT GROUP INC COM PAR $0.0001 APRIL 2011	4,665.32	0.02
CAMERON INTL CORP COM STK	72,028.75	68,866.00
CAMERON INTL CORP COM STK	215,752.72	255,886.38
CAMPBELL SOUP CO COM	34,752.88	35,226.35

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CAMPBELL SOUP CO COM	212,426.38	212,736.00
CAMPBELL SOUP CO COM	114,178.22	130,134.60
CANADIAN APT PPTYS REAL ESTATE INVT TR TR UNIT TR UNIT	62,348.13	98,033.50
CANADIAN NATL RY CO COM	181,624.71	186,972.80
CANADIAN NATL RY CO COM	564,713.96	988,284.80
CANADIAN NATL RY CO COM	650,878.04	873,430.08
CANADIAN OIL SANDS LTD	167,382.16	156,492.34
CANADIAN SOLAR INC COM	34,395.06	17,024.00
CANADIAN ZINC CORP COM STK	2,172.39	1,635.00
CANCANA RES CORP COM	763.10	—
CANDENTE COPPER CO COM NPV	0.00	20,490.80
CANON INC NPV	1,141,770.50	1,182,908.65
CANON INC NPV	735,236.25	717,719.85
CANON INC NPV	512,620.14	509,492.49
CANTERRA MINERALS CORP COM STK	12,332.44	363.38
CAP 1 BK NATL ASSN CTF DEP DTD 03/05/08 ACT/365 SEMI ANNU STEP UP DUE 03-05-15	95,000.00	102,983.80
CAP 1 BK USA NATL ASSN GLEN ALLEN CD DTD03/27/2008 SEMI ANNU 4 03-27-2012	10,000.00	10,079.80
CAP 1 BK USA NATL ASSN GLEN ALLEN CTF DEP ACT/365 SEMI ANNU 4.75 05-07-2015	10,000.00	10,930.40
CAP 1 FNCL COM	12,767.01	13,381.66
CAP 1 FNCL COM	527,356.37	422,773.13
CAP 1 NATL ASSN MCLEAN VA CTF DEP DTD 10-15-2008 4.5 10-15-2012	10,531.67	10,303.60
CAP 1 NATL ASSN MCLEAN VA DTD 10-08-20084.65 10-09-2012	95,000.00	97,938.35
CAP CY BK GROUP INC COM	451.55	335.88
CAPE SYS GROUP INC COM	13.34	—
CAPELLA ED CO COM	176,353.34	191,065.00
CAPELLA ED CO COM	4,959.95	3,605.00
CAPELLA ED CO COM	307,272.50	320,845.00
CAPITAL AUTOMOTIVE REIT PFD SER B 8%	18,208.95	21,093.80
CAPITAL AUTOMOTIVE REIT RED PFD SHS SER A 7.50%	6,849.95	4,518.75
CAPITAL DIAGNOSTIC CORP COM	8,240.00	—
CAPITAL ONE NATL ASSN MCLEAN VA CTF DEP DTD 04-09-2008 4.25 04-09-2013	10,000.00	10,430.30
CAPITAL SR LIVING CORP COM	1,038.00	1,588.00
CAPITAL TR INC MD CL A NEW CL A NEW	619.06	386.13
CAPITALSOURCE INC REIT	70,881.15	81,654.70
CAPMARK BK MIDVALE UT CTF DEP 3 03-05-2012	50,000.00	50,208.50
CAPMARK BK MIDVALE UT CTF DEP DTD 07/16/2008 ACT/365 5.05 07-16-2013	70,000.00	74,381.30
CAPMARK BK MIDVALE UT CTF DEP SEMI-ANNU DTD 11-05-2008 4.75 11-05-2012	80,000.00	82,748.80
CAPMARK BK MIDVALE UTAH CTF DEP DTD 07-23-2008 5.05 07-23-2013	40,000.00	42,526.00
CAPMARK BK MIDVALE UTAH SEMI-ANNU DTD 02-18-2009 3 02-21-2012	75,000.00	75,248.25
CAPSTEAD MTG CORP COM NO PAR COM NO PAR	81,406.36	80,360.56
CAPSTEAD MTG CORP PFD SER B CUM CONV $1.26	29,735.51	30,214.36
CAPSTONE COM STK	10,143.36	6,076.36
CAPSTONE THERAPEUTICS CORP	1,617.45	261.50
CAPSTONE TURBINE CORP COM STK ISIN# US14067D1028	80,475.57	81,374.00
CARBO CERAMICS INC COM	11,186.95	9,900.87
CARBON SCIENCES INC COM NEW	35,036.52	12,881.60
CARDINAL COMMUNICATIONS INC WORTHLESS SECURITY OFF RECORD 05/29/09	37,277.24	—
CARDINAL HLTH INC	78,275.04	80,830.13
CARDINAL HLTH INC	257,559.59	307,783.19
CARDINAL HLTH INC	387,261.03	369,551.00
CARDIO INFRARED TECHNOLOGIES INC COM 2011	601.00	161.00
CARDIOME PHARMA CORP COM NEW STK	6,222.11	2,382.78
CARDTRONICS INC COM STK	65,442.47	71,763.12
CAREER EDUCATION C COM USD0.01	5,006.45	2,630.10

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CAREFUSION CORP COM	1,935.87	4,014.78
CAREFUSION CORP COM	126,059.41	122,095.05
CARIBOU COFFEE INC COM	10,460.56	10,881.00
CARMAX INC COM	58,283.25	68,519.04
CARMAX INC COM	103,945.02	148,071.84
CARNIVAL CORP COM PAIRED	19,922.90	18,632.65
CARNIVAL CORP COM PAIRED	380,123.93	324,278.40
CARPENTER TECH CORP COM	5,735.13	5,159.62
CARREFOUR SA SPONSORED ADR	2,166.95	1,790.40
CARRIAGE SERVICES INC COM	566.26	567.22
CARRIZO OIL & GAS INC COM	28,319.84	22,265.75
CARROLL SHELBY INTL INC COM	349.95	180.00
CASAVANT MINING INC RESTRICTED CONTRA CUSIP	0.00	—
CASCADE CORP COM	460,943.04	424,530.00
CASCADE TECHNOLOGIES CORP COM	1,506.95	875.00
CASE CORP 7.25% DUE 01-15-2016	5,503.50	5,362.50
CASELLA WASTE SYS INC CL A COM STK	65,096.90	64,000.00
CASEYS GEN STORES INC COM	3,055.91	4,054.34
CASH AMER INVTS INC COM	17,416.88	15,869.22
CASH AMER INVTS INC COM	350,427.78	475,626.00
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	2,480,000.00	2,480,000.00
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	1,570,000.00	1,570,000.00
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	1,020,000.00	1,020,000.00
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	670,000.00	670,000.00
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	850,000.00	850,000.00
CASINO GUICH-PERR EUR1.53	128,203.39	109,501.19
CAT US 01/21/12 C100	(3,581.22)	(300.00)
CAT US 01/21/12 C90	(3,080.99)	(2,416.00)
CAT US 01/21/12 C95	(280.29)	(91.00)
CAT US 02/18/12 C92.5	(1,914.22)	(1,800.00)
CAT US 08/20/11 P105	280.78	—
CATALYST HEALTH SOLUTIONS INC COM STK	12,202.08	11,804.00
CATALYST HEALTH SOLUTIONS INC COM STK	284,108.85	317,200.00
CATALYST PHARMACEUTICAL PARTNERS INC COMSTK	5,694.44	6,450.00
CATASYS INC COM NEW	21,028.52	21.32
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTRANCHE # TR 00819 6.2 DUE 09-30-2013	159,828.80	174,417.60
CATERPILLAR FINL TRANCHE # TR 00821 7.15DUE 02-15-2019	10,233.40	12,766.11
CATERPILLAR INC 1.375% DUE 05-27-2014	5,050.05	5,055.33
CATERPILLAR INC 3.9% DUE 05-27-2021	69,673.10	76,850.06
CATERPILLAR INC COM	840,081.18	806,340.00
CATERPILLAR INC COM	450,615.78	1,274,742.00
CATERPILLAR INC COM	2,957,114.21	2,921,366.40
CAULDRON ENERGY LTD COM STK	14,552.98	3,907.75
CAVIUM INC COM	31,528.05	30,420.10
CAVIUM INC COM	297,723.73	305,622.50
CAVU RES INC COM	110,873.66	50,800.49
CBEYOND INC	56,096.10	41,652.00
CBG US 03/17/12 C16	(439.25)	(475.00)
CBIZ INC COM	18,609.02	19,081.53
CBOE HOLDINGS INC COM	53,581.92	53,182.94
CBOE US 01/21/12 C27	(494.25)	(100.00)
CBRE GROUP INC CL A CL A	12,282.17	13,743.66
CBRE GROUP INC CL A CL A	138,982.13	108,259.86
CBS CORP NEW CL B	26,144.46	69,895.35

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CBS CORP NEW CL B	296,679.26	386,256.48
CCO HLDGS LLC / 6.5% DUE 04-30-2021	10,000.00	10,125.00
CCO HLDGS LLC / 7% DUE 01-15-2019	168,150.00	177,225.00
CDC CORPORATION COM	21,453.66	794.07
CDEX INC CL A	28.65	0.70
CDN CNTY OKLA EDL FACS AUTH EDL FACS LEASE REV 3.751 09-01-2013 BEO TAXABLE	25,311.25	25,929.50
CDN IMPERIAL BK COMM TORONTO ONT COM STK	14,363.90	14,474.00
CDN NAT RES LTD COM CDN NAT RES COM STK	58,124.96	54,560.20
CDN NATL RAILWAYS COM NPV	117,904.46	136,065.92
CDN PAC RY LTD COM CDN PAC RY LTD	6,204.54	7,105.35
CDS DEUTUS33 SELL PROTECTION ON FORD MTRCO DEL 03-20-2015 0WR008293	0.00	(927.64)
CEDAR RAPIDS BK & TR CO IA DTD 02-12-2010 1.35 08-10-2012	25,000.00	25,197.50
CELADON GROUP INC COM	70,669.21	81,489.00
CELANESE CORP DEL COM SER A STK	30,382.48	30,242.86
CELANESE CORP DEL COM SER A STK	546,298.36	493,610.50
CELGENE CORP COM	196,004.93	218,415.60
CELGENE CORP COM	529,362.58	658,626.80
CELGENE CORPORATION RIGHT	1,092.29	35.00
CELL THERAPEUTICS INC COM NO PAR NEW	12,484.27	9,175.60
CELLDEX THERAPEUTICS INC NEW COM STK	2,000.38	850.20
CEL-SCI CORP COM NEW COM NEW	8,690.07	3,478.80
CELSION CORP COM NEW STK	11,907.30	8,500.00
CENOVUS ENERGY INC COM	126,547.36	128,118.80
CENTAMIN EGYPT COM STK	10,152.55	6,480.00
CENTENE CORP DEL COM	54,317.89	67,303.00
CENTENE CORP DEL COM	306,012.64	399,859.00
CENTENE CORP DEL COM	445,514.93	570,096.00
CENTERPLATE INC 13.5% DUE 12-10-2013	7,813.33	0.13
CENTERPOINT ENERGY INC COM	141,381.03	185,631.60
CENTERPOINT ENERGY INC COM	77,032.93	106,488.76
CENTERSTATE BANKS INC	502.17	196.74
CENTRAL GOLD-TRUST TR UNIT	108,270.58	95,796.23
CENTRAL PAC FINL CORP COM NEW	19,835.84	20,672.00
CENTURY ALUM CO COM	10,278.95	10,212.00
CENTURYLINK INC COM	592,113.90	583,899.87
CENTURYLINK INC COM	929,359.76	495,764.40
CENTY TECHNOLOGIES INC COLO COM	740.77	—
CENVEO INC COM	2,826.53	1,870.00
CENVEO INC COM	68,076.58	48,280.00
CENX US 01/21/12 C9	(583.95)	(372.00)
CEO AMER INC COM	7,774.82	6.50
CEPHEID INC COM	6,777.74	6,882.00
CEPHEID INC COM	197,447.61	321,389.40
CEPHEID INC COM	392,523.90	368,187.00
CERADYNE INC DEL COM	11,071.16	6,668.22
CERAGENIX PHARMACEUTICALS INC COM	579.95	0.90
CERAGON NETWORKS LTDSEDOL 2616148	8,795.58	6,160.00
CEREPLAST INC COM NEW COM NEW	1,634.53	240.00
CERNER CORP COM	139,967.34	195,142.50
CERNER CORP COM	57,021.87	62,781.25
CERNER CORP COM	1,055,076.24	1,556,975.00
CERNER CORP COM	439,918.81	771,750.00
CF INDS HLDGS INC COM	321,709.93	317,774.96
CF INDS HLDGS INC COM	213,709.48	205,871.60

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CF INDS HLDGS INC COM	186,526.15	216,020.20
CFG CMNTY BK BALTIMORE MD CTF DEP DTD 2-5-2010 1.35 2-3-2012	20,000.00	20,015.00
CGG VERITAS EUR0.40	159,394.26	168,668.43
CHAMPION BEAR RES LTD COM STK	2,873.95	1,277.00
CHAMPION ENTERPRISES INC COM	3,272.36	—
CHANNELL COML CORP COM	4,512.95	182.00
CHARLES RIV LABORATORIES INTL INC COM	328,666.51	314,295.00
CHARMING SHOPPES INC COM	2,294.50	2,450.00
CHARMING SHOPPES INC COM	136,540.71	170,520.00
CHART INDS INC COM PAR $0.01 COM PAR $0.01	8,621.04	10,814.00
CHART INDS INC COM PAR $0.01 COM PAR $0.01	188,819.00	239,530.10
CHARTER COMMUNICATIONS INC DEL CL A	507.05	—
CHAZAK VALUE CORP COM	1,637.70	—
CHDT CORP COM STK	127,318.45	13,362.00
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	29,802.13	29,947.80
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	362,840.06	669,885.00
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	357,069.43	332,630.74
CHECKPOINT SYS INC COM STK USD0.10	3,481.80	2,188.00
CHEESECAKE FACTORY INC COM	2,804.58	2,935.00
CHEETAH OIL & GAS LTD COM NEW COM NEW	15,165.90	6.00
CHELSEA THERAPEUTICS INTL LTD COM STK	5,156.95	5,130.00
CHEMED CORP NEW COM	242,464.91	189,477.00
CHEMED CORP NEW COM	323,920.13	309,820.50
CHEMTURA CORP COM NEW	174,866.40	182,574.00
CHENIERE ENERGY INC COM NEW	154,190.43	131,523.15
CHENIERE ENERGY PARTNERS L P COM UNIT REPTG LIMITED PARTNER INTS	101,654.07	112,805.92
CHEROKEE INC DEL NEW COM	744.43	490.14
CHES ENERGY CORP 6.125% DUE 02-15-2021	5,156.75	5,125.00
CHES ENERGY CORP 6.5% DUE 08-15-2017	14,362.50	15,975.00
CHES ENERGY CORP 6.5% DUE 08-15-2017	8,148.75	9,551.25
CHES ENERGY SR NT 6.625 DUE 08-15-2020	314,137.50	332,475.00
CHES GOLD CORP COM	4,375.45	9,953.10
CHES UTILS CORP COM	15,225.55	17,340.00
CHESAPEAKE ENERGY CORP COM	842,576.82	681,750.18
CHESAPEAKE ENERGY CORP COM	438,888.69	317,743.95
CHESAPEAKE ENERGY CORP COM	524,038.78	372,800.25
CHESAPEAKE ENERGY CORP CONV PFD STK	10,556.95	8,340.00
CHEVRON CORP COM	2,315,385.19	2,664,097.91
CHEVRON CORP COM	710,486.31	943,768.00
CHEVRON CORP COM	439,373.86	733,628.00
CHEVRON CORP COM	1,786,175.49	4,642,764.00
CHEVRON CORP COM	1,129,077.91	1,638,560.00
CHICAGO ILL O HARE INTL ARPT REV 5.5% 01-01-2031 BEO	19,552.00	21,932.40
CHICAGO ILL O HARE INTL ARPT REV 5.625% 01-01-2035 BEO	9,700.30	10,964.80
CHICOS FAS INC COM	168,409.10	126,996.00
CHICOS FAS INC COM	47,722.44	49,655.93
CHILDREN S INTERNET INC COM	2,252.00	—
CHILDRENS BEVERAGE GROUP INC COM	865.93	0.05
CHIMERA INVT CORP COM STK	1,250,130.02	1,039,864.19
CHINA 3C GROUP COM	7,146.19	120.00
CHINA AGRI-INDUSTRIES HLDGS COM STK	23,739.50	12,937.00
CHINA AGRITECH INC COM NEW STK	36,342.96	5,906.25
CHINA AUTOMOTIVE SYS INC COM	7,064.14	2,310.00
CHINA BAK BATTERY INC COM STK	1,614.34	630.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CHINA BCT PHARMACY GROUP INC COM STK	913.09	442.50
CHINA CABLECOM HOLDINGS LTD COMMON STOCK	8,562.80	1,534.00
CHINA CARBON GRAPHITE GROUP INC COM	11,007.70	2,945.00
CHINA CONTL INC COM	262.95	—
CHINA CRESCENT ENTERPRISES INC COM NEW COM NEW	3,386.80	90.00
CHINA GENGSHENG MINERALS INC COM	3,502.35	690.00
CHINA GREEN AGRICULTURE INC COM STK	57,641.26	22,950.00
CHINA HEALTH MGMT CORP COM NEW STK	1,679.95	0.70
CHINA INFORMATION TECHNOLOGY INC COM	11,009.65	3,620.45
CHINA INTEGRATED ENERGY INC COM STK	3,005.74	390.00
CHINA KANGTAI CACTUS BIO-TECH INC COM STOCK	2,438.02	712.50
CHINA MEDIAEXPRESS HLDGS INC COM	5,618.10	20.00
CHINA MERCHANTS BANK ‘H’ CNY1	7,636.45	11,825.78
CHINA MINERALS MNG CORP STK	22,572.21	8,478.36
CHINA MOBILE (HONG KONG) LTD	5,111.90	4,886.30
CHINA MOBILE LTD HKD0.10	83,940.73	83,060.32
CHINA NAT GAS INC COM NEW STK	4,017.17	—
CHINA NAT RES IN COM	3,112.92	1,360.00
CHINA NORTH EAST PETE HLDGS LTD COM STK	13,585.11	6,150.00
CHINA ORGANIC FERTILIZER INC COM STK	3,842.16	1.01
CHINA PRECISION STL INC COM STK	1,748.80	255.00
CHINA RECYCLING ENERGY CORP COM STK	141,790.09	53,438.40
CHINA SHEN ZHOU MNG & RES INC COM STK	4,757.17	1,323.00
CHINA SOLAR & CLEAN ENERGY SOLUTIONS INCCOM STK	2,551.58	1.69
CHINA TECHNOLOGY GLOBAL CORP	1,181.11	—
CHINA TRANSINFO TECHNOLOGY CORP COM STK	5,943.79	6,020.00
CHINA UNICOM LTD HKD0.10	110,528.58	113,600.10
CHINA UNICOM LTD HKD0.10	240,467.43	353,422.52
CHINA UNICOM LTD HKD0.10	838,115.64	875,141.48
CHINA VOICE HLDG CORP COM	17,484.00	36.00
CHINA WTR GROUP INC COM STK	2,309.95	30.00
CHINA YUCHAI INTL LTD COM	24,825.56	18,202.80
CHINACAST ED CORP COM	1,472.45	1,224.00
CHINANET ONLINE HLDGS INC COM STOCK	6,163.54	1,714.90
CHIPOTLE MEXICAN GRILL INC COM STK	594,758.19	673,453.56
CHIPOTLE MEXICAN GRILL INC COM STK	158,763.85	202,644.00
CHIPOTLE MEXICAN GRILL INC COM STK	271,820.91	287,079.00
CHIQUITA BRANDS INTL INC COM	6,426.90	3,348.74
CHIQUITA BRANDS INTL INC COM	51,014.03	51,708.00
CHIQUITA BRANDS INTL INC COM	198,347.75	131,772.00
CHK US 01/21/12 C40	(681.80)	(7.00)
CHORUS AVIATION INC COM LTD VTG	20,272.68	12,368.00
CHRISTOPHER & BANKS CORP COM	194,373.34	70,731.18
CHROMOCURE INC COM STK	0.76	0.02
CHTP US 03/17/12 C6	(925.44)	(1,180.00)
CHUBB CORP COM	40,951.81	58,642.67
CHUBB CORP COM	417,163.47	491,462.00
CHUBB CORP COM	158,715.68	269,127.36
CHUBB CORP COM	201,645.12	427,156.62
CHUGAI PHARMACY CO. LTD NPV	43,521.20	41,218.03
CHURCH & DWIGHT INC COM	39,914.37	52,110.57
CHURCHILL DOWNS INC COM	894.88	1,459.64
CIBER INC COM	3,183.24	2,157.74
CIBER INC COM	18,444.70	19,300.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CIE FINANCIE RICHEMONT CHF	125,866.62	234,532.99
CIENA CORP COM NEW COM NEW	21,759.62	20,473.20
CIENA CORP COM NEW COM NEW	212,657.82	206,910.00
CIGNA CORPORATION	8,043.91	9,123.80
CIGNA CORPORATION	122,153.90	256,914.00
CIMAREX ENERGY CO COM	19,049.05	15,179.88
CIN BELL INC NEW COM STK	277.48	303.00
CIN BELL SR SUB NT 8.75 DUE 03-15-2018	9,625.00	9,287.50
CIN FNCL CORP COM	5,377.80	6,092.00
CIN FNCL CORP COM	132,842.80	106,335.86
CINEMARK HLDGS INC COM	10,609.42	10,406.79
CINEMARK USA INC 8.625% DUE 06-15-2019	5,481.75	5,437.50
CINTAS CORP COM	13,315.77	15,071.57
CINTAS CORP COM	84,527.12	83,021.85
CIRCA PICTURES & PRODTN CO INTL INC COM STK	1,983.71	0.03
CIRCOR INTL INC COM	504,090.63	534,169.68
CIRCUIT CY STORES INC COM	2,107.46	—
CIRRUS LOGIC INC COM	176,393.70	169,388.95
CISCO SYS INC 4.45% DUE 01-15-2020	16,762.20	17,059.46
CISCO SYSTEMS INC	1,741,974.24	1,707,908.28
CISCO SYSTEMS INC	314,111.16	246,611.20
CISCO SYSTEMS INC	1,916,242.88	2,121,814.56
CISCO SYSTEMS INC	378,794.20	417,648.00
CIT BK SALT LAKE CITY UTAH CTF DEP DTD 03-18-2009 4 03-18-2019	1,000.00	1,104.20
CIT BK SALT LAKE CITY UTAH CTF DEP DTD 07-08-2009 3.5 07-08-2014	66,000.00	69,386.46
CIT BK SALT LAKE CY UT CD ACT/365 SEMI ANNU DTD 03-11-2009 3.1 03-11-2013	25,000.00	25,680.75
CIT BK SALT LAKE CY UT CTF DEP DTD 06-03-2009 3.8 06-03-2016	10,000.00	10,687.70
CIT BK SALT LAKE CY UT CTF DEP DTD 10-26-2011 .6 C/D 01-28-2013	3,000.00	2,995.80
CIT BK SALT LAKE CY UT DTD 05-06-2009 3.85 05-06-2019	10,000.00	11,001.70
CIT BK SALT LAKE CY UT DTD 06-10-2009 4 06-10-2019	10,000.00	10,916.70
CIT HOME EQUITY LN TR 2003-1 ASSET BKD CTF CL A-4 03-20-2032 REG	262,633.92	259,063.76
CITADEL BROADCASTING CORP COM	285.51	—
CITI TRENDS INC COM ORD USD1	3,841.40	1,756.00
CITIBANK NATL ASSN DTD 04-28-2010 2.6 04-28-2015	10,000.00	10,322.60
CITIGROUP CAP XIX 7.250 CALLABLE 8/15/2012 DUE 8/15/2067	12,459.85	12,175.00
CITIGROUP CAP XV ENHANCED TR PFD SECS	22,148.49	24,186.90
CITIGROUP INC 3.953% DUE 06-15-2016	122,446.08	119,586.36
CITIGROUP INC 5.375% DUE 08-09-2020	300,843.00	298,198.59
CITIGROUP INC 5.5% DUE 02-15-2017	117,416.80	120,905.76
CITIGROUP INC 5.5% DUE 04-11-2013	5,214.15	5,105.48
CITIGROUP INC 5.5% DUE 10-15-2014	29,848.50	30,841.41
CITIGROUP INC 5.625 SUB 08-27-2012 BEO	3,148.00	3,050.66
CITIGROUP INC 6.01% DUE 01-15-2015	102,223.21	104,470.50
CITIGROUP INC 6.125% DUE 05-15-2018	10,081.25	10,640.56
CITIGROUP INC 6.375% DUE 08-12-2014	59,593.80	62,971.26
CITIGROUP INC 6.5% DUE 08-19-2013	119,929.20	124,915.56
CITIGROUP INC 6.875% DUE 03-05-2038	119,186.40	131,833.56
CITIGROUP INC COM NEW COM NEW	5,439,153.63	3,513,001.21
CITIGROUP INC COM NEW COM NEW	4,512,289.50	1,677,841.32
CITIGROUP INC COM NEW COM NEW	606,198.62	500,153.10
CITIGROUP INC COM STK CALL OPT EXP 1/22/11 PR $5 PER SH	(182.01)	(4.00)
CITIGROUP INC SR NT 5.3% DUE 01-07-2016	4,127.70	5,186.53
CITIGROUP INC SUB NT 5% DUE 09-15-2014	137,349.20	148,456.20
CITIZENS 7.125% DUE 03-15-2019	5,206.75	4,925.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CITIZENS FDG TR I 7.50% ENHANCED TR PREFSECS	22,258.95	23,590.00
CITIZENS REP BANCORP INC COM NEW	31,311.76	47,994.00
CITRIX SYS INC COM	14,711.12	12,690.48
CITRIX SYS INC COM	155,122.77	244,215.84
CITRIX SYS INC COM	1,097,975.82	1,026,168.00
CITRIX SYS INC COM	643,627.64	584,247.84
CITY NATL CORP COM	366,604.19	331,350.00
CITY NATL CORP COM	285,801.29	260,662.00
CLARCOR INC COM	3,677.40	4,249.15
CLARENT CORP DEL COM ISIN US1804611051	208.50	0.01
CLARK CNTY NEV PASSENGER FAC CHARGE REV 5.25% 07-01-2039 BEO	9,110.90	10,595.80
CLARK CNTY NEV TAXABLE-TRANSN-SER B-1 7.05 DUE 06-01-2029 REG TAXABLE	10,537.60	11,592.90
CLAYMORE EXCHANGE-TRADED FD TR WILSHIRE US REIT ETF	1,553.44	1,638.63
CLB US 01/21/12 C120	(701.52)	(240.00)
CLB US 01/21/12 P110	741.52	360.00
CLEAN COAL TECHNOLOGIES INC COM STK	9,626.19	1,356.28
CLEAN DIESEL TECHN COM USD0.01 NEW	4,347.06	3,024.00
CLEAN ENERGY FUELS CORP COM	148,185.73	134,194.20
CLEAN HBRS INC COM	27,002.06	31,865.00
CLEAN HBRS INC COM	284,781.55	360,711.80
CLEAN PWR CONCEPTS INC COM STK	6,283.43	311.30
CLEANPATH RES CORP COM STK	476.75	—
CLEANTECH SOLUTIONS INTL INC COM	4,313.55	319.90
CLEARANT INC NEW COM NEW STK	4,211.24	0.79
CLEARLY CDN BEVERAGE CORP COM STK	32,787.19	—
CLEARWIRE CORP NEW CL A CL A	147,581.60	110,997.10
CLECO CORP NEW COM	9,590.97	11,049.00
CLEVELAND BIOLABS INC COM	3,914.30	1,430.00
CLF US 01/21/12 C70	(1,215.45)	(500.00)
CLICKABLE ENTERPRISES INC COM	7,427.90	26.40
CLICKSOFTWARE TECHNOLOGIES	7,556.60	7,604.87
CLIFFS NAT RES INC COM STK	395,331.49	341,016.14
CLIFFS NAT RES INC COM STK	150,896.26	193,846.15
CLOROX CO 5% DUE 01-15-2015	33,006.35	37,794.65
CLOROX CO COM	102,672.91	103,418.96
CLOROX CO COM	105,554.24	186,900.48
CLOROX CO COM	323,068.86	332,800.00
CLOUD PEAK ENERGY INC COM	42,873.92	38,640.00
CLOUD PEAK ENERGY INC COM	242,876.67	226,044.00
CLOUD PEAK ENERGY INC COM	310,160.59	262,752.00
CLOUD PEAK ENERGY INC COM	912,060.16	831,726.00
CLST HLDGS INC COM STK	2,196.71	9.34
CLX US 02/18/12 C67.5	(73.30)	(105.00)
CME GROUP INC COM STK	64,465.94	62,735.84
CME GROUP INC COM STK	625,305.68	337,970.29
CMI US 01/21/12 C90	(229.25)	(190.00)
CMI US 02/18/12 C95	(247.30)	(220.00)
CMKM DIAMOND GEN MERGER EFFEC 04-14-06	22,283.46	—
CML HEALTHCARE INC COM STK CONTRA	19,150.59	18,973.20
CMNTY HLTH SYS INC NEW COM	3,153.95	1,745.00
CMNTY HLTH SYS INC NEW COM	1,337,584.09	942,300.00
CMO BANC AMER COML MTG INC SERIES 2005-5CL-A4 DUE 10-10-2045 REG	70,354.06	77,219.59
CMO BANC AMER COML MTG TR 2006-2 SERIES 2006-2 CLASS-A4 DUE 05-10-2045 REG	200,207.81	201,492.36
CMO BANC AMER COML MTG TR 2006-4 SER 2006-4 CL-A4 5.634% DUE 07-10-2046 REG	43,825.00	44,261.84

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CMO BANC AMER COML MTG TR 2007-5 PASSTHRU CTF CLA-3 5.62 DUE 02-10-51 REG	5,228.13	10,526.54
CMO BEAR STEARNS ARM TR 2005-6 MTG PASSTHRU CTF CL I-A-1 DUE 08-25-2035 REG	275,256.41	150,617.02
CMO CWALT INC 2005-14 ALT LN TR MTG PASSTHRU DUE 05-25-2035 REG	99,956.18	52,685.70
CMO CWALT INC 2005-38 MTG PASSTHRU CTF CL A-3 DUE 09-25-2035 REG	130,208.73	66,327.02
CMO CWALT INC COUNTRYWIDE ALTERNATIVE DUE 07-25-2035 BEO	130,277.89	69,189.68
CMO CWALT INC COUNTRYWIDE ALTERNATIVE DUE 07-25-2035 BEO	176,634.48	94,786.12
CMO CWMBS INC 2003-60 CHL MTG PASSTHRU CTF CL 1-A-2 DUE 02-25-2034 REG	146,095.43	113,886.51
CMO CWMBS INC 2005-R1 REPERFORMING LN REMIC TR 144A DUE 03-25-2035 BEO	20,816.22	22,979.84
CMO CWMBS REPERFORMING LN REMIC TR CTFS 2004-R2 144A .6963% DUE 11-25-2034 REG	15,590.13	18,273.54
CMO DBUBS 2011-LC3 MTG TR MTG PASS THRU CTF CL A2 3.642% DUE 08-10-2044 REG	100,998.13	105,344.40
CMO DSLA MTG LN TR 2006-AR1 MTG PASSTHRUCTF CL 1A-1A DUE 03-19-2046 REG	407,906.21	211,579.10
CMO GREENPOINT MTG FDG TR 2005-AR4 MTG PASSTHRU CTF CL I-A-1 DUE 10-25-2045 REG	49,788.87	27,851.20
CMO GREENWICH CAP COML FDG CORP SER 2005-GG5 CL A5 DUE 04-10-2037 BEO	139,584.37	149,895.62
CMO GS MTG SECS CORP SER 2005-RP3 CL 1AFDUE 09-25-2035 BEO	313,409.60	263,735.69
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	94,016.07	75,885.07
CMO INDYMAC INDA MTG LN TR 2007-AR7 MTG PASS THRU CTF CL 1-A-1 11-25-37 REG	42,421.33	30,403.28
CMO INDYMAC INDX MTG LN TR 2007-AR15 CTFCL 2-A-1 VAR RATE DUE 08-25-2037 REG	143,079.06	129,135.37
CMO INDYMAC INDX MTG LN TR 2007-AR5 MTG CL 2-A-1 VAR DUE 05-25-2037 REG	89,605.54	71,816.52
CMO J P MORGAN CHASE COML MTG SECS TR 2007 C DUE 02-12-2051 REG	468,095.31	473,463.54
CMO LB-UBS COML MTG TR SR 2005-C5 CL A-4 4.954 DUE 09-15-2030 BEO	100,375.00	109,164.30
CMO LEHMAN XS TR SER 2005-7N CL 1A1B DUE12-25-2035 BEO	93,835.86	27,002.39
CMO MASTR ADJ RATE MTG TR 2007-3 MTG PASSTHRU CTF CL 1-2A1 VAR 05-25-47	393,271.97	196,382.33
CMO MASTR ADJ RATE MTGS TR 2004-15 MTG PASSTHRU CTF CL 1-A-1 DUE 12-25-2034 REG	15,517.81	11,399.93
CMO MASTR REPERFORMING LN TR 2005-2 1A1F144A DUE 05-05-2035 REG	98,358.98	94,498.02
CMO MERRILL LYNCH MTG TR 2006-C1 CL A-4 DUE 05-12-2039 REG	159,669.82	178,423.84
CMO ML-CFC COML MTG TR 2007-6 MTG PASSTHRU CTF CL A-4 DUE 03-12-2051 REG	72,638.67	73,626.28
CMO MORGAN STANLEY MORTGAGE LOAN TRUST 2004-5AR CL 2-A VAR DUE 07-25-2034 REG	49,056.41	48,045.21
CMO MORGAN STANLEY MTG LN TR 2004-2AR SER 2005-10 MTG DUE 12-25-2035	120,346.85	100,070.66
CMO RESDNTL ACCREDIT LNS INC MTG 2005-QO3 CL A-1 DUE 10-25-2045 REG	139,156.63	70,608.01
CMO RESDNTL ACCREDIT LNS INC MTG PASS SER 2004-QA6 CL NBIV FLTRT 12-26-2034REG	397,732.61	252,176.80
CMO SEQUOIA MTG TR 2007-3 MTG PASSTHRU CTF CL I-A1 GROUP 1 DUE 07-20-2036 BEO	187,354.19	166,402.43
CMO STRUCTURED AST SECS CORP 2002-9 MTG PASSTHRU CTF CL A-2 ADJ RATE/10-25-27	42,034.08	39,398.15
CMO THORNBURG MTG SECS TR 2007-4 MTG PASS THRU CTF CL 1A-2 DUE 09-25-2037 REG	116,497.27	103,847.03
CMO THORNBURG MTG SECS TR 2007-4 MTG PASS THRU CTF CL 3A-1 DUE 09-25-2037 BEO	115,285.65	113,733.34
CMO WACHOVIA BK COML MTG TR 2005-C18 COMMTG PASSTHRU A-4 4.935 04-15-2042 REG	45,187.29	48,901.01
CMO WACHOVIA BK PASS-TH MTG PASSTHRU CTFCL A-4 5.315 DUE 11-15-2048	34,477.50	35,065.57
CMO WAMU MTG PASS THRU CTFS SER 2006 AR14 CL 1-A3 DUE 11-25-2036 BEO	296,250.00	318,112.50
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR17CL A-1A2 DUE 12-25-2045 REG	117,209.74	76,186.21
CMO WAMU MTG PASS-THRU CTFS 2002-AR19 MTG CL A-6 4.158 DUE 02-25-2033 BEO	56,513.39	51,196.89
CMO WAMU MTG PASS-THRU CTFS 2005-AR17 CLA-1A1 DUE 12-25-2045 REG	176,123.60	125,268.22
CMO WAMU MTG PASS-THRU CTFS 2005-AR6 MTGPASSTHRU CTF CL 2-A-1A 4-25-45	84,681.85	61,402.98
CMO WAMU MTG PASS-THRU CTFS 2005-AR8 CL 1-A-1A DUE 06-25-2045 REG	114,033.00	86,235.06
CMO WAMU MTG PASS-THRU CTFS SER 2005-AR11 CL A1A FLT RT 8-25-45	463,771.48	366,242.02
CMO WAMU MTG PASS-THRU CTFS SER 2007-0A5MTG PASSTHRU CTF CL 1A VAR	127,916.76	121,276.20
CMO WELLS FARGO MTG BACKED SECS 2004-Y CL 1A2 VAR RT 11-25-2034	79,618.79	70,230.07
CMS ENERGY CORP COM	113,208.00	120,380.16
CMS ENERGY CORP COM	20,501.88	22,729.99
CNA FNCL CORP COM	5,815.57	6,018.75
CNH GLOBAL NV COMMON STOCK	32,631.38	30,591.50
CNO FINL GROUP INC COM	8,085.23	7,887.50
CNOOC LTD HKD0.02	96,479.02	173,088.35
CNOOC LTD HKD0.02	245,377.61	329,567.22
CNP ASSURANCES EUR1.00	108,074.17	71,825.93
COACH INC COM	117,202.49	123,488.03

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
COACH INC COM	166,518.80	394,135.28
COACH INC COM	0.00	—
COACH INC COM	450,352.37	442,540.00
COASTAL PAC MNG CORP COM	7,236.74	1,258.40
COBALT INTL ENERGY INC COM	59,103.29	82,519.84
COBALT INTL ENERGY INC COM	701,291.37	859,466.56
COBRIZA METALS COR COM NPV	0.00	669.68
COCA COLA BOTTLING 5% DUE 06-15-2016	10,669.40	11,176.26
COCA COLA BOTTLING CO CONS COM	104,571.96	101,950.49
COCA COLA BOTTLING CO CONS COM	54,246.08	46,840.00
COCA COLA CO COM	1,298,514.09	1,423,342.45
COCA COLA CO COM	2,047,474.78	3,465,054.34
COCA COLA CO COM	1,123,896.46	1,581,322.00
COCA COLA CO COM	871,500.39	1,364,415.00
COCA-COLA AMATIL NPV	109,326.88	107,622.63
COCA-COLA ENTERPRISES INC NEW COM	43,777.20	49,501.77
COCA-COLA ENTERPRISES INC NEW COM	330,065.85	311,938.00
COCA-COLA ENTERPRISES INC NEW COM	166,713.35	175,871.16
CODEXIS INC COM	633.10	344.50
COEUR D ALENE MINES CORP IDAHO COM NEW COM NEW	349,847.92	350,271.40
COGDELL SPENCER INC COM REIT	19,285.35	13,600.00
COGENT COMMUNICATIONS GROUP INC COM NEW	33,580.85	33,780.00
COGNEX CORP COM	38,433.28	45,965.70
COGNIZANT TECHNOLOGY SOLUTIONS CORP CL ACL A	94,429.87	84,374.72
COGNIZANT TECHNOLOGY SOLUTIONS CORP CL ACL A	263,317.04	426,825.47
COHEN & STEERS INC COM	3,355.10	3,179.00
COHEN & STEERS QUALITY INCOME RLTY FD INC COM STK	12,603.87	13,533.24
COHU INC COM	1,747.31	1,418.75
COIL TUBING TECHNOLOGY INC COM NEW	0.00	25.20
COINSTAR INC COM	39,582.95	37,653.00
COLABOR GROUP INC COM NPV	0.00	—
COLBS BK & TR COLBS GA INSTL CTF D CTF DEP DTD 02-10-2010 1.9 02-11-2013	30,000.00	30,444.60
COLBS MCKINNON CORP N Y COM	12,232.00	12,690.00
COLDWATER CREEK INC COM	123.69	153.40
COLDWATER CREEK INC COM	9,350.88	10,384.00
COLE KENNETH PRODTNS INC CL A	1,851.98	2,118.00
COLE KENNETH PRODTNS INC CL A	456,276.49	443,742.18
COLEMAN CABLE INC COM STK	1,736.29	1,087.50
COLFAX CORP COM US .01	1,820.75	1,708.80
COLFAX CORP COM US .01	60,877.98	76,896.00
COLGATE-PALMOLIVE CO COM	224,862.08	263,780.94
COLGATE-PALMOLIVE CO COM	429,863.84	974,252.55
COLGATE-PALMOLIVE CO COM	914,613.10	960,856.00
COLGATE-PALMOLIVE CO COM	1,501,958.79	1,602,042.60
COLLECTIVE BRANDS INC COM STK	12,871.51	11,496.00
COLLINS & AIKMAN CORP NEW COM NEW	124.95	—
COLONIAL BANCGROUP INC COM	29,197.43	—
COLONIAL PPTYS TR SH BEN INT SH BEN INT	311,807.27	414,967.98
COLOSSUS MINERALS INC COM STK	2,237.74	2,373.48
COLTV SHORT TERM INVT FD	10,678,507.88	10,678,507.88
COLTV SHORT TERM INVT FD	1,545,077.99	1,545,077.99
COLTV SHORT TERM INVT FD	382,891.97	382,891.97
COLTV SHORT TERM INVT FD	533,655.91	533,655.91
COLTV SHORT TERM INVT FD	421,985.21	421,985.21

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
COLTV SHORT TERM INVT FD	9,967,547.63	9,967,547.63
COLTV SHORT TERM INVT FD	434,506.87	434,506.87
COLTV SHORT TERM INVT FD	6,080,426.30	6,080,426.30
COLTV SHORT TERM INVT FD	3,913,993.83	3,913,993.83
COLTV SHORT TERM INVT FD	465,831.37	465,831.37
COLTV SHORT TERM INVT FD	887,419.17	887,419.17
COLTV SHORT TERM INVT FD	8,885,823.74	8,885,823.74
COLTV SHORT TERM INVT FD	4,118,382.13	4,118,382.13
COLTV SHORT TERM INVT FD	896,541.31	896,541.31
COLTV SHORT TERM INVT FD	669,658.69	669,658.69
COLTV SHORT TERM INVT FD	1,362,433.67	1,362,433.67
COLTV SHORT TERM INVT FD	745,338.53	745,338.53
COLTV SHORT TERM INVT FD	1,430,607.30	1,430,607.30
COLTV SHORT TERM INVT FD	574,832.08	574,832.08
COLTV SHORT TERM INVT FD	832,978.71	832,978.71
COLTV SHORT TERM INVT FD	1,133,078.72	1,133,078.72
COLTV SHORT TERM INVT FD	579,028.21	579,028.21
COLTV SHORT TERM INVT FD	35,284,894.94	35,284,894.94
COLUMBIA / HCA 7.5% DUE 11-15-2095	92,400.00	161,700.00
COLUMBIA SPORTSWEAR CO COM	26,364.77	23,275.00
COM NPV	2,472.48	1,088.75
COM STK	0.00	—
COM STK	4,884.95	4,416.00
COM STK ILS0.10	23,382.20	25,080.00
COMBIMATRIX CORP DEL COM	156,567.56	13,020.00
COMCAST CORP NEW 5.65% DUE 06-15-2035	30,703.26	33,141.78
COMCAST CORP NEW 6.4% DUE 03-01-2040	55,681.70	62,153.10
COMCAST CORP NEW 6.95% DUE 08-15-2037	182,061.80	216,292.36
COMCAST CORP NEW CL A SPL CL A SPL	4,297.72	6,047.28
COMCAST CORP NEW CL A SPL CL A SPL	221,588.58	236,542.40
COMCAST CORP NEW NT SER B	6,841.27	6,781.35
COMCAST CORP NEW-CL A	44,634.54	54,741.37
COMCAST CORP NEW-CL A	1,120,875.41	1,410,792.42
COMCAST CORP NEW-CL A	522,102.60	526,362.00
COMERICA INC COM	8,175.43	5,691.80
COMERICA INC COM	161,796.07	112,049.40
COMERICA INC COM	365,107.70	394,740.00
COML METALS CO COM	23,455.26	27,258.93
COMM BANCSHARES INC COM	11,502.31	12,200.41
COMMERCEPLANET INC COM NEW	786.40	0.27
COMMONWEALTH BANK AUST TRANCHE # SR 00010 2.9% DUE 09-17-2014 REG	985,174.40	1,023,545.32
COMMONWEALTH REIT	68,708.07	48,674.47
COMMUNICATION INTELLIGENCE CORP DEL NEW COM	1,119.72	368.00
COMMUNICATIONS SYS INC COM	10,171.02	13,469.48
COMMUNITY 1ST BK ROSEVILLE CALIF COM	109,974.30	30,000.00
COMMUNITY BK SYS INC COM	4,511.95	5,560.00
COMMUNITY BK SYS INC COM	282,468.98	339,994.00
COMMVAULT SYS INC COM STK	23,550.25	21,360.00
COMPAGNIE DE 1.625% DUE 07-23-2012	289,466.40	289,954.76
COMPAGNIE GENERALE DE GEOPHYSIQUE VERITASR NT 7.75 DUE 05-15-2017	25,912.50	25,312.50
COMPASS DIVERSIFIED HOLDINGS FORMERLY COMPASS DIVERSIFIED TR	11,446.20	9,226.28
COMPASS GROUP ORD GBP0.10	115,018.44	219,470.20
COMPASS GROUP ORD GBP0.10	647,737.81	670,840.59
COMPASS MINERALS INTL INC COM	48,622.41	54,049.27

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
COMPASS MINERALS INTL INC COM	372,998.70	309,825.00
COMPASS RESOURCES LIMITED NPV	3,031.45	—
COMPETITIVE TECHNOLOGIES INC COM	5,218.45	2,520.00
COMPLETE CSH AND STK MERGER SUPERIOR ENERGY 2850735 2/8/2012	34,499.94	33,560.00
COMPLETE PRODTN 8% DUE 12-15-2016	41,075.00	41,600.00
COMPOSITE TECHNOLOGY CORP COM STK	163,331.75	108.43
COMPUCREDIT HLDGS CORP COM	2,133.40	1,983.20
COMPUGEN COMPUGEN LTD COM STK	19,664.83	18,097.20
COMPUTER PROGRAMS & SYS INC COM	594,550.51	504,353.48
COMPUTER SCI CORP COM	11,667.35	7,110.00
COMPUTER SCI CORP COM	22,188.54	21,330.00
COMPUTER SCI CORP COM	136,264.08	87,453.00
COMPUWARE CORP COM	106,288.09	39,270.40
COMSTOCK MNG INC COM STK	40,621.42	25,835.44
COMSTOCK RES INC 8.375% DUE 10-15-2017	5,288.00	4,825.00
COMTECH TELECOMMUNICATIONS CORP COM NEW COM NEW	11,051.03	10,646.64
COMVERGE INC COM	87,221.81	23,940.00
COMVERSE TECHNOLOGY INC COM PAR $0.10 COM PAR $0.10	6,456.95	6,860.00
COMVERSE TECHNOLOGY INC COM PAR $0.10 COM PAR $0.10	77,621.42	76,832.00
COMWLTH BK AUSTRALIA SR MEDIUM TERM TRANCHE # SR 00003 2.5 12-10-12	488,458.94	488,117.76
COMWLTH REIT SR NT 5.875 DUE 09-15-2020	9,737.50	10,201.52
CONAGRA FOODS INC	321,276.78	393,360.00
CONAGRA FOODS INC	181,335.84	239,236.80
CONAGRA FOODS INC	92,470.44	106,425.09
CONAGRA FOODS INC	257,147.25	300,960.00
CONCEPTUS INC COM	83,705.86	89,288.96
CONCHO RES INC 6.5% DUE 01-15-2022	54,000.00	56,430.00
CONCHO RES INC COM STK	1,031.54	937.50
CONCUR TECHNOLOGIES INC COM	305,063.49	292,550.40
CONECTISYS CORP COM PAR $.001 STK	1,508.95	150.00
CONFORCE INTL INC COM	1,067.95	1,058.00
CONGOLEUM CORP NEW CL A CL A	1,594.00	—
CONMED CORP COM	418,122.35	477,230.97
CONNECTAJET COM INC COM STK	1,189.56	—
CONNECTYX TECHNOLOGIES HLDGS GROUP INC COM NEW STK	5,025.29	3,152.70
CONNS INC COM	2,307.72	3,618.60
CONNS INC COM	20,278.41	25,530.00
CONOCO INC 6.95% DUE 04-15-2029	20,854.00	27,265.92
CONOCOPHILLIPS COM	2,114,547.59	2,253,581.28
CONOCOPHILLIPS COM	922,224.72	2,110,898.16
CONOCOPHILLIPS COM	1,060,063.40	1,204,176.75
CONOCOPHILLIPS GTD NT 6.5 DUE 02-15-2039REG	45,406.80	55,330.68
CONOLOG CORP COM PAR $0.01 FEBRUARY 2009COM	49.81	2.33
CONS EDISON CO N Y 5.3% DUE 12-01-2016	9,162.10	11,658.29
CONS EDISON CO N Y PFD $5	39,867.36	43,804.96
CONS EDISON INC COM	294,590.56	366,644.03
CONS EDISON INC COM	250,643.46	397,550.27
CONS FREIGHTWAYS CORP COM	534.95	—
CONS GRAPHICS INC COM	3,034.64	2,896.80
CONS GRAPHICS INC COM	145,999.24	148,316.16
CONS WTR CO LTD COM	6,525.82	5,190.24
CONSECO FIN SECURITIZATIONS SER 2000-4 CL A6 EXP MAT 4-1-13 8.31 05-01-32 BEO	60,983.53	57,114.60
CONSOL ENERGY INC 8.25 DUE 04-01-2020	60,000.00	66,300.00
CONSOL ENERGY INC COM	60,397.33	46,742.07

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CONSOL ENERGY INC COM	215,072.67	179,206.10
CONSOLIDATED COMMUNICATIONS HLDGS INC COM STK	38,748.91	41,990.70
CONSOLIDATED ENERGY INC WYO COM	20,241.34	—
CONSTANT CONTACT INC COM STK	2,507.35	2,181.74
CONSTELLATION 3D INC DELAWARE	13,013.75	—
CONSTELLATION 7.25% DUE 09-01-2016	5,481.75	5,475.00
CONSTELLATION BRANDS INC CL A CL A	20,346.86	20,670.00
CONSTELLATION BRANDS INC CL A CL A	95,082.68	76,210.29
CONSTELLATION BRANDS INC CL A CL A	545,188.34	655,239.00
CONSTELLATION BRANDS INC CL A CL A	498,340.23	593,229.00
CONSTELLATION ENERGY GROUP INC MARYLAND COM	29,763.56	39,862.90
CONSTELLATION ENERGY GROUP INC MARYLAND COM	141,555.15	171,652.09
CONTANGO OIL & GAS CO COM NEW	25,729.34	25,948.28
CONTANGO OIL & GAS CO COM NEW	409,264.77	410,169.00
CONTANGO ORE INC COM	168.81	135.00
CONTINENTAL AG ORD NPV	122,463.26	93,621.52
CONTINENTAL NICKEL LTD COM	3,745.23	2,239.20
CONTINENTAL PRECIOUS MINERALS INC COM	27,304.61	5,850.21
CONTINENTAL RES INC COM	95,378.90	112,739.90
CONTRA MEDTINO INC COM	0.00	—
CONVERGYS CORP DE COM	113,695.98	153,240.00
CONVERSION SOLUTIONS HLDGS CORP COM STK	880.30	—
CONVERTED ORGANICS INC COM NEW COM NEW	15,835.66	319.20
CON-WAY INC COM STK	293,871.35	317,844.00
CON-WAY INC COM STK	407,930.11	446,148.00
COO US 02/18/12 C75	(112.30)	(150.00)
COOL US 06/16/12 C5	(149.78)	(45.00)
COOPER COS INC COM NEW	7,777.95	7,052.00
COOPER COS INC COM NEW	163,193.55	176,300.00
COOPER COS INC COM NEW	336,026.85	327,918.00
COOPER INDUSTRIES PLC NEW IRELAND COM STK	190,631.86	194,940.00
COOPER INDUSTRIES PLC NEW IRELAND COM STK	706,225.85	693,390.75
COOPER TIRE & RUBBER CO COM, NO PAR	50,271.25	41,731.82
COP US 01/21/12 C70	0.00	(696.00)
COP US 01/21/12 C75	(921.51)	(208.00)
COP US 01/21/12 C77.5	(119.66)	(24.00)
COPA HOLDINGS SA COM STK	10,511.12	8,800.50
COPA HOLDINGS SA COM STK	302,026.19	313,297.80
COPANO ENERGY L L C COM UNITS	290,571.93	536,748.41
COPART INC COM	25,110.35	29,452.35
COPPER KING MNG CORP COM STK	14,112.60	130.00
COPPER NORTH MNG CORP	0.00	12.28
CORAL GOLD RES LTD COM NEW COM NEW	990.95	673.60
CORE LABORATORIES NV NLG0.03	306,435.69	445,544.50
CORE LABORATORIES NV NLG0.03	414,365.04	489,985.00
CORE LABORATORIES NV NLG0.03	37,403.46	45,010.25
CORE LABORATORIES NV NLG0.03	797,019.72	1,583,905.00
CORELOGIC INC-W/I COM STK	7,410.22	2,942.21
CORE-MARK HLDG CO INC COM	70,329.43	83,160.00
CORINTHIAN COLLEGES INC COM STK	4,910.70	2,170.00
CORINTHIAN COLLEGES INC COM STK	88,710.80	75,082.00
CORN PRODS INTL INC COM	46,100.47	54,043.83
CORN PRODS INTL INC COM	452,767.09	720,483.00
CORNERSTONE TOTAL RETURN FD INC COM NEW COM NEW	19,395.69	26,405.31

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CORNING INC COM	687,105.72	583,786.29
CORNING INC COM	606,361.97	445,408.70
CORP BACKED CALL TR CTFS J C PENNEY JC PENNEY DEB BKD 2006-1 CTF A-1	3,149.95	2,987.50
CORPORATE EXECUTIVE BRD CO COMMON STOCK	2,645.55	1,752.60
CORPORATE EXECUTIVE BRD CO COMMON STOCK	195,760.88	209,550.00
CORRECTIONS CORP AMER	1,514.73	1,425.90
CORRECTIONS CORP AMER	132,849.58	118,146.00
CORVUS GOLD INC COM STK	1,944.98	1,605.00
COSAN LTD COM STK	12,506.95	10,960.00
COST RECOVERY FEE 6-066260	0.00	—
COST US 01/21/12 C90	(337.29)	(4.00)
COSTAR GROUP INC COM	2,169.43	2,001.90
COSTCO WHOLESALE CORP NEW COM	987,862.18	1,155,193.80
COSTCO WHOLESALE CORP NEW COM	307,705.13	797,955.64
COTT CORP QUE COM STK	4,136.45	3,130.00
COTTON & WESTN MNG INC COM PAR $.001 STOCK	56,955.34	14,820.94
COUGAR OIL & GAS CDA INC COM STOCK	56,778.03	5,335.20
COUNTRYWIDE FINL CORP MEDIUM TERM NTS BOTRANCHE # TR 00159 5.8 DUE 06-07-2012	25,150.00	25,051.98
COUSINS PPTYS INC COM	15.97	9.01
COVANCE INC COM	2,162.63	1,463.04
COVANTA HLDG CORP COM	333,967.39	242,997.50
COVANTA HLDG CORP COM	11,961.78	9,978.90
COVENTRY HEALTH CARE INC COM	37,117.87	37,506.95
COVENTRY HEALTH CARE INC COM	146,204.82	95,088.47
COVENTRY HEALTH CARE INC COM	542,252.04	476,809.00
COVIDIEN PLC USD0.20(POST CONSLDTN)	69,635.94	65,804.62
COVIDIEN PLC USD0.20(POST CONSLDTN)	539,587.21	472,605.00
COX COMMUNICATIONS 5.45% DUE 12-15-2014	64,834.20	66,601.62
COYOTE RES INC COM STK	2,052.41	63.13
CP ALL PCL THB1(ALIEN MKT)	86,019.56	291,362.24
CR SUISSE AG 5.4% DUE 01-14-2020	103,113.00	94,316.50
CR SUISSE NASSAU ETN LKD TO CUSING 30 MLP INDEX	4,312.28	5,014.00
CRA INTL INC COM	28,168.80	23,808.00
CRACKER BARREL OLD CTRY STORE INC COM	7,006.87	9,113.93
CRACKER BARREL OLD CTRY STORE INC COM	106,118.25	105,861.00
CRANE CO COM	267,450.15	340,983.00
CRAWFORD & CO CL B CL B	3,510.72	2,464.00
CRAY INC COM NEW STK	35,925.70	38,658.25
CRAY INC COM NEW STK	34,655.93	38,173.00
CREAM MINERALS LTD COM NEW	91,896.78	65,211.39
CREATIVE TECHNOLOGY INC COM STK	2,772.38	504.39
CREDIT AGRICOLE S A UNDATED DEEPLY FIXEDTO 144A FLTG RATE NT 8.375 15 AUG 39	323,650.00	232,500.00
CREDIT AGRICOLE SA EUR3	329,247.58	123,210.50
CREDIT SUISSE GUERNSEY BRH CAP NT TIER 1PFD STK	19,461.48	20,440.00
CREDO PETE CORP COM PAR $0.10 COM PAR $0.10	2,442.95	2,407.20
CREE INC COM	352,099.78	205,038.12
CREE INC COM	504,527.44	361,103.36
CRESCENT POINT ENERGY CORP COM	78,146.80	88,240.00
CRESUD SPONS ADR EACH CNV INTO 1 ORD ARS1’B’	29,717.56	21,697.95
CREXUS INVT CORP COM	30,191.73	29,758.52
CRH AMER INC 8.125% DUE 07-15-2018	6,067.90	5,718.09
CRIMSON EXPL INC COM NEW STK	16,006.95	18,304.00
CRITICAL SOLUTIONS INC COM STK	106.95	20.00
CROCS INC COM	83,904.31	64,544.90

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CROCS INC COM	313,554.81	282,697.80
CROSS TIMBERS RTY TR TR UNIT	33,341.19	41,402.35
CROSSHAIR ENERGY CORP COM	0.00	329.70
CROSSROADS SYS INC COM	8,684.35	8,025.00
CROSSTEX ENERGY INC COM	5,258.60	4,424.00
CROSSTEX ENERGY INC COM	177,612.00	158,000.00
CROWDGATHER INC COM STK	92,681.42	6,888.66
CROWN CORK & SEAL 7.375% DUE 12-15-2026	4,938.00	5,137.50
CROWN HLDGS INC COM	3,045.40	3,962.44
CROWN HLDGS INC COM	337,098.02	420,085.80
CROWNE VENTURES INC COM NEW	1,196.99	60.50
CROX US 01/21/12 C16	(211.53)	(60.00)
CRUS US 01/21/12 C16	(735.45)	(750.00)
CRYO-CELL INTL INC COM	175,670.00	134,714.00
CRYOLIFE INC COM	987.86	720.00
CRYPTOLOGIC LTD COM STK	2,316.95	2,370.00
CRYSTALLEX INTL CORP COM STK	6,489.08	790.89
CSC HLDGS INC 7.625% DUE 07-15-2018	5,474.50	5,500.00
CSC HLDGS LLC 8.625 DUE 02-15-2019	19,039.20	23,050.00
CSCO US 02/18/12 C17	(1,240.73)	(1,085.00)
CSCO US 03/17/12 C20	(75.53)	(70.00)
CSG SYS INTL INC COM	155,983.17	92,673.00
CSMG TECHNOLOGIES INC COM STK	6,262.75	9.10
CSS INDS INC COM	3,943.95	4,250.95
CSX CORP COM	402,166.04	368,352.94
CSX CORP COM	197,007.82	481,052.52
CSX CORP COM	637,272.48	662,210.64
CTF DEP DTD 01-08-2010 3.45 01-09-2017	10,000.00	10,537.10
CTF DEP DTD 08-19-2009 3.15 08-19-2014	52,000.00	54,364.96
CTF DEP DTD 10-21-2009 3.25 10-21-2014	100,000.00	104,615.00
CUBESMART COM	568.50	585.20
CUBESMART COM	196,671.81	207,692.80
CUBIC CORP COM	28,362.84	30,301.88
CUBIC CORP COM	359,954.75	340,002.00
CUBIST PHARMACEUTICALS INC COM	85,376.44	108,955.00
CUBIST PHARMACEUTICALS INC COM	296,620.90	319,337.20
CUE RES LTD COM STK	1,614.83	22.14
CULLEN / FROST BANKERS INC COM	5,078.35	5,337.67
CULLEN / FROST BANKERS INC COM	318,497.07	333,333.00
CUMMINS INC	889,530.62	841,233.26
CUMMINS INC	100,753.12	376,373.52
CURATECH INDS INC COM	291,615.04	—
CURIS INC COM	9,447.25	14,040.00
CURLEW LAKE RES INC COM	680.45	142.50
CURRENCYSHARES EURO TR EURO SHS EURO SHS	97,034.12	92,177.80
CURRENCYSHARES RUSSIAN RUBLE TR SHS SHS	2,668.95	2,499.20
CURRENCYSHARES SWEDISH KRONA TR SWEDISH KRONA SHS SWEDISH KRONA SHS	15,570.34	14,457.00
CURRENCYSHARES SWISS FRANC TR SWISS FRANC SHS SWISS FRANC SHS	106,540.16	94,695.10
CURTISS WRIGHT CORP COM	3,524.68	3,893.83
CURTISS WRIGHT CORP COM	542,942.15	635,940.00
CVD EQUIP CORP COM STK	3,729.40	3,007.50
CVI US 01/21/12 C20	(414.25)	(200.00)
CVR ENERGY INC COM STK	40,464.68	33,526.70
CVR ENERGY INC COM STK	243,624.04	181,493.70

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
CVR ENERGY INC COM STK	356,937.14	250,982.00
CVR PARTNERS LP COM	50,816.10	53,217.51
CVS CAREMARK CORP 6.036 DUE 12-10-2028	9,416.96	9,074.16
CVS CAREMARK CORP 6.6% DUE 03-15-2019	90,394.68	109,701.72
CVS CAREMARK CORP 6.94299983978% DUE 01-10-2030	118,745.89	131,615.57
CVS CAREMARK CORP COM STK	144,019.82	166,768.74
CVS CAREMARK CORP COM STK	187,630.38	230,977.92
CVS CAREMARK CORP COM STK	644,035.83	1,161,740.64
CVS US 02/18/12 C42	(188.78)	(267.00)
CVX US 01/21/12 C100	(991.51)	(1,430.00)
CVX US 01/21/12 C97.5	(499.24)	(940.00)
CVX US 03/17/12 C115	(144.30)	(134.00)
CVX US 03/17/12 C125	(20.30)	(14.00)
CWABS INC SERIES 2002-1 CLASS-A FLTG RATE ASSET BACKED CTF 08-25-2032 BEO	27,647.81	16,826.60
CX US 01/21/12 C5	(485.45)	(560.00)
CX US 01/21/12 C6	(235.46)	(150.00)
CYANOTECH CORP COM PAR $0.02 STK	11,394.95	34,750.00
CYBERDEFENDER CORP COM STK	28,360.32	20,291.11
CYBERKEY SOLUTIONS INC COM	94.95	0.25
CYBERLUX CORP COM NEW COM NEW	206.95	1.00
CYBERONICS INC COM	78,426.23	123,950.00
CYBEX INTL INC COM	1,418.95	420.00
CYCLACEL PHARMACEUTICALS INC COM STK	31,385.18	14,750.00
CYH US 01/21/12 C22	(57.30)	(3.00)
CYMER INC COM	5,084.87	5,971.20
CYNOSURE INC CL A	340,857.84	350,165.76
CYPRESS SEMICONDUCTOR CORP COM	52,760.19	48,353.60
CYPRESS SEMICONDUCTOR CORP COM	431,543.69	365,837.40
CYS INVTS INC COM	104,288.31	107,410.28
CYTEC IND COM	477,175.31	591,835.75
CYTOCORE INC COM NEW STK	5,272.13	34.00
CYTOKINETICS INC COM	5,246.21	3,648.00
CYTOMEDIX INC COM NEW STK	19,568.58	32,205.00
CYTORI THERAPEUTICS INC COM STK	53,880.91	24,530.00
CYTRX CORP COM NEW COM NEW	9,149.16	4,760.00
Czech koruna	911.13	911.13
Czech koruna	41.90	41.90
D R HORTON INC COM	8,549.81	9,864.57
D R HORTON INC COM	183,491.28	76,277.89
DAC TECHNOLOGIES GROUP INTL INC COM	2,162.95	225.00
DACHA STRATEGIC METALS INC COMSTK	6,834.10	4,154.40
DAIHATSU MOTOR CO NPV	113,796.97	160,662.61
DAIICHI SANKYO COM NPV	97,228.47	101,113.76
DAIMLERCHRYSLER ORD NPV(REGD)	359.21	70,583.14
DAINIPPON SUMITOMO NPV	69,317.18	79,759.64
DAIRY CREST GROUP ORD GBP0.25	551,805.72	456,568.60
DAKTRONICS INC COM	8,714.65	9,091.50
DAKTRONICS INC COM	22,299.02	19,140.00
DAL US 01/21/12 C5	(8,849.51)	(12,600.00)
DAL US 01/21/12 C9	(1,260.28)	(330.00)
DAL US 03/17/12 C9	(334.25)	(195.00)
DANA HLDG CORP COM	87,676.82	100,249.65
DANAHER CORP COM	27,280.31	27,097.73
DANAHER CORP COM	287,056.26	356,563.20

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
DANAHER CORP COM	291,805.26	583,013.76
DANAHER CORP COM	1,168,501.71	1,020,768.00
DANAHER CORP COM	803,236.73	1,241,856.00
DANAOS CORPORATION	507.69	335.00
Danish krone	46.10	46.10
Danish krone	148.55	148.55
Danish krone	192.57	192.57
Danish krone	50,646.32	50,646.32
Danish krone	1,392.46	1,392.46
Danish krone	10,621.11	10,621.11
Danish krone	148.20	148.20
Danish krone	9,257.08	9,257.08
Danish krone	167.96	167.96
Danish krone	(48,353.22)	(48,349.62)
DANONE EUR0.25	643,095.82	735,184.36
DANSKE BANK A/S DKK10	953,785.79	570,310.97
DAR US 04/21/12 C17.5	(101.53)	(40.00)
DARDEN RESTAURANTS INC COM	96,313.15	98,094.73
DARDEN RESTAURANTS INC COM	53,375.16	126,940.30
DARLING INTL INC COM	26,742.74	24,254.25
DARLING INTL INC COM	572,569.65	554,193.00
DASSAULT SYSTEMES EUR1	206,473.63	201,989.85
DATARAM CORP COM PAR $1 COM PAR $1	15,416.22	2,587.20
DAVID LOREN CORP COM NEW STK	1,408.95	44.00
DAVITA INC COM	113,653.16	154,955.64
DAWSON GEOPHYSICAL CO COM	22,827.01	32,414.60
DC BRANDS INTL INC COM	681.95	69.64
DCP MIDSTREAM PARTNERS LP	15,530.96	18,164.28
DDR CORP COM	21,119.15	29,477.44
DE US 03/17/12 C85	(102.30)	(145.00)
DEAL A DAY GROUP CORP COM	0.00	540.00
DEAN FOODS CO 6.9% DUE 10-15-2017	9,164.00	9,725.00
DEAN FOODS CO NEW 7% DUE 06-01-2016	9,835.00	9,900.00
DEAN FOODS CO NEW COM	44,617.19	52,886.40
DEAN FOODS CO NEW COM	311,506.06	339,360.00
DEAN FOODS CO NEW COM	482,372.32	500,640.00
DEAN FOODS CO NEW COM	119,134.51	43,444.80
DECISIONPOINT SYS INC NEW COM	10,480.10	224.25
DECKERS OUTDOOR CORP COM	139,815.82	109,652.07
DEEP BLUE INC COM STK	1,162.95	—
DEEP BLUE MARINE INC COM NEW STOCK	19.60	1.40
DEEP DOWN INC COM STK	6,385.65	521.70
DEEP ROCK OIL & GAS INC COM	2,739.95	2.70
DEERE & CO COM	1,555,187.96	1,542,273.85
DEERE & CO COM	248,763.63	701,255.10
DEFAULT GEN MARITIME CORP 12 DUE 11-15-2017	23,383.64	450.00
DEFAULT ISSUER SILICOM LTD COM STK ISIN#IL0008986668	8,081.78	10,524.00
DEFI GLOBAL INC COM STOCK	843.90	22.50
DEGAMA SOFTWARE SOLUTIONS INC COM STK	156.95	50.00
DEJOUR ENERGY INC COM	27,290.46	9,493.64
DELAWARE INVTS DIVID & INCOME FD INC COM	604.47	707.30
DELCATH SYS INC COM STOCK	28,249.68	9,150.00
DELEK US HLDGS INC COM STK	148,219.96	133,497.00
DELIA*S INC NEW COM	35,436.32	16,932.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
DELIVERY TECHNOLOGY SOLUTIONS INC COM STK	0.00	—
DELL INC 5.875% DUE 06-15-2019	51,605.69	52,760.93
DELL INC COM STK	129,772.36	132,240.57
DELL INC COM STK	145,475.10	143,374.00
DELL INC COM STK	475,410.02	487,983.65
DELL INC COM STK	1,052,457.25	978,381.25
DELPHI FINL GROUP INC CL A	338,512.76	438,570.00
DELTA AIR LINES INC COM STK CALL OPT EXP 1/22/11 PR $10 PER SH	(8,582.58)	(200.00)
DELTA AIR LINES INC DEL COM NEW COM NEW	3,089,579.96	2,938,506.43
DELTA AIRLINES COMSTK CALL OPT EXP 01/21/2012 PR $75 PER SH	(11,504.65)	(1,520.00)
DELTA OIL & GAS INC COM PAR $.001 COM PAR $.001	2,983.91	77.00
DELTA PETE CORP COM PAR $0.01	119,841.22	814.44
DELTATHREE INC	1,951.85	20.70
DELTIC TIMBER CORP COM	5,830.04	6,039.00
DELUXE CORP COM	4,383.46	4,870.64
DENBURY RES INC 8.25% DUE 02-15-2020	5,487.50	5,587.50
DENBURY RES INC HLDG CO COM NEW	84,376.45	78,127.40
DENBURY RES INC HLDG CO COM NEW	142,402.89	130,675.40
DENDREON CORP COM STK ISIN US24823Q1076	299,933.75	168,332.40
DENISON MINES CORP COM STK	508,128.28	317,947.50
DENNYS CORP COM	4,228.96	4,888.00
DENNYS CORP COM	23,462.25	25,944.00
DENSO CORP NPV	186,045.29	157,443.12
DENSO CORP NPV	513,527.22	461,280.71
DENTSPLY INTL INC NEW COM	5,083.98	4,828.62
DENTSPLY INTL INC NEW COM	93,971.22	107,699.22
DENTSPLY INTL INC NEW COM	905,918.49	838,710.30
DEO US 04/21/12 C90	(177.30)	(230.00)
DEPOMED INC COM	24,070.91	26,418.00
DERYCZ SCIENTIFIC INC COM	12,913.90	5,500.00
DESIGN MARKETING CONCEPTS INC COM STK	1,374.85	—
DEUTSCHE BK AG 3.875% DUE 08-18-2014	2,019.28	2,053.55
DEUTSCHE BK AG COM STK ISIN DE0005140008 SDL 505964X	5,947.99	5,679.00
DEUTSCHE BK AG GLOBAL ZCPN 0 DUE 08-14-2014	45,000.00	51,936.75
DEUTSCHE BK AG LONDON BRH POWERSHARES DBBASE METALS DOUBLE	2,467.55	2,691.00
DEUTSCHE BK CAP FDG TR X NONCUMULATIVE TR PFD SECS PFD STK	10,006.95	8,084.00
DEUTSCHE BK CONTINGENT CAP TR III TR PFDSECS PFD STK	20,094.40	17,412.15
DEUTSCHE BK CONTINGENT CAP TR V TR PFD SECS	5,446.95	4,562.00
DEUTSCHE LUFTHANSA ORD NPV (REGD)(VINK)	142,728.35	82,609.39
DEUTSCHE MANDATORY EXCHANGE DEUTSCHE BOERSE 700150U 8/2/2012	538,019.94	267,818.80
DEUTSCHE TELEKOM 5.75% DUE 03-23-2016	74,516.25	83,465.78
DEVON ENERGY CORP 7.95% DUE 04-15-2032	179,891.10	200,367.16
DEVON ENERGY CORP NEW COM	301,409.71	260,173.75
DEVON ENERGY CORP NEW COM	542,466.46	421,600.00
DEVON ENERGY CORP NEW COM	360,497.76	543,616.00
DEVON ENERGY CORP NEW COM	627,587.31	508,400.00
DEVRY INC DEL COM	20,263.13	17,037.78
DEVRY INC DEL COM	60,701.96	48,921.12
DEX ONE CORP COM	5,002.95	6,382.70
DFC GLOBAL CORP COM	151,903.18	134,854.02
DHT HOLDINGS INC	51,414.02	9,327.35
DIADEXUS INC NEW COM	3,348.20	109.38
DIAGEO CAP PLC GTD NT 4.828 DUE 07-15-2020	229,121.40	260,086.07
DIAGEO ORD PLC	781,256.65	896,255.27

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
DIAGEO PLC SPONSORED ADR NEW	78,371.00	92,577.78
DIAGEO PLC SPONSORED ADR NEW	130,929.96	153,195.45
DIAGEO PLC SPONSORED ADR NEW	420,784.42	539,381.40
DIAGEO PLC SPONSORED ADR NEW	1,208,937.60	1,373,805.30
DIAMANT ART CORP COM	9,155.60	80.00
DIAMOND FOODS INC COM	38,018.94	39,208.05
DIAMOND OFFSHORE DRILLING INC COM	51,773.91	42,795.16
DIAMOND OFFSHORE DRILLING INC COM	96,753.35	79,961.22
DIAMONDROCK HOSPITALITY CO COM STK	488,102.22	634,880.76
DIANA CONTAINERSHIPS INC COM STK	2,468.10	1,031.70
DIANA SHIPPING INC COM STK	63,159.14	37,049.99
DIANA SHIPPING INC COM STK	725,098.03	438,567.36
DICE HLDGS INC COM STK	2,791.95	1,658.00
DICKS SPORTING GOODS INC OC-COM	286,182.52	280,288.00
DICKS SPORTING GOODS INC OC-COM	4,058.55	3,688.00
DICKS SPORTING GOODS INC OC-COM	511,260.64	602,729.84
DIEBOLD INC COM	6,054.64	5,051.76
DIEBOLD INC COM	259,164.53	240,560.00
DIG US 01/21/12 C45	(514.25)	(725.00)
DIGERATI TECHNOLOGIES INC COM	11.55	5.86
DIGI INTL INC COM	10,314.73	7,923.60
DIGI INTL INC COM	15,588.90	16,740.00
DIGITAL GENERATION INC COM	14,083.84	5,483.20
DIGITAL GENERATION INC COM	864,550.89	507,792.00
DIGITAL RIV INC COM	8,074.40	7,960.60
DIGITAL RLTY TR INC COM	5,964.70	6,667.00
DILLARDS INC CL A COM	14,555.35	12,535.97
DIME BANCORP INC NEW LITIGATION TRACKINGWT EXP	3,135.93	15,976.00
DINEEQUITY INC COM STK	3,939.99	4,221.00
DINEEQUITY INC COM STK	1,043,033.73	1,042,587.00
DIRECTV COM CL A COM CL A	145,845.79	143,246.00
DIRECTV COM CL A COM CL A	432,239.86	657,520.52
DISCOVER BANK DTD 11-18-2009 2.3 DUE 05-18-2012	15,000.00	15,099.45
DISCOVER BK GREENWOOD DEL ACT/365 SEMI ANNU DTD 04-16-2008 4.1 10-16-2012	4,165.43	4,109.36
DISCOVER BK GREENWOOD DEL CTF DEP DTD 03-21-2007 5.1 03-21-2012	19,000.00	19,182.78
DISCOVER BK GREENWOOD DEL CTF DEP DTD 05-28-2008 4.85 05-28-2015	10,000.00	10,966.80
DISCOVER BK GREENWOOD DEL CTF DEP DTD 07-05-2007 5.45 07-05-2013	10,000.00	10,675.80
DISCOVER BK GREENWOOD DEL CTF DEP DTD 08-06-2008 4.75 08-06-2012	40,000.00	40,998.40
DISCOVER BK GREENWOOD DEL CTF DEP DTD 09/17/2008 ACT/365 9-17-08 5 09-17-2013	69,000.00	73,558.14
DISCOVER BK GREENWOOD DEL CTF DEP DTD 09/24/2008 ACT/365 5.15 09-24-2015	10,000.00	11,123.70
DISCOVER BK GREENWOOD DEL CTF DEP DTD 09-17-2008 5.15 09-17-2015	95,000.00	105,636.20
DISCOVER BK GREENWOOD DEL CTF DEP DTD 09-17-2008 5.2 09-17-2018	20,000.00	23,034.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 7/16/08 ACT/365 SEMI ANNU 5 7-16-13	50,000.00	53,091.50
DISCOVER BK GREENWOOD DEL CTF DEP DTD 9/24/08 ACT/365 SEMI-ANNU 5.2 24 SEP 18	10,000.00	10,946.30
DISCOVER BK GREENWOOD DEL DTD 05-21-20084.75 05-21-2015	25,000.00	27,332.25
DISCOVER BK GREENWOOD DEL DTD 07-23-20084.75 07-23-2012	20,831.37	20,466.80
DISCOVER BK GREENWOOD DEL DTD 12-03-20084.85 12-03-2013	13,020.00	12,825.12
DISCOVER BK GREENWOOD DEL DTD 12-03-20085 12-03-2015	2,000.00	2,202.00
DISCOVER BK GREENWOOD DEL DTD 12-23-20092.85 12-23-2014	12,282.75	12,453.72
DISCOVER BK GREENWOOD DEL DTD 06-25-20085 06-25-2013	10,000.00	10,588.10
DISCOVER FINL SVCS COM STK	51,793.94	60,825.71
DISCOVER FINL SVCS COM STK	364,426.46	379,200.00
DISCOVER FINL SVCS COM STK	132,933.81	288,192.00
DISCOVERY COMMUNICATIONS INC NEW COM SERA STK	181,730.93	235,741.38

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
DISCOVERY COMMUNICATIONS INC NEW COM SERA STK	6,283.46	6,268.41
DISCOVERY COMMUNICATIONS INC NEW COM SERC COM SER C	15,350.90	15,871.70
DISCOVERY LABORATORIES INC NEW COM	933.33	278.88
DISH DBS CORP 6.75% DUE 06-01-2021	38,500.00	43,100.00
DISH DBS CORP SR NT 7.875 DUE 09-01-2019	5,510.50	5,675.00
DISH DBS CORP SR NT 7.875 DUE 09-01-2019	29,240.10	33,900.00
DISH NETWORK CORP CL A COM STK	30,944.70	32,381.76
DISH NETWORK CORP CL A COM STK	305,384.60	356,000.00
DISTRIBUIDORA INTL DE ALIMENTACION EUR0.01	77,645.34	86,959.87
DISTRIBUTED ENERGY SYS CORP COM STK	1,313.23	—
DITECH NETWORKS COM STK	2,269.82	285.00
DITEM EXPL INC COM	124,402.36	4,947.48
DIVINE INC CL A NEW COM STK	10,832.85	—
DNB ASA NOK10	1,101,457.03	843,973.84
DNB BOLIGKREDITT A 03/29/2011 2.9 29 MAR2016	229,724.00	233,817.08
DOGAN HOLDINGS TRY1	0.66	0.18
DOLAN CO COM STK	21,263.90	13,632.00
DOLBY LABORATORIES INC CL A COM STK	96,946.14	65,230.38
DOLE FOOD CO INC NEW COM STK	104,789.15	99,475.00
DOLLAR GEN CORP NEW COM	40,381.58	41,140.00
DOLLAR GEN CORP NEW COM	498,086.34	493,186.32
DOLLAR TREE INC COM STK	90,078.26	94,246.74
DOLLAR TREE INC COM STK	213,406.70	216,086.00
DOLLAR TREE INC COM STK	380,431.22	968,231.50
DOMINION RES INC 5.2% DUE 08-15-2019	125,870.40	138,527.16
DOMINION RES INC SR NT 2011 SER C 4.9 DUE 08-01-2041	118,592.10	118,778.11
DOMINION RES INC V 8.875% DUE 01-15-2019	19,994.40	26,540.84
DOMINION RES INC VA NEW COM	154,196.13	180,655.13
DOMINION RES INC VA NEW COM	358,726.65	658,404.32
DOMINOS PIZZA INC COM	20,490.78	22,033.55
DOMTAR CORP 10.75% DUE 06-01-2017	6,413.00	6,325.00
DOMTAR CORP COM NEW COM NEW	57,207.13	59,970.00
DOMTAR CORP COM NEW COM NEW	806,080.48	759,620.00
DONNELLEY R R & SONS CO COM	9,594.51	8,329.95
DONNELLEY R R & SONS CO COM	114,130.75	57,647.85
DONNELLEY R R & SONS CO COM	373,929.98	300,144.00
DOT HILL SYS CORP COM	14,768.51	11,039.00
DOUGLAS DYNAMICS INC COM	32,300.00	29,240.00
DOVER CORP COM	87,243.13	103,359.58
DOVER CORP COM	104,155.61	232,083.90
DOVER DOWNS GAMING & ENTMT INC COM	9,755.21	6,420.00
DOVER SADDLERY INC COM	1,707.95	4,000.00
DOW CHEM CO 6% DUE 10-01-2012	8,700.00	10,353.42
DOW CHEM CO/ 5.9 DUE 02-15-2015	26,759.75	27,752.88
DOW CHEMICAL CO COM	530,912.66	582,427.35
DOW CHEMICAL CO COM	669,965.68	739,333.32
DOW CHEMICAL CO COM	627,692.99	687,364.00
DOW US 01/19/13 C30	(342.29)	(376.00)
DOWNEY FINL CORP COM	25,637.93	—
DR PEPPER SNAPPLE GROUP INC COM STK	19,645.90	21,345.99
DR PEPPER SNAPPLE GROUP INC COM STK	118,427.52	186,187.68
DR REDDYS LABS LTD ADR REPSTG 1/2 SH	29,198.97	25,162.65
DRAGONWAVE INC COM	39,846.08	27,738.00
DREAM MARKETING INC (RSTD)	0.00	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
DREAMWORKS ANIMATION INC CL A COM STK	45,692.09	34,550.79
DRESSER-RAND GROUP INC COM	399,167.64	429,226.00
DRESSER-RAND GROUP INC COM	840,266.49	888,398.00
DRI US 01/21/12 C43	(846.19)	(1,375.00)
DRIL-QUIP INC COM	12,836.18	16,125.90
DRIL-QUIP INC COM	357,201.92	331,074.60
DRYS US 01/21/12 C3	(295.47)	(20.00)
DRYSHIPS INC COM USD0.01	501,561.45	336,942.93
DSP GROUP INC COM	6,062.20	5,210.00
DST SYS INC COM	10,142.55	9,104.00
DSW INC CL A CL A	139,319.70	132,630.00
DSW INC CL A CL A	261,732.74	247,576.00
DSW INC CLASS B	10,309.82	—
DTD 01-09-2009 4.5 01-09-2019	10,000.00	11,277.70
DTD 08-05-2011 .25 C/D 02-06-2012	200,000.00	199,972.00
DTD 09-30-2011 .6 01-30-2013	5,000.00	4,992.85
DTD 11-23-2011 2.1 11-23-2016	4,000.00	3,975.08
DTD 12-02-2011 .7 03-04-2013	26,000.00	25,978.68
DTE ENERGY CO COM	134,125.85	199,069.20
DTE ENERGY CO COM	113,581.59	147,965.33
DTS INC COM	4,670.35	5,448.00
DU PONT E I DE NEMOURS & CO COM STK	568,697.49	569,912.46
DU PONT E I DE NEMOURS & CO COM STK	759,029.94	923,291.04
DU PONT E I DE NEMOURS & CO COM STK	180,478.80	176,253.00
DUKE ENERGY 5.3% DUE 02-15-2040	137,490.60	158,017.34
DUKE ENERGY CORP NEW COM STK	597,636.17	716,210.80
DUKE ENERGY CORP NEW COM STK	396,572.96	640,728.00
DUKE RLTY CORP COM NEW REIT	292,788.72	310,890.00
DUKE RLTY CORP COM NEW REIT	18,878.45	17,489.75
DUKE RLTY CORP DEP SH REPSTG 1/10TH PFD SER L PFD STK	5,296.45	5,136.60
DUKE RLTY CORP DEP SH REPSTG 1/10TH PFD SER M PFD STK	2,537.95	2,510.00
DULUTH METALS LTD COM STK	305,127.48	351,981.00
DUN & BRADSTREET CORP DEL NEW COM	173,297.14	175,102.20
DUN & BRADSTREET CORP DEL NEW COM	82,434.91	78,945.65
DUNKIN BRANDS GROUP INC COM	40,435.50	38,094.50
DURAN VENTURE INC	8,018.85	8,629.85
DVI INC IN DEFAULT 9.875 DUE 12-31-2040/02-01-2003 REG	18,733.76	3,250.00
DXP ENTERPRISES INC COM NEW STK	32,694.74	54,740.00
DYADIC INTL INC DEL COM	243,649.97	116,333.07
DYCOM INDS INC COM	14,988.30	16,736.00
DYNAMIC MATLS CORP COM	28,211.33	31,466.56
DYNASTY METALS & MNG INC COM	16,109.43	9,064.00
DYNEGY HLDGS INC SR NT 8.375 DUE 05-01-2016 DEFAULT	19,684.00	16,500.00
DYNEGY INC DEL COM	117.02	55.40
DYNEX CAP INC NEW REIT	5,574.74	5,021.50
E DIGITAL CORP COM	22,285.36	2,296.03
E MED FUTURE INC COM	728.93	10.12
E TRADE FINL CORP FORMERLY E TRADE GROU SR NT 7.875 DUE 12-01-2015 REG	4,996.00	5,037.50
E TRADE FINL CORP FORMERLY E TRADE GROUPINC TO 10/01/2003 COM NEW COM NEW	205,778.68	118,818.92
E TRADE FINL CORP FORMERLY E TRADE GROUPINC TO 10/01/2003 COM NEW COM NEW	167,079.71	42,195.96
E US 05/19/12 C45	(1,113.81)	(450.00)
E.ON AG COM STK	562,169.47	491,924.41
EAGLE BROADBAND INC COM NEW STK	613.78	—
EAGLE BULK SHIPPING INC EAGLE BULK SHIPPING COM	54,748.27	16,918.23

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
EAGLE PLAINS RES LTD COM NEW COM NEW	34,362.90	6,598.40
EAGLE ROCK ENERGY PARTNERS LP	1,152.95	1,165.00
EAGLEFORD ENERGY INC COM	2,876.95	480.00
EARTH SCIENCES INC COM	491.44	—
EARTHLINK INC COM STK	17,629.27	13,350.12
EARTHSHELL CORP COM NEW STK	26.15	—
EAST COAST DIVERSIFIED CORP COM NEW COM NEW	1,206.95	196.00
EAST WEST BANCORP INC COM	13,999.25	13,825.00
EAST WEST BANCORP INC COM	447,646.96	423,242.50
EAST WEST DISTRS INC COM STK	2,551.58	—
EAST WEST PETE CORP COM STK	10,051.83	8,455.00
EASTBRIDGE INVT GROUP CORP COM	24,162.75	10,000.00
EASTFIELD RES LTD COM	110.69	98.20
EASTGROUP PPTYS INC REIT	170,020.56	173,920.00
EASTGROUP PPTYS INC REIT	29,623.58	30,436.00
EASTMAN CHEM CO COM	46,187.13	39,060.00
EASTMAN CHEM CO COM	53,850.53	118,351.80
EASTMAN CHEM CO COM	606,115.74	476,532.00
EASTMAN KODAK CO COM	32,764.14	16,115.01
EASYLINK SOLUTIONS CORP COM	967.15	118.00
EATON CORP COM	170,309.75	175,749.17
EATON CORP COM	130,432.38	170,811.72
EATON CORP COM	174,377.78	316,550.16
EATON CORP COM	623,065.22	613,773.00
EATON VANCE TAX-MANAGED GLOBAL BUY-WRITEOPPORTUNITIES FD COM	5,274.65	4,488.38
EAUTOCLAIMS COM INC COM	524.95	0.45
EBAY INC COM USD0.001	116,990.64	121,592.97
EBAY INC COM USD0.001	545,830.80	757,370.43
EBAY INC COM USD0.001	1,315,163.67	1,461,602.70
EBAY INC COM USD0.001	360,288.27	319,860.18
EBAY INC COM USD0.001	540,830.12	529,258.50
EBIX INC FORMERLY EBIX COM INC TO 01/02/2004 COM NEW COM NEW	73,017.16	76,472.88
EBIX INC FORMERLY EBIX COM INC TO 01/02/2004 COM NEW COM NEW	553,306.91	646,425.00
EC DEV INC COM STK	306.54	0.25
ECHELON CORP OC-COM STK	10,189.20	10,227.00
ECHELON CORP OC-COM STK	9,815.60	5,844.00
ECHO GLOBAL LOGISTICS INC COM	4,786.55	4,845.00
ECHO THERAPEUTICS INC COM STK	26,806.28	21,503.90
ECHOSTAR DBS CORP 7.75% DUE 05-31-2015	34,500.00	38,500.00
ECOLAB INC 4.35% DUE 12-08-2021	49,968.00	53,394.45
ECOLAB INC COM	223,372.23	378,077.40
ECOLAB INC COM	12,792.61	15,782.13
ECOLAB INC COM	1,312,885.77	1,656,834.60
ECOLOCAP SOLUTIONS INC COM STK	3,158.95	72.00
ECOSPHERE TECHNOLOGIES INC COM STK	137,044.52	45,320.00
ECRYPT TECHNOLOGIES INC COM	0.00	42.50
ED RLTY TR INC COM REIT	8,063.49	8,730.44
EDC US 01/21/12 C67	(682.29)	(1,010.00)
EDC US 02/18/12 C90	(492.29)	(380.00)
EDEN ENERGY CORP COM PAR $.001	2,710.52	3.96
EDISON INTL COM	77,647.05	94,182.33
EDISON INTL COM	389,271.24	463,680.00
EDISON INTL COM	178,587.50	293,733.00
EDISON MISSION ENERGY SR NT 7.75% DUE 06-15-2016/11-09-2006	21,275.00	20,440.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
EDOORWAYS INTL CORP COM NEW	0.00	0.09
EDP-ENERGIAS DE PORTUGAL S A	908.95	465.58
EDUCATION FDG CAP TR III LN BKD NT CL A-7 AUCTION RATE 12-15-2042 REG	93,500.00	88,580.15
EDUCATIONAL DEV CORP COM	1,468.24	1,285.55
EDWARDS LIFESCIENCES CORP COM	85,399.96	79,396.10
EDWARDS LIFESCIENCES CORP COM	217,895.37	176,750.00
EEM US 03/17/12 C40	(101.30)	(131.00)
EFOTOXPRESS INC COM	32,664.58	2.01
EGAIN COMMUNICATIONS CORP COM NEW STK	2,202.15	1,692.95
EL ALACRAN GOLD MINE CORP COM STK	559.96	—
EL CAPITAN PRECIOUS METALS INC COM STK	5,256.95	1,925.00
EL PASO CORP COM	56,048.72	101,730.05
EL PASO CORP COM	302,668.94	444,436.39
EL PASO ELEC CO COM NEW	47,455.49	70,768.68
EL PASO ENERGY CORP MEDIUM TERM NTS BOOK TR 4 7.8 8-1-31	80,550.71	100,267.50
EL PASO ENERGY CORP MTN BOOKTRANCHE # TR00005 7.75 1-15-2032 BEO	273,646.62	329,175.00
EL PASO ENERGY CORP MTN BOOKTRANCHE # TR00005 7.75 1-15-2032 BEO	5,887.50	5,800.00
EL PASO NAT GAS CO 8.375% DUE 06-15-2032	27,968.92	35,523.54
ELDORADO GOLD CORP	4,219.29	7,668.60
ELDORADO GOLD CORP NEW COM STK	283,116.24	227,915.04
ELECTR ARTS COM	55,873.49	54,013.20
ELECTR ARTS COM	239,758.32	149,514.80
ELECTR ARTS COM	880,671.02	906,400.00
ELECTRO RENT CORP COM	6,465.82	9,248.26
ELECTRO RENT CORP COM	112,935.08	181,429.85
ELECTRO SCIENTIFIC INDS INC COM	59,654.90	59,368.00
ELECTRO SCIENTIFIC INDS INC COM	665,395.73	747,139.04
ELECTRO SCIENTIFIC INDS INC COM	407,902.75	328,696.00
ELECTRONICS FOR IMAGING INC COM	96,741.64	91,869.75
ELEMENTOS LTD COM STK	5,509.71	1,664.29
ELI LILLY & CO COM	434,223.54	494,573.74
ELI LILLY & CO COM	502,205.67	619,244.00
ELI LILLY & CO COM	864,225.47	919,639.68
ELINE ENTERTAINMENT GROUP INC COMMON STOCK	456.95	30.00
ELITE PHARMACEUTICALS INC COM NEW COM	109,854.35	31,511.90
ELK MOUND WIS AREA SCH DIST TAXABLE PROMNTS-C-BUILD 3.7 04-01-2014 REG	25,222.75	26,505.50
ELLIS PERRY INTL INC COM	2,756.95	2,844.00
ELN US 01/21/12 C12.5	(439.25)	(725.00)
EMBARQ CORP 7.995% DUE 06-01-2036	5,486.95	5,232.18
EMC CORP COM	1,123,646.11	874,524.00
EMC CORP COM	585,081.18	959,413.14
EMC CORP COM	557,230.65	532,727.28
EMCOR GROUP INC COM	2,482.53	2,681.00
EMCOR GROUP INC COM	298,903.39	286,867.00
EMCOR GROUP INC COM	539,947.47	544,243.00
EMCORE CORP COM	518.93	172.46
EMERGENT BIOSOLUTIONS INC COM	4,972.81	4,631.00
EMERGING HEALTHCARE SOLUTIONS INC COM STOCK	18,268.07	28.00
EMERGING HLDGS INC COM	2,534.94	—
EMERGING WORLD PHARMA INC COM STK	8.38	0.02
EMERSON ELECTRIC CO COM	301,183.91	269,229.80
EMERSON ELECTRIC CO COM	409,387.99	747,070.65
EMERSON ELECTRIC CO COM	689,388.21	694,191.00
EMP SOLUTIONS INC	0.00	1.76

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
EMPIRE RES INC DEL COM	34,640.92	14,504.00
EMULEX CORP COM NEW	1,561.40	1,372.00
EMULEX CORP COM NEW	310,918.74	191,394.00
ENBRIDGE INC COM	51,990.08	60,043.05
ENCANA CORP COM NPV	48,414.92	26,757.32
ENCANA CORP COM NPV	409,857.62	277,950.00
ENCOMPASS HLDGS INC COM NEW STK	6,718.99	0.13
ENCORE CAP GROUP INC COM	300,190.77	289,136.00
ENCORE WIRE CORP COM	2,357.34	2,590.00
ENDEAVOR PWR CORP COM NEW COM NEW	900.95	300.00
ENDEAVOUR INTL CORP COM NEW	10,318.06	9,194.02
ENDEAVOUR SILVER CORP COMMON STK	405,460.62	422,870.50
ENDEVCO INC TX COM NEW STK	4,052.90	42.50
ENDO PHARMACEUTICALS HLDGS INC COM	41,007.24	37,983.00
ENDO PHARMACEUTICALS HLDGS INC COM	321,568.21	376,377.00
ENDO PHARMACEUTICALS HLDGS INC COM	599,109.05	902,959.50
ENDOCYTE INC COM	3,370.84	2,932.80
ENDOLOGIX INC COM	168.86	459.20
ENDURANCE SPECIALTY HOLDINGS LTD COM USD1	241,685.25	275,400.00
ENDURANCE SPECIALTY HOLDINGS LTD COM USD1	923,147.33	843,412.50
ENDURANCE SPECIALTY INS LTD INS LTD	0.00	—
ENER1 INC COM NEW STK	15,836.35	1,265.58
ENERBANK USA SALT LAKE CITY UTAH CTF DEPDTD 12-18-2009 3 12-18-2015	6,000.00	6,276.00
ENERCARE INC COM	11,592.98	20,342.83
ENERGEN CORP COM	299,934.07	293,500.00
ENERGIZER RES INC COM	4,313.90	1,700.00
ENERGY 1 CORP COM	2,363.90	1,100.00
ENERGY CONVERSION DEVICES INC COM	7,307.44	409.05
ENERGY FINDERS INC COM STK	12,058.35	82.00
ENERGY FUELS INC COM	26,516.20	14,428.88
ENERGY FUTURE/EFIH 10 DUE 12-01-2020	433,260.44	324,940.00
ENERGY INCOME & GROWTH FD COM	4,597.09	5,650.00
ENERGY PARTNERS LTD COM STK	339,009.30	328,500.00
ENERGY RECOVERY INC COM	2,972.14	1,362.24
ENERGY SOLUTIONS INC COMMON	8,100.62	6,303.60
ENERGY TRANSFER 7.5% DUE 10-15-2020	5,435.50	5,412.50
ENERGY TRANSFER PARTNERS L P UNIT LTD PARTNERSHIP INT	430,117.52	433,191.74
ENERGY TRANSFER SR NT 9 DUE 04-15-2019	120,484.00	118,946.80
ENERGY XXI (BERMUDA) COM STK USD $0.005	350,684.10	452,696.00
ENERGYTEC INC FORMERLY ENERGYTEC COM IN COM	39,207.53	—
ENERLUME ENERGY MGMT CORP COM STK	285.40	0.12
ENERNOC INC COM	77,573.01	40,219.00
ENERNOC INC COM	70,357.20	65,220.00
ENERPLUS CORP COM	147,161.24	132,676.80
ENERSYS COM	4,702.82	5,194.00
ENERSYS COM	108,914.70	111,671.00
ENERSYS COM	355,420.42	451,878.00
ENGLOBAL CORP COM	2,036.69	633.00
ENI SPA EUR1	203,550.25	195,340.71
ENI SPA EUR1	792,111.46	634,075.08
ENN ENERGY HOLDINGS LTD SHS	24,001.50	22,442.00
ENOC US 06/16/12 C15	(168.50)	(240.00)
ENRON CORP COM	9,279.58	—
ENSCO PLC SPON ADR	140,570.78	125,844.99

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ENSIGN GROUP INC COM STK	12,211.66	11,101.89
ENTECH SOLAR INC COM STK	33,005.54	1,249.60
ENTEGRIS INC COM	4,404.74	4,763.85
ENTERGY CORP NEW COM	28,895.58	30,803.80
ENTERGY CORP NEW COM	472,262.15	452,910.00
ENTERGY CORP NEW COM	183,123.60	281,388.60
ENTERPRISE INNS ORD GBP0.025	75,549.73	17,968.80
ENTERPRISE PRODS 4.05% DUE 02-15-2022	282,428.20	285,281.92
ENTERPRISE PRODS 5.25% DUE 01-31-2020	61,170.60	66,247.62
ENTERPRISE PRODS 5.7% DUE 02-15-2042	140,318.80	152,528.18
ENTERTAINMENT GAMES INC COM	3,059.90	620.00
ENTERTAINMENT GAMING ASIA INC COM	14,574.81	2,672.39
ENTERTAINMENT PPTYS TR CUM RED PFD SER D7.375%	12,492.30	12,470.00
ENTMNT PPTYS TR COM SH BEN INT	21,476.79	21,855.00
ENTORIAN TECHNOLOGIES INC COM NEW COM NEW	1,866.08	50.00
ENTREMED INC COM NEW	604.60	171.95
ENTROPIC COMMUNICATIONS INC COM STK	703,227.51	408,800.00
ENVESTRA LTD COM	2,528.95	2,932.00
ENVIRONMENTAL SOLUTIONS WORLDWIDE INC COM	48,232.15	5,906.25
ENVOY CAP GROUP INC COM STK	11,220.61	7,720.00
ENZO BIOCHEM INC COM	873.30	672.00
ENZYME ENVIRONMENTAL SOLUTIONS COM STK	6,517.90	40.00
EOG RESOURCES INC COM	304,057.18	302,352.66
EOG RESOURCES INC COM	122,006.36	170,520.81
EOG RESOURCES INC COM	278,472.33	570,372.90
EON COMMUNICATIONS CORP COM NEW STK	1,416.95	1,320.00
EPD US 01/19/13 C45	(7,177.75)	(6,200.00)
EPD US 01/21/12 C45	(250.02)	(620.00)
EPD US 06/16/12 C42	(4,183.88)	(5,400.00)
EPICEPT CORP	6,709.95	583.45
EPIQ SYS INC COM	1,375.57	1,153.92
EPOCRATES INC COM	436.45	390.00
EPOCRATES INC COM	9,428.22	8,580.00
EQT CORP COM	41,605.74	36,496.79
EQT CORP COM	288,184.20	301,345.00
EQT CORP COM	105,486.01	172,643.29
EQTY RESDNTL EFF 5/15/02	216,256.48	368,128.65
EQTY RESDNTL EFF 5/15/02	26,596.79	28,515.00
EQUAL ENERGY LTD COM STK	4,205.40	3,479.75
EQUIFAX INC COM	30,756.77	37,461.58
EQUIFAX INC COM	350,825.20	396,310.20
EQUIFAX INC COM	69,928.79	104,946.66
EQUINIX INC COM NEW COM NEW	8,701.06	10,140.00
ERF WIRELESS INC COM NEW COM NEW	14,455.80	303.85
ERSTE GROUP BANK AG NPV	60,840.86	60,045.20
ERSTE GROUP BANK AG NPV	77,193.96	21,749.91
ERX US 01/21/12 C40.8	(3,656.08)	(5,760.00)
ERX US 01/21/12 C46	(4,706.92)	(6,120.00)
ERX US 01/21/12 C47	(202.30)	(300.00)
ERX US 01/21/12 C51	(2,589.21)	(700.00)
ERX US 09/17/11 C89	3,761.46	—
ESC BOWATER D08/01/89 9.000% ESCROW	10,134.88	—
ESC DWS RREEF REAL ESTATE II LIQUIDATINGLIQUIDATING TRUST	9,330.00	—
ESC GERBER SCIENTIFIC INC	10,026.95	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ESC GLOBIX CORP COM STK	232.41	—
ESC IDEARC	0.00	—
ESC J.CREW GROUP INC ESCROW	186.94	—
ESC MIRANT CORP	20,242.60	—
ESCROW CB IDEARC INC.	2,001.00	—
ESCROW ELOQUENT INC	7,223.09	—
ESCROW GCB SIX FLAGS, INC 8.875% ESCROW	9,235.00	—
ESCROW GM CORP CONV 06/01/2009	1,092.60	—
ESCROW GM CORP CONV 06/01/2009	1,092.60	—
ESCROW GM CORP SR CONV 06/01/20009	20,242.60	—
ESCROW GM CORP SR CONV 06/01/2009	3,756.91	—
ESCROW GM CORP SR CONV 06/01/2009	3,756.91	—
ESCROW GM CORP SR CONV 06/01/2009	3,756.91	—
ESCROW GM CORP SR CONV 06/01/2009	3,756.91	—
ESCROW GM CORP SR CONV 06/01/2009	3,756.91	—
ESCROW GM CORP SR CONV 06/01/2009	3,756.91	—
ESCROW GMCORP SR CONV 06/01/2009	308.38	—
ESCROW PREMIER ENTERTAINMENT BILOXI	0.00	—
ESCROW SEAHAWK DRILLING INC ESC CONTRA	0.00	—
E-SIM LTD SHS	2,017.45	0.42
ESPERANZA RESOURCES CORP COMMON STOCK	3,029.86	2,087.28
ESSEX PPTY TR REIT	0.14	0.14
ESTEE LAUDER COMPANIES INC CL A USD0.01	92,445.87	275,857.92
ESTEE LAUDER COMPANIES INC CL A USD0.01	662,737.41	726,373.44
ESTERLINE TECHNOLOGIES CORP COM STK	485,215.21	542,909.00
ETF- ISHARES BARCLAYS 20+ YR TREAS BD FD	234,809.77	243,614.92
ETF ISHARES BARCLAYS AGGREGATE BD FD	4,795,516.26	4,945,142.63
ETF- ISHARES BARCLAYS BARCLAYS 7-10 YR TREAS BD FD	619,099.29	638,175.12
ETF ISHARES S&P DEVELOPED EX-US PROP	27,243.29	21,827.33
ETF WISDOM TREE DEFA EQUITY INCOME FUND B	7,105.09	5,340.33
ETF WISDOMTREE EMERGING MARKETS EQUITY INC	114,801.70	106,863.83
ETF WISDOMTREE EQUITY INCOME FUND INC	109,861.26	113,111.74
ETHAN ALLEN INTERIORS INC COM	5,589.53	6,651.35
ETRAVELSERVE.COM INC COM	3,846.00	—
EUO US 01/21/12 C18	(1,335.43)	(2,350.00)
EURASIAN NATURAL ORD USD0.20	107,165.10	106,911.16
Euro	10,875.56	10,875.56
Euro	7,124.59	7,124.59
Euro	3,960.73	3,960.73
Euro	10,251.81	10,251.81
Euro	830,457.53	830,457.53
Euro	84,319.04	84,319.04
Euro	18,254.66	18,254.66
Euro	337.51	337.51
Euro	1,057.26	1,057.26
Euro	1,676.23	1,676.23
Euro	635.52	635.52
Euro	112.66	112.66
Euro	10.71	10.71
Euro	6,471.40	6,471.40
Euro	1.07	1.07
Euro	33,790.17	33,790.17
Euro	11,648.51	11,648.51
Euro	197.35	197.35

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
Euro	632,199.05	632,199.05
Euro	224,035.68	224,035.68
Euro	105,360.82	104,972.03
Euro	51,286.66	51,286.66
Euro	0.00	—
Euro	0.00	—
Euro	0.00	—
Euro	0.00	—
Euro	(317.48)	(317.48)
Euro	(130,581.28)	(129,607.34)
Euro	(97,451.16)	(97,423.24)
EURO TECH REV STK SPLIT EURO TECH2F1EAY1 1/17/2012	109,241.88	32,200.00
EUROMAX RES LTD COM STK	11,494.23	8,190.00
EURONET WORLDWIDE INC COM	2,446.12	2,236.08
EUROPEAN GOLDFIELDS LTD COM STK	52,203.71	54,346.28
EVERBANK JACKSONVILLE FLA CD 07/01/10 ACT/365 3.05 07-01-2019	10,000.00	10,529.40
EVERCORE PARTNERS INC CL A CL A	3,648.95	2,662.00
EVERGREEN ENERGY INC COM NEW	9,963.45	388.62
EVERGREEN SOLAR INC COM NEW COM NEW	11,694.50	42.08
EVOLUTION PETE CORP COM STK	16,306.95	16,100.00
EVOLUTION SOLAR CORP COM NEW	16,865.77	11.78
EVOLVING GOLD CORP COM	6,432.93	1,984.00
EWORLDCOMPANIES INC COM PAR $.0001 NEW COM STK	9,188.15	600.00
EXACT SCIENCES CORP COM	16,266.95	16,240.00
EXAR CORP COM	9,378.90	9,750.00
EXCEL MARITIME CARRIERS COM STK	105,858.34	29,181.90
EXCEL TR INC COM	4,834.49	5,100.00
EXCELLON RES INC COM	4,915.37	4,577.74
EXCO RES INC COM	186,891.38	116,064.60
EXELIS INC	5,150.00	4,525.00
EXELIXIS INC COM STK ISIN# US30161Q1040	139,234.43	101,565.75
EXELON CORP 5.625% DUE 06-15-2035	116,362.98	129,174.60
EXELON CORP COM	400,220.74	402,342.26
EXELON CORP COM	455,610.71	626,219.43
EXELON CORP COM	325,545.81	290,579.00
EXETER RESOURCE CORP COM	10,023.11	7,203.60
EXIDE TECHNOLOGIES COM NEW COM NEW	3,505.93	2,630.00
EXPEDIA INC DEL COM NEW	2,117.28	1,480.02
EXPEDIA INC DEL COM NEW	59,372.43	60,854.94
EXPEDITORS INTL WASH INC COM	220,264.78	186,122.24
EXPEDITORS INTL WASH INC COM	43,629.08	40,561.84
EXPEDITORS INTL WASH INC COM	973,813.87	974,848.00
EXPERIAN ORD USD0.10	114,604.28	119,047.59
EXPERIAN ORD USD0.10	596,861.68	658,187.98
EXPERT GROUP INC COM NEW STK	4,820.95	1.55
EXPLOR RES IN	257,258.56	162,585.14
EXPONENT INC COM STK	7,902.81	9,194.00
EXPRESS INC COM	406,394.98	426,716.00
EXPRESS SCRIPTS INC COM	127,315.22	115,747.10
EXPRESS SCRIPTS INC COM	179,486.63	476,529.47
EXPRESS SCRIPTS INC COM	483,011.72	525,375.64
EXTENDICARE REAL ESTATE INVT TR TR UNIT TR UNIT	0.00	—
EXTERRAN HLDGS INC COM STK	2,457.23	764.40
EXTORRE GOLD MINES LTD COM NPV	14,935.20	13,955.58

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
EXTRA SPACE STORAGE INC COM	169,058.51	204,501.20
EXTRA SPACE STORAGE INC COM	271,734.23	348,912.00
EXTRA SPACE STORAGE INC COM	93,869.76	116,304.00
EXTREME NETWORKS INC COM	12,686.38	12,264.00
EXXON MOBIL CORP COM	3,113,727.91	3,515,141.28
EXXON MOBIL CORP COM	334,153.96	493,811.76
EXXON MOBIL CORP COM	58,028.30	76,284.00
EXXON MOBIL CORP COM	3,885,163.37	8,872,168.24
EXXON MOBIL CORP COM	1,043,607.10	1,407,016.00
EXXON MOBIL CORP COM	1,183,810.29	1,252,837.56
EXXON MOBIL CORP COM	1,185,152.38	1,229,020.00
EXXON MOBIL CORP COM	238,601.75	296,660.00
EXXON MOBIL CORP COM STK CALL OPT EXP 1/19/13 PR $70 PER SH	(417.29)	(1,745.00)
EYECASHNETWORKS INC COM STK	594.35	—
EYI INDS INC COM	4,623.20	60.00
EZCORP INC CL A NON VTG	14,760.07	11,866.50
EZCORP INC CL A NON VTG	343,510.78	448,131.78
EZCORP INC CL A NON VTG	353,141.04	603,873.00
F N B CORP PA COM	10,533.90	11,310.00
F US 01/21/12 C11	0.00	(92.00)
F US 01/21/12 C12.5	(817.87)	(40.00)
F US 02/18/12 C12	(54.26)	(70.00)
F US 12/17/11 C12	(717.88)	—
F US 12/30/11 C11	(135.46)	(10.00)
F5 NETWORKS INC COM STK	83,682.99	91,899.92
F5 NETWORKS INC COM STK	231,989.63	184,118.20
F5 NETWORKS INC COM STK	738,107.89	753,452.00
FACTORY 2-U STORES INC COM	4,769.30	0.96
FACTSET RESH SYS INC COM STK	19,356.18	24,930.07
FAIR ISAAC CORPORATION COM	238,247.69	279,552.00
FAIRCHILD SEMICONDUCTOR INTL INC COM	72,214.13	59,646.16
FAIRCHILD SEMICONDUCTOR INTL INC COM	202,271.73	184,573.20
FAIRFAX FINL HLDGS LTD SUB VTG	22,119.26	26,734.40
FAIRPOINT COMMUNICATIONS INC COM	506.57	—
FAIRPOINT COMMUNICATIONS INC COM NEW COMNEW	152,705.55	64,950.00
FALCON NAT GAS CORP COM STK	359.95	—
FALCON OIL & GAS LTD COM	19,941.15	15,180.66
FALCON TECHNOLOGIES INC COM STK	312.80	1.66
FAMILY DLR STORES INC COM	4,437.22	4,699.38
FAMILY DLR STORES INC COM	76,454.39	148,128.54
FAMOUS DAVES AMER INC COM	2,543.57	2,060.00
FANUC CORP NPV	260,858.52	443,842.47
FANUC CORP NPV	690,965.10	704,025.98
FAS US 01/06/12 C65	0.00	(4,000.00)
FAS US 01/21/12 C56	(1,294.58)	(2,160.00)
FAS US 01/21/12 C61	(2,069.98)	(2,860.00)
FAS US 01/21/12 C63	(7,174.60)	(8,850.00)
FAS US 01/21/12 C64	(1,629.99)	(2,140.00)
FAS US 01/21/12 C65	(307.29)	(480.00)
FAS US 01/21/12 C78	(557.26)	(430.00)
FAS US 01/21/12 P50	309.22	279.00
FAS US 09/17/11 C16	2,170.94	—
FAS US 12/30/11 C65	(721.89)	(27.00)
FAS1 US 11/19/11 C15	(518.51)	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
FAST US 01/21/12 C42.5	(1,785.43)	(2,150.00)
FASTENAL CO COM	112,783.66	152,596.01
FASTENAL CO COM	164,170.57	279,976.20
FAZ US 01/21/12 C40	(695.77)	(609.00)
FAZ US 01/21/12 C41	(671.52)	(350.00)
FAZ US 12/30/11 C38	(151.53)	(2.00)
FAZ US 12/30/11 C39	(407.73)	(14.00)
FCS US 01/21/12 C13	(256.22)	(225.00)
FCX US 01/19/13 C44	(467.29)	(370.00)
FCX US 01/21/12 C36.5	(629.77)	(516.00)
FCX US 01/21/12 C42	(301.52)	(36.00)
FCX US 02/18/12 C40	(295.52)	(210.00)
FCX US 05/19/12 C45	(139.30)	(113.00)
FDX US 01/21/12 C85	(983.04)	(556.00)
FDX US 01/21/12 C90	(545.47)	(230.00)
FED HOME LN MTG CORP VAR RATE	4,602.59	820.00
FEDERAL HOME LN MTG CORP POOL #1G2341 5.508% 12-01-2037 BEO	177,987.57	189,582.13
FEDERAL HOME LN MTG CORP POOL #1G2403 5.555% 01-01-2038 BEO	205,758.69	218,974.73
FEDERAL HOME LN MTG CORP POOL #1J0404 5.51% 05-01-2037 BEO	270,834.65	286,981.45
FEDERAL HOME LN MTG CORP POOL #A39302 5.5% 11-01-2035 BEO	75,411.91	83,266.52
FEDERAL HOME LN MTG CORP POOL #E0-2686 4% 04-01-2025 BEO	10,832.82	11,006.26
FEDERAL HOME LN MTG CORP POOL #E02697 4% 06-01-2025 BEO	15,884.63	16,196.94
FEDERAL HOME LN MTG CORP POOL #G03695 5.5% 11-01-2037 BEO	457,080.33	498,649.10
FEDERAL HOME LN MTG CORP POOL #G03696 5.5% 01-01-2038 BEO	897,919.45	978,595.51
FEDERAL HOME LN MTG CORP POOL #G0-6172 5.5% 12-01-2038 BEO	545,685.23	547,909.65
FEDERAL HOME LN MTG CORP POOL #G0-6669 6.5% 09-01-2039 BEO	103,270.78	104,035.93
FEDERAL HOME LN MTG CORP POOL #G12341 5% 09-01-2021 BEO	7,262.30	7,731.68
FEDERAL HOME LN MTG CORP POOL #G13767 4% 03-01-2025 BEO	21,003.17	21,010.32
FEDERAL HOME LN MTG CORP POOL #G18049 5.5% 04-01-2020 BEO	4,556.18	4,844.20
FEDERAL HOME LN MTG CORP POOL #G18309 4.5% 05-01-2024 BEO	17,914.64	18,260.30
FEDERAL MOGUL CORP COM STK	42,841.50	43,512.50
FEDERAL MOGUL CORP COM STK	91,457.25	91,450.00
FEDERAL NATL MTG ASSN GTD MTG AH6737 4 2-1-2026	13,168.95	13,490.70
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1252 3.5% 02-01-2026 BEO	13,724.59	15,189.99
FEDERAL NATL MTG ASSN GTD MTG POOL #AH2659 3.5% 01-01-2026 BEO	91,213.06	91,131.76
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1863 5% 05-01-2041 BEO	105,828.38	105,756.15
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1892 5% 05-01-2041 BEO	419,350.58	419,064.34
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2433 5% 05-01-2041 BEO	105,878.04	105,805.76
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2443 5% 05-01-2041 BEO	106,726.17	106,653.31
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2462 5% 05-01-2041 BEO	102,567.37	102,497.35
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ5304 4% 11-01-2041 BEO	726,009.75	733,849.75
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0215 4.5% 04-01-2041 BEO	1,017,739.99	1,016,533.91
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0238 3.5% DUE 03-01-2026 REG	56,586.96	62,721.90
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0476 5% 11-01-2040 BEO	407,702.74	407,424.44
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0520 5.5% 07-01-2041 BEO	0.03	0.03
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0573 3.5% DUE 08-01-2026 REG	39,939.06	39,773.54
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0814 6.5% 06-01-2040 BEO	1,054,286.54	1,057,261.14
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0885 6.5% 06-01-2039 BEO	423,999.79	423,306.31
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0886 6.5% 10-01-2038 BEO	429,693.96	429,943.27
FEDERAL NATL MTG ASSN SR 2011-59 CL NZ 5.5 DUE 07-25-2041	229,000.55	236,243.68
FEDERAL RLTY INVT TR SH BEN INT NEW SH BEN INT NEW	2,073.12	2,287.65
FEDEX CORP COM	724,066.12	757,407.92
FEDEX CORP COM	444,029.22	467,656.00
FEDEX CORP COM	342,327.26	569,287.67

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
FEDEX CORP COM	1,199,543.74	1,127,385.00
FEDT INVESTORS INC CL B	11,489.16	6,317.55
FEDT INVESTORS INC CL B	54,759.63	30,375.75
FEI CO COM	13,380.54	13,865.20
FELCOR LODGING TR INC DEP SHS REPSTG 1/100 PFD SER C	11,122.95	11,255.00
FERO INDS INC COM NEW COM NEW	15,577.27	4,750.00
FERRO CORP COM	24,343.83	10,704.21
FFIV US 12/30/11 C110	(835.64)	(3.00)
FHLB 3.125 06-15-2018/06-15-2012	20,548.03	20,195.90
FHLMC CAP DEB ZERO CPN 0 11-29-2019	7,632.57	8,280.57
FHLMC GOLD SINGLE FAMILY 3.5% 30 YEARS SETTLES JANUARY	202,781.25	205,343.80
FHLMC NOTES 5.75 01-15-2012	15,572.39	15,028.52
FHLMC NTS 5.125 07-15-2012	30,489.09	30,794.97
FHLMC PRIN STRIP PRIN PMT ON 6.875% DEB 2031 03-15-2031 (UNDDATE)	261,011.40	394,402.32
FIBROCELL SCIENCE INC COM	17,706.95	12,000.00
FIDELIS ENERGY INC COM	306.95	35.00
FIDELITY NATIONAL FINANCIAL INC CL A	53,854.99	57,569.34
FIDELITY NATL INFORMATION SVCS INC COM STK	122.01	386.04
FIDELITY NATL INFORMATION SVCS INC COM STK	127,001.43	142,575.58
FIFTH ST FIN CORP COM STK	28,966.16	27,303.21
FIFTH ST FIN CORP COM STK	542,026.51	431,128.50
FIFTH THIRD BANCORP DEPOSITARY SH REPSTG1/250TH INT PERP CONV PFD STK	4,840.95	5,683.20
FIFTH THIRD CAP TR V GTD TR PFD SECS FLTG RATE PFD STK	12,699.77	12,650.00
FIN FOR DANISH IND A/S EUR GTD SR ME TRANCHE # TR 8 2 DUE 06-12-2013 BEO	418,958.40	425,983.32
FING CORP PRIN FICO STRIPS SER 15-PRIN PMT ON 9.65 2019 BD 03-07-2019 REG	326,655.76	354,941.10
FINISAR CORPORATION COMMON STOCK	24,750.02	23,325.79
FINISAR CORPORATION COMMON STOCK	299,747.07	310,117.40
FINISH LINE INC CL A	263,553.57	344,044.40
FINISH LINE INC CL A	148,727.57	304,568.01
FINMECCANICA SPA EUR 4.40	485,180.21	157,949.42
FIRST AMERN BK ELK GROVE VILLAGE ILL CTFDEP DTD 02-04-2010 2.65 12-04-2014	78,000.00	80,977.26
FIRST AMERN BK ELK GROVE VILLAGE ILL CTFDEP DTD 02-05-2010 2 08-06-2013	65,000.00	66,457.30
FIRST AMERN FINL CORP COM STK	9,493.73	9,211.09
FIRST AMERN FINL CORP COM STK	120,965.51	117,831.00
FIRST AMERN FINL CORP COM STK	399,036.36	388,969.00
FIRST AMERN SILVER CORP COM STOCK	6,593.90	720.00
FIRST CASH FINANCIAL SERVICES INC	(725.66)	—
FIRST CASH FINANCIAL SERVICES INC	181,882.06	150,887.00
FIRST CHINA PHARMACEUTICAL GROUP INC COM	27,765.11	3,420.00
FIRST COLOMBIA GOLD CORP COM	3,519.95	3.80
FIRST CORP COLO COM STOCK	521.95	240.00
FIRST FINL BANCORP OHIO COM	565,721.78	636,480.00
FIRST FINL NORTHWEST INC COM STK	8,290.31	9,440.00
FIRST INDL RLTY TR DEP SHS REPSTG 1/10000 PFD SER J	25,061.90	23,870.00
FIRST MAJESTIC SILVER CORP COM STK	93,501.33	81,572.96
FIRST MARBLEHEAD CORP COM	83,283.95	70,229.25
FIRST NATL BK AMER EAST LANSING MICH CTFDEP DTD 03-18-2009 4 08-19-2019	1,000.00	1,104.17
FIRST NATL BK AMER EAST LANSING MICH CTFDEP DTD 05-08-2009 3.75 11-09-2017	6,000.00	6,506.64
FIRST NICKEL INC COM STK	587.55	201.00
FIRST PACTRUST BANCORP INC COM	265.06	405.45
FIRST REP BK SAN FRANCISCO CALIF NEW COM	6,172.31	6,122.00
FIRST SOLAR INC COM	176,014.38	42,470.08
FIRST SOLAR INC COM	205,743.50	133,048.16
FIRST ST BANCORPORATION COM	4,153.54	10.50

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
FIRST ST BK OF BLAKELY GA DTD 05-18-2011.25 C/D 05-18-2012	90,000.00	89,917.20
FIRST URANIUM CORP COM STK	9,204.63	1,482.00
FIRSTENERGY CORP 7.375% DUE 11-15-2031	328,323.84	368,933.10
FIRSTENERGY CORP COM	173,703.45	183,427.84
FIRSTENERGY CORP COM	89,973.45	93,030.00
FIRSTENERGY CORP COM	359,585.18	402,687.00
FIRSTFED FINL CORP DEL COM	4,452.98	4.50
FIRSTMERIT CORP COM	31,781.33	34,349.01
FISERV INC COM	83,298.84	91,634.40
FISERV INC COM	109,501.08	184,619.82
FISHER COMMUNICATIONS INC COM	27,366.20	23,064.00
FISSION ENERGY CORP COM STK	150,013.08	123,800.33
FITT HWY PRODS INC COM	232,547.37	28,500.21
FLAGSTAR BANCORP INC COM NEW COM NEW	59,382.62	20,198.49
FLAHERTY & CRUMRINE PFD INC FD INC COM	12,985.09	13,951.64
FLAHERTY & CRUMRINE PFD INCOME OPPORTUNITY FD INC COM	24,433.22	25,766.54
FLEETWOOD ENTERPRISES INC COM	4,132.49	—
FLEXSTEEL INDS INC COM	7,858.95	13,840.00
FLEXTRONICS INTL LTD COM STK	42,084.59	32,561.98
FLIR SYS INC COM	129,272.23	95,351.56
FLIR SYS INC COM	101,358.89	84,962.23
FLORIDA EDL LN MARKETING CORP EDL LN REV.525% 12-01-2038 BEO AMT	333,500.00	333,500.00
FLOTEK INDS INC DEL COM	11,328.36	14,940.00
FLOW INTL CORP COM	2,699.20	2,450.00
FLOWERS FOODS INC COM	347,251.16	294,190.00
FLOWSERVE CORP COM	97,869.47	119,581.28
FLOWSERVE CORP COM	71,170.02	71,203.73
FLR US 02/18/12 C55	(489.25)	(425.00)
FLUOR CORP NEW COM	317,219.72	277,520.51
FLUOR CORP NEW COM	48,066.59	49,245.00
FLUOR CORP NEW COM	99,667.09	190,849.50
FLUOR CORP NEW COM	762,409.26	773,347.50
FLYI INC COM	3,571.04	—
FMC CORP COM (NEW)	78,232.94	131,124.96
FMC TECHNOLOGIES INC COM	14,074.45	16,295.76
FMC TECHNOLOGIES INC COM	114,887.57	272,953.98
FMCN US 01/21/12 C21	(985.44)	(900.00)
FNB CORP NC COM NPV (POST REV SPLIT)	4,418.00	652.80
FNMA 2.375 DUE 07-28-2015	10,180.63	10,550.71
FNMA 30 YEAR PASS-THROUGHS 6% 30 YEARS SETTLES FEBRUARY	548,007.82	549,375.00
FNMA 30 YEAR PASS-THROUGHS 6% 30 YEARS SETTLES JANUARY	3,387,342.02	3,413,391.40
FNMA 30 YR PASS-THROUGHS 5.5 30 YEARS SETTLES JAN	1,948,931.74	1,960,030.80
FNMA CAP DEB ZERO CPN DTD 10/09/84 0% DUE 10-09-2019 REG	856,044.10	991,835.85
FNMA COM STK	102,314.84	36,949.27
FNMA DTD 11/03/2000 6.625 11-15-2030	427,019.60	518,403.55
FNMA FNMABOND .6 09-12-2013	300,048.00	300,059.70
FNMA NON CUM PFD SER R 7.625% PFD STK	1,798.55	1,140.76
FNMA POOL #190350 5.5% 03-01-2034 BEO	144,039.69	144,488.34
FNMA POOL #535460 8% DUE 09-01-2015 REG	3,002.66	3,174.74
FNMA POOL #538927 8% DUE 06-01-2015 REG	9,469.37	9,601.89
FNMA POOL #683271 5.5% 02-01-2033 BEO	38,852.50	38,973.50
FNMA POOL #735971 5.5% 11-01-2034 BEO	27,893.03	27,979.91
FNMA POOL #843798 5.5% 11-01-2035 BEO	34,761.25	37,638.57
FNMA POOL #851274 6.5% DUE 05-01-2036 REG	296,862.65	327,425.70

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
FNMA POOL #931892 4.5% 09-01-2024 BEO	11,818.57	12,109.02
FNMA POOL #942040 6% DUE 07-01-2037 REG	154,584.20	170,062.35
FNMA POOL #946803 6.5% 09-01-2037 BEO	33,447.22	36,775.17
FNMA POOL #995071 5.5% 08-01-2037 BEO	187,484.56	188,068.53
FNMA POOL #995072 5.5% 08-01-2038 BEO	195,593.28	196,241.75
FNMA POOL #995153 5.5% 09-01-2036 BEO	226,762.54	227,468.84
FNMA POOL #995159 5.5% 09-01-2036 BEO	141,180.75	141,620.50
FNMA POOL #AB3517 4.5% 09-01-2041 BEO	208,120.21	207,628.91
FNMA POOL #AE0234 4.5% DUE 08-01-2025 REG	12,699.66	12,891.53
FNMA PREASSIGN 00192 4.75 11-19-2012	25,796.21	25,990.43
FNMA SINGLE FAMILY MORTGAGE 4% 30 YEARS SETTLES JANUARY	3,011,610.37	3,046,360.10
FNMA SINGLE FAMILY MORTGAGE 4.5% 30 YEARS SETTLES JANUARY	316,156.25	319,218.90
FNMA SINGLE FAMILY MTG 3 15 YEARS SETTLES JAN	1,531,640.63	1,548,984.00
FNSR US 01/21/12 C18	(895.45)	(450.00)
FOCUS GOLD CORP COM	1,501.95	186.30
FOCUS METALS INC COM	15,544.32	10,440.00
FONIX CORP DEL COM PAR $.0001 NEW COM PAR $.0001 NEW	9,682.75	52.10
FOOTHILLS RES INC COM	10,319.07	—
FORCE ENERGY CORP COM	928.95	39.00
FORD HLDGS INC 9.375% DUE 03-01-2020	12,787.50	13,062.50
FORD MTR CO DEL 7.45% DUE 07-16-2031	5,513.00	5,950.00
FORD MTR CO DEL 9.98% DUE 02-15-2047	9,408.00	12,500.00
FORD MTR CO DEL COM PAR $0.01 COM PAR $0.01	7,563,250.27	6,445,670.99
FORD MTR CO DEL COM PAR $0.01 COM PAR $0.01	921,445.18	892,746.44
FORD MTR CO DEL EX (01/01/2013)	6,981.99	3,120.00
FORD MTR CR CO 6.52% DUE 03-10-2013	10,764.90	10,025.00
FORD MTR CR CO LLC 8% DUE 12-15-2016	18,979.35	22,692.18
FORD MTR CR CO LLC 8.125% DUE 01-15-2020	109,500.00	117,706.80
FORD MTR CR CO LLC NT 7% DUE 10-01-2013	8,985.00	10,650.00
FOREST CY ENTERPRISES INC CL A	17,137.55	11,820.00
FOREST LABORATORIES INC	30,036.22	27,234.00
FOREST LABORATORIES INC	216,407.97	181,136.36
FOREST OIL CORP COM PAR $0.01 COM PAR $0.01	59,980.15	30,487.50
FOREST OIL CORP COM PAR $0.01 COM PAR $0.01	703,807.59	631,430.00
FORESTAR GROUP INC	640,841.94	505,901.81
FORMATION METALS INC NEW COM	468.95	158.18
FORMFACTOR INC COM STK	25,826.29	24,035.00
FORMFACTOR INC COM STK	100,300.92	56,672.00
FORTINET INC COM	183,626.20	188,874.60
FORTINET INC COM	219,780.00	523,440.00
FORTRESS INVT GROUP LLC DEL CL A CL A	21,554.34	14,938.99
FORTUNA MINES INC FORMERLY FORTUNA VENT COM	163,573.80	232,117.20
FORTUNE BRANDS HOME & SEC INC COM	1,599.00	2,213.90
FORUM URANIUM CORP COM STK	3,389.50	512.00
FOSSIL INC COM	297,293.07	245,222.40
FOSSIL INC COM	290,571.55	507,904.00
FOSTER L B CO CL A	1,010.12	936.76
FOSTER L B CO CL A	39,856.95	42,435.00
FOSTER WHEELER LTD (BM) COM STK	271,056.86	190,653.54
FOUNTAIN PWR BOAT INDS INC COM NEW COM NEW	1,094.20	—
FOX PETE INC COM NEW STK	47.83	13.92
FRAC WELLS FARGO	0.00	—
FRACTIONAL FIRST HORIZON NATIONAL CORP COM STK	0.00	—
FRACTIONAL FIRST HORIZON NATIONAL CORP COM STK	0.00	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
FRACTIONAL FIRST HORIZON NATIONAL CORP COM STK	0.00	—
FRACTIONAL FIRST HORIZON NATIONAL CORP COM STK	0.00	—
FRANCO NEV CORP COM STK	58,602.73	57,752.19
FRANKLIN BK CORP COM WORTHLESS 11-7-2008	299.01	7.50
FRANKLIN RES INC 3.125% DUE 05-20-2015	51,796.00	51,989.85
FRANKLIN STR PPTYS CORP COM	663,563.37	462,117.80
FREDDIE MAC-VTG COM FOR A/C 2614202	83,863.53	49,486.48
FREDERICKS ENTMT INC NEV COM NEW COM NEW	1,509.95	—
FREDS INC CL A	1,820.42	2,551.50
FREEPORT-MCMORAN 8.375% DUE 04-01-2017	237,544.20	233,750.00
FREEPORT-MCMORAN COPPER & GOLD INC	2,148,530.27	1,781,363.47
FREEPORT-MCMORAN COPPER & GOLD INC	450,580.73	761,332.26
FREEPORT-MCMORAN COPPER & GOLD INC	1,235,324.34	1,076,144.29
FREEPORT-MCMORAN COPPER & GOLD INC	370,545.75	299,838.50
FREEPORT-MCMORAN COPPER & GOLD INC	318,902.80	375,258.00
FREIGHTCAR AMER INC COM	1,307.25	984.65
FRESENIUS SE&KGAA NPV	289,629.36	259,597.28
FRESH DEL MONTE PRODUCE INC COM STK	168,074.29	167,567.00
FRESH MKT INC COM	188,130.46	197,904.00
FRESNILLO PLC ORD USD0.50	86,561.62	103,841.92
FRIEDMAN IND INC COM	1,010.35	1,083.69
FRIENDLY ENERGY EXPL COM STK	145.65	0.92
FRKLN MNG INC COM	642.37	36.30
FRKLN RES INC COM	38,183.95	34,778.73
FRKLN RES INC COM	149,879.90	147,932.40
FRKLN RES INC COM	201,812.38	303,933.84
FRONTIER COMMUNICATIONS CORP COM	363,802.05	253,042.87
FRONTIER COMMUNICATIONS CORP COM	214,837.70	110,817.70
FRONTIER COMMUNICATIONS CORP COM	399,125.03	235,870.00
FRONTIER COMMUNICATIONS CORP COMSTK CALLOPT EXP 01/21/12 PR $10 PER SH	(235.46)	(50.00)
FRONTIER FINL CORP WASH COM NEW COM NEW	8,686.96	22.79
FRONTLINE LTD COM	299,298.47	114,474.43
FTI CONSULTING INC COM	39.65	42.42
FUEL SYS SOLUTIONS INC COM STK	34,449.67	23,086.00
FUELCELL ENERGY INC COM	531,685.83	309,185.04
FUELCELL ENERGY INC COM	29,807.29	23,631.20
FUJI HEAVY INDUSTRIES NPV	238,911.16	259,780.76
FUJIFILM HOLDINGS CORP NPV	124,538.82	123,161.67
FULL HOUSE RESORTS INC COM	9,041.60	6,230.47
FULL METAL MINERALS LTD	715.49	58.11
FULL METAL ZINC LTD	64.64	32.20
FULTON FINL CORP PA COM	171,350.64	173,637.00
FULTON FINL CORP PA COM	271,974.52	293,319.00
FUNDTECH LTD FUNDTECH LTD COMMON STOCK	193.99	—
FUQI INTL INC COM NEW STK	5,101.30	1,150.00
FURIEX PHARMACEUTICALS- W/I COM STK	229.95	350.91
FUSE SCIENCE INC	361.74	3,200.00
FUSION PHARM INC COM	2,819.60	4.46
FUSION-IO INC	69,223.54	63,597.60
FUT JAN 12 HKE HANG SENG	20,242.60	—
FUT JAN 12 MNP CAC40	20,242.60	—
FUT MAR 12 EMINI S&P 500	20,242.60	—
FUT MAR 12 EMINI S&P 500	20,242.60	—
FUT MAR 12 EMINI S&P 500	20,242.60	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
FUT MAR 12 EURX DAX INDEX	20,242.60	—
FUT MAR 12 EURX E-STXX 50	20,242.60	—
FUT MAR 12 FTSE 100	20,242.60	—
FUT MAR 12 ICEUS SM RUS2	20,242.60	—
FUT MAR 12 IMM EMINI MDCP	20,242.60	—
FUT MAR 12 S&P 500	20,242.60	—
FUT MAR 12 S&P 500	20,242.60	—
FUT MAR 12 S&P 500	20,242.60	—
FUT MAR 12 S&P 500	20,242.60	—
FUT MAR 12 TSE TOPIX	20,242.60	—
FUT SPI 200 FUTURES MAR12	20,242.60	—
FUTURES P/R ESTIMATED MARK BASED ON PRIOR DAY CONTRACT POSITION	0.00	—
FUTURES P/R ESTIMATED MARK BASED ON PRIOR DAY CONTRACT POSITION	0.00	—
FUTURES P/R ESTIMATED MARK BASED ON PRIOR DAY CONTRACT POSITION	0.00	—
FUTUREWORLD ENERGY INC COM COM	2,543.42	0.60
FUTUREWORLD ENERGY INC COM STK	0.00	—
FWD INDS INC N Y COM NEW	3,486.47	2,505.00
FWLT US 01/21/12 C20	(425.45)	(460.00)
FWLT US 12/17/11 C20	(1,455.43)	—
FX ENERGY INC COM	3,993.45	2,880.00
FXA US 02/18/12 C103	(589.25)	(885.00)
FXCM INC	6,102.90	6,093.75
FXCM INC	65,033.10	53,625.00
G & K SVCS INC CL A CL A	2,381.15	2,619.90
G & K SVCS INC CL A CL A	18,278.73	26,199.00
GALAXY ENERGY CORP FORMERLY GALAXY INVT COM STK	1,009.95	2.00
GALECTIN THERAPEUTICS INC COM	49,464.97	46,422.72
GALENA BIOPHARMA COM USD0.0001	764.25	256.54
GALLAGHER ARTHUR J & CO COM	6,003.32	7,363.44
GAMESTOP CORP NEW CL A	35,598.88	38,197.79
GAMESTOP CORP NEW CL A	140,773.04	142,125.70
GAMESTOP CORP NEW CL A	157,794.96	72,583.04
GANNETT CO INC 10% DUE 04-01-2016	23,645.00	21,550.00
GANNETT INC COM	6,598.92	6,855.65
GANNETT INC COM	190,961.46	69,711.18
GAP INC COM	30,285.44	30,360.96
GAP INC COM	106,122.93	142,093.00
GAP INC COM	676,339.98	669,655.00
GARIBALDI RES CORP COM STK	2,699.25	825.00
GARMIN LTD COMMON STOCK	322,029.73	355,469.76
GARTNER INC COM	548,669.87	492,169.35
GASCO ENERGY INC COM	62,128.14	47,572.20
GASFRAC ENERGY SVCS INC COM	6,797.66	4,795.00
GASTAR EXPLORATION LTD COMMON STOCK	6,851.41	5,914.80
GAYLORD ENTMT CO NEW COM	327,239.93	232,226.80
GAZPROM SPON ADR EACH REP 2 ORD SHS	276,606.70	222,943.24
GBS GOLD COMMON STOCK	1,695.95	—
GCB144A SIX FLAGS INC 9.75 DUE 04-15-2013	24,556.25	—
GDF SUEZ EUR1	603,132.17	445,563.33
GDR AMBOW ED HLDG LTD SPONSORED ADR REPSTG CL A ORD SHS	15,904.95	14,200.00
GDR IRSA INVERSIONES Y REPRESENTACIONES S A	5,323.46	3,111.00
GDR TRINA SOLAR LTD SPONSORED ADR	108,050.77	28,056.00
GDT TEK INC COM	93.95	5.00
GDX US 01/21/12 C54	(1,088.19)	(949.00)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
GDXJ US 01/21/12 C34	(294.47)	(10.00)
GE CAP FINL INC DTD 09-18-2009 3.9 DUE 09-18-201	20,000.00	21,420.00
GE CAP FINL INC 02-18-2011 2.7 02-21-2017	5,000.00	5,085.45
GE CAP FINL INC CTF DEP DTD 10-9-2009 3.5 10-11-2016	7,000.00	7,394.52
GE CAP FINL INC DTD 02-18-2011 3 02-20-2018	5,000.00	5,106.35
GE CAP FINL INC DTD 02-18-2011 3.7 02-18-2021	5,000.00	5,076.70
GE CAP FINL INC RETAIL CTF DEP CD 5 18/09/2013	70,000.00	74,629.10
GE CAP FINL INC RETAIL CTF DEP DTD 12-02-2011 2.1 DUE 12-02-2016	5,000.00	4,969.60
GE CAP FINL INC RETAIL CTF DEP PROGRAM 10-30-2009 3.45 10-31-2016	10,000.00	10,540.40
GE CAP FINL INC RETAIL CTF DEP PROGRAM BCTF DEP DTD 03-19-2010 3.6 03-19-2020	10,000.00	10,602.10
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 01-15-2010 3.4 01-17-2017	5,000.00	5,268.40
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 10-16-2008 5 10-16-2013	10,000.00	10,683.90
GE CAP FINL INC RETAIL CTF DEP PROGRAM DTD 02-25-2011 3.7 DUE 02-25-2021	25,000.00	25,372.75
GE CAP FINL INC RETAIL CTF DEP PROGRAM DTD 09-16-2011 .6 03-18-2013	90,000.00	89,800.20
GE CAP RETAIL BK DRAPER UT DEP DTD 12-16-2011 .7 03-18-2013	6,000.00	5,993.82
GE CAP RETAIL BK DRAPER UT INSTL CTF D DTD 10-14-2011 .2 C/D 01-17-2012	200,000.00	200,002.00
GE CAP RETAIL BK DRAPER UT INSTL CTF D DTD 10-21-2011 .6 01-22-2013	5,000.00	4,993.45
GE CAP RETAIL BK DRAPER UT INSTL CTF D INSTL CTF DEP DTD 11-4-11 .8 1-4-13	120,000.00	119,992.80
GE CAP RETAIL BK DRAPER UTAH INSTL CTF DEP DTD 11-16-2011 .7 DUE 02-19-2013	20,000.00	19,987.40
GE CAP RETAIL BK DRAPER UTAH INSTL CTF DEP DTD 12-29-2011 .7 DUE 04-01-2013	2,000.00	1,997.50
GE CAP RETAIL BK DTD 11-16-2011 1.15 2-18-2014	10,000.00	9,970.50
GE CAPITAL FINANCIAL INC CD DTD 04-30-2009 3 DUE 04-30-2012	10,000.00	10,079.60
GE GLOBAL INS HLDG 6.45% DUE 03-01-2019	4,947.80	5,549.21
GE MONEY BANK DTD 05-20-2011 0.8 DUE 08-20-2012	64,000.00	64,032.00
GE MONEY BK C/D ACT/365 DTD 05-06-2011 .45 04-09-2012	20,000.00	19,999.00
GE MONEY BK DRAPER UT INSTL CTF DEP PR CTF DEP DTD 05-07-2010 3.75 05-07-2020	10,000.00	10,563.90
GE MONEY BK DRAPER UT INSTL CTF DEP PR CTF DEP DTD 08-27-2010 2.4 08-29-2016	10,000.00	10,214.10
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 01-28-2011 .35 C/D 01-27-2012	90,000.00	90,011.70
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 04-21-2011 .65 DUE 08-21-2012	26,000.00	26,024.44
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 04-29-2011 .6 DUE 08-29-2012	23,000.00	23,014.95
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 05-13-2011 .65 08-13-2012	50,000.00	50,045.50
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 06-17-2011 .35 06-15-2012	20,000.00	19,973.00
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 09-23-2011 2.3 09-24-2018	25,000.00	25,139.00
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 10-01-2010 2.5 10-02-2017	10,000.00	10,076.00
GE MONEY BK DRAPER UT INSTL CTF DEP PR GE MONEY BK DTD 11-6-08 5.05 11-6-13	320,000.00	342,659.20
GE MONEY BK DRAPER UT INSTL CTF DEP PR GE MONEY BK SLC UT DTD 10-2-08 5 10-2-11	190,000.00	202,807.90
GE MONEY BK DRAPER UTAH INSTL 11/05/2010.85 11/05/2010	120,000.00	120,386.40
GE MONEY BK DRAPER UTAH INSTL CTF DEP DTD 05-27-2011 .8 DUE 08-27-2012	103,000.00	103,152.44
GE MONEY BK DRAPER UTAH INSTL CTF DEP DTD 6-10-11 2.15 6-10-16	64,000.00	64,373.12
GE MONEY BK DRAPER UTAH INSTL CTF DEP PRDTD 04-08-2011 .65 DUE 09-10-2012	30,000.00	30,026.70
GE MONEY BK DTD 08-12-2011 .4 C/D 08-10-2012	50,000.00	49,894.50
GE MONEY BK INSTL CTF DEP DRAPER UT PR DTD 05-06-2011 .6 08-06-2012	10,000.00	10,005.90
GE MONEY BK SALT LAKE CY UT INSTL CT DTD 11-06-2008 5.3 11-06-2015	10,000.00	11,106.20
GE MONEY BK SALT LAKE CY UT INSTL CT DTD 12-18-2008 4.75 DUE 12-18-2013	100,000.00	106,772.00
GE US 01/19/13 C20	(523.79)	(749.00)
GE US 01/21/12 C17.5	(1,980.57)	(4,380.00)
GE US 01/21/12 C19	(79.26)	(60.00)
GE US 02/18/12 C15	(17,710.93)	(53,375.00)
GE US 02/18/12 C18	(171.56)	(408.00)
GE US 02/18/12 C19	(54.26)	(145.00)
GE US 03/17/12 C20	(360.43)	(252.00)
GELSTAT CORP COM STK	1,143.95	136.50
GEMINI EXPLORATIONS INC COM PAR $.001 NEW STK	999.95	0.35
GEN COMMUNICATION INC CL A	2,157.74	2,202.75

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
GEN ELEC CAP CORP 2.25% DUE 11-09-2015	19,623.60	20,035.24
GEN ELEC CAP CORP 4.375% DUE 03-03-2012	1,011.78	1,006.12
GEN ELEC CAP CORP 4.625 DUE 01-07-2021 REG	169,354.00	176,366.84
GEN ELEC CAP CORP 5.3% DUE 02-11-2021	174,010.30	181,721.84
GEN ELEC CAP CORP 5.55% DUE 05-04-2020	5,144.65	5,478.17
GEN ELEC CAP CORP 5.9% DUE 05-13-2014	249,722.50	273,788.00
GEN ELEC CAP CORP 6% DUE 08-07-2019	29,966.40	34,458.84
GEN ELEC CAP CORP INTERNOTES BOOK EN MTNTRANCHE # TR 00070 4.05 3-15-12/04	1,881.68	2,007.68
GEN ELEC CAP CORP MEDIUM TERM NTS 6 DUE 06-15-2012(HELD AT SOUTH BANK)	4,104.00	4,086.55
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00575 5.45 DUE 01-15-2013	6,148.69	6,291.89
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00800 5.625 DUE 09-15-2017	58,473.00	66,457.20
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00804 VAR RT DUE 11-15-2067	240,431.10	236,400.00
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00818 6.875 DUE 01-10-2039	29,543.40	35,940.96
GEN ELEC CAP CORP MTN BO $MNGEN.ELEC CAP.CRR 4.875 DUE 03-04-2015	5,287.65	5,428.59
GEN ELEC CAP CORP MTN BO TRANCHE # TR 00521 5.875 DUE 02-15-2012BEO	25,861.00	25,144.95
GEN ELEC CAP CORP TRANCHE # TR 00389 DTD 09/10/04 4.5 DUE 03-15-2014	5,316.25	5,286.13
GEN MARITIME CORPORATION COM USD0.01	18,790.97	95.01
GEN MTRS ACCEP 7% DUE 02-01-2012	10,069.50	10,012.50
GEN MTRS ACCEP CORP SMARTNOTES BOOK TRANCHE # TR 00645 7.5 DUE 10-15-2012	9,796.50	9,900.00
GEN MTRS ACCEP CORP SMARTNOTES TRANCHE #TR 00651 7.75 DUE 10-15-12/05 BEO	1,008.00	991.25
GEN MTRS CO COM	473,745.49	308,833.72
GEN MTRS CO COM	421,565.88	391,211.00
GEN MTRS CO COM	89,944.09	56,958.70
GENCO SHIPPING & TRADING LTD COM STK	23,308.69	17,373.20
GENCORP INC COM	11,022.28	11,438.00
GENERAL CABLE CORP DEL NEW COM	3,135.15	2,501.00
GENERAL DYNAMICS CORP COM	131,332.84	131,444.72
GENERAL DYNAMICS CORP COM	297,284.89	511,556.23
GENERAL DYNAMICS CORP COM	1,095,332.28	1,131,294.35
GENERAL DYNAMICS CORP COM	310,803.31	338,691.00
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 4% DUE 06-15-2013	3,126.22	3,092.90
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 5% DUE 08-15-2014	10,554.90	10,754.98
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 5.55% DUE 10-15-2020	5,072.10	5,514.08
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 5.6% DUE 02-15-2022	3,000.00	3,358.71
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 5.65% DUE 07-15-2017	2,000.00	2,226.07
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 6% DUE 07-15-2018	3,000.00	3,361.78
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 6.2% DUE 08-15-2020	4,000.00	4,591.54
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY NT 5.5% DUE 07-15-2016	1,000.00	1,111.31
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.375% DUE 09-16-2020	69,451.90	71,531.95
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 5% DUE 01-08-2016	5,390.74	6,573.14
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 5.4% DUE 02-15-2017	16,263.10	16,737.62
GENERAL ELEC CAP CORP PUBLIC INCOME NT-PINES	9,936.10	9,959.95
GENERAL ELEC CAP CORP PUBLIC INCOME NT PINES	34,330.63	36,876.00
GENERAL ELEC CAP TRANCHE # TR 00191 DTD 9-5-2003 5.875 12-15-2023	9,830.00	10,134.27
GENERAL ELEC CO 5.25% DUE 12-06-2017	33,606.00	34,500.78
GENERAL ELECTRIC CO	1,663,879.85	1,504,440.00
GENERAL ELECTRIC CO	4,550,247.92	4,127,914.71
GENERAL ELECTRIC CO	1,867,145.30	1,798,164.00
GENERAL ELECTRIC CO	553,085.52	487,152.00
GENERAL ELECTRIC CO COM STK USD0.06	8,011,276.54	8,649,686.53
GENERAL GROWTH PPTYS INC NEW COM	4,079.45	4,656.20
GENERAL MILLS INC COM	288,147.40	320,800.47
GENERAL MILLS INC COM	444,981.22	524,925.90
GENERAL MILLS INC COM	310,129.62	566,063.28

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
GENERAL MILLS INC COM	1,448,020.33	1,453,628.52
GENERAL MOLY INC COM STK	15,274.34	11,742.00
GENERAL MTRS CO JR PFD CONV SER B 4.75%	4,509.27	3,425.00
GENERAL MTRS CO WT EXP 7/10/16	2,895.11	1,548.36
GENERAL MTRS CO WT EXP 7/10/19	2,517.60	1,165.18
GENEREX BIOTECHNOLOGY CORP DEL COM STOCK	51,550.50	25,993.35
GENESCO INC COM	8,934.26	9,261.00
GENESEE & WYO INC CL A CL A	5,386.84	6,058.00
GENESEE & WYO INC CL A CL A	260,161.08	474,341.40
GENIE ENERGY LTD CL B CL B	145.25	277.55
GENOMED INC COM	2,514.56	—
GENOMIC HEALTH INC COM	1,979.58	2,539.00
GENOMIC HEALTH INC COM	90,112.10	91,404.00
GENON ENERGY INC COM	575.42	388.89
GENOVA BIOTHERAPEUTICS INC COM STK	1,333.73	0.40
GEN-PROBE INC NEW COM	34,141.70	31,924.80
GEN-PROBE INC NEW COM	219,926.46	230,568.00
GENTEX CORP COM	50,913.01	64,474.84
GENTEX CORP COM	504,351.82	769,340.00
GENTIVA HEALTH SVCS INC COM	6,198.49	11,576.25
GENUINE PARTS CO COM	97,102.73	131,762.18
GENUINE PARTS CO COM	102,033.84	205,693.20
GENVEC INC COM NEW	486.06	256.30
GENWORTH FINL INC 4.95% DUE 10-01-2015	6,234.75	6,615.00
GENWORTH FINL INC 5.65% DUE 06-15-2012	4,585.27	5,012.50
GENWORTH FINL INC 6.5% DUE 06-15-2034	19,020.00	15,700.00
GENWORTH FINL INC 7.2% DUE 02-15-2021	2,985.67	2,698.19
GENWORTH FINL INC 7.7% DUE 06-15-2020	15,333.75	14,133.41
GENWORTH FINL INC COM CL A COM CL A	38,847.28	31,411.41
GENWORTH FINL INC COM CL A COM CL A	294,775.76	69,613.40
GENWORTH FINL INC SR NT 6.515% DUE 05-22-2018	46,925.00	46,000.00
GEO GROUP INC COM STK	39,815.54	65,325.00
GEOEYE INC COM STK	9,721.53	8,332.50
GEOGLOBAL RES INC COM	1,753.40	446.00
GEOKINETICS HLDGS 9.75% DUE 12-15-2014	49,431.25	31,500.00
GEOKINETICS INC COM PAR $0.01 COM PAR $0.01	9,536.95	2,150.00
GEOLOGIX EXPLORATIONS INC COM STK	400.95	476.00
GEOMET INC DEL COM	4,645.64	3,735.81
GEORGIA PAC CORP 8% DUE 01-15-2024	6,099.50	6,407.69
GEOVIC MNG CORP COM	92,142.20	6,995.52
GERON CORP COM	82,904.62	21,016.00
GERON CORP COM	70,222.57	44,252.00
GETINGE AB SER‘B’NPV	186,316.93	185,412.63
GETTY RLTY CORP NEW COM	1,406.95	1,395.00
GFI GROUP INC COM STK	8,601.79	3,525.85
GFI GROUP INC COM STK	36,062.82	33,372.00
GG US 08/20/11 P52.5	(291.20)	—
GIBRALTAR INDS INC COM	4,150.25	6,980.00
GIBRALTAR PRIVATE BK & TR FLA CTF DEP DTD 07-31-2008 5.05 07-31-2015	25,000.00	27,656.25
GIC BANK OF AMERICA CONTRACT# 10-002 RATE 1.63% MTY 00/00/0000 SYNTHETIC	64,423,603.15	64,423,603.15
GIC MONUMENTAL CONTRACT# MDA01020TR RATE 3.08% MTY 00/00/0000 SYNTHETIC	69,530,565.66	69,530,565.66
GIC NATIXIS CONTRACT# 1703-01 RATE 1.62% MTY 00/00/0000 SYNTHETIC	64,407,841.55	64,407,841.55
GIC PRUDENTIAL CONTRACT#GA-62463 RATE 2.20% MAT 00/00/00	56,000,000.00	56,000,000.00
GIGAMEDIA LIMITED SHS	4,219.33	1,162.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
GILDAN ACTIVEWEAR INC COM	34,162.16	22,923.80
GILEAD SCIENCES INC	85,617.58	91,151.11
GILEAD SCIENCES INC	406,947.90	672,438.97
GILEAD SCIENCES INC	1,893,958.98	1,868,413.57
GIVAUDAN AG CHF10	276,454.46	294,417.30
GLACIER BANCORP INC NEW COM	1,456.90	1,203.00
GLACIER WTR TR I PFD STK SECS 9.0625%	12,458.95	12,125.00
GLADSTONE CAP CORP COM	70,165.03	52,198.07
GLADSTONE COML CORP COM STK	25,377.80	26,325.00
GLADSTONE INVT CORP COM STK	18,357.80	18,175.00
GLATFELTER	8,929.37	8,764.51
GLAXOSMITHKLINE 5.65% DUE 05-15-2018	129,920.70	156,468.91
GLAXOSMITHKLINE ORD GBP0.25	269,807.92	284,115.50
GLD US 02/18/12 C174	(1,849.98)	(148.00)
GLD US 06/16/12 C170	(3,605.40)	(2,070.00)
GLD US 06/16/12 P145	3,708.79	3,250.00
GLD US 06/29/12 C190	(1,581.50)	(354.00)
GLD US 09/17/11 C165	6,025.82	—
GLD US 11/19/11 C174	(2,702.36)	—
GLD US 12/30/11 C169	(227.30)	(1.00)
GLDM SACHS BK SALT LAKE CY UT CTFDEP DTD01/30/08 ACT/365 SEMI ANNU DTD 4.4	15,000.00	17,044.80
GLIMCHER RLTY TR SH BEN INT SHS OF BENEFICIAL INTEREST USD0.01	24,579.11	29,486.00
GLOBAL 8 ENVIRONMENTAL TECHNOLOGIES INC COM STK	5,315.45	226.80
GLOBAL AIRCRAFT SOLUTIONS INC COM	6,212.95	—
GLOBAL BEVERAGE SOLUTIONS INC COM STK	44,157.27	148.00
GLOBAL CASH ACCESS HLDGS INC COM	593.50	333.75
GLOBAL CLEAN ENERGY HLDGS INC DEL COM STK	175,340.92	44,550.00
GLOBAL DEV & ENVIRONMENTAL RES INC COM	5,000.45	0.11
GLOBAL GEN TECHNOLOGIES INC COM	14,934.27	50.00
GLOBAL GEOPHYSICAL SERVICES COM	35,326.25	13,440.00
GLOBAL HSG GROUP COM STK	1,333.15	1.00
GLOBAL MARINE LTD COM	15,818.31	—
GLOBAL MINERALS LTD COM STK	15,457.85	12,130.20
GLOBAL PMTS INC COM	3,470.55	3,553.50
GLOBAL PMTS INC COM	551,162.85	506,966.00
GLOBAL RES CORP COM NEW STK	3,697.01	0.20
GLOBAL RESOURCE ENERGY INC COM NEW	1,251.90	7.00
GLOBAL ROAMING DISTR INC COM STK	3,508.95	4.00
GLOBAL SHIP LEASE INC CL A COM STK	100,813.65	50,299.90
GLOBAL WTR TECHNOLOGIES INC COM	489.90	6.00
GLOBALSTAR TELECOM STK USD1	32,113.30	—
GLOBE SPECIALTY METALS INC COM STK	37,823.14	25,204.34
GLU MOBILE INC COM	499.17	314.00
GLU MOBILE INC COM	47,990.39	45,530.00
GLW US 01/21/12 C16	(457.00)	(12.00)
GM US 01/21/12 C29	(246.75)	(7.00)
GMAC BK MIDVALE UTAH CTF DEP DTD 03/27/2009 3 27/03/2012	20,000.00	20,114.80
GMAC LLC NT 7.375 DUE DO NOT USE SEE SEC#1-002955	836.01	2,026.00
GMAC LLC PFD 7.35 CALLABLE 8/8/07 DUE 8/8/32	4,300.69	4,110.00
GMCR US 01/06/12 C48	(248.78)	(255.00)
GMCR US 11/11/11 C70	(522.29)	—
GMX RES INC COM STK	128.42	62.50
GMX RES INC PFD SER B	48,140.75	36,908.20
GNC HLDGS INC GNC HOLDINGS INC	26,824.22	28,950.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
GNMA 2010-H26 REMIC PASSTHRU CTF CL LF INT FLTG 08-20-2058	291,014.03	286,699.46
GNMA 2011-H09 CL AF VAR 03-20-2061	97,869.52	96,925.97
GNMA FLTG RT .6109% DUE 10-20-2060	523,108.60	513,954.20
GNMA I 30 YR SINGLE FAMILY PASS-THROUGHS(SF) 6 30 YEARS SETTLES JAN	225,062.50	226,375.00
GNMA I SINGLE FAMILY MORTGAGE 4% 30 YEARS SETTLES JANUARY	531,875.00	536,328.00
GNMA II JUMBOS 4.5% 30 YEARS SETTLES JANUARY	761,687.50	762,343.40
GNMA II JUMBOS 5.5% 30 YEARS SETTLES JANUARY	783,546.88	784,765.80
GNMA II JUMBOS 6 30 YEARS SETTLES JAN	334,843.75	338,812.50
GNMA POOL #004772 5% 08-20-2040 BEO	2,185,682.24	2,265,494.71
GNMA POOL #004837 6% 10-20-2040 BEO	96,455.45	98,757.54
GNMA POOL #004855 5% 11-20-2040 BEO	258,142.22	265,811.33
GNMA POOL #004883 4.5% 12-20-2040 BEO	97,572.25	100,708.46
GNMA POOL #004946 4.5% 02-20-2041 BEO	96,845.53	99,958.38
GNMA POOL #004978 4.5% 03-20-2041 BEO	1,671,666.71	1,725,398.47
GNMA POOL #005017 4.5% 04-20-2041 BEO	99,034.20	102,217.42
GNMA POOL #459066 SER 2028 7.5% DUE 06-15-2028 REG	18,853.13	22,114.54
GNMA POOL #471901 SER 2028 7% DUE 05-15-2028 REG	2,259.53	2,701.87
GNMA POOL #486470 SER 2028 6.5% DUE 08-15-2028 REG	2,777.26	3,371.47
GNMA POOL #486516 SER 2028 6.5% DUE 09-15-2028 REG	3,820.29	4,614.14
GNMA POOL #662536 6% 08-15-2037 BEO	94,060.65	103,498.41
GNMA POOL #733600 SER 2040 5% DUE 04-15-2040 REG	92,207.54	98,370.69
GNMA POOL #733627 5% 05-15-2040 BEO	282,610.47	300,222.84
GNMA POOL #781001 SER 2029 7.5% DUE 03-15-2029 REG	6,979.36	8,194.20
GNMAII POOL #892994 FLTG RT 12-31-2040	100,563.33	101,082.61
GO SOLAR USA INC COM	13,601.80	101.40
GOCOM CORP COM	0.00	—
GOIP GLOBAL INC COM NEW STK	238.88	10.00
GOLAR LNG LIMITED	4,104.84	4,445.00
GOLAR LNG PARTNERS LP PARTNERSHIP UNITS	2,712.45	3,066.00
GOLD AMERN MNG CORP COM STK	1,501.72	83.97
GOLD BULLION DEV CORP COM	2,302.33	638.00
GOLD CANYON RES INC COM ISIN #CA38055D1050	10,077.84	7,198.37
GOLD RESOURCE CORP COM	236,499.48	239,604.54
GOLD STANDARD MINING CORP COM	1,866.00	70.00
GOLDCORP INC NEW COM	813,850.18	745,479.75
GOLDEN APPLE OIL & GAS INC COM	1,482.95	0.10
GOLDEN EAGLE INTL INC COM NEW STK	294.02	1.28
GOLDEN GOLIATH RES LTD COM STK	55,142.48	19,872.00
GOLDEN MINERALS CO COM GOLDEN MINERALS CO	9,026.25	4,212.25
GOLDEN QUEEN MNG CO LTD COM	41,862.60	36,111.18
GOLDEN STAR RES LTD CDA COM	26,061.06	19,800.00
GOLDEN VY MINES LTD COM	6,085.70	3,195.00
GOLDLAND HOLDINGS CO COMMON STOCK	70,272.88	39,588.75
GOLDMAN SACHS 3.625% DUE 08-01-2012	20,452.20	20,120.48
GOLDMAN SACHS 3.625% DUE 08-01-2012	3,034.20	3,020.49
GOLDMAN SACHS 4% DUE 12-15-2015	10,000.00	9,888.94
GOLDMAN SACHS 5.3% DUE 02-14-2012	10,522.60	10,033.60
GOLDMAN SACHS 5.45% DUE 11-01-2012	42,497.70	40,679.16
GOLDMAN SACHS 5.45% DUE 11-01-2012	2,154.80	2,039.02
GOLDMAN SACHS 5.95% DUE 01-18-2018	4,782.50	5,106.94
GOLDMAN SACHS 6 DUE 06-15-2020	185,029.60	174,141.54
GOLDMAN SACHS 6% DUE 05-01-2014	119,914.80	124,561.68
GOLDMAN SACHS 6.25% DUE 02-01-2041	210,296.10	206,016.09
GOLDMAN SACHS 6.6% DUE 01-15-2012	21,438.00	20,026.40

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
GOLDMAN SACHS BK 2.05% DUE 11-30-2016	3,000.00	2,981.94
GOLDMAN SACHS BK SALT LAKE CITY UTAH CTFDEP DTD 10/15/08 ACT/365 SEMI ANNU 5	20,000.00	21,366.40
GOLDMAN SACHS BK USA SALT LAKE CY UT CTFDEP ACT/365 SEMI-ANNU 5.15 10-01-2015	10,000.00	10,842.70
GOLDMAN SACHS BK USA SALT LAKE CY UT CTFDEP DTD 10/08/2008 SA 5 10-08-2013	190,000.00	202,887.70
GOLDMAN SACHS BK USA SALT LAKE CY UT DTD01-16-2008 5 01-16-2018	30,000.00	34,323.30
GOLDMAN SACHS BK USA SALT LAKE CY UT DTD02-27-2008 5 02-27-2018	25,000.00	28,349.50
GOLDMAN SACHS BK USA SALT LAKE CY UT CTFDEP S/A DTD10-22-2008 5.35 10-22-2018	15,000.00	17,379.90
GOLDMAN SACHS BK USA YORK CTF DEP DTD 03-19-2008 4.75 03-19-2018	10,000.00	11,419.20
GOLDMAN SACHS BK USA YORK CTF DEP DTD 07-30-2008 5.15 07-30-2015	45,000.00	49,913.55
GOLDMAN SACHS BK USA YORK CTF DEP DTD 10-24-2007 5.2 10-24-2014	10,000.00	10,994.10
GOLDMAN SACHS BK USA YORK CTF DEP DTD 12-05-2007 5.15 12-05-2017	10,000.00	11,409.20
GOLDMAN SACHS DEP SHS REPSTG 1/1000TH PFD SER B	7,513.16	7,397.16
GOLDMAN SACHS GROUP 6.6 15 JAN 2012 FOR ACCT#26-05354	2,130.02	2,002.51
GOLDMAN SACHS GROUP INC 5.5 DUE 11-15-2014 BEO	20,032.76	20,580.62
GOLDMAN SACHS GROUP INC BOND 5.25 DUE 10-15-2013 BEO	31,831.30	30,610.02
GOLDMAN SACHS GROUP INC COM	1,034,631.39	656,431.37
GOLDMAN SACHS GROUP INC COM	1,157,784.00	973,298.09
GOLDMAN SACHS GROUP INC COM	1,159,670.09	758,345.98
GOLDMAN SACHS GROUP INC COM	1,247,414.41	782,219.50
GOLDMAN SACHS GROUP INC COM STK FOR ONLYACCT#22-81755	748,718.37	575,609.93
GOLDMAN SACHS GROUP INC DEP SHS REPSTG 1/1000 PFD SER D FLTG	2,238.02	1,718.00
GOLDMAN SACHS GROUP INC DEPOSITARY SH REPSTG 1/1000TH PFD SER A	4,842.92	5,001.00
GOLDMAN SACHS GROUP INC FOR FUTURE EQUITGOLDMAN SACHS GP 5.625 DUE 011517	94,475.15	93,122.61
GOLDMAN SACHS GROUP INC MEDIUM TERM NTS 08/05/2010 5 DUE 08-15-22	2,000.00	1,948.40
GOLDMAN SACHS GROUP INC MEDIUM TERM NTS 4.2 DUE 11-15-2017	2,000.00	2,018.48
GOLDMAN SACHS GROUP INC MTN 7.5% DUE 02-15-2019	340,897.90	320,278.61
GOLDMAN SACHS GROUP INC MTN 7.5% DUE 02-15-2019	2,217.62	2,221.72
GOLDMAN SACHS GROUP INC NT 4% DUE 03-24-2025/03-24-2012	9,805.00	9,865.01
GOLDMAN SACHS GROUP INC NT 4.75 DUE 07-15-2013BEO	10,428.10	10,132.26
GOLDMAN SACHS USA SALT LAKE CY UT CTFDEP04/02/2008 ACT/365 SEMI 4.75 04-02-18	10,000.00	10,552.20
GOLDSANDS DEV CO COM	12,130.47	325.39
GOODRICH CORPORATION	10,236.20	15,499.96
GOODRICH CORPORATION	99,322.46	340,917.20
GOODYEAR TIRE & 7% DUE 03-15-2028	4,913.00	4,712.50
GOODYEAR TIRE & RUBBER CO COM	153,474.89	168,736.36
GOODYEAR TIRE & RUBBER CO COM	132,907.06	73,698.17
GOOG US 01/06/12 C650	(287.29)	(340.00)
GOOG US 01/21/12 C640	(1,862.26)	(2,460.00)
GOOG US 01/21/12 P590	757.70	400.00
GOOGLE INC 3.625% DUE 05-19-2021	26,769.00	27,340.98
GOOGLE INC CL A CL A	3,386,353.66	3,900,590.10
GOOGLE INC CL A CL A	2,320,011.76	3,536,948.40
GOOGLE INC CL A CL A	1,083,942.09	1,401,603.00
GOOGLE INC CL A CL A	1,912,315.37	2,333,636.70
GOOGLE INC CL A CL A	1,347,354.04	1,708,405.50
GOOGLE INC CL A CL A	1,307,661.30	1,550,160.00
GORO US 01/21/12 C22.5	(2,220.26)	(1,050.00)
GOVERNMENT PPTYS INCOME TR COM SHS BEN INT COM SHS BEN INT	37,657.37	34,791.62
GOWEST GOLD LTD COM	3,286.80	2,087.00
GPRO US 01/21/12 C60	(161.53)	(260.00)
GPS INDS INC COM STK	49,699.12	205.67
GRACE W R & CO DEL NEW COM STK	324,649.27	353,584.00
GRACE W R & CO DEL NEW COM STK	473,376.46	546,448.00
GRACE W R & CO DEL NEW COM STK	4,336.95	4,592.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
GRACE W R & CO DEL NEW COM STK	161,091.06	255,682.56
GRACO INC COM	2,650.00	2,464.00
GRACO INC COM	1,018,668.97	1,185,810.00
GRAFTECH INTL LTD COM	2,447.98	1,774.50
GRAFTECH INTL LTD COM	675,479.60	612,352.65
GRAHAM CORP COM STK	11,279.48	11,220.00
GRAINGER W W INC COM	17,806.23	18,719.00
GRAINGER W W INC COM	50,791.64	217,140.40
GRAMERCY CAP CORP COM STK	1,470.59	1,297.11
GRAN COLOMBIA GOLD CORP WT EXP NEW CONTRA EXP 8/24/2015	2,283.30	334.84
GRAN TIERRA ENERGY INC COM	7,596.95	4,800.00
GRAND CANYON ED INC COM STK	143,733.30	145,236.00
GRANITE CONST INC COM	11,011.72	7,116.00
GRANITE CONST INC COM	478,414.26	472,929.36
GRAPHIC PACKAGING HLDG CO COM STK	5,051.75	4,260.00
GRAPHICS TECHNOLOGIES INC COM	4,311.15	1.00
GRAY PUBG & MEDIA INC DEL COM	0.50	—
GRAYSTONE PK ENTERPRISES INC COM	217.48	—
GREAT ATLANTIC & PAC TEA INC 6.75% DUE 12-15-2012/12-15-2011 BEO	11,212.00	220.00
GREAT BASIN GOLD LTD COM STK	4,841.83	3,234.05
GREAT LAKES DREDGE & DOCK CORP NEW COM	10,213.13	7,506.00
GREAT NORTHN IRON ORE PPTYS CTFS BEN INT	14,166.47	14,988.47
GREAT PANTHER SILVER LTD	390,928.47	242,757.45
GREAT PLAINS CORP UNIT	57,695.08	62,385.46
GREAT PLAINS ENERGY INC COM	9,925.57	11,212.49
GREAT WESTN MINERALS GROUP LTD COM	472,480.07	289,897.72
GREATBATCH INC COM	48,555.07	41,990.00
GREEN BRDG TECHNOLOGIES INTL INC COM	0.00	10.00
GREEN DOT CORP COM STK	5,783.05	3,122.00
GREEN DOT CORP COM STK	311,976.79	290,346.00
GREEN EARTH TECHNOLOGIES INC COM STK	61,097.19	31,050.00
GREEN ENVIROTECH HLDGS CORP COM	766.95	500.00
GREEN MTN COFFEE ROASTERS	127,131.16	106,339.35
GREEN MTN COFFEE ROASTERS	184,913.72	94,185.00
GREEN REVERSE STOCK SPLIT GREEN TECHNOLOGY 2F1QA31 1/10/2012	3,062.80	27.61
GREEN ST ENERGY INC COM	1,322.38	0.76
GREEN STAR ALTERNATIVE ENERGY INC COM NEW STK	58.25	0.37
GREEN STAR PRODS INC COM	1,419.08	275.00
GREENHOUSE HLDGS INC COM	776.95	70.00
GREENLAND MINERALS NPV	536.93	466.50
GREENSHIFT CORP NEW COM	0.00	0.06
GREENSTONE HLDGS INC COM NEW STK	9,584.95	—
GREIF INC	22,661.64	23,378.96
GREIF INC.	31,319.37	22,775.00
GREIF INC.	255,783.13	359,845.00
GRIFCO INC COM	348.49	1.80
GRIFOLS INC 8.25 DUE 02-01-2018	20,000.00	21,000.00
GROUP 1 AUTOMOTIVE INC COM	5,364.45	6,734.00
GROUP 1 AUTOMOTIVE INC COM	55,526.13	56,980.00
GROUP 1 AUTOMOTIVE INC COM	285,028.26	321,160.00
GROUPE CGI INC CL A SUB VTG CL A SUB VTG	7,625.63	7,163.00
GROUPON INC	132,591.63	99,849.20
GS US 01/06/12 C95	(97.53)	(98.00)
GS US 01/21/12 C115	(1,331.14)	(10.00)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
GSAA HOME EQUITY TR 2007 7 SR AST BACKEDCTF CL A 4 VAR RATE 07-25-2037 REG	174,487.50	158,331.24
GSE SYS INC COM STK	11,147.13	4,875.00
GSV CAP CORP COM	22,372.90	20,925.00
GT ADVANCED TECHNOLOGIES INC COM USD0.01	37,292.42	25,202.44
GTX CORP COM STK	159.30	71.82
GTX INC DEL COM	15,610.30	12,432.00
GUANGDONG INVT LTD COM	2,161.85	2,425.60
GUANWEI RECYCLING CORP COM	6,226.15	1,762.18
GUARD DOG INC CL A	4,076.27	150.00
GUESS INC COM	4,643.27	2,982.00
GUESS INC COM	621,176.82	445,361.70
GUGGENHEIM FUNDS DISTRIBUTORS INC	23,225.81	20,092.22
GUGGENHEIM FUNDS DISTRIBUTORS INC	3,429.95	4,106.00
GUGGENHEIM FUNDS DISTRIBUTORS INC	103,354.37	66,844.29
GUGGENHEIM FUNDS REV STK SPLIT CLAYMORE EXCHANGE 2H17A21 2/15/2012	14,900.75	4,446.00
GUIDE EXPL LTD CL A	18,549.28	13,914.90
GULF ALTERNATIVE ENERGY CORP COM	8,214.31	0.04
GULF KEYSTONE PETROLEUM COM USD0.01	50,977.36	74,607.17
GULF RES INC COM PAR $0.0005 COM PAR $0.0005	17,287.88	7,276.35
GULFMARK OFFSHORE INC CL A NEW USD0.01 CLASS A	7,897.54	8,402.00
GULFMARK OFFSHORE INC CL A NEW USD0.01 CLASS A	90,821.25	105,025.00
GULFMARK OFFSHORE INC CL A NEW USD0.01 CLASS A	121,752.44	121,829.00
GULFPORT ENERGY CORP COM NEW COM NEW	75,337.88	74,214.00
GUYANA FRONTIER MNG CORP COM	25,326.90	9,231.00
H J HEINZ	701,890.90	790,482.00
H J HEINZ	227,052.80	376,604.76
H QUOTIENT INC COM STK	72.95	—
HAIN CELESTIAL GROUP INC COM	39,425.37	38,493.00
HALF MOON BAY CAL JUDGMENT OBLG TAXABLE B-BUILD AMER BDS 8.625 8-1-39 REG	16,185.75	17,222.55
HALLIBURTON CO COM	857,238.19	745,233.52
HALLIBURTON CO COM	379,979.23	693,064.33
HALLIBURTON CO COM	395,720.23	369,257.00
HALOZYME THERAPEUTICS INC COM	98,091.92	110,316.00
HANCOCK HLDG CO COM	7,436.76	5,722.63
HANDLEMAN CO COM	4,272.46	60.00
HANESBRANDS INC 6.375% DUE 12-15-2020	5,088.00	5,087.50
HANESBRANDS INC COM STK	645,791.48	467,804.00
HANESBRANDS INC COM STK	2,234.34	2,382.74
HANFENG EVERGREEN INC COM	2,501.75	812.10
HANG LUNG PROPERTIES HKD1	616,934.99	458,090.23
HANGER ORTHOPEDIC GROUP COM NEW	3,475.52	2,523.15
HANNOVER RUECKVERS ORD NPV(REGD)	127,396.40	133,283.93
HANSEN MED INC COM STK	336,353.33	167,893.50
HANSEN NAT CORP NAME CHANGE MONSTER BEVERAGE CORP 2F1EAU1 01/09/2012	112,947.91	120,795.54
HANSEN NAT CORP NAME CHANGE MONSTER BEVERAGE CORP 2F1EAU1 01/09/2012	423,702.21	681,836.00
HANWHA SOLARONE CO LTD SPONSORED ADR	8,088.07	1,862.22
HARBOR BIOSCIENCES INC COM NEW COM NEW	5,611.20	273.00
HARLEY DAVIDSON COM USD0.01	140,363.88	160,144.64
HARLEY DAVIDSON COM USD0.01	189,528.50	199,286.49
HARMAN INTL INDS INC NEW COM STK USD0.01	51,710.85	47,550.00
HARMAN INTL INDS INC NEW COM STK USD0.01	146,843.26	171,180.00
HARMAN INTL INDS INC NEW COM STK USD0.01	454,212.95	505,932.00
HARMAN INTL INDS INC NEW COM STK USD0.01	126,184.50	55,119.96
HARMONIC INC COM	56,906.65	41,605.20

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
HARRAHS OPER INC 5.75% DUE 10-01-2017	18,148.96	9,687.50
HARRIS CORP COM	42,854.55	43,312.29
HARRIS CORP COM	115,132.26	94,641.04
HARRIS CORP COM	571,208.21	455,906.00
HARRIS CORP COM	261,797.45	273,904.00
HARSCO CORP COM	3,812.05	2,058.00
HARSCO CORP COM	412,957.88	335,454.00
HARTFORD FINL SVCS GROUP INC	21,236.95	20,751.90
HARTFORD FINL SVCS GROUP INC COM	81,218.85	58,521.83
HARTFORD FINL SVCS GROUP INC COM	356,558.35	159,006.25
HARTFORD FINL SVCS GROUP INC COM	1,108,992.96	884,000.00
HARTFORD FINL SVCS GROUP INC COM	1,208,313.67	828,750.00
HARVEST NAT RES INC COM	6,418.82	4,804.38
HASBRO INC COM	35,827.94	27,133.87
HASBRO INC COM	301,076.84	265,005.90
HASBRO INC COM	56,604.94	83,679.36
HASTINGS ENTMT INC COM	1,321.02	240.00
HATHOR EXPL LTD COM	8,997.13	11,034.00
HATTERAS FINL CORP COM REIT	66,036.02	64,269.15
HAUPPAUGE DIGITAL INC COM	2,521.07	600.00
HAWAIIAN ELEC INDS INC COM	33,520.61	39,368.72
HAWAIIAN HLDGS INC COM	261,653.58	306,240.00
HAWAIIAN HLDGS INC COM	93,795.76	103,240.00
HAWAIIAN HLDGS INC COM	96,862.52	100,340.00
HAWKER BEECHCRAFT 9.75% DUE 04-01-2017	19,404.17	1,750.00
HAYNES INTL INC COM NEW COM NEW	8,535.25	5,716.02
HAYS PLC ORD GBP0.01	222,430.18	131,172.61
HCA HLDGS INC COM	16,095.45	11,675.90
HCA INC 6.25% DUE 02-15-2013	20,349.75	20,400.00
HCA INC 7.5% DUE 11-06-2033	9,389.10	9,000.00
HCA INC 7.5% DUE 11-06-2033	19,964.47	17,300.00
HCC INS HLDGS INC COM	10,912.97	9,625.00
HCC INS HLDGS INC COM	395,128.53	375,375.00
HCN US 01/21/12 C50	(391.52)	(960.00)
HCP INC COM REIT	290,773.39	367,235.52
HCP INC COM REIT	8,059.49	9,965.09
HEADSUP ENTMT INTL INC COM	88.95	40.40
HEADWATERS INC COM	33,822.56	35,298.00
HEALTH CARE REIT INC COM	169,361.51	220,846.50
HEALTH CARE REIT INC COM	169,252.91	205,423.92
HEALTH CARE REIT INC PFD SER D 7.875% PFD SER D 7.875%	32,562.51	32,237.72
HEALTH NET INC COM	8,053.17	9,126.00
HEALTH NET INC COM	168,324.75	167,310.00
HEALTH NET INC COM	560,732.28	676,845.00
HEALTHCARE RLTY TR	56,542.75	44,011.51
HEALTHCARE SVCS GROUP INC COM	10,765.01	13,704.17
HEALTHCARE SVCS GROUP INC COM	137,352.97	134,974.70
HEALTHMED SVCS LTD COM PAR $.001 COM PAR$.001	12,835.78	198.00
HEALTHSOUTH CORP COM NEW STK	2,559.95	1,767.00
HEALTHSPRING INC CASH MERGER 1/30/2012	52,669.48	66,593.34
HEALTHSPRING INC CASH MERGER 1/30/2012	185,941.00	275,427.00
HEAR ATLAST HLDGS INC COM STK	131,120.23	914.54
HEARTLAND EXPRESS INC COM	3,436.00	3,000.90
HEARTLAND PMT SYS INC COM STK	142,208.20	198,534.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
HEARTLAND PMT SYS INC COM STK	12,135.07	15,834.00
HEARTLAND PMT SYS INC COM STK	753,216.80	1,113,252.00
HEARTWARE INTL INC COM COM	5,481.95	5,175.00
HECKMANN CORP COM STK	23,382.58	25,602.50
HECLA MNG CO COM	403,105.00	286,678.13
HEELYS INC COM	225.86	133.20
HEIDRICK & STRUGGLES INTL INC COM ISIN #954228191023	3,563.96	2,373.48
HEINEKEN HOLDING EUR1.6 A	104,426.22	105,218.44
HEINEKEN NV EUR1.60	1,247,411.23	1,094,353.41
HELI ELECTRONICS CORP COM NEW	2,475.39	0.10
HELIX ENERGY SOLUTIONS GROUP INC COM STK	28,956.13	28,440.00
HELIX ENERGY SOLUTIONS GROUP INC COM STK	429,852.90	391,840.00
HELLIX VENTURES INC COM	1,101.13	1,288.40
HELMERICH & PAYNE INC COM	28,218.54	31,211.75
HELMERICH & PAYNE INC COM	120,614.72	122,556.00
HELMERICH & PAYNE INC COM	158,735.40	175,080.00
HELMERICH & PAYNE INC COM	91,179.27	132,185.40
HELMERICH & PAYNE INC COM	816,704.48	793,696.00
HELVETIA HOLDING CHF0.10	778,295.93	753,728.72
HEMISPHERX BIOPHARMA INC COM	36,321.16	15,783.59
HEMIWEDGE INDUSTRIES INC COM STK	6,877.00	—
HENNES & MAURITZ SER‘B’NPV	288,201.85	289,390.12
HENNES & MAURITZ SER‘B’NPV	354,192.13	373,892.03
HENRY JACK & ASSOC INC COM	3,500.28	5,041.50
HENRY JACK & ASSOC INC COM	208,690.01	295,095.80
HERBALIFE LTD COM STK	26,759.44	24,284.90
HERBALIFE LTD COM STK	404,257.10	511,533.00
HERCULES OFFSHORE INC COM STK	46,713.51	42,610.68
HERCULES TECHNOLOGY GROWTH CAP INC COM	19,173.44	25,319.48
HERITAGE WORLDWIDE INC COM	596.86	0.51
HERSHEY CO FORMERLY HERSHEY FOODS CORP TO 04/19/2005 COM	71,075.88	85,410.37
HERSHEY CO FORMERLY HERSHEY FOODS CORP TO 04/19/2005 COM	350,162.05	389,214.00
HERSHEY CO FORMERLY HERSHEY FOODS CORP TO 04/19/2005 COM	87,325.97	203,503.32
HESS CORP COM STK	335,977.52	304,026.99
HESS CORP COM STK	334,472.40	255,600.00
HESS CORP COM STK	110,921.36	122,404.00
HESS CORP COM STK	229,685.82	371,869.60
HESS CORP COM STK	960,688.45	900,166.40
HESS CORP NT 8.125 DUE 02-15-2019 REG	61,187.70	77,019.78
HEWLETT PACKARD CO COM	355,142.56	315,862.75
HEWLETT PACKARD CO COM	825,700.89	610,512.00
HEWLETT PACKARD CO COM	93,552.63	57,779.68
HEWLETT PACKARD CO COM	1,032,030.20	1,116,824.80
HEXCEL CORP NEW COM	336,265.64	365,813.10
HEXCEL CORP NEW COM	38,274.54	38,736.00
HFF INC CL A CL A	1,179.22	1,033.00
HFF INC CL A CL A	12,084.05	11,363.00
HHC US 01/21/12 C50	(86.30)	(30.00)
HHGREGG INC COM STK	4,237.73	4,335.00
HIBBETT SPORTS INC COM STK	14,344.30	17,394.30
HICKORY TECH CORP COM	5,094.32	4,764.40
HIENERGY TECHNOLOGIES INC COM	26,581.54	—
HIGHLINE TECHNICAL INNOVATIONS INC COM	6,370.50	0.14
HILL INTL INC COM	18,110.82	20,560.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
HILL ROM HLDGS INC COM STK	153,361.82	185,295.00
HILLENBRAND INC COM STK	27,935.02	29,108.08
HILLTOP HLDGS INC COM STK	5,648.05	4,816.50
HILLTOP HLDGS INC COM STK	43,201.59	43,095.00
HINO MOTORS Y50	147,279.40	169,887.13
HIRE INTL INC COM STOCK	182.22	40.00
HISOFT TECHNOLOGY INT-ADR	1,557.59	923.00
HISPANIC T V NETWORK INC COM	1,082.47	—
HI-TECH PHARMACAL INC COM	25,432.93	27,845.24
HITOR GROUP INC COM NEW COM	15,906.95	2,100.00
HITTITE MICROWAVE CORP COM STK	4,089.15	3,209.70
HKN INC COM STK	11,736.60	2,234.37
HL US 01/19/13 C5 COM STK CALL OPT	(13,777.99)	(4,050.00)
HL US 01/19/13 C7.5 COM STK CALL OPT	(3,292.35)	(610.00)
HL US 01/21/12 C6	(2,099.95)	(200.00)
HLTH MGMT ASSOC INC NEW CL A COM	11,061.85	10,119.01
HLTH MGMT ASSOC INC NEW CL A COM	198,839.94	153,296.00
HMS HLDGS CORP COM	25,381.39	26,671.32
HOKU CORP COM	3,046.95	1,140.00
HOLLOMAN ENERGY CORP COM	78,395.55	20,520.00
HOLLY ENERGY PARTNERS L P	10,473.98	11,026.11
HOLLYFRONTIER CORP COM	753,983.63	528,840.00
HOLLYFRONTIER CORP COM	313,777.71	283,234.63
HOLLYFRONTIER CORP COM	842,528.99	657,446.40
HOLOGIC INC COM	32,907.04	29,767.00
HOLOGIC INC COM	349,035.45	362,457.00
HOLOGIC INC COM	270,909.63	295,919.00
HOLX US 01/21/12 C19	(27.30)	(14.00)
HOME DEPOT INC COM	335,303.50	427,296.38
HOME DEPOT INC COM	781,625.61	1,413,805.20
HOME DEPOT INC COM	576,512.42	805,066.00
HOME FED BANCORP INC MD COM STK	2,606.95	2,600.00
HOME RETAIL GROUP ORD GBP0.10	204,521.28	70,116.30
HOME SOLUTIONS AMER INC COM STK	1,408.62	—
HOMEAWAY INC	1,645.48	930.00
HOMELAND SAFETY INTL INC COM STK	3,344.23	0.20
HON HAI PRECISION TWD10	337,625.80	290,214.34
HON US 01/21/12 C57.5	(305.45)	(230.00)
HONDA MOTOR CO NPV	512,692.33	393,525.94
HONDA MOTOR CO NPV	551,072.09	497,245.96
HONEYWELL INTL INC COM STK	267,080.11	277,244.00
HONEYWELL INTL INC COM STK	412,367.46	517,412.00
HONEYWELL INTL INC COM STK	512,475.64	925,634.85
HONEYWELL INTL INC COM STK	979,686.08	1,114,175.00
HONEYWELL INTL INC SR NT 3.875 DUE 02-15-2014 BEO	41,788.52	42,581.12
Hong Kong dollar	193.35	193.35
Hong Kong dollar	33.84	0.30
Hong Kong dollar	16,221.96	16,221.96
Hong Kong dollar	121.44	121.44
Hong Kong dollar	20,601.04	20,601.04
Hong Kong dollar	4,810.41	4,813.88
Hong Kong dollar	2,800.45	2,800.45
Hong Kong dollar	(52.35)	(52.35)
Hong Kong dollar	(36.38)	(36.38)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
Hong Kong dollar	(38.46)	(38.46)
Hong Kong dollar	(12,975.33)	(12,975.33)
Hong Kong dollar	(14,361.29)	(14,370.94)
Hong Kong dollar	(69,634.05)	(69,684.29)
HOOPER HOLMES INC COM	715.36	600.00
HORIYOSHI REV STOCK SPLIT HORIYOSHI WORLDWIDE 2F17AR1 1/27/2012	241.31	5.50
HORIZON LINES INC COM NEW COM NEW	9,566.25	870.00
HORIZON PHARMA INC COM	1,605.15	800.00
HORMEL FOODS CORP COM	20,978.35	24,598.76
HORMEL FOODS CORP COM	45,270.16	84,530.94
HORNBECK OFFSHORE SVCS INC NEW COM	171,373.58	151,998.00
HORNBECK OFFSHORE SVCS INC NEW COM	233,889.00	232,650.00
HORNE INTL INC COM STK	2,185.44	239.84
HORSEHEAD HLDG CORP COM STK	35,318.12	27,030.00
HOSPIRA INC COM	91,292.03	109,483.85
HOSPITALITY PPTYS TR COM SH BEN INT	404,790.54	461,898.00
HOSPITALITY PPTYS TR COM SH BEN INT	129,829.56	135,582.00
HOSPITALITY PPTYS TR COM SH BEN INT	633,215.37	646,887.00
HOSPITALITY PPTYS TR COM SH BEN INT	35,051.32	39,166.08
HOSPITALITY PPTYS TR PFD SER C 7.00%	1,424.63	2,476.00
HOST HOTELS & 9% DUE 05-15-2017	5,675.50	5,437.50
HOST HOTELS & RESORTS INC REIT	306,431.72	226,719.50
HOST HOTELS & RESORTS INC REIT	657.34	954.58
HOT TOPIC INC COM	684.42	706.91
HOT TOPIC INC COM	152,277.28	148,064.00
HOT TOPIC INC COM	222,433.52	179,792.00
HOT US 05/19/12 C57.5	(216.30)	(175.00)
HOUSTON WIRE & CABLE CO COM STK	3,518.15	4,146.00
HOVNANIAN ENTERPRISES INC CL A	89,592.16	68,244.25
HOWARD HUGHES CORP COM STOCK	18,231.61	18,418.89
HOYA CORP NPV	488,485.45	404,974.75
HOYA CORP NPV	371,952.33	342,505.24
HPQ US 01/19/13 C27	(264.29)	(360.00)
HPQ US 01/19/13 C35	(194.30)	(125.00)
HRPT PPTYS TR 6.95% DUE 04-01-2012	8,666.10	10,000.00
HSBC CAP FDG DLR 2 L P PERP PFD SECS 144A DUE 12-29-2049/06-27-2013 BEO	45,000.00	41,377.14
HSBC FIN CORP 6.676% DUE 01-15-2021	249,783.42	258,599.25
HSBC FIN CORP HSBC FIN INTERNOTES BOOK ENTRY MTN 5.25% DUE 07-15-2014	2,000.00	2,091.47
HSBC FIN CORP HSBC FIN INTERNOTES BOOK ETRANCHE # TR 00421 5.75 DUE 08-15-2012	4,197.92	4,072.59
HSBC FIN CORP HSBC FIN INTERNOTES BOOK ETRANCHE # TR 00435 4.5 DUE 02-15-2012	3,104.80	3,007.59
HSBC FIN CORP HSBC FIN INTERNOTES TR# TR00462 5.5 DUE 02-15-2013	5,305.00	5,155.58
HSBC FINANCE CORP 6.375 NTS 27/11/12 USD1000	14,904.90	15,428.10
HSBC FINANCE CORPORATION CRP HI 7 DUE 05-15-2012 BEO	35,201.07	35,652.58
HSBC HLDGS ORD USD0.50(UK REG)	1,642,579.88	1,205,636.25
HSBC HLDGS ORD USD0.50(UK REG)	1,469,617.77	1,050,230.42
HSBC HLDGS PLC PERP SUB CAP SECS EXCH PREF SHS SER 2	5,426.95	5,212.00
HSTN AMERN ENERGY CORP COM	15,446.90	15,847.00
HTC CORPORATION TWD10	255,412.98	137,057.04
HUB GROUP INC CL A	29,423.85	29,187.00
HUB GROUP INC CL A	348,972.54	346,676.70
HUBBELL INC CL B COM	1,463.71	2,406.96
HUDSON CITY BANCORP INC COM STK	82,139.62	65,753.12
HUDSON CITY BANCORP INC COM STK	156,516.36	71,500.00
HUDSON PACIFIC PROPERTIES INC COM	4,553.76	4,248.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
HUDSON RESOURCES I COM NPV	45,819.87	18,000.00
HUGOTON RTY TR TEX UNIT BEN INT HUGOTON RTY TR UNITS	73,139.36	63,556.04
HUMAN GENOME SCIENCES INC COM	61,283.45	32,220.40
HUMANA INC COM	368,035.73	446,811.00
HUMANA INC COM	105,674.61	318,287.13
HUMANA INC COM	122,954.35	137,321.53
HUMATECH INC COM	1,117.40	15.00
HUMITECH INTL GROUP INC NEW COM	764.83	—
HUNT GOLD CORP COM STK	0.07	—
HUNT J B TRANS SVCS INC COM	261,484.01	292,955.00
HUNTINGTON BANCSHARES INC COM	58,733.83	53,380.98
HUNTINGTON BANCSHARES INC COM	209,248.64	102,163.41
HUNTINGTON INGALLS INDS INC COM	6,183.50	4,660.72
HUNTINGTON INGALLS INDS INC COM	33,735.16	32,969.12
HUNTINGTON PFD CAP INC EXCH PREP PFD SECS CL C	9,429.40	8,596.50
HUNTSMAN CORP COM STK	70,627.29	60,050.00
HUNTSMAN CORP COM STK	549,475.48	515,000.00
HURON CONSULTING GROUP INC COM STK	3,024.64	3,874.00
HURON CONSULTING GROUP INC COM STK	157,076.72	178,204.00
HURON CONSULTING GROUP INC COM STK	499,693.72	631,462.00
HUSKY ENERGY INC COM	4,526.94	3,600.03
HYATT HOTELS CORP COM CL A COM CL A	1,835.50	1,882.00
HYATT HOTELS CORP COM CL A COM CL A	82,715.36	82,808.00
HYBRID FUELS INC COM STK	7,484.30	2,002.00
HYDROGEN HYBRID TECHNOLOGIES INC COM STK	7,073.90	0.30
HYDROGENETICS INC COM	1,372.35	45.00
HYDRO-QUEBEC GTD GLOBAL NT 2% DUE 06-30-2016 REG	889,830.90	908,546.71
HYFLUX HYFLUX LTD SHS	8,587.54	6,272.78
HYPERDYNAMICS CORP COM	93,252.48	75,337.50
HYPERTENSION DIAGNOSTICS INC COM	7,932.85	2,550.00
HYUNDAI MOTOR CO KRW5000	221,986.38	213,554.69
I D SYS INC DEL COM	5,039.95	4,730.00
I SH MSCI AUSTRIA INVESTABLE MKT INDEX FD	12,077.29	8,167.77
I/O CMO DBUBS 2011-LC3 MTG TR 08-10-2044BEO	24,401.94	22,240.69
I/O CMO GNMA MTG PASS THRU CTF 4 CL SA 02-16-2036 REG	81,443.70	72,646.96
I/O CMO WF-RBS COML MTG TR 2011-C2 COML MTG PASSTHRU CTF CL X-A 144A 02-15-2044	28,045.77	26,609.58
I/O FHLMC MULTICLASS 1.7432% 10-25-2021	33,510.25	33,777.71
I/O FHLMC MULTICLASS FHMS K006 AX1 VAR RT 01-25-2020	21,294.69	19,713.48
I/O FHLMC MULTICLASS FHMS K007 X1 VAR RT04-25-2020	51,395.10	47,844.93
I/O FHLMC MULTICLASS FHMS K008 X1 VAR RT06-25-2020	86,955.93	82,921.12
I/O FHLMC MULTICLASS FHMS K702 X1 VAR RT02-25-2018	124,537.54	114,199.74
I/O FHLMC MULTICLASS FHMS K703 X1 05-25-2018 VAR	68,338.48	67,015.66
I/O FHLMC MULTICLASS MTG PARTN CTFS GTD VAR 04-25-2021	19,356.51	18,705.85
I/O FHLMC MULTICLASS SER K015 X1 FLTG RT07-25-2021	54,095.52	54,175.20
I/O FHLMC MULTICLASS SER K704 CL X1 VAR RT DUE 08-25-2018	55,158.24	54,661.21
I/O FHLMC MULTIFAMILY STRUCTURED PASS THRO VAR RT K009 X1 DUE 08-25-2020	39,439.32	35,821.98
I/O GNMA 2011-140 CL SC 10-16-2041	96,470.12	99,556.00
I/O GNMA REMIC SER 2006-47 CL SA FLT RT 08-16-2036	48,736.42	53,014.39
IAC / INTERACTIVECORP COM PAR $.001 STK	3,602.12	4,260.00
IAC / INTERACTIVECORP COM PAR $.001 STK	309,928.32	332,280.00
IAC / INTERACTIVECORP COM PAR $.001 STK	485,055.82	502,680.00
IAG US 01/21/12 C16	(214.26)	(250.00)
IAG US 01/21/12 C20	(339.25)	(15.00)
IAMGOLD CORP COM STK	59,371.27	49,214.25

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
IBC ADVANCED ALLOY COM NPV	26,463.36	22,348.00
IBERIABANK CORP COM	3,506.15	2,958.00
IBERIABANK CORP COM	1,073,947.27	921,910.00
IBERIABANK LAFAYETTE LA CTF DEP DTD 01-15-2010 3.8 01-15-2020	10,000.00	10,619.20
IBI GROUP INC COM STOCK	0.00	—
IBIO INC COM	3,283.95	937.90
IBIZ TECH CORP COM NEW	4,825.81	—
IC POTASH CORP COM	17,527.14	10,647.00
ICICI BK LTD SUB NT 144A DUE 04-30-2022/04-30-2017 BEO	121,958.54	106,140.00
ICL-ISRAEL CHEM ILS1	63,425.71	40,577.93
ICONIX BRAND GROUP INC COM	10,514.70	7,819.20
ICU MED INC COM	13,481.91	14,175.00
IDACORP INC COM	100,099.50	118,748.00
IDCC US 12/30/11 C42.5	(695.19)	(600.00)
IDENIX PHARMACEUTICALS INC COM	2,105.07	4,839.25
IDERA PHARMACEUTICALS INC COM NEW STK	8,965.52	3,045.00
IDEXX LABS INC	4,708.27	6,002.88
IDGLOBAL CORP COM PAR $0.001 STK	7,587.99	20.76
IDIX US 01/21/12 C7.5	(67.30)	(75.00)
IDT CORP CL B NEW CL B NEW	902.13	331.85
IELEMENT CORP COM NEW STK	13,664.95	6.34
IFINIX CORP COM PAR $.0001 NEW COM PAR $.0001 NEW	201.95	15.00
IGO INC COM STK	2,808.84	732.93
IGSM GROUP INC COM NEW	0.00	22.00
II-VI INC COM	7,943.64	5,783.40
IKANOS COMMUNICATIONS COM	6,880.57	3,240.00
IL ST 5.877 DUE 03-01-2019 BEO TAXABLE	90,000.00	96,831.00
I-LEVEL MEDIA GROUP INC COM NEW	9,921.18	6.25
ILFC E-CAPITAL TR II BD 144A DUE 12-21-2065/12-21-2011 BEO	19,974.80	13,500.00
ILL TOOL WKS INC COM	80,000.07	73,414.21
ILL TOOL WKS INC COM	345,221.01	494,191.80
ILL TOOL WKS INC COM	732,715.95	705,321.00
ILLINOIS ST 5.665 MUN BD DUE 03-01-2018	90,000.00	96,392.70
ILLINOIS ST 5.365% 03-01-2017 BEO TAXABLE	5,230.95	5,363.85
ILLUMINA INC COM	93,144.97	74,127.36
ILUKA RESOURCES COM STK	5,033.80	4,767.24
IMAGING DIAGNOSTIC SYS INC COM	13,095.26	1,440.00
IMAGING3 INC COM STK	11,024.92	785.46
IMAGINON INC COM NEW	8,031.64	0.15
IMAX CORP COM	123,044.47	116,853.75
IMAX CORP COM	329,540.82	202,968.09
IMMUNOCELLULAR THERAPEUTICS LTD COM	31,662.75	28,328.80
IMMUNOGEN INC COM	13,269.62	16,791.00
IMPAC MTG HLDGS INC COM NEW COM NEW	8,904.21	747.72
IMPACT FUSION INTL INC COM STK	5,657.18	1,587.01
IMPATH LIQUIDATING TR LIQ TR INT CL A FINAL LIQUIDATION EFF DT 02/10/11	2,900.06	—
IMPAX LABORATORIES INC COM	16,512.13	15,309.03
IMPERIAL CR INDS INC COM	3,502.00	20.00
IMPERIAL INDS INC COM NEW	2,933.31	65.00
IMPERIAL OIL LTD COM NEW	26,273.85	28,912.00
IMPERIAL RES INC COM STOCK	17,568.62	4,030.00
IMPERIAL SUGAR CO NEW COM NEW COM NEW	3,591.55	1,789.12
IMPERIAL TOBACCO ORD GBP0.10	1,176,039.41	1,478,544.61
IMPLANT SCIENCES CORP COM STK	9,867.17	8,743.50

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
INCYTE CORP COM	7,167.72	7,505.00
INCYTE CORP COM	213,997.99	188,975.90
INDIGO-ENERGY INC COM	729,685.69	21,705.80
INDITEX EUR0.15	470,843.14	585,189.64
INDUSTRIAL & COMMERCIAL BK OF CHINA ‘H’CNY1	8,562.90	8,310.40
INDUSTRIAS PENOLES S A B DE C V	32,060.43	32,468.84
INDUSTRY CALIF SALES TAX REV TAXABLE 6.6 TAXABLE DUE 01-01-2019	5,364.20	5,470.85
INDYMAC BANCORP INC COM	1,758.65	—
INFINEON TECHNOLOG ORD NPV (REGD)	338,643.31	266,715.34
INFINEON TECHNOLOG ORD NPV (REGD)	341,650.76	318,324.07
INFINERA CORP COM STK USD0.001	183,310.75	150,387.16
INFORMATICA CORP COM	13,640.64	12,186.90
INFORMATICA CORP COM	284,106.90	300,979.50
INFOSONICS CORP COM	4,988.38	310.00
INFOSYS LIMITED ADR	5,392.75	3,956.26
INFOSYS LIMITED ADR	203,506.78	283,103.80
INFRAX SYS INC COM NEW COM NEW	0.10	0.05
ING GLOBAL ADVANTAGE & PREM OPPORTUNITY	41.49	25.95
ING GROEP N V PERP HYBRID CAP SECS	17,288.95	16,740.00
ING GROEP N V PERP HYBRID CAP SECS PFD STK	60,956.62	55,290.00
ING GROEP N V PERPETUAL DEBT SECS 7.20%	9,325.00	9,350.00
ING GROEP N V PERPETUAL HYBRID CAP SECS	37,700.37	36,481.50
ING GROEP NV CVA EUR0.24	1,132,173.93	789,422.22
ING GROEP NV CVA EUR0.24	867,781.77	640,101.24
INGERSOLL-RAND PLC COM STK	281,787.40	208,719.50
INGERSOLL-RAND PLC COM STK	78,922.88	65,654.45
INGERSOLL-RAND PLC COM STK	695,349.10	632,252.50
INLAND BK & TR LAKE ZURICH ILL CTF DEP DTD 03-24-2009 3.1 09-24-2013	25,000.00	25,866.00
INLAND REAL ESTATE CORP COM NEW STK	61,839.10	52,509.00
INLAND REAL ESTATE CORP COM NEW STK	7,255.48	5,712.77
INMARSAT ORD EUR0.0005	150,901.08	84,926.59
INNODATA ISOGEN INC COM NEW	244,809.14	244,280.00
INNOFONE COM INC COM PAR $.001 COM PAR $.001	7,979.85	27.50
INNOPHOS HLDGS INC COM STK	2,112.84	2,292.90
INNOSPEC INC COM STK	19,814.61	20,631.45
INNOVATIVE SOLUTIONS & SUPPORT INC COM ISIN US45769N1054	11,717.30	1,806.00
INNOVEX INC COM	7,185.19	10.89
INOLIFE TECHNOLOGIES INC COM	123.86	2.00
INOVIO PHARMACEUTICAL INC	12,156.74	6,420.00
INPEX CORPORATION NPV	119,572.95	113,422.66
INPEX CORPORATION NPV	917,155.40	674,234.67
INROB TECH LTD COM	263.98	0.30
INSIGHT ENTERPRISES INC COM	17,623.30	16,819.00
INSIGHT ENTERPRISES INC COM	129,365.84	126,907.00
INSIGHT ENTERPRISES INC COM	97,075.80	82,566.00
INSITE VISION INC COM	154,576.65	42,159.60
INSPERITY INC COM	6,326.95	6,337.50
INSPERITY INC COM	341,050.60	240,825.00
INSPIRATION MNG CORP COM	19,165.44	510.00
INSTEEL INDS INC COM	6,439.95	7,693.00
INSTL CTF DEP DTD 09-18-2008 4.7 09-18-2012	95,000.00	97,152.70
INSULET CORP COM STK	10,435.27	9,415.00
INTC 130119C00027000	(193.55)	(270.00)
INTC US 01/21/12 C24	(285.50)	(780.00)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
INTC US 01/21/12 C25	(529.22)	(297.00)
INTC US 02/18/12 C25	(445.46)	(580.00)
INTEGRA GOLD CORP COM	2,547.47	3,035.20
INTEGRA LIFESCIENCES HLDG CORP COM DESP	2,123.42	1,541.50
INTEGRATED DEVICE TECHNOLOGY INC COM	13,995.52	10,374.00
INTEGRATED DEVICE TECHNOLOGY INC COM	221,106.41	177,996.00
INTEGRATED DEVICE TECHNOLOGY INC COM	368,554.76	323,232.00
INTEGRYS ENERGY GROUP INC COM STK	64,880.90	100,843.68
INTEGRYS ENERGY GROUP INC COM STK	80,565.41	89,451.18
INTEL CORP COM	1,947,214.22	2,227,448.26
INTEL CORP COM	243,424.91	303,246.25
INTEL CORP COM	1,634,825.24	2,695,193.50
INTELAKARE MARKETING INC COM	0.00	2.00
INTELSAT JACKSON 9.5% DUE 06-15-2016	52,400.00	57,475.00
INTERACTIVE BROKERS GROUP INC CL COM	23,439.00	23,398.20
INTERACTIVE BROKERS GROUP INC CL COM	260,274.45	256,968.00
INTERACTIVE BROKERS GROUP INC CL COM	330,655.52	309,258.00
INTERACTIVE INTELLIGENCE GROUP INC COM COM	2,772.44	1,719.00
INTER-CITIC MINERALS INC FORMERLY INTER COM STK	12,169.29	6,279.50
INTERCONTINENTALEXCHANGE INC COM	25,677.53	25,918.25
INTERCONTINENTALEXCHANGE INC COM	222,607.56	185,647.00
INTERCONTINENTALEXCHANGE INC COM	900,034.82	1,223,582.50
INTERDIGITAL INC PA FOR FUTURE ISSUES SEE 458660 COM	167,954.94	138,669.15
INTERDIGITAL INC PA FOR FUTURE ISSUES SEE 458660 COM	213,963.30	160,337.60
INTERDIGITAL INC PA FOR FUTURE ISSUES SEE 458660 COM	806,206.18	1,180,747.00
INTERMEC INC COM	80,804.40	50,764.00
INTERNAP DELAWARE INC COM PAR $.001 COM STK	49,611.76	52,272.00
INTERNATIONAL BUSINESS MACHS CORP COM	1,013,280.24	1,091,216.64
INTERNATIONAL BUSINESS MACHS CORP COM	435,437.79	665,645.60
INTERNATIONAL BUSINESS MACHS CORP COM	1,667,085.12	4,736,381.04
INTERNATIONAL BUSINESS MACHS CORP COM	1,311,080.34	1,802,024.00
INTERNATIONAL BUSINESS MACHS CORP COM	370,910.92	395,342.00
INTERNATIONAL DEV & ENVIRONMENTAL HLDGS COM NEW STOCK	986.95	24.00
INTERNATIONAL GOLD RES INC COM NEW COM NEW	41,963.80	83.53
INTERNATIONAL PWR GROUP LTD COM	1,379.32	7.44
INTERNATIONAL SPEEDWAY CORP CL A	14,462.19	15,210.00
INTERNATIONAL STEM CELL CORP COM STK	36,734.69	13,800.00
INTERNATIONAL TOWER HILL MINES LTD NEW COM STK	20,111.34	13,080.00
INTEROIL CORP COM	39,310.94	38,194.11
INTERPUBLIC GROUP COMPANIES INC COM	145,465.27	97,329.19
INTERPUBLIC GROUP COMPANIES INC COM	134,168.85	108,071.11
INTERSECTIONS INC COM	11,403.27	10,545.57
INTERSTATE PWR & LT CO PFD SER B 8.375%	22,782.95	22,800.00
INTERVAL LEISURE GROUP INC COM STK	297,065.21	483,155.00
INTESA SANPAOLO EUR0.52	375,032.69	354,931.38
INTEST CORP COM	897.83	695.00
INTL AUTOMATED SYS INC COM	11,018.41	3,380.00
INTL BUSINESS 5.7% DUE 09-14-2017	22,012.68	24,229.28
INTL BUSINESS 7.5% DUE 06-15-2013	5,636.45	5,487.49
INTL DISPENSING CORP COM	17,798.50	19,777.50
INTL ENEXCO LTD COM	5,220.23	872.00
INTL FCSTONE INC COM	545.20	707.10
INTL FCSTONE INC COM	14,243.10	14,142.00
INTL FLAVORS & FRAGRANCES INC COM	63,734.21	89,690.62

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
INTL GAME TECH COM	17,566.94	17,989.47
INTL GAME TECH COM	142,423.86	141,040.00
INTL GAME TECH COM	121,859.19	111,937.60
INTL PAPER CO 7.5% DUE 08-15-2021	6,034.30	6,169.36
INTL PAPER CO COM	128,043.52	143,952.44
INTL PAPER CO COM	305,037.54	281,466.40
INTL PAPER CO COM	352,742.83	392,200.00
INTL RECTIFIER CORP COM	19,767.90	19,420.00
INTL RECTIFIER CORP COM	623,293.24	576,133.14
INTL SPEEDWAY CORP CL B	1,439.95	722.10
INTRALINKS HLDGS INC COMMON STOCK	305,629.65	124,800.00
INTRAOP MED CORP COM NEW	7,305.40	200.00
INTREPID POTASH INC COM	20,995.98	15,841.00
INTRICON CORP COM	4,275.95	1,878.00
INTUIT COM	8,560.56	10,518.00
INTUIT COM	182,538.35	343,517.88
INTUITIVE SURGICAL INC COM NEW STK	480,050.67	569,965.31
INTUITIVE SURGICAL INC COM NEW STK	268,902.61	411,152.88
INTUITIVE SURGICAL INC COM NEW STK	543,346.37	842,678.20
INVACARE CORP COM	1,911.64	1,529.00
INVENTURE FOODS INC COM STK	4,001.85	3,740.00
INVESCO LTD COM STK USD0.10	2,450.84	2,009.00
INVESCO LTD COM STK USD0.10	223,538.36	197,504.79
INVESCO MORTGAGE CAPITAL INC COM STK	106,868.48	93,511.84
INVESCO MORTGAGE CAPITAL INC COM STK	543,726.21	365,300.00
INVESTORS REAL ESTATE TR COM STK	77,047.74	71,491.00
INVESTORS REAL ESTATE TR COM STK	(0.01)	—
INVICTUS FINL INC COM	42,964.41	85.00
INVT TECH GROUP INC NEW COM	14,273.31	3,459.20
INVT TECH GROUP INC NEW COM	124,388.05	88,642.00
IOC US 11/19/11 C55	(284.47)	—
ION GEOPHYSICAL CORP COM STK	30,836.32	15,325.00
IOWA STUDENT LN LIQUIDITY CORP STUDENT LLIBOR FLTG-STUDENT LN ASSET- 25 JUN 2042	94,388.56	94,321.00
IPC THE HOSPITALIST CO INC STK	1,872.20	2,057.40
IPG PHOTONICS CORP COM	244,436.06	160,001.88
IPIX CORP COM	808.61	—
IRF US 01/21/12 C20	(314.25)	(275.00)
IRIDIUM COMMUNICATIONS INC COM STK	7,683.36	7,710.00
IRISH INVT N/C TO NEW IRELAND FUNC 2612359 EFF 6/21/01	22,716.65	7,994.88
IROBOT CORP COM	48,360.68	50,864.40
IRON MOUNTAIN INC 8.375% DUE 08-15-2021	5,394.25	5,337.50
IRON MTN INC COM STK	8,554.28	9,702.00
IRON MTN INC COM STK	98,377.92	124,308.80
IRONSTONE BK FT MYERS FLA CTF DEP DTD 07-18-2007 5.45 07-18-2017	10,000.00	11,535.70
IRONSTONE BK FT MYERS FLA CTF DEP DTD 11-17-2006 5.2 11-17-2016	5,000.00	5,670.70
ISHARES BARCLAYS 1-3 YR TREAS BD FD	1,846,501.29	1,864,668.38
ISHARES BARCLAYS 3-7 YR TREAS BD	27,336.32	28,557.36
ISHARES BARCLAYS MBS BD FD	116,180.78	116,769.69
ISHARES BARCLAYS SHORT TREAS BD FD	110,255.65	110,230.00
ISHARES DOW JONES INTERNATIONAL SELECT DIVIDEND INDEX FUND	37,506.66	30,611.24
ISHARES MSCI CHILE INVESTABLE MKT INDEX FD	15,145.02	11,622.53
ISHARES MSCI MEX INVT MKT INDEX FD	76,776.28	68,885.16
ISHARES MSCI NETH INVESTABLE MKT INDEX FD	11,024.26	7,684.58
ISHARES S&P 500 INDEX FD	6,418,088.27	6,377,470.71

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ISHARES S&P NATIONAL AMT-FREE MUNICIPAL BOND FUND	12,532.99	13,025.21
ISHARES TR DOW JONES U S INDL SECTOR INDEX FD	18,839.97	21,165.18
ISHARES TR FTSE NAREIT MTG REITS INDEX FD FTSE NAREIT MTG REITS INDEX FD	7,499.26	6,662.54
ISHARES TR RUSSELL 1000 INDEX FD	51,802.59	55,226.77
ISHARES TR S&P GLOBAL 100 INDEX FD	47,912.81	47,221.10
ISHARES TR S&P GLOBAL HEALTHCARE SECTOR INDEX FD	40,470.51	43,338.95
ISIS PHARMACEUTICALS CALIF COM	41,733.07	29,561.00
ISRG US 01/21/12 C500	0.00	(530.00)
ISTAR FINL INC 8%	8,440.95	7,595.00
ISTAR FINL INC COM	39,755.85	35,324.84
ISTAR FINL INC PFD SER F 7.8%	15,908.95	14,470.00
ISTAR FINL INC PFD SER I	15,428.55	13,880.00
ISUZU MOTORS NPV	194,845.35	226,637.43
IT CAPITAL LIMITED COM STK SIN#NZIGVE0001S1	20,755.10	585.00
ITB US 04/21/12 C12	(102.30)	(75.00)
ITC HLDGS CORP COM STK	283,065.89	447,692.00
ITC HLDGS CORP COM STK	31,125.27	35,138.95
ITERIS INC NEW COM	20,007.90	13,100.00
ITOCHU CORP NPV	916,486.00	1,178,556.23
ITONIS INC COM STK	5,294.66	3,100.73
ITRON INC COM STK NPV	26,703.91	17,885.00
ITRON INC COM STK NPV	124,053.20	143,080.00
ITRON INC COM STK NPV	127,072.76	135,926.00
ITRON INC COM STK NPV	745,197.82	554,435.00
ITT CORPORATION W/I	12,100.50	11,598.00
ITT CORPORATION W/I	24,872.57	4,832.50
ITT EDL SVCS INC COM	4,453.95	4,209.86
ITT EDL SVCS INC COM	416,549.11	329,962.00
ITT EDL SVCS INC COM	757,580.57	631,479.00
ITV ORD GBP0.10	46,229.99	36,261.84
IVANHOE ENERGY INC COM NPV	52,895.92	37,345.28
IVANHOE MINES LTD COM	624.84	496.16
IWM US 05/19/12 C87	(351.52)	(180.00)
J P MORGAN CHASE & CO GLOBAL SUB NT 5.75 DUE 01-02-2013 BEO	56,817.90	57,053.70
J P MORGAN CHASE CAP X TR PFD SECS 7% 2/15/2032 CALLABLE 2/15/07 @25	2,573.95	2,555.00
J P MORGAN CHASE CAP XII CAP SECS SER L 6.25%	23,576.30	25,430.00
J2 GLOBAL INC COM	1,221,515.88	1,353,534.00
JABIL CIRCUIT INC 5.625% DUE 12-15-2020	4,913.00	5,087.50
JABIL CIRCUIT INC COM	189,512.72	197,800.34
JABIL CIRCUIT INC COM	103,320.06	79,249.46
JACK IN THE BOX INC COM	6,528.02	6,270.00
JACOBS ENGR GROUP INC COM	50,109.96	50,684.42
JACOBS ENGR GROUP INC COM	214,338.23	112,609.50
JAGUAR MNG INC COM STK	115,124.63	114,840.00
JAMBA INC COM STK	12,359.14	6,720.30
JAMES RIV COAL CO COM NEW STK	31,546.56	19,154.56
JAMMIN JAVA CORP COM STK	280,493.18	36,717.08
JANUS CAP GROUP INC COM	25,304.78	17,037.00
JAPAN TOBACCO INC NPV	223,194.36	263,379.62
Japanese yen	6.70	6.70
Japanese yen	0.03	0.03
Japanese yen	39,490.36	39,967.70
Japanese yen	21,120.35	21,120.35
Japanese yen	0.00	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
Japanese yen	0.00	—
Japanese yen	0.00	—
Japanese yen	0.00	—
Japanese yen	(2,251.00)	(2,251.00)
Japanese yen	(67,755.65)	(67,755.65)
Japanese yen	(204.77)	(204.77)
Japanese yen	(1,446.14)	(1,446.14)
Japanese yen	(67,345.53)	(67,345.53)
Japanese yen	(55,132.60)	(55,828.31)
JARDEN CORP COM	13,400.08	13,446.00
JARDINE CYCLE & CARRIAGE SGD1	1,188,840.82	1,654,620.51
JAYDEN RES INC COM STK	3,256.12	3,560.00
JAYHAWK ENERGY INC COM STK	681.90	200.00
JAZZ PHARMACEUTICALS STOCK MERGERJAZZ PHARMACEUTICALS 2F1NA61 1/18/2012	11,805.45	11,589.00
JAZZ PHARMACEUTICALS STOCK MERGERJAZZ PHARMACEUTICALS 2F1NA61 1/18/2012	153,583.08	146,794.00
JAZZ PHARMACEUTICALS STOCK MERGERJAZZ PHARMACEUTICALS 2F1NA61 1/18/2012	426,631.34	431,342.58
JBL US 01/21/12 C21	(289.28)	(100.00)
JBL US 01/21/12 C22.5	(101.53)	(20.00)
JBL US 03/17/12 C23	(111.53)	(80.00)
JCI US 01/21/12 C32	(51.53)	(150.00)
JDA SOFTWARE GROUP INC COM	808,700.87	838,901.00
JDS UNIPHASE CORP COM PAR $0.001 COM PAR$0.001	148,014.06	102,927.96
JDS UNIPHASE CORP COM PAR $0.001 COM PAR$0.001	1,546,266.03	50,091.12
JDSU US 01/21/12 C11	(449.71)	(450.00)
JDSU US 02/18/12 C12	0.00	(370.00)
JEFFERIES GROUP INC NEW COM	76,087.35	89,680.23
JEFFERIES GROUP INC NEW COM	665,652.23	380,187.50
JERONIMO MARTINS EUR1	132,352.98	133,208.66
JETBLUE AWYS CORP COM	628,624.79	702,509.60
JIANGBO PHARMACEUTICALS INC COM	6,223.07	145.08
JINPAN INTERNATIONAL	22,971.56	17,842.00
JMAR TECHNOLOGIES INC COM	438.55	2.51
JNJ US 01/21/12 C67.5	(61.53)	(42.00)
JNJ US 01/21/12 C72.5	(426.46)	(12.00)
JNJ US 07/21/12 C62.5	(792.46)	(1,000.00)
JNR RES INC COM	55,717.96	10,197.85
JOES JEANS INC COM STK	34,932.18	8,137.50
JOHN BEAN TECHNOLOGIES CORP COM STK	3,058.75	3,074.00
JOHNSON & JOHNSON 5.15% DUE 07-15-2018	27,087.50	30,088.48
JOHNSON & JOHNSON COM STK CALL OPT EXP 4/17/10 PR $65 PER SH	(581.77)	(771.00)
JOHNSON & JOHNSON COM USD1	2,860,407.40	3,020,397.45
JOHNSON & JOHNSON COM USD1	1,122,986.55	1,154,208.00
JOHNSON & JOHNSON COM USD1	831,724.45	898,839.48
JOHNSON & JOHNSON COM USD1	2,295,523.95	3,915,060.42
JOHNSON & JOHNSON COM USD1	623,048.80	626,289.00
JOHNSON & JOHNSON COM USD1	550,414.97	557,430.00
JOHNSON BK RACINE WIS BD DTD 09-24-2010 .5 03-26-2012	5,000.00	5,002.00
JOHNSON CTL INC COM	290,411.33	273,775.08
JOHNSON CTL INC COM	1,105,338.88	934,674.00
JOHNSON CTL INC COM	233,519.53	461,678.94
JOHNSON CTL INC COM	321,138.07	285,043.68
JOHNSON CTL INC COM	2,128,915.03	1,898,138.46
JOHNSON CTL INC COM	462,820.76	426,699.00
JOHNSON CTL INC COM	595,787.55	584,562.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
JONES LANG LASALLE INC COM STK	93,439.92	73,512.00
JONES LANG LASALLE INC COM STK	483,127.18	336,930.00
JONES LANG LASALLE INC COM STK	359,727.68	275,670.00
JONES SODA CO COM	23,748.22	4,347.50
JOY GLOBAL INC COM	247,400.00	230,730.85
JOY GLOBAL INC COM	208,970.08	164,934.00
JOY GLOBAL INC COM	600,086.40	564,524.10
JPM US 01/19/13 C40	(269.29)	(220.00)
JPM US 01/21/12 C40	(320.24)	(1.00)
JPM US 02/18/12 C35	(3,065.66)	(2,000.00)
JPMORGAN CHASE & 4.25% DUE 10-15-2020	437,726.30	433,019.89
JPMORGAN CHASE & 4.4% DUE 07-22-2020	110,389.40	112,333.76
JPMORGAN CHASE & ALERIAN MLP INDEX ETN BASED ON WAP	136,111.57	146,655.50
JPMORGAN CHASE & CO COM	1,137,894.12	944,300.00
JPMORGAN CHASE & CO COM	908,003.52	779,380.00
JPMORGAN CHASE & CO COM	2,717,436.12	2,758,220.50
JPMORGAN CHASE & CO COM	619,913.45	512,050.00
JPMORGAN CHASE & CO COM	2,111,596.72	1,649,200.00
JPMORGAN CHASE & CO COM	745,538.79	711,550.00
JPMORGAN CHASE & CO COMMON STOCK	1,014,522.24	926,573.97
JPMORGAN CHASE & CO FORMERLY J P MORGAN CHASE AND CO TO 07/20/2004 PFD STK	66,287.68	66,703.91
JPMORGAN CHASE & CO FORMERLY J P MORGAN NT 6.4 DUE 05-15-2038 BEO	121,886.00	116,087.70
JPMORGAN CHASE & CO FORMERLY J P MORGAN SUB NT 6.125 DUE 06-27-2017 BEO	3,019.09	3,274.33
JPMORGAN CHASE BK N A NY N Y FORME EQTY LKD CTF DEP LKD S&P 500 INDEX 3-30-2012	20,000.00	20,712.00
JPMORGAN CHASE BK NA COLBS OH CTF DEP DTD 10-13-2011 10-13-2016 ZCP	15,000.00	15,250.35
JPMORGAN CHASE CAP CAP SECS SER N	7,005.95	7,614.00
JPMORGAN CHASE CAP XIX CAP SECS SER S	2,529.95	2,523.00
JPMORGAN CHASE CAP XVI TR PFD SECS SER P	9,926.87	10,056.00
JST US 03/17/12 C10	(254.25)	(200.00)
JTEKT CORPORATION NPV	73,508.74	63,928.54
JULIUS BAER GRUPPE CHF0.02 (REGD)	748,384.99	725,976.11
JULIUS BAER GRUPPE CHF0.02 (REGD)	888,599.85	856,730.82
JUNIPER NETWORKS INC COM	213,654.68	172,056.30
JUNIPER NETWORKS INC COM	231,557.38	238,001.01
JUPITER TELECOMMUNICATIONS COM STK	2,980.96	3,041.33
JUST ENERGY GROUP INC COM	6,452.21	5,627.15
JX HOLDINGS INC NPV	64,012.07	53,768.57
K US 01/21/12 C50	(310.01)	(460.00)
K.V PHARMACEUTICAL CL A	14,575.85	6,713.00
K12 INC COM STOCK USD.0001	12,882.22	6,637.80
K12 INC COM STOCK USD.0001	1,227,081.96	916,734.00
KABEL DEUTSCHLAND NPV	80,033.78	71,564.77
KADANT INC COM	135.85	113.05
KAMINAK GOLD CORP CL A COM STK	13,869.92	8,743.98
KANDI TECHNOLOGIES CORP COM	74,034.38	64,010.00
KANE CNTY ILL TAXABLE-REGL TRANSN AUTH-SALES 2.7 12-15-2013	25,031.75	25,722.00
KAO CORP NPV	191,124.02	199,456.27
KAPSTONE PAPER & PACKAGING CORP KAPSTONEPAPER AND PACKAGING CORP COMMON STOCK	274,336.75	343,132.00
KAUPTHING BK HF MED TRM SR BK NTS TR # SR 7.625 12-31-40 BD IN DEFAULT	401,980.80	118,800.00
KAYNE ANDERSON MLP INVT CO COM	11,411.61	16,551.65
KB HOME COM	11,371.55	10,994.07
KBC GROUP SA NPV	108,186.15	48,023.32
KBR INC COM	12,587.88	16,509.25
KBR INC COM	355,513.13	362,310.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
KBR INC COM	201,655.86	214,877.70
KBR INC COM	349,558.31	379,032.00
KBR INC COM	729,616.07	802,656.00
KBW INC COM STK	476,890.20	521,448.18
KDDI CORP NPV	161,233.79	141,485.99
KEDEM PHARMACEUTICALS INC COM	0.00	150.00
KEEGAN RES INC COM STK	40,025.02	31,559.20
KELLOGG CO COM USD0.25	73,571.88	72,855.72
KELLOGG CO COM USD0.25	147,170.94	158,435.81
KELLOGG CO COM USD0.25	199,354.93	272,673.44
KELLY SERVICES INC CL A COM	102,181.14	91,656.00
KELSO TECHNOLOGIES INC COM STK	9,316.73	19,501.40
KEMET CORP COM NEW	7,532.53	3,525.00
KEMET CORP COM NEW	64,095.16	59,925.00
KEMET CORP COM NEW	949,076.41	541,440.00
KEMPER CORP DEL COM	5,888.16	10,867.98
KENNAMETAL INC CAP	7,217.51	7,437.45
KENNAMETAL INC CAP	229,569.46	384,701.68
KENNAMETAL INC CAP	473,866.45	434,588.00
KENSEY NASH CORP COM	26,662.30	19,190.00
KEPPEL CORP NPV	91,346.22	103,965.41
KERAVISION INC COM	3,965.55	—
KERR MCGEE CORP 6.95 DUE 07-01-2024 BEO	22,346.70	23,852.68
KERR MCGEE CORP 7.875% DUE 09-15-2031	276,220.88	300,813.36
KERRY GROUP ‘A’ORD EUR0.125	63,194.22	62,964.86
KERYX BIOPHARMACEUTICALS INC COM ISIN US4925151015	66,437.27	36,685.00
KEWAUNEE SCIENTIFIC CORP COM	4,126.95	4,079.50
KEY ENERGY SVCS 6.75% DUE 03-01-2021	31,200.00	30,000.00
KEY ENERGY SVCS INC	365,501.00	530,775.70
KEY TRONIC CORP COM	10,468.76	9,380.00
KEYCORP NEW COM	20.09	23.56
KEYCORP NEW COM	114,575.59	119,195.00
KEYCORP NEW COM	257,903.79	157,998.74
KEYCORP NEW COM	766,652.86	767,238.99
KEYCORP NEW COM	720,980.00	363,737.00
KEYCORP STUD LN TR FLTG RT .8201% DUE 10-25-2032	52,845.45	55,012.57
KEYCORP STUDENT LN TR 2002-A ASSET BKD NT CL I-A-2 FLTG RATE 08-27-2031 BEO	222,288.49	216,319.73
KEYERA CORP COM	1,125.87	1,222.60
KEYNOTE SYS INC COM ISIN US4933081006	2,273.17	2,126.45
KFORCE INC	3,550.17	3,575.70
KGC US 01/21/12 C16	0.00	(6.00)
KHAN RES INC	4,339.46	382.00
KHD HUMBOLDT WEDAG INTL AG NPV	2,146.04	5,965.04
KILROY RLTY CORP COM	395,782.10	420,292.80
KIMBALL INTL INC CL B	6,526.95	5,070.00
KIMBER RES INC COM	112.17	55.04
KIMBERLY-CLARK CORP COM	314,392.14	353,714.22
KIMBERLY-CLARK CORP COM	362,711.47	629,820.72
KIMCO RLTY CORP COM	9,461.91	9,012.60
KIMCO RLTY CORP COM	227,271.27	143,139.36
KINDER MORGAN 3.5% DUE 03-01-2016	5,092.05	5,190.73
KINDER MORGAN 5.85% DUE 09-15-2012	9,594.50	10,322.40
KINDER MORGAN 9% DUE 02-01-2019	25,770.40	25,263.22
KINDER MORGAN ENERGY PARTNERS L P KINDERMORGAN ENER PT NT 5 12-15-13 BEO	27,962.20	31,798.29

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
KINDER MORGAN ENERGY PARTNERS L P 7.125 3-15-12 BEO	10,461.80	10,114.28
KINDER MORGAN ENERGY PARTNERS L P KINDERMORGAN ENERGY PARTNERS 6 DUE 020117	80,698.84	90,542.08
KINDER MORGAN INC DEL COM	117,904.10	124,507.74
KINDER MORGAN INC DEL COM	306,869.19	350,653.00
KINDER MORGAN MGMT LLC SHS COM STK	150,464.07	222,889.68
KINDRED HEALTHCARE INC COM STK	12,522.32	11,770.00
KINGFISHER ORD GBP0.157142857	274,240.05	253,517.20
KINROSS GOLD CORP COM NPV NEW	120,584.95	87,403.80
KINROSS GOLD CORP WTS	8,169.46	81.48
KIPS BAY MED INC COM STK	986.95	670.00
KIRBY CORP COM	136,480.58	266,652.00
KIRKLANDS INC COM	52,418.52	58,520.00
KIRKLANDS INC COM	109,635.24	111,720.00
KIVALLIQ ENERGY CORP COM STK	2,222.25	859.25
KKR FINL HLDGS LLC COM STK	27,926.82	29,495.19
KLA-TENCOR CORP	6,804.09	7,839.08
KLA-TENCOR CORP	144,891.29	173,941.25
KLA-TENCOR CORP	137,167.96	144,750.00
KLONDEX MINES LTD COM	2,118.40	2,205.90
KLONDIKE STAR MINERAL CORP COM	2,126.53	9.00
KMB US 01/21/12 C70	(492.72)	(1,140.00)
KMB US 04/21/12 C75	(389.25)	(775.00)
KMP US 02/18/12 C85	(171.55)	(328.00)
KNIGHT CAP GROUP INC COM	10,492.72	7,092.00
KNIGHT CAP GROUP INC COM	213,529.98	191,247.60
KNIGHT CAP GROUP INC COM	852,927.20	601,945.32
KNIGHT CAP GROUP INC COM	894,700.83	869,952.00
KNIGHT CAP GROUP INC COM	538,800.32	477,528.00
KNIGHT TRANSN INC COM	18,109.17	15,640.00
KNIGHTSBRIDGE TANK LTD COM	50,651.67	32,589.36
KO US 01/21/12 C67.5	(102.30)	(280.00)
KO US 01/21/12 C70	(25.30)	(96.00)
KO US 02/18/12 C72.5	(52.30)	(60.00)
KO US 05/19/12 C72.5	(97.30)	(149.00)
KOBEX MINERALS INC	9,370.33	280.60
KODIAK ENERGY INC COM COM	590.17	10.19
KODIAK OIL & GAS CORP COM	124,097.32	136,325.00
KOHLBERG CAP CORP COM	28,568.32	27,517.91
KOHLS CORP COM	97,415.88	93,178.97
KOHLS CORP COM	109,414.40	113,011.50
KOHLS CORP COM	233,652.37	273,941.85
KOHLS CORP COM	491,218.10	454,020.00
KOITO MFG CO LTD NPV	109,918.66	112,253.35
KOLA MNG CORP COM STK	9,821.70	121.50
KOMERCNI BANKA CZK500	295,104.56	287,055.67
KONA GRILL INC COM	11,065.14	10,404.00
KONINKLIJKE AHOLD EUR 0.3	97,705.97	113,028.32
KOPPERS HLDGS INC COM	3,171.95	3,436.00
KORN / FERRY INTL COM NEW	1,759.24	1,569.52
KRAFT FOODS INC 5.375% DUE 02-10-2020	299,454.97	323,078.28
KRAFT FOODS INC CL A	286,085.27	335,977.22
KRAFT FOODS INC CL A	783,926.68	1,440,078.56
KRAIG BIOCRAFT LABORATORIES INC COM	790.90	517.30
KRATON PERFORMANCE POLYMERS INC COM STK	19,600.95	10,150.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
KRATOS DEFENSE & SECURITY SOLUTIONS INC	63,568.66	35,820.00
KRISPY KREME DOUGHNUTS INC COM STK	19,853.77	18,959.46
KRO US 02/18/12 C20	(408.49)	(300.00)
KRO US 02/18/12 C22.5	(965.44)	(200.00)
KROGER CO 6.15% DUE 01-15-2020	128,289.60	145,622.64
KROGER CO COM	55,709.09	60,534.57
KROGER CO COM	292,924.91	341,502.00
KROGER CO COM	230,932.07	315,949.90
KRONENWETTER WIS 3.25% 12-01-2012 BEO TAXABLE	25,283.00	25,051.50
KRONOS ADVANCED TECHNOLOGIES INC COM	382.45	0.35
KRONOS WORLDWIDE INC COM STK	59,381.36	50,627.99
KS CY LIFE INS CO COM	2,108.07	2,198.94
KS CY SOUTHN	22,585.16	25,163.70
KS CY SOUTHN DE 12.5% DUE 04-01-2016	18,949.00	23,200.00
K-SWISS INC CL A	1,383.82	141.26
KULICKE & SOFFA INDS INC COM	10,010.54	9,333.25
KULICKE & SOFFA INDS INC COM	235,152.55	301,550.00
L INTL COMPUTERS INC COM	1,697.44	—
L&L ENERGY INC COM	15,767.54	6,384.35
L-3 COMMUNICATIONS HLDG CORP COM	56,999.19	46,703.47
L-3 COMMUNICATIONS HLDG CORP COM	171,796.26	149,896.64
L-3 COMMUNICATIONS HLDG CORP COM	365,027.29	333,400.00
LA Z BOY INC COM	22,121.46	23,800.00
LAB CORP AMER HLDG FOR A/C 2614202	8,013.60	8,597.00
LABORATORY CORP AMER HLDGS COM NEW COM NEW	111,478.35	185,695.20
LACLEDE GROUP INC COM	131,502.93	137,598.00
LAKE SHORE GOLD CORP COM STK	217.58	65.52
LAKELAND BANCORP INC COM	19,158.70	18,581.28
LAKELAND FINL CORP COM STK	279,501.76	337,008.49
LAM RESH CORP COM	74,755.19	64,710.96
LAMAR MEDIA CORP 7.875% DUE 04-15-2018	5,412.00	5,300.00
LAMPERD LETHAL INC COM	299.68	16.00
LANDAUER INC COM	5,332.08	4,560.69
LANDEC CORP COM	26,447.25	19,320.00
LANDSBANKI IS HF 6.1 DUE 12-31-2040 IN DEFAULT	189,950.60	6,650.00
LANSING MICH BLDG AUTH TAXABLE-SER B 5.4DUE 06-01-2015 REG TAXABLE	27,164.50	26,110.50
LARAMIDE RES LTD COM STK	160,188.86	49,487.81
LAS VEGAS SANDS CORP COM STK	966,186.53	937,838.04
LAS VEGAS SANDS CORP COM STK	920,394.36	969,971.00
LAS VEGAS SANDS CORP COM STK	283,414.88	623,858.00
LAS VEGAS SANDS CORP COM STK	337,348.90	330,516.55
LASALLE BK N A CHICAGO ILL CTF DEP DTD 06-06-2007 5.25 06-06-2017	10,000.00	11,423.40
LASALLE HOTEL PPTYS COM SH BEN INT	232,394.22	251,299.80
LASALLE HOTEL PPTYS COM SH BEN INT	2,605.36	1,428.39
LASALLE HOTEL PPTYS COM SH BEN INT	275,435.13	377,676.00
LATITUDE SOLUTIONS INC COM	86,206.25	64,400.00
LATTICE INC COM STK	20,934.90	24.00
LATTICE SEMICONDUCTOR CORP COM	6,280.82	5,940.00
LAUFER BRDG ENTERPRISES INC COM	381.95	45.00
LAW ENFORCEMENT ASSOCS CORP COM	8,690.55	5.52
LAWSON INC NPV	175,310.84	230,983.35
LAWSON INC NPV	512,393.27	705,435.65
LAYNE CHRISTENSEN CO COM	5,043.32	3,630.00
LAYNE CHRISTENSEN CO COM	658,062.00	583,268.40

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
LAZARD LTD CL A	1,013.35	1,051.50
LCC US 01/21/12 C7.5	(1,903.11)	(100.00)
LCC US 03/17/12 C7	(1,453.11)	(650.00)
LDK US 01/21/12 C9	(40.30)	(1.00)
LEAPFROG ENTERPRISES INC CL A	49,377.38	70,434.00
LEAPFROG ENTERPRISES INC CL A	14,971.14	12,857.00
LEAR CORP 8.125% DUE 03-15-2020	5,569.25	5,450.00
LEAR CORP COM NEW COM NEW	837,959.07	680,580.00
LEATT CORP COM	1,274.83	133.32
LECERE CORP COM NEW STK	957.93	7.72
LECROY CORP COM	26,911.26	20,352.20
LEGACY RESVS LP UNIT LTD PARTNERSHIP INTUNIT LTD PARTNERSHIP INT	28,136.36	29,652.00
LEGACY WINE & SPIRITS INTL LTD COM	0.00	0.01
LEGEND OIL & GAS LTD COM	42,164.06	23,400.00
LEGG MASON INC COM	28,309.52	27,601.41
LEGG MASON INC COM	261,853.43	68,542.50
LEGGETT & PLATT INC COM	21,311.06	24,590.64
LEGGETT & PLATT INC COM	63,790.23	68,659.20
LEGRAND SA EUR4	421,767.21	411,877.26
LEHMAN BROS COML BK SALT LAKE CITY UTAH CTF DEP DTD 02-29-2008 0 02-28-2013	5,000.00	4,373.00
LEHMAN BROS HLDGS INC 5.857 DUE BD IN DEFAULT	52,998.00	6.00
LEHMAN BROS HLDGS INC COM	7,059.51	38.96
LEHMAN BROS HLDGS INC LEHMAN BROTHERS HOLDINGS 6.75 12-28-17 BEO DEFAULT	349,741.00	35.00
LEHMAN BROS HLDGS INC MTN TRANCHE # TR 00475 3.6 DUE 03-13-2009 BD IN DEFAULT	24,962.50	6,468.75
LEHMAN BROS HLDGS INC SR NT DTD 08/19/1997 7.2 12-31-2040 REG DEFAULT	10,075.10	2,537.50
LEHMAN XS TR 2006-2N MTG PASSTHRU CTF CL1-A1 VAR 02-25-2046 REG	213,395.48	110,249.07
LEHMAN XS TR SER 2006 GP4 MTG PASSTHRU CTF CL 3-A1A 08-25-2046/08-25-2011 REG	0.00	1.00
LEN US 01/21/12 C20	(272.77)	(222.00)
LENDER PROCESSING SVCS INC COM STK	22,243.63	12,494.65
LENEXA KANS TAXABLE-SER A-BUILD AMER BDS- 4.25% DUE 09-01-2016 BEO TAXABLE	25,392.50	28,297.75
LENNAR CORP CL A CL A	72,037.36	85,497.15
LENNAR CORP CL A CL A	157,307.80	66,888.60
LENOX GROUP INC COM	690.80	—
LEUCADIA NATL CORP COM	65,612.05	52,614.10
LEUCADIA NATL CORP COM	166,060.29	96,781.44
LEVEL 3 COMMUNICATIONS INC COM NEW	447,072.10	303,764.21
LEXICON PHARMACEUTICALS INC COM STK	4,044.95	2,580.00
LEXICON PHARMACEUTICALS INC COM STK	630.05	780.45
LEXICON PHARMACEUTICALS WORTHLESS01/03/2012	0.00	786.39
LEXICON PHARMACEUTICALS WORTHLESS01/03/2012	0.00	—
LEXINGTON RLTY TR COM	2,207.01	823.90
LEXMARK INTL INC NEW CL A	68,093.26	62,370.02
LEXMARK INTL INC NEW CL A	360,595.36	423,296.00
LEXMARK INTL INC NEW CL A	95,066.80	55,491.46
LG DISPLAY	4,236.21	3,548.61
LI & FUNG HKD0.0125	434,000.42	510,976.41
LI & FUNG HKD0.0125	709,055.24	551,706.42
LI & FUNG LTD SHS	7,281.45	7,406.00
LI3 ENERGY INC COM	9,907.85	665.00
LIBERTY ENERGY CORPORATION COMMON STOCK	6,302.34	468.00
LIBERTY GLOBAL INC COM SER A	3,386.14	4,513.30
LIBERTY GLOBAL INC COM SER C COM SER C	1,858.19	4,347.20
LIBERTY INTERACTIVE CORP INTERACTIVE COMSER A	7,080.65	7,296.75
LIBERTY MEDIA CORP 8.25% DUE 02-01-2030	4,925.50	4,800.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
LIBERTY MEDIA CORP NEW LIBERTY CAP COM SER A LIBERTY CAP COM SER A	342.23	5,307.40
LIBERTY MEDIA CORP SR EXCHANGEABLE DEB 4% DUE 11-15-2029/11-15-2011 BEO	6,029.00	5,245.20
LIBERTY N Y DEV CORP REV GOLDMAN SACHS HEADQUATERS 5.25% DUE 10-01-2035 BEO N/C	27,871.98	30,780.30
LIBERTY PPTY TR SH BEN INT	329,347.31	318,064.00
LIBERTY PPTY TR SH BEN INT	147,510.91	145,136.00
LIBERTY PPTY TR SH BEN INT	3,303.68	3,088.00
LIBERTY SILVER CORP COM .	10,686.95	10,000.00
LIFE PARTNERS HLDGS INC COM STK	11,928.02	5,491.00
LIFE TECHNOLOGIES CORP COM STK	32,461.54	27,470.46
LIFE TECHNOLOGIES CORP COM STK	92,856.87	147,819.09
LIFE TIME FITNESS INC COM	2,485.35	3,038.75
LIFE US 02/18/12 C40	(503.77)	(486.00)
LIFELINE BIOTECHNOLOGIES INC COM PAR NEW08/22/2008 COM STK	2,941.19	52.50
LIFEPOINT HOSPS INC COM ISIN US53219L1098	295,553.41	360,355.00
LIFEPOINT HOSPS INC SR SUB NT CONV 3.5% DUE 05-15-2014 BEO	7,685.00	10,244.60
LIFEVANTAGE CORP COM STK	291,579.63	486,197.14
LIGAND PHARMACEUTICALS INCORPORATED CL BCOMMON STOCK	42,449.73	43,919.00
LIGHTBRIDGE CORP COM	1,812.49	477.36
LIGHTING SCIENCE GROUP CORP COM NEW STK	2,856.95	1,550.00
LIGHTPATH TECHNOLOGIES INC CL A NEW COM	276,472.46	167,698.96
LIHUA INTL INC COM	18,093.90	9,520.00
LI-ION MTRS REV STK SPLIT LI-ION MTRS CORP 2F1UAN1 1/26/2012	47.89	7.27
LIMELIGHT NETWORKS INC COM	55,663.62	28,504.80
LIN TV CORP CL A CL A	3,108.67	6,768.00
LINCARE HLDGS INC COM	8,008.90	8,078.40
LINCOLN EDL SVCS CORP COM STK	109,714.48	57,670.00
LINCOLN ELEC HLDGS INC COM	66,474.71	91,784.65
LINCOLN NATL CORP COM	170,279.81	127,550.56
LINCOLN NATL CORP COM	924,242.23	906,914.00
LINDE AG NPV	1,024,386.01	1,361,164.24
LINDSAY CORPORATION COM	11,146.95	10,978.00
LINDT & SPRUENGLI CHF100(REGD)	35,055.73	33,417.44
LINE US 01/21/12 C37	(516.21)	(600.00)
LINEAR TECH CORP DEL	14,669.89	14,134.78
LINEAR TECH CORP DEL	204,696.10	146,186.04
LINEAR TECH CORP DEL	478,330.95	441,441.00
LINKEDIN CORP CL A	40,458.43	30,874.90
LINN ENERGY LLC UNIT REPSTG LTD LIABILITY CO INTS	769,770.54	879,333.52
LINUX GOLD CORP COM	1,914.90	510.00
LION ONE METALS LTD	119,706.70	98,500.00
LIONBRIDGE TECHNOLOGIES INC COM	3,580.87	2,290.00
LIONS GATE ENTMT CORP COM NEW	3,272.83	4,160.00
LIONS GATE METALS INC COM	2,767.35	1,620.50
LIQUIDITY SVCS INC COM STK	95,801.47	114,390.00
LIQUIDITY SVCS INC COM STK	45,225.98	47,527.20
LITHIA MTRS INC CL A	7,218.95	6,558.00
LITHIUM CORP COM STK	8,214.63	6,062.00
LITHIUM EXPL GROUP INC COM	9,440.86	5,184.00
LITHIUM TECH CORP COM PAR $0.01 STK	919.12	161.07
LIVE CURRENT MEDIA INC COM STK	4,633.77	44.40
LIVE NATION ENTERTAINMENT INC	203.48	182.82
LIVEPERSON INC COM STK ISIN# US5381461012	3,254.58	3,752.45
LIVEWIRE MOBILE INC COM NEW COM NEW	1,015.45	85.00
LIZ CLAIBORNE INC COM	588.19	899.13

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
LJ INTERNATIONAL INC	45,350.49	22,245.12
LKQ CORP COM LKQ CORP	22,889.06	25,207.04
LLOYDS BANKING GP ORD GBP0.1	46,130.35	46,727.51
LLOYDS BANKING GROUP PLC-ADR	6,880.29	3,075.63
LLOYDS BKG GROUP PUBLIC INCOME NT-PINES	20,078.91	20,481.57
LLOYDS TSB BK PLC 4.875% DUE 01-21-2016	11,168.83	10,631.13
LLOYDS TSB BK PLC 6.375% DUE 01-21-2021	38,573.66	38,120.23
LLOYDS TSB BK PLC 6.375% DUE 01-21-2021	204,093.13	200,427.00
LLY US 01/21/12 C35	(615.72)	(2,025.00)
LML PMT SYS INC COM	2,581.95	2,330.00
LMP CAP & INCOME FD INC COM STK	12,256.95	12,360.00
LMP REAL ESTATE INCOME FD INC COM STK	125.41	106.08
LMT US 03/17/12 C82.5	(191.53)	(430.00)
LNG US 03/17/12 C12	(217.30)	(30.00)
LNKD US 01/21/12 C65	(312.29)	(225.00)
LO JACK CORP COM	1,343.46	368.40
LOCAL COM CORP COM STK	4,735.95	2,120.00
LOCATEPLUS HLDGS CORP COM NEW	80.32	0.41
LOCKHEED MARTIN CORP COM	173,531.25	202,250.00
LOCKHEED MARTIN CORP COM	1,051,670.72	1,156,303.70
LOCKHEED MARTIN CORP COM	264,428.13	471,566.10
LOCKHEED MARTIN CORP COM	225,447.90	242,360.79
LOCKHEED MARTIN CORP COM	451,958.38	485,400.00
LODGENET INTERACTIVE CORPORATION EFF 1/16/08	76,969.36	70,803.75
LOEWS CORP COM	46,074.56	45,353.48
LOEWS CORP COM	138,959.50	250,749.00
LOGITECH INTERNATIONAL SA CHF0.25(REGD) (POST-SUBD)	36,776.10	17,894.00
LOGMEIN INC COM	65,997.96	80,955.00
LONE PINE RES INC COM	6,878.88	8,580.24
LONE STAR GOLD INC COM	3,127.35	2,210.00
LONGCHEER HOLDINGS LTD SHS	24,158.75	1,934.20
LOOKSMART LTD COM NEW COM STK	2,508.95	1,290.00
LORILLARD INC COM STK	98,975.38	113,672.33
LORILLARD INC COM STK	406,841.07	422,940.00
LORILLARD INC COM STK	176,361.16	337,782.00
LORILLARD INC COM STK CALL OPT EXP 1/21/12 PR $85 PER SH	(3,786.99)	(23,520.00)
LOS ANGELES CALIF DEPT ARPTS ARPT REV 5.25% 05-15-2039 BEO	9,385.50	10,824.30
LOS ANGELES CALIF DEPT ARPTS ARPT REV 5% 05-15-2035 BEO	27,625.20	32,204.10
LOS ANGELES CALIF DEPT WTR & PWR REV 6.574% 07-01-2045 BEO TAXABLE	60,000.00	80,200.80
LOUISIANA-PACIFIC CORP COM	2,875.06	2,525.19
LOWES COS INC COM	196,890.44	225,728.95
LOWES COS INC COM	387,332.69	695,894.22
LOWES COS INC COM	1,030,453.09	1,043,118.00
LOWES COS INC COM	310,935.35	342,630.00
LRAD CORP COM	2,529.96	1,490.00
LSI CORP COM STK	26,927.00	31,975.30
LSI CORP COM STK	306,101.04	296,310.00
LSI CORP COM STK	505,689.72	478,975.00
LSI CORP COM STK	140,902.59	73,827.60
LSI CORP COM STK	481,526.65	476,595.00
LTC PPTYS INC COM	40,507.11	47,628.27
LTD BRANDS	46,593.94	49,692.56
LTD BRANDS	81,694.85	220,189.95
LTWC CORP COM	2,363.76	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
LTX-CREDENCE CORPORATION COMMON STOCK	11,004.32	9,806.55
LTX-CREDENCE CORPORATION COMMON STOCK	101,487.01	70,085.00
LUBBOCK TEX 4.442% 02-15-2018 BEO TAXABLE	25,013.00	28,445.25
LUCAS ENERGY INC COM NEW STK	7,146.95	6,930.00
LUCENT TECHNOLOGIES CAP TR I CONV TR PFDSECS 7.75%	18,264.95	14,736.00
LUFKIN INDS INC COM	10,698.22	13,462.00
LUKOIL OIL COMPANY SPON ADR REP 1 ORD RUB0.025	14,562.46	12,719.86
LULULEMON ATHLETICA INC COM	271,412.90	252,290.62
LUMBER LIQUIDATORS HLDGS INC COM	43,585.30	42,560.60
LUMENON INNOVATIVE LIGHTWAVE TECHNOLOGY INC COM STOCK	10,068.58	—
LUMINENT MTG CAP INC COM	4,620.36	—
LUNA GOLD CORP	4,263.61	6,573.00
LUNDIN MNG CORP COM STK	25,605.11	18,945.36
LVMH MOET HENNESSY LOUIS VUITTON EUR0.30	626,810.44	846,024.93
LXK US 04/21/12 C37	(560.77)	(405.00)
LXK US 04/21/12 C40	(429.24)	(240.00)
LYDALL INC COM	10,659.35	11,388.00
LYNAS CORPORATION NPV	336,026.89	213,040.86
LYONDELLBASELL INDU-CL A-W/I	12,145.94	10,396.80
LYRIC JEANS INC COM	5,015.62	484.48
M & T BK CORP COM	239,263.23	214,133.70
MABUCHI MOTOR CO NPV	782,644.09	653,752.33
MACK CALI RLTY CORP COM REIT	306,386.19	264,231.00
MACK CALI RLTY CORP COM REIT	17,029.87	17,439.53
MACQUARIE BK LTD TRANCHE # TR 00011 3.3%DUE 07-17-2014 REG	910,189.60	906,570.72
MACQUARIE INFRASTRUCTURE CO LLC MEMBERSHIP INT COM STK	3,909.39	6,140.28
MACYS INC COM STK	26,438.38	29,856.31
MACYS INC COM STK	184,478.43	297,986.80
MACYS INC COM STK	876,099.82	1,174,570.00
MAD CATZ INTERACTIVE INC COM	8,478.90	7,650.00
MADDEN STEVEN LTD COM	246,307.11	291,870.00
MADDEN STEVEN LTD COM	133,258.09	239,499.00
MAG SILVER CORP COM STK	31,705.09	19,793.52
MAGELLAN ENERGY LTD COM NEW STK	617.90	450.00
MAGELLAN HLTH SVCS INC COM NEW	4,554.75	4,650.18
MAGELLAN MIDSTREAM PARTNERS LP COM UNIT REPSTG LTD PARTNER INT	105,108.47	144,685.51
MAGELLAN PETE CORP COM	8,299.82	4,646.40
MAGIC SOFTWARE ENTERPRISES LTD ORD	4,400.70	3,980.90
MAGINDUSTRIES CORP	1,196.95	994.00
MAGNETEK INC COM NEW	662.11	258.30
MAGNUM HUNTER RES CORP DEL COM	88,611.37	75,460.00
MAGNUM HUNTER RES CORP DEL EXP DT 10-14-13	0.00	—
MAGPLANE TECHNOLOGY INC COM STK	123,447.67	11,356.60
MAIDEN HOLDINGS LTD\MAIDEN HOLDINGS LTD\COM STK	78,544.93	84,096.00
MAIN STR CAP CORP COM STK	46,740.44	55,773.83
MAINLAND RES INC COM STK	8,309.56	1,760.00
MAJESCO ENTERTAINMENT CO COM NEW COM NEW	5,045.67	3,855.20
MAKEMYTRIP LTD USD0.0005	299.56	240.40
MAKO SURGICAL CORP STK	124,367.09	91,310.62
MAKO US 01/21/12 C30	(314.25)	(200.00)
MAN US 03/17/12 C40	(335.77)	(360.00)
MANHATTAN ASSOCS INC COM	1,006,525.22	939,136.00
MANHATTAN CORPORATION LIMITED COM STK	4,443.51	584.40
MANITOWOC INC COM	183,082.32	141,524.80

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MANNATECH INC COM REVERSE STOCK SPLIT MANNATECH INC 2F18AK1 01/13/2012	2,199.35	63.56
MANNING & NAPIER INC CL A	141,649.83	141,761.50
MANNKIND CORP COM	9,495.75	6,110.00
MANPOWER INC COM	10,536.95	10,725.00
MANPOWER INC COM	344,457.69	307,450.00
MANPOWER INC COM	265,556.95	196,625.00
MANPOWER INC COM	401,978.45	273,487.50
MANTECH INTL CORP CL A CL A	10,797.91	9,059.60
MARATHON OIL CORP COM	263,540.62	250,072.38
MARATHON OIL CORP COM	201,711.41	449,704.28
MARATHON OIL CORP COM	297,675.38	342,459.00
MARATHON PETE CORP COM	127,513.33	112,324.01
MARATHON PETE CORP COM	68,533.11	91,547.50
MARATHON PETE CORP COM	130,228.14	255,733.78
MARATHON PETE CORP COM	651,607.72	612,536.00
MARINA BIOTECH INC COM NEW COM STK	115.37	70.29
MARK ONE GLOBAL INDS INC	7,871.10	0.50
MARKEL CORP HOLDING CO COM	94,102.77	105,740.85
MARKETAXESS HLDGS INC COM STK	213,441.67	244,794.30
MARKETAXESS HLDGS INC COM STK	42,876.08	78,286.00
MARKETAXESS HLDGS INC COM STK	3,135.92	3,462.65
MARKS & SPENCER GP ORD GBP0.25	0.00	—
MARKWEST ENERGY PART /FIN 6.25 DUE 06-15-2022	30,000.00	31,350.00
MARRIOT INTL FRAC CUSIP ORD REG	0.00	—
MARRIOTT INTL INC NEW COM STK CL A	135,542.10	170,294.46
MARRIOTT INTL INC NEW COM STK CL A	17,468.91	14,910.18
MARRIOTT VACATIONS WORLDWIDE CORP COM	723.60	686.40
MARSH & MCLENNAN CO’S INC COM	296,478.43	369,037.02
MARSH & MCLENNAN COS INC COM (FOR ACCT #2219800 ONLY)	2,611.61	3,162.00
MARSHALL EDWARDS INC COM NEW	1,341.95	925.60
MARTHA STEWART LIVING OMNIMEDIA INC CL ACOM STK	2,877.00	2,200.00
MARTIN MARIETTA MATLS INC COM	399,713.87	422,296.00
MARUBENI CORP NPV	313,086.20	335,136.01
MARVELL TECH GROUP COM USD0.002	249,474.54	209,702.85
MARVELL TECH GROUP COM USD0.002	337,875.56	344,865.00
MARVELL TECH GROUP COM USD0.002	452,550.26	433,505.00
MASCO CORP 5.85% DUE 03-15-2017	38,869.21	39,895.88
MASCO CORP COM	7,741.74	8,556.70
MASCO CORP COM	160,658.53	80,832.24
MASS HYSTERIA ENTMT CO INC COM	14,968.28	121.62
MASTEC INC COM	5,380.68	5,211.00
MASTERCARD INC CL A	465,498.79	507,188.99
MASTERCARD INC CL A	113,540.28	193,866.40
MASTERCARD INC CL A	624,175.63	871,280.34
MATAMEC EXPLORATIONS INC COM	4,514.83	2,952.00
MATECH CORP CL A COM STK	275.84	9.78
MATERION CORP COM	5,401.22	3,642.00
MATRIX DENTURE SYS INTL INC COM STK	0.60	—
MATRIX SVC CO COM	1,061.28	944.00
MATTEL INC COM	13,397.84	13,501.37
MATTEL INC COM	152,729.81	206,145.76
MATTHEWS INTL CORP CL A	1,930.00	1,571.50
MAWSON RES LTD COM STK	77,819.58	84,412.30
MAXIM INTEGRATED PRODS INC COM	32,533.15	34,320.72

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MAXIM INTEGRATED PRODS INC COM	862,909.73	1,012,956.00
MAXIMUM DYNAMICS INC COM STK	36,167.80	—
MAXIMUS INC COM	3,914.35	4,135.00
MAXIMUS INC COM	172,753.34	223,290.00
MAXLINEAR INC-CLASS A	11,902.61	5,225.00
MAXWELL TECHNOLOGIES INC COM	14,959.92	16,240.00
MB FINL BK N A CHICAGO ILL CTF DEP DTD 08-05-2009 3 08-05-2014	10,000.00	10,466.00
MBIA INC COM	82,401.09	98,862.70
MBNA CAP D TR PFD SECS SER D 8.125% TRUPS MBNA CAP D	2,559.95	2,360.00
MBT FINL CORP COM	90,077.64	72,917.80
MBT US 01/21/12 C17.5	(1,780.90)	(225.00)
MC CORMICK & CO INC COM NON-VTG	6,723.82	8,835.92
MC CORMICK & CO INC COM NON-VTG	82,688.94	143,596.16
MC DONALDS CORP COM	1,910,917.30	2,283,763.38
MC DONALDS CORP COM	650,512.68	2,235,452.73
MCCLATCHY CO CL A CL A	2,544.45	2,091.25
MCD US 01/19/13 C100	(2,114.22)	(3,775.00)
MCD US 01/21/12 C100	(257.52)	(330.00)
MCD US 01/21/12 C105	(134.27)	(145.00)
MCD US 06/16/12 C110	(89.30)	(112.00)
MCDERMOTT INTL INC COM	1,689.41	1,703.48
MCG CAPITAL CORP COM	47,366.62	40,660.52
MCG CAPITAL CORP COM	45,549.62	29,526.00
MCGRATH RENTCORP COM	26,205.85	31,889.00
MCGRAW-HILL COS COM USD1	52,974.98	58,858.35
MCGRAW-HILL COS COM USD1	192,954.70	202,365.00
MCGRAW-HILL COS COM USD1	144,661.91	288,977.22
MCKESSON CORP	159,534.42	189,988.54
MCKESSON CORP	306,075.86	418,298.79
MCMORAN EXPL CO COM	112,585.35	110,725.50
MCP US 01/06/12 C26	(78.02)	(80.00)
MCP US 01/21/12 C31	(691.53)	(26.00)
MCP US 01/21/12 C36	(207.25)	(1.00)
MCP US 02/18/12 C30	(910.02)	(264.00)
MCP US 11/11/11 C45	(278.01)	—
MDI INC COM NEW COM NEW	3,668.37	0.20
MDU RES GROUP INC COM	18,620.66	17,168.00
MDU RES GROUP INC COM	321,739.25	339,068.00
MEAD JOHNSON NUTRITION COM USD0.01	8,027.40	7,683.13
MEAD JOHNSON NUTRITION COM USD0.01	343,119.67	371,142.00
MEAD JOHNSON NUTRITION COM USD0.01	192,463.59	305,848.50
MEADOWBROOK INS GROUP INC COM	54,038.10	63,012.00
MEADWESTVACO CORP COM	2,194.35	2,254.78
MEADWESTVACO CORP COM	241,332.26	305,490.00
MEADWESTVACO CORP COM	91,980.54	111,833.30
MEASUREMENT SPECIALTIES INC COM	3,034.25	2,796.00
MEC RES LTD COM STK	82,872.25	12,423.00
MECHANICAL TECHNOLOGY INC COM NEW STK	4,496.76	125.25
MED CARE TECHNOLOGIES INC COM STK	463.90	50.00
MED RES INC COM NEW CHAPTER 11 PROCEEDINGS EFFECTIVE 2/26/01	30,722.54	—
MEDALLION FINL CORP COM	45,457.07	47,310.88
MEDCAREERS GROUP INC COM	10,233.00	200.00
MEDCO HEALTH SOLUTIONS INC COM	326,196.42	323,381.50
MEDCO HEALTH SOLUTIONS INC COM	165,962.53	473,864.30

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MEDCO HEALTH SOLUTIONS INC COM	1,292,231.86	1,227,172.70
MEDEFILE INTL INC COM STK	2,752.30	280.00
MEDIA GEN INC CL A	5,037.25	8,852.25
MEDIABAY INC COM NEW	2,796.01	20.00
MEDICAL ALARM CONCEPTS HLDGS INC COM STK	4,308.00	1,350.00
MEDICAL FACS CORP COM NEW	1,780.12	2,002.88
MEDICAL PPTYS TR INC COM REIT	35,938.96	36,752.43
MEDICINES COMPANY COM	5,435.36	5,405.60
MEDICINES COMPANY COM	134,296.18	285,192.00
MEDICINES COMPANY COM	510,478.24	514,464.00
MEDICIS PHARMACEUTICAL CORP CL A NEW	48,075.30	43,225.00
MEDICIS PHARMACEUTICAL CORP CL A NEW	248,982.88	295,925.00
MEDICIS PHARMACEUTICAL CORP CL A NEW	6,034.78	7,448.00
MEDIFAST INC COM	9,152.28	5,488.00
MEDIFAST INC COM	66,059.01	53,508.00
MEDINAH MINERALS INC COM	269.70	153.00
MEDIOBANCA SPA EUR0.5	92,536.92	57,980.98
MEDISYS CORP COM NEW	1,509.95	—
MEDNAX INC COM	10,019.45	10,801.50
MEDNAX INC COM	390,920.15	397,495.20
MEDTRONIC INC 4.45% DUE 03-15-2020	130,504.60	146,695.77
MEDTRONIC INC COM	406,007.28	427,034.52
MEDTRONIC INC COM	387,547.51	441,787.50
MEDTRONIC INC COM	689,344.08	878,717.25
MEDTRONIC INC COM	439,278.63	455,175.00
MEDUSA MINING LIMITED NPV	19,978.35	19,010.69
MEGA PRECIOUS METALS INC COM	18,043.92	11,366.98
MEGA URANIUM LTD COM	988,103.38	123,671.00
MELA SCIENCES INC COM	8,110.59	6,642.00
MELCO CROWN ENTERTAINMENT LTD	192,178.36	186,628.00
MEMC ELECTR MATLS INC COM	44,266.86	36,638.06
MEMSIC INC COM STK	349.95	265.00
MEN S WEARHOUSE INC COMMOM	326,049.35	374,335.50
MENTOR GRAPHICS CORP COM	99,985.60	105,768.00
MENTOR GRAPHICS CORP COM	236,151.20	324,084.00
MENTOR GRAPHICS CORP COM	676,696.30	665,796.00
MERCADOLIBRE INC COM STK	109,639.06	102,634.01
MERCADOLIBRE INC COM STK	359,242.07	457,991.32
MERCANTILE BK MICH GRAND RAPIDS DTD 01-12-2011 .4 C/D 01-12-2012	200,000.00	200,000.00
MERCK & CO INC NEW COM	986,523.99	1,099,394.27
MERCK & CO INC NEW COM	188,233.75	205,804.30
MERCK & CO INC NEW COM	2,014,090.63	2,507,577.80
MERCK & CO INC NEW COM	0.00	—
MERCK KGAA NPV	551,117.99	443,159.02
MERCURY GEN CORP NEW COM	18,236.41	19,509.51
MERCURY GEN CORP NEW COM	314,030.31	328,464.00
MERIDIAN BIOSCIENCE INC COM	1,497.66	1,130.40
MERIDIAN BK NATL ASSN WICKENBURG ARIZ CTF DEP DTD 02-20-2008 4.25 02-20-2018	225,000.00	245,709.00
MERIDIAN GRANTOR TR DTD 12-11-2008 5 12-11-2015	5,000.00	5,506.85
MERITAGE HOMES CORP COM	5,918.01	6,957.00
MERITAGE HOMES CORP COM	249,215.61	255,785.70
MERITOR INC COM	323,646.40	88,844.00
MERRILL LYNCH & CO 6.05% DUE 05-16-2016	9,835.00	9,444.03
MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 00667 5.45 DUE 02-05-2013	379,854.80	382,762.22

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MERRILL LYNCH & CO INC MTN BTRANCHE # TR00432 5.45 DUE 07-15-2014 REG	985.61	993.55
MERU NETWORKS INC COM	34,473.55	10,325.00
MESA AIR GROUP INC COM	522.45	—
MESA ENERGY HLDGS INC COM	197,580.55	25,466.70
MET US 01/21/12 C31	(825.44)	(1,160.00)
MET US 01/21/12 C32	(270.01)	(288.00)
METABOLIX INC COM STK	17,738.42	5,460.00
METALICO INC COM	357,356.65	320,182.80
METALICO INC COM	8,297.35	7,754.53
METANOR RES INC METANOR RES INC	3,552.00	2,065.00
METCASH LIMITED NPV	49,607.98	50,269.52
METCASH LTD COM	3,290.65	3,437.69
METHANEX CORP COM STK	14,015.28	18,256.00
METHANEX CORP COM STK	583,240.10	561,372.00
METLIFE INC 4.75 DUE 02-08-2021 REG	19,995.00	21,635.86
METLIFE INC 6.4% DUE 12-15-2066	196,195.20	198,712.92
METLIFE INC COM	267,324.84	225,937.13
METLIFE INC COM	292,205.14	227,614.00
METLIFE INC COM	809,241.81	574,616.22
METLIFE INC COM	876,810.72	720,320.36
METLIFE INC COM	1,304,207.25	1,032,058.00
METLIFE INC PFD SER B	26,006.57	26,810.72
METLIFE INC SR NT DTD 11/21/2003	6,768.95	7,872.00
METRICOM INC DESP SEC EFF 10/8/02	2,914.86	—
METRO ONE TELECOMMUNICATIONS INC COM NEWSTK	2,747.56	8.82
METROPCS COMMUNICATIONS INC COM COM	139,693.95	103,821.48
METROPCS COMMUNICATIONS INC COM COM	429,840.33	433,132.00
METROPCS COMMUNICATIONS INC COM COM	83,963.62	55,517.28
METROPCS WIRELESS 6.625% DUE 11-15-2020	5,023.50	4,687.50
METROPOLITAN ATLANTA RAPID TRAN AUTH GA SALES TAX REV 5% 07-01-2039 BEO	9,414.30	10,609.40
METROPOLITAN HEALTH NETWORKS INC COM	29,832.24	31,971.60
METTLER-TOLEDO INTL INC COM	2,776.89	3,692.75
Mexican peso	14,635.56	14,635.56
MEXICO(UTD MEX ST) 8% BDS 11/06/2020 MXN100	464,088.41	402,081.01
MF GLOBAL HLDGS LTD COM	12,682.25	543.75
MF SCHWAB CHARLES FAMILY FDS TX EXMP FD	984,340.98	984,340.98
MFA FINL INC	433,930.55	374,976.00
MFA FINL INC	20,061.30	19,340.16
MFB NORTHERN FUNDS INCOME EQUITY FD	9,573.74	10,004.69
MFB NORTHERN FUNDS LARGE CAP VALUE FD	171,360.51	155,423.58
MFB NORTHERN FUNDS SMALL CAP VALUE FD	161,569.58	167,304.35
MFB NORTHERN FUNDS TECHNOLOGY FD	6,400.00	7,933.56
MFB NORTHN HI YIELD FXD INC FD	9,926.87	8,680.64
MFB NORTHN INTL EQTY INDEX FD	18,306.64	11,812.04
MFB NORTHN MULTI-MANAGER MID CAP FD	96,267.76	86,438.84
MFC ABERDEEN ASIA-PAC INC FD	285,276.40	323,669.57
MFC ABERDEEN GLOBAL INC FD	18,968.37	20,850.00
MFC ABERDEEN ISRAEL FD INC COM	13,148.45	10,243.82
MFC ADVENT CLAYMORE CONV SECS & INC FD COM	10,153.90	8,101.50
MFC ADVISORSHARES TR ACTIVE BEAR ETF	14,461.70	13,761.00
MFC ADVISORSHARES TR CAMBRIA GLOBAL TACTICAL ETF	32,216.31	29,362.50
MFC ADVISORSHARES TR PERITUS HIGH YIELD ETF	20,988.60	19,008.04
MFC AGIC CONV & INCOME FD COM	17,531.21	15,512.31
MFC AGIC EQUITY & CONV INCOME FD COM	17,994.93	18,921.18

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC ALLIANCEBERNSTEIN GLOBAL HI INC FD INC	107,292.43	111,721.76
MFC ALLIANCEBERNSTEIN NATIONAL MUN	9,631.26	9,977.95
MFC ALPINE GLOBAL DYNAMIC DIVID FD COM	30,634.98	20,978.42
MFC ALPINE GLOBAL PREMIER PPTYS FD COM SHS OF BEN INT	27,020.57	22,387.20
MFC ALPINE TOTAL DYNAMIC DIVID FD COM SHBEN INT	187,070.36	122,531.38
MFC ALPS ETF TR ALERIAN MLP ETF	56,032.85	58,683.63
MFC ALPS ETF TR JEFFERIES TR/J CRB GLOBAL COMMODITY EQUITY INDEX FD	23,383.78	18,988.99
MFC ALPS ETF TR JEFFERIES TR/J CRB WILDCATTERS EQUITY ETF	6,090.34	4,848.02
MFC AMERN INC FD INC COM	2,830.05	2,626.25
MFC AMERN SELECT PORTFOLIO INC COM	19,294.88	16,312.18
MFC AMERN STRATEGIC INC PORTFOLIO INC COM	12,196.60	10,670.00
MFC AUSTRALIA & NEW ZEALAND DEBT FD	17,207.88	15,007.22
MFC BARCLAYS BK PLC ETN LKD TO DOW JONES-AIG INDL	13,580.65	10,410.00
MFC BARCLAYS BK PLC IPATH ASIAN & GULF CURRENCY REVALUATION ETN	5,143.95	5,025.00
MFC BARCLAYS BK PLC IPATH DOW JONES-UBS COCOA SUBINDEX TOTAL RETURN ETN	4,860.54	2,875.00
MFC BARCLAYS BK PLC IPATH DOW JONES-UBS PLATINUM SUBINDEX TOTAL RETURN ETN	4,179.95	3,202.52
MFC BARCLAYS BK PLC IPATH ETNS LKD MSCI INDIA TOTAL	119,584.16	84,568.68
MFC BARCLAYS BK PLC IPATH INDEX LKD SECSLKD TO GSCI COMMODITY	22,184.38	22,633.12
MFC BARCLAYS BK PLC IPATH OPTIMIZED CURRENCY CARRY EXCHANGE TRADED NT	9,198.60	9,219.98
MFC BIOTECH HOLDRS TR DEPOSITARY RCPTS	9,906.56	10,576.00
MFC BLACKROCK CORE BD TR SHS BEN INT	11,148.96	11,735.35
MFC BLACKROCK CORPORATE HIGH YIELD FD INC COM	22,770.25	23,517.40
MFC BLACKROCK CORPORATE HIGH YIELD FD V INC COM	10,849.53	11,164.38
MFC BLACKROCK CORPORATE HIGH YIELD FD VIINC COM	16,554.33	21,931.02
MFC BLACKROCK CR ALLOCATION INCOME TR IIINC COM	10,049.95	4,915.00
MFC BLACKROCK CREDIT ALL INC TR IV COM	18,884.22	22,963.81
MFC BLACKROCK DEBT STRATEGIES FD INC COM	38,636.24	29,541.30
MFC BLACKROCK ENHANCED CAPITAL & INCOME FUND INC	1,441.43	1,279.20
MFC BLACKROCK EQUITY DIVIDEDND TRUST COM	3,918.64	3,431.77
MFC BLACKROCK FLOATING RATE INC TR	23,437.88	22,504.21
MFC BLACKROCK GLOBAL OPPORTUNITIES EQUITY TR COM	87,280.14	63,936.40
MFC BLACKROCK INC OPPORTUNITY TR INC.	17,097.34	17,761.14
MFC BLACKROCK LTD DURATION INCOME TR COMSHS	10,980.22	14,281.97
MFC BLACKROCK MUNIHOLDINGS QUALITY FUND II INC	14,811.62	16,039.89
MFC BLACKROCK RES & COMMODITIES STRATEGYTR SHS	5,852.10	3,984.00
MFC BLACKROCK SR HIGH INCOME FD INC COM	47,852.95	41,029.43
MFC BLACKSTONE / GSO SR FLOATING RATE TERM FD COM	63,104.85	57,721.73
MFC BLDRS DEVELOPED MKTS 100 ADR INDEX FD	10,095.88	6,177.27
MFC BLUE RIBBON INCOME FD TR UNIT FD TR UNIT	10,998.64	12,757.95
MFC CALAMOS CONV & HIGH INCOME FD COM SHS	76,416.78	71,215.97
MFC CALAMOS STRATEGIC TOTAL RETURN FD COM SH BEN INT	4,053.95	4,175.05
MFC CBRE CLARION GLOBAL REAL ESTATE INCOME FD COM	39,057.64	32,542.78
MFC CEF BLACKROCK ENERGY & RESOURCES TRUST	18,849.30	17,604.00
MFC CENTRAL FD CDA LTD CL A CLOSED-END FUND	2,406,164.10	2,627,838.05
MFC CHINA FD INC	5,806.85	4,102.00
MFC CLAYMORE EXCHANGE TRADED FD TR 2 GUGGENHEIM AIRLINE ETF	6,989.82	6,567.08
MFC CLAYMORE EXCHANGE TRADED FD TR 2 GUGGENHEIM SHIPPING ETF	42,566.95	41,664.00
MFC CLAYMORE EXCHANGE-TRADED FD TR GUGGENHEIM INSIDER SENTIMENT ETF	262,714.52	260,405.27
MFC CLAYMORE EXCHANGE-TRADED FD TR GUGGENHEIM SECTOR ROTATION ETF	12,949.53	11,455.00
MFC CLEARBRIDGE ENERGY MLP FD INC	3,393.67	3,443.08
MFC COHEN & STEERS DIVID MAJORS FD INC COM	13,105.58	14,024.40
MFC COHEN & STEERS GLOBAL INCOME BLDR INC COM	22,633.45	18,600.00
MFC COHEN & STEERS INFRASTRUCTURE FD INCCOM	18,549.69	19,937.54
MFC COHEN & STEERS REIT & PFD INC FD INCCOM	13,683.04	15,705.25

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC COLUMBIA ETF TR COLUMBIA CONCENTRATED LARGE CAP VALUE STRATEGY FD	19,546.87	15,117.36
MFC CORNERSTONE PROGRESSIVE RETURN FD COM	108,973.06	92,575.45
MFC CR SUISSE NASSAU BRH EXCHG TRADED NTS LKD TO S&P 500 VIX SHORT TERMFUTURES	179,172.20	134,988.75
MFC CR SUISSE NASSAU BRH VELOCITYSHARES EXCHA TRADED NTS 3X LONG SILV ETN S&P	328,156.79	215,258.94
MFC CREDIT SUISSE ASSET MGMT INCOME FD INC COM	40,423.25	46,250.11
MFC CREDIT SUISSE HIGH YIELD BD FD SH BEN INT	7,409.61	7,263.62
MFC CURRENCYSHARES AUSTRALIAN DLR TR AUSTRALIAN DOLLAR SHS	113,135.43	111,034.84
MFC CURRENCYSHARES BRIT POUND STERLING TR BRIT POUND STERLING SHS	5,659.17	5,393.50
MFC CURRENCYSHARES CDN DLR TR CDN DOLLARSHS	45,390.13	43,636.14
MFC CURRENCYSHARES JAPANESE YEN TR JAPANESE YEN SHS	8,490.82	8,955.10
MFC CURRENCYSHARES MEXICAN PESO TR MEXICAN PESO SHS	2,725.46	2,515.45
MFC CUSHING MLP TOTAL RETURN FD COM SHS	15,394.30	14,970.01
MFC DEUTSCHE BK AG LONDON BRH POWERSHARES DB BASE METALS SHORT	4,904.45	5,535.00
MFC DEUTSCHE BK AG LONDON BRH POWERSHARES DB CRUDE OIL DOUBLE	35,675.60	31,479.20
MFC DEUTSCHE BK AG LONDON BRH POWERSHARES GOLD DOUBLE LONG EXCH TRADED	794,504.09	672,396.03
MFC DEUTSCHE BK AG LONDON BRH POWERSHARES GOLD SHORT EXCH TRADED NTS	16,399.84	13,534.50
MFC DEUTSCHE BK AG LONDON BRH DB COMMODITY DOUBLE LONG EXCHANGE	16,028.56	14,229.00
MFC DIREXION DAILY CHINA 3X BEAR	2,033.26	1,425.84
MFC DIREXION DAILY TECH BEAR 3X	17,738.85	14,930.80
MFC DIREXION DAILY TECHNOLOGY BULL 3X SHS	51,663.51	47,385.00
MFC DIREXION DLY EMG MKT BEAR 3X	59,232.95	57,022.24
MFC DIREXION DLY ENERGY BEAR 3X	48,246.82	41,564.25
MFC DIREXION SHS ETF TR	2,069.80	1,165.13
MFC DIREXION SHS ETF TR DAILY REAL ESTATE BEAR 3X SHS NEW	0.00	9,559.56
MFC DIREXION SHS ETF TR DAILY SEMICONDUCTOR BULL 3X SHS	18,475.13	14,278.00
MFC DIREXION SHS ETF TR DAILY 20+ YR TREASURY BEAR 3X SHS NEW	7,731.03	6,796.00
MFC DIREXION SHS ETF TR DAILY 20+ YR TREASURY BULL 3X SHS	33,420.72	36,768.42
MFC DIREXION SHS ETF TR DAILY EMERGING MKT BULL 3X SHS NEW	67,085.99	81,923.61
MFC DIREXION SHS ETF TR DAILY FINL BEAR 3X SHS NEW DEC 2010	1,048,449.82	966,712.67
MFC DIREXION SHS ETF TR DAILY FINL BULL 3X SHS NEW	1,127,587.43	1,174,788.13
MFC DIREXION SHS ETF TR DAILY GOLD MINERS BULL 3X SHS	5,063.32	4,102.33
MFC DIREXION SHS ETF TR DAILY LATIN AMERN BULL 3X SHS NEW	150.07	1,759.78
MFC DIREXION SHS ETF TR DAILY MID CAP BEAR 3X SHS NEW DEC 2010	8,193.51	3,113.00
MFC DIREXION SHS ETF TR DAILY NAT GAS RELATED BULL 3X SHS	5,473.52	2,727.64
MFC DIREXION SHS ETF TR DAILY RUSSIA BEAR 3X SHS	3,032.57	1,460.72
MFC DIREXION SHS ETF TR DAILY SMALL CAP BEAR 3X SHS NEW FEB 2011	1,107,833.41	1,024,378.80
MFC DIREXION SHS ETF TR DEVELOPED MKTS BULL 3X SHS 3X SHS	43,321.84	30,296.24
MFC DIREXION SHS ETF TR DIREXION DAILY LATIN AMER BEAR 3X SHS	2,014.88	1,178.60
MFC DIREXION SHS ETF TR DIREXION DAILY MID CAP BULL 3X SHS	34,526.05	26,450.40
MFC DIREXION SHS ETF TR DIREXION DAILY REAL ESTATE BULL 3X SHS	125,975.67	103,140.00
MFC DIREXION SHS ETF TR ENERGY BULL 3X SHS 3X SHS	290,283.21	309,491.10
MFC DIREXION SHS ETF TR LARGE CAP	116,284.59	98,925.50
MFC DIREXION SHS ETF TR LARGE CAP BULL 3X SHS 3X SHS	113,439.96	120,850.51
MFC DIREXION SHS ETF TR SMALL CAP BULL 3X SHS 3X SHS	2,600,413.97	2,692,048.57
MFC DNP SELECT INC FD INC COM	268,140.63	313,756.79
MFC DOW 30 COVERED CALL FD INC COM	15,070.60	14,628.80
MFC DOW 30SM ENHANCED PREM & INCOME FD INC COM	16,356.29	15,392.40
MFC DWA TECHNICAL LEADERS PORTFOLIO DWA TECHNICAL LEADERS PORTFOLIOB	50,576.25	47,354.39
MFC DWS HIGH INCOME TRUST SHS NEW	17,232.53	15,345.00
MFC EATON VANCE ENHANCED EQTY INC FD II	38,084.03	26,587.48
MFC EATON VANCE ENHANCED EQUITY INCOME FD COM	14,861.66	11,345.19
MFC EATON VANCE LTD DURATION INCOME FD COM	11,264.45	11,422.50

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC EATON VANCE SHORT DURATION DIVERSIFIED INCOME FD COM	93,981.48	97,200.00
MFC EATON VANCE SR FLOATING-RATE TR COM	11.62	12.85
MFC EATON VANCE TAX-MANAGED DIVERSIFIED EQUITY INCOME FD COM	2,975.00	2,439.25
MFC EATON VANCE TAX-MANAGED GLOBAL DIVERSIFIED EQUITY INCOME FD COM	552,255.49	328,268.96
MFC EGA EMERGING GLOBAL SHS TR EMERGING GLOBAL SHS INDXX BRAZIL INFRASTR INDEX	5,015.13	4,106.00
MFC ENERVEST DIVERSIFIED INCOME TR TR UNIT NEW	36,021.91	33,430.31
MFC ETF FID NASDAQ COMP INDX TS	11,721.82	21,448.08
MFC ETFS GOLD TR SH	552,602.34	560,846.60
MFC ETFS PALLADIUM TR SH BEN INT	14,145.54	13,041.12
MFC ETFS PLATINUM TR SH BEN INT	28,539.70	22,740.30
MFC ETFS PRECIOUS METALS BASKET TR ETFS PHYSICAL PM BASKET SHS	260,531.67	247,192.50
MFC ETFS SILVER TR SILVER SHS	488,302.69	387,371.52
MFC ETFS WHITE METALS BASKET TR ETFS PHYSICAL WM BASKET SHS	5,162.40	4,669.00
MFC FACTORSHARES S&P GOLD PREM	20,242.45	12,692.00
MFC FIRST TR / ABERDEEN EMERGING OPPORTUNITY FD COM SHS	13,288.90	12,474.00
MFC FIRST TR / ACTIVE DIVID INCOME FD COM	17,396.19	13,906.69
MFC FIRST TR CONSUMER STAPLES EXCHANGE TRADED FD	11,422.26	11,825.00
MFC FIRST TR DOW JONES SELECT MICROCAP INDEX FD COM SHS ANNUAL	41,078.26	40,160.00
MFC FIRST TR EXCHANGE TRADED ALPHADEX FDII DEV MKTS EX US ALPHADEX FD	18,460.75	17,928.54
MFC FIRST TR EXCHANGE-TRADED ALPHADEX FD	18,694.70	18,183.96
MFC FIRST TR EXCHANGE-TRADED FD DOW JONES INTERNET INDEX FD	45,807.23	41,344.00
MFC FIRST TR EXCHANGE-TRADED FD II FINL ALPHADEX FD ANNUAL	18,320.69	18,189.01
MFC FIRST TR EXCHANGE-TRADED FD II FIRSTTR DOW JONES GLOBAL	26,859.36	25,682.16
MFC FIRST TR EXCHANGE-TRADED FD II ISE CLOUD COMPUTING INDEX FD	71,312.66	70,606.00
MFC FIRST TR EXCHANGE-TRADED HEALTH CAREALPH	91,689.52	92,560.56
MFC FIRST TR IPOX 100 INDEX FD SHS	2,466.60	2,397.00
MFC FIRST TR ISE CHINDIA INDEX FD COM	7,556.48	5,728.92
MFC FIRST TR ISE GLOBAL WIND ENERGY INDEX FD COM SHS	12,380.00	7,920.00
MFC FIRST TR ISE REVERE NAT GAS INDEX FDCOM	121,237.87	118,479.38
MFC FIRST TR LARGE CAP CORE ALPHADEX FD COM SHS	57,086.94	55,317.88
MFC FIRST TR MID CAP CORE ALPHADEX FD	22,430.55	21,796.10
MFC FIRST TR MORNINGSTAR DIVID LEADERS INDEX FD SHS	118,815.45	123,411.60
MFC FIRST TR SMALL CAP CORE ALPHADEX FD COM SHS	4,020.31	3,890.24
MFC FIRST TR STRATEGIC HIGH INCOME FD IICOM SHS NEW	0.00	33,539.60
MFC FIRST TR TECHNOLOGY ALPHA EXCHANGE TRADED	18,365.71	17,414.76
MFC FIRST TR VALUE LINE DIVID INDEX FD SHS	45,981.55	46,348.95
MFC FIRST TRUST NASDAQ 100-TECHNOLOGY INDEX FUND	4,913.63	4,842.83
MFC FIRST TRUST NASDAQ CLEAN EDGE GREEN ENERGY INDEX FUND	727.08	479.50
MFC FIRST TRUST SENIOR FLOATING RATE INCOME FUND 11	45,245.02	37,461.02
MFC FIRSTHAND TECHNOLOGY VALUE FD INC COM	15,692.99	3,191.81
MFC FLAHERTY & CRUMRINE / CLAYMORE TOTALRETURN FD INC COM	8,506.95	9,350.00
MFC FORUM FDS AUXIER FOCUS FD INVS SHS	15,889.08	18,792.05
MFC GABELLI CONV & INC SECS FD INC COM	28,328.93	17,772.30
MFC GABELLI DIVID & INC TR COM	14,604.95	15,420.00
MFC GAMCO GLOBAL GOLD NAT RES & INC TR BY GABELLI COM SH BEN INT COM SH BEN INT	93,299.28	82,974.13
MFC GAMCO NAT RES GOLD & INC TR	0.00	4,264.56
MFC GLOBAL HI INC FD INC	20,385.78	20,501.93
MFC GLOBAL X FDS GLOBAL X CHINA CNSMR ETF	6,539.50	4,798.50
MFC GLOBAL X FDS GLOBAL X COPPER MINERS ETF	20,117.64	16,178.40
MFC GLOBAL X FDS GLOBAL X LITHIUM ETF	34,123.99	23,680.42
MFC GLOBAL X FTSE NORDIC REGION ETF	14,075.74	11,053.95
MFC GLOBAL X OIL EQUITIES ETF	27,693.90	26,328.00
MFC GLOBAL X SILVER MINERS ETF	110,662.87	89,139.77
MFC GLOBAL X URANIUM ETF	41,822.82	26,080.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC GOLDMAN SACHS GROUP INC	4,451.22	4,887.80
MFC GREENHAVEN CONTINUOUS COMMODITY INDEX FD UNIT BEN INT	85,168.35	74,291.36
MFC GS FIN CORP MEDIUM TERM NTS CLAYMORECEF INDEX LKD	19,077.66	18,909.60
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC	72,483.45	61,596.97
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC	27,981.83	27,639.73
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC	11,851.67	11,244.00
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC.	100,480.43	87,949.45
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC.	43,189.60	37,743.51
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC.	2,925.67	2,196.00
MFC HANCOCK JOHN BK & THRIFT OPPORTUNITYFD SH BEN INT NEW	763.01	671.30
MFC HANCOCK JOHN INCOME SECS TR SH BEN INT	57,053.17	73,000.00
MFC HANCOCK JOHN INVS TR	13,350.80	15,540.00
MFC HANCOCK JOHN PFD INC FD SH BEN INT	13,719.51	14,077.48
MFC HELIOS HIGH INCOME FD INC	11,211.07	11,628.18
MFC HIGHLAND FDS II PYXIS TREND FOLLOWING FD CL A	50,676.97	45,720.80
MFC INDEXIQ ETF TR IQ CANADA SMALL CAP ETF	4,065.80	3,113.38
MFC INDEXIQ ETF TR IQ GLOBAL AGRIBUSINESS SMALL CAP EQUITY ETF	26,174.57	22,672.80
MFC INDEXIQ ETF TR IQ SOUTH KOREA SMALL CAP ETF	2,686.30	2,598.00
MFC INDIA FD INC COM	133,058.52	77,206.57
MFC INDL LTD COM	4,921.04	5,797.27
MFC ING GLOBAL EQTY DIVID & PREM OPPTY FD COM	82,790.72	62,196.86
MFC ING PRIME RATE TR SH BEN INT	10,402.35	9,112.18
MFC ING RISK MANAGED NAT RES FD COM	12,970.72	9,120.00
MFC INVESCO HIGH YIELD INVST FD	23,776.32	24,728.94
MFC INVESCO VAN KAMPEN DYNAMIC CR OPPORTUNIT FUND COM	23,009.91	19,711.16
MFC INVESCO VAN KAMPEN SR INC TR COM	214,197.42	173,729.07
MFC IPATH DJ-UBS AGRICLTRE TOTAL RETURN SUB-INDEX ETN 10/22/37	40,009.78	33,708.02
MFC IPATH DJ-UBS COTTON SUBINDX	30,564.95	16,938.00
MFC IPATH DOW JONES IPATH INDEX LKD SECSLKD TO DOW JONES UBS ETN	139,398.22	127,438.08
MFC IPATH DOW JONES-UBS COPER SUBINDEX TOTAL RETURN ETN 10/22/37	72,906.50	64,738.80
MFC IPATH DOW JONES-UBS GRAINS SUBINDEX TOTAL RETURN ETN 10/22/37	50,316.37	42,778.50
MFC IPATH DOW JONES-UBS SUGAR SUBINDEX TOTAL RETURN ETN 6/24/38	1,959.53	1,717.80
MFC ISHARES DOW JONES US INDEX FUND	40,543.68	47,312.14
MFC ISHARES FTSE EPRA/NAREIT ASIA INDEX	17,433.30	14,731.50
MFC ISHARES FTSE EPRA/NAREIT GLOBAL REALESTATE EX-U.S INDEX FUND	36,525.41	30,944.63
MFC ISHARES GOLD TRUST	2,227,733.40	2,070,609.88
MFC ISHARES IBOXX INVT GRADE GROUP BD FD	671,168.91	691,749.29
MFC ISHARES INC MCSI BRIC INDEX FD	31,892.43	24,337.17
MFC ISHARES INC MSCI AUSTRALIA INDEX FD	630,115.52	570,587.54
MFC ISHARES INC MSCI BRAZIL FREE INDEX FD	1,472,455.96	1,205,562.92
MFC ISHARES INC MSCI CDA INDEX FD	367,485.17	332,926.06
MFC ISHARES INC MSCI EMU INDEX FD	2,659.09	1,963.90
MFC ISHARES INC MSCI GERMANY INDEX FD	55,352.78	46,570.06
MFC ISHARES INC MSCI HONG KONG INDEX FD	260,995.56	208,868.42
MFC ISHARES INC MSCI ISRAEL CAPPED INDEXFD	36,118.53	30,933.42
MFC ISHARES INC MSCI JAPAN INDEX FD	115,771.18	102,735.79
MFC ISHARES INC MSCI MALAYSIA FREE INDEXFD	48,641.37	45,177.51
MFC ISHARES INC MSCI PAC EX-JAPAN INDEX FD	76,985.88	68,174.59
MFC ISHARES INC MSCI S AFRICA INDEX FD	24,508.45	21,374.50
MFC ISHARES INC MSCI S KOREA INDEX FD	212,782.85	178,353.80
MFC ISHARES INC MSCI SINGAPORE INDEX FD	103,171.81	89,801.08
MFC ISHARES INC MSCI SPAIN INDEX FD	6,537.71	4,540.50
MFC ISHARES INC MSCI SWEDEN INDEX FD	534.81	527.94
MFC ISHARES INC MSCI SWITZ INDEX FD	113,063.43	106,374.32

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC ISHARES INC MSCI TAIWAN INDEX FD	25,326.17	20,692.62
MFC ISHARES INC MSCI TURKEY INDEX FD	25,798.57	15,427.50
MFC ISHARES INC MSCI UK INDEX FD	59,228.61	54,798.99
MFC ISHARES INTERMEDIATE CREDIT	63,138.26	64,293.88
MFC ISHARES MSCI ACWI INDEX FUND	90,926.27	86,049.37
MFC ISHARES MSCI ALL COUNTRY ASIA EX JAPAN INDEX FUND	89,374.41	86,031.35
MFC ISHARES MSCI THAILAND INVESTABLE MKT INDEX FD	6,454.12	6,515.86
MFC ISHARES S&P GLOBAL CLEAN ENERGY INDEX FD	5,665.96	2,979.19
MFC ISHARES S&P GLOBAL TIMBER AND FORESTRY INDEX FUND	5,445.99	5,032.10
MFC ISHARES S&P GSCI COMMODITY-IND	14,288.88	13,356.90
MFC ISHARES S&P GSTI NETWORKING IN	54,156.55	50,390.85
MFC ISHARES S&P INDIA NIFTY 50 INDEX FD	26,410.59	19,846.86
MFC ISHARES S&P/CITIGROUP 1-3 YEAR INTERNATIONAL TREASURY BOND FUND	20,922.90	18,913.05
MFC ISHARES SILVER TR ISHARES	5,261,818.56	4,175,726.94
MFC ISHARES TR BARCLAYS 0-5 YR TIPS BD FD	1,662,928.38	1,655,442.19
MFC ISHARES TR BARCLAYS 1-3 YR CR BD FD	1,349,552.50	1,344,785.62
MFC ISHARES TR BARCLAYS TIPS BD FD	3,351,271.02	3,568,566.36
MFC ISHARES TR COHEN & STEERS REALTY MAJORS INDEX FD CLOSE END	677,973.45	784,781.67
MFC ISHARES TR DOW JONES SELECT DIVID INDEX FD	15,884,623.82	16,203,130.25
MFC ISHARES TR DOW JONES TRANSN AVERAGE INDEX FD	108,945.02	117,220.82
MFC ISHARES TR DOW JONES U S	118,233.74	108,595.24
MFC ISHARES TR DOW JONES U S BASIC MATERIALS SECTOR	162,318.32	154,207.97
MFC ISHARES TR DOW JONES U S CONSUMER GOODS SECTOR	37,280.84	38,095.01
MFC ISHARES TR DOW JONES U S ENERGY SECTOR INDEX FD	107,383.52	110,653.83
MFC ISHARES TR DOW JONES U S FINL SECTORINDEX FD	29,563.57	23,615.24
MFC ISHARES TR DOW JONES U S HEALTHCARE SECTOR	202,498.63	215,528.26
MFC ISHARES TR DOW JONES U S REAL ESTATEINDEX FD	176,670.83	175,616.30
MFC ISHARES TR DOW JONES U S TECHNOLOGY SECTOR	43,104.05	42,970.99
MFC ISHARES TR DOW JONES U S UTILS SECTOR INDEX FD	100,774.89	117,553.92
MFC ISHARES TR DOW JONES US PHARMACEUTICALS INDEX FD	7,777.76	8,256.60
MFC ISHARES TR DOW JONES US HEALTH CARE PROVIDERS	10,202.72	11,475.75
MFC ISHARES TR DOW JONES US HOME CONSTN INDEX FD	45,596.92	41,247.17
MFC ISHARES TR DOW JONES US MEDICAL DEVICES INDEX	22,392.92	23,260.00
MFC ISHARES TR DOW JONES US OIL & GAS EXPL &	12,785.62	11,862.79
MFC ISHARES TR DOW JONES US OIL EQUIP & SVCS INDEX FD	13,356.27	10,852.12
MFC ISHARES TR FTSE CHINA 25 INDEX FD	970,492.60	826,979.85
MFC ISHARES TR FTSE EPRA/NAREIT DEVELOPED EUROPE INDEX FD	19,787.78	18,713.37
MFC ISHARES TR FTSE NAREIT RESIDENTIAL INDEX FD	7,551.33	9,448.19
MFC ISHARES TR IBOXX $ HIGH YIELD CORP BD FD	706,836.46	715,295.14
MFC ISHARES TR JPMORGAN USD EMERGING MKTS BD FD	69,957.06	69,862.58
MFC ISHARES TR LARGE CORE INDEX FD	3,216.95	3,576.73
MFC ISHARES TR LARGE GROWTH INDEX FD	44,793.21	46,030.08
MFC ISHARES TR LEHMAN AGENCY BOND FD	6,507.96	6,777.00
MFC ISHARES TR MORNINGSTAR LARGE VALUE INDEX FD	16,387.22	16,328.65
MFC ISHARES TR MORNINGSTAR SMALL CORE INDEX FD	2,004.90	4,607.90
MFC ISHARES TR MORNINGSTAR SMALL GROWTH INDEX FD	29,847.66	32,571.28
MFC ISHARES TR MORNINGSTAR SMALL VALUE INDEX FD	33,174.94	34,455.82
MFC ISHARES TR MSCI ALL PERU CAPPED INDEX FD	42,551.29	38,501.53
MFC ISHARES TR MSCI EAFE GROWTH INDEX FD	134,047.64	117,981.88
MFC ISHARES TR MSCI EAFE INDEX FD	1,311,659.84	1,190,637.35
MFC ISHARES TR MSCI EAFE SMALL CAP INDEXFD	78,340.06	75,469.55
MFC ISHARES TR MSCI EAFE VALUE INDEX FD	498,116.34	389,848.29
MFC ISHARES TR MSCI EMERGING MKTS INDEX FD	920,710.83	812,033.82
MFC ISHARES TR RUSSELL 1000 GROWTH INDEXFD	1,013,225.56	1,113,160.64

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC ISHARES TR RUSSELL 1000 VALUE INDEX FD	1,648,252.25	1,628,302.79
MFC ISHARES TR RUSSELL 2000 GROWTH INDEXFD	1,141,576.27	1,179,255.05
MFC ISHARES TR RUSSELL 2000 INDEX FD	375,142.83	376,500.10
MFC ISHARES TR RUSSELL 2000 VALUE INDEX FD	908,226.88	925,240.02
MFC ISHARES TR RUSSELL 3000 GROWTH INDEXFD	24,156.27	24,593.74
MFC ISHARES TR RUSSELL 3000 INDEX FD	119,577.57	121,617.64
MFC ISHARES TR RUSSELL 3000 VALUE INDEX FD 3000 VALUE INDEZ FUD	79,207.09	96,109.84
MFC ISHARES TR RUSSELL MICROCAP INDEX FD	69,703.85	61,726.93
MFC ISHARES TR RUSSELL MIDCAP GROWTH INDEX FD	132,041.72	142,431.84
MFC ISHARES TR RUSSELL MIDCAP INDEX FD	182,872.05	187,605.83
MFC ISHARES TR RUSSELL MIDCAP VALUE INDEX FD	162,418.49	164,894.48
MFC ISHARES TR S & P	24,838.07	24,357.73
MFC ISHARES TR S&P 100 INDEX FD	39,970.25	41,745.96
MFC ISHARES TR S&P 1500 INDEX FD	18,019.51	24,140.30
MFC ISHARES TR S&P 500 GROWTH INDEX FD	73,674.94	83,070.11
MFC ISHARES TR S&P 500 VALUE INDEX FD	56,106.00	57,872.78
MFC ISHARES TR S&P AGGRESSIVE ALLOCATIONFD	27,653.26	30,439.05
MFC ISHARES TR S&P EMERGING MKTS ETF	5,545.03	5,623.80
MFC ISHARES TR S&P EUROPE 350 S&P EURO PLUS INDEX FD	17,553.63	13,860.54
MFC ISHARES TR S&P GLOBAL CONSUMER STAPLES INDEX	29,623.63	29,846.12
MFC ISHARES TR S&P GLOBAL ENERGY SECTOR INDEX FD	120,216.52	122,483.40
MFC ISHARES TR S&P GLOBAL INFO TECHNOLOGY SECTOR	20,817.30	24,236.87
MFC ISHARES TR S&P GLOBAL INFRASTRUCTUREINDEX FD	67,905.35	65,573.95
MFC ISHARES TR S&P GLOBAL MATERIALS INDEX FD	39,329.95	36,999.67
MFC ISHARES TR S&P GLOBAL UTILITIES INDEX FD	9,581.67	8,757.10
MFC ISHARES TR S&P GROWTH ALLOCATION FD	11,914.15	11,265.86
MFC ISHARES TR S&P LATIN AMER 40 INDEX FD	114,319.00	102,875.77
MFC ISHARES TR S&P MIDCAP 400 GROWTH INDEX FD GROWTH INDEX FD	142,426.64	137,888.03
MFC ISHARES TR S&P MIDCAP 400 INDEX FD	4,117,158.52	3,987,409.95
MFC ISHARES TR S&P MIDCAP 400 VALUE INDEX FD	196,824.56	194,882.89
MFC ISHARES TR S&P MODERATE ALLOCATION FD	59,774.95	62,790.00
MFC ISHARES TR S&P SMALLCAP 600 GROWTH INDEX FD	91,931.24	139,345.62
MFC ISHARES TR S&P SMALLCAP 600 INDEX FD	3,284,728.13	3,337,751.73
MFC ISHARES TR S&P SMALLCAP 600/BARRA VALUE INDEX FD	286,698.42	305,774.77
MFC ISHARES TR S&P U S PFD STK INDEX FD	515,123.13	481,295.83
MFC ISHARES TR SM CAP INDEX FD	2,101.85	1,904.79
MFC JAPAN SMALLER CAPITALIZATION FD INC COM	1,646.15	1,436.00
MFC JOHN HANCOCK PREMIUM DIVIDEND FUND	16,382.71	23,226.12
MFC KAYNE ANDERSON ENERGY TOTAL RETURN FD INC COM	38,135.79	37,550.64
MFC KOREA EQTY FD INC	1,129.06	911.54
MFC KOREA FD INC COM NEW	10,711.43	5,398.25
MFC MACQUARIE / 1ST TR GLOBAL INFRASTRUCTU COM	15,742.91	16,411.12
MFC MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FD INC COM	16,669.06	16,990.00
MFC MARKET VECTORS EMERGING MARKETS LOCAL CURRENCY BOND ETF	38,215.92	35,637.54
MFC MARKET VECTORS ETF TR URANIUM+NUCLEAR ENERGY ETF	64,151.90	38,092.53
MFC MARKET VECTORS ETF TR AGRIBUSINESS ETF	611,057.26	584,519.51
MFC MARKET VECTORS ETF TR BRAZIL SM CAP ETF	52,384.06	37,556.22
MFC MARKET VECTORS ETF TR COAL ETF	243,707.98	192,634.12
MFC MARKET VECTORS ETF TR ENVIRONMENTAL SVCS ETF	16,084.00	18,817.65
MFC MARKET VECTORS ETF TR GLOBAL ALTERNATIVE ENERGY ETF	20,654.45	9,393.51
MFC MARKET VECTORS ETF TR GOLD MINERS ETF FD	1,654,107.96	1,468,837.03
MFC MARKET VECTORS ETF TR INDONESIA ETF	5,848.25	5,409.30
MFC MARKET VECTORS ETF TR JR GOLD MINERSETF	388,269.82	276,886.78
MFC MARKET VECTORS ETF TR MTG REIT ETF	10,036.55	9,588.60

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC MARKET VECTORS ETF TR PHARMACEUTICALETF	34,535.78	36,355.00
MFC MARKET VECTORS ETF TR RARE EARTH STRATEGIC METALS ETF	51,137.48	32,824.00
MFC MARKET VECTORS ETF TR RUSSIA ETF	53,051.81	37,660.54
MFC MARKET VECTORS ETF TR RVE HARD ASSETS PRODUCERS ETF	26,581.27	26,984.00
MFC MARKET VECTORS ETF TR SOLAR ENERGY ETF	407.34	97.63
MFC MARKET VECTORS ETF TR STEEL ETF	212,487.70	163,962.92
MFC MARKET VECTORS VIETNAM ETF	4,971.01	3,448.35
MFC MFS MULTIMARKET INCOME TR SH BEN INT	92,355.68	105,668.46
MFC MKT VECTORS ETF TR OIL SVCS ETF	75,514.35	68,928.00
MFC MLP & STRATEGY EQUITY FD INC COM	4,664.06	5,124.00
MFC MORGAN STANLEY CHINA A SH FD INC COM	4,278.14	2,902.50
MFC MORGAN STANLEY EMERGING MKTS DOMESTIC DEBT FD INC COM	35,569.45	35,375.00
MFC MORGAN STANLEY MKT VECTORS BASED PERFORMANCE OF DOUBLE	33,005.97	36,528.00
MFC MORGAN STANLEY MKT VECTORS CHINESE RENMINBI USD ETNS	45,595.86	46,068.75
MFC NEUBERGER BERMAN HI YIELD STRATEGIESF COM	134,615.27	144,471.93
MFC NEUBERGER BERMAN REAL ESTATE SECS INCOME FD INC COM	13,609.01	29,492.70
MFC NFJ DIVID INT & PREM STRATEGY FD COMSHS	16,814.76	19,510.85
MFC NORTHERN LTS FD TR PAC FINL STRATEGIC	361,596.83	356,866.84
MFC NORTHERN LTS FD TR PAC FINL CORE EQUITY FD INV CL	594,222.24	600,993.30
MFC NORTHERN LTS FD TR PAC FINL INTL FD INV CL	123,940.43	108,385.28
MFC NUVEEN BUILD AMER BD FD COM	9,736.95	10,265.00
MFC NUVEEN DIVERSIFIED COMMODITY FD COM UNIT BEN INT	2,550.48	2,083.68
MFC NUVEEN DIVID ADVANTAGE MUN FD	122.44	125.39
MFC NUVEEN FLOATING RATE INCOME OPPORTUNITY FD COM SHS	18,150.36	19,894.77
MFC NUVEEN GLOBAL GOVT ENHANCED INCOME FD COM	53,927.74	50,976.00
MFC NUVEEN INVT TR V PFD SECS FD CL A	13,014.57	11,745.49
MFC NUVEEN MULTI-CURRENCY SHORT- TERM GOVT INCOME FD COM	1,166.44	992.98
MFC NUVEEN MULTI-STATEY INC & GROWTH FD II	60,129.28	54,941.56
MFC NUVEEN MULTI-STRATEGY INC & GROWTH FD	44,617.67	34,954.02
MFC NUVEEN QUAL PFD INC FD	3,892.47	3,861.26
MFC NUVEEN QUAL PFD INC FD 2	20,497.39	21,054.03
MFC NUVEEN QUAL PFD INC FD 3 COM	6,798.95	7,840.00
MFC OIL SVC HOLDRS TR OIL SVC HOLDRS DEPOSITARY RCPT	74,391.82	68,700.00
MFC PCM FD INC	41,849.78	37,098.39
MFC PIMCO BROAD US TIPS INDX FN	4,112.46	4,151.80
MFC PIMCO CORPORATE & INCOME OPPORTUNITYFUND	23,807.81	22,692.75
MFC PIMCO ETF TR 1-3 YEAR U S TREAS INDEX FD	19,347.56	19,374.48
MFC PIMCO ETF TR 1-5 YR US TIPS INDEX FD	153,986.08	154,637.28
MFC PIMCO ETF TR 15+ YR US TIPS INDEX FD	109,427.31	126,515.87
MFC PIMCO ETF TR ENHANCED SHORT MATURITYSTRATEGY FD	10,120.95	10,015.00
MFC PIMCO HIGH INCOME FD COM SHS	25,142.68	23,717.02
MFC PIMCO INCOME OPPORTUNITY FD COM	27,409.34	25,331.08
MFC PIMCO INCOME STRATEGY FUND	25,470.51	22,016.78
MFC PIMCO MUN INCOME FD II COM	240.38	202.26
MFC PIMCO STRATEGIC GLOBAL GOVT FD INC COM	122,936.16	127,874.97
MFC PIONEER HI INC TR COM	37,439.24	39,749.56
MFC POWERSHARES DB AGRICULTURE FUND	220,030.42	196,769.65
MFC POWERSHARES DB COMMODITY INDEX TRACKING FD UNIT BEN INT	401,465.49	388,113.13
MFC POWERSHARES DB G10 CURRENCY HARVEST FD COM UNIT BEN INT	42,364.60	41,294.16
MFC POWERSHARES DB MULTI-SECTOR COMM TR PWR SH DB PRECIOUS METAL FDCOM	85,228.37	102,479.76
MFC POWERSHARES DB MULTI-SECTOR COMMODITY TR POWER SH DB OIL FD COM UNIT	2,647.27	2,857.00
MFC POWERSHARES DB MULTI-SECTOR COMMODITY TR PWR SH DB ENERGY FD COM UIT	5,081.14	5,800.20
MFC POWERSHARES DB MULTI-SECTOR COMMODITY TR PWR SH DB SILVER FD UNIT	7,004.10	4,799.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC POWERSHARES DB U S DLR INDEX TR POWERSHARES DB US$ INDEX BEARISH	108,946.58	102,847.79
MFC POWERSHARES DB U S DLR INDEX TR POWERSHARES DB US$ INDEX BULLISH	285,703.35	291,098.85
MFC POWERSHARES EXCHANGE-TRADED FD TR	85,362.35	60,565.08
MFC POWERSHARES EXCHANGE-TRADED FD TR AEROSPACE & DEFENSE PORT	7,824.48	7,516.66
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC BIOTECHNOLOGY & GENOME PORTFOLIO	8,185.97	8,024.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC CLEANTECH PORTFOLIO	5,481.52	4,610.75
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC CONSUMER STAPLES SECTOR	39,277.90	50,570.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC ENERGY SECTOR PORT	7,233.48	7,630.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC FOOD & BEVERAGE PORTFOLIO	19,246.95	19,170.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC LARGE CAP GROWTH PORT	78,614.30	80,600.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC MARKET PORT	10,123.78	8,724.30
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC MEDIA PORTFOLIO	308.48	268.30
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC OIL SVC PORTFOLIO	60,675.22	53,524.80
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC PHARMACEUTICALS PORTFOLIO	29,992.85	31,205.08
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC SOFTWARE PORTFOLIO	37,631.61	38,344.02
MFC POWERSHARES EXCHANGE-TRADED FD TR FINL PFD PORTFOLIO	21,664.13	21,012.45
MFC POWERSHARES EXCHANGE-TRADED FD TR FTSE RAFI US 1000 PORT	736,813.07	758,708.73
MFC POWERSHARES EXCHANGE-TRADED FD TR FUNDAMENTAL PURE MID VALUE PORT	9,092.65	7,710.00
MFC POWERSHARES EXCHANGE-TRADED FD TR FUNDAMENTAL PURE SMALL VALUE PORT	1,681.30	1,582.24
MFC POWERSHARES EXCHANGE-TRADED FD TR GLOBAL LISTED PRIVATE EQUITY PORTFOLIO	2,442.95	2,397.00
MFC POWERSHARES EXCHANGE-TRADED FD TR HIGH YIELD EQUITY DIVID ACHIEVERS	8,880.30	9,294.87
MFC POWERSHARES EXCHANGE-TRADED FD TR INTL DIVID ACHIEVERS PORTFOLIO	72,959.93	72,602.31
MFC POWERSHARES EXCHANGE-TRADED FD TR LUX NANOTECH PORTFOLIO	3,501.09	1,815.00
MFC POWERSHARES EXCHANGE-TRADED FD TR S&P 500 HIGH QUALITY PORT	11,564.45	10,053.83
MFC POWERSHARES EXCHANGE-TRADED FD TR WATER RES PORT	62,757.25	57,936.86
MFC POWERSHARES EXCHANGE-TRADED FD TR WILDER HILL CLEAN ENERGY PORTFOLIO	77,183.71	27,805.70
MFC POWERSHARES EXCHANGE-TRADED FD TR WILDERHILL PROGRESSIVE ENERGY PORTFOLIO	240.99	226.81
MFC POWERSHARES EXCHANGE-TRADED FD TR ZACKS MICRO CAP PORTFOLIO	7,763.26	6,114.00
MFC POWERSHARES EXCHANGE-TRADED FD TR IICEF INCOME COMPOSITE PORT	2,561.29	2,351.00
MFC POWERSHARES EXCHANGE-TRADED FD TR IIEMERGING MKTS INFRASTRUCTURE PORTFOLIO	15,046.20	11,139.00
MFC POWERSHARES EXCHANGE-TRADED FD TR IIGLOBAL COAL PORT	10,021.26	6,637.46
MFC POWERSHARES EXCHANGE-TRADED FD TR IIKBW HIGH DIVID YIELD FINL PORT	25,326.71	22,753.39
MFC POWERSHARES EXCHANGE-TRADED FD TR IIKBW PREMIUM YIELD EQUITY REIT PORT	27,222.30	23,631.25
MFC POWERSHARES EXCHANGE-TRADED FD TR IIS&P SMALLCAP ENERGY PORT	22,387.89	24,010.00
MFC POWERSHARES EXCHANGE-TRADED FD TR IIS&P SMALLCAP INFORMATION TECHNOLOGY PORT	4,957.49	4,344.96
MFC POWERSHARES EXCHANGE-TRADED FD TR IISENIOR LN PORT NYSE ARCA INC	10,207.68	10,119.25
MFC POWERSHARES FUNDAMENTAL PURE SMALL GROWTH PORTFOLIO	50,516.98	43,354.75
MFC POWERSHARES GLOBAL AGRICULTURE PORTFOLIO	5,116.38	5,432.71
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR EMERGING MARKETS SOVEREIGN	24,533.74	24,624.00
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR FTSE RAFI DEV MARKETS EX U.S PORT	111,610.62	84,026.24
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR FTSE RAFI EMERGING MARKETS PORT	80,093.55	76,901.89
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR GLOBAL CLEAN ENERGY PORT	7,282.94	2,057.50
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR GLOBAL WTR PORT	54,102.86	46,863.54
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR HIGH YIELD USD BD PORTFOLIO	53,944.03	56,112.94
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR I-30 LADDERED TREASURY PORTFOLIO	11,352.40	11,364.50
MFC POWERSHARES GLOBAL WIND ENERGY PORTFOLIO	4,777.83	2,066.86
MFC POWERSHARES INDIA EXCHANGE TRADED FDTR POWER SHS INDIA PORT	3,069.59	2,062.02
MFC POWERSHARES QQQ TR UNIT SER 1	15,588,294.09	15,754,870.08
MFC POWERSHRS FTSE RAFI US 1500 SMLL-MIDPORTFOLIO	2,780.45	3,000.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC PROSHARES TR II PROSHARES ULTRASHORTDJ UBS CRUDE OIL NEW	444,756.94	414,447.28
MFC PROSHARES TR II PROSHARES ULTRA SILVER	1,952,355.85	1,157,231.38
MFC PROSHARES TR II PROSHARES ULTRA DJ UBS CRUDE OIL NEW	135,115.21	135,552.34
MFC PROSHARES TR II PROSHARES ULTRA EURO	27,976.38	26,447.96
MFC PROSHARES TR II PROSHARES ULTRA GOLD	77,560.99	63,682.06
MFC PROSHARES TR II PROSHARES ULTRASHORTEURO	412,763.72	453,194.50
MFC PROSHARES TR II PROSHARES ULTRASHORTGOLD NEW	78,614.56	87,164.00
MFC PROSHARES TR II PROSHARES ULTRASHORTSILVER NEW 2011	129,317.66	155,526.00
MFC PROSHARES TR II PROSHARES ULTRASHORTYEN NEW II	13,836.95	13,636.35
MFC PROSHARES TR PROSHARES SHORT MIDCAP400	19,659.28	15,733.50
MFC PROSHARES TR PROSHARES SHORT RUSSELL2000	113,800.36	103,494.16
MFC PROSHARES TR PROSHARES SHORT SMALLCAP600	10,916.73	10,148.00
MFC PROSHARES TR PROSHARES SHORT DOW30	50,760.40	48,500.00
MFC PROSHARES TR PROSHARES SHORT FINLS	26,001.16	24,297.00
MFC PROSHARES TR PROSHARES SHORT MSCI EMERGING MARKETS	28,118.08	29,216.25
MFC PROSHARES TR PROSHARES SHORT QQQ	81,478.86	81,228.84
MFC PROSHARES TR PROSHARES SHORT S&P500	1,047,547.85	1,025,646.21
MFC PROSHARES TR PROSHARES ULTRA MIDCAP400	152,101.92	130,764.49
MFC PROSHARES TR PROSHARES ULTRA RUSSELL1000 VALUE	1,820.95	2,711.80
MFC PROSHARES TR PROSHARES ULTRA RUSSELL2000	257,536.85	265,001.54
MFC PROSHARES TR PROSHARES ULTRA RUSSELL2000 VALUE	17.71	21.46
MFC PROSHARES TR PROSHARES ULTRA SEMICONDUCTORS	39,355.45	35,595.00
MFC PROSHARES TR PROSHARES ULTRA TECHNOLOGY	30,884.58	29,942.10
MFC PROSHARES TR PROSHARES ULTRA BASIC MATERIALS	51,217.28	43,362.00
MFC PROSHARES TR PROSHARES ULTRA DOW30	388,667.78	394,495.43
MFC PROSHARES TR PROSHARES ULTRA HEALTH CARE	6,653.52	6,110.63
MFC PROSHARES TR PROSHARES ULTRA NASDAQ BIOTECHNOLOGY ETF	5,677.92	6,952.00
MFC PROSHARES TR PROSHARES ULTRA OIL & GAS	105,750.74	109,071.68
MFC PROSHARES TR PROSHARES ULTRA QQQ	285,949.37	279,244.88
MFC PROSHARES TR PROSHARES ULTRA RUSSELLMIDCAP GROWTH	52,863.05	41,778.00
MFC PROSHARES TR PROSHARES ULTRA S&P500	684,719.38	723,787.75
MFC PROSHARES TR PROSHARES ULTRA UTILS	10,321.95	11,124.00
MFC PROSHARES TR PROSHARES ULTRAPRO S&P500	179,941.39	185,262.00
MFC PROSHARES TR PROSHARES ULTRAPRO SHORT S&P500	786,620.95	703,439.75
MFC PROSHARES TR PROSHARES ULTRASHORT 20+ YR TREAS	593,527.77	396,473.87
MFC PROSHARES TR PROSHARES ULTRASHORT 7-10 YR TREAS	9,926.04	7,627.50
MFC PROSHARES TR PROSHARES ULTRASHORT DOW30	60,505.04	55,575.30
MFC PROSHARES TR PROSHARES ULTRASHORT MSCI EAFE	9,417.15	5,188.00
MFC PROSHARES TR PROSHARES ULTRASHORT RUSSELL1000 VALUE	43,985.90	25,317.00
MFC PROSHARES TR PROSHARES ULTRASHORT S&P500	778,804.43	740,813.33
MFC PROSHARES TR SHORT 20+ YR TREASURY	215,228.36	190,698.06
MFC PROSHARES TR SHORT HIGH YIELD	18,128.90	16,704.00
MFC PROSHARES TR SHORT REAL ESTATE FD	58,300.07	51,435.00
MFC PROSHARES TR ULTRA MSCI BRAZIL	1,753.13	1,679.40
MFC PROSHARES TR ULTRAPRO DOW30	28,814.39	37,781.82
MFC PROSHARES TR ULTRAPRO MIDCAP400	80,355.41	90,416.00
MFC PROSHARES TR ULTRAPRO QQQ	729,282.99	696,353.58
MFC PROSHARES TR ULTRAPRO RUSSELL2000	98,972.50	95,745.91
MFC PROSHARES TR ULTRAPRO SHORT RUSSELL2000	23,978.71	18,433.60
MFC PROSHARES TR ULTRAPRO SHORT DOW30	483,889.41	340,299.90
MFC PROSHARES TR ULTRAPRO SHORT QQQ	67,374.56	66,650.65
MFC PROSHARES TR ULTRASHORT SEMICONDUCTORS NEW	10,369.27	9,118.00
MFC PROSHARES TR ULTRASHORT FINANCIALS NEW	267,449.98	246,830.52
MFC PROSHARES TR ULTRASHORT MSCI EUROPE NEW	40,827.62	36,674.20

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC PROSHARES TR ULTRASHORT QQQ NEW	442,949.27	440,152.89
MFC PROSHARES TR ULTRASHORT REAL ESTATE FD NEW 2011	49,803.26	34,627.92
MFC PROSHARES TR ULTRASHORT RUSSELL MIDCAP GROWTH NEW	876.72	550.44
MFC PROSHARES TR ULTRASHORT RUSSELL2000 NEW	57,436.18	55,019.25
MFC PROSHARES TR ULTRASHORT SMALLCAP600 NEW	145,513.49	122,060.85
MFC PROSHARES TR ULTRASHORT TECH NEW	22,916.37	12,765.00
MFC PROSHARES ULTRA FINANCIALS	613,749.64	605,923.59
MFC PROSHARES ULTRA REAL ESTATE	49,474.92	51,000.00
MFC PROSHARES ULTRASHORT BASIC M	10,882.47	9,315.00
MFC PROSHARES ULTRASHORT FTSE	46,732.01	44,643.90
MFC PROSHARES ULTRASHORT MSCI EM	37,794.58	35,727.12
MFC PROSHARES ULTRASHORT OIL & G	28,172.10	26,911.50
MFC PUTNAM MUN OPPORTUNITIES TR SH BEN INT	427.50	445.17
MFC PUTNAM PREMIER INC TR	13,252.95	10,772.78
MFC RAND CAP CORP COM	1,853.00	1,550.00
MFC ROYCE FOCUS TR INC	21,294.44	15,752.50
MFC ROYCE OTC MICRO CAP TR INC	10,234.95	10,524.00
MFC ROYCE VALUE TR INC COM	2,256.95	1,840.50
MFC RS INVT TR LOW DURATION BD FD CL A	20,088.93	20,128.21
MFC RYDEX ETF TR INVERSE S&P 500 2X STRATEGY ETF	11,638.96	9,360.00
MFC RYDEX ETF TR RYDEX S&P MIDCAP 400 PURE GROWTH	53,297.63	50,402.93
MFC RYDEX ETF TR RYDEX S&P SMALLCAP 600 PURE GROWTH	17,761.99	18,075.60
MFC RYDEX ETF TR S&P 500 EQUAL WEIGHTED INDEX FD	12,867,181.08	12,435,965.14
MFC RYDEX ETF TR S&P EQUAL WEIGHT INDUSTRIAL ETF	11,006.95	10,406.00
MFC RYDEX ETF TR S&P EQUAL WEIGHT ENERGYETF	15,852.35	13,554.20
MFC RYDEX ETF TR S&P EQUAL WEIGHT ETF	9,510.32	8,425.50
MFC RYDEX S&P EQUAL WEIGHT TECHNOLOGY ETF	6,797.69	7,598.48
MFC RYDEX SER FDS S&P 500 FD CL H	371,941.99	384,939.43
MFC SCHWAB INTERMEDIATE-TERM US TREASURYETF	20,236.41	20,653.29
MFC SCHWAB SHORT-TERM US TREASURY ETF	56,788.46	57,095.11
MFC SCHWAB STRATEGIC TR EMERGING MKTS EQUITY ETF	13,299,100.89	12,358,462.79
MFC SCHWAB STRATEGIC TR INTL EQUITY ETF	721,293.61	655,672.88
MFC SCHWAB STRATEGIC TR INTL SMALL CAP EQUITY ETF	562,916.20	502,039.10
MFC SCHWAB STRATEGIC TR US AGGREGATE BD ETF US AGGREGATE BD ETF	15,935,982.25	15,990,545.12
MFC SCHWAB STRATEGIC TR US BROAD MKT ETF	1,207,977.96	1,224,280.50
MFC SCHWAB STRATEGIC TR US DIVIDEND EQUITY ETF	48,704.11	50,265.18
MFC SCHWAB STRATEGIC TR US LARGE-CAP GROWTH ETF	204,936.87	208,276.37
MFC SCHWAB STRATEGIC TR US LARGE-CAP VALUE ETF	219,763.73	229,580.11
MFC SCHWAB STRATEGIC TR US LARGE-CAP ETF	651,793.34	671,054.73
MFC SCHWAB STRATEGIC TR US MID-CAP ETF	13,175,582.02	13,260,714.30
MFC SCHWAB STRATEGIC TR US REIT ETF	11,920,455.93	12,190,486.78
MFC SCHWAB STRATEGIC TR US SMALL-CAP ETF	13,709,804.96	13,565,563.78
MFC SCHWAB STRATEGIC TR US TIPS ETF	422,837.83	442,149.56
MFC SECTOR SPDR TR SHS BEN INT-HLTH CARE	167,916.54	172,209.67
MFC SELECT SECTOR SPDR TR CONSUMER STAPLES	127,352.04	137,544.62
MFC SELECT SECTOR SPDR TR ENERGY	1,013,077.36	993,371.33
MFC SELECT SECTOR SPDR TR FINANCIAL	427,468.37	410,821.20
MFC SELECT SECTOR SPDR TR SHS BEN INT-MATERIALS	113,355.14	108,249.07
MFC SELECT SECTOR SPDR TR TECHNOLOGY	291,665.24	306,663.93
MFC SELECT SECTOR SPDR TR UTILS	466,063.80	503,831.57
MFC SINGAPORE FD INC COM CLOSED END FD	3,228.53	2,544.79
MFC SOURCE CAP INC $2.40 CUM PFD STK $3 PAR CLOSED END FD	25,153.95	25,018.90
MFC SPDR DOW JONES GLOBAL REAL ESTATE	9,954.50	8,896.95
MFC SPDR DOW JONES INDL AVERAGE ETF TR UNIT SER 1	1,506,953.40	1,569,381.67

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC SPDR GLOBAL DOW ETF	22,627.73	16,121.56
MFC SPDR INDEX SHS FDS DOW JONES INTL REAL ESTATE ETF	552,575.22	427,620.81
MFC SPDR INDEX SHS FDS FTSE / MACQUARIE GLOBAL	5,626.58	5,306.24
MFC SPDR INDEX SHS FDS MSCI ACWI EX-US ETF	4,617.68	3,207.07
MFC SPDR INDEX SHS FDS RUSSELL / NOMURA SMALL CAP JAPAN ETF	10,088.60	10,273.50
MFC SPDR INDEX SHS FDS S&P BRIC 40 ETF	51,638.57	41,762.84
MFC SPDR INDEX SHS FDS S&P CHINA ETF	7,439.35	6,230.00
MFC SPDR INDEX SHS FDS S&P EMERGING EUROPE ETF	82,867.99	56,598.31
MFC SPDR INDEX SHS FDS S&P EMERGING LATIN AMER ETF	17,287.05	15,871.03
MFC SPDR INDEX SHS FDS S&P EMERGING MKTSSM CAP ETF	71,276.25	50,549.50
MFC SPDR INDEX SHS FDS S&P INTL DIVIDENDETF	63,982.90	57,117.32
MFC SPDR INDEX SHS FDS S&P INTL SMALL CAP ETF	3,240.98	2,517.00
MFC SPDR INDEX SHS FDS SPDR S&P EMERGINGMARKETS DIVID ETF	9,352.95	9,390.00
MFC SPDR INDEX SHS FDS SPDR S&P INTL MATERIALS SECTOR	17,447.26	13,110.16
MFC SPDR S&P BANK ETF	22,144.13	18,004.93
MFC SPDR S&P INSURANCE ETF	44,804.52	39,934.28
MFC SPDR S&P METALS & MINING ETF	75,854.43	60,258.03
MFC SPDR S&P PHARMACEUTICALS ETF	40,415.50	45,559.21
MFC SPDR S&P REGIONAL BANKING EFT	4,950.69	4,637.90
MFC SPDR SER TR BARCLAYS CAP 1-3 T BILL ETF	90,340.64	90,285.10
MFC SPDR SER TR BARCLAYS CAP HIGH YIELD BD ETF	476,707.61	466,517.02
MFC SPDR SER TR BARCLAYS CAP INTL CORP BD ETF	12,793.53	12,483.96
MFC SPDR SER TR BARCLAYS CAP INTL TREAS BD ETF	144,081.17	144,365.92
MFC SPDR SER TR BARCLAYS CAP ISSUER SCORED CORP BD ETF	40,138.81	39,636.70
MFC SPDR SER TR BARCLAYS CAP TIPS ETF	85,047.76	93,431.95
MFC SPDR SER TR BARCLAYS CAPITAL SHORT TERM INTL TREAS BD ETF	8,972.06	8,220.97
MFC SPDR SER TR DB INTL GOVT INFLATION- PROTECTED	182,877.54	189,243.81
MFC SPDR SER TR DOW JONES TOTAL MKT ETF	28,453.54	32,645.46
MFC SPDR SER TR NUVEEN BARCLAYS CAP MUN BD ETF	7,585.24	8,136.33
MFC SPDR SER TR S&P 600 SMALL CAP GROWTHETF	8,195.60	8,440.03
MFC SPDR SER TR S&P BIOTECH ETF	8,706.60	8,964.00
MFC SPDR SER TR S&P DIVID ETF	471,641.96	485,080.01
MFC SPDR SER TR S&P HOMEBUILDERS ETF	111,589.43	113,477.30
MFC SPDR SER TR S&P OIL & GAS EQUIP & SVCS ETF	55,415.62	55,465.17
MFC SPDR SER TR S&P OIL & GAS EXPL & PRODTN ETF	143,259.19	131,307.06
MFC SPDR SER TR S&P RETAIL ETF	363,501.32	369,091.19
MFC SPDR SER TR S&P SEMICONDUCTOR ETF	1,679.97	1,551.20
MFC SPROTT PHYSICAL GOLD TR UNIT	676,036.44	646,051.20
MFC SPROTT PHYSICAL SILVER TR UNIT	505,262.26	402,094.20
MFC SWEDISH EXPT CR CORP ELEMENTS LKD ROGERS INTL	35,638.55	32,763.50
MFC SWEDISH EXPT CR CORP ELEMENTS LKD TOROGERS INTL	84,824.05	76,075.00
MFC SWEDISH EXPT CR CORP ELEMENTS ROGERSMETALS TR	4,154.24	4,260.90
MFC SZO US POWERSHARES DB CRUDE SHORT POWERSHARES DB CRUDE OIL SHORT	10,110.00	8,148.00
MFC TAIWAN FD INC COM	29,217.14	26,284.86
MFC TCW STRATEGIC INC FD INC	16,050.39	14,847.82
MFC TEMPLETON DRAGON FD INC COM	38,879.60	41,116.41
MFC TEMPLETON EMERGING MKTS INC FD DE	16,193.46	19,062.83
MFC TEMPLETON GLOBAL INCOME FD	263,229.31	248,781.20
MFC TEMPLETON RUSSIA & E EUROPEAN FD	20,867.19	5,444.00
MFC TEUCRIUM COMMODITY TR CORN FD SHS	1,629.59	1,469.30
MFC TORTOISE MLP FD INC FORMERLY TORTOISE M COM	4,973.10	5,154.00
MFC TORTOISE PWR & ENERGY INFRASTRUCTUREFUND INC COM	23,133.91	27,300.61
MFC TURKISH INVT FD INC COM	2,006.64	1,172.36
MFC UBS AG JERSEY BRH ALERIAN INFRST	34,850.08	37,899.50

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC UBS AG JERSEY BRH E TRACS LKD TO UBSBLOOMBERG CONSTANT	1,139.95	1,054.50
MFC UBS AG JERSEY BRH E TRACS LKD UBS BLOOMBERG CONSTANT	9,770.80	10,778.60
MFC UBS AG JERSEY BRH E-TRACS LKD TO UBSBLOOMBERG CMCI	10,849.54	9,735.00
MFC UNITED STATES OIL FUND LPUNITS	442,498.64	458,005.98
MFC UNITED STS 12 MONTH OIL FD LP UNIT BEN INT	41,454.54	44,088.72
MFC UNITED STS BRENT OIL FD LP UNIT	1,984.70	1,866.00
MFC UNITED STS COMMODITY INDEX FD COMMODITY INDEX FD	130,123.99	119,658.50
MFC UNITED STS GASOLINE FD LP UNITS	14,735.22	14,592.64
MFC UNITED STS NAT GAS FD LP UNIT NEW	634,012.16	393,039.32
MFC VANGUARD ADMIRAL FDS INC S&P 500 VALUE INDEX FD ETF SHS	11,088.02	11,724.78
MFC VANGUARD ADMIRAL FDS INC S&P MIDCAP 400 GROWTH INDEX FD ETF SHS	3,005.45	3,015.00
MFC VANGUARD BD INDEX FDS VANGUARD INTERMEDIATE TERM BD ETF	558,091.39	567,103.81
MFC VANGUARD BD INDEX FDS VANGUARD TOTALBD MARKET ETF	1,852,038.31	1,895,836.36
MFC VANGUARD CNSMR DISCRETIONARY ETF	15,878.43	16,155.95
MFC VANGUARD CNSMR STAPLES EFT	161,751.39	188,615.11
MFC VANGUARD ENERGY ETF	293,978.39	284,704.07
MFC VANGUARD EXTD MKT ETF	19,571.85	20,640.52
MFC VANGUARD FINANCIALS ETF	27,447.79	22,369.40
MFC VANGUARD GROWTH ETF	198,587.42	217,183.54
MFC VANGUARD HLTH CARE ETF	40,104.04	41,028.49
MFC VANGUARD INDEX TR MID-CAP GROWTH INDEX VIPER SHS	641,930.03	605,653.72
MFC VANGUARD INDEX TR S&P 500 ETF SHS	54,111.18	55,893.92
MFC VANGUARD INDEX TR VANGUARD MID-CAP VALUE ETF	26,377.22	28,115.45
MFC VANGUARD INFORMATION TECH ETF	71,560.48	75,480.00
MFC VANGUARD INTL EQUITY INDEX FDS VANGUARD FTSE ALL WORLD EX US ETF	1,507,762.68	1,343,139.15
MFC VANGUARD INTL EQUITY INDEX FDS FTSE ALL-WORLD EX USA SMALL CAP INDEX	145,220.47	131,152.18
MFC VANGUARD LARGE-CAP ETF	557,774.40	610,124.85
MFC VANGUARD MATERIALS ETF	40,249.21	40,144.55
MFC VANGUARD MID-CAP ETF	491,862.80	519,937.75
MFC VANGUARD MSCI EMERGING MKTS	2,663,004.99	2,344,841.15
MFC VANGUARD MSCI EUROPEAN ETF	547,267.09	442,199.99
MFC VANGUARD MSCI PACIFIC ETF	446,196.48	377,236.90
MFC VANGUARD REIT ETF	2,963,156.78	3,305,092.00
MFC VANGUARD SCOTTSDALE FDS VANGUARD INTER-TERM CORP BD INDEX FD ETF SHS	218,583.85	225,232.98
MFC VANGUARD SCOTTSDALE FDS VANGUARD LONG-TERM CORPORATE BOND INDEX FUND	87,551.15	88,894.32
MFC VANGUARD SCOTTSDALE FDS VANGUARD RUSSELL 2000 GROWTH INDEX FD ETF SHS	13,042.35	12,186.00
MFC VANGUARD SCOTTSDALE FDS VANGUARD RUSSELL 2000 INDEX FD ETF SHS	67,861.60	64,592.70
MFC VANGUARD SHORT-TERM CORPORATE BOND ETF	235,402.38	236,300.39
MFC VANGUARD SHORT-TERM GOV BD	14,327.17	14,389.26
MFC VANGUARD SMALL-CAP ETF	748,747.36	807,796.23
MFC VANGUARD SMALL-CAP GROWTH ETF	375,087.01	383,086.43
MFC VANGUARD SMALL-CAP VALUE ETF	696,447.09	702,010.01
MFC VANGUARD SPECIALIZED PORTFOLIOS VANGUARD DIVIDEND APPRECIATION ETF	682,711.80	717,891.77
MFC VANGUARD STAR FD VANGUARD TOTAL INTLSTOCK INDEX FD ETF SHS	3,644,177.31	3,243,176.98
MFC VANGUARD TAX-MANAGED INTL FD MSCI EAFE ETF	106,393.37	93,121.52
MFC VANGUARD TELECOMMUNICATIONS SERVICESETF	1,347.95	1,283.95
MFC VANGUARD TOTAL STK	3,342,527.71	3,690,427.59
MFC VANGUARD UTILS ETF	357,889.48	384,244.11
MFC VANGUARD VALUE ETF	379,993.75	387,220.37
MFC VANGUARD WHITEHALL FDS HIGH DIVIDENDYIELD ETF SHS	312,802.37	336,347.92
MFC VANGUARD WORLD FD VANGUARD MEGA CAP 300 ETF	51,400.41	52,004.69
MFC VANGUARD WORLD FD VANGUARD MEGA CAP 300 GROWTH ETF	18,909.96	19,395.43
MFC VANGUARD WORLD FD VANGUARD MEGA CAP 300 VALUE ETF	57,531.30	60,896.03
MFC WELLS FARGO ADVANTAGE MULTI SECTOR INCOM SHS	5,975.90	5,025.20

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFC WELLS FARGO ADVANTAGE UTILS & HIGH INCOM FUND	39,818.19	35,161.65
MFC WESTERN ASSET EMERGING MKTS DEBT FD INC COM	22,904.22	26,010.42
MFC WESTERN ASSET GLOBAL HIGH INCOME FD INC COM	54,922.43	63,944.18
MFC WESTERN ASSET GLOBAL PARTNERS INCOMEFD INC COM	65,096.22	70,344.54
MFC WESTERN ASSET HIGH INCOME OPPORTUNITY FD INC	24,084.42	23,686.62
MFC WESTERN ASSET HIGH INCOME FD II INC COM	32,821.20	32,613.75
MFC WESTERN ASSET HIGH INCOME FD INC COM	17,825.53	15,961.99
MFC WESTERN ASSET INVT GRADE DEFINED OPPORTUNITY	123.10	118.25
MFC WESTERN ASSET MANAGED HIGH INCOME FDINC	16,741.05	15,922.76
MFC WESTN AST / CLAYMORE INFLATION - LKD	7,680.45	7,566.00
MFC WESTN AST PREMIER BD FD SHS BEN INT	15,696.95	15,950.00
MFC WISDOMTREE TR	2,481.95	2,452.50
MFC WISDOMTREE TR ASIA LOC DEBT FD	10,126.95	10,018.00
MFC WISDOMTREE TR AUSTRALIA DIVIDEND FD	188.30	168.65
MFC WISDOMTREE TR COMMODITY COUNTRY EQUITY FD	6,681.40	5,079.66
MFC WISDOMTREE TR DREYFUS BRAZILIAN REALFD	22,138.65	16,449.83
MFC WISDOMTREE TR DREYFUS CHINESE YUAN FD	102,068.31	101,465.32
MFC WISDOMTREE TR DREYFUS COMMODITY CURRENCY FD	39,011.06	30,381.18
MFC WISDOMTREE TR DREYFUS EMERGING CURRENCY FD EMER CURR	10,430.95	9,850.00
MFC WISDOMTREE TR DREYFUS INDIAN RUPEE FD	15,206.65	12,072.00
MFC WISDOMTREE TR EMERGING MARKETS LOCALDEBT FD	172,682.60	158,225.68
MFC WISDOMTREE TR EMERGING MKTS SMALL CAP	42,691.53	35,433.38
MFC WISDOMTREE TR EUROPE SMALLCAP DIVID FD	7,135.90	4,401.44
MFC WISDOMTREE TR GLOBAL EQUITY INCOME FD	13,196.58	12,967.42
MFC WISDOMTREE TR GLOBAL EX US GROWTH FD	8,187.32	7,165.38
MFC WISDOMTREE TR GLOBAL EX US REAL ESTATE FD	45,184.25	37,624.55
MFC WISDOMTREE TR GLOBAL NATURAL RES FD	13,356.93	11,350.50
MFC WISDOMTREE TR INDIA EARNINGS FD	9,474.63	6,203.37
MFC WISDOMTREE TR INTL MIDCAP DIVID FD	37,257.80	32,086.77
MFC WISDOMTREE TR INTL SMALLCAP DIVID FD	558,734.14	496,217.73
MFC WISDOMTREE TR JAPAN SMALLCAP DIVID FD	31,841.89	31,356.84
MFC WISDOMTREE TR LARGECAP DIVID FD	14,366.16	15,980.16
MFC WISDOMTREE TR SMALLCAP DIVID FD	30,041.65	29,661.23
MFC WISDOMTREE TR SOUTH AFRICAN RAND FD	10,252.70	8,097.21
MFO 1ST EAGLE FDS INC FORMERLY 1ST EAGL	148,922.12	151,194.01
MFO 1ST EAGLE FUNDS OVERSEAS FD CL A	918,648.01	952,767.99
MFO 1ST EAGLE SOGEN FDS INC GLOBAL FD CL	947,897.77	1,014,544.32
MFO 1ST EAGLE SOGEN FDS INC GOLD FD	480,840.88	519,550.96
MFO 1ST EAGLE SOGEN FDS INC U S VALUE FD CL A	25,884.74	26,677.95
MFO 1ST EAGLE SOGEN GLOBAL FDS CL I	55,127.24	55,253.35
MFO 3RD AVE TR INTL VALUE FD INSTL CL	100,745.05	78,093.66
MFO 3RD AVE TR REAL ESTATE VALUE FD	98,547.44	82,211.08
MFO ABERDEEN FDS EQUITY LONG SHORT FD CLA	18,822.05	19,241.64
MFO ABERDEEN FDS INTL EQUITY FD CL A	33,083.38	26,728.32
MFO ABERDEEN FDS US EQUITY FD CL A	11,884.05	12,457.18
MFO ABERDEEN GLOBAL NATURAL RESOURCES FUND CLASS A	35,363.89	26,670.56
MFO ACCESS ONE TR FLEX HIGH YIELD FD INVCL	66,602.29	67,073.15
MFO ADIRONDACK FDS SMALL CAP FD	10,199.23	8,997.75
MFO ADVISORONE FDS AMERIGO FD CL N	183,411.94	206,060.40
MFO ADVISORONE FDS CLERMONT FD CL N	161,451.83	163,155.49
MFO ADVISORONE FDS DESCARTES FD	33,792.58	37,765.04
MFO ADVISORONE FDS ENHANCED INCOME FD CLN	271,418.38	250,261.13
MFO ADVISORONE FDS LIAHONA FD	41,863.27	44,370.86
MFO ADVISORONE FDS SELECT ALLOCATION FD	138,814.05	140,301.60

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO ADVISORONE FDS SELECT APPRECIATION FD CL N	28,209.88	30,377.57
MFO ADVISORS INNER CIRCLE FD ACADIAN EMERGING MKTS INSTL CL	63,551.13	49,916.10
MFO ADVISORS INNER CIRCLE FD CAMBIAR AGGRESSIVE VALUE FD INVESTOR	131,305.75	94,820.74
MFO ADVISORS INNER CIRCLE FD CAMBIAR OPPORTUNITY INV CL	58,485.84	51,419.48
MFO ADVISORS INNER CIRCLE FD CAMBIAR SMALL CAP FD INV CL	37,581.09	39,614.05
MFO ADVISORS INNER CIRCLE FD EDGEWOOD GROWTH FD RETAIL CL	14,595.22	16,480.75
MFO ADVISORS INNER CIRCLE FD II GRT VALUE FD ADVISOR CL	22,760.72	19,991.16
MFO ADVISORS INNER CIRCLE FD II INC NEW CHAMPLAIN SMALL CO FD	3,608.20	3,558.01
MFO ADVISORS SER TR CHASE GROWTH FD MFO CHASE GROWTH FUND	38,498.49	34,838.51
MFO AEGIS VALUE FD INC COM	25,783.11	28,151.55
MFO AIG SER TR SUNAMERICA ALTERNATIVE	12,868,316.72	13,415,872.80
MFO AIM COUNSELOR SER TR INVESCO COUNSELOR S INVESCO FLTG RATE FD CL A	43,047.00	42,828.29
MFO AIM COUNSELOR SER TR INVESCO VAN KAMPEN AMERN FRANCHISE FD CL A	32,615.57	37,656.42
MFO AIM INVT FDS INVESCO INVT FDS INVESCO BALANCED-RISK ALLOCATION FD CL A	223,467.75	221,619.83
MFO AIM INVT FDS INVESCO INVT FDS INVESCO BALANCED-RISK ALLOCATION FD CL Y	9,339.78	9,003.21
MFO AIM INVT FDS INVESCO INVT FDS INVESCO SMALL COS FD CL A	7,000.00	6,918.83
MFO ALGER CHINA U S GROWTH FD ALGER CHINA US GROWTH FD CL A	14,954.11	12,505.05
MFO ALGER FDS II ALGER SPECTRA FD CL A	148,605.70	157,184.31
MFO ALGER FDS II ALGER SPECTRA FD CL I	35,612.61	37,632.06
MFO ALGER INSTL FD MID CAP CL I	13,077.24	9,923.75
MFO ALLIANCE GLOBAL BD FD CL A	7,921.38	8,699.97
MFO ALLIANCEBERNSTEIN GLOBAL THEMATIC GROWTH FD ADVISOR CL	15,428.23	11,896.03
MFO ALLIANCEBERNSTEIN PORTFOLIOS ALLIANCEBERNSTEIN WEALTH APPREC	280,756.45	274,541.21
MFO ALLIANCEBERNSTEIN SMALL/MID CAP VALUE FD CL A	38,439.54	35,889.92
MFO ALLIANZ AGIC GROWTH FUND D	77,661.14	101,490.52
MFO ALLIANZ AGIC PACIFIC RIM FUND D	122,821.61	84,296.01
MFO ALLIANZ FDS AGIC INC CL & GROWTH FD CL D	25,000.00	24,720.31
MFO ALLIANZ FDS MULTI-STRATEGY TR RCM GLOBAL WATER FD CL D	15,361.50	13,596.01
MFO ALLIANZ FDS NFJ DIVID VALUE FD CL D	223,702.18	197,966.07
MFO ALLIANZ FDS NFJ INTL VALUE FD CL D	72,526.39	63,534.50
MFO ALLIANZ FDS NFJ LARGE CAP VALUE FD CL D	11,845.78	7,965.94
MFO ALLIANZ FDS NFJ MID CAP VALUE FD CL D	28,501.57	26,454.20
MFO ALLIANZ FDS NFJ SMALL-CAP VALUE FD CL D	9,855.85	14,197.47
MFO ALLIANZ FDS RCM GLOBAL SMALL-CAP FD CL D	56,930.91	48,871.52
MFO ALLIANZ FDS RCM TECHNOLOGY FD CL D	4,044.33	5,074.98
MFO ALLIANZ FDS RCM WELLNESS FD CL D	5,357.20	5,989.31
MFO ALPINE EQUITY TR ALPINE EMERGING MARKETS REAL ESTATE FD	22,345.00	18,136.18
MFO ALPINE EQUITY TR INTL REAL ESTATE EQUITY FD CL Y	161,212.13	88,220.55
MFO ALPINE EQUITY TR RLTY INCOME & GROWTH FD CL Y	22,340.21	23,417.43
MFO ALPINE SER TR DYNAMIC DIVIDEND FD	15,177.89	9,510.20
MFO ALPINE SER TR DYNAMIC INNOVATORS FD	52,000.00	41,128.65
MFO AMANA MUT FDS TR GROWTH FD	1,435,573.86	1,619,071.68
MFO AMANA MUT FDS TR INCOME FD	1,724,096.12	1,865,557.39
MFO AMCAP FD CL A	67,702.62	65,092.54
MFO AMCAP FD CL R-5	205.01	192.95
MFO AMER BEACON INTL EQTY INV FD	79,802.55	56,935.47
MFO AMER CENT DIVERSIFI BOND-INV	89,221.60	90,138.09
MFO AMER CENTURY QUANTITATIVE EQTY FDS EQTY GROWTH FD INV CL	440,450.79	440,703.49
MFO AMER CENTY CAP PORTFOLIOS INC REAL ESTATE FD	2,305.27	2,773.38
MFO AMER CENTY CAP PORTFOLIOS INC VALUE FD INV	72,032.83	69,305.47
MFO AMER CENTY GLOBAL GOLD EQUITIES I	75,964.07	81,293.62
MFO AMER CENTY MUT FDS INC 20TH CENTY GROWTH FD INV	243,179.57	241,765.38
MFO AMER CENTY MUT FDS INC 20TH CENTY VISTA FD INV	21,716.53	16,132.66
MFO AMER CENTY QUANTITATIVE EQTY FDS UTILS FD INV CL	100,631.77	106,721.21

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO AMER CENTY WORLD MUT FDS INC 20TH CENTY INTL DISCOVERY FD INV	5,083.67	3,948.89
MFO AMER MUT FD INC CAP OPEN END FD	81,136.72	84,382.60
MFO AMERICAN BALANCED FD CL F-1	9,136.91	8,805.50
MFO AMERICAN BALANCED FD CL R-5	165,265.23	171,919.04
MFO AMERICAN CENTY CAP PORTFOLIOS INC EQUITY INCOME FD INSTL	25,322.96	26,579.95
MFO AMERICAN CENTY CAP PORTFOLIOS INC EQUITY INCOME FD INV	594,074.05	578,848.60
MFO AMERICAN CENTY CAP PORTFOLIOS INC MID CAP VALUE FD INV CL	218,354.55	221,948.40
MFO AMERICAN CENTY GOVT INCOME TR INFLATION-ADJ BD FD INVS CL	560,155.26	568,536.79
MFO AMERICAN CENTY INTL BD FDS INTL BD FD INSTL CL	29,520.94	27,584.32
MFO AMERICAN CENTY INTL BD FDS INTL BD FD INVS CL	77,551.24	76,356.06
MFO AMERICAN CENTY INVT TR HIGH YIELD FDINVS CL	93,612.00	92,688.69
MFO AMERICAN CENTY INVT TR INFLATION PROTECTION BD FD INV CL	8,254.89	7,794.81
MFO AMERICAN CENTY INVT TR SHORT DURATION FD INVS CL	32,635.36	32,299.47
MFO AMERICAN CENTY MUT FDS INC CAPITAL VALUE FD INV SHS	26,360.96	23,246.10
MFO AMERICAN CENTY MUT FDS INC HERITAGE FD INV	289,485.26	273,811.08
MFO AMERICAN CENTY QUANTITATIVE EQUITY FDS SMALL CO FD INV CL	4,149.88	3,525.44
MFO AMERICAN CENTY QUANTITATIVE EQUITY FDS STRATEGIC INFL OPPORT FD INVT CL	22,556.81	22,378.77
MFO AMERICAN CENTY WORLD MUT FDS INC EMERGING MKTS FD INV	59,906.78	55,427.33
MFO AMERICAN CENTY WORLD MUT FDS INC INTL GROWTH FD INV	62,540.50	51,817.81
MFO AMERICAN CENTY ZERO COUPON 2020 INV	26,756.00	28,746.03
MFO AMERICAN FDS INCOME SER U S GOVT SECS FD CL R-5	45,598.56	49,327.25
MFO AMERICAN HIGH INCOME TR CL R-5	58,920.05	57,660.77
MFO AMERICAN HIGH INCOME TR SH BEN INT	26,605.71	26,201.20
MFO AMERICAN ZERO COUPON 2025 INV	5,998.51	6,204.76
MFO AMERISTOCK MUT FD INC COM	38,292.20	35,102.23
MFO AMERN AMCAP FD INC CL F	9,606.36	11,078.30
MFO AMERN BEACON BALANCED INV FD	8,743.12	8,508.61
MFO AMERN BEACON LARGE CAP VALUE INV FD	332,157.43	310,754.16
MFO AMERN BEACON SMALL CAP VALUE INV FD	24,689.35	27,925.26
MFO AMERN CAP WORLD GROWTH & INC FD CL F	223,686.81	195,613.93
MFO AMERN CENTY AST ALLOCATION PORTFOLI 1 CHOICE PORT AGGRESSIVE INV CL	208,334.40	192,152.08
MFO AMERN CENTY AST ALLOCATION PORTFOLI 1 CHOICE PORT VERY AGGRESSIV INV CL	6,607.99	6,096.35
MFO AMERN CENTY AST ALLOCATION PORTFOLI 1 CHOICE PORT VERY CONSV INV CL	4,986.15	5,552.20
MFO AMERN CENTY AST ALLOCATION PORTFOLI LIVESTRONG 2015 PORTFOLIO INV CL	56,286.34	55,883.34
MFO AMERN CENTY AST ALLOCATION PORTFOLI LIVESTRONG 2020 PORT INV CL	10,261.91	10,301.79
MFO AMERN CENTY AST ALLOCATION PORTFOLI LIVESTRONG 2025 PORTFOLIO INV CL	64,958.43	73,996.42
MFO AMERN CENTY AST ALLOCATION PORTFOLI LIVESTRONG 2035 PORTFOLIO INV CL	16,540.29	16,251.71
MFO AMERN CENTY GOVT INC TR BENHAM	83,669.69	84,550.29
MFO AMERN CENTY STATEGIC AST ALLOCATIONSINC STRATEGIC ALLOCATION AGGRESSVE INV	53,209.59	48,243.35
MFO AMERN CENTY ULTRA INV FD	61,685.02	61,504.35
MFO AMERN CENTY ZERO COUPON 2015 INV	82,731.87	103,738.02
MFO AMERN HI INC TR CL F	141,008.76	137,332.79
MFO AMERN INVT CO OF AMER CL F	4,532.35	5,210.50
MFO AMERN MUT FD CL F	10,000.00	10,271.76
MFO AMERN WA MUT INVESTORS CL F	38,356.77	37,757.78
MFO AMIDEX FDS INC AMIDEX35 ISR MUT FD	12,744.78	10,561.82
MFO AMM FDS FALLEN ANGELS INCOME FD	59,700.00	60,614.68
MFO APPLESEED FUND	43,174.48	40,847.82
MFO AQR DIVERSIFIED ARB-I	28,464.52	28,283.70
MFO AQR FDS MANAGED FUTURES STRATEGY FD CL N	21,752.58	20,356.89
MFO ARBITRAGE FDS CL I	64,650.40	64,881.72
MFO ARBITRAGE FDS CL R	48,836.01	49,329.67
MFO ARIEL INVT TR ARIEL APPRECIATION FD CL	34,528.44	34,118.77
MFO ARIEL INVT TR ARIEL FD INV CL FUND	185,640.73	193,564.17

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO ARTIO GLOBAL HIGH INCOME-A	249,798.70	233,840.26
MFO ARTIO GLOBAL INVT FDS GLOBAL HIGH INCOME FD CL I GLOBAL HIGH INC FD CL I	108,587.49	97,140.07
MFO ARTIO GLOBAL INVT FDS INTL EQUITY FDCL A	863,173.33	568,404.77
MFO ARTIO GLOBAL INVT FDS INTL EQUITY FDII CL A	41,785.41	32,037.15
MFO ARTISAN FDS INC GLOBAL VALUE FD INV SHS	6,144.75	6,821.66
MFO ARTISAN FDS INC GROWTH OPPORTUNITIESFD INV CL CL	49,034.90	42,107.84
MFO ARTISAN FDS INC INTERNATIONAL VALUE FD INV SHS	159,715.70	168,505.19
MFO ARTISAN FDS INC INTL FD INV SHS	485,319.85	417,346.44
MFO ARTISAN FDS INC INTL SMALL CAP FD INVESTOR SHS	21,037.81	21,035.72
MFO ARTISAN FDS INC MID CAP FD INV SHS	27,093.08	29,862.11
MFO ARTISAN FDS INC MID CAP VALUE FD INVSHS	277,085.54	325,278.46
MFO ARTISAN FDS INC SMALL CAP FD	168,397.05	171,309.64
MFO ARTISAN FDS INC SMALL CAP VALUE FD	50,042.19	47,578.88
MFO ASG GLOBAL ALTERNATIVES FUND-Y	32,305.11	30,702.69
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y FAIRPOINTE MID CAP FD CL N	84,034.18	84,454.80
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y MONTAG & CALDWELL GROWTH FD CL N	121,266.52	109,670.41
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y TAMRO SMALL CAP FD CL N	31,173.61	29,249.49
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y VEREDUS AGGRESSIVE GROWTH FD CL N	7,385.34	4,965.80
MFO AVIEMORE FDS ETF MKT OPPORTUNITY FD	13,748.07	15,332.68
MFO BAIRD FDS INC AGGREGATE BD FD INV CLSHS	53,089.05	53,831.18
MFO BAIRD FDS INC CORE PLUS BD FD INV CLSHS	364,492.17	365,491.26
MFO BARON AST FD SH BEN INT	50,922.96	45,678.34
MFO BARON AST FD SMALL CAP FD	733,635.12	859,311.27
MFO BARON AST GROWTH FD	823,780.05	902,154.39
MFO BARON GROWTH FUND-INS	73,024.31	80,618.16
MFO BARON INVT FDS TR OPPORTUNITY FD RETAIL CL #580	26,461.37	24,490.16
MFO BARON PARTNERS FD	946,156.55	884,869.48
MFO BARON SMALL CAP FUND INST	7,777.53	8,825.68
MFO BBH CORE SELECT N	39,847.50	38,722.00
MFO BBH FD INC CORE SELECT RETAIL CL	204,696.70	203,441.77
MFO BBH FD INC INTL EQUITY FD CL N	68,330.51	68,785.72
MFO BD FD AMER INC COM STK OPEN END FD	92,185.26	89,313.42
MFO BERTOLET CAP TR PINNACLE VALUE FD	3,008.08	3,251.73
MFO BERWYN FD INC	5,399.12	6,439.51
MFO BERWYN FDS INCOME FD	217,601.77	218,663.57
MFO BLACKROCK EQUITY DIVID FD CL A	119,759.78	129,396.05
MFO BLACKROCK FDS ALL CAP ENERGY & RESOURCES A	5,577.95	5,820.29
MFO BLACKROCK FDS HIGH YIELD BD PORT SERVICE CL	70,000.00	71,549.10
MFO BLACKROCK FDS HLTHSC OP A	114,173.34	179,490.90
MFO BLACKROCK FDS II U S OPPORTUNITIES PORTFOLIO CL A	114,766.14	110,589.75
MFO BLACKROCK FDS INTL OPPORTUNITIES PORTFOLIO SVC SHS	36,221.02	29,344.05
MFO BLACKROCK FDS TOT RET II A	32,020.95	32,355.18
MFO BLACKROCK GLOBAL ALLOCATION FD INC CL A	532,198.75	525,951.23
MFO BLACKROCK GLOBAL ALLOCATION FD INC INSTL CL	20,821.06	19,549.98
MFO BLACKROCK GLOBAL SMALLCAP FD INC CL	15,455.36	13,254.93
MFO BLACKROCK INFLATION PROTECTED BD PORT INV CL A	54,715.44	56,847.11
MFO BLACKROCK LARGE CAP SER FDS INC LARGE CAP CORE FD CL A	20,073.87	18,022.40
MFO BLACKROCK LATIN AMER FD INC CL A	30,126.38	24,162.82
MFO BLACKROCK LIFEPATH 2030 PORTFOLIO INSTITUTIONAL	11,856.84	11,205.06
MFO BLAIR WILLIAM FDS EMERGING MKTS GROWTH FD CL N	391,934.70	259,934.40
MFO BLAIR WILLIAM FDS INTL SMALL CAP GROWTH FD CL I	62,120.40	50,558.88
MFO BLAIR WILLIAM FDS SMALL CAP GROWTH FD CL N	131,552.23	115,077.03
MFO BOND FD AMER CL F-1	86,315.69	90,529.78
MFO BOND FD AMER CL R-5	86,363.18	86,188.05

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO BOSTON CO SMALL CAP TAX-SENSIT IVE EQUITY FD CL 1	19,077.94	18,635.12
MFO BRANDYWINE BLUE FD INC COM	278,589.10	281,121.97
MFO BRANDYWINE FD INC COM OPEN END FD	32,980.48	21,205.25
MFO BRIDGEWAY FD INC AGGRESSIVE INVESTORS 1 FD	27,898.65	17,772.62
MFO BRIDGEWAY FD INC AGGRESSIVE INVS II	66,122.30	43,967.93
MFO BRIDGEWAY FDS INC FORMERLY BRIDGEWAYFD SMALL-CAP VALUE FD CL N	55,887.71	51,112.25
MFO BRIDGEWAY FDS INC SMALL-CAP GROWTH FD CL N	49,746.07	38,721.92
MFO BRIDGEWAY FDS INC ULTRA SMALL COMPANY MARKET FUND	104,261.86	85,105.78
MFO BROWN CAP MGMT MUT FDS BROWN CAP MGMT SMALL CO FD INV SHS	0.00	154,645.49
MFO BUFFALO FDS MID CAP FD	64,052.29	63,248.34
MFO BUFFALO FDS SCIENCE & TECHNOLOGY FD	120,973.06	113,792.77
MFO BUFFALO FLEXIBLE INCOME FD INC COM	35,006.69	35,910.21
MFO BUFFALO SMALL CAP FD INC COM	366,271.46	433,592.11
MFO BUFFALO USA GLOBAL FD INC COM	58,326.69	62,818.62
MFO BURNHAM FINL SERVICES FD CL A	20,011.29	17,776.59
MFO BURNHAM INVS TR FINL INDS FD CL A	12,121.46	11,457.33
MFO CALAMOS GROWTH & INC FD CL A	235,866.07	247,798.29
MFO CALAMOS INVT TR NEW GROWTH FD CL A #606	321,216.12	289,482.14
MFO CALAMOS INVT TR NEW INTL GROWTH FD CL A	15,169.25	14,696.40
MFO CALAMOS INVT TR NEW MARKET NEUTRAL INCOME FD CL A	28,277.79	29,234.18
MFO CALAMOS INVT TR NEW VALUE FD CL A	40.11	35.72
MFO CALDWELL & ORKIN MKT OPPORTUNITY FD	13,938.46	13,198.76
MFO CALVERT FD SHORT DURATION INCOME FD CL Y	35,388.82	34,038.82
MFO CALVERT IMPACT FD INC GLOBAL ALTERNATIVE ENERGY FD CL A	5,043.32	1,638.31
MFO CALVERT SHORT DURATION INCOME FD CL A	226,512.38	217,214.61
MFO CAP INC BLDR FD SH BEN INT OPEN END FD	18,642.37	15,206.67
MFO CAP WORLD GROWTH & INC FD INC OPEN END FD	69,421.54	52,016.28
MFO CAPITAL INCOME BLDR CL F-1 AMERICAN CAPITAL INCOME BLDR FD	291,631.98	269,717.92
MFO CAPITAL INCOME BLDR CL R-5	160,020.10	152,772.92
MFO CAPITAL WORLD BD FD CL F-1	26,582.39	25,829.98
MFO CAPITAL WORLD BD FD CL R-5	43,438.23	45,019.63
MFO CAUSEWAY CAP MGMT TR INTL VALUE FD INV CL	16,153.68	11,527.40
MFO CAUSEWAY EMERGING MKTS FD INV CLASS	6,708.62	5,477.23
MFO CENTURY CAP MGMT TR SMALL CAP SELECTFD INV SHS	23,680.81	22,192.66
MFO CGM FOCUS FD	2,018,634.04	1,284,601.27
MFO CGM TR RLTY FD	785,307.82	815,507.12
MFO CL R-5 AMERN CAP WORLD GROWTH & INCOME FD	16,107.12	13,934.20
MFO CLIPPER FD INC COM OPEN END FD	49,889.10	45,872.69
MFO COHEN & STEERS EMERGINIG MARKETS REAL ESTATE FUND	13,187.30	7,063.75
MFO COHEN & STEERS INSTL GLOBAL RLTY SHSINC COM	68,183.02	50,306.91
MFO COHEN & STEERS INTL RLTY FD INC CL A	2,727.01	1,596.22
MFO COHEN & STEERS INTL RLTY FD INC CL I	14,569.57	8,100.31
MFO COHEN & STEERS PFD SECS & INCOME FD INC CL A	73,000.00	73,006.87
MFO COHEN & STEERS RLTY INC FD INC NEW FO CL A	12,589.25	9,606.16
MFO COHEN & STEERS RLTY SHS INC COM	1,096,252.51	1,091,384.12
MFO COLUMBIA ACORN TR FD CL Z FUND CL Z	351,573.28	369,061.64
MFO COLUMBIA ACORN TR INTL CL Z DO NOTUSE SEE 2006447	108,862.25	96,059.87
MFO COLUMBIA ACORN TR SELECT CL Z	31,289.45	32,698.18
MFO COLUMBIA CORPORATE INCOME Z	20,230.39	21,274.90
MFO COLUMBIA FDS SER TR I BALANCED FD CLZ	49,062.00	60,965.30
MFO COLUMBIA FDS SER TR I BOND FD CL A	35,203.65	35,666.03
MFO COLUMBIA FDS SER TR I CONTRARIAN CORE FD CL Z	77,054.86	86,022.24
MFO COLUMBIA FDS SER TR I EMERGING MKTS FD CL Z	243,041.18	170,748.04
MFO COLUMBIA FDS SER TR I ENERGY & NAT RES FD CL Z	207,520.33	174,794.86

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO COLUMBIA FDS SER TR I FORMERLY COLUMBIA STRATEGIC INC FD CL Z	31,151.95	31,962.79
MFO COLUMBIA FDS SER TR I REAL ESTATE EQUITY FD CL Z	37,191.58	25,141.69
MFO COLUMBIA FDS SER TR I SELECT LARGE CAP GROWTH FD CL Z	244,324.41	306,536.38
MFO COLUMBIA FDS SER TR I SELECT SMALL CAP FD CL Z	22,817.22	20,693.70
MFO COLUMBIA FDS SER TR I TECHNOLOGY FD CL Z	148,412.51	130,693.99
MFO COLUMBIA FDS SER TR I VALUE & RESTRUCTURING FD CL Z	1,128,017.94	1,059,010.66
MFO COLUMBIA FDS SER TR II MASS EUROPEANEQUITY FD CL A FD	40,333.78	42,237.45
MFO COLUMBIA FDS SER TR II MASS INCOME OPPORTUNITIES FD CL Z	22,275.38	22,064.03
MFO COLUMBIA FDS SER TR II MASS MID CAP VALUE OPPORTUNITY FD CL A	16,557.10	15,663.84
MFO COLUMBIA FDS SER TR II MASS RECOVERY& INFRASTRUCTURE FD CL A	42,795.23	35,082.76
MFO COLUMBIA FDS SER TR II MASS SELECT LARGE-CAP VALUE FD CL A	13,133.12	12,535.51
MFO COLUMBIA FDS SER TR MARSICO 21ST CENTURY FD CL Z	139,598.18	111,980.44
MFO COLUMBIA FDS SER TR MARSICO FOCUSED EQUITIES FD CL Z	10,360.71	9,908.50
MFO COLUMBIA FDS SER TR MARSICO GROWTH FD CL Z	55,832.71	63,376.85
MFO COLUMBIA FDS SER TR MARSICO INTL OPPORTUNITIES FD CL Z	63,639.72	44,819.20
MFO COLUMBIA FDS SER TR MID CAP VALUE FDCL Z	221,836.89	203,545.81
MFO CONESTOGA FDS SMALL CAP FD	118,833.24	115,703.65
MFO CREDIT SUISSE COMMODITY RETURN STRATEGY FUND INSTITUTIONAL SHARES	27,911.64	28,800.14
MFO CREDIT SUISSE COMMODITY-RETURN PLUS STRATEGY FD CL A	10,012.72	8,434.66
MFO CRM MID CAP VALUE INV SH	27,507.53	27,401.21
MFO CROFT FDS CORP CROFT-LEOMINSTER VALUE FD	195,681.07	205,221.41
MFO CULLEN FDS TR INTL HIGH DIVIDEND FD RETAIL CL	38,360.71	26,781.95
MFO DAVIS N.Y VENTURE FD INC CL A	355,631.15	326,167.08
MFO DELAWARE GROUP GLOBAL & INTL FDS INCEMERGING MKTS FD CL A	4,607.43	3,851.96
MFO DELAWARE HEALTHCARE FD SHS CL A	47,250.22	40,653.15
MFO DELAWARE POOLED TR DIVERSIFIED INCOME FD CL A	46,833.30	45,867.55
MFO DFA EMERGING MARKETS VALUE	121,568.44	95,421.02
MFO DFA GLOBAL BD FD OPEN END FD	322,605.43	315,151.99
MFO DFA INTL SMALL CO PORTFOLIO FD	128,987.28	119,852.03
MFO DFA INVT DIMENSIONS GROUP INC COMMODITY STRATEGY PORT	44,315.88	38,164.66
MFO DFA INVT DIMENSIONS GROUP INC EMERGING MKTS CORE EQUITY PORT	369,590.97	385,874.39
MFO DFA INVT DIMENSIONS GROUP INC EMERGING MKTS PORTFOLIO	50,969.89	48,844.69
MFO DFA INVT DIMENSIONS GROUP INC EMERGING MKTS SMALL CAP PORTFOLIO	177,071.04	154,643.10
MFO DFA INVT DIMENSIONS GROUP INC GLOBALREAL ESTATE SECS PORTFOLIO	200,680.24	216,548.73
MFO DFA INVT DIMENSIONS GROUP INC INTERMEDIATE TERM EXTENDED QUALITY	33,191.85	34,466.35
MFO DFA INVT DIMENSIONS GROUP INC LWAS/DFA INTL HIGH BOOK TO MKT PORTFOLIO	74,120.43	48,546.45
MFO DFA INVT DIMENSIONS GROUP INC SHORT-TERM GOVT PORTFOLIO	187,263.17	184,968.95
MFO DFA INVT DIMENSIONS GROUP INC INFLATION-PROTECTED SECS PORTFOLIO STK	76,697.61	92,781.55
MFO DFA INVT DIMENSIONS GROUP INC FXD INCOME PORTFOLIO	310,808.62	309,434.45
MFO DFA INVT DIMENSIONS GROUP INC INTER GOVT BD PORTFOLIO	89,790.92	99,458.64
MFO DFA INVT DIMENSIONS GROUP INC INTL CORE EQUITY PORTFOLIO	603,556.65	504,389.83
MFO DFA INVT DIMENSIONS GROUP INC INTL REAL ESTATE SECS PORT	105,356.10	69,769.02
MFO DFA INVT DIMENSIONS GROUP INC INTL SMALL CAP VALUE PORTFOLIO	288,474.75	235,177.64
MFO DFA INVT DIMENSIONS GROUP INC INTL VECTOR EQUITY PORTFOLIO	198,016.15	176,622.68
MFO DFA INVT DIMENSIONS GROUP INC LARGE CAP HI BOOK MKT PORTFOLIO	533,484.50	535,795.34
MFO DFA INVT DIMENSIONS GROUP INC LARGE CAP INTL PORTFOLIO	90,557.08	83,927.75
MFO DFA INVT DIMENSIONS GROUP INC REAL ESTATE SECS PORTFOLIO	239,254.22	238,477.79
MFO DFA INVT DIMENSIONS GROUP INC SHORT TERM EXTENDED QUALITY PORT	476,050.63	479,036.24
MFO DFA INVT DIMENSIONS GROUP INC TWO YRGLOBAL FXD INCOME PORTFOLIO	386,016.04	380,368.66
MFO DFA INVT DIMENSIONS GROUP INC U S CORE EQUITY 1 PORT	34,227.45	32,724.44
MFO DFA INVT DIMENSIONS GROUP INC U S CORE EQUITY 2 PORT	447,069.12	444,883.64
MFO DFA INVT DIMENSIONS GROUP INC U S MICRO CAP PORTFOLIO	141,771.12	135,977.19
MFO DFA INVT DIMENSIONS GROUP INC U S TARGETED VALUE PORTFOLIO	57,816.62	70,050.88
MFO DFA INVT DIMENSIONS GROUP INC U S VECTOR EQUITY PORT	393,254.41	460,305.22

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO DFA SELECTIVELY HEDGED GLOBAL FIXED INCOME PORTFOLIO	302,019.41	290,264.87
MFO DFA U.S SMALL CAP VALUE PORTFOLIO	225,608.07	221,312.28
MFO DFA US SMALL CAP PORTFOLIO	169,546.20	175,549.07
MFO DIAMOND HILL FDS LARGE CAP FD CL A	76,421.70	78,649.73
MFO DIAMOND HILL FDS LONG-SHORT FD	53,742.46	52,031.61
MFO DIAMOND HILL FDS SMALL CAP FD	81,806.58	82,172.92
MFO DIMENSIONAL FD ADVISORS INTL VALUE PORTFOLIO	266,339.60	234,531.18
MFO DIMENSIONAL INVT GROUP INC DFA INTL VALUE PORTFOLIO III	28,387.08	19,211.26
MFO DIMENSIONAL INVT GROUP INC LWAS/DFA TWO YR FXD INCOME PORTFOLIO	71,109.98	71,232.46
MFO DIMENSIONAL INVT GROUP INC LWAS/DFA U S HIGH BOOK TO MKT PORTFOLIO	67,733.41	63,267.48
MFO DIMENSIONAL INVT GROUP INC U S LARGECO PORT	541,796.85	557,751.67
MFO DIMENSIONAL INVT GROUP INC US LARGE CAP VALUE PORTFOLIO III	60,233.62	49,982.27
MFO DIREXION EVOLUTION MARKET LEADERS FUND	68,591.20	69,226.92
MFO DIREXION FDS DIREXION INDEXED COMMODITY STRATEGY FD CL A	13,465.57	9,780.28
MFO DIREXION FDS EVOLUTION ALTERNATIVE INVT FD	7,737.64	7,728.04
MFO DIREXION FDS EVOLUTION MANAGED BD INV CL	71,726.84	71,759.44
MFO DIREXION FDS MONTHLY COMMODITY BULL 2X FD	4,796.09	4,818.76
MFO DIREXION FDS MONTHLY EMERGING MKTS BEAR 2X FD	1,000.00	1,061.30
MFO DIREXION FDS MONTHLY EMERGING MKTS BULL 2X FD	13,484.76	9,251.53
MFO DIREXION FDS MONTHLY LATIN AMERN BULL 2X FD INV CL	1,456.05	904.56
MFO DODGE & COX BALANCED FD COM	181,566.42	175,366.43
MFO DODGE & COX FDS GLOBAL STK FD	7,816.90	7,748.80
MFO DODGE & COX INC FD	902,082.02	933,723.04
MFO DODGE & COX INTL STK FD	2,825,570.70	2,260,392.41
MFO DODGE & COX STOCK FD OPEN END FD	655,785.26	628,217.53
MFO DOMINI SOCIAL INVT TR INTERNATIONAL SOCIAL EQUITY TR	28,009.30	24,662.46
MFO DOUBLELINE FDS TR MULTI-AST GROWTH FD CL I	20,597.71	20,305.78
MFO DOUBLELINE TOTAL RET BD-N	32,914,392.47	32,634,932.85
MFO DOUBLELINE TOTAL RETURN BOND FUND-I	330,554.86	330,953.67
MFO DREMAN CONTRARIAN FDS CONTRARIAN SMALL CAP VALUE FD RETAIL CL	47,322.01	44,284.14
MFO DREYFUS / LAUREL FDS INC BD MKT INDEX FD CL R	22,969.94	23,894.94
MFO DREYFUS / LAUREL FDS INC BD MKT INDEX FD INV SHS	48,821.66	52,675.93
MFO DREYFUS / LAUREL FDS TR DREYFUS INTLBD FD CL A	10,908.80	10,846.40
MFO DREYFUS APPRECIATION FD INC	230,405.17	238,430.49
MFO DREYFUS EMERGING MKTS FD CL A	40,148.86	32,089.99
MFO DREYFUS FD INC COM	77,478.14	74,877.58
MFO DREYFUS GNMA FD INC COM	10,256.23	11,469.84
MFO DREYFUS GREATER CHINA FD CL A	4,838.03	3,193.19
MFO DREYFUS INDEX FDS INTL STK FD	69,284.20	51,582.54
MFO DREYFUS INDEX FDS S&P 500 INDEX FD	247,662.76	267,978.56
MFO DREYFUS INDEX FDS SMALL CAP STK FD	188,083.41	213,983.75
MFO DREYFUS INTMED TERM INC-A	135,387.15	147,259.17
MFO DREYFUS INVT GRADE FDS INC FORMERLY DRE INFLATION ADJ SECS FD INV SHS	6,000.00	7,395.46
MFO DREYFUS MIDCAP INDEX FD	43,315.96	43,654.44
MFO DREYFUS OPPORTUNISTIC S/C	36,815.38	30,719.53
MFO DRIEHAUS ACTIVE INCOME FUND	29,729.28	26,768.58
MFO DRIEHAUS MUT FDS EMERGING MKTS GROWTH FD	777,443.34	607,313.16
MFO DRIEHAUS MUT FDS INTERNATIONAL DISCOVERY FD	103,626.28	78,307.54
MFO DRIEHAUS MUT FDS INTL SMALL CAP GROWTH FD	19,139.12	17,696.28
MFO DWS GLOBAL / INTL FD INC ENHANCED EMERGING MKTS FIXED INCOME FD CL S	9,702.72	8,201.36
MFO DWS GLOBAL / INTL FD INC GLOBAL THEMATIC FD CL S	8,720.53	5,610.66
MFO DWS INSTL FDS CAP GROWTH FD CL S	13,373.06	18,410.84
MFO DWS INTL FD INC EMERGING MKTS EQTY FD CL A	41,862.89	41,613.92
MFO DWS MKT TR ALTERNATIVE ASSET ALLOCATION FD CL S	13,797.19	14,842.31

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO DWS MKT TR SELECT ALTERNATIVE ALLOCATION FD CL A	15,000.00	14,187.39
MFO DWS MKT TR SELECT ALTERNATIVE ALLOCATION FD CL S	31,993.36	30,205.29
MFO DWS MUT FDS INC GOLD & PRECIOUS METALS FD CL S	17,846.40	16,382.83
MFO DWS PORTFOLIO TR FLTG RATE PLUS FD CL A	35,785.03	34,814.21
MFO DWS SECS TR ENHANCED COMMODITY STRATEGY FD CL S	19,567.72	16,183.67
MFO DWS TECHNOLOGY FD CL A	9,102.79	8,929.86
MFO DWS VALUE SER INC SMALL CAP VALUE FDCL A	15,286.23	15,106.53
MFO EAGLE MID CAP STOCK FUND-A	10,000.00	11,269.13
MFO EATON VANCE ATLANTA CAPITAL SMID-CAPFUND A	15,173.29	16,911.21
MFO EATON VANCE INC FD BSTN INC COM	67,014.39	64,932.23
MFO EATON VANCE MUT FDS TR FLTG RATE ADVANTAGE FD CL A	31,475.53	30,278.34
MFO EATON VANCE MUT FDS TR FLTG RATE & HIGH INCOME FD ADVISERS	20,979.66	19,396.80
MFO EATON VANCE MUT FDS TR FLTG RATE FD ADVISERS CL	234,439.54	230,720.33
MFO EATON VANCE MUT FDS TR STRATEGIC INCFD CL A	118,705.11	121,169.35
MFO EATON VANCE MUTUAL FDS TRUST GLOBAL MACRO ABSOLUTE RETURN ADVANTAGE FD CL A	31,368.77	29,861.37
MFO EATON VANCE PARAMETRIC TAX-MANAGED EMERGING MARKETS I	50,669.82	41,162.50
MFO EATON VANCE SPL INVT TR DIVIDEND BUILDER FD CL A	29,938.61	23,552.59
MFO EATON VANCE SPL INVT TR GREATER INDIA FD CL A	44,740.90	30,777.83
MFO EATON VANCE SPL INVT TR LARGE-CAP VALUE FD CL A	1,565.25	1,284.82
MFO EDGARTOWN TR COPELAND RISK MANAGED DIVID GROWTH FD CL A	98,388.00	98,680.24
MFO EUROPACIFIC GROWTH FD CL F-1	361,744.13	322,945.50
MFO EUROPACIFIC GROWTH FD CL R-5	80,850.94	65,134.09
MFO EUROPACIFIC GROWTH FD SHS CL F-2	26,402.47	25,910.44
MFO FAIRHOLME FDS INC ALLOCATION FD	50,099.90	43,022.39
MFO FAIRHOLME FDS INC COM	5,549,793.10	4,395,960.56
MFO FAIRHOLME FOCUSED INCOME FNDD	27,088.00	26,656.00
MFO FBR BALANCED FUND-ADV	20,191.47	21,969.02
MFO FBR FDS GAS UTIL INDEX FD INV CL	232,291.89	265,395.82
MFO FBR FDS SMALL CAP FINL FD INV CL	40,509.52	36,095.24
MFO FBR FOCUS FD	153,298.51	166,690.30
MFO FEDERATED CLOVER SM VAL-A	28,363.86	25,333.90
MFO FEDERATED EQUITY FDS KAUFMANN FD CL A SHS	7,190.39	7,199.64
MFO FEDERATED EQUITY FDS KAUFMANN FD CL R SHS	27,888.32	22,206.73
MFO FEDERATED EQUITY FDS PRUDENT BEAR FDCL A SHS	497,918.14	459,507.28
MFO FEDERATED FIXED INCOME SECS INC STRATEGIC INCOME FD CL A	20,247.41	20,116.03
MFO FEDERATED GNMA TR	55,025.84	57,001.66
MFO FEDERATED INCOME SECS TR SHORT-TERM INCOME FD INSTL SHS	26,881.31	27,173.89
MFO FEDERATED INCOME TR SH BEN INT INSTLSH	172,958.51	176,009.34
MFO FEDERATED STRATEGIC VALUE FUND A	2,443.37	2,685.27
MFO FEDERATED STRATEGIC VALUE FUND IN	198,605.70	207,105.27
MFO FEDERATED TOTAL RETURN BOND CL A	115,615.83	118,853.11
MFO FEDERATED TOTAL RETURN SERS INC TOTAL RETURN BD FD SVC	55,766.05	56,584.00
MFO FEDERATED US GOVT BOND SS	6,128.53	5,489.22
MFO FEDT EQTY FDS CAP APPREAC FD CL A	43,386.17	46,909.64
MFO FEDT HI INC FD CL A	188,513.79	188,554.07
MFO FEDT INTER CORP	8,702.14	8,471.97
MFO FENIMORE ASSET MGMT TR FAM EQUITY INCOME FD	50,763.26	51,386.62
MFO FID ADVISOR HI INC ADVANTAGE T	10,527.18	9,368.12
MFO FID ADVISORS HI INC ADVANTAE A	10,253.35	10,022.19
MFO FID AST MANAGER 20%	5,177.21	5,068.21
MFO FID CAP & INC FD SH BEN INT	122,912.02	118,033.20
MFO FID CHINA REGION FD	855.72	18,666.73
MFO FID DIVERSIFIED INTL FD OPEN END FD	252,543.54	247,206.12
MFO FID EQTY INC FD SH BEN INT	10,962.09	10,313.58

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO FID FINL TR CONV SEC FD	107,234.82	103,421.68
MFO FID GINNIE MAE FD	26,219.34	27,976.13
MFO FID INDEPENDENCE FD	110,832.25	90,887.05
MFO FID INVT TR EMERGING MKTS FD	73,835.30	54,050.93
MFO FID MID CAP STK FD	19,511.88	20,907.31
MFO FID SELECT AMER GOLD PORTFOLIO FD OPEN END FD	208,770.44	206,710.19
MFO FID SELECT BIOTECHNOLOGY	68,799.48	67,834.40
MFO FIDELITY ADV GLOB COMM ST	37,429.22	32,553.71
MFO FIDELITY ADVISOR MID CAP II CLASS I	1,035.00	891.88
MFO FIDELITY ADVISOR SER I SMALL CAP FUND INSTL CL	20,413.96	23,785.58
MFO FIDELITY ADVISOR SER II FLTG RATE HIGH INCOME FD	173,432.98	169,623.72
MFO FIDELITY ADVISOR SER II FLTG RATE HIGH INCOME FD CL A	22,018.26	22,031.44
MFO FIDELITY ADVISOR SER VII INDUSTRIALSFD INSTL CL	14,472.12	12,836.62
MFO FIDELITY ADVISOR SER VII UTILS FD INSTL CL	14,183.36	12,604.96
MFO FIDELITY ADVISOR SER VIII STRATEGIC INCOME FD CL A	22,331.72	21,827.56
MFO FIDELITY ADVISOR SERIES II HIGH INCOME FD CL INSTL CL	5,371.41	6,635.85
MFO FIDELITY BALANCED FD OPEN END FD	4,193.12	4,081.82
MFO FIDELITY CAP TR FOCUSED STK FD	66,796.00	62,373.89
MFO FIDELITY COMWLTH TR LARGE CAP STK FD	57,177.00	58,924.64
MFO FIDELITY COMWLTH TR STK SELECTOR SM CAP FD	89,835.85	84,478.63
MFO FIDELITY COMWLTH TR STRATEGIC REAL RETURN FD	53,425.01	51,706.60
MFO FIDELITY CONCORD STR TR SPARTAN TOTAL MKT INDEX FD FIDELITY	145,072.78	197,712.50
MFO FIDELITY CONCORD STR TR SPARTAN TOTAL MKT INDEX FD INV CL	173,007.22	188,582.48
MFO FIDELITY CONCORD STR TR SPARTAN 500 INDEX INV CL	31,304.68	29,806.97
MFO FIDELITY CONCORD STR TR SPARTAN INTLINDEX FD INV CL	3,875.36	3,627.18
MFO FIDELITY CONTRAFUND ADVISOR NEW INSIGHTS FD INSTL CL	225,248.69	232,415.84
MFO FIDELITY CONTRAFUND INC OPEN END FD	1,010,596.03	1,086,339.14
MFO FIDELITY DVD GROWTH FD OPEN END FD	32,513.57	36,895.85
MFO FIDELITY EQTY INC FD REAL ESTATE INVT PORTFOLIO OPEN END FD	176,619.08	206,011.92
MFO FIDELITY FINL TR STRATEGIC DIVID & INCOME FD	10,169.50	11,106.09
MFO FIDELITY FIXED INCOME TR FOCUSED HIGH	12,036.00	11,986.61
MFO FIDELITY GOVT INC FD	21,750.35	22,264.65
MFO FIDELITY GROWTH COMPANY FUND	224,635.22	334,827.17
MFO FIDELITY HASTINGS STR TR MEGA CAP STOCK FD	76,313.81	81,630.09
MFO FIDELITY INCOME FD ADVISOR TOTAL BD FD INSTL CL	16,964.11	17,464.83
MFO FIDELITY INVT TR ADVISOR CANADA FD CL A	5,150.26	5,435.91
MFO FIDELITY INVT TR CDA FD	117,933.56	107,113.08
MFO FIDELITY INVT TR emerging asia fd	114,722.66	93,144.85
MFO FIDELITY INVT TR EUROPE CAP APRRECIATION FD	19,209.51	12,035.39
MFO FIDELITY INVT TR INTL DISCOVERY FD	154,800.00	114,286.63
MFO FIDELITY INVT TR NEW MKTS INCOME FD	68,588.29	69,367.57
MFO FIDELITY LOW PRICED STOCK FUND	404,189.25	436,728.58
MFO FIDELITY MAGELLAN FD INC OPEN END FD	144,934.75	110,345.24
MFO FIDELITY NEW LATIN AMER FD OPEN END FD	96,959.58	81,431.12
MFO FIDELITY OTC PORTFOLIO OPEN END FD	132,369.13	158,224.18
MFO FIDELITY OVERSEAS FD OPEN END FD	4,499.12	3,794.43
MFO FIDELITY PURITAN FD OPEN END FD	163,080.98	162,750.87
MFO FIDELITY PURITAN TR GLOBAL BALANCED FD	63,940.63	70,920.76
MFO FIDELITY PURITAN TR VALUE DISCOVERY FD	22,909.17	18,382.01
MFO FIDELITY SALEM STREET TRUST INFLATION-PROTECTED BD FD	29,289.68	29,477.16
MFO FIDELITY SALEM STREET TRUST SPARTAN HIGH INCOME FD	37,361.11	37,198.54
MFO FIDELITY SCH STR TR STRATEGIC INCOMEFD	252,443.87	243,879.61
MFO FIDELITY SECS FD BLUE CHIP GROWTH FD	106,194.53	112,095.65
MFO FIDELITY SECS FD INTL REAL ESTATE FD	11,789.34	6,356.48

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO FIDELITY SECS FD LEVERAGED CO STOCK FD	70,974.62	71,698.27
MFO FIDELITY SECS FD SMALL CAP GROWTH FD	9,552.22	8,702.89
MFO FIDELITY SECS FD SMALL CAP VALUE FD	460.24	435.09
MFO FIDELITY SELECT PORTFOLIOS DEFENSE &AEROSPACE PORTFOLIO	59,455.49	67,169.01
MFO FIDELITY SELECT PORTFOLIOS MED DELIVER OPEN END FD	73,338.37	81,284.65
MFO FIDELITY SELECT PORTFOLIOS NAT GAS PORTFOLIO	11,858.85	7,023.40
MFO FIDELITY SELECT PORTFOLIOS NATURAL RES PORTFOLIO	26,867.10	21,001.75
MFO FIDELITY SELECT PORTFOLIOS UTILS PORTFOLIO	57,673.58	62,389.80
MFO FIDELITY SMALL CAP DISCOVERY	14,498.94	14,814.87
MFO FIDELITY SMALL CAP STK FD	5,486.83	5,261.62
MFO FIDELITY SPARTAN INTERMEDIATE TREASURY BOND INDEX FUND IV	21,407.10	21,837.87
MFO FIDELITY SPARTAN LONG-TERM TREASURY BOND INDEX FUND	21,277.11	21,608.28
MFO FIDELITY SPL SITUATIONS FD SH BEN INT	56,802.70	59,883.68
MFO FIDELITY UN STR TR EXPORT & MULTINATIONAL FD	15,494.95	13,331.32
MFO FIDELITY VALUE FD OPEN END FD	43,730.40	41,206.56
MFO FINANCIAL INVS TR GRANDEUR PEAK GLOBAL OPPTYS FD INV CL	36,199.00	36,018.01
MFO FINANCIAL INVS TR LISTED PRIVATE EQUITY FD CL A SHS	8,475.57	6,354.46
MFO FIRST EAGLE OVERSEAS I SHARE	11,640.27	11,239.59
MFO FIRST FOCUS FDS INC TRIBUTARY GROWTHOPPORTUNITIES FD INSTL CL SHS	18,000.00	19,529.13
MFO FLEMING CAP MUT FD GROUP J P MORGAN MID CAP VALUE FD CL A	89,137.63	94,097.97
MFO FLEMING CAP MUT FD GROUP J P MORGAN MID CAP VALUE FD CL I	23,078.13	24,801.67
MFO FMI COM STK FD INC COM	165,459.63	196,195.03
MFO FMI FDS INC	801,678.24	860,683.62
MFO FMI FDS INC FOCUS FD	218,443.88	230,112.88
MFO FMI MUT FDS INC PROVIDENT TR STRATEGY FD	28,073.21	29,274.31
MFO FORESTER FDS INC VALUE FD	55,404.27	59,522.83
MFO FORUM FDS ABSOLUTE STRATEGIES FD INSTL SHS	70,286.74	75,629.38
MFO FORUM FDS MERK ASIAN CURRENCY FD INVSHS	84,082.99	82,316.37
MFO FORUM FDS MERK HARD CURRENCY FD INVSSHS	567,459.84	554,727.14
MFO FORUM FDS POLARIS GLOBAL VALUE FD	87,081.51	70,770.96
MFO FORWARD FDS SELECT INCOME FD CL A	7,142.93	7,130.85
MFO FORWARD FDS TACTICAL GROWTH FD INV CL	50,116.38	47,713.46
MFO FORWARD SMIDPLUS INSTL	22,152.92	19,689.18
MFO FPA CAP FD INC COM STK OPEN END FD	2,089.55	2,428.60
MFO FPA FDS TR FPA CRESCENT PORTFOLIO INSTL CL SHS	342,146.83	356,162.19
MFO FPA NEW INCOME INC COM	128,186.59	123,672.71
MFO FPA PERENNIAL FD INC COM	19,886.33	21,419.64
MFO FRANKLIN / TEMPLETON GLOBAL TR HARD CURRENCY FD ADVISOR CL	13,332.31	13,131.03
MFO FRANKLIN CUSTODIAN FDS INC FRANKLIN INCOME FD ADVISOR CL	48,989.57	43,804.84
MFO FRANKLIN CUSTODIAN FDS INC FRANKLIN INCOME FD CL A	255,886.17	256,075.76
MFO FRANKLIN CUSTODIAN FDS INC FRANKLIN UTILS FD CL A	44,056.66	54,769.67
MFO FRANKLIN HIGH INCOME TR FD CL A	33,108.19	39,146.54
MFO FRANKLIN INVS SECS TR CONV SECS FD CL A	11,820.34	11,740.13
MFO FRANKLIN INVS SECS TR LOW DURATION TOTAL RETURN FD CL A	39,822.42	38,689.90
MFO FRANKLIN MANAGED TR RISING DIVIDS FDCL A RISING DIVIDEND FUND CL I	61,210.14	71,911.94
MFO FRANKLIN MANAGED TR RSNG DIV ADVIS	135,796.72	141,319.65
MFO FRANKLIN STRATEGIC SER NAT RES FD CLA	44,251.37	58,047.37
MFO FRKLN GOLD & PRECIOUS METALS FD F/K/A FRKLN GOLD FD SH BEN INT CL A	4,122.91	58,361.25
MFO FRKLN MICROCAP FD CL 1	7,565.00	6,303.04
MFO FRKLN MUT SHARES-1	45,896.84	36,842.84
MFO FRKLN UTILS ADVISOR CL	50,015.00	52,871.75
MFO FUNDAMENTAL INVS CL F-1	83,285.56	88,231.60
MFO FUNDAMENTAL INVS CL R-5	65,434.01	74,566.10
MFO FUNDVANTAGE TR FORMULA INVESTING INTL VALUE SELECT FD CL A	8,095.86	6,538.70

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO FUNDVANTAGE TR FORMULA INVESTING US VALUE SELECT FD CL A	8,150.09	7,886.82
MFO FWD FDS INC INTL SMALL COS FD INV CL	62,874.02	39,913.77
MFO FWD SELECT INC FD INSTL CL	52,128.57	48,817.30
MFO GABELLI AST FD SH BEN INT OPEN END FD	455,200.18	466,407.22
MFO GABELLI EQTY INC FD	231,280.06	242,983.43
MFO GABELLI SMALL CAP GROWTH FD OPEN ENDFD	452,071.21	480,688.17
MFO GABELLI SRI GREEN FD INC CL AAA	77,058.81	62,188.78
MFO GABELLI UTILS FD CL AAA SHS	41,515.80	38,636.61
MFO GABELLI VALUE FD INC COM OPEN END FD	48,608.60	42,476.58
MFO GAMCO GOLD FD INC CL AAA	177,423.69	166,509.86
MFO GAMCO INTL GROWTH FD INC CL AAA	4,724.03	4,749.91
MFO GAMCO WESTWOOD FDS MIGHTY MITES FD AAA	158,832.62	157,502.82
MFO GAMCO WESTWOOD FDS SMALL CAP EQUITY FD AAA	14,050.88	13,872.95
MFO GATEWAY TR FD CL A	16,381.85	16,935.28
MFO GLENMEDE FD INC SMALL CAPITALIZATIONEQUITY PORT ADV	121,492.60	117,195.83
MFO GLENMEDE LARGE CAP VALUE PORTFOLIO	26,682.64	28,461.89
MFO GOLDMAN SACHS TR ABSOLUTE RETURN TRACKER FD CL A	25,620.50	25,248.18
MFO GOLDMAN SACHS TR GROWTH OPPORTUNITIES FD CL A SHS	4,345.70	4,597.37
MFO GOLDMAN SACHS TR HI YIELD FD CL A SHS	37,162.01	34,494.08
MFO GOLDMAN SACHS TR MID CAP EQUITY FD CL A	18,388.11	16,207.79
MFO GOLDMAN SACHS TR REAL ESTATE SECURITIES FD CL A	29,764.97	31,399.75
MFO GOLDMAN SACHS TR SATELLITE STRATEGIES PORT CL A	31,189.59	30,816.14
MFO GOLDMAN SACHS TR SHORT DURATION GOVTFD CL A	9,434.04	9,409.06
MFO GOLDMAN SACHS TR SMALL CAP VALUE FD CL A SHS	17,188.22	20,846.51
MFO GOLDMAN SACHS TR SMALL/MID CAP GROWTH FD A SHS	29,921.40	29,618.95
MFO GOLDMAN SACHS TR STRATEGIC INCOME FDCL A SHS	43,058.12	41,504.37
MFO GREENSPRING FD OPEN END FD	42,301.41	44,044.83
MFO GROWTH FD AMER INC CAP OPEN END FD	85,880.04	73,867.04
MFO GROWTH FD AMER INC CL F-1	283,304.98	268,586.12
MFO GROWTH FD AMER INC CL R-5	271,413.55	253,125.95
MFO GUINNESS ATKINSON FDS ALTERNATIVE ENERGY FD	11,874.82	2,597.79
MFO GUINNESS ATKINSON FDS ASIA FOCUS FD	15,303.77	12,061.24
MFO GUINNESS ATKINSON FDS ASIA PACIFIC DIV FD	2,530.43	1,955.41
MFO GUINNESS ATKINSON FDS CHINA & HONG KONG FD	68,833.28	51,209.83
MFO GUINNESS ATKINSON FDS GLOBAL ENERGY FD	44,171.12	39,589.54
MFO HANCOCK JOHN INVT TR LARGE CAP EQUITY FD CL A	17,907.68	18,067.60
MFO HARBOR COMMODITY REAL RETURN STRATEGY FD INSTL	28,082.39	25,633.07
MFO HARBOR FD BD FD INSTL CL	684,449.45	682,078.46
MFO HARBOR FD CAP APPRECIATION FD INV CL	100,216.80	113,047.57
MFO HARBOR FD HIGH-YIELD BD FD INV CL	8,606.56	9,009.70
MFO HARBOR FD INTL FD INSTL CL	269,893.09	236,946.76
MFO HARBOR FD INTL FD INV CL	666,804.91	604,981.68
MFO HARBOR FD MID CAP GROWTH FD INV CL	15,768.12	13,523.05
MFO HARDING LOEVNER EMERGING MKTS PORTFOLIO ADVISOR CLASS	638,409.13	663,173.25
MFO HARDING LOEVNER FDS INC INTL EQUITY PORTFOLIO	18,111.00	15,913.34
MFO HARDING LOEVNER GLOBAL EQ-AD	15,012.58	14,588.75
MFO HARDING LOEVNER INTL EQTY-IV	12,745.34	13,036.73
MFO HARRIS ASSOC INVT TR OAKMARK GLOBAL SELECT FD CL I	4,848.46	8,000.67
MFO HARRIS ASSOC INVT TR OAKMARK INTL SMALL CAP FD CL I	164,215.45	157,097.20
MFO HARTFORD MUT FDS II GROWTH OPPORTUNITIES FD CL I	4,576.19	4,443.85
MFO HARTFORD MUT FDS INC CAP APPRECIATION II FD CL A	44,268.85	41,163.99
MFO HARTFORD MUT FDS INC CAPITAL APPRECIATION II FD CL I	19,637.00	19,375.57
MFO HARTFORD MUT FDS INC FLTG RATE FD CLI	40,840.57	40,650.90
MFO HARTFORD MUT FDS INC FOR FUTURE ISSUES SEE 416646 CAP APPREC FD CL A	118,727.02	107,420.96

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO HARTFORD MUT FDS INC FOR FUTURE ISSUES SEE 416646 GLOBAL HEALTH FD CL A	54,080.90	60,114.76
MFO HARTFORD MUT FDS INC GLOBAL HEALTH FD CL I	20,000.00	21,374.40
MFO HBR FD CAP APPRECIATION FD	68,065.45	90,328.47
MFO HEARTLAND GROUP INC SELECT VALUE FD INVESTOR FD	245,919.03	213,676.08
MFO HEARTLAND GROUP INC VALUE PLUS FUND INVESTOR CL	176,848.25	188,610.07
MFO HEARTLAND VALUE FD OPEN END FD	38,387.69	40,524.89
MFO HENDERSON GLOBAL FDS EUROPEAN FOCUS FD CL A SHS	5,555.52	4,768.33
MFO HENDERSON GLOBAL FDS GLOBAL TECHNOLOGY FD CL A SHS	3,588.74	3,007.38
MFO HENNESSY MUT FDS INC CORNERSTONE GROWTH FD	22,244.61	12,331.08
MFO HENNESSY MUT FDS INC FOCUS 30 FD	91,810.32	103,654.60
MFO HENSSLER FDS INC EQUITY FD	28,468.82	29,505.42
MFO HIGHBRIDGE DYN COMMOD STR-SE	30,174.52	25,552.08
MFO HIGHLAND FDS II U S EQUITY FD CL A	3,628.73	3,555.71
MFO HIGHMARK FDS GENEVA MID CAP GROWTH FD CL A	4,226.14	4,835.53
MFO HOMESTEAD FDS INC SMALL CO STK FD	70,723.78	65,151.58
MFO HOOVER SMALL CAP EQUITY	17,107.03	11,605.52
MFO HOTCHKIS & WILEY FDS SMALL CAP VALUEFD CL A	42,000.00	35,812.70
MFO HUSSMAN INVT TR STRATEGIC GROWTH FD	342,686.75	319,329.11
MFO HUSSMAN INVT TR STRATEGIC INTL EQTY FD	25,964.61	24,707.01
MFO HUSSMAN INVT TR STRATEGIC TOTAL RETURN FD	400,465.30	409,182.48
MFO ICON FDS ASIA-PACIFIC REGION FD	16,503.11	12,380.64
MFO ICON FDS ENERGY FD CL S	393,271.70	377,150.76
MFO ICON FDS EQUITY INCOME FD CL I	21,353.81	19,387.32
MFO ICON FDS HEALTHCARE FD CL S	24,205.28	21,264.43
MFO ICON FDS INDUSTRIALS FD CL S	8,189.95	9,284.65
MFO ICON FDS MATERIALS FD CL S	52,067.20	39,530.77
MFO INCOME FD AMER INC CL A	20,152.59	17,766.17
MFO INCOME FD AMER INC CL F-1	28,812.94	25,030.74
MFO INCOME FD AMER INC CL R-5	115,664.10	118,659.33
MFO ING GLOBAL REAL ESTATE FD-W	24,624.70	29,289.31
MFO ING INTERNATIONAL SMALLCAP MULTI-MANAGER FUND CL W	24,474.18	17,566.39
MFO ING MUT FDS FOR FUTURE ISSUES SEE 44980Q RUSSIA FD CL A	7,673.73	5,782.61
MFO ING MUT FDS GLOBAL BD FD CL A	4,193.71	4,014.00
MFO ING MUT FDS GLOBAL REAL ESTATE FD CL	109,511.22	101,696.67
MFO ING MUT FDS VALUE CHOICE FD CL A	25,809.11	25,806.03
MFO ING SER FD INC INDEX PLUS MID CAP FDCL A	10,060.89	11,011.12
MFO INTEGRITY FDS WILLISTON BASIN/MID NORTH AMER STK FD	20,000.00	19,926.47
MFO INTERMEDIATE BD FD AMER CL F-1	53,686.27	53,512.73
MFO INTERNATIONAL DISCOVERY FD	39,906.30	33,171.11
MFO INTERNATIONAL FD	1,483,783.80	1,411,753.53
MFO INTL GROWTH & INCOME FD-F1	60,005.00	58,763.45
MFO INTREPID CAP MGMT FDS TR SH BEN INT	17,464.28	18,060.34
MFO INTREPID CAP MGMT FDS TR SMALL CAP FD	783,098.04	755,078.93
MFO INVESCO CHARTER FUND-A	79.74	79.09
MFO INVESCO CONSTELLATION FUND-A	3,057.85	3,781.47
MFO INVESCO DEVELOPING MKTS FD-A	10,151.38	8,875.34
MFO INVESCO ENERGY FUND A	26,249.97	23,658.50
MFO INVESCO GL HEALTH CARE-IV	8,822.50	7,651.47
MFO INVESCO GLOBAL CORE EQUITY FUND-A	15,961.21	12,329.25
MFO INVESCO INTERNATIONAL GROWTH FUND CL	3,637.85	4,973.42
MFO INVESCO TECHNOLOGY FUND-INV	2,034.84	1,162.48
MFO INVESCO VAN KAMPEN COMSTOCK CLASS A	75,833.51	65,506.87
MFO INVESCO VAN KAMPEN EQUITY & INCOME CLASS A	103,522.59	95,968.10
MFO INVESTMENT CO AMER CL R-5	63,785.04	54,630.95

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO INVESTMENT MANAGERS SER TR	2,524.15	2,031.28
MFO IVA WORLDWIDE FD CL A	121,640.27	118,824.79
MFO IVA WORLDWIDE FD CL I	40,103.72	40,775.88
MFO IVY FDS GLOBAL NAT RES FD CL A	25,355.72	18,121.22
MFO IVY FDS GLOBAL NAT RES FD CL Y	55,001.86	42,500.56
MFO IVY FDS INC ASSET STRATEGY FD CL A	625,269.50	612,947.87
MFO IVY FDS INC ASSET STRATEGY FD CL I	36,518.23	39,911.00
MFO IVY FDS INC ASSET STRATEGY FD CL Y	172,696.07	174,209.32
MFO IVY FDS INC HIGH INCOME FD CL I	30,000.00	30,796.45
MFO IVY FDS INC MID CAP GROWTH FD CL Y	175,753.09	156,196.57
MFO JACOB INTERNET FD INC SHS	10,409.31	11,258.81
MFO JAMES ADVANTAGE FDS BALANCED GOLDEN RAINBOW FD CL A	93,463.93	106,259.50
MFO JAMES ADVANTAGE FDS SMALL CAP FD CL A	167,398.18	218,724.15
MFO JANUS BALANCED FUND-T	353,810.50	358,892.03
MFO JANUS CONTRARIAN FUND-T	647,094.29	479,589.32
MFO JANUS ENTERPRISE-T	119,886.36	151,189.70
MFO JANUS FLEXIBLE BOND F-T	96,625.48	96,104.76
MFO JANUS FUND-T	203,294.50	192,856.65
MFO JANUS GLOBAL LIFE SCIENCES-T	31,853.16	37,004.81
MFO JANUS GLOBAL RESEARCH-T	90,916.29	88,208.47
MFO JANUS GLOBAL SELECT FUND T	399,630.65	351,048.78
MFO JANUS GLOBAL TECHNOLOGY-T	59,005.19	61,096.38
MFO JANUS GROWTH & INCOME-T	334,618.06	291,125.80
MFO JANUS HIGH YIELD FUND-T	298,271.52	304,017.08
MFO JANUS INVT FD EMERGING MARKET FD CL T	20,000.00	19,217.18
MFO JANUS INVT FD FORTY FD CL T	31,044.94	28,720.60
MFO JANUS INVT FD GLOBAL REAL ESTATE FD CL T	20,455.40	17,670.12
MFO JANUS INVT FD INTECH U S CORE FD CL T	41,694.90	41,375.28
MFO JANUS INVT FD SMART PORT MODERATE CLT	27,300.34	32,416.04
MFO JANUS OVERSEAS FUND-T	1,996,124.87	1,473,087.61
MFO JANUS PERKINS MID CAP VAL-I	96.46	118.15
MFO JANUS RESEARCH FUND-T	101,860.84	104,401.00
MFO JANUS SHORT-TERM BOND FUND-T	158,240.65	157,625.65
MFO JANUS SMART PORT GROWTH-T	69,625.77	72,555.13
MFO JANUS TRITON FUND-T	506,038.03	508,601.53
MFO JANUS TWENTY FUND-T	90,683.07	99,630.51
MFO JANUS VENTURE FUND-T	24,105.14	23,071.79
MFO JANUS WORLDWIDE FUND-T	109,076.23	81,083.28
MFO JAPAN FD INC CL S COM	26,375.52	24,144.08
MFO JENSEN PORTFOLIO INC JENSEN QUALITY GROWTH FD CL J	312,987.38	335,038.23
MFO JOHN HANCOCK BD FUND CL A	90,257.00	93,484.86
MFO JOHN HANCOCK CLASSIC VALUE-A	33,671.77	26,615.75
MFO JOHN HANCOCK FDS II STRATEGIC INCOMEOPPTYS FD CL A	34,070.47	32,925.19
MFO JOHN HANCOCK FDS III DISCIPLINED VALUE MID CAP FD CL A	30,000.00	31,402.67
MFO JOHN HANCOCK FDS III DISCIPLINED VALUE FD CL A	81,695.61	81,566.49
MFO JOHN HANCOCK FDS III JHF III SMALL COMPANY FD CL A	2,960.65	4,062.45
MFO JOHN HANCOCK FUNDS III INTERNATIONALCORE FUND A	5,914.18	5,898.62
MFO JP MORGAN TRUST I RESEARCH MKT NEUTRAL A	7,475.28	6,957.34
MFO JPMORGAN STR INCOME OPP-A	53,459.39	52,221.05
MFO JPMORGAN TR I DISCIPLINED EQUITY FD SELECT CL	4,266.52	3,832.55
MFO JPMORGAN TR I EMERGING MKTS DEBT FD SELECT CL	36.98	33.77
MFO JPMORGAN TR I INCOME BLDR FD CL A	50,273.04	50,784.99
MFO JPMORGAN TR I INTL EQUITY FD CL A	18,000.00	18,635.66
MFO JPMORGAN TR I INTL OPPORTUNITIES FD CL A	1,235.28	1,375.79

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO JPMORGAN TR I INTREPID EUROPEAN FD CL A	46,987.61	35,245.19
MFO JPMORGAN TR I MID CAP CORE FD CL A	29,312.11	27,730.79
MFO JPMORGAN TR I STRATEGIC INCOME OPPTYS FD SELECT CL	92,242.31	88,788.34
MFO JPMORGAN TR I U S EQUITY FD CL A	51,376.27	48,274.64
MFO JPMORGAN TR I VALUE ADVANTAGE FD CL A	43,888.74	45,093.01
MFO JPMORGAN TR II CORE PLUS BD FD SELECT CL	18,075.88	15,538.13
MFO JPMORGAN TR II EQUITY INCOME FD CL A	81,735.90	112,356.85
MFO JPMORGAN TR II HI YIELD BD FD SELECT CL DO NOT USE SEE #3162010	97,958.48	95,153.61
MFO JPMORGAN TR II HIGH YIELD FD CL A	5,852.74	5,434.73
MFO JPMORGAN TR II LARGE CAP GROWTH FD CL A	108,311.24	103,444.11
MFO JPMORGAN TR II ltd duration bd fd cla	38,049.62	37,884.72
MFO JPMORGAN TR II U S REAL ESTATE FD CLA	10,842.00	12,686.94
MFO KALMAR POOLED INVT TR SMALL CAP GROWTH-W-VALUE FD	16,328.41	14,749.90
MFO KEELEY FDS INC SMALL CAP VALUE FD CLA SHS	87,438.37	80,041.96
MFO KEELEY FDS INC SMALL CAP VALUE FD CLI SHS	12,322.99	12,445.63
MFO KINETICS MUT FDS INC SMALL CAP OPPORTUNITIES FD	3,513.43	2,526.35
MFO KINETICS NEW PARADIGM FD	699,767.65	631,167.95
MFO KIRR MARBACH PARTNERS FDS INC VALUE FUND	110,399.04	106,630.59
MFO LARGE CAP VALUE	479,017.20	506,159.13
MFO LAUDUS TR GROWTH INVS U S LARGE CAP GROWTH FD	695,011.00	665,988.67
MFO LAZARD FDS INC DEV MKTS EQUITY PORT OPEN SHS	59,910.05	42,935.30
MFO LAZARD FDS INC EMERGING MKTS PORTFOLIO OPEN SHS	740,038.55	637,814.85
MFO LAZARD FDS INC INTL SMALL CAPITALIZATION PORT OPEN SHS	17,355.49	8,303.85
MFO LEGG MASON CAPITAL MANAGEMENT GROWTHTRUST INC-FI	5,561.90	4,470.96
MFO LEGG MASON PARTNERS INC TR FORMERLY GLOBAL HI YIELD BD FD CL A	345,359.00	340,592.33
MFO LEUTHOLD CORE INVT FD	51,706.69	49,348.88
MFO LEUTHOLD FDS INC ASSET ALLOCATIO FD	47,962.08	46,998.80
MFO LEUTHOLD FDS INC SELECT INDS FD	25,696.11	18,863.27
MFO LITMAN GREGORY FDS TR MASTERS ALTERNATIVE STRATEGIES FD INSTL CL	55,113.43	56,822.10
MFO LITMAN GREGORY FDS TR MASTERS INTERNATIONAL FD INSTL CL	152,167.02	123,727.70
MFO LITMAN GREGORY FDS TR MASTERS AND SMALLER COS FD INSTL CL	19,525.64	20,185.42
MFO LITMAN GREGORY FDS TR MASTERS EQUITYFD INSTL CL	127,483.08	118,225.93
MFO LITMAN GREGORY FDS TR MASTERS VALUE FD INSTL CL MASTERS VALUE FD INSTL CL	48,631.62	45,755.21
MFO LIVE OAK HLTH SCIENCES FD	2,589.17	2,392.61
MFO LKCM SMALL CAP EQTY PORTFOLIO	21,643.17	21,625.10
MFO LONGLEAF PARTNERS FDS TR INTL FD	107,764.35	76,503.52
MFO LONGLEAF PARTNERS FDS TR SH BEN INT	504,506.01	459,921.89
MFO LONGLEAF PARTNERS FDS TR SMALL CAP FD	187,586.24	179,514.28
MFO LOOMIS SAYLES BOND FUND-RET	4,649,726.39	4,714,155.04
MFO LOOMIS SAYLES FDS I FORMERLY LOOMIS SAYLES INVT TR TO 07/01/2003 INTERME	111,767.19	110,934.37
MFO LOOMIS SAYLES FDS II	585,801.82	608,393.75
MFO LOOMIS SAYLES FDS II FORMERLY LOOMISSA INVT GRADE BD FD CL Y	591,612.17	593,469.02
MFO LOOMIS SAYLES FDS II FORMERLY LOOMISSA STRATEGIC INC FD CL Y	45,689.91	45,473.73
MFO LOOMIS SAYLES FDS II VALUE FD CL A	47,498.15	47,480.79
MFO LOOMIS SAYLES INVT TR	2,189,553.97	2,166,418.76
MFO LOOMIS SAYLES INVT TR GLOBAL BD FD RETAIL CL	306,755.57	314,524.23
MFO LOOMIS SAYLES INVT TR SMALL CAP VALUE FD RETAIL CL	35,672.38	37,030.40
MFO LORD ABBETT INVT TR SHORT DURATION INCOME FD CL A	41,640.51	41,105.98
MFO LORD ABBETT SECS TR FUNDAMENTAL EQUITY FD CL A	7,266.81	7,701.46
MFO LORD ABBETT SECS TR INTL DIVIDEND INCOME FD CL A	131,957.96	126,694.27
MFO MAINSTAY FDS HI YIELD CORP BD FD CL A	269,500.98	268,195.57
MFO MAINSTAY ICAP EQUITY-I	42,632.17	35,428.63
MFO MAINSTAY ICAP INTERNATION-I	92,936.14	70,911.69
MFO MAINSTAY ICAP SELECT EQTY-I	198,339.52	182,854.46

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO MAINSTAY L/C GROWTH FD-A	31,779.80	35,187.79
MFO MAIRS & PWR FDS TR COM .	0.00	62,087.10
MFO MANAGERS FDS BD FD BOND FUND	67,697.42	71,360.37
MFO MANAGERS FDS EMERGING MKTS EQUITY FD	8,596.28	7,454.86
MFO MANAGERS FDS INTERMEDIATE DURATION GOVT FD	45,977.17	46,563.81
MFO MANAGERS FDS MICRO-CAP FD SVC CL	11,507.74	14,727.72
MFO MANAGERS FDS PIMCO BD FD	82,234.43	81,760.24
MFO MANAGERS FDS SPL EQUITY FD	190,983.49	188,064.95
MFO MANAGERS TRUST II FIXED INCOME FUND CLASS Y	20,030.00	19,409.13
MFO MANNING & NAPIER FD INC NEW EQUITY SER	137,786.14	138,091.33
MFO MANNING & NAPIER FD INC NEW INTL SERCL S	168,566.55	144,798.63
MFO MANNING & NAPIER FD INC NEW PRO BLEND CONSERVATIVE TERM SER CL S	5,524.88	5,498.79
MFO MANNING & NAPIER FD INC NEW PRO BLEND EXTENDED TERM SER CL S	9,026.74	10,116.69
MFO MANNING & NAPIER FD INC NEW PRO BLEND MAXIMUM TERM SER CL S	282,817.41	288,523.15
MFO MANNING & NAPIER FD INC NEW PRO BLEND MODERATE TERM SER CL S	79,925.28	81,175.92
MFO MANNING & NAPIER FD INC NEW WORLD OPPTYS SER CL A	769,176.11	605,180.64
MFO MARKETOCRACY FDS MASTERS 100 FD	5,068.34	4,782.52
MFO MARSHALL MID CAP VALUE FDS INC	5,019.42	4,386.79
MFO MARSHALL SMALL CAP GROWTH FDS INC	50,741.61	44,778.30
MFO MARSICO INVT FD 21ST CENTURY FD	488,842.77	426,184.65
MFO MARSICO INVT FD FLEXIBLE CAP FD	153,868.34	152,937.65
MFO MARSICO INVT FD FOCUS FD	110,645.09	108,005.32
MFO MARSICO INVT FD GLOBAL FD	37,722.30	40,456.40
MFO MARSICO INVT FD GROWTH FD	115,692.14	114,611.95
MFO MARSICO INVT FD INTL OPPORTUNITIES FD	4,453.43	3,257.28
MFO MATRIX ADVISORS VALUE FD INC COM	5,009.83	4,123.87
MFO MATTHEWS ASIAN FDS ASIA DIVIDEND FD INV CL	550,317.98	520,147.57
MFO MATTHEWS ASIAN FDS ASIA SMALL COS FDINV CL	61,773.49	52,659.98
MFO MATTHEWS ASIAN GROWTH AND INCOME FUND IS	118,719.89	100,105.49
MFO MATTHEWS INTL FDS ASIA GROWTH FD INVCL	90,237.59	93,616.03
MFO MATTHEWS INTL FDS ASIAN GROWTH & INCOME FD INV CL	589,302.30	555,221.09
MFO MATTHEWS INTL FDS ASIAN SCI & TECHNOLOGY CL	65,723.15	64,970.75
MFO MATTHEWS INTL FDS CHINA FD INV CL	1,761,853.27	1,465,786.17
MFO MATTHEWS INTL FDS INDIA FDS INV CL	301,703.95	225,066.22
MFO MATTHEWS INTL FDS JAPAN FD INV CL	35,268.22	28,673.80
MFO MATTHEWS INTL FDS PAC TIGER FD INSTLCL	16,394.36	14,456.72
MFO MATTHEWS INTL FDS PAC TIGER FD INV CL	969,728.62	998,951.75
MFO MATTHEWS KOREA FD	106,086.97	93,552.16
MFO MERGER SH BEN INT	423,312.62	422,658.04
MFO MERIDIAN FD INC COM OPEN END FD	688,700.45	738,953.90
MFO MERIDIAN FD INC VALUE FD	47,845.23	42,318.64
MFO MERK ABSOLUTE RETURN CUR-INV	15,000.00	13,991.85
MFO METROPOLITAN WEST FDS HIGH YIELD BD FD CL M	226,782.01	209,645.52
MFO METROPOLITAN WEST FDS LOW DURATION BD FD	78,294.01	78,378.16
MFO METROPOLITAN WEST FDS TOTAL RETURN BD FD CL I	169,313.08	180,174.34
MFO METROPOLITAN WEST FDS ULTRA SHORT BDFD CL M	6,310.06	5,284.30
MFO METROPOLITIAN W TOTAL RETURN BD	1,030,877.48	1,050,897.02
MFO MFS EMERGING MKTS DEBT FD CL I	16,827.05	16,673.29
MFO MFS INTL VALUE-A	7,868.61	7,751.64
MFO MFS SER TR I NEW DISCOVERY FD-CL A	63,551.69	48,711.67
MFO MFS SER TR IV MID CAP GROWTH FD CL A	66,354.21	72,257.05
MFO MFS SER TR V INTL NEW DISCOVERY FD CL A	20,282.48	18,233.69
MFO MFS SER TR X EMERGING MKTS DEBT FD CL A	10,471.72	10,732.41
MFO MFS SER TR X INTL DIVERSIFICATION FDCL I INTL DIVERSIFICATION FD CL I	29,393.56	29,157.07

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO MFS SER TR X INTL GROWTH FD CL A	3,061.48	2,884.17
MFO MFS UTILS FD CL A	87,663.02	99,682.02
MFO MFS VALUE FD CL A	31,156.12	30,312.79
MFO MIDAS FD INC COM	69,710.51	52,923.35
MFO MORGAN STANLEY INSTITUTIONAL FD TR MID CAP GROWTH PORTFOLIO CL I FUND	14,537.31	18,591.37
MFO MORGAN STANLEY INSTL FD INC FORMERLYMO U S REAL ESTATE I	2,330.55	2,630.70
MFO MORGAN STANLEY INSTL FD INC GLOBAL REAL ESTATE PORT CL I	9,000.00	9,345.84
MFO MOTLEY FOOL FDS TR EPIC VOYAGE FUND	4,004.13	3,909.02
MFO MOTLEY FOOL FDS TR GREAT AMERICA FD	18,221.49	18,316.27
MFO MOTLEY FOOL FDS TR MOTLEY FOOL INDEPENDENCE FD	154,324.41	152,450.12
MFO MUNDER SER TR FORMERLY MUNDER FDS TRTO MIDCAP CORE GROWTH FD CL A	45,120.70	45,967.39
MFO MUTUAL GLOBAL DISCOVERY A 2596455	35,948.65	37,958.09
MFO MUTUAL GLOBAL DISCOVERY Z 2596459	126,803.20	126,246.30
MFO MUTUAL QUEST A 2596452	60,197.83	60,449.26
MFO MUTUAL SER FD INC SHS FD CL Z	67,376.52	56,795.85
MFO MUTUALS COM VICE FD	24,280.49	24,389.81
MFO NASDAQ 100 INV	78,436.30	95,224.52
MFO NATIXIS FDS TR II ASG GLOBAL ALTERNATIVES FD CL A	30,600.00	28,829.75
MFO NEEDHAM FDS INC AGGRESSIVE GROWTH FD	55,498.79	56,869.60
MFO NEEDHAM FDS INC GROWTH FD	28,207.11	24,154.34
MFO NEEDHAM FDS INC SMALL CAP GROWTH FD	76,708.76	60,340.56
MFO NEIMAN FDS LARGE CAP VALUE FD	5,596.86	7,032.02
MFO NEUBERGER & BERMAN EQTY FDS GENESIS FD	103,928.45	110,257.69
MFO NEUBERGER & BERMAN PARTNERS EQTY FDSPARTNER FD OPEN END FD	35,834.28	34,102.12
MFO NEUBERGER BERMAN EQUITY FDS INTL FD	32,836.79	23,004.11
MFO NEUBERGER BERMAN EQUITY FDS MID CAP GROWTH FD INV CL	100.21	108.73
MFO NEUBERGER BERMAN EQUITY FDS REAL ESTATE FD TR CL	38,560.52	40,840.70
MFO NEUBERGER BERMAN EQUITY FDS REGENCY FD	2,249.57	2,477.65
MFO NEUBERGER BERMAN EQUITY FDS SMALL CAP GROWTH FD INV CL	49,118.48	58,963.15
MFO NEUBERGER BERMAN EQUITY FDS SOCIALLYRESPONSIVE FD	102,452.19	121,620.33
MFO NEUBERGER BERMAN EQUITY TR REGENCY TR	26,730.42	28,609.70
MFO NEUBERGER BERMAN HI IN B-INV	128,654.80	139,001.24
MFO NEW ECONOMY FD CL R-5	9,360.61	8,752.33
MFO NEW PERSPECTIVE FD INC CL F-1	15,435.70	14,922.27
MFO NEW PERSPECTIVE FD INC CL R-5	134,671.04	127,583.32
MFO NEW WORLD FD INC NEW CL A	53,125.23	47,152.81
MFO NEW WORLD FD INC NEW CL F-1	40,516.13	39,873.84
MFO NICHOLAS EQUITY INCOME FUND I	31,992.68	32,284.83
MFO NICHOLAS FD INC CAP STK OPEN END FD	16,974.92	15,703.22
MFO NICHOLAS II INC CL N SHS	35,214.82	51,184.22
MFO NICHOLAS LTD EDITION INC CL N SHS	11,489.11	12,044.77
MFO NORTHERN LTS FD TR MUTUALHEDGE FRONTIER LEGENDS FD CL A	10,360.78	9,967.72
MFO NORTHERN LTS FD TR PAC FINL EXPLORERFD INV CL	222,842.43	223,718.59
MFO NORTHERN LTS FD TR SOUTHN SUN SMALL CAP FD INV CL	43,124.82	39,259.81
MFO NORTHN LTS FD TR ARROW MANAGED FUTURE TREND FD CL A	53,729.21	50,036.18
MFO NUVEEN INVT FDS INC HIGH INCOME BD FD CL A	107,429.00	106,174.83
MFO NUVEEN INVT FDS INC REAL ESTATE SECSFD CL A	124,074.54	173,551.82
MFO NUVEEN INVT FDS INC SMALL CAP SELECTFD CL A	8,569.86	9,370.79
MFO NUVEEN INVT FDS INC SMALL CAP VALUE FD CL A	11,531.04	11,744.95
MFO NUVEEN INVT TR II TRADEWINDS INTL VALUE FD CL A	20,483.58	21,940.99
MFO NUVEEN INVT TR NWQ LARGE CAP VALUE FD CL A	33,563.29	36,758.62
MFO NUVEEN INVT TR TRADEWINDS VALUE OPPORTUNITIES FD CL A	11,915.44	10,769.88
MFO NWQ MULTI-CAP VALUE FD CL A	30,460.51	27,510.71
MFO OAK ASSOCS FDS RED OAK TECH SELECT PORTFOLIO	29,607.61	27,870.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO OAKMARK EQTY & INC FD CL I	1,183,460.68	1,297,653.72
MFO OAKMARK FD CL I	319,262.60	339,148.94
MFO OAKMARK GLOBAL FD CL I	766,101.16	698,000.10
MFO OAKMARK INTL FD OPEN END FD	740,187.54	685,236.99
MFO OAKMARK SELECT FD CL I	539,845.77	562,790.56
MFO OBERWEIS FDS CHINA OPPTYS FD	358,344.10	191,926.75
MFO OBERWIES FDS EMERGING GROWTH PORTFOLIO	2,900.37	2,262.59
MFO OLD MUT ADVISOR FDS II FOCUSED FD CL	119,173.66	127,040.36
MFO OLD MUT ADVISOR FDS II TS&W MID-CAP VALUE FD CL Z	133,807.70	95,394.22
MFO OPPENHEIMER COMMODITY STRATEGY TOTALRETURN FD CL A	19,691.15	11,285.29
MFO OPPENHEIMER DEVELOPING MKTS FDS CL A	568,965.51	540,879.56
MFO OPPENHEIMER DEVELOPING MKTS FDS CL Y	30,346.33	31,328.97
MFO OPPENHEIMER DISCOVERY FD CL A	26,411.44	23,976.45
MFO OPPENHEIMER GLOBAL GROWTH & INC FD CL A FORMERLY SH BEN INT TO 11/01/1993	17,687.58	16,092.04
MFO OPPENHEIMER GLOBAL STRATEGIC INCOME A	60,545.87	57,880.91
MFO OPPENHEIMER INTL BD FD CL A	174,845.25	165,137.69
MFO OPPENHEIMER INTL GROWTH FD CL A SHS	28,191.26	25,119.27
MFO OPPENHEIMER INTL SMALL CO FD CL A	84,860.90	68,424.00
MFO OPPENHEIMER MAIN ST SMALL & MID-CAP	40,272.62	41,293.25
MFO OPPENHEIMER QUEST FOR VALUE FDS OPPORTUNITY VALUE FD CL A	8,058.89	7,059.28
MFO OPPENHEIMER QUEST FOR VALUE FDS SMALL- & MID- CAP VALUE FD CL A	53,335.50	41,787.69
MFO OPPENHEIMER SR FLOATING RATE FD CL A	303,969.29	294,674.16
MFO PARADIGM FDS VALUE FD	74,576.84	73,417.98
MFO PARNASSUS FD	24,477.61	26,481.02
MFO PARNASSUS FD SMALL-CAP FD	104,140.57	87,990.20
MFO PARNASSUS INCOME TR EQUITY INCOME FD	928,786.88	1,026,121.75
MFO PARNASSUS INCOME TR FIXED INCOME FD	25,435.75	27,617.20
MFO PARNASSUS WORKPLACE FD	29,547.29	28,501.33
MFO PAX WORLD FDS SER TR I BALANCED FD INDIVIDUAL INVS CL	11,738.42	10,420.82
MFO PAYDEN & RYGEL GLOBAL FXD INC FD OPEN END FD	53,568.58	50,223.30
MFO PAYDEN & RYGEL INVT GROUP METZLER/PAYDEN EUR	189,502.77	132,565.25
MFO PAYDEN & RYGEL INVT GROUP CORE BD FDINVT QUAL BD FD R	5,742.70	6,021.98
MFO PAYDEN & RYGEL INVT GROUP EMERGING MARKET BD FD	154,034.53	159,076.81
MFO PAYDEN & RYGEL INVT GROUP GNMA FD	20,085.56	20,887.66
MFO PAYDEN & RYGEL INVT GROUP HIGH INCOME FD	68,372.06	70,388.08
MFO PEAR TREE FDS PEAR TREE EMERGING MKTS FD ORD SHS	351.67	337.91
MFO PEAR TREE FDS PEAR TREE POLARIS FOREIGN	60,174.67	42,083.29
MFO PERKINS GLOBAL VALUE CLASS T	18,331.42	18,057.73
MFO PERKINS MID CAP VAL-T	1,701,628.69	1,714,550.81
MFO PERKINS S/C VALUE FUND-T	376,771.27	362,607.61
MFO PERM PORTFOLIO FD INC	2,745,601.81	2,965,134.43
MFO PERRITT FDS INC EMERGING OPPORTUNITIES FD	40,252.98	33,444.73
MFO PERRITT MICROCAP OPPORTUNITIES FD INC COM	20,741.17	19,074.73
MFO PFD SECS FD CL A	554.97	27,493.79
MFO PIMCO AST BACKED SEC PORTFOLIO FD #460	1,967,505.73	1,993,652.88
MFO PIMCO DEVELOPING LOCAL MARKETS	736,446.10	674,606.43
MFO PIMCO EQUITY SER EQS PATHFINDER FD CL D	9,595.09	9,788.90
MFO PIMCO FDS COMMODITIESPLUS STRATEGY FD CL D	38,226.55	31,541.41
MFO PIMCO FDS DEVELOPING LOC MKT FD C	10,577.03	10,255.21
MFO PIMCO FDS EMERGING LOCAL BD FD CL D	235,561.16	217,017.21
MFO PIMCO FDS EMERGING LOCAL BD FD INSTLCL USD	163,913.10	159,154.56
MFO PIMCO FDS FGN FD INSTL	44,821.01	45,917.20
MFO PIMCO FDS FUNDAMENTAL ADVANTAGE TOTAL RETURN	26,427.57	23,153.19
MFO PIMCO FDS GLOBAL ADVANTAGE STRATEGY BD FD CL D	16,513.43	16,606.31

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO PIMCO FDS GLOBAL MULTI-ASSET FD INSTL CL	72,764.15	71,358.38
MFO PIMCO FDS GLOBAL MULTI-AST FD CL D	42,539.66	44,258.68
MFO PIMCO FDS PAC INVT MGMT SER COMMODITY REAL RETURN STRATEGY FD CL D	1,146,365.79	847,329.35
MFO PIMCO FDS PAC INVT MGMT SER COMMODITY REALRETURN STRATEGY FD INSTL	103,795.15	72,028.36
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM FD CL D	50,242.38	49,144.19
MFO PIMCO FDS PAC INVT MGMT SER STOCKSPLUS TR SHORT STRATEGY FD INSTL	396,744.01	330,208.51
MFO PIMCO FDS PAC INVT MGMT SER ALL AST FD INSTL CL	287,819.99	276,045.64
MFO PIMCO FDS PAC INVT MGMT SER EMERGINGMKTS BD FD CL D	115,992.86	118,161.28
MFO PIMCO FDS PAC INVT MGMT SER EMERGINGMKTS BD FD INSTL CL	34,332.26	35,919.09
MFO PIMCO FDS PAC INVT MGMT SER FGN BD FD INSTL UNHEDGED	93,630.83	98,690.48
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE I	33,644.49	23,464.34
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE I ALL AST ALL AUTH FD CL D	208,039.95	197,069.23
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE I ALL AST ALL AUTH FD INSTL CL	196,879.38	183,252.30
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE ISSUES SEE 722005	138,290.65	139,833.33
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE ISSUES SEE 722005 ALL AST FD CL D	424,565.43	399,510.46
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE ISSUES SEE 722005 GNMA FD CL D	111,814.19	113,951.33
MFO PIMCO FDS PAC INVT MGMT SER FOREIGN BD FD CL D UNHEDGED	62,389.00	64,737.06
MFO PIMCO FDS PAC INVT MGMT SER GLOBAL BD FD INSTL CL U S DOLLAR	72,340.89	73,074.05
MFO PIMCO FDS PAC INVT MGMT SER HI YIELDFD CL D	371,389.32	411,753.15
MFO PIMCO FDS PAC INVT MGMT SER HIGH YIELD FD INSTL CL	33,446.65	35,965.74
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE BD FD CL D USD	52,549.90	51,380.46
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CORP BD FD ADMIN CL	32,074.97	31,479.14
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CORP PORTFOLIO INSTL CL	14,575,438.03	14,993,874.79
MFO PIMCO FDS PAC INVT MGMT SER LOW DURATION FD CL D	114,546.95	113,534.50
MFO PIMCO FDS PAC INVT MGMT SER PVT ACCTPORTFOLIO SER MUN SECTOR	1,008,458.54	1,069,033.43
MFO PIMCO FDS PAC INVT MGMT SER REAL RETURN BD PORTFOLIO INSTL CL FD#488	12,235,431.87	12,306,998.18
MFO PIMCO FDS PAC INVT MGMT SER REAL RETURN FD INSTL CL	123,557.09	129,502.63
MFO PIMCO FDS PAC INVT MGMT SER TOTAL RETURN FD CL D	4,390,939.41	4,441,187.19
MFO PIMCO FDS PAC INVT MGMT SER TOTAL RETURN FD INSTL CL	414,066.71	419,152.54
MFO PIMCO FDS PAC INVT MGMT SER U S GOVTSECTOR PORTFOLIO INSTL CL	20,199,999.43	18,155,901.47
MFO PIMCO FDS PAPS EMERGING MKTS PORTFOLIO INSTL CL	3,091,069.75	3,105,651.66
MFO PIMCO FDS PAPS INTL PORTFOLIO INSTL CL	7,810,648.79	8,648,380.94
MFO PIMCO FDS SMALL CAP STOCKSPLUS TR FDUSD CL D	61,916.01	54,319.01
MFO PIMCO FUNDAMENTAL INDEXPLUS TR FUND D	10,532.13	11,508.30
MFO PIMCO GLOBAL ADVANTAGE STRATEGY BONDFUND-INS	172,756.01	168,163.21
MFO PIMCO GLOBAL BOND FUND UNHEDGED D	18,742.98	18,762.93
MFO PIMCO HI YIELD PORTFOLIO FD #477	1,971,073.54	1,824,779.84
MFO PIMCO IMCOME FUND D	438,070.75	425,496.61
MFO PIMCO INCOME FUND-INS	112,649.23	110,925.26
MFO PIMCO LONG TERM U.S GOVT FD - OPEN END FUN	24,095.07	24,452.41
MFO PIMCO LOW DURATION OPEN END FD	50,545.38	49,839.70
MFO PIMCO PAPS MORTGAGE PORTFOLIO INSTL CL	34,839,824.31	34,603,044.03
MFO PIMCO REAL ESTATE REAL RETURN STRATEGY FD D	62,778.13	59,804.11
MFO PIMCO REAL RETURN BD FD CL D	489,079.33	502,106.02
MFO PIMCO SHORT TERM FD-INSTL	62,252.00	62,203.00
MFO PIMCO STOCKSPLUS TOTAL RETURN FUND D	47,621.33	47,383.26
MFO PIMCO UNCONSTRAINED BD FD CL D	954,625.36	947,379.61
MFO PIMCO UNCONSTRAINED BD-INS	116,939.63	115,014.22
MFO PINEBRIDGE US MICRO CAP GR-R	129,642.36	120,146.07
MFO PIONEER EMERGING MARKETS FUND CL A SHS	24,757.57	21,147.15
MFO PIONEER EQUITY INCOME FUND CL A	201,763.63	196,489.36
MFO PIONEER FD CL A SHS	11,799.15	9,769.43
MFO PIONEER FUNDAMENTAL GROWTH FD CL A	6,500.51	3,701.08
MFO PIONEER GLOBAL HI YIELD CL A	21,342.43	18,909.30

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO PIONEER HI YIELD FD CL A	142,077.06	140,927.68
MFO PIONEER SER TR III CULLEN VALUE FD CL A	129,058.22	123,114.20
MFO PIONEER STRATEGIC INCOME FD CL A	33,807.43	32,916.40
MFO PNC LARGE CAP VALUE FUND	19,503.88	13,273.47
MFO PNC MID CAP VALUE FUND-A	10,096.93	7,903.65
MFO PRICE T ROWE GLOBAL TECHNOLOGY FD INC SHS BEN INT	49,636.26	46,319.16
MFO PRICE T ROWE GROWTH STK FD INC COM	131,904.89	144,048.22
MFO PRICE T ROWE HI YIELD FD	190,391.11	211,997.47
MFO PRICE T ROWE HLTH SCI FD INC COM	32,551.95	35,242.82
MFO PRICE T ROWE MEDIA & TELECOMMUNICATIONS FD INC COM	38,079.18	37,570.08
MFO PRICE T ROWE RETIREMENT FDS INC 2010FD	10,630.36	11,614.26
MFO PRICE T ROWE RETIREMENT FDS INC 2020FD	366,773.23	366,687.06
MFO PRICE T ROWE RETIREMENT FDS INC 2030FD	530,649.32	526,318.58
MFO PRICE T ROWE STRATEGIC INCOME FD INCCOM	3,036.52	2,946.14
MFO PRIMECAP ODYSSEY FDS AGGRESSIVE GROWTH FD	177,560.56	201,033.31
MFO PRIMECAP ODYSSEY FDS GROWTH FD	252,633.90	266,259.57
MFO PRIMECAP ODYSSEY FDS STK FD	5,035.00	4,907.22
MFO PRIN FDS INC GLOBAL DIVERSIFIED INC FD CL A	14,270.35	13,430.43
MFO PRINCIPAL FDS INC EQUITY INCOME FD CL A	129,989.53	130,359.06
MFO PRINCIPAL FDS INC HIGH YIELD FD CL A	98,394.51	94,341.84
MFO PRINCIPAL FDS INC INCOME FD INSTL CL	57,000.00	58,207.85
MFO PRINCIPAL FDS INC MIDCAP BLEND FD CL	114,108.71	109,622.41
MFO PROFESSIONALLY MANAGED FD ASTERICK XUPGRADER	380,048.51	308,902.95
MFO PROFESSIONALLY MANAGED PORTFOLIOS AKRE FOCUS FD RETAIL CL	155,566.40	170,703.00
MFO PROFESSIONALLY MANAGED PORTFOLIOS BROWN ADVISORY GROWTH EQUITY FD INSTL CL	299,787.44	305,582.56
MFO PROFESSIONALLY MANAGED PORTFOLIOS CAN SLIM SELECT GROWTH FD	149,554.07	160,115.36
MFO PROFESSIONALLY MANAGED PORTFOLIOS FUNDX ETF AGGRESSIVE UPGRADER FD	44,497.18	38,960.47
MFO PROFESSIONALLY MANAGED PORTFOLIOS FUNDX ETF UPGRADER FD	16,499.95	18,716.32
MFO PROFESSIONALLY MANAGED PORTFOLIOS FUNDX TACTICAL UPGRADER FD	19,364.23	15,288.78
MFO PROFESSIONALLY MANAGED PORTFOLIOS HODGES EQUITY INCOME FD RETAIL CL	10,232.52	11,500.65
MFO PROFESSIONALLY MANAGED PORTFOLIOS HODGES FD	33,851.65	32,897.99
MFO PROFESSIONALLY MANAGED PORTFOLIOS OSTERWEIS FD OSTERWEIS FD	44,497.56	52,413.79
MFO PROFESSIONALLY MANAGED PORTFOLIOS OSTERWEIS STRATEGIC INC FD	57,742.59	58,113.64
MFO PROFESSIONALLY MANAGED PORTFOLIOS PORTFOLIO 21	28,352.07	25,043.78
MFO PROFESSIONALLY MANAGED PORTFOLIOS VILLERE BALANCED FD	30,868.17	30,429.50
MFO PROFESSIONALLY MANAGED PORTFOLIOS WINSLOW GREEN GROWTH FD	6,280.66	3,713.25
MFO PROFESSIONALLY MANAGED PORTFOLIOS FDASTERISK X AGGRESSIVE UPGRADER	396,174.19	321,188.68
MFO PROFESSIONALLY MANAGED PORTFOLIOS FDASTERISK X CONSERVATIVE UPGRADER	47,287.03	47,808.91
MFO PROFUNDS BASIC MATLS ULTRASECTOR PROFUN INV CL	56,003.47	62,057.79
MFO PROFUNDS BEAR PROFUND INVS	18,911.07	14,933.54
MFO PROFUNDS BIOTECHNOLOGY ULTRASECTOR PROFUND	92,984.10	88,664.22
MFO PROFUNDS FALLING U S DOLLAR PROFUND INV CL	15,000.00	13,739.56
MFO PROFUNDS HEALTH CARE ULTRASECTOR PROFUND	4,457.90	4,528.22
MFO PROFUNDS MUT FDS SMALL-CAP PROFUND INV CL	7,931.81	9,614.18
MFO PROFUNDS MUT FDS SMALL-CAP VALUE PROFUND INV CL	12,090.05	11,760.55
MFO PROFUNDS MUTUAL FDS MID-CAP VALUE PROFUND INV CL	23,787.45	24,787.73
MFO PROFUNDS OIL & GAS ULTRASECTOR PROFUND INV CL	52,803.46	44,418.82
MFO PROFUNDS PRECIOUS METALS ULTRASECTORPROFUND	7,575.63	7,632.99
MFO PROFUNDS REAL ESTATE ULTRASECTOR PROFUN INV CL	4,466.00	4,535.39
MFO PROFUNDS RISING RATES OPPORTUNITY INV CL RISING RATES OPPORTUNITY	12,038.56	17,440.97
MFO PROFUNDS ULTRA EMERGING MKTS PROFUNDINVS CL	76,847.40	66,751.92
MFO PROFUNDS ULTRA INTL PROFUND INVS CL	23,686.00	21,079.77
MFO PROFUNDS ULTRA MID CAP PROFUND INVS CL	214,280.73	199,562.94
MFO PROFUNDS ULTRABEAR PROFUND INVS CL	1,000.00	938.70

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO PROFUNDS ULTRABULL PROFUND INVS CL	219,068.77	223,803.35
MFO PROFUNDS ULTRADOW 30 PROFUND INV CL	15,076.65	10,749.36
MFO PROFUNDS ULTRALATIN AMER PROFUND INVCL	2,186.42	1,692.28
MFO PROFUNDS ULTRASHORT SMALL-CAP FD INVCL	260.31	210.47
MFO PROFUNDS ULTRASMALLCAP PROFUND INV CL	12,572.52	10,612.01
MFO PROFUNDS UTILS ULTRASECTOR PROFUND INV CL	4,488.02	4,536.41
MFO PRUDENT DOLLARBEAR FD CL A SHS	83,735.20	78,146.73
MFO PRUDENTIAL GLOBAL REAL ESTATE CLASS	12,000.00	11,993.18
MFO PRUDENTIAL JENNISON 20/20 FOCUS FD CL A	42,579.37	51,692.64
MFO PRUDENTIAL JENNISON HEALTH SCIENCES CLS A	27,061.94	33,756.31
MFO PRUDENTIAL JENNISON MID-CAP GROWTH FD CL Z	14,146.64	14,137.11
MFO PRUDENTIAL JENNISON NATURAL RESOURCES CLASS A	57,858.31	57,755.48
MFO PRUDENTIAL JENNISON SMALL COMPANY CLASS A	24,263.74	26,187.76
MFO PRUDENTIAL JENNISON UTILITY CLASS A	9,943.64	7,072.77
MFO PURISIMA FDS TOTAL RETURN FD	556,473.40	539,016.86
MFO PUTNAM FDS TR CAPITAL SPECTRUM FD CLA	14,953.24	14,970.93
MFO QUAKER INVT TR MID-CAP VALUE FD CL A	24,878.78	22,435.09
MFO RAINIER FDS MID CAP EQUITY PORTFOLIO	123,946.91	136,244.74
MFO RAINIER L/C EQUITY PORTFOLIO	187,568.85	186,642.30
MFO RBB FD INC FREE MARKET FIXED INCOME FD	11,046.41	11,014.51
MFO RBB FD INC FREE MARKET INTL EQUITY FD	175,534.73	133,076.80
MFO RBB FD INC FREE MARKET US EQUITY FD	166,264.89	164,084.20
MFO RBB FD INC ROBECO BOSTON PARTNERS SMALL CAP VALUE	32,191.97	26,933.00
MFO RBC FDS TR MICROCAP VALUE FD CL S	23,677.87	19,558.78
MFO REAL ESTATE INCOME FD	11,727.81	11,467.54
MFO REYNOLDS FDS BLUE CHIP GROWTH FD	16,856.74	16,734.43
MFO RIDGEWORTH FDS CORE BD FD CL I	75,016.58	75,490.83
MFO RIDGEWORTH FDS HIGH INCOME FD CL I	230,241.18	221,196.70
MFO RIDGEWORTH FDS INTERMEDIATE BD FD CLI	107,973.85	107,038.69
MFO RIDGEWORTH FDS MID-CAP VALUE EQUITY FD CL I	20,006.66	16,723.48
MFO RIDGEWORTH FDS SEIX FLTG RATE INC FDCL I	34,499.05	33,951.88
MFO RIDGEWORTH FDS SMALL CAP VALUE EQUITY FD CL I	37,505.75	34,954.11
MFO RIDGEWORTH FDS TOTAL RETURN BD FD CLI	320,690.37	317,295.94
MFO RIDGEWORTH FDS US GOVT SECS ULTRA SHORT BD FD CL I	145,186.34	145,488.40
MFO RIM SMALL/MID EQUITY PORTFOLIO MID/CAP EQTY PORTFOLIO	76,115.79	77,899.74
MFO RIV RD DIVID ALL CAP VALUE CL N	28,570.16	30,698.82
MFO RIVERNORTH FDS CORE OPPORTUNITY FD	141,168.00	133,747.34
MFO RIVERNORTH FDS RIVERNORTH DOUBLELINESTRATEGIC INCOME FD CL I	6,121.84	6,231.70
MFO RIVERNORTH FDS RIVERNORTH DOUBLELINESTRATEGIC INCOME FD CL R	15,334.08	15,306.05
MFO ROWE PRICE NEW ERA FD INC	424,863.65	399,971.78
MFO ROWE PRICE SMALL CAP VALUE FD	166,161.51	164,217.69
MFO ROWE T PRICE BLUE CHIP GROWTH FD	160,463.23	177,397.51
MFO ROWE T PRICE DIVID GROWTH FD INC	91,257.78	87,691.09
MFO ROWE T PRICE EQTY INC FD SH BEN INT OPEN END FD	313,626.71	297,186.79
MFO ROWE T PRICE INTL FD INC DISCOVERY FD OPEN END FD	189,514.94	157,370.15
MFO ROWE T PRICE INTL FD INC INTL BD FD OPEN END FD	191,588.72	188,153.93
MFO ROWE T PRICE INTL FD INC INTL STK FDOPEN END FD	4,574.64	4,061.85
MFO ROWE T PRICE INTL FD INC NEW ASIA FDOPEN END FD	158,689.90	136,026.63
MFO ROWE T PRICE INTL FDS EMERGING MKTS STK FD	435,639.70	464,517.05
MFO ROWE T PRICE INTL FDS INC	135,279.25	96,173.17
MFO ROWE T PRICE INTL FDS INC AFRICA ANDTHE MIDDLE EAST FD	31,741.04	18,890.86
MFO ROWE T PRICE INTL FDS INC LATIN AMERFD	407,229.68	387,363.89
MFO ROWE T PRICE MID-CAP GROWTH FD INC COM	97,635.72	111,971.36
MFO ROWE T PRICE MID-CAP VALUE FD COM	60,432.93	58,113.46

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO ROWE T PRICE NEW AMER GROWTH FD SH BEN INT OPEN END FD	89,616.24	89,760.92
MFO ROWE T PRICE PERS STRATEGY FDS INC	98,385.14	91,429.36
MFO ROWE T PRICE PERS STRATEGY FDS INC	25,235.68	25,081.79
MFO ROWE T PRICE REAL ESTATE FD INC COM	119,639.09	119,388.47
MFO ROWE T PRICE SCI & TECH FD INC CAP STK	1,087.90	1,275.20
MFO ROWE T PRICE SPECTRUM FD GROWTH FD	117,226.82	109,800.40
MFO ROWE T PRICE SPECTRUM FD INC INC FD OPEN END FD	26,957.84	27,912.43
MFO ROYCE FD 100 FD SVC CL	92,545.59	105,029.55
MFO ROYCE FD DIVIDEND VALUE FD SVC CL	66,533.02	67,435.80
MFO ROYCE FD EUROPEAN SMALLER-COS FD SVCCL	2,017.27	1,514.92
MFO ROYCE FD FINL SVCS FD SVC CL	31,477.12	28,918.27
MFO ROYCE FD GLOBAL VALUE FD SVC CL	49,662.95	40,565.59
MFO ROYCE FD HERITAGE FD SVC CL	94,234.46	122,995.04
MFO ROYCE FD LOW PRICED STK FD SVC CL	438,563.30	432,815.90
MFO ROYCE FD MICRO-CAP FD FINL SVC CL	6,000.00	7,835.44
MFO ROYCE FD MICRO-CAP FD INVT CL	39,231.13	39,266.04
MFO ROYCE FD OPPORTUNITY FD	105,726.49	105,440.78
MFO ROYCE FD PA MUT FD INVT CL	213,110.86	220,890.75
MFO ROYCE FD PREMIER FD INVT CL	141,694.48	153,767.63
MFO ROYCE FD PREMIER FD SVC CL	13,233.72	14,532.88
MFO ROYCE FD SMID-CAP VALUE FD SVC CL	17,048.32	20,776.98
MFO ROYCE FD SPL EQTY FD INVT CL	82,351.69	86,664.67
MFO ROYCE FD SPL EQUITY FD SVC CL	27,326.06	29,567.17
MFO ROYCE FD TOTAL RETURN FD	306,613.01	345,240.69
MFO ROYCE FD TOTAL RETURN FD SVC CL	87,571.50	87,044.14
MFO ROYCE FD VALUE FD SVC CL	543,882.62	516,656.70
MFO ROYCE FD VALUE PLUS FD SVC CL	455,296.12	450,495.28
MFO RS EMERGING GROWTH FD	22,149.84	22,129.57
MFO RS INVT TR EMERGING MKTS FD CL A	9,883.96	8,727.83
MFO RS INVT TR FLTG RATE FD CL A FUND	10,480.56	40,252.09
MFO RS INVT TR GLOBAL NATURAL RES FD	136,420.23	139,023.80
MFO RS INVT TR PARTNERS FD	453,732.11	461,610.18
MFO RS INVT TR TECHNOLOGY FD CL A	8,980.63	7,914.72
MFO RS INVT TR VALUE FD	35,471.26	31,840.22
MFO RS MID CAP GROWTH FUND-A	7,129.51	6,370.15
MFO RTC CONCENTRATED EQTY	11,381,801.84	11,932,184.82
MFO RTC EMERGING MARKETS	15,617,529.55	15,756,301.48
MFO RTC EMERGING MARKETS	12,506,466.57	14,762,456.18
MFO RTC GLOBAL REAL ESTATE SEC	19,208,964.33	20,177,245.01
MFO RTC INFLATION PROTECTED SEC	21,576,340.55	26,033,188.36
MFO RTC QUANTITATIVE BD	95,537,549.26	113,437,005.60
MFO RTC WORLD EQTY	53,693,351.53	50,840,036.70
MFO RUSSELL COMMODITIES FD	0.00	0.10
MFO RUSSELL TR CO COMMINGLED EMP BENEFI INTL INDEX FD SER I	38,357,686.34	35,162,183.58
MFO RYDEX INVERSE S&P 500 2X STRAT FD CL	24,299.63	12,858.59
MFO RYDEX SER FDS	397.48	1,676.22
MFO RYDEX SER FDS BASIC MATERIALS FD INVS CL	16,657.53	14,750.75
MFO RYDEX SER FDS BIOTECHNOLOGY FD INVS CL	15,285.43	15,224.49
MFO RYDEX SER FDS ENERGY SVCS FD INVS CL	20,751.53	16,761.71
MFO RYDEX SER FDS EUROPE 1.25X STRATEGY FD CL H	7,362.36	6,442.61
MFO RYDEX SER FDS FINL SVCS FD INVS CL	11,180.19	9,488.01
MFO RYDEX SER FDS GOVT LONG BD 1.2X STRATEGY FD INVS CL	29,208.21	28,861.66
MFO RYDEX SER FDS HEALTH CARE FD INVS CL	11,000.15	11,897.83
MFO RYDEX SER FDS INTERNET FD INVESTOR CL	15,179.86	13,614.78

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO RYDEX SER FDS INVERSE GOVT LONG BD STRATEGY FD INV CL JUNO	41,767.55	38,169.73
MFO RYDEX SER FDS LONG SHORT INTEREST RATE STRATEGY FD	21,928.84	20,850.95
MFO RYDEX SER FDS LONG/SHORT COMMODITIESSTRATEGY	14,476.91	13,835.18
MFO RYDEX SER FDS NASDAQ-100 FD INV CL	476,447.16	557,375.31
MFO RYDEX SER FDS RUSSELL 2000 FD CL H	43,948.00	43,120.22
MFO RYDEX SER FDS S&P MIDCAP 400 PURE GROWTH CL H	65,028.00	61,309.50
MFO RYDEX SER FDS TECHNOLOGY FD INVS CL	46,000.00	41,204.77
MFO RYDEX SER FDS UTILITIES FD INVESTOR CL	4,457.90	4,509.76
MFO RYDEX SER TR URSA FD	30,365.59	28,942.53
MFO RYDEX STRENGTHENING DOLLAR 2X FD CL H	28,033.73	26,622.25
MFO RYDEX US LONG SHORT MOMEN-H	24,211.16	19,179.87
MFO RYDEX/SGI EQUITY FD	18,374.23	19,188.65
MFO RYDEX/SGI SER FDS MANAGED FUTURES STRATEGY FD CL H	218,806.82	198,536.67
MFO RYDEX/SGI SER FDS MULTI HEDGE STRATEGIES FD CL H	139,226.37	138,105.37
MFO SANDS CAP SELECT GROWTH FD CL Z	115,596.06	130,681.52
MFO SATURNA INVT TR SEXTANT INTL FD	15,118.91	14,006.48
MFO SCHRODER CAP FDS DEL U S OPPTYS FD INV SHS COMP-INV	217,058.12	240,664.07
MFO SCHRODER SER TR	53,844.91	50,194.29
MFO SCHWAB CAP TR ASSET DIRECTOR-AGGRESSIVE GROWTH FD	383,249.84	332,005.28
MFO SCHWAB CAP TR ASSET DIRECTOR CONSERVATIVE INV SHS	38,089.52	39,826.43
MFO SCHWAB CAP TR ASSET DIRECTOR HIGH GROWTH FD INV SHS	279,106.07	287,991.24
MFO SCHWAB CAP TR AST DIR BALANCED GROWTH FD	361,973.91	377,915.67
MFO SCHWAB CAP TR BALANCED FD INV SHS	176,781.89	170,505.67
MFO SCHWAB CAP TR CORE EQUITY FD	391,625.71	390,493.58
MFO SCHWAB CAP TR DIVIDEND EQUITY FD	749,117.82	793,624.16
MFO SCHWAB CAP TR ENHANCED TARGET INCOMEFD	50,381.06	51,233.91
MFO SCHWAB CAP TR FINL SVCS FD	59,088.71	50,792.53
MFO SCHWAB CAP TR FUNDAMENTAL INTL SMALL-MID CO INDEX FD	37,707.64	34,340.82
MFO SCHWAB CAP TR FUNDAMENTAL INTL LARGECO INDEX FD	37,161.35	28,925.32
MFO SCHWAB CAP TR FUNDAMENTAL US SMALL-MID CO INDEX FD	106,428.68	107,744.97
MFO SCHWAB CAP TR FUNDAMENTAL US LARGE CO INDEX FD	57,224.38	71,063.06
MFO SCHWAB CAP TR HEALTH CARE FD	461,075.13	544,211.51
MFO SCHWAB CAP TR HEDGED EQTY FD SELECT SH	51,576.12	59,549.74
MFO SCHWAB CAP TR INTL INDEX FD	675,557.88	616,946.40
MFO SCHWAB CAP TR LARGE CAP GROWTH FD	241,839.87	250,529.48
MFO SCHWAB CAP TR LAUDUS INTL MARKETMASTERS FD INV SHS	488,257.12	426,122.91
MFO SCHWAB CAP TR LAUDUS SMALL-CAP MARKETMASTERS FD INV	8,882.86	9,462.01
MFO SCHWAB CAP TR PREMIER EQUITY FD	128,255.99	116,410.42
MFO SCHWAB CAP TR S&P 500 INDEX FD	1,351,612.46	1,652,452.52
MFO SCHWAB CAP TR TARGET 2010 FD	37,983.12	35,389.71
MFO SCHWAB CAP TR TARGET 2015 FD	267,221.16	268,190.22
MFO SCHWAB CAP TR TARGET 2020 FD	364,777.76	377,222.53
MFO SCHWAB CAP TR TARGET 2025 FD	342,556.65	384,376.07
MFO SCHWAB CAP TR TARGET 2030 FD	432,811.21	446,353.22
MFO SCHWAB CAP TR TARGET 2035 FD	111,661.68	112,295.57
MFO SCHWAB CAP TR TARGET 2040 FD	60,737.33	58,347.08
MFO SCHWAB CHARLES FAMILY FDS ADVISOR CASH RESVS PREMIER SWEEP SHS	276,505.70	276,505.70
MFO SCHWAB CHARLES FAMILY FDS ADVISOR CASH RESVS SWEEP SHS	594,082.71	594,082.71
MFO SCHWAB CHARLES FAMILY FDS INV MONEY FD	225,199.05	225,199.05
MFO SCHWAB CHARLES FAMILY FDS VALUE ADVANTAGE MONEY FD	3,821,054.25	3,821,054.25
MFO SCHWAB FAMILY FD MONEY MKT FD	249,989,438.53	249,989,438.53
MFO SCHWAB FUND EMG MKTS IDX-INS	124,189.90	98,898.68
MFO SCHWAB FUNDS INTERNATIONAL CORE EQUITY	179,722.81	138,325.95
MFO SCHWAB GOVT SEC FD	986,412.99	986,412.99

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO SCHWAB INVTS 1000 INDEX FD	471,800.33	480,560.02
MFO SCHWAB INVTS GLOBAL REAL ESTATE FD SHS	80,692.70	67,574.34
MFO SCHWAB INVTS SCHWAB GNMA FD	535,828.94	550,524.30
MFO SCHWAB INVTS SCHWAB PREMIER INCOME FD	156,771.15	161,240.87
MFO SCHWAB INVTS SCHWAB TREAS INFLATION PROTECTION SECS FD PROTECTED FD SEL	251,322.49	267,933.03
MFO SCHWAB INVTS U S GOVT BD FD SHORT TERM BOND MARKET INDEX FUND	73,347.54	73,506.36
MFO SCHWAB SMALL CAP INDEX SELECT	316,658.86	302,016.49
MFO SCHWAB TOTAL BOND MKT INDEX FD	64,095.36	65,653.13
MFO SCHWAB TOTAL STOCK MARKET INDEX FUND	1,985,365.78	2,074,656.36
MFO SCHWAB U.S TREAS MONEY FD	6,331,142.40	6,331,142.40
MFO SCHWARTZ INVT TR	4,789.83	5,544.58
MFO SCHWARTZ INVT TR AVE MARIA RISING DIVIDEND FD	32,031.20	30,831.83
MFO SCOUT FDS MID CAP FD	296,450.10	269,276.60
MFO SECURITY INCOME FD HIGH YIELD SER CL	17,633.79	15,534.11
MFO SELECTED AMER SH INC CAP STK OPEN END FD	277,777.98	268,529.96
MFO SELECTED AMERN SHS INC CL D	60,119.62	54,932.15
MFO SELECTED SPL SHS INC	4,369.61	2,585.36
MFO SELECTED SPL SHS INC CL D	12,087.47	7,147.04
MFO SENTINEL GROUP FDS INC SENTINEL SHORT MAT GOVT FD	4,570.00	4,474.34
MFO SEQUOIA FD INC COM	755,886.57	804,847.65
MFO SHORT TERM BD FD AMER INC SHS CL F-1	37,290.76	36,983.81
MFO SIT LARGE CAP GROWTH FD	27,742.06	27,496.85
MFO SIT MID CAP GROWTH FD INC	15,677.00	15,774.20
MFO SKYLINE SPECIAL EQUITIES	2,209.70	2,750.09
MFO SMALL CAP FD	62,681.51	72,551.88
MFO SMALLCAP WORLD FD INC CL R-5	19,777.39	17,179.72
MFO SMALLCAP WORLD FD INC OPEN END FD	36,900.81	31,948.42
MFO SOUND SHORE FD INC COM	156,200.80	134,850.58
MFO SSGA EMERGING MKT	74,380.18	60,958.92
MFO STARBOARD INVT TR SECTOR ROTATION FD	104,989.36	96,245.48
MFO STEELPATH MLP FDS TR ALPHA FD CL A	52,353.14	50,936.50
MFO STEELPATH MLP FDS TR SELECT 40 FD CL	103,704.58	106,940.79
MFO STEELPATH MLP INCOME FUND-A	53,712.83	52,459.30
MFO STERLING CAP FDS STERLING CAPITAL SPECIAL OPPORTUNITIES FD CL A	19,873.02	18,443.81
MFO STRATTON REAL ESTATE FUND IN	19,644.47	19,365.33
MFO SUNAMERICA FOCUSED SER INC FOCUSED DIVIDEND STRATEGY PORTFOLIO CL A	20,090,607.80	21,705,039.14
MFO SUNAMERICA INC FDS STRATEGIC BD FD CL A	11,978,975.32	11,978,975.38
MFO SUNAMERICA INCOME FDS GNMA FD CL A	50,016.77	50,188.37
MFO SUNAMERICA SR FLOATING RATE FD INC CL A SHS	232,287.39	233,915.74
MFO T ROWE PRICE CAP APPRECIATION FD OPEN END FD	424,390.42	446,273.75
MFO T ROWE PRICE INFL PROT BD FD	288,314.17	297,435.08
MFO T ROWE PRICE INTL FDS INC EMERGING MKTS FD #110	41,050.63	42,518.65
MFO T ROWE PRICE NEW INC FD INC	10,664.06	11,621.54
MFO TCW FDS INC EMERGING MKTS LOCAL CURRENCY INCOME FD CL I	10,575.45	9,830.44
MFO TCW FDS INC FORMERLY TCW GALILEO FDSIN CORE FXD INC FD CL N	5,000.00	4,958.83
MFO TCW FDS INC FORMERLY TCW GALILEO FDSIN EMERGING MKTS INC FD CL N	54,545.00	54,628.15
MFO TCW FUNDS INC CL I SMALL CAP GROWTH FD	7,463.52	6,820.06
MFO TCW FUNDS INC VALUE OPPORTUNITES FD	7,692.54	6,478.05
MFO TCW GALILEO FDS INC DIVIDEND FOCUSEDFD	86,447.70	79,829.34
MFO TCW GALILEO FDS INC SELCT EQUITIES FD CL N	32,026.08	33,166.50
MFO TCW GALILEO FDS INC SMALL CAP GROWTHFD CL N	12,420.99	13,073.22
MFO TCW GALILEO FDS INC TOTAL RETURN BD FD CL N SHS	262,836.62	252,184.33
MFO TCW TOTAL RETURN BD FD CL I SHS	66,201.32	65,477.45
MFO TEMPLETON CHINA WORLD FD FORMERLY TEMPL ADVISOR CL	1,335.64	5,000.75

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO TEMPLETON DEVELOPING MKTS TR SH BEN INT CL A	6,877.83	8,737.86
MFO TEMPLETON GLOBAL INVT TR FRONTIER MARKETS FD CL A	36,492.93	33,838.01
MFO TEMPLETON INC TR GLOBAL BD FD CL A GLOBAL BD FD A	259,932.90	257,176.71
MFO TEMPLETON INCOME TR GLOBAL BD FD ADVISOR CL	424,925.65	394,674.55
MFO TEMPLETON INCOME TR GLOBAL TOTAL RETURN FD CL A	55,460.73	54,167.83
MFO TFS CAP INVT TR MKT NEUTRAL FD	127,330.31	130,448.31
MFO THE WEITZ FUNDS PARTNERS III OPPORTUNITY FUND	176,629.96	181,585.30
MFO THIRD AVE FOCUSED CR FD INSTL CL	31,281.14	26,548.13
MFO THIRD AVE TR SMALL-CAP VALUE FD INSTL CL	365,021.89	323,664.10
MFO THIRD AVE TR THIRD AVE FOCUSED CR FDINVS CL	16,323.84	14,203.12
MFO THIRD AVE TR VALUE FD INSTL CL	434,378.35	313,510.74
MFO THOMAS WHITE INTL FD	3,628.06	2,912.36
MFO THOMPSON PLUMB FDS INC BD FD	3,638.75	3,747.19
MFO THORNBURG INC TR LTD TERM US GOVT FD	3,392.40	3,434.49
MFO THORNBURG INTL VALUE FD	187,643.82	191,663.51
MFO THORNBURG INVT TR INTL VALUE FD CL R-3	58,000.00	57,424.68
MFO THORNBURG INVT TR INTL VALUE FD CL A	246,907.18	220,917.04
MFO THORNBURG INVT TR INVT INCOME BUILDER FD CL A SHS	79,360.94	78,779.15
MFO THORNBURG INVT TR INVT INCOME BUILDER FD CL I	45,460.01	41,655.50
MFO TIAA-CREF MUT FDS GROWTH & INCOME FDRETAIL CL	40,000.00	42,039.66
MFO TIAA-CREF MUT FDS HIGH YIELD FD RETAIL CL	2,980.53	52,882.44
MFO TIAA-CREF MUT FDS MID-CAP GROWTH FD RETAIL CL	88,132.71	77,461.60
MFO TIAA-CREF MUT FDS SOCIAL CHOICE EQUITY FD RETAIL CL	29,656.59	27,922.57
MFO TOCQUEVILLE GOLD FD	1,365,111.99	1,388,145.10
MFO TOCQUEVILLE INTL VALUE FD CL F	14,145.75	11,296.69
MFO TOCQUEVILLE TR DELAFIELD FD	135,678.93	126,373.41
MFO TOCQUEVILLE TR TOCQUEVILLE FD CL A	1,311,373.52	1,363,343.50
MFO TORRAY FD SH BEN INT	123,177.50	95,774.67
MFO TOTAL RETURN BD FD CL A	77,746.44	78,456.03
MFO TOUCHSTONE FDS GROUP TR EMERGING MKTS	13,774.48	12,506.55
MFO TOUCHSTONE FDS GROUP TR SMALL CAP VALUE FD CL A	95,836.70	84,521.98
MFO TOUCHSTONE INSTL FDS TR SANDS CAP INSTL GROWTH FD	55,190.56	75,713.80
MFO TOUCHSTONE STRATEGIC TR LARGE CAP GROWTH FD CL A	18,817.81	20,357.73
MFO TOUCHSTONE STRATEGIC TR MID CAP GROWTH FD CL A	221,054.00	191,115.83
MFO TRANSAMERICA WMC DIV GRO-P	57,482.88	50,815.33
MFO TRUST FOR PROFESSIONAL MANAGERS MARKETFIELD FD	51,516.94	54,903.88
MFO TRUST PROFESSIONAL MANAGERS GENEVA ADVISORS ALL CAP GROWTH CL R	22,000.00	21,181.35
MFO TURNER FDS LARGE GROWTH FD INV CL	13,635.59	12,891.51
MFO TURNER FDS MIDCAP FD INSTL CL	288,146.52	300,408.43
MFO TWEEDY BROWNE FD INC GLOBAL VALUE FD	345,431.71	343,857.73
MFO TWEEDY BROWNE FD INC VALUE FD	14.59	16.28
MFO TWEEDY BROWNE GLOBAL VALUE FUND II -CURRENCY UNHEDGED	10,769.95	11,494.40
MFO U S GLOBAL ACCOLADE FDS EASTN EUROPEAN FD	249,364.25	148,943.38
MFO U S GLOBAL INVESTORS FDS	492,071.46	372,770.91
MFO U S GOVT GTD SECS FD CL F	38,333.26	37,590.66
MFO ULTRA NASDAQ 100 INV	8,179.62	11,602.33
MFO ULTRA-SHORT DURATION GOVT FD CL A	14,007.80	13,912.38
MFO UNIFIED SER TR APPLESEED FD INSTL CL	25,193.32	23,801.23
MFO UNIFIED SER TR AUER GROWTH FD	4,000.00	2,577.48
MFO UNIFIED SER TR IMS CAP VALUE FD	2,664.57	2,415.09
MFO UNIFIED SER TR ROOSEVELT MULTI-CAP FD	72,971.52	64,362.77
MFO UNIFIED SER TR SOUND MIND INVESTING BALANCED FD	221,251.94	213,086.34
MFO US GLOBAL INVESTORSGOLD & PRECIOUS METALS FD	41,134.25	38,968.59
MFO USGI WOLD PRECIOUS MINERAL FUND	398,719.39	245,450.89

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO UTD SVCS FDS CHINA REGION OPPORTUNITY FD	8,616.00	6,944.69
MFO VALUE LINE FD INC COM	8,736.11	8,012.97
MFO VALUE LINE INC FD INC COM	6,593.11	6,697.31
MFO VALUE LINE LARGER COMPANIES	9,392.50	10,454.05
MFO VALUE LINE PREMIER GROWTH FD INC	289,214.72	324,950.17
MFO VALUE LINE SMALL-CAP GROWTH FD INC COM	81,900.85	91,187.67
MFO VAN ECK FDS INTL INVS FD A	37,296.60	43,896.57
MFO VAN ECK GLOBAL HARD AST CL A	22,936.21	22,805.16
MFO VANGUARD 500 INDEX FUND SIGNAL	630,381.49	668,645.25
MFO VANGUARD BALANCED INDEX FD INC COM	55,878.63	57,538.01
MFO VANGUARD BD INDEX FDS COM	672,302.64	706,697.22
MFO VANGUARD BD INDEX FDS INTER TERM PORTFOLIO FD VANGUARD BD INDEX FD	95,240.27	103,107.58
MFO VANGUARD BD INDEX FDS LONG TERM PORTFOLIO FD	15,462.50	18,212.24
MFO VANGUARD BD INDEX FDS SHORT TERM PORTFOLIO FD	439,268.90	446,297.50
MFO VANGUARD BD INDEX FDS TOTAL BD MKT INDEX FD SIGNAL SHS	230,275.92	240,878.81
MFO VANGUARD CHESTER FDS TARGET RETIREMENT 2020 FD	698,218.38	782,946.45
MFO VANGUARD CHESTER FDS TARGET RETIREMENT 2030 FD	185,684.08	186,720.48
MFO VANGUARD CHESTER FDS TARGET RETIREMENT 2040 FD	86,884.97	118,226.86
MFO VANGUARD CONV SECS FD SH BEN INT	12,971.76	11,264.16
MFO VANGUARD DEVELOPED MKTS INDEX FD INVSH S	46,694.71	31,225.62
MFO VANGUARD EMERGING MKTS STOCK IDX VEIEX	750,970.47	702,592.86
MFO VANGUARD EQTY INC FD INC COM	66,291.85	66,838.03
MFO VANGUARD EQTY INC FD INC GROWTH EQTYFD	36,815.95	38,728.49
MFO VANGUARD EXPLORER FD / VANGUARD EXPLORER FD INC TO 6/30/1998 COM	12,560.94	12,605.52
MFO VANGUARD FENWAY FDS PRIMECAP CORE FDINVS SHS	214,977.57	268,352.44
MFO VANGUARD FIXED INCOME SEC FUND INTERTERM U S TREAS PORTFOLIO	37,740.55	37,487.82
MFO VANGUARD FIXED INCOME SECS FD INC GNMA PORTFOLIO	2,303,690.53	2,387,604.31
MFO VANGUARD FIXED INCOME SECS FD INC HIGH YIELD BD PORTFOLIO	622,687.36	631,679.09
MFO VANGUARD FIXED INCOME SECS FD INC INTER-TERM INVT GRADE FD INV SHS	261,668.17	264,544.42
MFO VANGUARD FIXED INCOME SECS FD INC LONG-TERM INVT GRADE FD INV SHS	68,474.11	74,812.13
MFO VANGUARD FIXED INCOME SECS FD INC USTREAS BD PORTFOLIO	55,024.96	63,677.96
MFO VANGUARD FTSE ALL WORLD INDEX FD	191,881.55	164,180.75
MFO VANGUARD FXD INC SECS FD INC INFLATION-PROTECTED SECS FD #119	1,975,633.92	2,145,418.64
MFO VANGUARD FXD INC SECS FD INC SHORT TERM GOVT BD PORTFOLIO	6,968.26	6,980.71
MFO VANGUARD FXD INC SECS FD INC SHORT TERM U S TREAS PORTFOLIO	96,734.74	97,613.68
MFO VANGUARD GNMA FD ADMIRAL SH	132,823.86	132,806.93
MFO VANGUARD GROWTH & INC FD	75,590.70	66,217.42
MFO VANGUARD GROWTH INDEX	180,628.72	207,524.93
MFO VANGUARD HIGH DIVIDEND YIELD INV SHS	45,309.57	52,028.69
MFO VANGUARD HORIZON FDS INC CAP OPPORTUNITY PORTFOLIO	120,606.33	129,475.89
MFO VANGUARD HORIZON FDS STRATEGIC SMALLCAP EQUITY FD INVS SHS	116,611.84	107,360.05
MFO VANGUARD HORIZON GLOBAL EQTY FD #129	752,953.36	549,901.04
MFO VANGUARD INDEX TR - 500 PORTFOLIO SHBEN INT OPEN END FD	377,015.72	400,415.67
MFO VANGUARD INDEX TR EXTD MKT PORTFOLIOOPEN END FD	30,241.16	31,135.49
MFO VANGUARD INDEX TR MID CAPITALIZATION STK PORT INV SH	156,289.98	190,578.69
MFO VANGUARD INDEX TR MID-CAP VALUE INDEX INV SHS	19,357.84	17,854.35
MFO VANGUARD INDEX TRUST SMALL CAPITLIZATION GROWTH PORT INV	41,138.37	46,744.77
MFO VANGUARD INFLATION PROTECTED SECURITIES FUND ADMIRAL	283,317.43	308,775.61
MFO VANGUARD INSTL PORTFOLIOS INC MONEY FD	169,086,256.98	169,086,256.98
MFO VANGUARD INTL EQUITY INDEX FDS EUROPEAN PORTFOLIO	211,566.09	154,894.77
MFO VANGUARD INTL VALUE FD	247,774.49	181,603.74
MFO VANGUARD LARGE-CAP INDEX FD INV SHS	230,816.59	247,218.83
MFO VANGUARD LIFE STRATEGY INC FD PORTFOLIO	15,111.65	15,650.08
MFO VANGUARD MID-CAP GROWTH FD INVS SHS	66,361.92	83,739.01

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO VANGUARD MORGAN GROWTH FD /VANGUARD MORGAN GROWTH FD INC 06/30/1998 COM	15,046.38	23,779.59
MFO VANGUARD PAC STK INDEX FD.	83,100.65	74,898.54
MFO VANGUARD PRIMECAP FUND	50,525.26	60,405.55
MFO VANGUARD SHORT TERM INVT GRADE ADMIRAL	621,213.83	615,447.72
MFO VANGUARD SHORT TERM INVT GRADE INV.	936,876.85	937,864.83
MFO VANGUARD SMALL-CAP INDEX FD	245,206.50	285,856.04
MFO VANGUARD SMALL-CAP VALUE INDEX FUND	225,832.31	222,826.65
MFO VANGUARD SPECIALIZED PORTFOLIOS DIVID GROWTH FD	641,497.50	704,107.79
MFO VANGUARD SPECIALIZED PORTFOLIOS ENERGY FD	1,007,937.56	957,056.43
MFO VANGUARD SPECIALIZED PORTFOLIOS HEALTH CARE FD	812,954.18	861,498.11
MFO VANGUARD SPECIALIZED PORTFOLIOS PRECIOUS METALS & MNG FD	198,807.55	166,526.25
MFO VANGUARD SPECIALIZED PORTFOLIOS REITINDEX FD	464,969.17	519,491.57
MFO VANGUARD SPECIALIZED PORTFOLIOS REITINDEX FD SIGNAL SHS	24,598.91	24,564.47
MFO VANGUARD STAR FD LIFESTRATEGY GROWTHFD	11,820.53	12,322.34
MFO VANGUARD STAR FD STAR FD	25,520.62	24,553.48
MFO VANGUARD STRATEGIC EQTY FD	4,272.47	3,432.62
MFO VANGUARD TARGET RET FD 2025 #304	334,374.69	329,148.92
MFO VANGUARD TARGET RET FD 2035	13,068.28	12,924.62
MFO VANGUARD TARGET RET FD 2045 #306	240,815.33	224,725.80
MFO VANGUARD TOTAL INTL STK INDX FD	1,163,733.81	1,025,820.78
MFO VANGUARD TOTAL STK MKT INDEX FD INV SH	2,534,171.25	2,559,093.73
MFO VANGUARD VALUE INDEX	354,543.67	306,143.77
MFO VANGUARD WELLESLEY INC FD INC ADMIRAL SHS #527	502,881.05	508,824.04
MFO VANGUARD WELLESLEY INCOME FD COM	2,105,446.06	2,226,552.41
MFO VANGUARD WELLINGTON FD COM	609,130.88	642,276.35
MFO VANGUARD WHITEHALL FDS INTL EXPLORERFD INVS SHS	116,940.52	89,711.35
MFO VANGUARD WHITEHALL FDS SELECTED VALUE FD INVS SHS	82,885.46	80,125.73
MFO VANGUARD WINDSOR FDS COM	248,822.17	184,773.69
MFO VANGUARD WINDSOR II FD	268,530.37	233,330.81
MFO VANGUARD WORLD FD FTSE SOCIAL INDEX FD INV SHS	11,792.61	9,736.93
MFO VANGUARD WORLD FD INTL GROWTH FD	427,987.41	363,071.06
MFO VICTORY PORTFOLIOS FOR FUTURE ISSUESSEE 92646A DIVERSIFIED STK FD	14,086.40	12,932.17
MFO VICTORY PORTFOLIOS FOR FUTURE ISSUESSEE 92646A SPL VALUE FD	13,883.03	15,008.49
MFO VIRTUS OPPORTUNITIES TR PREMIUM ALPHASECTOR FD CL A	122,716.63	119,508.75
MFO VIRTUS OPPORTUNITIES TR VIRTUS FOREIGN OPPORTUNITIES	28,921.83	24,029.17
MFO VIRTUS OPPORTUNITIES TR VIRTUS REAL ESTATE SECS FD CL A	8,185.09	11,143.01
MFO WALTHAUSEN SMALL CAP VALUE	72,987.01	72,781.68
MFO WASATCH ADVISORS FDS INC INCOME FD	12,835.88	14,611.89
MFO WASATCH ADVISORS FDS INC MICRO CAP FD	321,709.72	258,918.09
MFO WASATCH CORE GROWTH FD	144,630.00	152,444.38
MFO WASATCH FDS INC EMERGING MKTS SMALL CAP FD	159,518.42	139,060.08
MFO WASATCH FDS INC GLOBAL OPPORTUNITIESFD	32,143.84	38,072.73
MFO WASATCH FDS INC INTL GROWTH FD	261,906.97	237,783.99
MFO WASATCH FDS INC INTL OPPORTUNITIES FD	16,522.92	12,872.98
MFO WASATCH FDS INC MICRO CAP VALUE FD	45,747.62	52,669.20
MFO WASATCH FDS INC SMALL CAP VALUE FD	75,642.70	60,398.44
MFO WASATCH FDS INC WORLD INNOVATORS FD	18,486.80	20,170.36
MFO WASATCH SMALL CAP GROWTH FD	210,515.10	249,420.28
MFO WASATCH-LONG/SHORT FUND	29,249.60	31,091.99
MFO WASHINGTON MUT INVS FD CL R-5	61,691.75	51,845.78
MFO WEITZ FDS HICKORY FD	8,073.98	7,548.58
MFO WEITZ FDS PARTNERS VALUE FD	39,878.05	41,437.69
MFO WEITZ FDS SHORT-INTERMEDIATE INCOME FD INSTL CL	138,279.55	139,427.96
MFO WEITZ FDS VALUE FD	229,231.04	205,437.56

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MFO WELLS FARGO ADVANTAGE FDS DIVERSIFIED INCOME BUILDER FD CL A	22,001.95	23,466.52
MFO WELLS FARGO ADVANTAGE FDS EMERGING MARKETS EQUITY FD CL A	5,087.80	4,687.63
MFO WELLS FARGO ADVANTAGE FDS LARGE CAP CORE FD INV CL	4,842.61	5,431.28
MFO WELLS FARGO ADVANTAGE FDS PRECIOUS METALS FD CL A	51,033.32	43,105.69
MFO WELLS FARGO C&B LARGE CAP VALUE INVESTORS	42,837.73	45,022.44
MFO WELLS FARGO C&B MID CAP VALUE INVESTORS	11,519.54	10,829.35
MFO WELLS FARGO COM STK INV	11,434.89	11,005.60
MFO WELLS FARGO DIVERSIFIED INTL INV	2,530.51	1,600.87
MFO WELLS FARGO FDS TR ADVANTAGE DISCOVERY FD INV CL	63,060.16	65,474.90
MFO WELLS FARGO FDS TR ADVANTAGE ENTERPRISE FD CL A	7,582.15	7,279.04
MFO WELLS FARGO FDS TR ADVANTAGE OPPORTUNITY FD INV CL	179,360.57	173,704.87
MFO WELLS FARGO FDS TR ADVANTAGE ASIA PAC FD INV CL	68,132.33	54,757.87
MFO WELLS FARGO FDS TR ADVANTAGE GOVT SECS FD INV CL	19,525.45	21,145.87
MFO WELLS FARGO FDS TR ADVANTAGE GROWTH BALANCED FD CL A	8,066.01	7,892.02
MFO WELLS FARGO FDS TR ADVANTAGE GROWTH FD INV CL	211,680.63	216,041.89
MFO WELLS FARGO FDS TR ADVANTAGE LARGE CAP GROWTH FD INV CL	28,058.30	32,334.88
MFO WELLS FARGO FDS TR ADVANTAGE SHORT TERM HIGH YIELD BD	7,876.49	7,719.58
MFO WELLS FARGO FDS TR ADVANTAGE SPECIALMID CAP VALUE INV	46,745.03	45,899.95
MFO WELLS FARGO FDS TR ADVANTAGE ULTRA SHORT TERM INCOME FD	3,764.88	3,533.23
MFO WELLS FARGO FDS TR INCOME PLUS FD INVESTOR CL	102,555.20	114,254.05
MFO WELLS FARGO SMALL CAP VALUE INVESTOR	30,237.66	29,957.66
MFO WELLS FARGO SRF G	69,099,475.56	72,316,767.60
MFO WESTCORE PLUS BD FD	118,777.00	120,225.21
MFO WESTCORE PLUS BOND FUND IN	93,688.10	95,851.91
MFO WESTCORE TR INTL SMALL CAP FD	14,224.60	13,664.56
MFO WESTCORE TR SELECT FD	71,357.55	65,021.87
MFO WESTERN ASSET CORE PLUS BOND-FI	36,401.09	38,708.72
MFO WESTERN ASSET NON-US OPP BOND I	2,096,246.89	1,994,474.96
MFO WESTPORT FDS SMALL CAP FD CL R	7,483.00	6,915.15
MFO WESTPORT SELECT CAP EQTY CL I	47,523.62	45,526.02
MFO WESTPORT SELECT CAP FD CL R	1,916.22	2,087.76
MFO WEXFORD TR MUHLENKAMP FD	89,617.22	63,136.26
MFO WHITE OAK SELECT GROWTH FD	9,220.31	11,375.38
MFO WILLIAM BLAIR BOND FD-N	30,752.61	32,489.09
MFO WILLIAM BLAIR INTL GROWTH FD GROWTH SHS	367,344.92	320,941.68
MFO WILSHIRE MUT FDS INC FORMERLY WILSHIRE 5000 INDEX FD PORTFOLIO	190,761.02	197,068.95
MFO WILSHIRE TARGET FDS INC LARGE CO GROWTH PORTFOLIO INVT CL	11,318.87	10,310.30
MFO WINTERGREEN FD INC COM	231,287.80	255,340.01
MFO WORLDWIDE HIGH DIVIDEND YIELD	8,083.24	10,413.74
MFO YACKTMAN FD INC COM	1,030,089.34	1,133,589.28
MFO YACKTMAN FD INC FOCUSED FD	921,196.71	988,669.17
MGIC INVT CORP WIS COM	13,200.02	19,694.40
MGM MIRAGE 6.625% DUE 07-15-2015	18,220.00	19,075.00
MGM MIRAGE 7.625% DUE 01-15-2017	20,252.08	19,050.00
MGM MIRAGE SR NT 6.75 DUE 04-01-2013	7,054.23	7,052.50
MGM RESORTS INTERNATIONAL COM	122,071.30	127,037.40
MGP INGREDIENTS INC NAME CHANGE MGP INGREDIENTS 2D16AH1 1/4/2012	375.28	201.60
MHP US 01/21/12 C47	(91.53)	(60.00)
MHS US 01/21/12 C60	(217.55)	(60.00)
MICHAEL KORS HOLDINGS LTD COM NPV	54,000.00	73,575.00
MICHELIN (CGDE) EUR2(REGD)	99,395.36	77,264.88
MICROCHANNEL TECHNOLOGIES CORP COM	193,248.89	5,556.45
MICROCHIP TECHNOLOGY INC COM	36,006.81	36,907.48
MICROCHIP TECHNOLOGY INC COM	149,375.83	153,846.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MICROELECTRONICS TECH CO COM	13,983.17	13.00
MICROMEM TECHNOLOGIES INC COM	11,163.03	87.45
MICROMET INC COM STK	15,654.19	18,981.60
MICRON TECH INC COM	236,798.93	254,927.41
MICRON TECH INC COM	306,413.37	330,854.00
MICRON TECH INC COM	301,549.46	137,423.92
MICROS SYS INC COM	52,098.53	51,238.00
MICROSOFT CORP COM	1,988,211.50	1,989,800.60
MICROSOFT CORP COM	3,040,122.13	4,242,513.00
MICROSOFT CORP COM	650,876.34	656,788.00
MICROSOFT CORP COM	463,720.88	464,684.00
MICROSOFT CORP COM	964,273.44	995,566.00
MICROSOFT CORP COM	587,768.29	597,080.00
MICROSTRATEGY INC CL A NEW	1,272.46	2,166.40
MICROVISION INC DEL COM	117,281.63	26,521.37
MID-AMER APT CMNTYS INC COM	10,073.94	10,320.75
MIDAMERICAN ENERGY CO $3.90 PFD	5,466.95	5,673.28
MIDDLEBY CORP COM	4,209.39	5,172.20
MIDDLESEX WTR CO COM	3,657.38	4,050.15
MIDFIRST BK OKLA CITY CTF DEP DTD 01-06-2010 3.45 01-06-2017	10,000.00	10,561.70
MIDFIRST BK OKLA CITY CTF DEP DTD 01-06-2010 3.75 01-06-2020	10,000.00	10,637.10
MIDFIRST BK OKLA CITY CTF DEP DTD 04/01/2010 3.2 DUE 04-03-2017	10,000.00	10,534.20
MIDFIRST BK OKLA CITY CTF DEP DTD 04-01-2010 3.65 04-01-2020	10,000.00	10,605.40
MIDFIRST BK OKLA CITY CTF DEP DTD 09-02-2009 2.6 09-03-2013	20,000.00	20,567.00
MIDFIRST BK OKLA CY CTF DEP DTD 10-14-2009 2 01-17-2012	44,000.00	44,023.32
MIDFIRST BK OKLA CY CTF DEP DTD 01/20/10ACT/365 S/A DTD 01-20-10 2.25 07-22-13	5,000.00	5,119.60
MIDNIGHT HLDGS GROUP INC COM STK	859.95	0.10
MIG LLC 9% DUE 12-31-2016	0.00	2,048.71
MIGAMI INC COM STK	249.95	3.00
MILLENNIUM CELL INC COM	2,876.48	0.15
MILLER HERMAN INC COM	384,933.15	263,281.50
MILLER HERMAN INC COM	123,999.71	108,855.00
MILLICOM INTERNATIONAL CELLULAR SA SHS SWEDISH DEPOSITORY RECEIPT	112,144.02	110,000.94
MILLICOM INTERNATIONAL CELLULAR SA SHS SWEDISH DEPOSITORY RECEIPT	768,366.93	844,141.98
MILLROCK RES INC COMMON STK	73,635.18	36,549.67
MILWAUKEE CNTY WIS 3.125% 10-01-2015 BEOTAXABLE	25,290.75	26,039.00
MINCO BASE METALS CORP COM STK	0.00	—
MINCO GOLD CORP COM	18,580.23	9,198.00
MINCO SILVER CORP COM STK	100,718.16	36,025.01
MIND C.T.I MIND C T I LTD COMMON STOCK	13,179.91	7,242.75
MIND TECHNOLOGIES INC COM STOCK	1,318.95	1.00
MINDSPEED TECHNOLOGIES INC COM NEW STK	77,316.46	49,464.00
MINEFINDERS CORP LTD COM MINEFINDERS CORP	19,224.93	14,363.00
MINERA ANDES INC COM	65,839.97	39,264.00
MINERCO RES INC COM NEW COM NEW	9,455.60	30.00
MINES MGMT INC COM	13,672.98	11,000.00
MIPS TECHNOLOGIES INC COMMON	51,879.64	28,767.00
MIRA RES CORP COM	1,751.95	887.00
MIRANDA GOLD CORP FORMERLY MIRANDA DIAM	8,690.71	1,590.00
MIRASOL RES LTD COM STK	30,699.54	22,012.14
MISSION WEST PPTYS INC MD COM STK	4,512.62	5,545.86
MISTRAL VENTURES INC COM STK	61,609.90	6,160.00
MITCHAM INDS INC COM	23,410.23	28,392.00
MITEK SYS INC COM NEW COM NEW	33,682.85	25,947.75

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MITI US 02/18/12 C7.5	(42.30)	(40.00)
MITSUBISHI CHEM HL NPV	124,633.21	96,402.76
MITSUBISHI ELEC CP NPV	200,291.35	172,589.52
MITSUI CHEMICALS NPV	70,204.49	58,010.56
MITSUI O.S.K.LINES NPV	124,317.60	131,637.84
MKS INSTRS INC COM	7,169.87	8,552.41
MLP AMERIGAS PARTNERS L P UNIT LTD PARTNERSHIP INT	82,666.58	97,788.07
MLP ATLAS ENERGY L P COM UNITS REPSTG LTD PARTNER INT	951.00	1,020.60
MLP BREITBURN ENERGY PARTNERS L P COM UNIT LTD PARTNERSHIP INT	37,412.09	36,384.07
MLP BROOKFIELD INVTS CORP BROOKFIELD INFRASTRUCTURE LTD PART	52,793.06	56,062.61
MLP BUCKEYE PARTNERS L P UNIT LTD PARTNERSHIP INTS	25,985.71	28,496.46
MLP CEDAR FAIR L P DEPOS UNIT	3,490.19	5,117.00
MLP CROSSTEX ENERGY L P COM UNITS REPSTGLTD PARTNER INT	22,799.01	20,436.59
MLP DORCHESTER MINERALS L P COM UNITS	55,406.92	46,649.87
MLP ECA MARCELLUS TR I COM UNIT	2,599.95	2,558.00
MLP EL PASO PIPELINE PARTNERS L P COM UNIT LTD PARTNERSHIP INT	39,812.04	39,164.68
MLP ENBRIDGE ENERGY PARTNERS L P COM	26,756.07	30,318.03
MLP ENERGY TRANSFER EQUITY L P COM UNIT LTD PARTNERSHIP	83,938.83	97,385.62
MLP ENTERPRISE PRODS PARTNERS L P COM UNIT	978,757.51	1,120,026.52
MLP EV ENERGY PARTNERS L P COM UNITS REPSTG LTD PARTNER INT	23,529.77	23,471.00
MLP FERRELLGAS PARTNERS L P UNIT LTD PARTNERSHIP INT	96,846.78	81,399.65
MLP GENESIS ENERGY L P UNIT LTD PARTNERSHIP INT	33,945.68	56,080.00
MLP INERGY L P UNIT LTD PARTNERSHIP INT UNIT LTD PARTNERSHIP INT	181,804.97	157,605.72
MLP KINDER MORGAN ENERGY PARTNERS L P UNIT LTD PARTNERSHIP INT	726,721.81	881,014.53
MLP KKR & CO L P DEL COM UNITS	49,010.11	38,490.00
MLP MARKWEST ENERGY PARTNERS L P UNIT LTD PARTNERSHIP INT	74,815.30	96,817.98
MLP MARTIN MIDSTREAM PARTNERS L P UNIT LTD PARTNERSHIP INT	37,234.33	37,028.38
MLP MESABI TR CTF BEN INT	85,811.92	54,467.00
MLP NATURAL RESOURCE PARTNERS L P COM UNIT LTD PARTNERSHIP INT	28,990.03	29,371.62
MLP NAVIOS MARITIME PARTNERS L.P.	1,492.98	1,474.00
MLP NISKA GAS STORAGE PARTNERS LLC COM UNITS REPSTG LTD LIABILITY CO INTS	25,359.25	15,264.55
MLP NUSTAR ENERGY LP UNIT COM UNIT	48,348.67	45,341.19
MLP PAA NAT GAS STORAGE L P COM UNIT LTDPARTNERSHIP INT	25,128.16	18,750.00
MLP PENN VA RES PARTNERS L P COM UNIT REPTG LTD PARTNERSHIP INT	269,727.40	289,683.43
MLP PERMIAN BASIN RTY TR UNIT BEN INT	252,278.13	266,319.40
MLP SAN JUAN BASIN RTY TR UNIT BEN INT SAN JUAN BASIN RTY TR UNIT BEN INT	125,312.23	120,767.09
MLP SUNOCO LOGISTICS PARTNERS L P COM UNITS	35,074.84	41,215.06
MLP TC PIPELINES LP UNIT COM LTD PARTNERSHIP INT ISIN #US87233Q1085	10,167.12	12,306.04
MLP TEEKAY LNG PARTNERS L P	38,906.16	46,562.64
MLP TEEKAY OFFSHORE PARTNERS LP COM STK UNIT	78,006.95	79,800.00
MLP TERRA NITROGEN CO L P COM UNIT	150,425.34	155,899.11
MLP TRANSMONTAIGNE PARTNERS L P COM UNITREPTG LTD PARTNERSHIP INT	1,638.86	1,680.00
MLP W P CAREY & CO LLC COM	1,480.60	2,047.00
MLP WESTN GAS PARTNERS LP COM UNIT REPSTG LTD PARTNER INT	2,003.45	2,269.85
MLP WILLIAMS PARTNERS L P COM UNIT LTD PARTNERSHIP INT	167,484.74	176,725.09
MMEX MNG CORP COM NEW	242.95	38.35
MMM US 01/21/12 C82.5	(1,207.94)	(1,656.00)
MMM US 01/21/12 C87.5	(1,002.48)	(96.00)
MMR US 01/21/12 C14	(714.25)	(800.00)
MMR US 01/21/12 C15	(539.25)	(550.00)
MMR US 01/21/12 C16	(1,063.50)	(740.00)
MMRGLOBAL INC COM	2,548.00	854.00
MNTA US 01/21/12 C16	(72.30)	(150.00)
MO US 01/18/14 C27	(6,577.76)	(7,640.00)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MO US 01/19/13 C30	(111.30)	(179.00)
MO US 03/17/12 C27	(735.00)	(1,460.00)
MO US 06/16/12 C29	(2,803.82)	(2,720.00)
MOBICLEAR INC N/C WTH CUSIP INTELLIGENT COMMUN EN 2056778 12/22/09	27,028.24	—
MOCON INC COM	4,311.16	5,620.61
MODUSLINK GLOBAL SOLUTIONS INC COM	42,976.73	22,707.00
MOHAWK INDS INC COM	8,661.99	8,977.50
MOHEGAN TRIBAL 8% DUE 04-01-2012	7,000.00	4,690.00
MOLEX INC COM	100,232.68	70,959.64
MOLEX INC COM	5,163.81	4,772.00
MOLINA HEALTHCARE INC COM	244,030.72	301,455.00
MOLINA HEALTHCARE INC COM	236,677.84	247,863.00
MOLSON COORS BREWING CO CL B CL B	137,733.22	155,916.74
MOLSON COORS BREWING CO CL B CL B	32,166.70	30,876.45
MOLYCORP INC COMMON STOCK	671,716.21	358,668.86
MOLYCORP INC COMSTK CALL OPTE EXP 4/16/11 PR $49 PER SH	(108.90)	(237.00)
MOLYCORP INC DEL PFD CONV SER A	30,042.35	28,095.00
MOMENTA PHARMACEUTICALS INC COM STK	10,389.91	12,173.00
MONARCH GULF EXPL INC COM NEW	1,609.95	60.00
MONEYGRAM INTL INC COM NEW COM NEW	3,276.95	2,218.75
MONOLITHIC PWR SYS INC COM	1,928.71	1,507.00
MONOLITHIC PWR SYS INC COM	84,287.76	93,434.00
MONRO MUFFLER BRAKE INC COM	43,029.55	42,093.88
MONSANTO CO NEW COM	92,305.00	95,745.60
MONSANTO CO NEW COM	322,047.09	812,531.72
MONSANTO CO NEW COM	1,007,146.16	1,016,015.00
MONSANTO CO NEW COM	1,327,889.50	1,490,388.90
MONSANTO CO NEW COM	412,749.38	427,427.00
MONSTER OFFERS COM STOCK	16,298.65	1,600.00
MONSTER WORLDWIDE INC COM	17,893.36	19,428.50
MONSTER WORLDWIDE INC COM	40,277.64	41,236.00
MONTHLY DTD 02-25-2009 3.55 02-25-2014	10,000.00	10,474.80
MONTPELIER RE HOLDINGS LTD COM	12,172.20	11,980.47
MOO US 02/18/12 C50	(131.53)	(126.00)
MOO US 12/17/11 C52	(664.25)	—
MOODYS CORP COM	28,649.95	32,493.90
MOODYS CORP COM	131,060.32	137,414.40
MOODYS CORP COM	81,261.90	149,034.00
MOOG INC CL A	14,900.50	14,760.48
MORGAN STANLEY ABS CAP I INC TR 03-NC6MTG PSTRU CTF CL M-1 FLT 06-25-33	87,336.95	77,412.69
MORGAN STANLEY BK N A SALT LAKE CITY UT CTF DEP DTD 10-22-2008 4.75 10-22-2012	10,000.00	10,329.90
MORGAN STANLEY BK N A SALT LAKE CITY UT CTF DEP DTD 12-05-2008 4.6 12-05-2012	30,000.00	31,081.80
MORGAN STANLEY BK SALT LAKE CY UT CTF DEP DTD 10/08/2008 5.05 10-08-2013	191,000.00	204,121.70
MORGAN STANLEY BK SALT LAKE CY UT DTD 10-08-2008 4.75 10-09-2012	56,000.00	57,774.08
MORGAN STANLEY COM STK USD0.01	151,473.57	148,807.96
MORGAN STANLEY COM STK USD0.01	882,595.83	491,134.93
MORGAN STANLEY COM STK USD0.01	373,236.00	357,068.00
MORGAN STANLEY COM STK USD0.01	797,479.68	449,361.00
MORGAN STANLEY DEAN WITTER DISCOVER & COTRANCHE # TR 00782 VAR RT 02-19-2030	46,555.00	46,995.30
MORGAN STANLEY FOR EQTY SEE 617 SR GBL MTN SER F FLTG RT DUE 10-18-16 BEO	40,147.73	32,097.04
MORGAN STANLEY MEDIUM TERM NT SER F 4.2%DUE 11-20-2014	3,836.20	3,858.34
MORGAN STANLEY MORGAN STANLEY 5.55% DUE 04-27-2017/04-27-2007	102,490.00	96,481.30
MORGAN STANLEY STEP CPN 4% DUE 07-30-2020	51,738.50	49,924.94
MORGAN STANLEY STEP UP DUE 07-09-2025	60,058.33	58,790.70

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MORI SEIKI CO NPV	425,496.89	363,638.49
MORNINGSTAR INC COM STK	4,915.69	6,362.38
MORTON CMNTY BK ILL CTF DEP DTD 08-17-2009 3.7 10-17-2017	7,000.00	7,463.68
MORTON CMNTY BK ILL CTF DEP DTD 09-04-2009 3.6 05-04-2017	10,000.00	10,629.40
MOSAIC CO/THE	449,062.25	361,553.77
MOSAIC CO/THE	372,382.26	327,795.00
MOSAIC CO/THE	1,424,709.82	1,170,682.02
MOTORCAR PTS & ACCESSORIES INC COM	10,052.00	6,262.50
MOTOROLA MOBILITY HLDGS INC COM	223,011.35	220,655.60
MOTOROLA MOBILITY HLDGS INC COM	20,817.08	46,521.20
MOTOROLA SOLUTIONS INC	104,867.48	102,436.06
MOTOROLA SOLUTIONS INC	400,650.21	472,158.00
MOTOROLA SOLUTIONS INC	296,862.59	284,359.47
MOTRICITY INC COM STK	4,648.51	1,813.50
MOVADO GROUP INC COM	1,188.96	1,823.64
MOVADO GROUP INC COM	26,704.32	29,072.00
MOVE INC COM NEW COM NEW	78,426.09	68,572.00
MPG OFFICE TRUST INC COM	9,404.57	5,970.00
MPG OFFICE TRUST INC COM	12,468.25	10,547.00
MPHASE TECHNOLOGIES INC COM ISIN #US62472C1027	51.37	6.11
MRS FIELDS FAMOUS BRANDS LLC / MRS FIELDSR SECD NT 10 DUE 10-24-2014	837.13	708.54
MRS FIELDS ORIGINAL COOKIES	314.24	—
MRV COMMUNICATIONS COM STK USD0.0034	2,447.78	2,193.00
MS US 04/21/12 C17	(109.30)	(118.00)
MSC INDL DIRECT INC CL A COM	3,536.18	3,785.22
MSCI INC CL A CL A	458,967.00	420,516.10
MSCI INC CL A CL A	10,478.05	9,879.00
MSCI INC CL A CL A	1,238,815.55	1,162,429.00
MSDWCC HELOC TR 2005-1 ASSET BKD NT CL AFLTG 07-25-2017/02-25-2005 BEO	29,259.42	24,599.89
MSFT US 01/21/12 C29	(63.53)	(6.00)
MSFT US 01/21/12 C30	(225.72)	(7.00)
MSGI SEC SOLUTIONS INC COM	43,065.55	3,600.00
MT US 01/19/13 C25	(2,241.77)	(1,749.00)
MT US 01/19/13 C30	(395.77)	(219.00)
MTN GROUP LTD ZAR0.0001	295,645.89	336,685.88
MTOR US 02/18/12 C7	(377.88)	(300.00)
MTU AERO ENGINES HOLDING (REGD)	1,357,779.62	1,394,963.62
MU US 02/18/12 C7	(10.30)	(26.00)
MU US 04/21/12 C8	(637.88)	(600.00)
MUELLER WTR PRODS INC COM SER A STK	12,671.52	10,433.74
MUENCHENER RUECKVE NPV(REGD)	305,131.07	266,075.07
MULTICELL TECHNOLOGIES INC COM NEW	19,514.52	1,043.40
MULTI-FINELINE ELECTRONIX INC COM	6,027.59	4,110.00
MULTIMEDIA GAMES HOLDING COMPANY COM	1,471.57	952.80
MULTIMEDIA GAMES HOLDING COMPANY COM	33,105.94	36,524.00
MUNICIPAL ELEC AUTH GA 6.637% 04-01-2057BEO TAXABLE	50,000.00	52,734.50
MUNICIPAL ELEC AUTH GA 6.655% 04-01-2057BEO TAXABLE	30,000.00	30,662.10
MUNICIPAL MTG & EQUITY L L C COM	1,763.40	330.00
MUR US 01/19/13 C70	(996.87)	(960.00)
MURPHY OIL CORP COM	232,376.77	230,819.34
MURPHY OIL CORP COM	94,541.95	99,786.03
MURPHY OIL CORP COM	662,663.90	719,046.00
MUSCLE PHARM CORPORATION COMMON STOCK	150.66	52.50
MUT RISK MGMT LTD COM	3,133.73	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
MV OIL TR TR UNITS	30,917.03	31,440.14
MVC CAP INC COM	714.34	600.80
MWI VETERINARY SUPPLY INC COM STK	25,525.73	22,257.40
MY VINTAGE BABY INC COM STK	2,062.00	—
MYECHECK INC	0.00	0.13
MYECHECK INC CONTRA	(604.95)	—
MYLAN INC	125,350.33	140,026.50
MYLAN INC	183,199.36	198,526.46
MYLAN INC	1,694,080.99	1,661,004.00
MYREXIS INC COM	23.39	16.08
MYRIAD GENETICS INC COM	4,411.50	4,167.06
MYRIAD GENETICS INC COM	645,252.69	604,035.24
N EUROPEAN OIL RTY TR CTF BEN INT	5,903.87	5,853.60
N V BK NEDERLANDSE 4.375% DUE 02-16-2021	538,093.80	575,591.40
N W PIPE CO COM	7,310.20	4,572.00
NAAC REPERFORMING 2004-R1 REMIC PASSTHRUCTF CL 144A A1 6.5 DUE 03-25-2034	55,445.37	66,744.63
NABI BIOPHARMACEUTICALS COM	7,340.06	2,444.00
NABORS INDUSTRIES COM USD0.10	66,524.72	54,083.46
NABORS INDUSTRIES COM USD0.10	148,055.88	149,124.00
NABORS INDUSTRIES COM USD0.10	160,567.23	108,999.24
NABORS INDUSTRIES COM USD0.10	492,504.42	470,018.04
NACCO IND INC CL A COM	49,534.75	58,268.73
NACCO IND INC CL A COM	72,960.50	98,142.00
NACEL ENERGY CORP COM STK	525.61	3.35
NAL ENERGY CORP COM STK	3,249.09	1,547.72
NAM TAI ELECTRS INC COM PAR $0.01	1,487.98	1,358.52
NAMEX EXPLORATIONS INC CONTRA	(1,539.95)	—
NANO MASK INC COM STOCK	192.90	102.91
NANOGEN INC COM	4,710.15	8.55
NANOLOGIX INC COM	28,660.21	22,000.00
NANOMETRICS INC COM DELAWARE	29,421.73	36,840.00
NANOVIRICIDES INC COM	112,088.97	49,584.50
NASDAQ OMX GROUP	380,471.14	343,875.30
NASDAQ OMX GROUP	84,699.78	69,338.79
NASDAQ STK MKT INC (FOR A/C 26-08000 ONLY)	10,895.24	12,255.00
NASH FINCH CO COM	56,868.00	43,920.00
NAT HARMONY FOODS INC COM	2,082.42	—
NATIONAL BEVERAGE CORP COM	1,672.91	1,928.40
NATIONAL BK S C SUMTER CTF DEP DTD 7-30-2009 2.45 7-30-2012	20,000.00	20,221.00
NATIONAL CITY PFD CAP TR I NML APEX FXD TO FLTG DUE 12-29-2049/12-10-2012 BEO	63,825.00	57,612.50
NATIONAL CLEAN FUELS INC COM	4,021.80	280.00
NATIONAL GRID ORD GBP0.113953	946,655.53	943,419.81
NATIONAL HEALTH INVS INC COM	2,773.13	2,638.80
NATIONAL HEALTHCARE LOGISTICS INC COM	534.95	1.50
NATIONAL OILWELL VARCO COM STK	585,909.02	578,654.51
NATIONAL OILWELL VARCO COM STK	323,245.76	622,584.43
NATIONAL OILWELL VARCO COM STK	1,073,192.65	1,505,978.50
NATIONAL OILWELL VARCO COM STK	532,202.46	503,126.00
NATIONAL RETAIL PPTYS INC COM STK	81,791.04	116,223.18
NATIONAL STL CORP CL B CL B	3,120.00	—
NATIONWIDE BLDG 2.5% DUE 08-17-2012	488,530.22	485,302.56
NATIONWIDE UTILITIES CORP COM STK	424.95	0.40
NATIXIS EUR1.6(POST SUBDV)	260,650.50	127,044.35
NATL BANKSHARES INC VA COM	2,886.35	2,792.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
NATL FUEL GAS CO COM	38,807.92	38,558.16
NATL FUEL GAS CO COM	275,045.60	262,337.60
NATL PRESTO INDS INC COM	61,387.22	58,135.99
NATL REP BK CHGO CTF DEP ACT/365 MONTHLYDTD 08-28-2008 4.75 08-28-2012	25,000.00	25,688.75
NATL SEMICONDUCTOR 6.6% DUE 06-15-2017	20,888.20	24,565.42
NATURAL ALTERNATIVES INTL INC COM NEW COM NEW	38,293.07	77,924.60
NATURAL BEAUTY BIO-TECHNOLOGY COM STK	1,818.58	1,725.00
NATURAL GAS SVCS GROUP INC COM	7,974.58	5,784.00
NATURES SUNSHINE PRODS INC COM	48,199.04	76,328.54
NATURES SUNSHINE PRODS INC COM	29,898.45	23,280.00
NAUTILUS INC COM	124,713.98	49,420.00
NAUTILUS MINERALS INC COM	17,762.16	12,960.64
NAVARRE CORP COM	15,760.62	15,400.00
NAVEGACION INTEROCEANICA COM STK	23,091.25	18,531.38
NAVIGANT CONSULTING INC COM	114,828.08	132,356.00
NAVISTAR INTL CORP 8.25% DUE 11-01-2021	6,619.11	6,360.00
NAVISTAR INTL CORP NEW COM	227,510.21	223,492.00
NAVISTAR INTL CORP NEW COM	359,559.62	378,800.00
NAVISTAR INTL CORP NEW COM	1,251.43	757.60
NAVISTAR INTL CORP NEW COM	489,786.04	318,192.00
NCB FSB HILLSBORO OH CTF DEP DTD 10-16-2009 2.4 10-16-2012	10,000.00	10,141.50
NCR CORP COM	7,576.57	8,230.00
NCR CORP COM	303,864.72	294,634.00
NCR CORP COM	408,377.57	385,164.00
NDB ENERGY INC COM	1,019.95	144.00
NE US 01/19/13 C42	(791.51)	(270.00)
NE US 01/19/13 C50	(371.52)	(96.00)
NEAH PWR SYS INC COM NEW COM NEW	3,645.25	900.41
NEENAH PAPER INC COM	9,965.32	11,419.72
NEENAH PAPER INC COM	25,417.62	40,176.00
NELNET ED LN FDG INC 2004-2 STUDENT LN ASSET BKD SR NT CL 02-25-2039 REG	179,750.00	178,109.05
NELNET INC CL A CL A	219,160.16	349,921.00
NEM US 03/17/12 C65	(136.30)	(157.00)
NEM US 03/17/12 C70	(682.47)	(120.00)
NEM US 06/16/12 C60	(469.24)	(505.00)
NEM US 06/16/12 C62.5	(888.46)	(790.00)
NEO MATL TECHNOLOGIES INC COM STK	23,708.82	20,624.99
NEOGENOMICS INC COM NEW COM NEW	8,700.72	6,300.00
NEOHYDRO TECHNOLOGIES CORP COM	3,538.83	70.00
NEOMEDIA TECHNOLOGIES INC COM NEW COM NEW	1,963.00	5.65
NEOPROBE CORP NAME CHANGE NAVIDEABIOPHARMACEUTICALS INC 2F1DAG1 1/5/2012	50,120.59	43,230.00
NEOSTEM INC COM NEW STK	2,124.50	659.10
NESS ENERGY INTL INC COM	6,879.33	—
NESTLE SA CHF0.10(REGD)	374,219.93	389,192.30
NESTLE SA CHF0.10(REGD)	747,459.05	1,130,324.81
NESTLE SA CHF0.10(REGD)	652,471.62	672,434.61
NET 1 UEPS TECHNOLOGIES INC COM NEW NET 1 UEPS TECHNOLOGIES INC	8,568.00	7,670.00
NET BANK INC COM	14,472.05	—
NET SVGS LINK INC COM	27,598.77	1,780.48
NET VOICE TECHNOLOGIES CORP COM	1,460.40	—
NETAPP INC COM STK	188,496.69	282,724.65
NETAPP INC COM STK	116,412.25	90,675.00
NETFLIX INC COM STK	761,714.50	508,588.60
NETFLIX INC COM STK	208,717.48	82,524.39

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
NETGEAR INC COM	42,555.37	37,934.10
NETGEAR INC COM	340,896.58	302,130.00
NETLIST INC COM STK	3,633.92	3,431.17
NETLOGIC MICROSYSTEMS INC COM	1,674.22	2,478.50
NETSPEND HLDGS INC NETSPEND HOLDINGS INC	458.95	811.00
NETSUITE INC COM STK	77,140.82	93,265.00
NETSUITE INC COM STK	177,868.16	194,640.00
NETWORK ENGINES INC COM	167.56	96.21
NEURALSTEM INC COM STK	44,531.37	19,300.00
NEUROCRINE BIOSCIENCES INC COM	57,652.52	73,950.00
NEUROCRINE BIOSCIENCES INC COM	2,523.39	1,700.00
NEUSTAR INC CL A	9,621.95	10,251.00
NEUSTAR INC CL A	17,426.05	23,201.43
NEUTRAL TANDEM INC D/B/A INTELIQUENT INC	79,121.24	53,556.90
NEVADA EXPL INC COM STK	12,624.54	4,147.00
NEVSUN RES LTD COM STK	21,764.05	21,014.00
NEW BRUNSWICK PROV CDA BD 2.75% DUE 06-15-2018 REG	338,990.20	355,413.56
NEW CENTY FINL CORP MD COM	13,603.73	—
NEW CHORUS LTD ADR	2,526.05	8,616.01
NEW CHORUS LTD SHS	16,399.12	22,114.36
NEW DAWN MNG CORP	4,374.40	3,885.00
NEW ENERGY SYS GROUP COM	19,033.14	2,133.00
NEW ENERGY TECHNOLOGIES INC COM NEW	140,925.26	37,626.03
NEW FLYER INDUSTRI INCOME DEPOSIT SEC	0.00	622.00
NEW FRONTIER MEDIA INC COM	437.34	144.20
NEW GENERATION BIOFUELS HLDGS INC COM STK	940.41	187.50
NEW GOLD INC CDA COM	167,207.01	151,492.32
New Israeli shekel	0.74	0.74
New Israeli shekel	7,402.03	7,402.03
New Taiwan dollar	0.66	0.66
NEW YORK CMNTY BANCORP INC COM	21,615.43	16,446.13
NEW YORK MTG TR INC COM PAR $.02 COM PAR$.02	11,194.62	11,505.43
New Zealand dollar	476.82	476.82
New Zealand dollar	8,560.31	8,560.31
New Zealand dollar	346.90	346.90
New Zealand dollar	23,403.00	23,403.00
New Zealand dollar	199.99	199.99
New Zealand dollar	(1,388.49)	(1,388.49)
New Zealand dollar	(296.17)	(296.17)
NEWCASTLE INVT CORP NEW COM	18,335.38	18,111.75
NEWCASTLE INVT CORP NEW PFD SER B	12,058.55	12,275.00
NEWELL RUBBERMAID INC COM	11,658.71	13,913.22
NEWELL RUBBERMAID INC COM	146,729.27	100,307.65
NEWFIELD EXPLORATION	18,706.15	13,960.10
NEWFIELD EXPLORATION	203,368.77	108,285.10
NEWLEAD HOLDINGS LTD COM	75.17	0.92
NEWMARKET CORP COM	2,736.95	2,773.54
NEWMARKET TECHNOLOGY INC COM PAR $0.001 COM PAR $0.001	32,731.80	134.50
NEWMONT MINING CORP NEW COM	537,969.46	514,671.54
NEWMONT MINING CORP NEW COM	378,766.79	642,407.05
NEWPARK RES INC COM PAR $0.01 NEW COM PAR $0.01 NEW	421,504.07	527,915.00
NEWPORT CORP COM	15,382.91	11,568.50
NEWS AMER INC 6.65% DUE 11-15-2037	9,855.00	11,329.33
NEWS AMER INC SR NT 4.5 2-15-2021	20,035.40	20,970.18

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
NEWS CORP CL A COM	22,832.58	25,095.26
NEWS CORP CL A COM	829,862.79	853,822.40
NEWS CORP CL B COM	2,943.16	3,094.13
NEXAIRA WIRELESS INC COM STK	5,643.00	56.10
NEXEN INC COM	64,722.70	51,707.50
NEXEN INC SUB NT	2,689.95	2,554.00
NEXPRISE INC NEW COM NEW STK	111.75	0.01
NEXT FUEL INC COM	194,341.70	239,250.00
NEXT ORD GBP0.10	162,996.84	218,387.42
NEXT10 INC COM	1,209.95	1.33
NEXTECH SOLUTIONS INC LA COM STK	876.85	3.90
NEXTERA ENERGY CAP 8.75% GTD JR SUB DEB SER F	26,958.83	28,950.00
NEXTERA ENERGY INC	28,934.10	28,695.87
NEXTERA ENERGY INC COM	153,773.85	181,463.74
NEXTERA ENERGY INC COM	442,920.18	511,392.00
NEXTERA ENERGY INC COM	322,439.59	563,931.44
NEXTERA ENERGY INC COM	382,679.30	444,424.00
NFLX US 01/06/12 C67.5	0.00	(1,595.00)
NFLX US 01/21/12 C80	(1,214.24)	(525.00)
NG US 01/21/12 C11	(1,285.44)	(40.00)
NGEX RESOURCES INC	578.77	528.86
NGP CAP RES CO COM	16,333.90	14,380.00
NHK SPRING CO LTD NPV	53,397.21	53,164.43
NICHOLAS FINL INC BC COM NEW COM NEW	3,638.95	5,128.00
NII HLDGS INC COM NEW CL B NEW	170,054.22	136,320.00
NII HLDGS INC COM NEW CL B NEW	75,381.92	65,497.50
NII HLDGS INC COM NEW CL B NEW	148,439.82	112,890.00
NIKE INC CL B	339,269.39	403,830.67
NIKE INC CL B	251,412.91	782,331.66
NINTENDO CO LTD NPV	470,082.66	234,120.99
NIPPON ELECTRIC GLASS CO LTD	52,715.56	59,400.73
NIPPON MEAT PACKER JPY50	92,341.21	86,944.38
NIPPON TELEGRAPH & TELEPHONE CORP NPV	720,533.28	869,118.96
NISOURCE INC COM	66,534.08	93,443.25
NISOURCE INC COM	113,354.81	145,121.95
NISOURCE INC COM	483,546.56	611,917.00
NISSHIN SEIFUN GRP NPV	67,965.99	66,669.91
NITINAT MINERALS CORP COM STK	0.00	—
NL INDS INC COM NEW	1,147.44	1,297.00
NM SOFTWARE INC COM	23,072.00	1,200.00
NMC INC COM STK	5,941.10	900.00
NMT MED INC COM STK	4,729.81	3.20
NN INC COM	36,237.33	27,000.00
NNRF INC COM STK	1,934.95	0.50
NOBLE CONSOLIDATED RST COM STK	0.00	—
NOBLE CORPORATION (SWITZERLAND) COM USD0.10	127,842.40	100,728.61
NOBLE CORPORATION (SWITZERLAND) COM USD0.10	205,273.44	163,188.00
NOBLE CORPORATION (SWITZERLAND) COM USD0.10	343,697.44	296,156.00
NOBLE ENERGY INC 4.15% DUE 12-15-2021	200,291.10	206,898.60
NOBLE ENERGY INC COM	67,950.01	69,064.03
NOBLE ENERGY INC COM	389,390.72	405,877.00
NOBLE ENERGY INC COM	261,816.84	349,809.34
NOBLE GROUP COM STK	6,306.90	4,040.27
NOBLE INTL LTD COM	259.15	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
NOBLE TECHNOLOGIES CORP COM STK	0.00	—
NOG US 01/21/12 C23	(814.24)	(925.00)
NOK US 01/19/13 C7.5	(2,144.80)	(860.00)
NOK US 01/21/12 C7.5	(8,061.93)	(50.00)
NOK US 04/21/12 C8	(234.03)	(44.00)
NOKIA CORP-SPON ADR CALL OPT EXP 1/19/13 PR $12.50 PER SH	(408.49)	(66.00)
NOKIA OYJ EUR0.06	354,227.58	260,441.15
NORANDA ALUM HLDG CORP COM STK	10,721.46	11,137.50
NORCAL CMNTY BANCORP COM STK	24,273.73	15,500.00
NORDEA BK AG 3.7% DUE 11-13-2014	119,826.00	121,912.08
NORDIC AMERICAN TANKERS LIMITED	287,763.52	171,672.51
NORDSON CORP COM	3,005.91	2,470.80
NORDSON CORP COM	411,909.37	350,030.00
NORDSTROM INC COM	36,136.66	48,019.91
NORDSTROM INC COM	66,246.39	180,596.43
NORFOLK SOUTHN CORP COM	234,740.00	253,994.14
NORFOLK SOUTHN CORP COM	99,485.25	109,290.00
NORFOLK SOUTHN CORP COM	223,182.61	534,938.12
NORSKE SKOG CDA 7.375 DUE 12-31-2040	14,465.45	1,750.00
NORTECH SYS INC COM	8,228.29	2,568.52
NORTEL NETWORKS CORP NEW COM NEW STK	499.19	14.27
NORTH AMERN ENERGY PARTNERS INC COM	419.45	322.00
NORTH AMERN PALLADIUM LTD COM	94,359.25	62,969.70
NORTH AMERN SCIENTIFIC INC COM NEW STK	1,249.95	—
NORTH SPRINGS RES CORP COM NEW	54,811.95	101,000.00
NORTHEAST UTILITIES COM	41,612.24	52,086.69
NORTHEAST UTILITIES COM	80,700.97	134,757.52
NORTHERN DYNASTY MINERALS LTD COM NEW STK	10,091.25	5,436.00
NORTHERN GREEGOLD RES LTD COM STK	358.92	210.00
NORTHERN ILL MUN PWR AGY PWR PROJ REV TAXABL 4.79 1-1-2014	25,013.00	26,061.75
NORTHERN LION GOLD CORP COM STOCK	3,221.50	1,178.00
NORTHERN OIL & GAS INC NEV COM STK	68,218.32	68,822.60
NORTHERN OIL & GAS INC NEV COM STK	198,046.12	210,784.20
NORTHERN TECHNOLOGIES INTL CORP COM STK	42,985.85	54,600.00
NORTHERN TR CORP COM	244,634.77	205,914.72
NORTHERN TR CORP COM	18,852.31	13,611.23
NORTHERN TR CORP COM	683,792.97	551,274.00
NORTHFIELD LAB INC COM	1,702.81	—
NORTHISLE COPPER & GOLD INC	0.00	12.50
NORTHROP GRUMMAN CORP COM	70,713.42	73,799.89
NORTHROP GRUMMAN CORP COM	327,632.16	367,605.28
NORTHROP GRUMMAN CORP COM	231,693.55	330,119.60
NORTHSTAR ED FIN INC DEL 2007-1 STUDENT LN ASSET BKD NT CL 1A-5 01-29-2046 BEO	82,000.00	77,740.90
NORTHSTAR GLOBAL BUSINESS SVCS INC COM STK	744.85	0.67
NORTHSTAR NEUROSCIENCE INC COM	282.40	75.00
NORTHSTAR RLTY FIN CORP COM	34,894.54	45,279.11
NORTHSTAR RLTY FIN CORP PFD STK	32,611.75	32,250.15
NORTHWESTERN CORP COM NEW COM NEW	589,330.50	651,091.68
Norwegian krone	2,324.56	2,324.56
Norwegian krone	245.48	245.48
Norwegian krone	4,552.37	4,552.37
Norwegian krone	3,823.07	3,823.07
Norwegian krone	14,213.92	14,213.92
Norwegian krone	1.67	1.67

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
Norwegian krone	15,080.56	15,080.56
Norwegian krone	153.13	153.13
Norwegian krone	0.00	—
Norwegian krone	0.00	—
Norwegian krone	(35.54)	(35.54)
NOV US 01/21/12 C77.5	(169.30)	(8.00)
NOV US 02/18/12 C70	(277.24)	(320.00)
NOV US 02/18/12 C80	(991.51)	(84.00)
NOVA BIOSOURCE FUELS INC COM STK	15,471.09	34.00
NOVA CHEMICALS 6.5% DUE 01-15-2012	9,500.36	10,000.00
NOVA MEASURING INSTRUMENTS	2,396.36	2,211.00
NOVAGOLD RES INC COM NEW	255,039.28	246,191.36
NOVARTIS AG CHF0.50(REGD)	1,067,482.76	1,194,819.71
NOVASTAR FINL INC COM NEW STK	1,132.77	93.28
NOVATEL WIRELESS INC COM NEW	1,551.78	1,252.00
NOVATEL WIRELESS INC COM NEW	12,517.32	11,581.00
NOVAVAX INC COM	62,798.19	27,090.00
NOVELLUS SYS INC COM	59,667.79	60,531.14
NOVELLUS SYS INC COM	7,219.24	8,258.00
NOVELOS THERAPEUTICS INC COM NEW COM NEW	9,232.79	792.00
NOVO-NORDISK AS DKK1 SER‘B’	201,449.75	325,100.00
NOVO-NORDISK AS DKK1 SER‘B’	602,103.85	759,371.08
NOVOZYMES A/S SER‘B’DKK2 (POST CONSOLIDAT	249,625.16	371,746.98
NOVUS ENERGY INC COM	1,315.27	101.08
NPC INTL INC 9.5% DUE 05-01-2014	24,081.25	25,500.00
NRG ENERGY INC COM NEW	23,994.71	20,964.84
NRG ENERGY INC COM NEW	122,685.61	91,071.12
NRG ENERGY INC SR NT 8.5 DUE 06-15-2019	5,275.50	5,050.00
NRGY US 01/21/12 C25	(314.25)	(175.00)
NSIT US 01/21/12 C17.5	(51.53)	(60.00)
NSIT US 02/18/12 C17.5	(267.74)	(280.00)
NSTAR COM	13,124.28	17,271.93
NTRI US 02/18/12 C15	(17.30)	(20.00)
NTT DOCOMO NPV	494,720.55	547,845.72
NU SKIN ENTERPRISES INC CL A CL A	24,464.04	25,110.69
NU SKIN ENTERPRISES INC CL A CL A	446,565.86	650,838.00
NUANCE COMMUNICATIONS INC COM	66,423.06	74,976.80
NUCOR CORP COM	289,028.17	282,557.71
NUCOR CORP COM	175,481.46	270,817.08
NUCOR CORP COM	512,947.09	498,582.00
NUMEREX CORP N Y COM	3,095.57	2,674.75
NUMOBILE INC COMMON STOCK	1,443.65	310.40
NUTRACEA COM NEW	27,051.13	8,214.00
NUTRI PHARMACEUTICALS RESH INC COM NEW STK	1,689.90	10.00
NUTRI SYS INC NEW COM	13,720.87	8,676.03
NUTRIPURE BEVERAGES INC COM NEW	510.75	0.01
NUTRITION 21 INC COM	10,251.16	4.56
NUVASIVE INC COM	851,271.16	511,707.96
NUVEEN EQTY PREM OPPORTUNITY FD COM	42,560.21	39,970.00
NUVEEN PREMIER MUNICIPAL OPPORTUNITY FUND INC	7,534.91	8,172.93
NUVEEN REAL ESTATE INC FD COM	19,523.65	21,663.00
NV ENERGY INC COM	7,219.57	8,449.87
NV ENERGY INC COM	202,207.50	281,220.00
NV ENERGY INC COM	381,021.07	516,660.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
NV ENERGY INC COM	337,370.38	367,875.00
NV GEOTHERMAL PWR INC COM	1,001.95	474.50
NVDA US 01/21/12 C15	0.00	(220.00)
NVDA US 01/21/12 C16	(1,035.44)	(110.00)
NVIDIA CORP COM	147,544.50	133,208.46
NVIDIA CORP COM	197,051.55	184,629.06
N-VIRO INTL CORP COM NEW	320,790.60	126,639.52
NVO US 01/21/12 C115	(302.29)	(290.00)
NWM MNG CORP STOCK	17,517.50	7,700.00
NXP SEMICONDUCTORS N V COM STK	53,027.93	49,645.10
NXP SEMICONDUCTORS N V COM STK	248,517.32	238,235.00
NXSTAGE MED INC COM STK	3,655.32	3,556.00
NXT NUTRITIONALS HLDGS INC COM STK	56,825.28	1,162.50
NYMET HLDGS INC COM NEW STK	2,340.21	0.11
NYSE EURONEXT COM STK	224,117.37	202,468.09
NYSE EURONEXT COM STK	442,934.23	150,414.30
NYX US 01/19/13 C30	(312.29)	(125.00)
NYXIO TECHNOLOGIES CORP COM	16,940.10	4,725.00
O REILLY AUTOMOTIVE INC NEW COM USD0.01	29,572.10	33,339.15
O REILLY AUTOMOTIVE INC NEW COM USD0.01	101,615.01	224,819.40
O2DIESEL CORP COM	5,815.07	—
OASIS PETE INC NEW COM STK	6,845.26	7,708.85
OCCIDENTAL PETE 3.125% DUE 02-15-2022	98,244.50	102,584.60
OCCIDENTAL PETROLEUM CORP	604,930.21	614,672.00
OCCIDENTAL PETROLEUM CORP	470,775.92	563,137.00
OCCIDENTAL PETROLEUM CORP	548,008.81	1,662,800.20
OCCIDENTAL PETROLEUM CORP	301,685.13	299,947.31
OCEAN PWR TECHNOLOGIES INC COM NEW STK	42,712.90	16,598.40
OCEAN RIG UDW INC SHS	14,932.51	12,407.40
OCEANEERING INTL INC COM	68,038.48	81,386.99
OCEANEERING INTL INC COM	123,482.83	143,003.00
OCH-ZIFF CAP MGMT GROUP CL A SHS CL A	6,131.05	3,952.70
OCLARO INC COM NEW	31,197.15	12,126.00
OCULUS INNOVATIVE SCIENCES INC COM	803.15	525.00
OCWEN FINL CORP COM NEW COM NEW	347,225.03	382,272.00
OCWEN FINL CORP COM NEW COM NEW	121,500.90	130,320.00
OCWEN FINL CORP COM NEW COM NEW	687,086.64	845,632.00
OCZ TECHNOLOGY GROUP INC COM USD0.0025	112.72	112.37
ODYSSEY MARINE EXPL INC COM	26,390.61	23,550.30
OFFICE DEPOT INC COM	40,963.63	28,620.80
OGE ENERGY CORP COM	2,811.84	5,357.12
OGE ENERGY CORP COM	326,001.03	408,312.00
OGX PETROLEO E GAS COMSTK	1,064,160.89	790,073.18
OIL DRI CORP AMER COM	1,808.95	2,024.00
OIL STS INTL INC COM ISIN US6780261052	7,325.31	7,637.00
OIL STS INTL INC COM ISIN US6780261052	178,491.43	290,206.00
OIL STS INTL INC COM ISIN US6780261052	438,307.49	599,504.50
OILSANDS QUEST INC COM STK	242,187.47	—
OLD 2ND BANCORP INC DEL COM	2,804.66	171.60
OLD DOMINION FGHT LINE INC COM	7,204.95	8,106.00
OLD DOMINION FGHT LINE INC COM	286,572.50	354,637.50
OLD MUTUAL PLC ORD GBP0.10	219,996.27	230,512.53
OLD NATL BANCORP IND COM	112,896.45	147,582.20
OLD REP INTL CORP COM	29,980.25	27,757.44

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
OLENTANGY LOC SCH DIST OHIO TAXABLE-SCH FACS CONSTR-SER B 4.8 12-1-2017	25,437.00	28,414.75
OLIN CORP COM	11,247.87	9,594.10
OLIN CORP COM	558,892.98	573,780.00
OLIVUT RES LTD COM	10,064.06	7,117.15
OM GROUP INC COM	21,150.57	14,553.50
OM GROUP INC COM	239,914.33	239,573.00
OM GROUP INC COM	675,216.75	513,648.99
OM GROUP INC COM	388,639.89	246,290.00
OMDA OIL & GAS INC COM NEW STK	56.26	1.60
OMEGA HEALTHCARE INVS INC REIT	5,358.95	5,805.00
OMEGA NAVIGATION ENTERPRISES INC USD0.01CLS‘A’	2,015.08	66.00
OMEGA PROTEIN CORP COM	71,713.74	57,753.00
OMINECA MNG & METALS LTD	0.00	1,217.60
OMNICARE INC COM	12,408.01	17,478.87
OMNICELL INC COM	10,375.95	8,260.00
OMNICOM GROUP INC COM	350,926.91	364,218.60
OMNICOM GROUP INC COM	185,567.55	270,868.08
OMNICOM GROUP INC COM	16,831.45	20,061.00
OMNIVISION TECHNOLOGIES INC COM	165,176.04	98,063.53
OMNOVA SOLUTIONS INC COM	4,434.10	4,610.00
OMNOVA SOLUTIONS INC COM	957.67	594.69
ON SEMICONDUCTOR CORP COM	18,909.51	14,204.80
ON SEMICONDUCTOR CORP COM	295,613.59	318,990.40
ON TRACK INNOVATIONS COM ILS0.10	432.79	234.00
ONCOLYTICS BIOTECH INC COM	18,208.74	12,675.00
ONCOSEC MED INC COM	4,979.95	1,255.00
ONCOTHYREON INC COM STK	661.98	795.90
ONEIDA FINL CORP COM STK	23,203.72	22,643.94
ONEOK INC COM STK	48,458.87	83,730.56
ONEOK INC COM STK	105,611.64	197,653.20
ONLINE PWR SUP INC COM	6,667.85	—
ONLINE RES CORP COM	298.00	72.60
ONT PROV CDA BD 4 DUE 10-07-2019 BEO	943,055.20	1,015,721.40
ONTARIO PROV CDA BD 3.15% DUE 12-15-2017REG	265,560.00	265,084.75
ONYX PHARMACEUTICALS INC DEL COM	22,673.25	30,281.55
ONYX PHARMACEUTICALS INC DEL COM	341,667.74	476,418.00
OPAP(ORG OF FOOTB) EUR0.30 (CR)	112,350.60	56,398.73
OPEN TEXT CORP	30,953.74	26,081.40
OPENTABLE INC COM	1,218,620.35	686,614.11
OPENWAVE SYS INC COM NEW	24,604.07	25,438.00
OPENWAVE SYS INC COM NEW	3,223.61	2,528.00
OPKO HEALTH INC COM STK	13,240.85	14,700.00
OPLINK COMMUNICATIONS INC COM NEW	36,166.95	32,940.00
OPNEXT INC COM	13,815.38	4,200.56
OPTI INC COM	2,091.13	597.52
OPTICAL CABLE CORP COM NEW STK	14,099.15	6,380.00
OPTIMER PHARMACEUTICALS INC COM STK	2,730.90	2,448.00
OPTIMIZED TRANSN MGMT INC COM STK	4,602.25	30.00
OPTION ONE MTG LN TR 2003-1 CL A-2 02-25-2033 BEO	232,788.57	183,966.64
OPTIONS MEDIA GROUP HLDGS INC COM STK	3,083.45	611.05
ORACLE CORP COM	512,875.06	631,374.75
ORACLE CORP COM	1,246,762.03	2,205,823.05
ORACLE CORP COM	1,251,111.62	1,010,610.00
ORACLE CORP COM	349,413.30	310,365.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ORACLE CORP COM USD0.01	730,808.73	631,100.76
ORAMED PHARMACEUTICALS INC COM STK	303.95	84.00
ORASURE TECHNOLOGIES INC COM	511.34	911.00
ORBITAL SCI CORP COM	18,725.33	15,983.00
ORBITAL SCI CORP COM	138,115.32	127,864.00
ORBITZ WORLDWIDE INC COM	5,673.50	5,640.00
ORCHARD SUP PFD SER A	3,887.72	—
ORCHARD SUPPLY HARDWARE STORES CORP CL ACL A	4,071.61	—
ORCHESTRA THERAPEUTICS INC COM PAR $0.0025 STK	1,675.92	0.48
OREXIGEN THERAPEUTICS INC COM	14,202.24	10,304.00
OREXIGEN THERAPEUTICS INC COM	718.18	563.50
ORGANA TECHNOLOGIES GROUP INC COM NEW STK	8,919.22	0.90
ORIGEN MANUFACTURED HSG CONT TR SER 02-A SR/SUB ASTBKD CTF CL A-1 05-15-32	9,286.53	8,802.46
ORIGIN AGRITECH LIMITED	62,433.69	16,520.00
ORIGINOIL INC COM NEW	2,676.65	892.80
ORION ENERGY SYS INC COM STK	2,020.17	531.00
ORIX CORP NPV	150,191.28	155,346.16
ORKLA ASA NOK1.25	744,004.15	651,077.62
ORLEANS HOMEBUILDERS INC COM	1,768.95	—
OROCOBRE LTD COM STK	25,507.36	12,369.00
ORTHOFIX INTL N.V COM STK USD0.10	27,851.40	42,276.00
OSHKOSH CORPORATION	35,288.61	23,109.74
OSI SYS INC COM	9,468.90	9,756.00
OSIRIS THERAPEUTICS INC NEW COM	8,919.70	5,350.00
OTELCO INC INCOME DEP SECS IDS	1,872.06	1,939.00
OTTER TAIL CORP	12,936.41	14,313.63
OVERHILL FARMS INC COM	724.48	697.48
OVERSEAS SHIPHOLDING GROUP INC COM	1,010.73	1,093.00
OVERSTOCK COM INC DEL COM	1,956.66	784.00
OWENS & MINOR INC NEW COM	8,709.63	8,337.00
OWENS CORNING NEW COM STK	25,831.43	24,555.60
OWENS CORNING NEW COM STK	446,971.90	412,132.00
OWENS CORNING NEW WT EXP SER B WTS	47,942.89	3,936.80
OWENS ILL INC COM NEW	11,994.05	12,015.60
OWENS ILL INC COM NEW	96,962.13	68,159.46
OXIGENE INC COM NEW	5,782.43	4,227.30
OXYGEN BIOTHERAPEUTICS INC COM NEW COM NEW	883.03	134.42
OYO GEOSPACE COM	3,716.62	3,093.20
P2 SOLAR INCORPORATION COM	20,933.36	2,691.20
PAAS US 04/21/12 C21	(598.47)	(540.00)
PAC GAS & ELEC CO 1ST PFD 6	31,644.73	36,338.02
PAC GAS & ELEC CO 6.05% DUE 03-01-2034	32,349.99	37,135.17
PAC GAS & ELEC CO 8.25% DUE 10-15-2018	78,674.40	105,457.36
PAC GOLD CORP COM	12,185.47	2,940.00
PACCAR INC COM	45,563.87	38,180.56
PACCAR INC COM	132,393.79	295,076.25
PACE OIL & GAS LTD COMMON STOCK	14,335.09	7,190.40
PACER INTL INC TENN COM	79,990.36	84,556.75
PACIFIC BIOSCIENCES OF CALIFORNIA INC COMMON STOCK	2,735.62	2,380.00
PACIFIC BLUE ENERGY CORP COM STK	10,940.19	11.00
PACIFIC BOOKER MINERALS INC COM	4,836.69	4,978.60
PACIFIC CAP BANCORP NEW COM NEW COM NEW	7,938.30	7,511.84
PACIFIC ETHANOL INC COM NEW COM NEW	221,507.17	53,261.82
PACIFIC FINL CORP COM	8,408.00	8,000.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
PACIFIC OFFICE PPTYS TR INC COM REIT	1,184.37	96.00
PACIFIC RUBIALES COM NPV	502,612.61	301,680.79
PACIFIC SUNWEAR CALIF INC COM	2,542.72	2,223.00
PACIFIC SUNWEAR CALIF INC COM	19,531.82	20,691.00
PACKAGING CORP AMER COM ISIN US6951561090	380,245.58	424,032.00
PAINCARE HLDGS INC COM STK	1,345.64	5.55
PAIVIS CORP COM NEW STK	258.95	—
PALADIN ENERGY LIMITED PALADINE RESOURCES COM	81,947.64	34,868.12
PALADIN HLDGS INC COM STK	33,485.97	16.70
PALATIN TECHNOLOGIES INC COMMON STOCK	105.72	60.29
PALL CORP COM	58,603.74	142,875.00
PALL CORP COM	6,704.04	6,858.00
PALOMAR MED TECHNOLOGIES INC COM NEW	2,728.33	2,046.00
PAN AMERICAN SILVER CORP WARRANT	0.00	—
PAN AMERN GOLDFIELDS LTD COM	10,604.44	1,407.20
PAN AMERN SILVER CORP	333,164.82	237,968.91
PAN PAC CORPORATION COM	0.00	—
PANACOS PHARMACEUTICALS INC COM	12,591.34	207.50
PANCONTINENTAL URANIUM CORP COM STK	3,645.76	200.00
PANDORA MEDIA INC	81,073.03	71,351.28
PANERA BREAD CO CL A	130,484.06	147,815.25
PANTRY INC COM ISIN #US6986571031	46,912.50	45,486.00
PAPA JOHNS INTL INC COM	97,717.41	120,576.00
PAR PHARMACEUTICAL COS INC COM	50,006.85	51,517.02
PAR PHARMACEUTICAL COS INC COM	330,616.25	435,309.00
PARAGON SHIPPING INC CL A COM STK	44,461.55	14,216.80
PARAMETRIC SOUND CORPORATION COMMON STOCK	0.00	350.00
PARAMOUNT GOLD MNG CORP COM	127,748.38	105,181.00
PARKER COLO CTFS PARTN 4.2% 11-01-2014 BEO TAXABLE	25,013.00	26,763.75
PARKER DRILLING CO COM	50,933.05	69,943.35
PARKER-HANNIFIN CORP COM	59,648.44	60,618.75
PARKER-HANNIFIN CORP COM	105,057.16	248,498.75
PARKER-HANNIFIN CORP COM	507,723.84	556,625.00
PARK-OHIO HLDGS CORP COM	2,753.75	2,676.00
PARTNERRE HLDG LTD COM STK	313,581.49	314,629.00
PATRIOT COAL CORP-STOCK DISTRIBUTION	257,784.02	142,507.75
PATRIOT NATL BANCORP INC COM	3,557.87	1,750.00
PATRIOT SCIENTIFIC CORP COM	139,392.89	49,730.33
PATTERSON COS INC COM	73,325.60	60,043.68
PATTERSON-UTI ENERGY INC COM	66,426.18	59,100.84
PATTERSON-UTI ENERGY INC COM	429,978.45	335,664.00
PATTERSON-UTI ENERGY INC COM	577,242.72	379,620.00
PATTERSON-UTI ENERGY INC COM	521,319.43	625,274.10
PATTERSON-UTI ENERGY INC COM	255,693.18	173,826.00
PAXTON ENERGY INC COM PAR $0.001 STK	42,516.75	425.64
PAYCHEX INC COM	129,333.09	135,244.84
PAYCHEX INC COM	184,892.27	210,649.56
PBR US 01/21/12 C33	(103.96)	(24.00)
PC GOLD INC COMSTK	4,884.66	1,254.00
PC MALL INC COM	7,166.00	6,280.00
PCCW LIMITED HKD0.25(POST CONS)	15,358.43	550.08
PCS EDVENTURES COM INC COM	573.12	48.00
PDL BIOPHARMA INC COM	29,327.79	31,373.50
PDL BIOPHARMA INC COM	161,194.44	194,680.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
PDS US 01/21/12 C12	(449.89)	(200.00)
PEABODY ENERGY 6.5% DUE 09-15-2020	50,000.00	52,500.00
PEABODY ENERGY CORP COM STK	991,941.50	689,576.98
PEABODY ENERGY CORP COM STK	236,143.27	198,196.46
PEABODY ENERGY CORP COMSTK CALL OPT EXP 01/21/12 PR $65 PER SH	(865.23)	(1.00)
PEBBLEBROOK HOTEL TR COM STK	7,803.31	8,664.04
PEETS COFFEE & TEA INC COM	38,327.02	44,189.40
PEETS COFFEE & TEA INC COM	538,058.31	1,259,868.00
PEGASUS WIRELESS CORP NEV COM NEW STK	4,797.32	—
PEGASYSTEMS INC COM	3,624.95	2,940.00
PELE MTN RES INC COM	5,984.74	2,125.00
PEMBINA PIPELINE CORPORATION COMMON STOCK	92,747.04	138,836.21
PEMEX PROJ FDG MASTER TR GTD BD 6.625% DUE 06-15-2035 REG	89,713.60	102,037.50
PENFORD CORP COM	139.42	21.27
PENGROWTH ENERGY CORP COM	481,944.25	466,868.61
PENN NATL GAMING INC COM	446,548.56	472,829.40
PENN VA CORP 7.25% DUE 04-15-2019	4,988.00	4,675.00
PENN VA CORP COM	525.76	529.00
PENN WEST PETROLEUM LTD COM STK	297,927.05	342,599.40
PENNANTPARK INVT CORP COM	30,088.58	25,733.15
PENNANTPARK INVT CORP COM	291,733.80	322,173.70
PENNEY J.C CO INC COM	7,585.01	8,776.87
PENNEY J.C CO INC COM	108,383.00	107,207.50
PENNSYLVANIA REAL ESTATE INVT TR SH BEN INT SH BEN INT	84,026.16	89,784.00
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGYVAR-SR-SUBER MM-2 01 JUN 2047	353,750.00	365,659.78
PENNYMAC MTG INVT TR COM REIT	258,152.21	229,356.00
PENNYMAC MTG INVT TR COM REIT	541.25	488.01
PENSKE AUTOMOTIVE GROUP INC COM STK	5,052.89	5,823.20
PENTAIR INC COM	6,500.34	6,494.85
PENTAIR INC COM	383,829.40	324,910.40
PENTAIR INC COM	1,034,305.60	868,869.00
PEOPLES BK N A MARIETTA OHIO CTF DEP DTD06-26-2009 3.65 06-27-2016	5,000.00	5,325.75
PEOPLES BK N A MARIETTA OHIO CTF DEP DTD07-24-2009 3.6 07-25-2016	10,000.00	10,649.90
PEOPLES BK OZARKS NIXA MO CTF DEP DTD 07-13-2007 5.5 07-13-2017	10,000.00	11,087.40
PEOPLES UTD FINL INC COM	32,552.51	30,599.60
PEOPLES UTD FINL INC COM	136,521.84	101,425.05
PEOPLES UTD FINL INC COM	327,416.74	272,420.00
PEP BOYS-MANNY MOE & JACK COM	2,534.99	2,216.52
PEP US 01/21/12 C65	(224.78)	(528.00)
PEP US 10/22/11 C55	(1,028.82)	(320.00)
PEPCO HLDGS INC COM	46,149.59	52,780.00
PEPCO HLDGS INC COM	340,140.64	336,980.00
PEPCO HLDGS INC COM	115,002.43	98,455.00
PEPSICO INC 7.9% DUE 11-01-2018	59,863.68	64,803.17
PEPSICO INC COM	604,582.04	636,967.14
PEPSICO INC COM	316,831.83	344,356.50
PEPSICO INC COM	1,232,466.97	2,260,942.60
PEPSICO INC COM	1,145,143.77	1,218,186.00
PEPSICO INC COM	621,240.31	640,277.50
PEREGRINE PHARMACEUTICALS INC COM NEW COM NEW	105,480.27	31,265.65
PERION NETWORK LTD SHS	11,265.85	7,900.00
PERKINELMER INC COM	43,160.05	39,340.00
PERKINELMER INC COM	45,312.17	51,460.00
PERNOD RICARD NPV EUR 1.55	700,702.68	746,621.71

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
PERNOD RICARD NPV EUR 1.55	322,538.25	349,474.61
PERPETUAL ENERGY INC COM STK	12,831.05	3,387.90
PERRIGO CO COM	91,331.88	110,272.50
PERRIGO CO COM	196,245.20	194,600.00
PERRIGO CO COM	534,379.70	564,340.00
PERRIGO CO COM	477,974.60	1,201,655.00
PETRO DEV CORP COM	33,153.95	35,110.00
PETROALGAE INC COM	2,946.42	20.00
PETROBAKKEN ENERGY LTD COM STK	38,973.83	46,279.80
PETROBANK ENERGY & RES LTD COM	4,890.18	2,076.00
PETROBRAS INTL FIN 3.875% DUE 01-27-2016	5,091.20	5,124.37
PETROBRAS INTL FIN 3.875% DUE 01-27-2016	103,358.60	103,021.10
PETROBRAS INTL FIN 5.375% DUE 01-27-2021	229,542.30	241,638.23
PETROBRAS INTL FIN 5.75% DUE 01-20-2020	52,347.90	55,646.24
PETROBRAS INTL FIN 6.125% DUE 10-06-2016	39,851.13	44,342.52
PETROCHINA CO COM STK	21,982.70	22,411.80
PETROFAC ORD USD0.02	118,049.82	120,237.39
PETROHUNTER ENERGY CORP COM STK	3,106.95	1,488.00
PETROMANAS ENERGY INC COM STK	3,556.36	1,331.41
PETROWORLD CORP COM USD0.01	115,187.66	301,131.94
PETSMART INC COM	464,932.25	533,416.00
PETSMART INC COM	11,188.48	17,303.91
PEUGEOT SA EUR1	97,697.00	95,641.04
PEYTO EXPL & DEV CORP NEW COM	76,037.60	125,940.67
PFE US 01/21/12 C21	(59.78)	(258.00)
PFE US 01/21/12 C22.5	(375.54)	(100.00)
PFIZER INC 4.5% DUE 02-15-2014	21,273.80	21,542.98
PFIZER INC COM	1,546,821.49	1,867,709.03
PFIZER INC COM	593,750.98	668,676.00
PFIZER INC COM	659,491.73	872,741.20
PFIZER INC COM	2,771,716.95	3,632,035.96
PFIZER INC COM	1,769,340.46	2,093,670.00
PFIZER INC COM	564,194.62	601,592.00
PFIZER INC NT 5.35 DUE 03-15-2015	21,913.00	22,662.86
PFIZER INC NT 6.2 DUE 03-15-2019	113,669.00	123,390.70
PG US 04/21/12 C70	(43.30)	(68.00)
PG& E CORP COM	46,503.65	46,772.99
PG& E CORP COM	125,288.94	119,538.00
PG& E CORP COM	325,321.23	316,858.14
PG& E CORP COM	279,332.95	365,415.30
PGI ENERGY INC COM	506.95	50.00
PGT INC COM	1,086.65	206.00
PHARMACEUTICAL HOLDRS TR DEPOS RCPT	6,907.15	7,122.00
PHARMASSET INC COM CASH MERGER 1/18/2012	474,337.63	492,159.80
PHARMATHENE INC COM STK	134,013.00	89,992.20
PHARMERICA CORP COM STK	58.66	60.72
PHH CORP COM NEW COM NEW	104.18	53.50
PHH CORP COM NEW COM NEW	199,827.18	119,840.00
PHILIP MORRIS INTL COM STK NPV	1,175,063.01	1,521,860.80
PHILIP MORRIS INTL COM STK NPV	672,324.83	1,329,922.08
PHILIP MORRIS INTL COM STK NPV	992,552.62	2,978,316.00
PHILIP MORRIS INTL COM STK NPV	1,233,662.84	1,781,496.00
PHILIP MORRIS INTL INC 2.9 DUE 11-15-2021	167,715.20	173,323.33
PHILLIPS VAN 7.375% DUE 05-15-2020	5,438.00	5,437.50

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
PHOENIX COS INC NEW COM	2,333.81	1,680.00
PHOENIX COS INC NEW COM	22,571.73	20,664.00
PHOENIX COS INC NEW QUARTERLY INT BD-QUIBS	10,203.95	9,650.00
PHOTRONICS INC COM	55,088.01	49,248.00
PHYSICIANS ADULT DAYCARE INC COM	1,729.25	—
PICCOLO EDL SYS INC COM COM	41,339.35	59.70
PICO HLDGS INC COM NEW STK	3,293.87	2,058.00
PIEDMONT NAT GAS INC COM	11,409.13	13,592.00
PIER 1 IMPORTS INC COM	13,877.73	19,502.00
PILGRIM PETE CORP COM	9,726.35	724.11
PILGRIMS PRIDE CORP SR SUB NT 8.375 DUE 05-01-2017 BEO BD IN DEFAULT	20,912.48	20,812.50
PILOT GOLD INC COM	136,013.58	6,720.82
PINECREST ENERGY INC COM	4,706.95	4,655.00
PINETREE CAP COM STK	569,884.09	308,838.40
PINNACLE DATA SYSTEMS INC COM	265.95	238.00
PINNACLE ENTMT INC COM	1,117.50	1,016.00
PINNACLE W. CAP CORP COM	50,915.91	62,414.17
PINNACLE W. CAP CORP COM	94,176.82	120,450.00
PINNACLE W. CAP CORP COM	88,793.69	112,403.94
PIONEER DRILLING CO COM STK	6,049.61	4,840.00
PIONEER NAT RES CO 7.5% DUE 01-15-2020	5,700.00	5,856.25
PIONEER NAT RES CO COM STK	40,128.61	44,740.00
PIONEER NAT RES CO COM STK	155,743.39	243,385.60
PIONEER SOUTHWEST ENERGY PARTNERS L P	5,051.15	5,125.60
PIPER JAFFRAY COS COM	874,611.87	483,729.40
PIRELLI + C. ORD COMMON STOCK	159,015.33	187,009.17
PITCHBLACK RES LTD COM STK	51,020.52	3,913.72
PITCHSTONE EXPLORATIONS LTD COM STK	3,967.15	152.00
PITNEY BOWES INC COM	89,862.12	81,052.66
PITNEY BOWES INC COM	117,953.52	81,798.48
PITNEY BOWES INC COM	576,835.18	389,340.00
PIXELWORKS INC COM NEW STK	359.02	200.86
PK PL ENERGY CORP COM NEW	1,014.95	3.00
PKWY PPTYS INC REIT	4,506.70	3,451.00
PLAINS ALL AMERN PIPELN UNIT LTD PARTNERSHIP INT	225,031.27	268,203.43
PLANAR SYS INC	183,183.41	126,633.00
PLANET RESOURCE RECOVERY INC NEW COM STK	23,966.87	2,400.00
PLANKTOS CORP COM STK	16,290.20	29.89
PLANTRONICS INC NEW COM	1,187.60	1,283.04
PLASTICON INTL INC COM	6,981.82	—
PLATCOM INC COM STK	995.22	—
PLATINUM GROUP METALS LTD COM NEW PLATNIUM GROUP METALS LIMITED NEW	651.92	435.00
PLATINUM RESH ORGANIZATION INC COM	4,583.24	25.22
PLATINUM STUDIOS INC COM STK	406.69	43.00
PLEXUS CORP COM	7,044.64	5,476.00
PLUG PWR INC COM NEW	249.90	210.12
PLUM CREEK TIMBER CO INC COM	111,271.67	126,680.40
PLUM CREEK TIMBER CO INC COM	176,966.40	179,494.84
PLURISTEM THERAPEUTICS INC PLURISTEM THERAPEUTICS INC	7,007.95	7,096.50
PM US 01/18/14 C65	(45,155.54)	(60,040.00)
PM US 01/19/13 C65	(452.29)	(4,500.00)
PM US 01/21/12 C77.5	(72.30)	(188.00)
PM US 02/18/12 C82.5	(27.30)	(67.00)
PM US 03/17/12 C67.5	(3,669.63)	(8,050.00)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
PM US 06/16/12 C77.5	(1,476.18)	(2,350.00)
PMC COML TR SH BEN INT SHS OF BEN INT USD0.01	2,385.01	1,411.01
PMC SIERRA INC CALL OPT PR$22.50 PER SH EXP 01/17/04	397.51	—
PMC SIERRA INC COM	(616.04)	3,801.90
PMC SIERRA INC COM	387,684.28	291,479.00
PMC SIERRA INC COM	26,194.60	18,800.12
PMI GROUP INC COM	14,464.28	162.60
PNC FINANCIAL SERVICES GROUP COM STK	248,674.66	249,006.37
PNC FINANCIAL SERVICES GROUP COM STK	32,621.40	34,602.00
PNC FINANCIAL SERVICES GROUP COM STK	225,799.19	248,557.70
PNC FINANCIAL SERVICES GROUP COM STK	836,609.13	659,052.76
PNC FINANCIAL SERVICES GROUP COM STK	1,127,293.72	1,170,701.00
PNC FINANCIAL SERVICES GROUP COM STK	335,869.75	392,156.00
PNC FINL SVCS GROUP INC DEP SHS REPSTG PFD SER L	2,824.95	2,800.00
PNM RES INC COM	235,156.72	319,025.00
PNM RES INC COM	346,430.78	353,662.00
POINDEXTER J B INC 8.75% DUE 03-15-2014	23,013.89	25,125.00
POLARIS INDS INC COM	37,280.23	34,147.80
POLARIS INDS INC COM	141,763.12	253,589.40
POLARIS INDS INC COM	418,156.53	526,212.00
POLARIS INTL HLDGS INC COM STK	998.95	99.00
Polish zloty	0.00	—
POLYCOM INC COM	54,173.41	47,433.00
POLYCOM INC COM	610,653.03	356,970.00
POLYCOM INC COM	755,883.74	834,560.00
POLYMEDIX INC COM STK	1,371.95	1,224.00
POLYMET MNG CORP COM	33,842.71	14,560.00
POLYONE CORP 7.375% DUE 09-15-2020	5,375.50	5,150.00
POLYONE CORP COM	36,693.46	30,030.00
POLYPORE INTL INC COM	17,153.34	11,921.29
POLYPORE INTL INC COM	370,570.57	255,581.90
POPULAR INC COM	2,076.92	1,042.50
POPULAR INC PFD SER B 8.25%	1,808.95	1,750.00
PORT SEATTLE WASH REV 5.74% 05-01-2019 BEO TAXABLE	26,070.42	29,438.00
PORTAGE RES INC COM	93,991.02	8,596.50
PORTFOLIO RECOVERY ASSOCS INC COM	2,854.93	2,700.80
PORTLAND GEN ELEC CO COM NEW STK\	10,843.51	10,621.80
POSITIVEID CORP COM	8,047.51	540.00
POSITRON CORP COM	4,266.00	178.00
POT US 01/21/12 C43.33	(109.30)	(70.00)
POT US 01/21/12 C45	(405.47)	(370.00)
POTASH CORP SASK 4.875% DUE 03-30-2020	21,344.00	22,965.52
POTASH CORP SASK INC COM	822,104.30	730,119.36
POTASH CORP SASK INC COM	129,375.76	94,944.00
POTASH CORP SASK INC COM	452,221.70	352,737.60
POTLATCH CORP NEW REIT	5,707.14	5,539.89
POWER ASSETS HLDGS HKD1	75,044.84	73,964.43
POWER INTEGRATIONS INC COM	2,488.75	2,155.40
POWER OIL & GAS INC COM STK	5,542.92	30.00
POWER ONE INC NEW COM USD0.001	54,704.04	21,735.69
POWERSHARES BUILD AMERICA PO	9,256.75	10,045.00
POWERSHARES DB GOLD DOUBLE SHORT ETN	86,637.77	89,842.50
POWERSHARES DB MULTI-SECTOR COMMODITY TRPWR SH DB BASE METALS FD COM UNIT PWR	20,211.51	16,971.50
POWERSHARES PREFERRED PORTFOLIO	46,468.51	45,435.15

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
POWERVERDE INC COM STK	25,563.60	50,800.00
POWERWAVE TECHNOLOGIES INC COM NEW	52,263.62	9,963.20
POZEN INC COM	2,351.57	1,718.25
PPG IND INC COM	231,559.74	259,063.38
PPG IND INC COM	286,651.10	384,721.92
PPG IND INC COM	162,339.50	292,381.98
PPL CORP COM ISIN US69351T1060	122,619.19	129,319.99
PPL CORP COM ISIN US69351T1060	130,758.34	118,003.62
PPL CORP COM ISIN US69351T1060	287,292.43	366,602.62
PPL CORP COM ISIN US69351T1060	172,842.91	179,462.00
PPL CORP CORP UNIT	55,255.70	60,593.10
PPL CORP CORP UNIT CONSISTING OF PUR CONTRACT JR SUB NTS CONV PFD STK	6,536.40	6,911.25
PPL US 01/19/13 C30	(167.30)	(160.00)
PRADA SPA COM EUR0.10	119,211.40	114,040.41
PRAXAIR INC 5.2% DUE 03-15-2017	32,310.30	34,670.43
PRAXAIR INC COM	17,174.16	21,353.83
PRAXAIR INC COM	234,942.61	717,192.10
PRAXAIR INC COM	776,692.49	823,130.00
PRECISION CASTPARTS CORP COM	66,100.53	82,476.11
PRECISION CASTPARTS CORP COM	354,468.26	508,871.52
PRECISION CASTPARTS CORP COM	607,647.67	642,681.00
PRECISION DRILLING CORPORATION COM STK	27,401.19	26,009.10
PRECISION DRILLING CORPORATION COM STK	409,370.15	493,670.16
PREFERREDPLUS TR SER CCR-1 TR CTF	16,176.95	15,684.90
PREMIER EXHIBITIONS INC COM	11,551.65	12,740.00
PREMIER INFORMATION MGMT INC COM	3,167.95	0.15
PREMIERE GLOBAL SVCS INC COM	243,795.05	313,457.76
PREMIERWEST BANCORP COM NEW COM NEW	8,198.50	799.20
PREMIUM EXPL INC COM STK	17,620.69	4,141.50
PRESTIGE BRANDS HLDGS INC COM	1,608.21	2,254.00
PRICE NET U S A INC COM	119,611.81	—
PRICELINE COM INC COM NEW STK	148,799.24	140,313.00
PRICELINE COM INC COM NEW STK	201,348.24	484,079.85
PRICESMART INC COM STK	25,776.37	26,444.20
PRIM CORP COM STK	5,253.47	286.27
PRIME STAR GROUP INC COM STK	698.41	—
PRIMEGEN ENERGY CORP COM STK	13,872.07	23.89
PRIMERO MNG CORP COM	62,715.91	57,129.24
PRIMORIS SVCS CORP COM	8,401.90	8,958.00
PRIMORIS SVCS CORP COM	44,125.54	50,762.00
PRIMUS GTY LTD	3,128.70	1,910.00
PRINCETON NATL BANCORP INC COM	12,833.70	1,510.00
PRINCIPAL FINL GROUP INC COM STK	192,511.64	163,737.60
PRISMONE GROUP INC COM	7,958.78	1,860.75
PRIVATE EXPT FDG CORP SECD NT SER DD 2.125% DUE 07-15-2016 REG	189,762.50	197,545.28
PROASSURANCE CORP COM	3,490.75	3,991.00
PROASSURANCE CORP COM	93,303.83	95,784.00
PROASSURANCE CORP COM	249,513.89	328,858.40
PROASSURANCE CORP COM	116,225.70	119,730.00
PROBE MINES LTD COM STK	2,022.01	6,138.60
PROCTER & GAMBLE 4.95% DUE 08-15-2014	1,990.92	2,224.68
PROCTER & GAMBLE COM NPV	1,233,133.46	1,322,003.21
PROCTER & GAMBLE COM NPV	628,717.09	667,100.00
PROCTER & GAMBLE COM NPV	133,990.86	148,229.62

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
PROCTER & GAMBLE COM NPV	2,136,680.01	4,004,534.59
PROCTER & GAMBLE COM NPV	761,867.43	807,191.00
PROCTER & GAMBLE COM NPV	1,391,220.29	1,641,066.00
PROGENICS PHARMACEUTICALS INC COM	23,488.00	27,328.00
PROGRESS ENERGY 4.4% DUE 01-15-2021	113,537.60	121,251.35
PROGRESS ENERGY INC COM	252,524.06	357,015.46
PROGRESS ENERGY INC COM	39,133.35	52,455.12
PROGRESS SOFTWARE CORP COM	661,147.60	622,566.90
PROGRESSIVE CORP OH COM	180,457.58	263,326.47
PROJ GROUP INC COM STK	279.95	—
PROLOGIS INC COM	400,769.51	283,727.16
PROLOGIS INC COM	19,239.45	18,326.19
PROLOR BIOTECH INC COM	19,678.90	42,700.00
PROM RES INC COM NEW STOCK	9,267.50	4,000.00
PROPHECY COAL CORP COM	4,881.95	2,090.00
PROPHECY PLATINUM CORP COM	325.21	922.35
PROPHOTONIX LTD COM	2,270.13	575.28
PROS HLDGS INC COM	625.08	1,116.00
PROSPECT CAP CORP COM	100,022.82	88,617.12
PROTECTIVE LIFE CORP COM	351,470.15	374,496.00
PROTEONOMIX INC COM NEW	2,206.95	2,200.00
PROTEXT MOBILITY INC COM	4,766.95	629.00
PROUROCARE MED INC COM NEW COM NEW	87,678.35	53,550.00
PROVECTUS PHARMACEUTICAL INC COM	3,518.36	2,187.00
PROVIDENCE SVC CORP COM STK	5,786.78	5,545.28
PROVIDENT ENERGY LTD NEW STOCK	142,520.42	170,815.32
PROVIDENT FINL SVCS INC COM	198,966.43	183,496.56
PROXIM CORP CL A NEW	1,302.56	0.06
PRUDENTIAL FINL INC COM	75,063.99	65,923.71
PRUDENTIAL FINL INC COM	411,522.47	410,984.00
PRUDENTIAL FINL INC COM	471,040.77	401,962.40
PRUDENTIAL FINL INC COM	423,549.05	516,837.44
PRUDENTIAL FINL INC COM	1,027,691.63	1,048,761.00
PRUDENTIAL FINL INC INTERNOTES BOE # TR 00457 DTD 10/04/07 6 DUE 10-16-2017	5,025.00	5,049.24
PRUDENTIAL FINL INC INTERNOTES BOE # TR 00519 04/03/08 5 04-15-2014	5,313.55	5,290.71
PRUDENTIAL FINL INC JR SUB NTS PFD STK	47,387.90	54,520.00
PRUDENTIAL FINL INC MEDIUM TERM NTS BOOKENTRY MTN 2.75% DUE 01-14-2013	10,141.30	10,153.16
PRUDENTIAL FINL INC MTN BOOK TRANCHE # TR 00023 6.1 DUE 06-15-2017	1,780.65	2,214.78
PS BUSINESS PKS DEPOSITARY SHS REPSTG 1/1000TH PFD SER R 6.875%	4,858.90	5,350.00
PS BUSINESS PKS INC CALIF COM	81,459.00	99,774.00
PSIVIDA CORP COM STK	13,596.11	2,775.00
PSS WORLD MED INC COM	3,425.19	2,902.80
PUB FIN AUTH CHARTER SCH REV DENVER C TAXABLE-SER B 7 DUE 12-15-2013 TAX	10,013.00	10,108.40
PUB SERVICE ENTERPRISE GROUP INC COM	80,505.03	75,432.89
PUB SERVICE ENTERPRISE GROUP INC COM	104,822.44	98,204.75
PUB SERVICE ENTERPRISE GROUP INC COM	241,320.17	360,766.29
PUB STORAGE COM	228,423.56	405,262.44
PUB STORAGE COM	24,813.41	42,544.72
PUB STORAGE DEP SH REPSTG 1/1000TH PFD SER A	10,189.66	10,929.90
PUBLICIS GROUPE SA EUR0.40	320,719.78	343,566.46
PUDA COAL INC COM PAR $.001 COM PAR $.001	247,562.17	4,884.00
PULSE ELECTRONICS CORP	19,696.00	10,920.00
PULTE GROUP INC	61,061.06	72,564.17
PULTE GROUP INC	99,679.94	46,529.94

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
PURADYN FILTER TECHNOLOGIES INC COM	18,196.05	4,516.65
PURAMED BIOSCIENCE INC COM STK	5,321.70	3,531.00
PURCHASEPRO COM INC COM NEW STK	5,067.64	—
PURE BIOFUELS CORP COM STK	149.76	0.36
PURE BIOSCIENCE INC COM	6,006.95	3,250.00
PURPLE BEVERAGE CO INC COM STK	2,396.80	0.40
PUTNAM HI INC FD NAME CHANGE TO PUTNAM HI INC SECS FD SEC # 2752685 EFF 9/30/05	19,119.90	26,880.00
PVTPL 1ST SEC BK N A S.L CY UT CR LEASE BKD P-THRU CTF A-2 144A 9.35 01-10-23	30,637.50	31,734.00
PVTPL AIR 2 US ENHANCED EQUIP SER A 8.027 DUE 10-01-2020 BEO SF 10-01-2000	48,732.06	57,143.05
PVTPL AMERICAN INTL GROUP INC NT 144A 3.75% DUE 11-30-2013 BEO	100,731.00	98,127.50
PVTPL ARCH COAL INC SR NT 144A 7% DUE 06-15-2019/06-14-2011 BEO	110,062.50	112,200.00
PVTPL ARISTOTLE HLDG INC SR NT 144A 3.5% DUE 11-15-2016 BEO	339,908.20	346,274.70
PVTPL ASIF GLOBAL FING XIX SR NT 144A 4.9% DUE 01-17-2013 BEO	9,987.60	10,083.52
PVTPL AVIS BUDGET RENT CAR FDG AESOP ABKD NT CL A 144A 4.64 DUE 5-20-2015	109,986.20	117,038.79
PVTPL BANK MONTREAL QUE BANK OF MONTREAL2.85 DUE 06-09-2015	370,000.00	383,526.09
PVTPL CALPINE CORP SR SECD NT 144A 7.5% DUE 02-15-2021/10-22-2010 BEO	107,482.14	117,700.00
PVTPL CITIGROUP MTG LN TR 2005-HE2 AST BKD CTF CL A 144A VAR VAR RT 5-25-2035	42,225.78	39,817.14
PVTPL CMO EXTENDED STAY AMERICA TRUST 2010-ESHA CL A 2.9505 DUE 11-05-2015	195,994.09	196,359.63
PVTPL CMO GMAC COML MTG SECS INC MTG PT CTF 1998-C2 CL F 144A 6.5 05-15-35	86,835.58	144,300.18
PVTPL CMO GS MTG SECS CORP GSMPS 2005-RP2 144A 1AF VAR RT DUE 3-25-35 BEO	184,139.35	181,226.88
PVTPL CMO GS MTG SECS TR 2011-GC5 MTG PASSTHRU CL X-A 144A VAR RT 08-10-2044	42,311.75	42,956.81
PVTPL CMO NAAC REPERFORMING LN REMIC 04-R2 CTF CL 144A A-1 .0001 10-25-34 BEO	56,419.66	67,538.38
PVTPL CMO RBSSP RESECURITIZATION TR 2010-3 VAR RT DUE 12-26-2035 BEO	69,080.93	68,657.01
PVTPL CMO WAMU MTG PASS-THRU CTFS 2004- AR13 PASS CTF A-1 144A 0 11-22-44 BEO	70,797.27	57,738.21
PVTPL CMO WFRBS COML MTG TR 2011-C3 4.375 DUE 03-15-2044 BEO	30,302.34	31,943.94
PVTPL CMO WFRBS COML MTG TR 2011-C4 CL A4 VAR RT DUE 06-15-2044 BEO	70,698.04	77,441.07
PVTPL COMMONWEALTH BANK AUST TRANCHE # TR 00080 3.75% DUE 10-15-2014 BEO	79,754.40	82,424.00
PVTPL COMMONWEALTH BANK AUST TRANCHE # TR 00081 5% DUE 10-15-2019 BEO	29,834.40	31,816.17
PVTPL CORPORACION NACIONAL DEL COBRE DE CHILE NT 144A 4.75% DUE 10-15-2014 BEO	49,241.00	53,627.80
PVTPL GLITNIR BANKI HF SUB NT FIXED/FLTG144A 6.693 15 JUN 2016 BEO IN DEFAULT	100,000.00	—
PVTPL HBOS CAP FDG NO 2 L P BONDS 144A DUE 06-30-2049/06-30-2014 BEO	28,240.50	18,600.00
PVTPL HERTZ VEH FING LLC 2009-2 ASSET BKD NT A-2 144A 5.29% DUE 03-25-2016 BEO	99,993.90	108,260.70
PVTPL INDYMAC ABS INC 2006-H1 CL A VAR RT DUE 04-25-2036 REG	262,663.95	64,306.96
PVTPL INN OF THE MTN GODS RESORT & CASINO SR NT 8.75 11-30-2020	3,532.50	2,895.00
PVTPL INTESA SANPAOLO S P A SR MED TERM NT CL X 6.5 2-24-2021	183,382.20	147,727.26
PVTPL INTL LEASE FIN CORP SR SECD NT 144A 6.5 DUE 09-01-2014/08-20-2010 BEO	59,998.20	61,350.00
PVTPL INTL LEASE FIN CORP SR SECD NT 144A 6.75 DUE 09-01-2016/08-20-2010 BEO	289,988.40	297,250.00
PVTPL LLOYDS TSB BK PLC SUB MEDIUM TERM NTS BO TRANCHE # TR 1 6.5 9-14-20	101,525.00	83,676.00
PVTPL N V BK NEDERLANDSE GEMEENTEN TR # TR 4 1.5 DUE 03-28-2014	269,198.10	269,939.79
PVTPL PEGASUS AVIATION LEASE SECUR SER 2000-1 NT CL A-2 144A 8.37 3-25-2030 BEO	143,425.00	92,400.00
PVTPL PERNOD RICARD SA 4.45 DUE 01-15-2022	176,592.60	178,089.45
PVTPL REYNOLDS GROUP ISSUER INC SR SECD NT 144A 0% DUE 04-15-2019/10-15-2014 BEO	101,500.00	101,750.00
PVTPL REYNOLDS GROUP ISSUER INC/ 02-15-2021/02-01-2011 BEO	100,437.50	99,500.00
PVTPL ROCHE HLDGS INC GTD NT 144A 6% DUE03-01-2019/02-25-2009 BEO	157,805.20	182,311.95
PVTPL SANTANDER US DEBT S A UNIPERSONAL 3.724% DUE 01-20-2015 BEO	100,000.00	90,801.50
PVTPL SANTANDER US DEBT S A UNIPERSONAL GTD SR NT 144A 3.781% DUE 10-07-2015 BEO	101,659.00	90,625.50
PVTPL SESI L L C SR NT 7.125 DUE 12-15-2021	30,000.00	31,500.00
PVTPL SOUTHERN NAT GAS CO SOUTHERN NAT GAS 5.9% DUE 04-01-2017/03-26-2007 BEO	30,015.70	34,286.16
PVTPL TL ACQUISITIONS INC SR TOGGLE NT 144A 10.5% DUE 01-15-2015/07-15-2011 BEO	9,872.40	7,175.00
PVTPL UNITED BUSINESS MEDIA LT 5.75 DUE 11-03-2020	68,806.50	70,605.92
PVTPL WPX ENERGY INC NT 6 DUE 01-15-2022	50,000.00	51,187.50
PWR 3 MED PRODS INC COM STK	9,362.50	343.52
PYRAMID OIL CO COM	1,280.03	805.80
Q E P INC COM	1,189.67	3,840.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
QAD INC CL A STOCK	1,960.00	2,100.00
QAD INC COM USD0.001 CLASS ‘B’	461.76	515.00
QBE INS GROUP NPV	559,970.95	435,349.72
QCOM US 01/21/12 C60	(52.30)	(5.00)
QEP RES INC 6.875% DUE 03-01-2021	90,001.80	96,975.00
QEP RES INC COM STK	223,968.90	158,220.00
QEP RES INC COM STK	108,744.66	109,054.60
QIAGEN N V COM	2,319.68	1,381.00
QIAO XING UNIVERSAL RESOURCE INC	5,868.54	1,342.00
QLIK TECHNOLOGIES INC COM STK	25,266.22	21,901.00
QQQ US 01/21/12 C57	(344.25)	(265.00)
QQQ US 06/16/12 P58	3,225.74	2,410.00
QUAKER CHEM CORP COM	9,994.45	9,722.50
QUAL DISTR INC FLA COM	51,357.80	50,625.00
QUALCOMM INC COM	800,495.64	828,207.50
QUALCOMM INC COM	1,181,979.45	2,007,763.50
QUALCOMM INC COM	1,289,447.39	1,279,980.00
QUALCOMM INC COM	1,817,940.15	2,103,269.70
QUALCOMM INC COM	1,554,215.11	1,761,340.00
QUALITY SYS INC COM STK	19,669.78	18,873.05
QUALITY SYS INC COM STK	343,507.96	281,863.80
QUANTA SVCS INC COM	57,110.81	57,081.00
QUANTA SVCS INC COM	106,284.54	99,557.88
QUANTA SVCS INC COM	257,734.19	309,551.34
QUANTUM CORP DSSG COM	2,412.41	2,400.00
QUANTUM CORP DSSG COM	154,600.57	142,080.00
QUANTUM FUEL SYS TCHNLGIS WRLDWDE INC COM NEW	5,167.11	1,198.66
QUANTUM SOLAR PWR CORP COM	51.95	12.50
QUEBEC PROV CDA GLOBAL NOTES 2.75% DUE 08-25-2021 BEO	338,674.00	339,621.58
QUEENSTON MNG INC COM	16,546.05	10,800.00
QUEPASA CORP COM NEW STK	2,294.59	1,660.00
QUEST DIAGNOSTICS INC COM	12,303.94	13,256.76
QUEST DIAGNOSTICS INC COM	164,840.04	185,792.00
QUEST DIAGNOSTICS INC COM	130,522.23	194,965.48
QUEST OIL CORP COM	3,387.60	326.00
QUEST RARE MINERALS LTD COMMON STOCK	738,440.54	334,208.60
QUESTAR CORP COM	289,552.50	303,858.00
QUESTCOR PHARMACEUTICALS INC COM	157,939.71	153,014.40
QUESTCOR PHARMACEUTICALS INC COM	115,690.75	158,004.00
QUESTCOR PHARMACEUTICALS INC COM	95,365.94	102,952.08
QUICKLOGIC CORP CDT-COM STK	8,558.60	7,410.00
QUICKSILVER RES INC COM	363.62	167.75
QUIKSILVER INC COM	15,958.42	13,898.50
RABOBANK NEDERLAND NV VAR RATE PERPETUALDUE 12-29-2049/06-30-2019 BEO	75,000.00	87,750.00
RACKSPACE HOSTING INC COM STK	186,393.27	203,007.20
RACKSPACE HOSTING INC COM STK	96,761.00	111,826.00
RACKSPACE HOSTING INC COM STK	365,866.30	380,638.50
RAD US 01/21/12 C2	(14.26)	(25.00)
RADIAN GROUP INC COM	773,413.04	907,098.66
RADIAN GROUP INC COM	139,601.40	122,850.00
RADIENT REV STK SPLIT RADIENT PHARMACEUTICALS 2H1MAL1 2/10/2012	72.17	0.31
RADIOSHACK CORP COM	41,218.17	30,415.05
RADISYS CORP COM	22,342.42	8,602.00
RAIT FINL TR COM NEW	7,412.57	6,102.20

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
RAIT FINL TR PFD SHS BEN INT SER C PFD STK	22,802.95	19,550.00
RAKUTEN INC NPV	288,700.90	287,228.26
RALCORP HLDGS INC NEW COM	2,557.86	2,821.50
RALLYE EUR3	757,885.67	598,406.04
RALPH LAUREN CORP CL A CL A	45,797.36	43,548.73
RALPH LAUREN CORP CL A CL A	107,721.75	183,370.24
RAM ENERGY NAME CHANGE WITH CUSIPHALCON RES CORP 2H1JAF1 2/9/2012	5,231.72	9,390.00
RAM PWR CORP COM STK	6,387.62	1,740.75
RAMBUS INC DEL COM	313,683.22	167,194.75
RAMTRON INTL CORP COM NEW COM NEW	78,268.02	60,450.00
RANCHER ENERGY CORP COM	183,530.80	765.76
RANDSTAD HLDGS NV EUR0.10	715,427.23	436,204.38
RANGE RES CORP COM	96,468.60	102,423.60
RANGE RES CORP COM	166,077.89	212,144.50
RANGE RES CORP COM	812,538.83	780,444.00
RAPTOR NETWORKS TECHNOLOGY INC COM	8,575.75	86.84
RARE ELEMENT RES LTD COM	945,994.23	325,734.50
RASER TECHNOLOGIES INC COM	14,241.25	—
RAYMOND JAMES FNCL INC COM STK	5,045.14	6,192.00
RAYMOND JAMES FNCL INC COM STK	284,091.17	275,544.00
RAYMOND JAMES FNCL INC COM STK	463,231.41	573,626.88
RAYMOND JAMES FNCL INC COM STK	624,780.85	552,636.00
RAYONIER INC REIT	161,214.85	244,528.13
RAYTHEON CO 3.125% DUE 10-15-2020	49,732.50	50,389.30
RAYTHEON CO USD0.01	202,734.09	208,978.41
RAYTHEON CO USD0.01	306,883.16	366,381.74
RBC BEARINGS INC COM	9,994.77	11,467.50
RCM TECHNOLOGIES INC COM NEW	968.95	1,554.00
RDSB US 04/21/12 C75	(277.29)	(420.00)
RDSB US 04/21/12 C80	(547.74)	(1,400.00)
REACHLOCAL INC COM STK	2,199.72	618.00
REACHLOCAL INC COM STK	48,975.99	17,922.00
REAL GOODS SOLAR INC CL A COM STK	15,965.60	14,300.00
REALITY RACING INC COM NEW STK	35,371.13	—
REALNETWORKS INC COM NEW	42,757.20	22,500.00
REALPAGE INC COM STK	5,765.15	7,581.00
REALTY INCOME CORP MONTHLY INCOME CL E CUMULATIVE 6.75%	2,626.15	2,727.04
REALTY INCOME CORP PFD SER D 7.375%	26,884.62	28,172.92
REAVES UTIL INCOME FD COM SH BEN INT COMSH BEN INT	49,496.05	54,891.31
REBATE ACCRUALS	0.00	—
RECEIVABLE FROM LEHMAN LBI	12,993.75	0.01
RECKITT BENCK GRP ORD GBP0.10	468,237.77	480,357.69
RECYCLE TECH INC COM STOCK	5,160.00	140.00
RED BRH TECHNOLOGIES INC COM STK	1,308.95	32.00
RED ELECTRICA CORP EUR2	178,137.17	176,402.38
RED HAT INC COM	36,691.81	35,509.40
RED HAT INC COM	96,955.70	169,206.42
RED HAT INC COM	1,391,979.79	1,597,097.20
RED HAT INC COM	523,741.70	598,705.00
REDDY ICE HLDGS INC COM	552.03	24.00
REDWOOD TR INC COM	22,392.68	12,234.31
REED ELSEVIER CAP 8.625% DUE 01-15-2019	169,923.88	187,212.75
REED ELSEVIER GBP0.1444	368,139.15	333,193.52
REFLECT SCIENTIFIC INC COM	5,065.90	210.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
REFLECTKOTE INC COM	2,425.65	0.24
REGAL ENTMT GROUP CL A CL A	32,021.30	27,421.03
REGENCY CTRS CORP COM	3,788.26	3,762.00
REGENCY ENERGY 6.5% DUE 07-15-2021	64,010.00	66,560.00
REGENCY ENERGY PARTNERS L P	6,936.35	7,458.00
REGENECA INC COM	72,289.95	98.56
REGI U S INC COM	10,776.28	1,400.00
REGIONS FINANCIAL CORP COMSTK CALL OPT EXP 01/22/11 PR $7.5 PER SH	(1,695.44)	(140.00)
REGIONS FINL CORP 6.375% DUE 05-15-2012	9,210.00	10,000.00
REGIONS FINL CORP 7.75% DUE 11-10-2014	9,972.50	10,100.00
REGIONS FINL CORP NEW COM	49,548.06	44,222.55
REGIONS FINL CORP NEW COM	464,115.39	116,611.70
REGIS CORP MINN COM	19.04	22.96
REINSURANCE GROUP AMER INC COM NEW STK	5,781.78	5,047.84
REINSURANCE GROUP AMER INC COM NEW STK	148,491.81	151,525.00
RELIANCE STL & ALUM CO COM	17,032.26	17,041.50
RELIANCE STL & ALUM CO COM	171,854.50	243,450.00
RELIV INTL INC COM	3,521.00	477.23
RENAISSANCE GOLD INC COMSTK	123.23	711.60
RENAISSANCE RE HLDGS LTD COM	2,745.30	3,718.50
RENASANT CORP COM	51,483.65	56,716.32
RENAULT SA EUR3.81	171,748.92	153,419.18
RENT A CTR INC NEW COM	104,700.62	192,400.00
RENTECH INC COM STK	96,226.51	114,625.00
REP AWYS HLDGS INC COM USD0.001	338.09	343.00
REP BK BOUNTIFUL UT CTF DEP DTD 03-31-2010 2.7 03-31-2015	10,000.00	10,331.00
REP BK BOUNTIFUL UT CTF DEP DTD 04-21-2010 2.95 04-21-2016	5,000.00	5,219.00
REP BK BOUNTIFUL UT CTF DEP DTD 08-17-2009 2.95 02-18-2014	10,000.00	10,378.40
REP BK BOUNTIFUL UT CTF DEP DTD 12-23-2009 3.05 12-23-2015	12,382.20	12,547.32
REPSOL YPF SA EUR1	583,548.10	599,863.85
REPUBLIC BK BOUNTIFUL UTAH CTF DEP DTD 03-18-2009 3.65 03-18-2015	7,000.00	7,418.74
REPUBLIC SVCS INC COM	8,267.10	81,166.77
REPUBLIC SVCS INC COM	183,646.09	191,169.45
REPUBLIC SVCS INC COM	555,889.98	517,940.00
RESEARCH IN MOTION LTD COM	333,728.81	224,996.50
RESERVOIR CAP CORP COM	9,706.90	2,523.50
RESERVOIR MINERALS INC	(56.28)	638.57
RESOLUTION LTD ORD NPV	159,457.76	150,078.56
RESOURCE CAP CORP COM	335,124.22	311,938.44
RESOURCE CAP CORP COM	206,207.71	174,928.28
RESTAURANT BRANDS NEW ZEALAND SHS	23,521.75	19,862.04
RESVERLOGIX CORP	5,665.36	1,246.23
RETAIL OPPORTUNITY INVTS CORP COM STK	88,206.53	93,240.00
REVLON INC CL A NEW COM STK	6,214.36	7,702.66
REVOLUTION RESOURCES CORP COM STK	30,129.48	24,010.00
REX AMERICAN RESOURCES CORP	6,182.90	8,844.00
REX AMERICAN RESOURCES CORP	29,817.45	33,165.00
REX ENERGY CORP COM STK	7,879.70	10,258.20
REXAHN PHARMACEUTICALS INC COM	124,469.42	27,264.51
REYNOLDS AMERICAN INC COM	189,190.66	243,447.43
REYNOLDS AMERICAN INC COM	98,638.85	125,916.80
REYNOLDS AMERICAN INC COM	144,944.48	306,715.10
REYNOLDS AMERN INC 6.75% DUE 06-15-2017	49,954.00	56,831.40
REYNOLDS AMERN INC 7.25% DUE 06-01-2012	43,798.80	40,970.84

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
RF MICRO DEVICES INC COM	74,818.64	63,946.80
RGLD US 01/21/12 C70	(654.46)	(270.00)
RHYTHMS NETCONNECTIONS INC COM	780.60	0.04
RICKS CABARET INTL INC COM NEW ISIN #US7656413033	1,024.67	846.00
RIG US 01/19/13 C65	(1,021.51)	(112.00)
RIG US 02/18/12 C45	(107.30)	(48.00)
RIGEL PHARMACEUTICALS INC COM NEW STK	10,012.87	10,817.19
RIGEL PHARMACEUTICALS INC COM NEW STK	82,352.29	78,111.00
RIGHTSMILE INC COM NEW COM NEW	2,271.75	441.20
RIM SEMICONDUCTOR CO COM	6,088.51	8.56
RIMA INTL HLDGS INC CL A CL A	1,112.95	—
RIMM US 01/21/12 C15	(1,102.14)	(1,292.00)
RIMM US 04/21/12 C17	(731.20)	(740.00)
RIMM US 12/30/11 C15	(155.46)	(10.00)
RINO INTL CORP COM STK	11,116.13	21.00
RIO TINTO FIN USA 2.5% DUE 05-20-2016	5,056.40	5,100.66
RIO TINTO FIN USA 3.75% DUE 09-20-2021	30,265.80	31,435.86
RIO TINTO FIN USA 6.5% DUE 07-15-2018	183,203.56	204,902.19
RIO TINTO FIN USA 9% DUE 05-01-2019	330,337.50	341,192.75
RIO TINTO FIN USA 9% DUE 05-01-2019	6,726.65	6,809.64
RIO TINTO ORD GBP0.10	661,351.44	466,371.63
RITCHIE BROS AUCTIONEERS INC COM	10,026.14	7,838.40
RITCHIE BROS AUCTIONEERS INC COM	598,340.29	649,152.00
RITE AID CORP COM	130,878.94	135,766.26
RITE AID CORP COM	37,142.88	43,722.00
RITE AID CORP DEB DTD 12-20-1996 7.7 DUE 02-15-2027 REG	6,076.25	6,390.00
RIVER HAWK AVIATION INC COM NEW STK	2,629.90	0.01
RIVERBED TECHNOLOGY INC COM	87,015.27	74,965.00
RIVERBED TECHNOLOGY INC COM	136,463.62	164,500.00
RIVERSIDE RES INC COM STK	4,520.45	5,704.00
RLI CORP COM	168,960.97	196,722.00
RLTY INC CORP COM	461,761.68	530,037.68
RMBS US 02/18/12 C19	(501.55)	(6.00)
RMD ENTMT GROUP COM PAR $0.001 COM STK	13,410.60	—
RMD TECHNOLOGIES INC COM	658.40	—
ROANOKE TECH CORP COM NEW	825.90	—
ROBBINS & MYERS INC COM	13,544.76	13,533.37
ROBERT HALF INTL INC COM	90,592.95	88,425.22
ROBERT HALF INTL INC COM	702,346.78	774,823.50
ROCHE HLDGS AG GENUSSCHEINE NPV	178,241.14	181,515.76
ROCHE HLDGS AG GENUSSCHEINE NPV	789,111.84	757,247.83
ROCHE HLDGS AG GENUSSCHEINE NPV	986,188.10	994,862.30
ROCKGATE CAP CORP	98,483.97	43,332.31
ROCK-TENN CO CL A CL A	7,614.33	8,452.96
ROCK-TENN CO CL A CL A	283,313.50	401,592.00
ROCKWELL AUTOMATION	32,144.69	47,736.65
ROCKWELL AUTOMATION	75,084.10	225,172.53
ROCKWELL AUTOMATION	951,396.47	1,071,202.00
ROCKWELL AUTOMATION	708,077.09	749,914.77
ROCKWELL AUTOMATION	380,682.67	484,242.00
ROCKWELL COLLINS INC COM	42,964.84	44,984.35
ROCKWELL COLLINS INC COM	90,621.26	185,268.02
ROCKWOOD HLDGS INC COM	43,253.86	37,047.17
ROCKWOOD HLDGS INC COM	206,447.87	173,228.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ROCKWOOD HLDGS INC COM	485,564.31	492,125.00
ROCKY BRANDS INC COM STK	1,094.38	902.00
ROCKY MTN CHOCOLATE FACTORY INC COM PAR $0.03 COM PAR $0.03	1,300.85	854.00
ROCKY MTN ENERGY CORP NEV COM	3,496.00	—
ROFIN SINAR TECHNOLOGIES INC COM	22,333.57	15,538.00
ROGERS 6.8% DUE 08-15-2018	29,977.40	36,544.32
ROGERS CABLE INC 6.75% DUE 03-15-2015	20,287.50	23,002.52
ROGERS WIRELESS 6.375% DUE 03-01-2014	10,000.00	11,026.32
ROLLS ROYCE HLDGS ORD GBP0.20	290,038.32	369,485.87
ROPER INDS INC NEW COM	9,810.92	13,030.50
ROPER INDS INC NEW COM	105,472.94	172,089.47
ROSETTA RES INC COM	65,510.81	56,550.00
ROSETTA RES INC COM	491,313.86	448,050.00
ROSETTA STONE INC COM	68,061.71	27,521.41
ROSETTA STONE INC COM	15,138.75	11,445.00
ROSS STORES INC COM	47,656.52	53,727.19
ROSS STORES INC COM	112,424.12	240,406.74
ROVI CORP COM	53,313.34	24,702.90
ROWAN COMPANIES INC COM	55,585.96	47,054.62
ROWAN COMPANIES INC COM	56,593.55	84,135.42
ROWAN COMPANIES INC COM	499,601.02	538,569.81
ROYAL BK CDA 2.3% DUE 07-20-2016	25,660.25	25,425.80
ROYAL BK CDA MONTREAL QUE COM NPV	16,293.90	17,836.00
ROYAL BK SCOTLAND 3.95% DUE 09-21-2015	79,834.40	75,016.32
ROYAL BK SCOTLAND 5% DUE 10-01-2014	211,000.00	198,109.68
ROYAL BK SCOTLAND 5% DUE 11-12-2013	27,150.00	26,822.04
ROYAL BK SCOTLAND 5.05% DUE 01-08-2015	117,875.00	114,162.30
ROYAL BK SCOTLAND 5.05% DUE 01-08-2015	18,767.93	16,012.64
ROYAL BK SCOTLAND 5.625 DUE 08-24-2020	1,001.58	960.11
ROYAL BK SCOTLAND 6.4% DUE 10-21-2019	119,869.20	112,342.56
ROYAL BK SCOTLAND GROUP PLC SPONSORED ADR REPRESENTING	24,129.95	21,709.00
ROYAL BK SCOTLAND PERPETUAL REGULATORY TIER ONE SECS SER1 7.648 DUE 08-29-2049	18,150.00	13,625.00
ROYAL CARIBBEAN CRUISES COM STK	58,694.55	51,867.48
ROYAL CARIBBEAN CRUISES LTD SR NT 11.875% DUE 07-15-2015	6,224.25	5,900.00
ROYAL DUTCH SHELL A ORD EUR0.07	3,149.75	3,684.05
ROYAL DUTCH SHELL ‘A’SHS EUR0.07 (DUTCH LIST)	1,241,972.49	1,267,901.66
ROYAL DUTCH SHELL ‘A’SHS EUR0.07 (UK LIST)GBP	692,577.79	735,195.91
ROYAL GOLD INC COM STK USD0.01	397,837.49	398,903.52
ROYAL QUANTUM GROUP INC COM STK	2,547.75	624.00
ROYAL STD MINERALS INC COM	2,350.26	6,900.00
ROYALITE PETE CO INC COM STK	19,766.07	20.30
RPC INC COM	97,109.48	85,226.04
RPM INTL INC	135,601.47	189,413.01
RPX CORP COM	15,038.90	12,966.25
RRC US 11/19/11 C72.5	(650.01)	—
RRI ENERGY INC 7.625% DUE 06-15-2014	5,213.00	5,012.50
RRSAT GLOBAL COMMUNICATIONS COM STK	2,327.12	383.90
RSA INSURANCE GROUP PLC ORD GBP0.275	192,949.93	171,903.67
RSTI US 01/21/12 C22.5	(81.53)	(250.00)
RTI BIOLOGICS INC COM STK	25,178.06	23,793.96
RTI BIOLOGICS INC COM STK	25,098.60	33,300.00
RTI INTL METALS INC COM	3,171.02	2,321.00
RTI INTL METALS INC COM	472,382.43	412,209.60
RUBICON MINERALS CORP COM	65,195.10	62,116.74

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
RUBICON TECHNOLOGY INC COM MON STK	71,042.03	30,001.05
RUBY TUESDAY INC COM	188,085.25	114,574.50
RUDDICK CORP COM	3,592.55	3,624.40
RUDOPLH TECHNOLOGIES INC COM	44,169.64	49,078.00
RUDY NUTRITION COM PAR $.001 STK	4,106.95	—
RUSHNET INC COM COM	4,274.50	740.00
RUSORO MNG LTD COM STK	14,785.32	4,375.68
RUSSIAN FEDERATION 7.5%-BDS 3/30 USD REGS	299,333.40	380,329.47
RUSSIAN FEDN US$ BD 144A 7.5 DUE 03-31-2030/09-30-2009 REG	3,700.08	4,848.21
RVBD US 01/21/12 C24	(1,235.44)	(1,210.00)
RWE AG NEU ESSEN COM STK	11,508.15	5,991.67
RWE AG NPV	198,394.94	179,423.19
RYDER SYS INC COM	19,066.78	21,627.98
RYDER SYS INC COM	188,140.38	223,188.00
RYDER SYS INC COM	274,318.86	446,376.00
RYDER SYS INC COM	33,491.96	58,400.86
RYDER SYS INC COM	214,750.29	260,386.00
RYE PATCH GOLD CORP COM	9,701.90	21,280.00
RYLAND GROUP INC COM	978.00	945.60
S AMERN SILVER CORP COMMON STOCK	484.59	266.20
S US 01/19/13 C3	(2,324.80)	(740.00)
S US 01/21/12 C3	(122.98)	(16.00)
S&P N AMERN NAT RES SECTOR INDEX FD	387,841.64	372,131.04
S&P N AMERN TECH SECTOR INDEX FD	24,820.33	26,793.91
S&P N AMERN TECH SOFTWARE INDEX FD	1,261.09	1,353.00
S.W. AIRL CO COM	1,046,791.95	1,051,358.17
S.W. AIRL CO COM	177,990.54	145,434.40
S.W. AIRL CO COM	710,653.65	658,674.88
SA US 01/18/14 C20	(2,956.17)	(3,150.00)
SA US 02/18/12 C30	(80.78)	(18.00)
SABINE RTY TR UNIT BEN INT	4,565.87	5,044.00
SABRA HEALTH CARE REIT INC COM STOCK\	6,511.90	4,836.00
SABRE HLDGS CORP 8.35% DUE 03-15-2016	46,136.26	38,250.00
SACO I TR 2005-7 MTG BKD CTF CL A VAR RATE 09-25-2035 REG	19,026.75	17,556.55
SAEHAN BK LOS ANGELES CALIF CTF DEP DTD 03-27-2009 3.4 03-27-2014	36,000.00	37,718.28
SAFE BULKERS INC COM STK	20,384.69	17,071.50
SAFEGUARD SCIENTIFICS INC COM NEW COM NEW	5,810.88	8,684.50
SAFEWAY INC 3.95% DUE 08-15-2020	47,609.60	49,376.40
SAFEWAY INC 4.75% DUE 12-01-2021	100,125.20	102,436.20
SAFEWAY INC COM NEW	46,088.16	45,172.88
SAFEWAY INC COM NEW	296,664.67	157,421.28
SAFEWAY INC COM NEW	1,239,574.68	1,212,956.00
SAFEWAY INC COM NEW	421,534.72	448,152.00
SAFRA NATL BK NEW .55% DUE 12-17-2012	40,000.00	39,951.20
SAFRA NATL BK NEW YORK N Y DTD 07-20-2011 .25 C/D 04-20-2012	240,000.00	239,836.80
SAGE GROUP ORD GBP0.01	46,119.47	50,517.13
SAGE GROUP ORD GBP0.01	395,048.74	457,792.95
SAHARA ENERGY LTD COM NEW	1,258.96	12.23
SAIA INC COM STK	23,504.88	26,208.00
SAIC INC COM STK USD0.0001	31,966.46	21,679.56
SAIC INC COM STK USD0.0001	114,121.92	73,617.10
SAKER AVIATION SVCS INC COM	4,789.50	8.75
SAKS INC COM	291,243.48	271,537.50
SAKS INC COM	10,746.95	11,700.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
SALAMON GROUP INC COM	1,647.80	1,639.80
SALESFORCE COM INC COM STK	35,257.45	27,901.50
SALESFORCE COM INC COM STK	194,152.61	291,697.50
SALESFORCE COM INC COM STK	955,294.74	809,853.72
SALESFORCE COM INC COM STK	339,128.81	299,307.00
SALESFORCE COM INC COM STK	305,510.56	613,833.00
SALLIE MAE BK 3.35% DUE 04-29-2013	8,000.00	8,262.80
SALLIE MAE BK MURRAY UT CTF DEP DTD 11-13-2008 5 11-13-2013	160,000.00	171,259.20
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 05-13-2009 3.05 05-14-2012	10,000.00	10,091.00
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 06-10-2009 3.65 06-10-2014	10,000.00	10,541.40
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 11-13-2008 4.7 11-13-2012	10,000.00	10,347.20
SAM US 03/17/12 C120	(47.30)	(175.00)
SAM US 06/16/12 C110	(322.29)	(900.00)
SAMPO OYJ SER‘A’NPV	108,178.52	113,710.32
SAMSUNG ELECTRONIC KRW5000	496,823.85	699,822.92
SAMSUNG ELECTRONIC KRW5000	346,394.11	364,605.90
SAN FRANCISCO CALIF CITY & CNTY REDEV FING OID 8.51 @97.814 8.25 8-1-2024	10,608.66	11,393.60
SAN GOLD CORP COM STK	29,744.29	19,402.95
SAN WEST INC COM	4,707.65	13.40
SANDISK CORP COM	90,948.47	109,443.04
SANDISK CORP COM	272,685.59	255,842.79
SANDISK CORP COM	313,340.09	359,233.00
SANDRIDGE ENERGY INC COM	243,767.76	238,631.04
SANDRIDGE MISSISSIPPIAN TR I UNIT BEN INT	41,480.56	54,297.37
SANDSPRING RES LTD COM STOCK	15,037.95	5,904.00
SANDSTORM GOLD LTD COM	26,571.14	36,539.00
SANDVINE CORP COM	1,018.16	693.75
SANFILIPPO JOHN B & SON INC COM	16,378.55	7,917.00
SANGAMO BIOSCIENCES INC COM STK	24,434.79	8,520.00
SANM US 01/21/12 C9	(763.95)	(780.00)
SANMINA-SCI CORP COM NEW COM NEW	39,983.68	39,102.00
SANMINA-SCI CORP COM NEW COM NEW	338,272.91	385,434.00
SANOFI	1,112,574.26	1,057,684.85
SANOFI CONTINGENT VALUE RIGHTS EXP DT 12-31-2020	26,368.92	526.80
SANOFI SPONSORED ADR	216,361.38	221,103.54
SANTA CLARA VY CALIF TRANSN AUTH SALES TAX REV 5.876% 04-01-2032 BEO TAXABLE	108,870.00	118,970.00
SANTANDER FIN PFD S A UNIPERSONAL GTD PFD SECS SER 4	25,423.95	22,667.80
SANTANDER FIN PFD S A UNIPERSONAL PFD STK	2,847.45	2,627.00
SANTARUS INC COM	9,238.21	8,275.00
SANTEN PHARM CO NPV	77,846.56	119,438.08
SANTEON GROUP INC COM	46,012.14	553.78
SAP AG ORD NPV	489,131.38	574,816.77
SAPIENT CORP COM	308,237.48	308,448.00
SARA LEE CORP COM	4,859.07	5,336.30
SARA LEE CORP COM	197,109.76	208,120.00
SARA LEE CORP COM	173,175.82	243,822.04
SATCON TECH CORP COM	32,609.22	6,826.14
SATMAX CORP COM	15.35	5.32
SAUER ENERGY INC SAUER ENERGY	506.95	355.00
SAUER-DANFOSS INC COM	3,077.45	2,715.75
SAVE WORLD AIR INC COM	2,469.94	1,887.00
SAVOY ENERGY CORP COM NEW COM NEW	899.47	2.00
SAXON AST SECS TR FLTG RT .7363% DUE 05-25-2035	73,895.77	58,001.55
SBA COMMUNICATIONS CORP CL A COM	1,079.50	1,288.80

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
SBA COMMUNICATIONS CORP CL A COM	1,069,044.59	1,632,480.00
SBC COMMUNICATIONS 5.1% DUE 09-15-2014	58,023.40	66,086.64
SBUX US 01/21/12 C44	(174.30)	(250.00)
SBUX US 01/21/12 C49	(94.26)	(110.00)
SCANA CORP NEW COM	11,446.27	12,391.50
SCANA CORP NEW COM	86,916.80	110,216.76
SCANTEK MED INC COM	322.44	—
SCCO US 01/21/12 C31	(786.96)	(520.00)
SCCO US 03/17/12 C30	(657.72)	(660.00)
SCHEIN HENRY INC COM	10,684.50	12,886.00
SCHIMATIC CASH TRANSACTIONS NETWORK COM INC COM	11,484.28	60.00
SCHLUMBERGER LTD COM COM	958,371.71	893,348.51
SCHLUMBERGER LTD COM COM	1,088,821.89	2,003,395.68
SCHLUMBERGER LTD COM COM	932,075.73	935,847.00
SCHLUMBERGER LTD COM COM	1,569,643.60	1,442,707.20
SCHLUMBERGER LTD COM COM	668,193.70	608,505.48
SCHLUMBERGER LTD COM COM	878,581.58	867,537.00
SCHNEIDER ELECTRIC EUR4.00	721,143.76	701,946.76
SCHNEIDER ELECTRIC EUR4.00	640,316.41	576,426.13
SCHNITZER STL INDS INC CL A	38,321.60	28,116.20
SCHOLASTIC CORP COM	145,242.83	149,850.00
SCHW US 01/19/13 C15	(107.30)	(65.00)
SCHWAB (CHARLES) CORP COMSTK CALL OPT EXP 01/21/2012 PR $20 PER SH	(835.46)	(50.00)
SCHWAB CAP TR SMALL CAP EQTY FD SELECT SHS	604,486.10	553,765.05
SCHWAB CHARLES CORP COM NEW	80,817.14	51,803.18
SCHWAB CHARLES CORP COM NEW	304,580.01	264,148.34
SCHWAB CHARLES FAMILY FDS CASH RESVS	3,554,338.28	3,554,338.28
SCHWEITZER-MAUDUIT INTL INC COM	2,934.48	3,788.22
SCIENT INC COM NEW	577.76	—
SCIENTIFIC GAMES 9.25% DUE 06-15-2019	5,550.50	5,287.50
SCIENTIFIC GAMES CORP	1,816.14	727.50
SCIENTIFIC GAMES CORP	268,190.44	263,258.00
SCIQUEST INC NEW COM	30,301.11	29,967.00
SCIQUEST INC NEW COM	889.42	856.20
SCOR SE EUR7.876972	157,465.87	162,828.02
SCOR SE EUR7.876972	183,537.62	194,009.84
SCORPIO GOLD CORP NEW STOCK	45,071.79	52,830.00
SCORPIO MNG CORP COM	2.84	3.83
SCOTTS MIRACLE-GRO CLASS‘A’COM NPV	4,326.95	4,700.63
SCRIPPS NETWORKS INTERACTIVE INC CL A COM STK	85,040.21	87,766.98
SDS US 03/17/12 C27	(3,131.62)	(645.00)
SEA CONTAINERS LTD CL A CL A	2,207.73	—
SEABOARD CORP DEL COM	23,320.85	20,360.00
SEABRIDGE GOLD INC SEABRIDGE GOLD INC	103,446.06	57,834.90
SEACHANGE INTL INC COM	7,640.22	7,030.00
SEACHANGE INTL INC COM	33,751.50	26,714.00
SEACOAST BKG CORP FLA COM	184.45	161.79
SEACOR HLDGS INC COM	6,499.73	5,782.40
SEACOR HLDGS INC COM	552,606.98	471,488.00
SEADRILL LTD COM STK	272,042.57	279,813.61
SEAGATE TECHNOLOGY PLC COM USD0.00001	76,351.57	86,478.44
SEALED AIR CORP NEW COM STK	84,981.35	58,875.41
SEALED AIR CORP NEW COM STK	656,726.40	542,115.00
SEALY CORP COM	401.85	172.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
SEARCHGUY COM INC COM	731.68	0.30
SEARS HLDGS CORP COM	65,474.28	27,489.70
SEARS HLDGS CORP COM	72,243.61	25,614.68
SEASPAN CORP COM	108,670.77	108,666.63
SEATTLE GENETICS INC COM	142,825.09	156,285.25
SECOND WAVE PETE INC COM STK	22,203.60	19,812.10
SECURE PATH TECHNOLOGY HLDGS INC COM STK	1,448.00	3.10
SECURE TECHNOLOGIES GROUP INC COM	20.47	—
SEERTECH CORP COM STK	11.14	—
SEI INVTS CO COM	32,307.38	23,396.04
SEKISUI CHEMICAL CO LTD NPV	130,576.10	148,501.83
SELECT COMFORT CORP OC-CAP STK OC-CAP STK	19,793.74	27,654.75
SELECT SECTOR SPDR TR CNSMR DISCRETIONARY-SHS BEN INT	134,924.90	137,126.87
SELECT SECTOR SPDR TR INDL	170,459.95	162,373.78
SELECTIVE INS GROUP INC COM	91,083.10	99,288.00
SEMICONDUCTOR HOLDRS TR DEPOS RCPT	29,169.27	27,027.00
SEMILEDS CORP COM	4,997.75	3,410.00
SEMPRA ENERGY INC COM STK	182,077.42	288,145.00
SEMTECH CORP COM	177,252.06	198,311.80
SENESCO TECHNOLOGIES INC COM NEW	24,977.04	20,800.00
SENIOR HSG PPTYS TR SH BEN INT SH BEN INT	106,869.93	124,182.25
SENSATA TECHNOLOGIES HLDG BV	67,857.24	52,560.00
SENSATA TECHNOLOGIES HLDG BV	616,092.27	583,731.36
SENSIENT TECHNOLOGIES CORP COM	2,253.96	3,011.06
SENSIENT TECHNOLOGIES CORP COM	587,105.29	621,484.20
SENTO CORP COM NEW COM NEW	3,711.95	—
SENTRY PETROLEUM LTD COM	63,749.82	5,019.00
SEQUENOM INC COM NEW STK	90,328.13	60,110.60
SERACARE LIFE SCIENCES INC DEL COM STK	4,642.61	3,050.00
SERVICE CORP INTL 7.5% DUE 04-01-2027	30,000.00	28,800.00
SERVICE CORP INTL COM	18,653.54	23,634.42
SERVICEMASTER CO 7.45% DUE 08-15-2027	6,485.00	6,060.00
SEVEN & I HOLDINGS NPV	398,373.32	429,174.18
SEVEN SEAS PETROLEUM INC CAYMAN ISLANDS	19,974.62	—
SEVERN TRENT ORD GBP0.9789	1,481.46	1,510.09
SGL CARBON AG COM STK	10,472.75	9,889.40
SGY US 02/18/12 C26	(515.77)	(705.00)
SHANDONG ZHOUYUAN SEED & NURSE CO COM STK	427.01	13.34
SHARP CORP NPV	46,030.76	43,719.04
SHAW COMMUNICATIONS INC CL B NON-VOTING PARTICIPATING SHARES	16,615.11	14,902.50
SHAW GROUP INC COM	30,120.41	24,344.50
SHAW GROUP INC COM	85,129.92	86,080.00
SHEAR WIND INC COM STK	186,065.50	86,580.60
SHELL INTL FIN B V GTD NT 4.375 DUE 03-25-2020	149,292.00	175,119.75
SHELLS SEAFOOD RESTAURANTS INC COM	277.56	—
SHENGKAI INNOVATIONS INC COM	5,008.21	1,600.20
SHERWIN-WILLIAMS CO COM	80.25	101.54
SHERWIN-WILLIAMS CO COM	175,758.42	257,543.95
SHERWIN-WILLIAMS CO COM	63,520.10	174,433.58
SHIMING U S INC COM STK	929.95	—
SHIN-ETSU CHEMICAL NPV	830,385.46	773,079.98
SHINHAN FIN GROUP KRW5000	731,082.64	723,746.74
SHINSEI BANK LTD STK	4,718.86	1,871.64
SHIONOGI & CO LTD NPV	69,575.48	59,107.11

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
SHIP FINANCE INTERNATIONAL COMMON STK	87,686.13	50,272.96
SHIRE PLC ADR	236,519.69	260,892.90
SHIRE PLC ADR	4,970.40	5,506.70
SHIRE PLC ORD GBP0.05	628,642.68	687,215.68
SHORE BANCSHARES INC COM	3,583.05	2,157.85
SHORETEL INC COM	63,355.21	63,800.00
SHORETEL INC COM	89,427.26	84,216.00
SIERRA BANCORP COM STK	1,942.75	1,540.00
SIERRA RESOURCE GROUP INC COM	2,253.90	33.60
SIERRA WIRELESS INC COM STK	6,811.90	3,507.50
SIFCO INDS INC COM STK	5,474.65	5,973.00
SIFY TECHNOLOGIES LTD	99,537.75	87,390.78
SIGMA DESIGNS INC COM	7,991.87	3,600.00
SIGMA DESIGNS INC COM	24,488.60	19,392.00
SIGMA-ALDRICH CORP COM	47,644.27	57,480.29
SIGMA-ALDRICH CORP COM	60,119.49	165,768.84
SIGMATRON INTL INC COM	475.34	990.00
SIGNATURE BK NY N Y COM	6,111.00	8,998.50
SIGNATURE BK NY N Y COM	360,591.34	394,134.30
SIGNATURE BK NY N Y COM	137,799.28	155,974.00
SIGNATURE GROUP HLDGS INC COM	62.19	29.81
SIGNET JEWELERS LTD ORD USD0.18	22,108.49	21,980.00
SILGAN HLDGS INC COM	4,161.85	3,670.80
SILICON GRAPHICS INC COM	1,388.49	—
SILICON IMAGE INC COM STK	22,538.23	15,040.00
SILICON IMAGE INC COM STK	214,640.55	161,210.00
SILVER BULL RES INC COM STOCK	1,333.20	322.20
SILVER FALCON MNG INC COM STK	3,092,260.32	1,041,854.63
SILVER HILL MINES INC COM NEW COM NEW	4,680.50	10.98
SILVER RANGE RES LTD	4,124.61	3,068.93
SILVER RANGE RES LTD COM	0.00	—
SILVER SPRUCE RES INC COM	38,221.22	4,269.15
SILVER STD RES INC	287,958.94	197,529.26
SILVER WHEATON CORP COM	2,545,589.23	2,103,654.40
SILVERADO GOLD MINES LTD COM NEW	135,161.47	3,593.34
SILVERCORP METALS INC COM SILVERCORP METALS INC	543,628.16	412,544.00
SILVERCREST MINES INC COM	3,466.95	3,771.00
SILVERMEX RES INC COM	37,787.15	17,618.00
SILVERSTAR MNG CORP COM NEW COM NEW	0.00	57.92
SIMON PROPERTY GROUP INC COM	358,280.81	821,218.86
SIMON PROPERTY GROUP INC COM	62,108.75	154,000.88
SIMPLEPONS INC COM COM STK	0.00	48.00
SIMPSON MFG INC COM	12,296.45	13,622.25
SINA CORPORATION COM STK USD0.133	609,334.93	457,340.00
SINA US 01/06/12 C55	0.00	(1,275.00)
SINA US 01/21/12 C62.5	(231.53)	(140.00)
SINCLAIR BROADCAST GROUP INC CL A	10,030.51	11,330.00
Singapore dollar	0.78	0.78
Singapore dollar	352.10	352.10
Singapore dollar	29,590.37	29,590.37
Singapore dollar	12,335.53	12,335.53
Singapore dollar	123.48	123.48
Singapore dollar	36,247.25	36,247.25
Singapore dollar	319.35	319.35

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
Singapore dollar	(536.23)	(536.23)
Singapore dollar	(106.85)	(106.85)
SINGAPORE POST LTD SGD0.05	5,444.35	4,326.60
SINGAPORE TELECOMMUNICATIONS NEW COM STK	177,514.42	173,907.88
SINGAPORE TELECOMMUNICATIONS NEW COM STK	142,615.61	159,614.08
SINO CLEAN ENERGY INC COM NEW STOCK	1,316.60	920.00
SINOCOKING COAL AND COKE CHE COM	5,171.10	1,111.92
SINO-FOREST CORP COM SUB VTG SH	20,059.92	—
SINO-GLOBAL SHIPPING AMER LTD COM STK	10,161.06	7,040.00
SINOHUB INC COM	3,916.63	497.51
SINOVAC BIOTECH SINOVAC BIOTECH LTD	4,825.25	1,540.00
SIRI US 01/21/12 C2	(1,053.12)	(50.00)
SIRI US 03/17/12 C2	(803.12)	(400.00)
SIRI US 06/16/12 C2	(1,103.12)	(900.00)
SIRIUS XM RADIO INC COM STK	3,334,183.97	3,239,148.64
SIRO US 01/21/12 C45	(521.77)	(240.00)
SIRONA DENTAL SYS INC COM STK	25,094.29	26,424.00
SIRONA DENTAL SYS INC COM STK	271,272.00	223,723.20
SJM HOLDINGS LTD. HKD1.00	94,944.02	63,667.35
SJT US 01/21/12 C25	(330.01)	(20.00)
SKECHERS U S A INC CL A CL A ISIN #US8305661055	2,850.12	1,515.00
SKECHERS U S A INC CL A CL A ISIN #US8305661055	332,827.43	241,042.56
SKECHERS U S A INC CL A CL A ISIN #US8305661055	323,270.80	178,164.00
SKINNY NUTRITIONAL CORP COM	82,547.40	17,430.00
SKINVISIBLE INC COM STK	509.95	110.00
SKS US 01/21/12 C10	(223.96)	(420.00)
SKULLCANDY INC COM	32,463.01	19,906.80
SKY DIGITAL STORES CORP COM	2,255.04	66.00
SKYBRIDGE TECH GROUP INC FORMERLY COM PAR $0.00001 AUG 2007 STK	4,663.95	—
SKYPEOPLE FRUIT JUICE INC COM NEW STK	5,354.96	1,860.00
SKYWAY COMMUNICATIONS HLDG CORP COM STK	15,065.95	—
SKYWEST INC COM	14,125.20	12,665.33
SKYWORKS SOLUTIONS INC COM	47,747.77	35,278.50
SL GREEN RLTY CORP COM STK	671,190.16	546,448.00
SL GREEN RLTY CORP COM STK	4,714.46	6,664.00
SL INDS INC COM	5,970.05	4,212.00
SLB US 01/21/12 C72.5	(975.45)	(730.00)
SLB US 01/21/12 C75	(348.94)	(33.00)
SLM CORP 8 DUE 03-25-2020	232,773.27	222,200.00
SLM CORP COM	8,410.95	6,700.00
SLM CORP COM	223,060.71	148,941.00
SLM CORP MEDIUM 5% DUE 04-15-2015	8,834.00	9,622.55
SLM CORP MEDIUM 5.05% DUE 11-14-2014	26,786.40	29,589.00
SLM CORP MEDIUM TERM NTS BOOK ENTRY 5.625% DUE 08-01-2033	16,965.50	14,918.40
SLM STUDENT LN TR 2004-3 STUDENT LN BKD NT CL A-5 FLTG 07-25-2023 REG	191,250.00	194,159.60
SLV US 01/21/12 C33	(289.25)	(20.00)
SLV US 01/21/12 C41	0.00	(1.00)
SLV US 02/18/12 C32	(200.78)	(81.00)
SLV US 04/21/12 C40	(817.99)	(64.00)
SLW US 01/06/12 P27	2,783.07	1,890.00
SLW US 01/21/12 C41	(456.24)	(6.00)
SLW US 03/17/12 C40	(479.10)	(100.00)
SLW US 03/17/12 C42	(461.55)	(30.00)
SLW US 08/05/11 P36	(20.00)	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
SLW US 12/30/11 P27	2,625.83	100.00
SM ENERGY CO COM	275,739.20	270,470.00
SM ENERGY CO COM	510,423.37	511,700.00
SMART BALANCE INC COM STK	22,317.11	21,440.00
SMART BALANCE INC COM STK	63,301.70	67,536.00
SMART BALANCE INC COM STK	109,350.50	106,664.00
SMART HLDGS INC COM	220.70	0.23
SMARTHEAT INC COM REV STOCK SPLITSMARTHEAT INC 2H1GAB1 2/7/2012	4,997.01	1,481.28
SMART-TEK SOLUTIONS INC COM NEW COM	89,252.37	3,080.00
SMITH & NEPHEW ORD USD0.20	73,012.14	62,983.82
SMITH & WESSON HLDG CORP COM	26,464.24	26,003.04
SMITH & WESSON HLDG CORP COM	42,281.59	48,396.00
SMITH A O CORP COM	7,249.90	8,041.24
SMITH A O CORP COM	76,692.77	118,354.00
SMITH MICRO SOFTWARE INC COM STK	33,508.01	15,000.75
SMITHFIELD FOODS INC COM	4,917.75	5,390.16
SMITHFIELD FOODS INC COM	414,971.14	497,740.00
SMITHS GROUP ORD GBP0.375	104,259.79	85,470.34
SMITHS GROUP ORD GBP0.375	439,340.00	318,620.36
SMOKEFREE INNOTEC INC COM COM	310.42	10.45
SMOOTH GLOBAL CHINA HLDGS INC COM STK	318.95	0.33
SMUCKER J M CO COM NEW COM NEW	3,727.15	4,001.05
SMUCKER J M CO COM NEW COM NEW	18,996.90	31,268.00
SMUCKER J M CO COM NEW COM NEW	100,042.75	203,945.53
SNAM SPA	760,709.93	705,330.32
SNAP INTERACTIVE INC COM STOCK	1,465.01	325.00
SNAP-ON INC COM	499,935.60	496,076.00
SNAP-ON INC COM	37,744.27	58,972.30
SNAP-ON INC COM	68.52	58.71
SNP US 02/18/12 C110	(529.52)	(450.00)
SOAPSTONE NETWORKS INC COM STK	8,404.55	7.04
SOCIETE GENERALE EUR1.25	284,470.99	242,677.44
SODASTREAM INTERNATIONAL LTD COM STK	71,418.05	62,830.18
SOFTBANK CORP NPV	242,437.67	200,283.88
SOFTNET TECHNOLOGY CORP COM NEW STK	23,308.17	1.50
SOHU COM INC COM	77,089.64	58,750.00
SOJITZ CORPORATION	167,331.77	122,913.52
SOLAR CAP LTD COM STK	27,297.29	26,806.01
SOLAR ENERGY INITIATIVES INC COM	508.95	1.75
SOLAR ENERTECH CORP COM	313,325.31	7,232.20
SOLAR PK INITIATIVES INC COM	75.00	0.31
SOLAR PWR INC COM	4,009.95	330.00
SOLAR THIN FLIMS INC COM PAR $0.01 STK	720.85	5.00
SOLARWINDS INC COM	2,761.41	2,795.00
SOLAZYME INC COM	142,991.82	141,312.50
SOLERA HLDGS INC COM	2,867.00	2,227.00
SOLO CUP CO 8.5% DUE 02-15-2014	41,958.16	46,000.00
SOLTORO LTD COM	65,340.09	64,017.85
SOLUCORP INDS LTD COM	2,154.95	50.00
SOLUTIA INC 8.75% DUE 11-01-2017	5,500.50	5,437.50
SOLUTIA INC COM NEW COM NEW	6,707.17	4,492.80
SOLVAY SA NPV	98,354.45	68,798.83
SOMAXON PHARMACEUTICALS INC COM	163,583.23	14,028.75
SOMERSET TR CO PA DTD 02-12-2009 3.9 02-12-2019	10,000.00	10,716.90

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
SONDE RES CORP COM STK	5,644.79	1,305.00
SONIC CORP COM	2,564.66	1,514.25
SONICBLUE INC COM	1,579.00	—
SONOVA HOLDING AG COMMON STOCK	162,622.70	237,014.15
SONUS NETWORKS INC COM ISIN US8359161077	2,265.95	2,400.00
SOTHEBYS HLDGS INC CL A (DE)	353,876.99	281,876.40
SOURCE PETE INC COM	139.95	—
SOURCEFIRE INC COM	14,236.62	18,132.80
South African rand	0.09	0.09
South African rand	4,954.54	4,954.54
South African rand	19.73	19.73
SOUTH JERSEY INDS INC COM	537.91	852.15
South Korean won	1,142.33	1,142.33
South Korean won	640.02	640.02
South Korean won	(12,057.71)	(12,095.91)
SOUTHERN CMNTY FINL CORP COM	696.89	476.00
SOUTHERN CO COM STK	494,142.61	594,648.93
SOUTHERN CO COM STK	468,680.22	874,973.58
SOUTHERN HOME MED EQUIP INC COM NEW	6,899.30	1,960.00
SOUTHERN MO BANCORP INC COM	3,329.03	3,370.50
SOUTHN COPPER CORP DEL COM	219,385.64	198,914.50
SOUTHN NAT GAS CO 8% DUE 03-01-2032	17,437.50	18,552.65
SOUTHWALL TECHNOLOGIES INC COM	(19,091.72)	—
SOUTHWEST AIRLS CO 5.25% DUE 10-01-2014	5,055.25	5,337.58
SOUTHWEST AIRLS CO 6.5% DUE 03-01-2012	10,071.30	10,081.78
SOUTHWEST GAS CORP COM	42,888.73	60,253.92
SOUTHWESTERN ENERGY CO COM	337,930.67	240,316.56
SOUTHWESTERN ENERGY CO COM	79,189.74	66,115.80
SOUTHWESTERN MED SOLUTIONS INC COM PAR $0.001 COM PAR $0.001	979.56	—
SOVEREIGN BK FSB .5% DUE 03-02-2012	10,000.00	10,000.80
SOVEREIGN BK FSB WYOMISSING PA CTF DEP DTD 2-23-2011 0.45 2-23-2012	100,000.00	100,001.00
SP AUSNET NPV (STAPLED UNITS)	5,734.31	6,745.90
SPANSH MOUNTN MAND EXCHG SPANSH MOUNTN GLD LTD 2058240 EFF 2/1/10	3,775.95	3,830.00
SPANSION INC COM CL A	213,884.71	100,188.00
SPARE BACKUP INC COM STK	246.95	196.80
SPARROW INNOVATIONS INC COM STK	217.47	—
SPARTAN STORES INC COM	37,594.98	38,850.00
SPARTECH CORP COM NEW	139.77	88.73
SPDR DOW JONES REIT ETF	26,979.60	25,760.00
SPDR GOLD TRUST COM STK CALL OPT EXP 1/21/12 PR $135 PER SH	(3,197.49)	(3,440.00)
SPDR GOLD TRUST GOLD SHARES NPV	45,875.20	11,596,077.05
SPDR KBW BANK ETF COMSTK CALL OPT EXP 01/19/13 PR $28 PER SH	(1,389.99)	(360.00)
SPDR S&P 500 ETF TRUST	2,985,420.06	3,025,401.67
SPDR S&P MIDCAP 400 ETF TRUST	407,114.95	399,677.62
SPECTRA ENERGY CORP COM STK	102,814.33	132,207.79
SPECTRA ENERGY CORP COM STK	257,867.56	433,790.25
SPECTRA ENERGY PARTNERS LP	11,982.73	11,722.01
SPECTRANETICS CORP COM	13,045.00	14,440.00
SPECTRUM BRANDS 12% DUE 08-28-2019	65,252.20	7,097.03
SPIRE CORP COM	32.21	3.15
SPIRIT AEROSYSTEMS HLDGS INC CL A	24,413.73	29,092.00
SPIRIT AEROSYSTEMS HLDGS INC CL A	891,655.49	1,042,636.50
SPIRIT AIRLS INC COM	5,137.40	7,020.00
SPIRIT AIRLS INC COM	280,536.20	354,120.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
SPIRIT EXPL INC COM STK	408.95	6.00
SPOKANE CNTY WASH WASTEWTR SYS REV 5.494% 12-01-2020 BEO TAXABLE	15,256.00	17,395.80
SPONGETECH DELIVERY SYS INC COM STK	33,188.37	23.00
SPORT ENDURANCE INC COM	846.85	18.00
SPORTS CONCEPTS INC COM STK	39.12	—
SPOT COFFEE LTD CDA COM	20,073.30	22,732.50
SPRINT CAP CORP 6.875% DUE 11-15-2028	7,725.00	7,137.50
SPRINT CAP CORP 8.75% DUE 03-15-2032	121,917.41	105,137.50
SPRINT NEXTEL CORP	769,296.25	586,955.73
SPRINT NEXTEL CORP	874,315.45	151,327.80
SPRINT NEXTEL CORP COM STK CALL OPT EXP 1/22/11 PR $4 PER SH	(2,377.20)	(30.00)
SPROTT RESOURCE CORP COM STK	10,141.66	9,004.50
SPROTT RESOURCE LENDING CORP COMMON STOCK	19,410.48	15,290.00
SPX CORP COM	3,906.67	3,013.50
SPX CORP COM	306,039.59	301,350.00
SPY US 09/17/11 C125	2,133.92	—
SRS LABS INC COM	6,192.89	3,737.50
SSO US 01/21/12 C46	(4,037.81)	(6,076.00)
SSO US 08/20/11 C52	3,370.86	—
SSO US 09/17/11 C38	(140.88)	—
SSRI US 03/17/12 C15	(558.49)	(630.00)
ST JOE CO COM	95,400.48	67,391.52
ST JUDE MED INC COM	244,431.33	225,351.00
ST JUDE MED INC COM	160,279.78	237,596.10
ST JUDE MED INC COM	12,198.49	11,867.80
STAAR SURGICAL CO COM NEW PAR $0.01	6,619.30	7,972.40
STADIUM ENTMT HLDGS INC COM	315,136.50	540.20
STANCORP FINL GROUP INC COM	363,661.48	305,025.00
STANDARD CHARTERED ORD USD0.50	696,861.46	712,318.24
STANDARD CHARTERED ORD USD0.50	966,803.20	867,455.43
STANDARD EXPL LTD COM	0.00	108.00
STANDARD MTR PRODS INC COM	84.08	106.97
STANDARD MTR PRODS INC COM	275,922.78	543,355.00
STANDEX INTL CORP COM	59,380.29	61,506.00
STANLEY BLACK & DECKER INC COM	359,234.43	416,280.80
STANLEY BLACK & DECKER INC COM	683,146.79	689,520.00
STANLEY BLACK & DECKER INC COM	132,133.37	248,362.40
STANLEY BLACK & DECKER INC COM	42,465.49	41,390.47
STANLEY BLACK & DECKER INC COM	530,344.67	554,320.00
STANS ENERGY CORP NEW COMMON STOCK	260,722.89	111,524.52
STAPLES INC COM	1,975.02	1,800.06
STAPLES INC COM	206,883.92	150,581.49
STAPLES INC COM	241,943.67	212,530.89
STAR BULK CARRIERS CORP COM STK	28,598.16	12,940.84
STAR COMMUNICATIONS INC DESP SEC EFF 7/2/02	4,478.55	—
STAR SCIENTIFIC INC COM STK	66,822.25	56,898.00
STARBUCKS CORP COM	825,235.78	1,156,886.81
STARBUCKS CORP COM	234,713.61	752,263.50
STARBUCKS CORP COM	485,378.49	1,231,227.60
STARBUCKS CORP COM	277,485.44	646,440.50
STARTEC GLOBAL COMMUNICATIONS CORP COM	2,228.65	—
STARVOX COMMUNICATIONS INC CL A PAR $0.01 COM STK	0.00	0.01
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	45,387.09	44,132.40
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	134,761.09	196,533.09

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	986,670.98	1,083,642.30
STARWOOD PROPERTY TRUST INC COM REIT	643,088.22	584,916.00
STARWOOD PROPERTY TRUST INC COM REIT	9,905.28	9,255.00
STATE BK FINL CORP COM	47,379.29	46,841.00
STATE STR CORP COM	74,633.15	81,063.87
STATE STR CORP COM	419,576.92	288,538.98
STATE STR CORP COM	480,799.54	432,566.61
STATE STR CORP COM	1,863,984.75	1,663,996.80
STATE STR CORP STEP CPN 4.956% DUE 03-15-2018	152,022.70	155,913.15
STATION CASINOS INC SR SUB NT 6.875 DUE 03-01-2016 BD IN DEFAULT	5,125.00	0.05
STATOIL ASA	254,106.17	259,992.72
STATOIL ASA	86,789.42	93,117.96
STATOIL ASA	519,895.62	586,469.00
STATOIL FUEL&RETAI NOK5	727,048.65	690,467.56
STATOILHYDRO ASA NOK2.50	514,535.53	598,079.78
STD MICROSYSTEMS CORP COM	79,423.68	90,195.00
STD PAC CORP NEW COM	39,850.82	32,722.20
STEALTHGAS INC COM STK	658.27	386.00
STEC INC COM STK	274,296.87	161,706.75
STEEL DYNAMICS INC 6.75% DUE 04-01-2015	35,012.50	35,787.50
STEEL DYNAMICS INC 7.75% DUE 04-15-2016	513,750.00	521,250.00
STEEL DYNAMICS INC COM	6,538.54	5,998.86
STEEL DYNAMICS INC COM	183,570.70	198,565.00
STEEL DYNAMICS INC COM	525,314.45	440,525.00
STEEL DYNAMICS INC SR NT 7.625 DUE 03-15-2020	50,175.00	52,750.00
STEEL EXCEL INC COM USD0.001	3,306.13	2,400.00
STEELCASE INC CL A COM	74,153.16	54,458.00
STEELCASE INC CL A COM	7,394.33	7,657.77
STEELCLOUD INC COM	1,554.47	749.50
STEINER LEISURE LTD COM STK USD0.01	2,228.60	2,042.55
STEINWAY MUSICAL INSTRS INC ORD COM	6,234.75	5,008.00
STELLAR BIOTECHNOLOGIES INC COM STK	15,213.10	4,100.25
STELLARONE CORP COM STK	620,292.80	561,227.46
STEM CELL INNOVATIONS INC COM STK	5,814.92	10.00
STEMCELLS INC COM NEW	13,268.51	634.48
STEPAN CO COM	7,912.50	9,231.91
STEREOTAXIS INC COM STK	12,483.51	2,470.80
STERICYCLE INC COM	45,043.47	42,232.64
STERICYCLE INC COM	111,320.23	144,385.76
STERLING CONSTR INC COM	2,022.77	1,292.40
STERLING FINL CORP WASH COM NEW COM NEW	11,970.68	5,010.00
STERLING MNG CO COM	7,267.95	—
STERLING OIL & GAS CO COM STK	0.00	2.02
STEVIA CORP COM	7,581.79	6,210.70
STEWART INFORMATION SVCS CORP COM	1,447.39	1,230.72
STIFEL FINL CORP COM	4,012.24	3,365.25
STILLWATER MNG CO COM	183,968.26	133,365.00
STLD US 01/19/13 C15	(112.30)	(170.00)
STONE ENERGY CORP COM	26,560.92	26,380.00
STONEBRIDGE RES EXPLORATIONS LTD COM PAR$0.001 STK	25,622.66	—
STONEMOR PARTNERS L P COM UNITS	41,802.64	34,527.79
STONEPATH GROUP INC COM	115.15	0.01
STONERIDGE INC COM	2,758.98	2,107.50
STONERIDGE INC COM	17,665.29	22,761.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
STORM CAT ENERGY CORPORATION	584.03	0.12
STRATASYS INC COM	1,816.99	2,280.75
STRATEGIC METALS LTD COM NEW	26,476.15	10,510.50
STRATEGIC MGMT & OPPORTUNITY CORP	0.00	—
STRATEGIC MGMT & OPPORTUNITY CORP COM COM	1,815.79	—
STRATEGIC RES INC COM NPV	1,012.95	44.00
STRATHMORE MINERALS CORP COM NPV	1,401.37	338.80
STRAYER ED INC COM	20,392.29	20,183.12
STRAYER ED INC COM	1,981,550.91	1,244,032.00
STRIKER OIL & GAS INC COM STK	3,342.42	6.00
STRONGBOW EXPL INC COM STK	5,956.95	7,855.00
STRUCTURED ADJ RATE MTG LN TR 2004-16 MTG PASSTHRU CTF 1-A2 ADJ 11-25-2034 REG	56,567.87	39,921.20
STRUCTURED ASSET SECS CORP SER 2005-RF3 CL 1A 06-25-2035 BEO	86,170.85	110,997.10
STRUCTURED AST FLTG RT .6063% DUE 02-25-2035	213,960.05	197,485.20
STRYKER CORP	128,522.04	124,224.72
STRYKER CORP	289,291.16	352,642.74
STRYKER CORP	238,911.45	243,579.00
STT US 02/18/12 C43	(465.77)	(279.00)
STUDENT TRANSPORT COM NPV	2,474.40	2,775.25
STURM RUGER & CO INC COM	74,997.01	102,730.81
STZ US 01/21/12 C22.5	(339.25)	(45.00)
SUBURBAN PROPANE PARTNERS L P UNIT LTD PARTNERSHIP INT UNIT LTD PARTNERSHIP INT	60,600.31	62,284.13
SUCCESSFACTORS INC COM STK	1,386.80	1,993.50
SUCCESSFACTORS INC COM STK	169,267.43	311,783.40
SUEZ ENVIRONNEMENT EUR4	58,153.84	48,754.24
SUMITOMO CORP COM	3,473.81	3,385.75
SUMITOMO CORP NPV	991,066.92	944,949.74
SUMITOMO ELECTRIC NPV	247,671.14	193,798.13
SUMITOMO MITSUI BK 3.15% DUE 07-22-2015	149,800.50	156,522.00
SUMITOMO REALTY & DEVELOPMENT NPV	448,769.64	332,758.42
SUMITOMO RUBBER NPV	122,769.02	171,669.67
SUMMER INFANT INC COM STK	5,125.11	4,928.00
SUMMIT RES LTD COM STK	11,186.11	8,406.50
SUN CAL ENERGY INC COM	1,354.17	9.90
SUN HEALTHCARE GROUP INC NEW COM STOCK	18,435.73	22,892.00
SUN TR BANKS INC COM	48,459.08	36,492.10
SUN TR BANKS INC COM	64,692.16	38,763.00
SUN TR BANKS INC COM	476,082.34	206,647.50
SUN TR BANKS INC COM	667,031.74	412,410.00
SUNCOKE ENERGY INC COM USD0.01	17,806.95	11,200.00
SUNCOR ENERGY INC NEW COM STK	314,647.48	266,677.50
SUNDANCE ENERGY AUSTRALIA LIMITED SHS	12,906.76	6,884.16
SUNESIS PHARMACEUTICALS INC COM NEW STOCK	10,225.39	4,904.64
SUNOCO INC COM	11,152.69	11,050.80
SUNOCO INC COM	58,413.61	95,617.62
SUNOCO INC NT 5.75% DUE 01-15-2017	6,995.98	7,034.18
SUNOVIA ENERGY TECHNOLOGIES INC COM STK	1,006.95	900.00
SUNPOWER CORP COM	27,097.05	9,239.09
SUNRISE SENIOR LIVING	17,152.28	13,608.00
SUNRISE SOLAR CORP COM STK	6,543.90	15.00
SUNSHINE BIOPHARMA INC COM	2,057.90	1,507.00
SUNTRUST PFD CAP I NORMAL PFD PURCHASE SECS PPS DUE 12-31-2049/12-15-2011 REG	10,360.46	7,480.00
SUNVALLEY SOLAR INC NEV COM STK	1,425.32	364.50
SUPARNA GOLD CORPORATION	12,480.79	7,045.85

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
SUPER MICRO COMPUTER INC COM	10,333.25	10,976.00
SUPER VALU INC COM	96,566.67	100,334.52
SUPER VALU INC COM	256,800.22	273,644.00
SUPER VALU INC COM	297,740.82	274,456.00
SUPER VALU INC COM	98,740.73	36,799.84
SUPERIOR ENERGY SVCS INC COM	25,333.77	30,004.20
SUPERIOR ENERGY SVCS INC COM	426,807.59	449,352.00
SUPERIOR ENERGY SVCS INC COM	485,946.14	449,920.80
SUPERIOR ENERGY SVCS INC COM	482,261.58	463,572.00
SUPERIOR INDS INTL INC COM	8,599.18	8,270.00
SUPERIOR INDS INTL INC COM	309,892.82	325,622.98
SUPERIOR OFFSHORE INTL INC COM	2,935.81	—
SUPERMEDIA INC	9,195.13	4,899.84
SUPERVALU INC 8% DUE 05-01-2016	20,252.50	20,600.00
SUPPORT COM INC COM	829.43	450.00
SUREBEAM CORP CL A	462.77	—
SUREWEST COMMUNICATIONS COM	7,703.19	6,616.50
SURFECT HLDGS INC COM	5,756.53	—
SURMODICS INC COM	12,160.55	14,660.00
SUSSER HLDGS CORP COM STK	14,963.98	15,494.70
SUSSER HLDGS CORP COM STK	50,518.99	52,026.00
SUSTAINABLE PWR CORP COM STK	711.39	2.70
SUTRON CORP COM STK	5,799.95	2,550.00
SVB FINL GROUP COM	3,151.08	2,622.95
SVB FINL GROUP COM	118,467.61	138,301.00
SVB FINL GROUP COM	260,564.28	211,266.70
SVENSKA CELLULOSA SER ‘B’NPV	45,637.12	47,543.85
SVENSKA HANDELSBANKEN COM STK	837.43	792.09
SVM US 01/21/12 C9	(577.88)	(100.00)
SVU US 01/21/12 C7.5	(214.26)	(400.00)
SVU US 01/21/12 C7.5	(223.53)	(260.00)
SWATCH GROUP CHF2.25(BR)	606,015.00	695,643.17
Swedish krona	2,122.82	2,122.82
Swedish krona	64.36	64.36
Swedish krona	728.47	728.47
Swedish krona	11,192.29	11,192.29
Swedish krona	79,604.91	79,604.91
Swedish krona	1,054.60	1,054.60
Swedish krona	19,034.04	19,034.04
Swedish krona	11.15	11.15
Swedish krona	16,921.21	16,921.21
Swedish krona	82.49	82.49
Swedish krona	(57,772.18)	(58,107.74)
SWEDISH MATCH NPV	73,629.81	163,247.54
SWIFT ENERGY CO COM	414,893.23	290,067.20
SWIFT ENERGY CO COM	3,998.98	3,863.60
Swiss franc	157.18	157.18
Swiss franc	1,243.36	1,243.36
Swiss franc	1,387.33	1,387.33
Swiss franc	219,988.68	219,988.68
Swiss franc	16.66	16.66
Swiss franc	1,279.81	1,279.81
Swiss franc	0.48	0.48
Swiss franc	173,243.50	173,243.50

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
Swiss franc	671.27	671.27
Swiss franc	28,339.47	28,451.28
Swiss franc	0.00	—
Swiss franc	0.00	—
Swiss franc	0.00	—
Swiss franc	0.00	—
Swiss franc	(696.27)	(696.27)
Swiss franc	(45,033.02)	(45,185.00)
SWISS LIFE HOLDINGS AG	168,421.46	133,187.70
SWISS MEDICA INC COM	275.45	0.15
SWISS RE AG CHF0.10	285,630.30	224,945.63
SWISSINSO HLDG INC COM	29,022.33	420.00
SXC HEALTH SOLUTIONS CORP COM	52,153.67	57,609.60
SYKES ENTERPRISES INC COM	534,268.61	413,424.00
SYMANTEC CORP COM	47,729.23	44,759.00
SYMANTEC CORP COM	562,561.47	252,512.75
SYMETRA FINL CORP COM	2,594.47	1,814.00
SYMETRA FINL CORP COM	169,657.44	138,771.00
SYNAPTICS INC COM	34,463.35	36,933.75
SYNAPTICS INC COM	208,659.10	238,185.00
SYNAPTICS INC COM	622,306.96	545,715.00
SYNAPTICS INC COM	786,394.91	820,080.00
SYNERGETICS USA INC FORMERLY SYNERGETIC COM	18,714.34	30,996.00
SYNERGIE WELLNESS PROD LTD INC COM	569.19	0.10
SYNERON MEDICAL LTD COM	4,414.15	4,228.74
SYNNEX CORP COM STK	21,011.66	19,799.00
SYNNEX CORP COM STK	564,866.88	650,321.00
SYNOPSYS INC COM	5,539.40	5,440.00
SYNOPSYS INC COM	284,073.62	340,000.00
SYNOPSYS INC COM	340,582.89	481,440.00
SYNTA PHARMACEUTICALS CORP SYNTA PHARMACEUTICALS CORP	4,316.62	4,670.00
SYNTAX-BRILLIAN CORP COM	2,374.15	—
SYNTHES INC CHF0.001	111,610.40	156,103.29
SYNTROLEUM CORP COM	354,899.39	226,737.60
SYSCO CORP COM	142,698.87	146,046.52
SYSCO CORP COM	227,183.13	378,855.61
SYSTEMAX INC COM	2,023.98	1,641.00
T ROWE PRICE GROUP INC	28,040.98	29,735.31
T ROWE PRICE GROUP INC	139,022.81	310,434.45
T US 01/18/14 C35	(272.77)	(210.00)
T US 01/19/13 C30	(563.77)	(519.00)
T US 01/19/13 C32	(414.25)	(465.00)
T US 01/21/12 C27.5	(794.19)	(1,360.00)
T US 01/21/12 C29	(252.49)	(738.00)
T US 01/21/12 C35	(124.24)	(5.00)
T US 03/17/12 C29	(82.30)	(142.00)
T US 07/21/12 C29	(2,478.58)	(2,685.00)
T US 07/21/12 C30	0.00	(605.00)
T130119C00035000	(304.30)	(140.00)
TACTICAL AIR DEFENSE SVCS INC COM STK	10,491.22	3,710.00
TAHOE RES INC COM	11,965.82	11,829.58
TAKARA RES INC COM	84,618.28	16,354.00
TAKE-TWO INTERACTIVE SOFTWARE INC RIGHT	7,582.47	6,775.00
TALBOTS INC COM	5,230.63	3,689.42

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
TALEO CORP COM CL A COM CL A	2,199.40	3,869.00
TALEO CORP COM CL A COM CL A	344,365.58	494,071.30
TALISMAN ENERGY INC COM	2,769.09	2,550.00
TALISMAN HLDGS INC COM STOCK	1,200.63	18.00
TAMM OIL & GAS CORP COM STK	4,264.25	630.00
TANGER FACTORY OUTLET CTRS INC COM	349,481.47	417,810.00
TANGER FACTORY OUTLET CTRS INC COM	1,142.05	1,328.03
TANZANIAN RTY EXPL CORP COM STK	30,806.68	18,388.80
TAPCODE HOLDINGS INC CONTRA CUSIP	0.00	—
TAPESTRY PHARMACEUTICALS INC COM NEW COMNEW	69.12	0.47
TAPIMMUNE INC COM NEW	1,114.68	150.00
TARA GOLD RES CORP COM STK	334.95	—
TARA MINERALS CORP COM STK	27.50	22.25
TARGACEPT INC COM	45,719.35	21,979.22
TARGET CORP COM STK	262,103.80	262,098.32
TARGET CORP COM STK	479,611.72	455,345.80
TARGET CORP COM STK	382,755.17	753,804.74
TARGET CORP COM STK	480,425.24	491,712.00
TARGET CORP NT 4 DUE 06-15-2013/06-14-2013 BEO	85,046.22	94,347.63
TASEKO MINES LTD COM	14,384.45	8,736.00
TASER INTL INC COM	24,966.05	30,269.44
TASMAN METALS LTD COMMON STOCK	722,585.26	326,801.86
TASTY FRIES INC COM PAR $O OO1	20,048.95	15.30
TAYC CAP TR I TR PFD SECS	23,202.95	23,000.00
TAYLOR DEVICES INC COM	6,978.95	7,720.00
TBC GLOBAL NEWS NETWORK INC COM	1,152.84	—
TBS INTERNATIONAL PLC CLS‘A’ USD0.01	4,820.33	188.75
TBT US 12/17/11 C22	(2,162.69)	—
TCF FNCL CORP COM	15,731.81	10,606.45
TCI COMMUNICATIONS 7.875% DUE 02-15-2026	181,243.19	205,285.10
TDA INDS INC SEMI-ANNU DTD 03-27-2009 3.25 03-27-2013	20,000.00	20,596.80
TE CONNECTIVITY LTD	29,342.51	30,871.62
TE CONNECTIVITY LTD	315,171.24	283,452.00
TEACHERS INS & 6.85% DUE 12-16-2039	100,613.36	128,340.20
TEAM HEALTH HLDGS INC COM	107,345.31	130,213.00
TEAM INC COM STK	2,777.83	3,332.00
TECH DATA CORP COM	4,837.95	4,941.00
TECHNE CORP COM	10,414.70	8,924.58
TECHNE CORP COM	1,340,749.65	1,453,938.00
TECHNIPOWER SYS INC COM	30,067.00	4.40
TECK COMINCO LTD 6.125% DUE 10-01-2035	5,393.00	5,499.94
TECK RESOURCES LIMITED	160,074.53	131,997.69
TECK RESOURCES LTD 10.25% DUE 05-15-2016	2,839.62	3,450.00
TECK RESOURCES LTD 9.75% DUE 05-15-2014	1,905.40	2,350.34
TECO ENERGY INC COM	87,993.71	88,158.84
TEEKAY CORP 8.5% DUE 01-15-2020	5,519.25	4,812.50
TEEKAY TANKERS LTD COM STK	68,040.13	24,640.00
TEKELEC COM	1,015.97	688.59
TEKMIRA PHARMACEUTICALS CORP COM NEW COMSTK	111,229.53	35,400.00
TEKRON INC COM STK	3,522.60	—
TELE2 AB SER‘B’NPV	281,536.70	279,476.94
TELECOM CORP OF NZ NPV	54,046.27	73,358.53
TELECOM ITALIA CAP 6.175% DUE 06-18-2014	2,915.50	2,892.47
TELECOM ITALIA SPA EUR0.55	170,296.12	141,153.57

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
TELEDYNE TECHNOLOGIES INC COM	583,662.20	778,870.00
TELEFLEX INC COM	17,462.31	17,161.20
TELEFONICA 5.462% DUE 02-16-2021	70,833.60	66,798.62
TELEFONICA SA 5.877% DUE 07-15-2019	60,351.60	59,296.14
TELENAV INC COM	29,569.14	24,992.00
TELENAV INC COM	10,474.24	4,818.77
TELENOR ASA ORD NOK6	303,111.34	286,702.00
TELEPHONE RECLASSIFICATION TELE &DATA SYS INC COM STK 2F1YAR1 1-25-12	234,533.54	220,065.00
TELEPHONE RECLASSIFICATION TELE &DATA SYS INC COM STK 2F1YAR1 1-25-12	337,383.99	365,049.00
TELETECH HLDGS INC COM	9,151.72	7,695.00
TELIASONERA AB NPV	38,709.57	34,807.01
TELIK INC COM STK	59.73	9.90
TELLABS INC COM	23,965.12	19,493.63
TELSTRA CORP LTD NPV	542,710.79	581,911.66
TELSTRA CORPORATION LTD	3,196.75	4,096.68
TEMPLE-INLAND INC CASH MERGER 2/13/2012	1,617.41	1,966.02
TEMPLETON EMERGING MARKETS FD	19,467.18	18,306.50
TEMPUR-PEDIC INTL INC COM	59,371.03	73,542.00
TEMPUR-PEDIC INTL INC COM	326,969.53	448,606.20
TENET HEALTHCARE 10% DUE 05-01-2018	47,531.87	55,982.50
TENET HEALTHCARE 6.875% DUE 11-15-2031	16,741.88	17,220.00
TENET HEALTHCARE 8.875% DUE 07-01-2019	55,982.50	55,002.50
TENET HEALTHCARE 9.875% DUE 07-01-2014	10,435.00	10,362.50
TENET HEALTHCARE CORP COM	11,515.91	9,234.00
TENET HEALTHCARE CORP COM	101,334.47	48,309.21
TENET HEALTHCARE CORP SR NT STEP UP 02-01-2015 08-08-2006	10,485.00	10,600.00
TENGION INC	2,101.35	376.00
TENNANT CO COM	4,799.50	4,664.40
TENNECO INC	6,840.85	11,316.40
TENNECO INC	287,388.47	295,715.40
TENNECO PACKAGING 7.95% DUE 12-15-2025	9,560.00	7,350.00
TENNECO PACKAGING 8.125% DUE 06-15-2017	4,857.50	4,250.00
TENNECO PACKAGING 8.375% DUE 04-15-2027	26,798.50	22,200.00
TENNESSEE VALLEY AUTH 2011 GLOBAL PWR BDSER A 3.875% DUE 02-15-2021 REG	396,912.00	456,362.80
TENNESSEE VALLEY AUTH GLOBAL PWR BD 2009SER C 5.25% DUE 09-15-2039 REG	59,329.20	76,590.66
TERADATA CORP DEL COM STK	51,061.94	48,267.45
TERADATA CORP DEL COM STK	51,359.47	175,363.65
TERADATA CORP DEL COM STK	697,333.47	1,038,114.00
TERADYNE INC COM	18,077.68	14,856.70
TERADYNE INC COM	296,638.16	439,840.10
TERADYNE INC COM	116,569.48	52,557.28
TEREX CORP 10.875% DUE 06-01-2016	5,869.25	5,525.00
TEREX CORP NEW COM	135,640.44	71,657.04
TEREX CORP NEW COM	529,413.45	359,190.37
TEREX CORP NEW COM	502,468.25	234,398.50
TERRACO GOLD CORP FORMERLY TERRACO ENERGY CORP TO 04/29/2003 COM NPV	2,471.90	1,964.00
TERRALENE FUELS CORP COM .	0.00	—
TERRENO RLTY CORP	2,176.83	1,892.50
TERRESTAR CORP COM STK	2,952.17	8.38
TESCO CORP COM	2,444.36	1,832.80
TESCO ORD GBP0.05	704,126.40	642,522.49
TESLA MTRS INC COM	49,536.45	54,035.52
TESLA MTRS INC COM	308,408.47	328,440.00
TESORO CORP	115,751.95	114,517.07

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
TESORO CORP	132,265.71	72,299.20
TESORO CORP	769,761.60	714,816.00
TESORO CORP 9.75% DUE 06-01-2019	5,738.00	5,625.00
TESORO CORP FORMERLY TESORO PETE CORP T SR NT 6.25 DUE 11-01-2012 BEO	24,018.61	27,742.50
TESSERA TECHNOLOGIES INC COM STK	9,850.80	9,045.00
TESSERA TECHNOLOGIES INC COM STK	238,833.90	231,150.00
TETRA TECH INC NEW COM	21,861.18	20,294.60
TETRA TECHNOLOGIES INC DEL COM	437.08	467.00
TETRA TECHNOLOGIES INC DEL COM	426,480.33	404,179.16
TEVA US 01/21/12 C45	(179.55)	(10.00)
TEXAS INDS INC 9.25% DUE 08-15-2020	23,116.67	22,375.00
TEXAS INSTRS INC 2.375% DUE 05-16-2016	26,000.00	26,053.35
TEXAS INSTRUMENTS INC COM	56,080.69	54,617.58
TEXAS INSTRUMENTS INC COM	451,778.32	725,945.18
TEXAS INSTRUMENTS INC COM	934,109.54	1,024,672.00
TEXAS INSTRUMENTS INC COM	463,068.21	453,795.79
TEXAS INSTRUMENTS INC COM	989,906.24	972,274.00
TEXAS INSTRUMENTS INC COM	245,482.30	229,969.00
TEXAS INSTRUMENTS INC COM	583,749.90	647,406.40
TEXAS PAC LD TR SUB SH CTF PROPRIETARY INT SUB SH CTF PROPRIETARY INT	37,547.35	40,885.50
TEXAS ROADHOUSE INC COMMON STOCK	5,321.65	5,215.00
TEXTAINER GROUP HLDGS LTD COM STK	11,580.90	13,104.00
TEXTRON INC COM	51,163.30	47,128.28
TEXTRON INC COM	231,731.02	208,937.00
TEXTRON INC COM	119,327.53	111,217.35
TF1 - TV FRANCAISE EUR0.20	120,700.39	62,649.01
Thai baht	13,443.82	13,443.82
Thai baht	20,667.12	20,656.25
Thai baht	(40.97)	(40.97)
Thai baht	(57.05)	(57.05)
THE JONES GROUP INC COMMON STOCK	120,598.58	108,665.00
THE MADISON SQUARE GARDEN COMPANY	1,598.03	1,775.68
THE TRACKING CORP COM STK	43,662.90	3.70
THERMO FISHER 3.6% DUE 08-15-2021	49,904.50	52,220.20
THERMO FISHER CORP	36,730.00	32,828.10
THERMO FISHER CORP	250,388.16	246,435.60
THERMO FISHER CORP	287,090.40	373,340.94
THERMO TECH TECHNOLOGIES INC COM	7,739.69	10,680.40
THESTREET INC	4,548.79	1,431.36
THOMASVILLE NATL BK GA CTF DEP ACT/365 DTD 03-11-2011 2 DUE 12-11-2015	16,000.00	16,036.64
THOMASVILLE NATL BK GA CTF DEP ACT/365 DTD 03-11-2011 2.4 DUE 03-10-2017	209,000.00	209,221.54
THOMPSON CREEK METALS CO INC COM STK	59,946.77	36,540.00
THOMPSON CREEK METALS CO INC COM STK	249,025.65	140,800.80
THORATEC CORP	9,300.95	9,061.20
THORNBURG MTG INC COM NEW STK	73.98	5.41
T-HQ INC COM NEW	53,141.48	17,860.00
THRESHOLD PHARMACEUTICALS INC COM NEW STK	4,979.04	3,660.00
THYSSENKRUPP AG	6,331.45	2,300.99
TIBCO SOFTWARE INC COM	11,072.16	10,066.11
TIBCO SOFTWARE INC COM	317,294.55	398,818.80
TICC CAP CORP COM	19,914.07	15,968.36
TICC CAP CORP COM	122,125.42	97,745.00
TIDEWATER INC COM	489.30	493.00
TIDEWATER INC COM	487,558.49	468,350.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
TIE US 01/21/12 C17.5	(211.53)	(10.00)
TIERONE CORP COM	3,092.78	1.00
TIFFANY & CO COM	19,910.84	18,552.80
TIFFANY & CO COM	93,841.46	184,070.28
TIFFANY & CO COM	612,631.63	602,966.00
TIFFANY & CO COM	222,388.54	239,529.90
TIFFANY & CO COM	519,251.95	477,072.00
TIGER TELEMATICS INC COM NEW	1,122.47	—
TII NETWORK TECHNOLOGIES INC	9,405.85	4,410.00
TIM HORTONS INC COM	13,230.32	18,205.92
TIMBERLINE RES CORP COM	10,413.90	5,699.00
TIME WARNER CABLE 4% DUE 09-01-2021	9,946.55	10,117.28
TIME WARNER CABLE 4.125% DUE 02-15-2021	19,470.80	20,538.00
TIME WARNER CABLE 5.875% DUE 11-15-2040	276,477.43	303,033.08
TIME WARNER CABLE 6.75% DUE 06-15-2039	48,565.50	59,085.90
TIME WARNER CABLE 8.25% DUE 04-01-2019	126,415.40	150,721.44
TIME WARNER CABLE 8.75% DUE 02-14-2019	138,300.70	178,770.06
TIME WARNER CABLE INC COM	30,212.12	45,280.85
TIME WARNER CABLE INC COM	498,168.55	448,041.36
TIME WARNER INC 6.25% DUE 03-29-2041	10,405.30	11,989.51
TIME WARNER INC USD0.01	162,096.56	172,577.21
TIME WARNER INC USD0.01	1,124,637.55	791,935.82
TIME WARNER NEW 4.7 DUE 01-15-2021	19,952.40	21,534.40
TIMKEN CO COM	12,568.33	12,873.89
TIMKEN CO COM	110,567.67	89,033.00
TIMKEN CO COM	544,864.99	557,424.00
TITAN INTL INC ILL COM	14,800.53	13,627.01
TITAN MACHY INC COM	14,435.70	15,211.00
TITAN MED INC COM	12,332.00	7,920.00
TITAN OIL & GAS INC NEW COM STOCK	29,702.85	1,336.00
TITAN URANIUM EXPL INC	400,199.07	120,287.37
TITANIUM METALS CORP COM NEW	347,746.95	305,389.38
TITANIUM METALS CORP COM NEW	56,856.51	29,465.66
TIVO INC COM	126,752.73	115,982.10
TIVO US 01/21/12 C10	(1,413.40)	(400.00)
TJX COS INC COM NEW	114,922.95	130,821.39
TJX COS INC COM NEW	130,306.07	533,247.55
TJX COS INC COM NEW	538,161.30	684,359.10
TJX US 01/21/12 C55	(948.48)	(1,940.00)
TJX US 01/21/12 C62.5	(1,539.23)	(1,375.00)
TLC VISION CORP COM	107.36	0.03
TN GAS PIPELN CO 7.625% DUE 04-01-2037	67,790.00	71,577.06
TNA US 01/21/12 C42	(542.29)	(520.00)
TNA US 01/21/12 C43	(3,399.99)	(3,640.00)
TNA US 01/21/12 C44	(45,791.21)	(40,800.00)
TNA US 01/21/12 C45	(340.58)	(1,400.00)
TNA US 01/21/12 C46	(11,342.62)	(8,835.00)
TNA US 01/21/12 C47	(2,654.95)	(1,960.00)
TNA US 01/21/12 C48	(6,170.80)	(8,600.00)
TNA US 01/21/12 C50	(2,381.50)	(840.00)
TNA US 01/21/12 C52	(1,190.00)	(360.00)
TNA US 01/21/12 P31	610.74	185.00
TNA US 02/18/12 C48	(3,913.85)	(3,360.00)
TNA US 09/17/11 C45	1,648.09	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
TNS INC COM	62,492.60	65,564.00
TNS INC COM	122,767.80	106,320.00
TNX T V HLDGS INC COM	1,229.95	—
TOKYO ELECTRIC POWER CO INC COM STK	5,560.25	1,664.95
TOLL BROS INC COM	45,246.72	45,842.90
TOLL HLDGS LTD	3,119.75	2,379.52
TONOGOLD RES INC COM STK	576.56	79.99
TOOTIE PIE CO INC COM STK	48,498.73	44,536.00
TOOTSIE ROLL INDS INC COM	1,971.47	1,654.11
TOPAZ RES INC COM	35.99	0.90
TORCHMARK CORP COM	6,488.81	10,543.77
TORCHMARK CORP COM	49,746.73	98,451.91
TORO CO COM	344,717.17	394,290.00
TORO CO COM	2,933.55	2,729.70
TORONTO DOMINION BK ONT COM NEW COM NEW	80,581.43	78,924.55
TORRENT ENERGY CORP COM	495.66	0.36
TORTOISE CAP RES CORP COM	1,958.16	1,010.43
TORTOISE ENERGY INFRASTRUCTURE CORP COM	10,311.65	12,429.14
TOSHIBA TEC CORP NPV	168,570.21	173,366.46
TOT US 01/19/13 C57.5	(322.29)	(255.00)
TOT US 01/19/13 C60	(247.30)	(200.00)
TOT US 02/18/12 C55	(1,363.93)	(720.00)
TOTAL EUR2.5	817,127.83	783,731.27
TOTAL SYS SVCS INC COM	13,505.42	15,882.72
TOTAL SYS SVCS INC COM	87,072.95	68,420.88
TOTALLY GREEN INC COM	190.07	165.00
TOUR CFG INC COM STK	740.77	—
TOURNIGAN VENTURES CORP COM	48,948.56	9,969.25
TOUSA INC 7.5 SR SUB NT DUE 12-31-2040 BEO IN DEFAULT	18,931.25	156.25
TOWER BANCORP INC COM	1,208.95	1,512.62
TOWER INTL INC COM STK	506.95	537.00
TOWERS WATSON & CO CL A COM STK	718,497.73	707,174.00
TOWERSTREAM CORP COM	12,209.45	8,480.00
TOYOTA FINL SVGS BK HEND NV CTF DEP DTD 02-23-2011 3 DUE 02-23-2018	5,000.00	5,038.25
TOYOTA INDUSTRIES NPV	100,603.55	95,265.94
TOYOTA MTR CORP COM STK	40,562.91	34,804.56
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK TRANCHE # TR 00832 2.8 DUE 01-11-2016	50,060.11	52,014.60
TOYOTA TSUSHO CORP NPV	25,332.36	26,523.75
TPC GROUP INC COM	135,264.92	109,651.00
TRACTOR SUPPLY CO COM	43,483.30	140,300.00
TRACTOR SUPPLY CO COM	63,530.51	61,903.36
TRADESHOW MARKETING CO LTD COM STOCK	5,007.20	3.33
TRAILER BRDG INC COM	5,009.97	90.00
TRANS WORLD AIRLS INC COM PAR $.01 NEW	109,460.03	—
TRANSATLANTIC HLDGS INC COM	2,611.45	2,736.50
TRANSATLANTIC PETE LTD COMM STK	33,492.31	30,542.65
TRANSCANADA CORP COM STK	43,064.49	49,478.11
TRANSCAT INC COM	8,103.24	11,500.00
TRANSDIGM GROUP INC COM	32,354.53	32,626.88
TRANSOCEAN LTD	643,673.09	460,372.88
TRANSOCEAN LTD	257,224.40	146,265.90
TRANSOCEAN LTD	251,941.70	197,708.50
TRAVELCENTERS AMER LLC COM STK	13,402.85	13,498.00
TRAVELERS COS INC COM STK	485,374.14	502,945.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
TRAVELERS COS INC COM STK	303,840.94	402,947.70
TRAVELERS COS INC COM STK	334,442.19	541,464.67
TRAVELERS COS INC COM STK	20,207.95	23,322.02
TRAVELZOO INC COM STK	18,491.10	13,617.32
TREAS INTL INC COM NEW	2,104.90	—
TREASURY BILL 03-15-2012 ZCPN	259,950.91	259,989.60
TREASURY METALS INC COM STK	4,666.11	6,093.36
TREATY ENERGY CORP COM	12,225.43	306.27
TREE COM INC COM	21.02	11.18
TREEHOUSE FOODS INC COM	4,484.85	9,807.00
TREEHOUSE FOODS INC COM	240,659.33	279,172.60
TRENDSETTER SOLAR PRODUCTS I COM NEW	1,866.18	6.50
TRESORO MNG CORP COM	0.00	835.00
TRGT US 01/21/12 C5	0.00	(720.00)
TRI VY CORP COM	28,111.73	7,110.00
TRIAD GTY INC COM	1,948.44	890.23
TRICO BANCSHARES COM STK	5,806.95	7,110.00
TRICO MARINE SVCS INC COM NEW	1,044.30	15.50
TRIMAS CORP COM NEW COM NEW	2,493.85	2,207.85
TRINA SOLAR LTD-SPON ADR COMSTK CALL OPTEXP 12/18/10 PR $25 PER SH	397.51	(2.00)
TRINITY IND INC COM	16,143.42	21,446.28
TRINSIC INC COM NEW	7,332.56	0.20
TRIPADVISOR INC COM COM STK	67,574.74	55,386.37
TRIPADVISOR INC COM COM STK	1,411.17	1,285.71
TRIQUINT SEMICONDUCTOR INC COM	58,176.28	30,681.00
TRIUMPH GROUP INC NEW COM	11,392.49	11,690.00
TRIUMPH GROUP INC NEW COM	235,425.93	334,918.50
TRIUMPH GROUP INC NEW COM	226,667.45	423,762.50
TRONOX INC WT SER A EXP	234.48	63.00
TRONOX INC WT SER B EXP	234.48	54.00
TRUE 2 BEAUTY INC COM STK	568.72	56.00
TRUE NORTH ENERGY CORP COM STK	3,064.89	100.00
TRUE RELIGION APPAREL INC COM STK	5,925.45	7,054.32
TRUE RELIGION APPAREL INC COM STK	173,993.87	315,369.60
TRUE RELIGION APPAREL INC COM STK	351,653.15	380,380.00
TRUEBLUE INC COM STK	1,573.98	1,499.04
TRUEBLUE INC COM STK	83,443.70	86,056.00
TRUSTCASH HLDGS INC COM STK	18.00	0.30
TRUSTCO BK CORP N Y COM	34,728.23	39,831.00
TRW AUTOMOTIVE HLDGS CORP COM	45,181.84	40,326.20
TRW AUTOMOTIVE HLDGS CORP COM	272,967.12	234,720.00
TRW US 02/18/12 C35	(275.77)	(345.00)
TSAKOS ENERGY NAV LTD SHS	22,902.22	8,604.00
TSO US 01/21/12 C24	(828.61)	(975.00)
TTC TECHNOLOGY CORP	1,014.37	0.50
TTM TECHNOLOGIES INC COM	31,738.50	25,427.20
TUBE MEDIA CORP COM	2,409.95	—
TUCANA LITHIUM CORP COM	3,163.90	380.00
TUESDAY MORNING CORP COM NEW ISIN US8990355054	434.17	345.00
TUFCO TECHNOLOGIES INC COM	1,099.38	666.00
TUFFNELL LTD COM STK	2,540.15	212.50
TULLOW OIL ORD GBP0.10	491,981.43	550,254.40
TUPPERWARE BRANDS CORPORATION	43,899.77	42,832.11
Turkish lira	2,111.90	2,111.90

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
Turkish lira	188.26	188.26
TURKPOWER CORP COM	2,806.95	1,200.00
TUTOR PERINI CORP COM	778.79	431.90
TUTOR PERINI CORP COM	24,270.89	14,808.00
TW TELECOM INC CL A STK	4,087.83	3,876.00
TW TELECOM INC CL A STK	30,286.35	32,946.00
TW TELECOM INC CL A STK	318,934.35	344,576.40
TW TELECOM INC CL A STK	122,918.87	129,846.00
TWIN DISC INC COM	8,110.90	7,264.00
TWM US 01/19/13 C47	(1,092.28)	(1,080.00)
TWM US 01/21/12 C60	(402.29)	(15.00)
TWO HBRS INVT CORP COM	429,145.71	386,232.00
TWO HBRS INVT CORP COM	208,677.33	193,130.55
TWO RIVS WTR CO COM	4,428.90	3,016.00
TWX US 01/21/12 C38	(77.55)	(36.00)
TX CAP BANCSHARES INC COM	14,793.95	15,305.00
TX CAP BANCSHARES INC COM	197,041.30	353,912.82
TX CAP BK N A DALLAS TEX CTF DEP DTD 12-14-2011 .2 C/D 01-17-2012	50,000.00	49,996.50
TX RARE EARTH RES CORP COM COM	7,496.95	1,510.00
TYCO INTERNATIONAL LTD(SWITZERLAND) COM USD0.80	14,277.04	15,134.04
TYCO INTERNATIONAL LTD(SWITZERLAND) COM USD0.80	277,549.93	287,733.60
TYCO INTERNATIONAL LTD(SWITZERLAND) COM USD0.80	384,330.10	467,847.36
TYH US 04/21/12 C45	(1,091.53)	(390.00)
TYHEE GOLD CORP COM	14,327.56	2,308.50
TYSON FOODS INC CL A COM (DELAWARE)	15,637.41	16,958.92
TYSON FOODS INC CL A COM (DELAWARE)	106,454.78	134,098.08
TZA US 01/06/12 C26	0.00	(228.00)
TZA US 01/06/12 C27	0.00	(222.00)
TZA US 01/21/12 C26	(770.77)	(690.00)
TZA US 01/21/12 C28	(1,226.53)	(966.00)
TZA US 01/21/12 C29	(1,070.76)	(402.00)
TZA US 12/30/11 C28	(412.73)	(15.00)
TZOO US 03/17/12 C40	(1,130.76)	(75.00)
U M H PPTYS INC COM STK	24,543.61	25,432.27
U S AUTO PTS NETWORK INC COM	607.70	437.00
U S AWYS GROUP INC COM	754,306.11	720,467.28
U S CHINA MNG GROUP INC COM NEW	10,270.85	2,250.00
U S FUEL CORP COM	62,345.20	3,781.00
U S GEOTHERMAL INC COM STK	19,424.48	4,968.00
U S GLOBAL INVS INC CL A CL A STK	4,052.71	2,412.00
U S GOLD CORP NAME CHANGE MCEWEN MNG 2F1GA11 1/27/2012	64,166.45	33,492.48
U S MICROBICS COM	0.04	—
U S PRECIOUS METALS INC DEL COM STK	247.20	154.19
U S SHIPPING PARTNERS L P	4,203.55	—
U S SILVER CORP COM	1,018.50	592.50
U S W 7.5% DUE 06-15-2023	11,120.45	11,055.00
U S WIRELESS ONLINE INC COM NEW	1,756.95	81.93
U.S. CELLULAR CORP COM	1,934.71	2,181.50
U308 CORP COM	7,304.62	15,577.06
UAL - LOAN PRIN. ONLY (PAYABLE)	0.00	—
UAL C. SCHWAB SDA SUNDRY ASSET	0.00	63,916.80
UAL CORP CAPITAL TRUST I TR ORIGINATED PFD SECS 13.25%	1,307.60	—
UAL US 01/21/12 C12.5	(5,292.31)	(6,400.00)
UAL US 01/21/12 C19	(7,811.07)	(3,850.00)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
UAL US 01/21/12 C20	(1,114.70)	(585.00)
UAL US 01/21/12 C21	(1,299.81)	(221.00)
UAL US 02/18/12 C19	(9,489.50)	(5,400.00)
UAL US 03/17/12 C20	(4,508.50)	(3,267.00)
UAL US 03/17/12 C24	(87.53)	(52.00)
UAL US 06/16/12 C21	(960.95)	(688.00)
UAL US 06/16/12 C23	(269.25)	(550.00)
UAL US 09/17/11 C19	(0.01)	—
UAL US 12/17/11 C18	(8,304.04)	—
UBISOFT ENTERTAIN NPV	420,891.40	301,172.27
UBS AG CHF0.10	660,642.95	480,773.44
UBS AG JERSEY BRH E TRACS LKD TO UBS BLOOMBERG CONSTANT DUE 05-14-2018 REG	92,996.82	77,376.00
UBS AG SHS COM	8,623.83	6,979.70
UBS AG STAMFORD BRH MEDIUM TERM SR DEP NTS BOOK ENTRY MTN 3.875% DUE 01-15-2015	258,889.80	259,285.00
UCO US 01/21/12 C48	(57.30)	(40.00)
UCO US 01/21/12 C70	(1,039.24)	(425.00)
UCO US 01/21/12 P38	142.70	125.00
UCO US 02/18/12 C38	(592.29)	(560.00)
UCORE RARE METALS INC COM STK	32,780.60	14,584.80
UDS GROUP INC COM	29,426.22	11.80
UEX CORP COM	42,969.99	15,920.44
UGI CORP NEW COM	74,103.59	77,480.32
UIL HLDGS CORP COM	34,401.60	43,863.27
UIT ADVISORS DISCIPLINED TR UNIT 807 ADVISORS CORP TR NAVELLIER/DIAL HI INC	85,066.30	81,523.50
UIT CHEMTRADE LOGISTICS INC FD UNITS CTFOF OWN EVID UNDIV INT $1000 UIT VAL REG	11,613.19	13,685.33
UIT FT UNIT 391 N E-CONOMY GRWTH & TREASCTF OWN EVID UNDIV INT $1000 UNT VAL REG	2,184.17	3,198.77
UIT ONEOK PARTNERS L P UNIT LTD PARTSHIPCTF OF OWN EVID UNDIV $1000 UIT VAL REG	37,322.92	47,980.66
UIT PRECIOUS METALS & MNG TR TR UNIT CTFOF OWN EVID UNDIV INT $1000	9,288.17	7,733.61
ULTA SALON COSMETICS & FRAGRANCE INC COMSTK	66,509.86	62,712.72
ULTA SALON COSMETICS & FRAGRANCE INC COMSTK	384,568.97	480,408.00
ULTRA PETE CORP COM NPV	152,856.76	104,949.46
ULTRALIFE CORPORATION	6,119.35	4,602.90
UMICORE NPV	114,922.53	144,906.59
UMPQUA HLDGS CORP COM	14,032.84	17,284.05
UNDER ARMOR INC CL A	213,713.29	206,826.99
UNDER ARMOR INC CL A	268,251.39	295,774.80
UNG US 01/21/12 C12	(223.33)	(15.00)
UNG US 04/21/12 C11	(557.88)	(20.00)
UNH US 06/16/12 C50	(382.29)	(445.00)
UNI SER TR SOUND MIND INVESTING FD	728,958.15	752,275.07
UNIBAIL-RODAMCO SE EUR5	192,827.45	204,943.91
UNICAPITAL CORP NEW COM	28,538.07	187.90
UNICO INC COM PAR $.001 STK	42,970.71	31.76
UNICREDIT SPA NPV (POST SPLIT)	370,426.70	239,176.57
UNIGENE LABS INC COM STK	10,006.95	10,600.00
UNION DRILLING INC COM	7,876.95	6,240.00
UNION ELEC CO PFD $3.50	7,312.95	7,200.00
UNION PAC CORP COM	354,969.24	408,037.01
UNION PAC CORP COM	447,634.36	609,155.00
UNION PAC CORP COM	366,870.95	1,134,511.46
UNION SVGS BK DANBURY CONN CTF DEP MTHLYDTD 02-28-2011 2.3 DUE 02-29-2016	5,000.00	5,003.60
UNIONTOWN ENERGY INC COM NEW STOCK	5,790.60	480.62
UNIQUE PIZZA & SUBS CORP COM NEW STK	50,199.11	159.90
UNISYS CORP COM NEW COM NEW	88,289.74	67,014.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
UNISYS CORP COM NEW COM NEW	216,403.20	169,506.00
UNISYS CORP COM NEW COM NEW	25,895.88	23,001.57
UNISYS CORP COM NEW COM NEW	320,989.73	273,969.00
UNIT CORP COM	19,055.46	18,560.00
UNIT CORP COM	182,791.20	185,600.00
UNIT CORP COM	197,234.46	199,520.00
UNIT CORP COM	576,032.35	622,966.40
UNITED CONTINENTAL HOLDINGS COMSTK CALL OPT EXP 01/21/12 PR $17.50 PER SH	(6,952.28)	(1,740.00)
UNITED CONTL HLDGS INC COM STK	46,939,431.64	44,034,635.73
UNITED ENVIRONMENTAL ENERGY CORP DEL COMNEW STK	9.01	—
UNITED GUARDIAN INC COM	135,536.20	172,325.00
UNITED NAT FOODS INC COM	284,241.18	336,484.10
UNITED ONLINE INC COM	32,167.95	28,540.94
UNITED ONLINE INC COM	188,934.69	106,080.00
UNITED ONLINE INC COM	169,671.27	136,957.44
UNITED PARCEL SVC INC CL B	434,365.41	481,905.57
UNITED PARCEL SVC INC CL B	1,388,732.21	1,542,991.58
UNITED PARCEL SVC INC CL B	981,398.52	1,068,574.00
UNITED SILVER CORPORATION	1,003.06	311.30
United States dollar	172.67	172.67
United States dollar	27.54	27.54
United States dollar	109.41	109.41
United States dollar	556.00	556.00
United States dollar	2,065.89	2,065.89
United States dollar	309.89	309.89
United States dollar	1,401.19	1,401.19
United States dollar	15.28	15.28
United States dollar	86.80	86.80
United States dollar	101.73	101.73
United States dollar	190.23	190.23
United States dollar	5.70	5.70
United States dollar	1,831.04	1,831.04
United States dollar	71.92	71.92
United States dollar	32.97	32.97
United States dollar	275.35	275.35
United States dollar	26.16	26.16
United States dollar	142.89	142.89
United States dollar	380.32	380.32
United States dollar	3,842.16	1.01
United States dollar	31,304.28	31,304.28
United States dollar	14,811.45	14,811.45
United States dollar	1,466.09	1,466.09
United States dollar	1,273.62	1,273.62
United States dollar	934.55	934.55
United States dollar	1,676.55	1,676.55
United States dollar	1,583.50	1,583.50
United States dollar	60.48	60.48
United States dollar	28.79	28.79
United States dollar	2,812.72	2,812.72
United States dollar	2,842.20	2,842.20
United States dollar	27.11	27.11
United States dollar	2,903.23	2,903.23
United States dollar	25.75	25.75
United States dollar	2,808.51	2,808.51

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
United States dollar	27.11	27.11
United States dollar	2,771.03	2,771.03
United States dollar	2,936.90	2,936.90
United States dollar	26.43	26.43
United States dollar	3,062.80	27.61
United States dollar	233.33	233.33
United States dollar	233.33	233.33
United States dollar	234.78	234.78
United States dollar	241.30	241.30
United States dollar	230.18	230.18
United States dollar	234.55	234.55
United States dollar	128.41	128.41
United States dollar	5,319.96	5,319.96
United States dollar	2,964.15	2,964.15
United States dollar	75.01	75.01
United States dollar	3.24	3.24
United States dollar	60.61	60.61
United States dollar	315,136.50	540.20
United States dollar	104.66	104.66
United States dollar	10.34	10.34
United States dollar	493.32	493.32
United States dollar	1,214.74	1,214.74
United States dollar	40.81	40.81
United States dollar	56.03	56.03
United States dollar	41.42	41.42
United States dollar	176,252.44	176,252.44
United States dollar	1,049,021.64	1,049,021.64
United States dollar	1,663,491.80	1,663,491.80
United States dollar	221,877.47	221,877.47
United States dollar	17,706,170.20	17,706,170.20
United States dollar	7,528,401.87	7,528,401.87
United States dollar	10,231.40	10,231.40
United States dollar	83,837.63	83,837.63
United States dollar	59,461.35	59,461.35
United States dollar	490,675.77	490,675.77
United States dollar	79,999.55	79,999.55
United States dollar	88,568.51	88,568.51
United States dollar	395,741.50	395,741.50
United States dollar	22,913.55	22,913.55
United States dollar	68,358.26	68,358.26
United States dollar	194,214.56	194,214.56
United States dollar	12,518.30	12,518.30
United States dollar	3,421,700.64	3,421,700.64
United States dollar	0.00	—
United States dollar	(1.83)	(1.83)
United States dollar	(5.57)	(5.57)
United States dollar	(42.29)	(42.29)
United States dollar	(11.11)	(11.11)
United States dollar	(3.36)	(3.36)
United States dollar	(34.20)	(34.20)
United States dollar	(11,207.95)	(11,207.95)
United States dollar	(1,113.09)	(1,113.09)
United States dollar	(639.30)	(639.30)
United States dollar	(316.93)	(316.93)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
United States dollar	(2,917.83)	(2,917.83)
United States dollar	(97,013.11)	(97,013.11)
United States dollar	(41,786.85)	(41,786.85)
United States dollar	(1,776.67)	(1,776.67)
United States dollar	(4,440.55)	(4,440.55)
United States dollar	(53,364.94)	(53,364.94)
United States dollar	(183,680.27)	(183,680.27)
United States dollar	(335,171.92)	(335,171.92)
United States dollar	(295,557.07)	(295,557.07)
United States dollar	(10,527.45)	(10,527.45)
United States dollar	(339,560.48)	(339,560.48)
United States dollar	(45,963.21)	(45,963.21)
United States dollar	(3,328.08)	(3,328.08)
United States dollar	(322.67)	(322.67)
United States dollar	(4,808.12)	(4,808.12)
United States dollar	(2,600.64)	(2,600.64)
United States dollar	(349.28)	(349.28)
United States dollar	(536.67)	(536.67)
United States dollar	(639.48)	(639.48)
United States dollar	(7,538.24)	(7,538.24)
United States dollar	(82.84)	(82.84)
United States dollar	(97.41)	(97.41)
United States dollar	(8,743.09)	(8,743.09)
United States dollar	(518.67)	(518.67)
United States dollar	(282.70)	(282.70)
United States dollar	(1,030.15)	(1,030.15)
United States dollar	(233.67)	(233.67)
United States dollar	(1,138.27)	(1,138.27)
United States dollar	(114.40)	(114.40)
United States dollar	(210.98)	(210.98)
United States dollar	(3,554.50)	(3,554.50)
United States dollar	(1,469.35)	(1,469.35)
United States dollar	(229.76)	(229.76)
United States dollar	(68.23)	(68.23)
United States dollar	(2,302.31)	(2,302.31)
United States dollar	(17,899.27)	(17,899.27)
United States dollar	(17,914.23)	(17,914.23)
United States dollar	(17,903.67)	(17,903.67)
United States dollar	(17,897.95)	(17,897.95)
United States dollar	(17,901.03)	(17,901.03)
United States dollar	(17,892.67)	(17,892.67)
United States dollar	(3,737.59)	(3,737.59)
United States dollar	(3,540.43)	(3,540.43)
United States dollar	(3,732.18)	(3,732.18)
United States dollar	(3,686.64)	(3,686.64)
United States dollar	(3,620.59)	(3,620.59)
United States dollar	(3,511.61)	(3,511.61)
United States dollar	(370.52)	(370.52)
United States dollar	(2,611.03)	(2,611.03)
United States dollar	(1,497.04)	(1,497.04)
United States dollar	(3,225.10)	(3,225.10)
United States dollar	(4,281.09)	(4,281.09)
United States dollar	(8,956,824.23)	(8,956,824.23)
United States dollar	(19,218.90)	(19,218.90)

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
United States dollar	(16,154,691.47)	(16,154,691.47)
United States dollar	(192,275.42)	(192,275.42)
United States dollar	(132,240.00)	(132,240.00)
United States dollar	(3,308.20)	(3,308.20)
United States dollar	(40,248.04)	(40,248.04)
United States dollar	(128,119.65)	(128,119.65)
United States dollar	(139,065.45)	(139,065.45)
United States dollar	(25,286.17)	(25,286.17)
United States dollar	(22,219.92)	(22,219.92)
United States dollar	(53,037.01)	(53,037.01)
United States dollar	(27,360.00)	(27,360.00)
United States dollar	(35,040.00)	(35,040.00)
United States dollar	(37,180.00)	(37,180.00)
United States dollar	(393,019.79)	(393,019.79)
United States dollar	(690,997.41)	(690,997.41)
United States dollar	(399,339.07)	(399,339.07)
United States dollar	(90,572.19)	(90,572.19)
United States dollar	(45,600.00)	(45,600.00)
UNITED STATES OF AMER TREAS BILLS DUE 04-26-2012 REG	799,765.42	799,943.20
UNITED STATES TREAS BDS .. 3.125% DUE 11-15-2041 REG	695,132.96	722,882.64
UNITED STATES TREAS BDS INDEX LINKED 1.75 DUE 01-15-2028 REG	23,086.10	32,474.35
UNITED STATES TREAS BILLS ZCP 06-21-2012	2,099,561.43	2,099,460.30
UNITED STATES TREAS NTS 2 DUE 11-15-2021	1,098,906.49	1,112,546.60
UNITED STATES TREAS NTS DTD 00171 4.125%DUE 08-31-2012 REG	34,807.90	35,924.21
UNITED STATES TREAS NTS DTD 00306 2.625%DUE 08-15-2020 REG	86,173.15	86,275.04
UNITED STATES TREAS SEC STRIPPED INT PMT00522 11-15-2029 (UNDDATE) REG	14,818.90	17,981.25
UNITED STATES TREAS SEC STRIPPED INT PMT02-15-2019 (UNDDATE) REG	30,655.25	45,039.05
UNITED STS OIL & GAS CORP COM STK	2,189.30	5.00
UNITED STS STL CORP NEW COM	124,447.30	82,422.90
UNITED STS STL CORP NEW COM	288,849.24	262,506.30
UNITED TECHNOLOGIES CORP COM	679,173.91	696,115.97
UNITED TECHNOLOGIES CORP COM	558,742.94	676,521.04
UNITED TECHNOLOGIES CORP COM	666,656.27	1,449,593.97
UNITED TECHNOLOGIES CORP COM	942,040.12	950,170.00
UNITED TECHNOLOGIES CORP COM	625,291.63	606,647.00
UNITEDHEALTH GROUP 4.875% DUE 02-15-2013	79,160.80	83,305.28
UNITEDHEALTH GROUP 4.875% DUE 04-01-2013	78,902.40	83,585.52
UNITEDHEALTH GROUP INC 3.375 DUE 11-15-2021	19,890.60	20,684.84
UNITEDHEALTH GROUP INC COM	149,489.53	175,759.56
UNITEDHEALTH GROUP INC COM	532,011.29	1,179,627.68
UNITEDHEALTH GROUP INC COM	935,692.51	1,049,076.00
UNIVERSAL ACCESS GLOBAL HLDGS INC COM NEW STK	6,455.42	—
UNIVERSAL AMERICAN CORP COM STK	1,632.75	2,224.25
UNIVERSAL AMERICAN CORP COM STK	372,099.15	391,900.14
UNIVERSAL DETECTION TECHNOLOGY COM NEW STK	9,788.29	3.00
UNIVERSAL FST PRODS INC COM	1,815.10	1,852.20
UNIVERSAL HEALTH RLTY INCOME TR SH BEN INT SH BEN INT	3,501.05	3,900.00
UNIVERSAL INS HLDGS INC COM	13,559.85	10,740.00
UNIVERSAL POTASH CORP COM STK	2,499.85	30.00
UNUM GROUP	165,370.76	134,468.74
UNVL CORP VA COM	25,158.98	30,411.58
UNVL DISPLAY CORP COM	92,783.68	73,380.00
UNVL EXPRESS INC COM	1,429.85	—
UNVL GUARDIAN HLDGS INC COM	1,714.34	0.30

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
UNVL HEALTH SERVICES INC CL B COM	9,391.41	9,725.62
UNVL TECH INST INC COM	39,096.27	34,506.00
UNY CO JPY50 (8270)	176,126.81	161,165.41
UOMO MEDIA INC COM STK	1,905.79	3.12
UPLIFT NUTRITION INC COM NEW	0.00	87.68
UPRO US 01/21/12 P60	0.00	7,040.00
UPRO US 02/18/12 C60	(7,262.30)	(12,540.00)
UPRO US 02/18/12 C64	(3,026.92)	(3,040.00)
UPSTREAM WORLDWIDE INC COM	288.95	9.00
UQM TECHNOLOGIES INC COM	70,081.46	39,756.42
URACAN RES LTD COM STK	68,745.88	12,780.96
URANERZ ENERGY CORP COM STK	149,308.31	91,675.22
URANIUM 308 CORP COM STK	1,700.90	462.00
URANIUM ENERGY CORP COM	70,096.70	52,800.30
URANIUM HUNTER CORP COM STK	759.95	1.30
URANIUM ONE INC COM	34,717.07	18,196.50
URANIUM PARTN CORP COM	14,570.69	11,079.33
URANIUM RES INC COM PAR $0.001 COM PAR $0.001	184,101.45	100,255.52
URBAN OUTFITTERS INC COM	58,190.52	54,045.16
URBAN OUTFITTERS INC COM	78,802.73	69,974.84
URBN US 01/21/12 C27	(588.49)	(780.00)
UR-ENERGY INC COM	96,206.26	55,246.59
UROPLASTY INC COM NEW	91,721.29	199,750.00
URS CORP NEW COM	368,955.82	309,056.00
URS CORP NEW COM	387,845.21	375,784.00
URS CORP NEW COM	15,663.59	12,292.00
URS CORP NEW COM	559,329.73	438,157.12
URTY US 01/21/12 C53	(5,086.92)	(5,120.00)
US AEROSPACE INC COM COM	173.00	5.30
US BANCORP	141,367.56	161,039.23
US BANCORP	978,870.96	1,129,662.10
US BANCORP	466,820.75	503,130.00
US BANCORP DEL DEP SHS REPSTG 1/100TH PERP PFD SER A	0.00	—
US ECOLOGY INC COM	6,397.24	7,007.28
US ENERGY INITIATIVES CORP COM STK	1,515.30	80.00
US FARMS INC COM NEW STK	1,365.40	1.72
US TREAS BDS 0 TREAS NT 15/11/2039 USD1000 4.375 DUE 11-15-2039 REG	875,717.29	1,103,538.85
US TREAS BDS 4.75 DUE 02-15-2041 REG	2,737,120.11	2,811,375.00
US TREAS BDS INDEX LINKED NOTES 2.375 DUE 01-15-2027 REG	27,675.81	39,134.64
US TREAS BILLS 03-22-2012 TBILL	2,799,569.08	2,799,893.60
US TREAS INFL INDEXED BONDS 2.375 DUE 01-15-2025 BEO	10,796.05	15,264.65
US TREAS NTS INDEX LINKED 2.00 DUE 01-15-2016 REG	19,413.18	25,514.28
US TREAS NTS INDEX LINKED 2.36434 DUE 01-15-2014 REG	5,173.82	6,489.72
US TREAS NTS INDEX LINKED 2.375 DUE 01-15-2017 REG	14,559.26	18,245.88
US TREAS NTS INFLATION LINKED 2.00 DUE 04-15-2012 REG	653,486.81	650,088.55
US TREAS NTS TIPS DTD 07-15-2011 07-15-2021	524,796.15	537,418.35
USA MOBILITY INC COM STK	60,338.97	59,517.50
USA TECHNOLOGIES INC COM NO PAR STK	4,189.05	2,240.00
USA TRUCK INC COM	7,363.90	4,638.00
USA URANIUM CORP COM	5,968.06	—
USAMERIBANK LARGO FLA CTF DEP DTD 03-10-2010 1.1 03-12-2012	10,000.00	10,017.60
USANA HEALTH SCIENCES INC CDT-SHS	9,606.95	9,111.00
USB CAP XI GTD TR PFD SECS 6.60	30,782.26	32,695.00
USCORP COM NEW	2,938.80	1,125.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
USEC INC COM	372,547.75	105,479.64
USEC INC COM	138,309.03	69,768.00
USEC INC SR NT CONV 3% DUE 10-01-2014 REG	7,422.50	4,711.66
USG CORP 6.3% DUE 11-15-2016	13,087.89	12,400.00
USG CORP COM NEW	103,690.93	92,456.00
USO US 12/17/11 C38	(9,876.18)	(13,090.00)
USO US 12/17/11 C39	(1,002.39)	—
USO US 12/30/11 C39	(495.45)	(10.00)
UTD MEXICAN STS # TR 00020 6.05 DUE 01-11-2040	36,720.00	39,120.00
UTD MEXICAN STS MEDIUM TERM NTS BOOK ENTRY 6.75 DUE 09-27-2034 REG	94,200.41	119,830.00
UTD O/S BANK NPV	1,042,122.98	835,863.40
UTD PARCEL SVC INC 4.5% DUE 01-15-2013	79,660.00	83,294.40
UTD PARCEL SVC INC 5.5% DUE 01-15-2018	3,706.06	4,809.40
UTD RENTALS INC COM	619.36	1,477.50
UTD STS STL CORP 6.65% DUE 06-01-2037	4,513.00	3,887.50
UTD TECHNOLOGIES 4.5% DUE 04-15-2020	71,465.80	78,886.85
UTD TECHNOLOGIES 5.375% DUE 12-15-2017	10,368.40	11,817.03
UTD THERAPEUTICS CORP DEL COM STK	106,351.84	93,649.50
UTD THERAPEUTICS CORP DEL COM STK	332,338.82	292,005.00
UTI WORLDWIDE INC ORD NPV	107,195.62	104,991.00
UTI WORLDWIDE INC ORD NPV	148,067.04	140,874.00
UV FLU TECHNOLOGIES INC COM STK	17,107.55	4,050.00
UWINK INC DEL COM STK	433.15	3.03
UWM US 01/21/12 C34	(11,302.37)	(12,740.00)
UWM US 01/21/12 C37	(706.97)	(720.00)
UXG US 01/21/12 C7.5	(2,574.72)	(60.00)
V F CORP COM	71,702.46	72,804.90
V F CORP COM	78,337.67	239,249.16
V US 03/17/12 C100	(492.29)	(628.00)
V US 11/19/11 C92.5	(970.00)	—
VAALCO ENERGY INC COM NEW COM NEW	17,793.68	18,591.12
VAIL RESORTS INC COM	4,056.51	4,263.50
VAL NATL BANCORP COM	302,008.11	314,210.37
VALCENT PRODUCTS INC NEW	469.00	52.00
VALE OVERSEAS LTD 6.875% DUE 11-21-2036	95,932.17	113,855.10
VALEANT PHARMACEUTICALS INTERNATIONAL INC COMMON STOCK	4,614.57	4,669.00
VALEANT PHARMACEUTICALS INTERNATIONAL INC COMMON STOCK	248,267.39	261,464.00
VALENCE TECHNOLOGY INC COM	32,008.24	24,010.00
VALEO EUR3	123,393.31	335,030.08
VALERO ENERGY CORP COM STK NEW	417,586.45	383,110.00
VALERO ENERGY CORP COM STK NEW	318,448.41	257,757.25
VALERO ENERGY CORP COM STK NEW	709,335.83	631,593.53
VALERO ENERGY CORP COM STK NEW	396,660.50	368,375.00
VALIDUS HOLDING LTD COM STK USD0.175	189,212.99	189,000.00
VALIDUS HOLDING LTD COM STK USD0.175	47,370.60	47,250.00
VALMONT INDS INC COM	0.00	—
VALSPAR CORP COM	3,118.61	4,039.17
VALUECLICK INC COM STK ISIN#US92046N1028	13,870.07	10,621.08
VANDA PHARMACEUTICALS INC COM	10,039.73	6,302.24
VANDERBILT MTG & FIN INC SER 2000B CL IB-2 9.25 DUE 07-07-2030 REG	103,003.45	97,334.77
VANGUARD INDUSTRIALS ETF	41,745.73	40,846.83
VANGUARD MERGER MFO VANGUARD BALANCED 2886586 2/10/2012	13,043.44	11,026.38
VANGUARD NAT RES LLC COM UNIT REPSTG LTDLIABLITY CO INTS	64,368.93	62,449.64
VANGUARD SHORT-TERM BOND ETF	428,538.54	426,927.96

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
VARIAN MEDICAL SYSTEMS INC	19,920.32	21,145.95
VARIAN MEDICAL SYSTEMS INC	124,099.29	174,135.22
VASCO DATA SEC INTL INC COM	10,961.13	9,897.36
VASCULAR SOLUTIONS INC COM	3,719.66	4,452.00
VB US 01/21/12 C72	(290.77)	(270.00)
VECTOR GROUP LTD COM STK	34,061.33	37,629.27
VECTREN CORP COM	11,751.17	15,115.00
VEECO INSTRS INC DEL COM	199,062.19	100,526.40
VELATEL GLOBAL COMMUNICATIONS INC COM COM	72,734.65	34,249.18
VELOCITYSHARES VELOCITYSHARES DAILY INVERSE VIX SHORT TERM ETN	42,743.32	43,617.00
VENTAS INC REIT	233,401.26	339,049.50
VENTAS INC REIT	53,980.57	78,229.47
VERA BRADLEY INC COM STK	924.88	741.75
VERENIUM CORP COM NEW COM NEW	978.60	436.00
VERIFONE SYSTEMS INC COM	24,668.85	21,844.80
VERIFONE SYSTEMS INC COM	343,400.25	434,409.60
VERIFONE SYSTEMS INC COM	501,700.22	1,072,704.00
VERIFONE SYSTEMS INC COM	539,988.76	406,704.00
VERINT SYS INC COM	21,761.90	21,701.52
VERISANTE TECHNOLOGY INC	9,003.45	8,281.00
VERISIGN INC COM	166,274.16	196,460.00
VERISIGN INC COM	84,718.60	125,913.00
VERISIGN INC COM	805,481.67	1,200,192.00
VERIZON 3 DUE 04-01-2016	10,013.00	10,539.15
VERIZON 3.5% DUE 11-01-2021	69,445.60	72,878.54
VERIZON 4.35% DUE 02-15-2013	39,448.00	41,566.24
VERIZON 4.6% DUE 04-01-2021	40,326.21	45,154.64
VERIZON 4.75% DUE 11-01-2041	252,888.00	258,295.68
VERIZON 6.1% DUE 04-15-2018	136,725.60	144,163.80
VERIZON COMMUNICATIONS 6 DUE 04-01-2041	108,595.00	136,385.81
VERIZON COMMUNICATIONS COM	1,836,290.84	2,480,419.00
VERIZON COMMUNICATIONS COM	2,356,831.54	2,762,278.54
VERIZON COMMUNICATIONS COM	735,955.17	872,610.00
VERIZON COMMUNICATIONS INC BD 5.5 DUE 04-01-2017/03-31-2017 BEO	21,450.19	23,080.52
VERIZON COMMUNICATIONS INC COM STK CALL OPT EXP 1/19/13 PR $35 PER SH	(10,271.43)	(12,430.00)
VERIZON COMMUNICATIONS INC COM STK CALL OPT EXP 1/19/13 PR $40 PER SH	(442.10)	(1,000.00)
VERIZON WIRELESS 8.5% DUE 11-15-2018	19,801.20	26,994.00
VERMILION ENERGY INC COM	12,194.00	13,340.55
VERMILLION INC COM NEW STK	882.95	58.50
VERSO PAPER HLDGS 11.5% DUE 07-01-2014	531,250.00	510,000.00
VERTEX PHARMACEUTICALS INC COM	25,213.83	18,597.60
VERTEX PHARMACEUTICALS INC COM	148,683.00	166,050.00
VERTICAL COMPUTER SYS INC COM NEW	6,355.64	3,700.00
VGTEL INC COM STOCK	69,821.02	2,795.00
VHC US 01/21/12 C25	(2,466.93)	(2,040.00)
VHC US 03/17/12 C35	(941.54)	(1,500.00)
VIACOM INC NEW CL B	29,683.61	29,288.26
VIACOM INC NEW CL B	348,502.27	362,825.90
VIACOM INC NEW CL B	437,177.34	549,778.87
VIAD CORP COM NEW	33,015.73	33,212.00
VIASPACE INC COM STK	1,473.19	42.40
VICAL INC COM COM	109,840.24	139,797.00
VICTORY ENERGY CORP COM NEW COM NEW	1,010.95	41.25
VIDAROO CORP COM STK	567.77	96.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
VIDEO RIV NETWORKS INC COM	92,265.92	434.76
VIKING SYS INC COM NEW COM NEW	1,906.95	2,550.00
VIMPELCOM LTD-SPONSORED ADR	7,796.83	5,558.89
VIPER NETWORKS INC COM	116.95	0.39
VIPER POWERSPORTS INC COM NEW STOCK	16,735.60	8,160.00
VIPER RES INC NEV COM	1,636.24	30.85
VIRAGEN INC COM NEW	5,411.19	—
VIRGINIA ENERGY RES INC COM	37,820.41	3,903.56
VIRGINIA MINES INC COM STK	9,777.69	9,783.13
VIRNETX HLDG CORP COM STK	51,648.84	59,928.00
VIROPHARMA INC COM STK	22,604.13	34,210.11
VIROPHARMA INC COM STK	221,341.84	438,240.00
VIRTUAL PIGGY INC COM	1,326.95	1,800.00
VIRTUALSCOPICS INC COM STK	9,967.90	4,976.95
VISA INC COM CL A STK	949,919.99	1,133,074.80
VISA INC COM CL A STK	1,137,913.95	1,405,205.50
VISA INC COM CL A STK	1,136,887.76	1,542,342.23
VISA INC COM CL A STK	883,283.74	1,457,970.80
VISA INC COM CL A STK	452,537.92	487,344.00
VISHAY INTERTECHNOLOGY INC COM STK	87,680.83	53,760.20
VISHAY INTERTECHNOLOGY INC COM STK	617,378.64	588,719.14
VISION-SCIENCES INC DEL COM STK	2,744.05	2,244.12
VISTA GOLD CORP REORGANIZATION SHS COM STK	17,467.75	15,964.00
VISTAPRINT NV COM USD0.001	6,141.73	5,202.00
VISTAPRINT NV COM USD0.001	327,823.14	373,932.00
VISTEON CORP COM NEW COM NEW	4,026.62	2,996.40
VISTEON CORP WT EXP	8,244.31	1,090.45
VISUALANT INC COM STOCK	315.39	39.00
VITAMIN SHOPPE INC COM	345,403.20	473,774.40
VITERRA INC COM STK	5,576.24	5,260.00
VITESSE SEMICONDUCTOR CORP COM STK	1,750.84	423.30
VIVENDI SA EUR5.50	670,439.44	560,663.36
VIVUS INC COM	52,275.07	58,626.75
VIXY US 11/19/11 C100	(0.01)	—
VIZSTAR INC COM STK	1,718.00	1.50
VLO US 01/19/13 C35	(709.24)	(210.00)
VLO US 02/18/12 C24	(40.30)	(38.00)
VMWARE INC CL A COM CL A COM	195,260.54	177,693.84
VMWARE INC CL A COM CL A COM	245,931.10	295,324.50
VOD US 01/21/12 C29	(71.53)	(10.00)
VODAFONE GROUP ORD USD0.11428571	671,228.73	873,838.40
VODAFONE GROUP ORD USD0.11428571	1,242,193.84	1,350,500.26
VOIP INC COM NEW STK	3,601.45	—
VOLCANO CORP COM STK	46,384.77	49,364.25
VOLTERRA SEMICONDUCTOR CORP COM	3,812.32	4,481.75
VONAGE HLDGS CORP COM	18,037.19	10,657.50
VONAGE HLDGS CORP COM	142,290.01	144,540.20
VORNADO RLTY TR COM	318,668.56	306,594.54
VORNADO RLTY TR PFD SER E 7%	2,536.95	2,535.00
VOXX INTL CORP CL A CL A	8,408.90	9,295.00
VSE CORP COM	1,077.39	946.92
VSH US 02/18/12 C10	(122.02)	(330.00)
VTI US 01/21/12 C65	(260.77)	(270.00)
VULCAN MATERIALS CO COM	8,442.36	10,247.47

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
VULCAN MATERIALS CO COM	147,094.60	111,478.55
VXX US 01/06/12 C34	(989.24)	(930.00)
VXX US 01/18/14 C30	(49,327.71)	(34,040.00)
VXX US 01/18/14 C42	(37,971.39)	(26,250.00)
VXX US 01/19/13 C10	(43,243.45)	(42,880.00)
VXX US 01/21/12 P41	2,035.74	3,200.00
VY CMNTY BK PLEASANTON CAL COM	8,756.95	5,775.00
VYTERIS INC FORMERLY VYTERIS HLDGS NEV INC TO 05/02/2007 COM NEW COM NEW	654.97	0.71
VZ US 01/18/14 C35	(5,251.13)	(10,710.00)
VZ US 02/18/12 C40	(246.75)	(546.00)
W & T OFFSHORE INC COM	14,079.91	14,861.97
W & T OFFSHORE INC COM	161,888.25	180,285.00
W.P STEWART & CO LTD COM	7,426.10	713.70
WA MUT INC 8.25 DUE 12-31-2040 DEFAULTED	8,287.50	12,600.00
WA MUT INC UNIT TR PFD INC EQTY REDEMABLE SECS PIERS CAP TR & 1WT EXP	7,798.63	2,560.00
WA REAL ESTATE INVT TR SH BEN INT	23,870.04	22,427.00
WABASH NATL CORP COM	1,321.19	1,568.00
WABCO HLDGS INC COM STK	7,282.62	5,034.40
WABTEC CORP COM	8,643.46	9,448.36
WABTEC CORP COM	117,537.80	139,900.00
WACHOVIA BK N A CHARLOTTE N C CTF DEP DTD 09/30/2008 ACT/365 5.05 09-30-2013	34,000.00	36,040.34
WACHOVIA CAP TR III FIXED-FLTG RATE BD DUE 12-31-2049 REG	70,087.94	58,625.00
WACHOVIA CAP TR IV GTD TR PFD SECS DO NOT USE SEE SEC#1A1DAA1	6,697.91	8,806.00
WACHOVIA CORP NEW 5.625% DUE 10-15-2016	163,811.20	217,739.40
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP ACT/365 SEMI ANNU D 505 09-19-2013	90,000.00	95,340.60
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP DTD 06-11-2008 4.7 06-11-2013	10,000.00	10,462.20
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP DTD 09-30-2008 5.05 09-30-2013	30,000.00	31,800.30
WACHOVIA PFD FDG CORP PERP PFD SECS SER A 7.25%	8,449.90	8,391.50
WAG US 01/21/12 C33	(546.49)	(672.00)
WAINWRIGHT BK & TR CO BSTN MASS CTF DEP DTD 04-23-2010 2.85 10-23-2015	10,000.00	10,373.00
WALGREEN CO COM	426,791.17	393,527.97
WALGREEN CO COM	138,730.57	138,190.80
WALGREEN CO COM	404,866.49	644,306.34
WAL-MART DE MEXICO SER‘V’NPV	333,068.24	345,460.88
WAL-MART STORES 5.8% DUE 02-15-2018	27,993.04	30,765.30
WAL-MART STORES INC COM	1,208,964.08	2,282,294.16
WAL-MART STORES INC COM	1,029,498.89	1,154,450.36
WAL-MART STORES INC COM	732,310.72	842,616.00
WAL-MART STORES INC COM	1,100,495.13	1,238,526.00
WAL-MART STORES INC COM	0.00	—
WALT DISNEY CO	389,119.69	479,287.50
WALT DISNEY CO	930,899.17	1,471,687.50
WALT DISNEY CO	410,142.87	441,509.18
WALT DISNEY CO	717,632.06	814,762.50
WALTER ENERGY INC	79,079.99	59,369.84
WALTER INVT MGMT CORP	1,821.19	2,068.44
WALTER INVT MGMT CORP	157,866.46	143,570.00
WANDERPORT CORP COM STK	506.95	135.00
WAR EAGLE MNG INC COM NO PAR	3,292.95	—
WARNER CHILCOTT PLC COM	26,778.92	16,476.57
WARNER CHILCOTT PLC COM	308,404.69	290,496.00
WARNER CHILCOTT PLC COM	1,026,051.65	673,285.00
WARNING MODEL MGMT LLC COM	15,390.78	—
WARREN RES INC COM	10,617.15	10,943.82

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
WASH FED INC COM	851,291.97	698,380.80
WASH POST CO CL B COM	14,580.47	8,289.82
WASH POST CO CL B COM	110,204.17	51,999.78
WASHINGTON MUT BK HENDERSON NEV CTF DEP DTD 04-18-2007 5.1 04-18-2017	10,000.00	11,082.00
WASHINGTON MUT INC 7.75% NON CUMULATIVE PERP CONV PFD CONV PFD	651,448.38	389,880.00
WASHINGTON MUT INC DEPOSITARY SHS REPSTG1/40000 PERP PFD	52,717.65	27,205.75
WASHINGTON MUTUAL INC	252,162.94	81,591.26
WASTE MGMT INC DEL 7.375% DUE 05-15-2029	62,570.00	63,575.50
WASTE MGMT INC DEL COM STK	260,891.84	265,358.03
WASTE MGMT INC DEL COM STK	395,702.53	329,455.12
WATCHIT TECHNOLGIES INC COM STK	0.00	—
WATCHIT TECHNOLOGIES INC COMMON STOCK	742.75	97.50
WATER RESOURCES GROUP LTD STOCK	31,464.50	5,085.00
WATERS CORP COM	19,710.65	17,697.95
WATERS CORP COM	84,207.94	147,803.80
WATSCO INC COM	8,037.06	11,481.43
WATSON PHARMACEUTICALS INC COM	23,519.90	21,963.76
WATSON PHARMACEUTICALS INC COM	112,091.09	166,176.36
WATSON PHARMACEUTICALS INC COM	425,186.41	585,298.00
WATTS WTR TECHNOLOGIES INC	10,905.81	11,988.26
WD 40 CO COM STK	50,510.29	69,257.90
WDC US 01/21/12 C28	(1,485.43)	(3,600.00)
WEATHERFORD INTL 9.625% DUE 03-01-2019	6,585.15	6,471.30
WEATHERFORD INTL LTD	235,739.46	209,747.28
WEATHERFORD INTL LTD	786,259.66	664,187.52
WEB COM GROUP INC COM	10,356.41	13,041.55
WEBSAFETY INC COM STOCK	2,635.87	57.20
WEBSENSE INC COM STK ISIN# US9476841062	3,594.91	3,558.70
WEBSENSE INC COM STK ISIN# US9476841062	116,649.60	119,872.00
WEBSTER FNCL CORP WATERBURY CONN COM	36,186.36	42,819.00
WEBSTER FNCL CORP WATERBURY CONN COM	256,439.04	248,758.00
WEIGHT WATCHERS INTL INC NEW COM	52,606.57	41,327.75
WEIGHT WATCHERS INTL INC NEW COM	1,134,972.86	1,529,278.00
WEINGARTEN RLTY DEP SHS REPSTG 1/100 PFDSER E 6.95%	10,890.93	10,960.50
WELLCARE HLTH PLANS INC COM	49,876.71	51,450.00
WELLCARE HLTH PLANS INC COM	361,809.75	358,050.00
WELLCARE HLTH PLANS INC COM	412,825.97	430,500.00
WELLCARE HLTH PLANS INC COM	234,006.12	225,750.00
WELLMAN INC COM	10,646.13	—
WELLPOINT INC 5.875% DUE 06-15-2017	9,924.60	11,522.63
WELLPOINT INC 7% DUE 02-15-2019	39,936.00	48,262.88
WELLPOINT INC COM	37,527.05	36,715.65
WELLPOINT INC COM	386,518.31	437,250.00
WELLPOINT INC COM	305,117.59	503,698.75
WELLPOINT INC COM	966,375.09	987,125.00
WELLPOINT INC COM	1,019,599.32	1,121,281.25
WELLPOINT INC NT 4.35 DUE 08-15-2020	134,084.60	140,431.59
WELLS FARGO & CO COM STK CALL OPT EXP 1/19/13 PR $27.5 PER SH	(467.29)	(400.00)
WELLS FARGO & CO NEW 9.125 01 SEP 2012 FOR ACCT#26-05354	3,078.78	3,078.94
WELLS FARGO & CO NEW COM STK	1,012,326.09	1,040,804.69
WELLS FARGO & CO NEW COM STK	718,075.21	705,536.00
WELLS FARGO & CO NEW COM STK	552,680.28	605,768.80
WELLS FARGO & CO NEW COM STK	3,509,101.61	3,173,892.28
WELLS FARGO & CO NEW COM STK	982,205.19	1,052,792.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
WELLS FARGO & CO NEW COM STK	515,136.82	556,712.00
WELLS FARGO & CO NEW COM STK	1,911,937.50	1,496,508.00
WELLS FARGO & CO NEW DEP SHS SER J	60,115.09	75,463.74
WELLS FARGO & CO NEW PERP PFD CONV CL A 7.5%	5,058.20	5,280.00
WELLS FARGO & CO STEP CPN 3.676% DUE 06-15-2016	80,539.28	83,599.84
WELLS FARGO CAP IX TR ORIGINATED PFD SECS 5.625% TOPRS	2,291.32	2,505.00
WELLS FARGO CAP X 5.95% DUE 12-15-2086	99,900.00	100,125.00
WELLS FARGO CAP XII ENHANCED TR PFD SECSTRUPS PFD STK	12,746.80	12,995.00
WELLS FARGO FINL 6.125% DUE 04-18-2012	9,822.50	10,154.85
WELLSTONE TOB CO COM STK CONTRA	0.00	—
WENDYS CO COM	10,498.66	10,720.00
WERNER ENTERPRISES INC COM	134,318.79	137,370.00
WERNER ENTERPRISES INC COM	223,783.97	248,230.00
WESCO INTL INC COM	3,363.68	4,399.83
WESCO INTL INC COM	252,795.93	396,514.80
WESDOME GOLD MINES LTD COM STK	579.28	402.29
WESFARMERS LTD NPV	409,569.83	400,784.94
WESFARMERS LTD NPV PPS	144,558.59	141,002.71
WEST CANYON ENERGY CORP COM NEW COM NEW	3,874.86	8.80
WEST COAST BANCORP ORE NEW COM NEW	5,580.69	6,240.00
WEST PHARMACEUTICAL SVCS INC COM	3,001.80	2,466.75
WESTAR ENERGY INC COM	14,776.37	17,268.00
WESTELL TECHNOLOGIES INC CL A	863.65	666.00
WESTERN COPPER & GOLD CORP	413.19	154.00
WESTERN LITHIUM USA CORP COM STK	6,246.95	1,248.48
WESTERN STD ENERGY CORP COM NEW STK	2,120.95	9.45
WESTERN UNION CO	78,840.72	80,822.70
WESTERN UNION CO	255,941.75	257,100.80
WESTERN UNION CO	194,877.87	246,491.74
WESTERN UNION CO	1,424,047.44	1,548,575.82
WESTINGHOUSE SOLAR COM	8,980.81	739.84
WESTLAKE CHEM CORP COM STK	6,514.96	4,828.80
WESTN DIGITAL CORP COM	144,608.56	160,413.85
WESTN DIGITAL CORP COM	61,785.71	64,035.55
WESTN REFNG INC COM	149,090.21	168,279.38
WESTN REFNG INC COM	159,496.36	162,138.00
WESTPAC BKG CORP NPV	469,485.80	430,406.84
WESTPORT INNOVATIONS INC COM STK	283,084.96	389,406.60
WESTSHORE TERMS INVT CORP STAPLED UNIT STAPLED UNIT	25,366.27	35,950.88
WEYERHAEUSER CO COM	235,745.24	218,233.63
WEYERHAEUSER CO COM	174,753.22	157,040.11
WEYERHAEUSER CO DEB 7.375 DUE 03-15-2032 BEO	5,566.40	5,270.70
WFRBS COML MTG TR 3.66700005531% DUE 11-15-2044	26,257.92	27,021.15
WGL HLDGS INC COM	22,867.35	26,919.30
WHIRLPOOL CORP COM	96,304.15	76,489.40
WHIRLPOOL CORP COM	5,210.61	4,982.25
WHITBREAD ORD GBP0.76797385	102,882.46	91,760.85
WHITE MOUNTAINS INSURANCE GROUP COM STOCK	3,471.23	4,661.66
WHITEHALL ENTERPRISES INC COM	34,413.44	61.90
WHITESTONE REIT CL B SHS BEN INT CL B SHS BEN INT	25,988.62	24,385.43
WHITING PETE CORP COM STK	169,762.15	148,707.65
WHOLE FOODS MKT INC COM	356,151.62	414,645.84
WHOLE FOODS MKT INC COM	204,338.85	236,502.42
WHOLE FOODS MKT INC COM	244,249.78	476,623.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
WILDHORSE ENERGY LTD	638.57	384.50
WILEY JOHN & SONS INC CL A	2,726.12	4,262.40
WILLBROS GROUP INC COM	31,435.30	31,195.00
WILLBROS GROUP INC COM	79,512.74	33,037.34
WILLIAMS CLAYTON ENERGY INC COM	73,967.95	75,880.00
WILLIAMS CO INC COM	95,197.52	141,137.45
WILLIAMS CO INC COM	247,208.03	423,217.34
WILLIAMS COS INC 7.5% DUE 01-15-2031	1,897.85	2,437.57
WILLIAMS COS INC 7.75% DUE 06-15-2031	32,321.25	48,513.70
WILLIAMS COS INC 7.875% DUE 09-01-2021	90,872.98	95,996.63
WILLIAMS COS INC 8.75% DUE 03-15-2032	6,902.15	6,516.20
WILLIAMS CTLS INC COM NEW COM NEW	3,800.35	3,318.00
WILLIAMS PARTNERS 5.25% DUE 03-15-2020	40,673.60	44,278.72
WILLIAMS SONOMA INC COM	6,680.18	6,944.84
WILLIAMS SONOMA INC COM	104,654.01	107,800.00
WILLIAMS SONOMA INC COM	313,514.10	323,400.00
WILLIS LEASE FIN CORP COM	1,233.58	1,195.00
WILLIS LEASE FIN CORP PFD SER A 9% PFD STK	11,429.28	11,451.60
WILLOW CREEK ENTERPRISES INC COM PAR $.001 COM	2,431.30	42.50
WILMINGTON TR CO DEL C/D ACT/365 S/A DTD10-29-2010 .7 04-30-2012	108,000.00	108,068.04
WILMINGTON TR CO DEL CTF DEP DTD 07-21-2010 1.8 07-22-2013	200,000.00	202,968.00
WILSHIRE BANCORP INC COM	52,349.25	55,539.00
WINDSTREAM CORP 7.875% DUE 11-01-2017	5,481.50	5,412.50
WINDSTREAM CORP COM STK	356,101.67	344,703.89
WINDSTREAM CORP COM STK	125,104.70	146,397.80
WINN DIXIE STORES INC COM NEW STK	2,611.23	3,752.00
WINNER MED GROUP INC COM NEW COM	6,204.36	2,580.10
WIRELESS RONIN TECHNOLOGIES INC COM STK	2,677.74	720.00
WIS ENERGY COM	112,151.03	177,596.80
WISDOMTREE DIVID EX-FINLS FD	186,762.06	191,804.54
WISDOMTREE INTL DIVID EX-FINLS FD	29,259.67	28,865.44
WISDOMTREE INVTS INC COM	14,782.34	12,100.00
WISDOMTREE INVTS INC COM	225,147.43	191,845.50
WI-TRON INC COM	2,484.62	26.40
WITS BASIN PRECIOUS MINERALS INC COM STK	9,342.75	514.50
WIZZARD SOFTWARE CORP NEW COM	5,230.76	385.31
WM MORRISON SUPERMARKETS ORD GBP0.10	109,571.54	112,439.10
WM US 01/21/12 C31	(67.30)	(195.00)
WM US 01/21/12 C32.5	(67.30)	(80.00)
WM US 01/21/12 C35	(152.30)	(10.00)
WMS INDS INC COM STK	569,740.51	576,612.00
WNR US 01/21/12 C14	(285.45)	(390.00)
WOLTERS KLUWER EUR0.12	339,935.14	241,887.65
WOLVERINE WORLD WIDE INC COM	3,146.27	3,873.58
WONDER AUTO TECHNOLOGY INC COM STK\	404.62	40.50
WOODWARD INC COM	313,835.51	431,402.20
WOOLWORTHS LTD	8,163.41	7,719.84
WOOLWORTHS LTD NPV	110,184.01	111,419.35
WORDLOGIG CORP COM STK	46,686.45	5,775.00
WORLD ACCEP CORP S C NEW COM	35,700.58	36,750.00
WORLD FUEL SERVICE COM STK USD0.01	24,152.54	24,780.37
WORLD HEART CORP	13,309.46	1,151.01
WORLD HLTH ALTERNATIVES INC COM	1,925.86	0.39
WORLD HOCKEY ASSN CORP COM NEW STK	4,613.85	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
WORLD SURVEILLANCE GROUP INC COM	347.99	50.69
WORLD WRESTLING ENTMNT	13,732.65	8,655.33
WORLDGATE COMMUNICATIONS INC COM ISIN US98156L3078	16,309.62	724.00
WORLDSPACE INC CL A CL A COM STK	1,037.90	26.95
WORTHINGTON INDS INC COM	3,720.17	3,300.76
WORTHINGTON INDS INC COM	182,165.10	212,940.00
WPI US 01/21/12 C65	(211.53)	(70.00)
WPP PLC ORD GBP0.10	664,961.20	601,518.98
WRIGHT EXPRESS FINL SVCS CORP DTD 01-14-2011 .35 C/D DUE 01-13-2012	25,000.00	24,999.75
WYETH NT 5.95 DUE 04-01-2037/03-27-2007 BEO	9,932.10	12,809.73
WYNCREST GROUP INC COM NEW COM STK	4,025.90	16.00
WYNDHAM WORLDWIDE CORP COM STK	13,722.01	15,132.00
WYNDHAM WORLDWIDE CORP COM STK	206,269.22	230,006.40
WYNDHAM WORLDWIDE CORP COM STK	119,147.92	124,990.32
WYNDHAM WORLDWIDE CORP COM STK	458,750.48	627,978.00
WYNN MACAU LTD USD	13,138.65	13,106.38
WYNN RESORTS LTD COM	81,663.76	177,004.98
WYNN RESORTS LTD COM	354,680.98	334,531.68
WYNN RESORTS LTD COM	719,694.19	617,307.63
WYNN US 01/21/12 C110	(377.29)	(450.00)
X US 01/19/13 C35	(252.30)	(311.00)
X US 11/11/11 C30	(246.75)	—
X US 11/19/11 C28	(1,313.76)	—
XCEL ENERGY INC COM	237,092.08	289,529.00
XCEL ENERGY INC COM	122,740.25	149,931.25
XCELLINK INTL INC COM	418.17	0.80
XENACARE HLDGS INC COM STK	13,296.43	152.95
XENONICS HLDGS INC COM STK	37,394.21	2,292.48
XENOPORT INC COM STK	62,625.60	30,480.00
XEROX CORP COM	146,034.57	112,352.84
XEROX CORP COM	368,327.74	241,132.28
XG TECH INC COM	106,412.40	61,910.38
XILINX INC COM	77,219.92	82,340.87
XILINX INC COM	205,133.58	183,479.38
XILINX INC COM	386,550.50	371,896.00
XINDE TECH CO COM NEW	5,602.70	1,601.60
XL GROUP PLC ORD USD0.01	4,668.42	4,448.25
XL GROUP PLC ORD USD0.01	279,365.32	137,184.03
XL GROUP PLC ORD USD0.01	993,849.23	900,029.25
XLB US 01/21/12 C33	(1,335.43)	(1,170.00)
XLE US 01/21/12 C67	(1,489.23)	(1,500.00)
XLNX US 03/17/12 C34	(285.52)	(170.00)
XLNX US 03/17/12 C37	(15.30)	(21.00)
XO GROUP INC COM	1,920.46	667.20
XOM US 01/19/13 C80	(562.29)	(1,035.00)
XOM US 01/21/12 C80	(345.55)	(1,020.00)
XOM US 04/21/12 C87.5	(154.30)	(246.00)
XOMA LTD COM STK WORTHLESS 01/03/2012	14,970.17	4,995.60
XPO LOGISTICS INC COM	16,414.43	18,525.00
XSTRATA PLC ORD GBP	894,246.45	718,068.45
XSUNX INC COM	501,839.54	60,020.06
XTRA-GOLD RES CORP COM	2,189.96	1,440.00
XTREME OIL & GAS INC COM STK	75.68	0.38
XYBERNAUT CORP COM	32,422.70	—

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
XYLEM INC W/I	13,655.00	12,845.00
XYLEM INC W/I	65,409.89	100,756.18
XYLEM INC W/I	463,473.95	477,834.00
XYRATEX (BERMUDA) LTD COM NPV	132,353.97	147,852.00
YAHOO INC COM	229,443.03	239,433.72
YAHOO INC COM	1,109,159.28	436,977.83
YAMADA DENKI CO LTD NPV	349,563.19	335,632.32
YAMAHA MOTOR CO NPV	178,387.90	126,544.86
YAMANA GOLD INC COM STK	391,766.81	435,220.63
YANDEX N.V. COM USD0.01 CL ‘A	33,688.05	22,655.00
YANDEX N.V. COM USD0.01 CL ‘A	219,720.18	171,094.50
YELLOW MEDIA INC COM NPV	28,557.27	2,169.26
YHOO US 12/30/11 C16	(827.28)	(1,071.00)
YOHO RES INC	19,849.37	10,856.67
YOKOGAWA ELECTRIC NPV	962,969.00	1,072,721.07
YONGYE INTL INC COM STK	15,724.16	8,279.04
YORA INTL INC COM NEW STK	2,272.10	0.01
YRC WORLDWIDE INC COM USD0.01 (POST REV SPLIT)	44,452.62	249.25
YTB INTL INC CL A COM STK	96,586.97	4,719.90
YTB INTL INC CL B CL B	43.70	0.37
YUE YUEN INDL HLDG HKD0.25	25,164.33	24,969.59
YUHE INTL INC COM STK	59,791.79	6,041.00
YUKON GOLD CORP NEV COM	7,365.85	68.00
YUKON-NEVADA GOLD CORP COM STK	4,972.45	3,456.26
YUM BRANDS INC COM	340,345.38	423,171.36
YUM BRANDS INC COM	143,906.23	595,469.91
YUM BRANDS INC COM	855,068.96	973,665.00
YUM BRANDS INC COM	1,909,963.24	2,123,179.80
YUM US 02/18/12 C60	(137.30)	(151.00)
ZAGG INC COM STK	17,315.61	8,484.00
ZALE CORP NEW COM STK	38,055.69	37,719.00
ZALICUS INC COM	133,616.85	109,626.00
ZALICUS INC COM	83,463.28	45,859.00
ZAP COM NEW	19,718.53	3,988.25
ZEBRA TECHNOLOGIES CORP CL A	449.94	679.82
ZENERGY INTL INC DEL COM STK	302.98	4.00
ZEONS CORP COM	131,062.69	25.53
ZEVOTEK INC COM PAR	0.00	0.21
ZHONGPIN INC COM STK	24,020.66	12,933.36
ZILLOW INC	10,409.05	6,631.60
ZIMMER HLDGS INC COM	56,176.96	57,533.34
ZIMMER HLDGS INC COM	144,150.63	206,628.56
ZION OIL & GAS INC COM	79,268.98	50,306.23
ZION OIL & GAS INC WT EXP	7,258.23	6,167.00
ZION OIL & GAS INC WT EXP DT 8-15-2012	4,652.48	1,198.08
ZIONS BANCORP COM	3,500.95	3,256.00
ZIONS BANCORP COM	168,358.49	64,843.24
ZIOPHARM ONCOLOGY COM STK	5,527.74	3,969.00
ZIPCAR INC	102,932.96	75,957.20
ZIX CORP COM	10,033.04	9,306.00
ZOLT US 03/17/12 C10	(395.47)	(250.00)
ZOLTEK COS INC COM	52,517.28	51,054.00
ZOLTEK COS INC COM	46,380.03	34,175.70
ZOOM TECHNOLOGIES INC COM NEW COM NEW	2,101.80	515.00

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
ZSL US 02/18/12 C12	(3,885.39)	(3,900.00)
ZST DIGITAL NETWORKS INC COM NEW STK	5,731.40	2,214.80
ZURICH FINL SVCS CHF0.10	600,859.40	610,807.70
ZWEIG TOTAL RETURN FD INC COM	141,045.66	104,441.94
ZYGO CORP COM	13,287.29	26,475.00
ZYNGA INC	152,103.49	135,409.90

Grand Total	$3,126,555,667.09	$3,203,625,331.84

Reconciliation		(in millions)
Investments per Statement of Net Assets Available for Benefits		$3,218
Less: Pending trades - net		(14)

Assets per schedule of assets held for investment purposes (above)		$3,204

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

United Airlines Pilot Directed Account Plan

Date: June 22, 2012	/s/ Chris Kenny
Chris Kenny Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 23.1	Consent of Independent Registered Public Accounting Firm